Form 10-K, Exhibit 13
period 2017-12-31
Southwest Gas Holdings, Inc.; SOUTHWEST GAS CORP
filed 2018-02-28
CIK 1692115, 92416

Exhibit 13.01

Consolidated Selected Financial Statistics

Year Ended December 31,	2017	2016	2015	2014	2013
(Thousands of dollars, except per share amounts)
Operating revenues	$2,548,792	$2,460,490	$2,463,625	$2,121,707	$1,950,782
Operating expenses	2,225,092	2,164,776	2,175,293	1,837,224	1,676,567

Operating income	$323,700	$295,714	$288,332	$284,483	$274,215

Net income attributable to Southwest
Gas Holdings, Inc.	$193,841	$152,041	$138,317	$141,126	$145,320

Total assets at year end	$6,237,066	$5,581,126	$5,358,685	$5,208,297	$4,565,174

Capitalization at year end
Total equity	$1,812,403	$1,661,273	$1,592,325	$1,486,266	$1,412,395
Redeemable noncontrolling interest	—	22,590	16,108	20,042	—
Long-term debt, excluding current maturities	1,798,576	1,549,983	1,551,204	1,631,374	1,381,327

	$3,610,979	$3,233,846	$3,159,637	$3,137,682	$2,793,722

Current maturities of long-term debt	$25,346	$50,101	$19,475	$19,192	$11,105
Common stock data
Common equity percentage of capitalization	50.2%	51.4%	50.4%	47.4%	50.6%
Return on average common equity	11.2%	9.3%	8.9%	9.7%	10.6%
Basic earnings per share	$4.04	$3.20	$2.94	$3.04	$3.14
Diluted earnings per share	$4.04	$3.18	$2.92	$3.01	$3.11
Dividends declared per share	$1.98	$1.80	$1.62	$1.46	$1.32
Payout ratio	49%	56%	55%	48%	42%
Book value per share at year end	$37.74	$35.03	$33.65	$32.03	$30.51
Market value per share at year end	$80.48	$76.62	$55.16	$61.81	$55.91
Market value to book value per share	213%	219%	164%	193%	183%
Common shares outstanding at year end (000)	48,090	47,482	47,378	46,523	46,356
Number of common shareholders at year end	13,077	13,619	14,153	14,749	15,359
Ratio of earnings to fixed charges	3.54	3.46	3.43	3.58	3.90

Southwest Gas Holdings, Inc.	27

Natural Gas Operations

Year Ended December 31,	2017	2016	2015	2014	2013
(Thousands of dollars)
Operating revenue	$1,302,308	$1,321,412	$1,454,639	$1,382,087	$1,300,154
Net cost of gas sold	355,045	397,121	563,809	505,356	436,001

Operating margin	947,263	924,291	890,830	876,731	864,153
Expenses
Operations and maintenance	410,745	401,724	393,199	383,732	384,914
Depreciation and amortization	201,922	233,463	213,455	204,144	193,848
Taxes other than income taxes	57,946	52,376	49,393	47,252	45,551

Operating income	$276,650	$236,728	$234,783	$241,603	$239,840

Contribution to consolidated net income	$156,818	$119,423	$111,625	$116,872	$124,169

Total assets at year end	$5,482,669	$5,001,756	$4,822,845	$4,652,307	$4,272,029

Net gas plant at year end	$4,523,650	$4,131,971	$3,891,085	$3,658,383	$3,486,108

Construction expenditures and property additions	$560,448	$457,120	$438,289	$350,025	$314,578

Cash flow, net
From operating activities	$309,216	$507,224	$497,500	$288,534	$265,290
From (used in) investing activities	(557,384)	(446,238)	(416,727)	(328,645)	(304,189)
From (used in) financing activities	267,090	(63,339)	(74,159)	23,413	44,947

Net change in cash	$18,922	$(2,353)	$6,614	$(16,698)	$6,048

Total throughput (thousands of therms)
Residential	674,271	684,626	655,421	617,377	741,327
Small commercial	297,677	294,525	285,118	276,582	298,045
Large commercial	92,561	90,949	92,284	94,391	102,761
Industrial/Other	33,816	30,275	30,973	32,374	50,210
Transportation	974,407	970,561	1,035,707	906,691	1,037,916

Total throughput	2,072,732	2,070,936	2,099,503	1,927,415	2,230,259

Weighted average cost of gas purchased ($/therm)	$0.44	$0.37	$0.44	$0.55	$0.42
Customers at year end	2,015,000	1,984,000	1,956,000	1,930,000	1,904,000
Employees at year end	2,285	2,247	2,219	2,196	2,220
Customer to employee ratio	882	883	881	879	858
Degree days – actual	1,478	1,613	1,512	1,416	1,918
Degree days – ten-year average	1,733	1,771	1,792	1,816	1,876

Southwest Gas Holdings, Inc.	28

Management’s Discussion and Analysis of Financial Condition and Results of Operations

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc. is a holding company that owns all of the shares of common stock of Southwest Gas Corporation (“Southwest” or the “natural gas operations” segment), and all of the shares of common stock of Centuri Construction Group, Inc. (“Centuri” or the “construction services” segment). Prior to August 2017, only 96.6% of Centuri’s shares were owned. During August 2017, Southwest Gas Holdings, Inc. acquired the remaining 3.4% equity interest in Centuri that was held by the previous owners (and previously reflected as a redeemable noncontrolling interest).

As part of a holding company reorganization, effective January 2017, designed to provide further separation between regulated and unregulated businesses, Centuri and Southwest are now subsidiaries of Southwest Gas Holdings, Inc.; whereas historically, Centuri had been a direct subsidiary of Southwest. To give effect to this change, the separate consolidated financial statements of Southwest Gas Corporation depict Centuri-related amounts for periods prior to 2017 as discontinued operations of Southwest. Refer to Note 1 – Summary of Significant Accounting Policies and Note 18 – Reorganization Impacts – Discontinued Operations Solely Related to Southwest Gas Corporation of this 2017 Annual Report for additional details regarding the reorganization and the presentation of financial information. Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) have two business segments (natural gas operations and construction services), which are discussed below.

Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Southwest is the largest distributor of natural gas in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor of natural gas in Nevada, serving the Las Vegas metropolitan area and northern Nevada. In addition, Southwest distributes and transports natural gas for customers in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

As of December 31, 2017, Southwest had 2,015,000 residential, commercial, industrial, and other natural gas customers, of which 1,073,000 customers were located in Arizona, 747,000 in Nevada, and 195,000 in California. Residential and commercial customers represented over 99% of the total customer base. During 2017, 54% of operating margin was earned in Arizona, 35% in Nevada, and 11% in California. During this same period, Southwest earned 85% of its operating margin (gas operating revenues less the net cost of gas sold) from residential and small commercial customers, 3% from other sales customers, and 12% from transportation customers. These general patterns are expected to remain materially consistent for the foreseeable future.

Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Operating margin is a financial measure defined by management as gas operating revenues less the net cost of gas sold. However, operating margin is not specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”). Thus, operating margin is considered a non-GAAP measure. Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms. Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar

Southwest Gas Holdings, Inc.	29

basis, but do not impact operating margin or operating income. Therefore, management believes operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. The principal factors affecting changes in operating margin are general rate relief (including impacts of infrastructure trackers) and customer growth.

The demand for natural gas is seasonal, with greater demand in the colder winter months and decreased demand in the warmer summer months. All of Southwest’s service territories have decoupled rate structures (alternative revenue programs), which are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of weather variability and conservation on operating margin, allowing Southwest to pursue energy efficiency initiatives.

Centuri is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy and industrial markets. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions. Centuri operates in 23 major markets in the United States (primarily as NPL) and in 2 major markets in Canada (as NPL Canada (formerly Link-Line Contractors Ltd.) and W.S. Nicholls). In November 2017, Centuri expanded its operations in the Northeast region of the United States (“U.S.”) through the acquisition of a private construction services business. The acquired company is expected to be accretive to earnings per share during the first full year of operations. Information surrounding the acquisition can be found in Note 19 – Acquisition of Construction Services Business in this annual report.

Construction activity is cyclical and can be significantly impacted by changes in weather, general and local economic conditions (including the housing market), interest rates, employment levels, job growth, pipe replacement programs of utilities, and local and federal regulation (including tax rates and incentives). During the past few years, utilities have implemented or modified pipeline integrity management programs to enhance safety pursuant to federal and state mandates. These programs, coupled with bonus depreciation tax deduction incentives, have resulted in a significant increase in multi-year pipeline replacement projects throughout the U.S. Generally, Centuri revenues are lowest during the first quarter of the year due to less favorable winter weather conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. This is expected in both the U.S. and Canadian markets. In certain circumstances, such as with large bid contracts (especially those of a longer duration), or unit-price contracts with revenue caps, results may be impacted by differences between costs incurred and those anticipated when the work was originally bid. Work awarded, or failing to be awarded, by individual large customers can impact operating results.

Executive Summary

The items discussed in this Executive Summary are intended to provide an overview of the results of the Company’s operations and are covered in greater detail in later sections of management’s discussion and analysis. As reflected in the table below, the natural gas operations segment accounted for an average of 80% of consolidated net income over the past three years.

Southwest Gas Holdings, Inc.	30

Summary Operating Results

Year ended December 31,	2017	2016	2015
(In thousands, except per share amounts)
Contribution to net income
Natural gas operations	$156,818	$119,423	$111,625
Construction services	38,360	32,618	26,692
Corporate and administrative	(1,337)	—	—

Consolidated	$193,841	$152,041	$138,317

Average number of common shares	47,965	47,469	46,992

Basic earnings per share
Consolidated	$4.04	$3.20	$2.94

Natural Gas Operations
Gas operating revenues	$1,302,308	$1,321,412	$1,454,639
Net cost of gas sold	355,045	397,121	563,809

Operating margin	$947,263	$924,291	$890,830

2017 Overview

Consolidated results for 2017 increased compared to 2016 as improvements were experienced in both operating segments. Basic earnings per share were $4.04 in 2017 compared to basic earnings per share of $3.20 in 2016.

Natural gas operations highlights include the following:

•	Arizona rate case settlement provided increased operating margin and lower depreciation
•	Operating margin increased $23 million, or 2.5%, between 2017 and 2016
•	31,000 net new customers (1.6% growth rate); achieved 2 million total customers in November 2017
•	Returns on Company-Owned Life Insurance (“COLI”) policies were $10.3 million in 2017 compared to $7.4 million in 2016
•	New tax law provided $8 million in tax benefits
•	Credit facility amended (and extended to March 2022), increasing the borrowing capacity from $300 million to $400 million

Construction services highlights include the following:

•	Revenues in 2017 increased $107 million, or 9%, compared to 2016
•	Construction expenses increased $125 million, or 12%, compared to 2016
•	New tax law provided $12 million in net tax benefits
•	Completed the acquisition of a construction services business in November 2017
•	Amended and restated the senior secured revolving credit and term loan facility, increasing the borrowing capacity from $300 million to $450 million in November 2017

Southwest Gas Holdings highlights include the following:

•	In March 2017, entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022
•	Acquired the residual 3.4% interest in Centuri in August 2017
•	Amended and restated bylaws to eliminate cumulative voting and enact majority voting policy

Southwest Gas Holdings, Inc.	31

Results of Natural Gas Operations

Year Ended December 31,	2017	2016	2015
(Thousands of dollars)
Gas operating revenues	$1,302,308	$1,321,412	$1,454,639
Net cost of gas sold	355,045	397,121	563,809

Operating margin	947,263	924,291	890,830
Operations and maintenance expense	410,745	401,724	393,199
Depreciation and amortization	201,922	233,463	213,455
Taxes other than income taxes	57,946	52,376	49,393

Operating income	276,650	236,728	234,783
Other income (deductions)	13,036	8,276	2,292
Net interest deductions	69,733	66,997	64,095

Income before income taxes	219,953	178,007	172,980
Income tax expense	63,135	58,584	61,355

Contribution to consolidated net income	$156,818	$119,423	$111,625

2017 vs. 2016

The contribution to consolidated net income from natural gas operations increased $37.4 million between 2017 and 2016. The improvement was primarily due to an increase in operating margin, lower depreciation expense, and higher other income, partially offset by an increase in general taxes and operations and maintenance expenses.

Operating margin increased $23 million between years. Combined rate relief in the Arizona and California jurisdictions provided $15 million in operating margin (see Rates and Regulatory Proceedings). Customer growth contributed $9 million in operating margin, while operating margin associated with recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues decreased $1 million.

Operations and maintenance expense increased $9 million, or 2%, between 2017 and 2016 as general cost increases were partially offset by a decline in self-insured employee medical costs. Higher expenses for pipeline integrity management and damage prevention programs accounted for $2.5 million of the increase.

Depreciation and amortization expense decreased $31.5 million, or 14%, primarily due to reduced depreciation rates in Arizona, a result of the Arizona general rate case decision. Partially offsetting the decline was increased depreciation expense associated with a $338 million, or 6%, increase in average gas plant in service for the current year as compared to the prior year. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure.

Taxes other than income taxes increased $5.6 million, or 11%, between 2017 and 2016 primarily due to higher property taxes associated with net plant additions and increased property taxes in Arizona, including the impact of a property tax regulatory tracking mechanism resulting from the recent Arizona general rate case.

Other income, which principally includes returns on COLI policies (including cash surrender values and recognized net death benefits) and non-utility expenses, increased $4.8 million between 2017 and 2016. The current year

Southwest Gas Holdings, Inc.	32

reflects a $10.3 million increase in COLI policy cash surrender values, while the prior year reflected $7.4 million of combined COLI-related income and recognized death benefits. COLI amounts were greater than expected in both years. In addition, interest earned related to the Gas Infrastructure Replacement (“GIR”) mechanism in Nevada grew in the current year due to a substantial increase in the amount of accelerated pipe replacement work under the program during 2017. See the Nevada Jurisdiction section of Rates and Regulatory Proceedings.

Net interest deductions increased $2.7 million between 2017 and 2016, primarily due to the issuance of $300 million of senior notes in September 2016 and higher interest associated with credit facility borrowings during 2017. The increase was substantially offset by reductions in interest expense associated with deferred purchased gas adjustment (“PGA”) balances as compared to the prior year and various debt redemptions in the second half of 2016 and early 2017.

Income taxes were favorably impacted by approximately $8 million in 2017 due to the December 2017 enactment of legislation commonly referred to as the Tax Cuts and Jobs Act (“TCJA”). This reduction primarily relates to the remeasurement of deferred tax liabilities not associated with utility plant depreciation timing differences. Refer to Note 13 – Income Taxes in the notes to the consolidated financial statements.

2016 vs. 2015

The contribution to consolidated net income from natural gas operations increased $7.8 million between 2016 and 2015. The improvement was primarily due to an increase in operating margin and other income, partially offset by an increase in operating expenses and net interest deductions.

Operating margin increased $33 million between 2016 and 2015. Combined rate relief in the California jurisdiction and Paiute Pipeline Company provided $10 million, and new customers contributed $8 million, in operating margin during 2016. The Nevada Conservation and Energy Efficiency (“CEE”) surcharge, which was implemented in January 2016, provided $11 million of the increase between the comparative years of 2016 and 2015. Amounts collected through the surcharge did not impact net income as they also resulted in an increase in associated amortization expense. Infrastructure replacement mechanisms and customers outside the decoupling mechanisms, as well as other miscellaneous revenues, collectively provided $4 million of operating margin during 2016.

Operations and maintenance expense increased $8.5 million, or 2%, between 2016 and 2015 due primarily to general cost increases and higher employee medical costs, partially offset by a decline in pension expense. Higher expenses for pipeline integrity management and damage prevention programs accounted for $2.6 million of the increase between years.

Depreciation and amortization expense increased $20 million, or 9%, between 2016 and 2015. Average gas plant in service increased $341 million, or 6%, between this time period. This was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure, which collectively resulted in increased depreciation expense. Amortization associated with the recovery of regulatory assets increased approximately $7.1 million overall between these periods, notably due to amortization accompanying the recovery of Nevada CEE costs indicated above.

Taxes other than income taxes increased $3 million, or 6%, between 2016 and 2015 primarily due to higher property taxes associated with net plant additions.

Southwest Gas Holdings, Inc.	33

Other income increased $6 million between 2016 and 2015 due to $7.4 million of COLI-related income, including recognized net death benefits, during 2016, but a COLI-related loss of $500,000 during 2015.

Net interest deductions increased $2.9 million between 2016 and 2015, primarily due to higher interest expense associated with deferred purchased gas adjustment (“PGA”) balances and the issuance of $300 million of senior notes. The increase was substantially offset by reductions associated with the redemption of debt ($20 million of 5.25% 2003 Series D IDRBs in September 2015, $100 million of 4.85% 2005 Series A IDRBs in July 2016, and $24.9 million of 4.75% 2006 Series A in September 2016).

The effective income tax rates in both 2016 and 2015 were impacted by COLI results, which are not subject to tax. Additionally, the Company claimed a federal income tax credit, which resulted in a recognized benefit of approximately $1.7 million during 2016.

Results of Construction Services

Year Ended December 31,	2017	2016	2015
(Thousands of dollars)
Construction revenues	$1,246,484	$1,139,078	$1,008,986
Operating expenses:
Construction expenses	1,148,963	1,024,423	898,781
Depreciation and amortization	49,029	55,669	56,656

Operating income	48,492	58,986	53,549
Other income (deductions)	345	1,193	587
Net interest deductions	7,986	6,663	7,784

Income before income taxes	40,851	53,516	46,352
Income tax expense	2,390	19,884	18,547

Net income	38,461	33,632	27,805
Net income attributable to noncontrolling interests	101	1,014	1,113

Contribution to consolidated net income attributable to Centuri	$38,360	$32,618	$26,692

In May 2016, Centuri acquired ETTI. Line items in the tables above reflect the results of ETTI only since the acquisition date, including approximately $6 million in revenues during 2016 and $8 million in revenues during 2017. In November 2017, Centuri acquired New England Utility Constructors, Inc. (“Neuco”). Line items in the table above reflect the results of Neuco only since the acquisition date, including approximately $17 million in revenues during 2017.

2017 vs. 2016

Contribution to consolidated net income from construction services increased $5.7 million in 2017 compared to 2016. Results were positively impacted by the remeasurement of Centuri’s deferred tax liabilities due to the recently enacted TCJA. Higher construction costs outpaced increased revenues, but were partially offset by lower depreciation.

Revenues increased $107.4 million, or 9%, in 2017 when compared to 2016, primarily due to additional pipe replacement work for natural gas distribution customers partially offset by a temporary work stoppage with a

Southwest Gas Holdings, Inc.	34

customer. The temporary work stoppage began in the first quarter of 2017 and was due to regulatory issues attributable to requalifying employees of all contractors working on the customer’s natural gas system. Operations resumed following the requalification of Centuri employees during the second quarter of 2017. In addition, Centuri performed work on a multi-year water pipe replacement program, which began in late 2016, for a customer that contributed incremental revenues of $29.7 million during 2017. Construction revenues include contracts with Southwest totaling $97 million in 2017 and $98 million in 2016. Centuri accounts for services provided to Southwest at contractual prices. Refer to Consolidation under Summary of Significant Accounting Policies in Note 1 to the consolidated financial statements.

Construction expenses increased by $124.5 million, or 12%, in 2017 when compared to 2016. The increase in construction expenses is disproportionate to the increase in revenues due in part to logistics surrounding the timing and length of the temporary work stoppage with the customer noted above and higher labor costs incurred to complete work during inclement weather conditions in the first quarter of 2017. Results were also negatively impacted by certain construction costs driven primarily by customer-paced acceleration as well as an unfavorable mix of work related to the water pipe replacement program. Centuri is pursuing relief from the customer in the form of modified terms or additional cost recovery pursuant to terms of the contract. Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $4.2 million and $7.1 million for 2017 and 2016, respectively.

Depreciation and amortization expense decreased $6.6 million between 2017 and 2016 primarily due to a $10 million reduction in depreciation associated with a change in the estimated useful lives of certain depreciable equipment, partially offset by incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.

The increase in net interest deductions was due primarily to interest expense and amortization of debt issuance costs associated with incremental borrowings under the $450 million secured revolving credit and term loan facility.

Income tax expense decreased $17.5 million between 2017 and 2016 primarily due to a net benefit ($12 million) related to enactment of the TCJA and the remeasurement of Centuri’s deferred tax liabilities. Pre-tax income declined $12.6 million between 2017 and 2016.

During the past several years, construction services segment efforts have been focused on obtaining pipe replacement work under both blanket contracts and incremental bid projects. For 2017 and 2016, revenues from replacement work were approximately 60% of total revenues. Governmental pipeline safety-related programs and U.S. bonus depreciation tax incentives have resulted in many utilities undertaking ongoing multi-year distribution pipe replacement projects.

2016 vs. 2015

Contribution to consolidated net income from construction services for 2016 increased $5.9 million compared to 2015. Additional bid work, lower depreciation and amortization, and decreased interest expense positively impacted net income. Pretax losses of $3.4 million were incurred in 2015 on an industrial construction project in Canada.

Southwest Gas Holdings, Inc.	35

Revenues increased $130.1 million, or 13%, in 2016 when compared to 2015, primarily due to work performed on certain large bid projects and additional pipe replacement work. In addition, higher revenues were recognized due to favorable weather conditions during the year, generally in the mid-western and north-eastern parts of the United States and in Canada, which extended the construction season. Governmental-mandated pipeline safety-related programs resulted in many utilities undertaking multi-year distribution pipe replacement projects. Construction revenues included contracts with Southwest totaling $98 million in 2016 and $104 million in 2015.

Construction expenses increased $125.6 million, or 14%, during 2016 as compared to 2015 due to additional pipe replacement work, higher labor costs experienced due to changes in the mix of work with existing customers, and greater operating expenses to support increased growth in operations. General and administrative expense (included in construction expenses) increased approximately $1.6 million overall to support the growth in operations and the increasing size, geographic footprint and complexity of Centuri’s business. Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $7.1 million and $3.4 million for 2016 and 2015, respectively.

Depreciation and amortization expense decreased $1 million between 2016 and 2015 primarily due to a $4 million reduction in depreciation associated with an extension of the estimated useful lives of certain depreciable equipment and to a decline in amortization of certain finite-lived intangible assets, partially offset by an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.

Operating income increased $5.4 million, or 10%, in 2016 when compared to 2015, primarily due to increased bid work at favorable profit margins overall.

Net interest deductions declined $1.1 million between 2016 and 2015, primarily due to lower interest rates on outstanding borrowings during 2016 as compared to 2015 and to a decrease in the average line-of-credit balance outstanding during 2016.

Rates and Regulatory Proceedings

General Rate Relief and Rate Design

Rates charged to customers vary according to customer class and rate jurisdiction and are set by the individual state and federal regulatory commissions that govern Southwest’s service territories. Southwest makes periodic filings for rate adjustments as the costs of providing service (including the cost of natural gas purchased) changes, and as additional investments in new or replacement pipeline and related facilities are made. Rates are intended to provide for recovery of all commission-approved prudently incurred costs and provide a reasonable return on investment. The mix of fixed and variable components in rates assigned to various customer classes (rate design) can significantly impact the operating margin actually realized by Southwest. Management has worked with its regulatory commissions in designing rate structures that strive to provide affordable and reliable service to its customers while mitigating the volatility in prices to customers and stabilizing returns to investors. Such rate structures were in place in all of Southwest’s operating areas during all periods (2015—2017) for which results of Natural Gas Operations are disclosed above.

Nevada Jurisdiction

Nevada General Rate Case.    The most recent general rate case decision was received from the Public Utilities Commission of Nevada (“PUCN”) in November 2012, and was amended in a Rehearing Decision in April 2013. Southwest was authorized an overall rate of return of 6.56% and a 10% return on 42.7% common equity in southern Nevada; and an overall rate of return of 7.88%, and 9.30% return on 59.1% common equity in northern Nevada. As

Southwest Gas Holdings, Inc.	36

required, Southwest currently plans to file a general rate case prior to June 2018. See also Infrastructure Replacement Mechanisms below. To date, the PUCN has not initiated any action specific to recent changes in federal tax law. Due to the timing of the next Nevada general rate case filing, it is anticipated that any adjustment will be addressed in the upcoming proceeding. Refer to Note 1 – Summary of Significant Accounting Policies, Note 5 – Regulatory Assets and Liabilities, and Note 13 – Income Taxes.

General Revenues Adjustment.    As part of the Annual Rate Adjustment (“ARA”) filing in 2016, the PUCN authorized rate adjustments associated with its revenue decoupling mechanism (General Revenues Adjustment, or “GRA”). The rate adjustment collected $13.6 million from customers during 2017, a decrease in collections of $11.8 million, as compared to 2016. In June 2017, Southwest filed to adjust the GRA surcharge, effective January 2018, which was approved by the PUCN during the third quarter of 2017. This rate adjustment is expected to result in a decrease in collections from customers of $15.4 million. While there is no impact to net income overall from this rate adjustment, operating cash flows will be reduced as the associated regulatory liability balance is refunded.

Infrastructure Replacement Mechanisms.    In January 2014, the PUCN approved final rules for a mechanism to defer and recover certain costs associated with accelerated replacement of infrastructure that would not otherwise currently provide incremental revenues. Associated with such mechanism, each year, Southwest files a Gas Infrastructure Replacement (“GIR”) Advance Application requesting authorization to replace qualifying infrastructure. For projects approved in 2015 and completed in 2016, the annualized revenue was approximately $4.5 million. In June 2016, Southwest filed an Advance Application for projects expected to be completed during 2017, proposing approximately $60 million of accelerated pipe replacement to include early vintage plastic, early vintage steel, and a Customer-Owned Yardline (“COYL”) program. The PUCN issued an Order on the Advance Application in October 2016, approving approximately $57.3 million of replacement work with an annualized revenue requirement estimated at approximately $5.3 million. In May 2017, Southwest filed a GIR Advance Application with the PUCN for projects totaling approximately $66 million that are expected to be completed during 2018. The PUCN issued an Order on this latest Advance Application in September 2017, approving approximately $66 million of replacement work with an annualized revenue requirement estimated at approximately $6 million.

Filed separately, as part of each annual GIR filing, Southwest requests authorization to reset the GIR recovery surcharge, related to previously approved and completed projects, with the new rates becoming effective each January. In November 2017, for projects approved in 2016 and completed by July of 2017, the deferred annualized revenue requirement of $8.7 million was approved to be recovered from customers through updated rates effective January 2018. The updated surcharge is expected to result in incremental annual margin of $4.2 million.

Subsequent to three GIR rate applications, the GIR regulations require Southwest to either file a general rate case or a request for waiver before it can file another GIR Advance Application. The October 2016 approved rate application was the third such filing by Southwest subject to these regulations, necessitating a request for waiver to permit Southwest to proceed with the GIR program without filing a general rate case in 2017. This waiver was approved by the PUCN in January 2017; however, in order to file a GIR Advance Application in 2018 (for projects recommended for completion under the program in 2019), a general rate case will be filed before June 2018.

COYL Program    The COYL program, while not large in magnitude, represents the first of its kind in Nevada, modeled after the program in place for several years in Southwest’s Arizona jurisdiction. As part of the GIR Advance Application approved in October 2016, the COYL program approval was granted for the northern Nevada rate jurisdiction, but consideration for the southern Nevada rate jurisdiction was initially deferred until 2020, when

Southwest Gas Holdings, Inc.	37

certain early vintage plastic pipe programs are expected to be completed. In May 2017, Southwest filed a GIR Advance Application with the PUCN, similar to previous years, including a request to continue the COYL program in northern Nevada. Southwest entered into a settlement agreement with the intervening parties and filed a proposed stipulation requesting the PUCN approve the settlement agreement, which would authorize Southwest to start replacing COYLs in southern Nevada in certain situations, and to recover associated amounts through the GIR mechanism. The PUCN issued an Order on the GIR Advance Application in September 2017, approving the COYL provisions in southern Nevada.

Conservation and Energy Efficiency(“CEE”).    In June 2015, Southwest requested recovery of energy efficiency and conservation development and implementation costs, including promotions and incentives for various programs, as originally approved for deferral by the PUCN effective November 2009. While recovery of initial program costs was approved as part of the most recent general rate case, amounts incurred subsequent to May 2012 (the certification period) continued to be deferred. Approved rates for the post-May 2012 costs deferred (including previously expected program expenditures for 2016) became effective January 2016 and resulted in annualized margin increases of $2 million in northern Nevada and $8.5 million in southern Nevada. Then, as part of the ARA filing, approved in December 2016 Southwest modified rates, effective January 2017, authorizing annualized margin decreases of $1.4 million in northern Nevada and $1.3 million in southern Nevada to return over-collected balances. The 2017 ARA filing approved in November 2017, with modified rates effective January 2018, is expected to result in annualized margin decreases of $8.2 million in southern Nevada and $1.4 million in northern Nevada to return over-collected balances. There is, however, no anticipated impact to net income overall from these decreases as amortization expense will also be reduced.

Expansion and Economic Development Legislation.    In February 2015, legislation (“SB 151”) was introduced in Nevada directing the PUCN to adopt regulations authorizing natural gas utilities to expand their infrastructure consistent with a program of economic development. This includes providing gas service to unserved and underserved areas in Nevada, as well as attracting and retaining utility customers and accommodating the expansion of existing business customers. SB 151 was signed into law in May 2015. The draft regulations were reviewed by the Legislative Council Bureau and final regulations were approved by the PUCN in January 2016.

In November 2017, Southwest filed for preapproval of a project to extend service to include the service territory of Mesquite, Nevada, in accordance with the SB 151 regulations. This project proposes the extension of existing facilities to Mesquite at an estimated cost of approximately $30 million. The cost is proposed to be recovered through a volumetric surcharge on all southern Nevada customers. Southwest also proposed a second phase designed to assist potential customers in existing homes who are interested in accessing natural gas service, which would then be reflected as a separate surcharge to Mesquite customers only. Hearings are expected to take place in April 2018, and a decision on this proposal is expected within the required 210-day time period for filings of this type.

California Jurisdiction

California General Rate Case.    In December 2012, Southwest filed a general rate case application, based on a 2014 future test year, with the California Public Utilities Commission (“CPUC”) requesting an annual revenue increase of approximately $11.6 million for its California rate jurisdictions. Southwest sought to continue a Post-Test Year (“PTY”) Ratemaking Mechanism, which allows for annual attrition increases. The application included a request to establish a COYL program and an Infrastructure Reliability and Replacement Adjustment Mechanism (“IRRAM”)

Southwest Gas Holdings, Inc.	38

to facilitate and complement projects involving the enhancement and replacement of gas infrastructure, promoting timely cost recovery for qualifying non-revenue producing capital expenditures. In June 2014, the CPUC issued a final decision in this proceeding (“CPUC decision”), authorizing a $7.1 million overall revenue increase and PTY attrition increase of 2.75% annually for 2015 to 2018. A depreciation reduction of $3.1 million, as requested by Southwest, was also approved. The CPUC decision also provided for a two-way pension balancing account to track differences between authorized and actual pension funding amounts, a limited COYL inspection program for schools, and an IRRAM to recover the costs associated with the new limited COYL program. New rates associated with the CPUC decision were effective June 2014, and annual attrition increases were implemented in January of 2015-2017 in accordance with the June 2014 decision.

In December 2016, Southwest filed to modify the most recent general rate case decision to extend the current rate case cycle by two years, including extension of the annual PTY attrition adjustments through 2020 from 2018. That latest rate case decision would have otherwise required Southwest to file its next general rate application by September 2017. Expedited consideration was requested and in June 2017, the CPUC approved the request, thereby extending the rate case filing deadline. Southwest believes this extension is in the public interest as it provides rate stability to customers for two additional years consistent with the current reasonable rates approved as part of the last general rate case, and the continuation of the currently approved 2.75% PTY attrition adjustment for the two additional years.

Tax Reform.    In its 2017 decision approving Southwest’s request to extend the filing date of its next general rate case, the CPUC also directed Southwest to track income tax expenses resulting from mandatory or elective changes in tax law, procedure or policy. The purpose is to identify differences between Southwest’s authorized income tax expenses and its actual incurred income tax expenses, the result of which would be reviewed in Southwest’s next general rate case. Excluding advance requested or required procedural changes, Southwest does not currently anticipate making an ad hoc filing in advance of the next general rate case filing to implement any changes resulting from the TCJA. Refer to Note 1 – Summary of Significant Accounting Policies, Note 5 – Regulatory Assets and Liabilities, and Note 13 – Income Taxes.

Attrition Filing.    In November 2017, Southwest made its latest annual post-test year (“PTY”) attrition filing, requesting annual revenue increases of $2 million in southern California, $527,000 in northern California, and $263,000 for South Lake Tahoe. This filing was approved in December 2017 and rates were made effective in January 2018. At the same time, rates were updated to recover the regulatory asset associated with the revenue decoupling mechanism, or margin tracker.

Greenhouse Gas (“GHG”) Compliance.    California Assembly Bill Number 32 and the regulations promulgated by the California Air Resources Board (“CARB”), require Southwest, as a covered entity, to comply with all applicable requirements associated with the California GHG emissions reporting and the California Cap and Trade Program. The objective of these programs is to reduce California statewide GHG emissions to 1990 levels by 2020. Southwest must report annual GHG emissions by April of each year and third-party verification of those reported amounts is required by September of each year. Starting with 2015, CARB will annually allocate to Southwest a certain number of allowances based on Southwest’s reported 2011 GHG emissions. Southwest received (in the third quarters of each year 2014 through 2016) its allocations for each year from 2015 through 2017. Of those allocated allowances, Southwest must consign a certain percentage to CARB for auction. Southwest can use any allocated allowances that remain after consignment, along with allowances it can purchase through CARB auctions or reserve sales, or through over the counter (“OTC”) purchases with other market participants, to meet its compliance

Southwest Gas Holdings, Inc.	39

obligations. The CPUC has issued a proposed decision, expected to be finalized in the first quarter of 2018, which will provide guidance on the allocation of accrued 2015-2017 compliance costs and proceeds to be refunded to certain customers. Should the decision become final as expected, the refunds will appear as a line item on bills during the second quarter. There is no expected impact on earnings.

Arizona Jurisdiction

Arizona General Rate Case.    Southwest filed a general rate application with the Arizona Corporation Commission (“ACC”) in May 2016 requesting an increase in authorized annual operating revenues of approximately $32 million for its Arizona rate jurisdiction. A settlement was reached among several parties in December 2016 and a formal draft settlement was filed in January 2017. Hearings were held in February 2017, and the ACC approved the settlement agreement in April 2017. The settlement provided for an overall annual operating revenue increase of $16 million, the capital structure and cost of capital originally proposed by Southwest, and a return on common equity set at 9.50%. Annual depreciation expense is expected to be reduced by $44.7 million, as supported by a depreciation study included in the filing, for a combined net annual operating income increase of $60.7 million. Other key elements of the settlement included approval of the continuation and expansion of the current Customer-Owned Yard Line (“COYL”) program (adding the ability to seek out COYLs through a targeted approach and mobilization of work crews for replacement), implementation of a vintage steel pipe replacement program, and a continuation of the current decoupled rate design (excluding a winter-period adjustment to rates), making the mechanism fundamentally similar to that which exists in Nevada. The settlement also included a property tax tracking mechanism to defer changes in property tax expense for recovery or return in the next general rate case. New rates were effective April 2017. The settlement also includes a three-year rate case moratorium prohibiting a new application to adjust base rates from being filed prior to May 2019.

Tax Reform.    In January 2018, the ACC held a workshop specifically to address U.S. tax reform with all jurisdictional public service corporations. The ACC directed ACC staff (“the Staff”) to prepare a recommended order for consideration at an open meeting. The Staff-recommended order requires all utilities to apply regulatory accounting treatment to address all impacts from the enactment of tax reform beginning January 1, 2018. Additionally, the Staff recommended that all jurisdictional utilities file an application to address savings associated with tax reform within 60 days of the open meeting through a tax expense adjustor mechanism, a notice of intent to file a rate case within 90 days, or to file an application to address the impacts of tax reform. At the referenced open meeting in February, the ACC issued an order, adopting the Staff’s recommendations. Management is evaluating the options and will continue to work with ACC Staff, the ACC Commissioners, and the Residential Utility Consumer Office (“RUCO”) to provide any recognized net savings to customers in an efficient manner. Refer to Note 1 – Summary of Significant Accounting Policies, Note 5 – Regulatory Assets and Liabilities, and Note 13 – Income Taxes.

LNG (“Liquefied Natural Gas”) Facility.    In January 2014, Southwest filed an application with the ACC seeking preapproval to construct, operate and maintain a 233,000 dekatherm LNG facility in southern Arizona. This facility is intended to enhance service reliability and flexibility in natural gas deliveries in the southern Arizona area by providing a local storage option, to be operated by Southwest and connected directly to its distribution system. In December 2014, Southwest received an order from the ACC granting pre-approval of Southwest’s application to construct the LNG facility and the deferral of costs, up to $50 million. Following the December 2014 preapproval, Southwest purchased the site for the facility and completed detailed engineering design specifications for the purpose of soliciting bids for the engineering, procurement and construction (“EPC”) of the facility. Southwest solicited requests for proposals for the EPC phase of the project, and in October 2016 made a filing with the ACC to modify the previously issued Order to update the pre-approved costs to reflect a not-to-exceed amount of

Southwest Gas Holdings, Inc.	40

$80 million, which was approved by the ACC in December 2016. Through December 2017, Southwest has incurred approximately $34.8 million in capital expenditures toward the project (including land acquisition costs). Construction commenced during the third quarter of 2017 and is expected to be completed by the end of 2019.

Customer-Owned Yardline (“COYL”) Program.    Southwest received approval in connection with an earlier Arizona general rate case, to implement a program to conduct leak surveys, and if leaks were present, to replace and relocate service lines and meters for Arizona customers whose meters were set off from the customer’s home, which is not a traditional configuration. Customers with this configuration were previously responsible for the cost of maintaining these lines and were subject to the immediate cessation of natural gas service if low-pressure leaks occurred. Effective June 2013, the ACC authorized a surcharge to recover the costs of depreciation and pre-tax return on the costs incurred to replace and relocate service lines and meters. The surcharge is revised annually as the program progresses. In 2014, Southwest received approval to add a “Phase II” component to the COYL program to include the replacement of non-leaking COYLs. In the annual COYL filing made in February 2017, Southwest requested to establish an annual surcharge to collect $1.8 million related to the revenue requirement associated with $12.1 million in capital projects completed under both Phase I and Phase II during 2016. In June 2017, the ACC issued a decision approving the surcharge application. All capital work completed in earlier years was incorporated in Southwest’s Arizona rate base in connection with the recently completed general rate case proceeding, as discussed above.

Vintage Steel Pipe Program.    Southwest received approval, in connection with its most recent Arizona general rate case, to implement a vintage steel pipe (“VSP”) replacement program. Southwest currently has approximately 6,000 miles of pre-1970s vintage steel pipe in Arizona. Southwest proposed to start replacing the pipe on an accelerated basis and to recover the costs through an annual surcharge filing that will be made in February of each year. The surcharge is designed to be revised annually as the program progresses. Southwest replaced approximately 40 miles of VSP during 2017 totaling approximately $27 million and is targeting replacement projects during 2018 of approximately $100 million. The annual VSP filing is expected to be made in the first quarter of 2018.

Federal Energy Regulatory Commission (“FERC”) Jurisdiction

General Rate Case.    Paiute Pipeline Company (“Paiute”), a wholly owned subsidiary of Southwest, filed a general rate case with the FERC in February 2014. In September 2014, Paiute reached an agreement in principle with the FERC Staff and intervenors to settle the case, and in February 2015, the FERC approved the settlement. Tariff changes in compliance with the settlement were filed in March 2015. In addition to agreeing to rate design changes to encourage longer-term contracts with its shippers, the settlement resulted in an annual revenue increase of $2.4 million, plus a $1.3 million depreciation reduction. The settlement implied an 11.5% pre-tax rate of return. Also, as part of this agreement, Paiute agreed to file a rate case no later than May 2019. No filing in advance of the date required is currently contemplated. Excluding advance requested or required procedural changes, management does not currently anticipate making an ad hoc filing in advance of the next general rate case filing to implement any income tax changes resulting from the TCJA. Refer to Note 1 – Summary of Significant Accounting Policies, Note 5 – Regulatory Assets and Liabilities, and Note 13 – Income Taxes.

2018 Expansion.    In response to growing demand in the Carson City and South Lake Tahoe areas of northern California and northern Nevada, Paiute evaluated shipper interest in acquiring additional transportation capacity and executed precedent agreements for incremental transportation capacity with Southwest during the third quarter of 2016. In October 2016, Paiute initiated a pre-filing review process with the FERC for an expansion project, which was approved during the same month. In July 2017, a certificate application was filed, which included

Southwest Gas Holdings, Inc.	41

an applicant environmental assessment. The project is anticipated to consist of 8.5 miles of additional transmission pipeline infrastructure at an approximate cost of $18 million. If the process progresses as planned, a decision should be received by April 2018 and the additional facilities could be in place by the end of 2018.

PGA Filings

The rate schedules in all of Southwest’s service territories contain provisions that permit adjustments to rates as the cost of purchased gas changes. These deferred energy provisions and purchased gas adjustment clauses are collectively referred to as “PGA” clauses. Differences between gas costs recovered from customers and amounts paid for gas by Southwest result in over- or under-collections. At December 31, 2017, under-collections in Arizona, northern Nevada, and California resulted in an asset of approximately $14.6 million and over-collections in southern Nevada resulted in a liability of $6.8 million on the Company’s and Southwest’s balance sheets. Gas cost rates paid to suppliers have been higher than net amounts recovered from customers during 2017, resulting in fluctuations since December 31, 2016. Filings to change rates in accordance with PGA clauses are subject to audit by state regulatory commission staffs. PGA changes impact cash flows but have no direct impact on profit margin. However, gas cost deferrals and recoveries can impact comparisons between periods of individual Consolidated Statements of Income components. These include Gas operating revenues, Net cost of gas sold, Net interest deductions, and Other income (deductions).

The following table presents Southwest’s outstanding PGA balances receivable/(payable) at the end of its two most recent fiscal years (thousands of dollars):

	2017	2016
Arizona	$5,069	$(20,349)
Northern Nevada	8,189	(3,339)
Southern Nevada	(6,841)	(66,788)
California	1,323	2,608

	$7,740	$(87,868)

Arizona PGA Filings.    In Arizona, Southwest calculates the change in the gas cost component of customer rates, which are updated monthly, utilizing a rolling twelve-month average. In May 2014, Southwest filed an application to provide for monthly adjustments to the surcharge component of the Gas Cost Balancing Account to allow for more timely refunds to/recoveries from ratepayers, which was approved in July 2014. A surcredit was implemented in April 2016 to refund the then over-collected balance, which was adjusted monthly through February 2017, and was eliminated in March 2017.

California Gas Cost Filings.    In California, a monthly gas cost adjustment based on forecasted monthly prices is utilized. Monthly adjustments modeled in this fashion provide the timeliest recovery of gas costs in any Southwest jurisdiction and are designed to send appropriate pricing signals to customers.

Nevada ARA Application.    In November 2017, Southwest filed to adjust its quarterly Deferred Energy Account Adjustment rate, which is based upon a twelve-month rolling average, in addition to requesting adjusted Base Tariff Energy rates, both of which were also approved effective January 2018. These new rates are intended to collect or refund the outstanding balances over a twelve-month period.

Southwest Gas Holdings, Inc.	42

Gas Price Volatility Mitigation

Regulators in Southwest’s service territories have encouraged Southwest to take proactive steps to mitigate price volatility to its customers. To accomplish this, Southwest periodically enters into fixed-price term contracts and Swaps under its collective volatility mitigation programs for a portion (up to 25% in the Arizona and California jurisdictions) of its annual normal weather supply needs. For the 2017/2018 heating season, contracts contained in the fixed-price portion of the supply portfolio ranged from approximately $2.30 to approximately $3.40 per dekatherm. Southwest makes natural gas purchases, not covered by fixed-price contracts, under variable-price contracts with firm quantities, and on the spot market. The contract price for these contracts is determined at the beginning of each month to reflect that month’s published first-of-month index price. The contract price of commitments to purchase gas at daily market prices is based on a published daily price index. In either case, the index price is not published or known until the purchase period begins. In late 2013, Southwest suspended fixed-for-floating-index-price swaps and fixed-price purchases pursuant to the Volatility Mitigation Program (“VMP”) for its Nevada service territories. Southwest evaluates, on a quarterly basis, the suspension of Nevada VMP purchases in light of prevailing market fundamentals and regulatory conditions.

Pipeline Safety Regulation

Congress passed the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“the Bill”), effective January 2012, which increased/strengthened previously existing safety requirements, including damage prevention programs, penalty provisions, and requirements related to automatic and remote-controlled shut-off valves, public awareness programs, incident notification, and maximum allowable operating pressure for certain facilities. The Bill required the Department of Transportation to conduct further study of existing programs and future requirements; these studies are nearing their completion and proposed regulation changes are anticipated in 2018. The Pipeline and Hazardous Materials Safety Administration (“PHMSA”) is in the process of proposing a series of significant rulemakings that are expected to further transform the regulatory requirements for pipelines. In October 2016, PHMSA issued a final rule regarding expanding the use of excess flow valves in natural gas distribution systems. The new rule became effective in April 2017, and Southwest updated its processes to accommodate the new rule. The financial impact to operations resulting from the safety measures of the new rule is not anticipated to be substantial. In March 2017, PHMSA issued a final rule on “Pipeline Safety: Operator Qualification, Cost Recovery, Accident and Incident Notification, and Other Pipeline Safety Changes.” The Operator Qualification portion of that rule is the most significant change and contains requirements for Control Room Management and Team Training. The training was in place by the required date of January 23, 2018. While the impact to personnel training processes is significant, the financial impact to operations is not anticipated to be substantial.

Southwest continues to monitor changing pipeline safety legislation and participates, to the extent possible, in developing associated mandates and reporting requirements. Additionally, it works with its state and federal commissions, where possible, to develop customer rates that are responsive to incremental costs of compliance. However, due to the timing of when rates are implemented in response to new requirements, and as additional rules are developed, compliance requirements could impact expenses and the timing and amount of capital expenditures.

Capital Resources and Liquidity

Over the past three years, cash on hand and cash flows from operations have generally provided the majority of cash used in investing activities (primarily construction expenditures and property additions). Certain pipe replacement work of Southwest was accelerated during these years to take advantage of bonus depreciation tax incentives and to fortify system integrity and reliability, notably in association with new gas infrastructure

Southwest Gas Holdings, Inc.	43

replacement programs as discussed above. During the same three-year period, the Company was able to establish long-term cost savings from debt refinancing and strategic debt redemptions. The Company’s capitalization strategy is to maintain an appropriate balance of equity and debt to maintain strong investment-grade credit ratings which should minimize interest costs. In December 2015, the Protecting Americans from Tax Hikes Act of 2015 (“PATH Act”) was enacted extending the 50% bonus depreciation tax deduction provided for by earlier legislation for qualified property acquired or constructed and placed in-service during 2015 (and additional years as noted below) as well as other tax deductions, credits, and incentives through 2016. However, the Tax Cuts and Jobs Act (“TCJA”) of 2017, enacted in December 2017, eliminates the bonus depreciation tax deduction for utility (and authorizes 100% bonus depreciation tax deduction for non-utility) property placed in service after September 27, 2017. See Bonus Depreciation for more information.

Cash Flows

The enactment of the Tax Cuts and Jobs Act in December 2017 will likely have an impact on future cash flows. The magnitude of the impact depends on the results of future regulatory proceedings surrounding the method and timing (which management cannot currently predict) of reflecting net tax benefits in customer rates. Due to the reduction in the applicable U.S. federal income tax rate from 35% to 21%, deferred tax assets and liabilities have been remeasured. The reduction in plant-related deferred tax differences was reclassified to a regulatory liability. The period and timing of return are subject to Internal Revenue Code (“IRC”) provisions and regulatory actions in each jurisdiction. See the Rates and Regulatory Proceedings section above, Note 5 – Regulatory Assets and Liabilities, and Note 13 – Income Taxes in notes to consolidated financial statements for more information about potential developments regarding this topic.

Southwest Gas Holdings, Inc.:

Operating Cash Flows.    Cash flows provided by consolidated operating activities decreased $231 million between 2017 and 2016. The decline in operating cash flows was primarily attributable to the change in deferred purchased gas costs and other changes in working capital. While deferred tax liabilities were substantially reduced due to tax reform, they were not impactful to operating cash flows in 2017. Refer to Results of Natural Gas Operations and Rates and Regulatory Proceedings.

Investing Cash Flows.    Cash used in consolidated investing activities increased $175 million in 2017 as compared to 2016. The change was primarily due to the Centuri acquisition of Neuco (see Note 19 – Acquisition of Construction Services Business). In addition, increased construction expenditures in the natural gas operations segment, including scheduled and accelerated replacement activity contributed to the increase.

Financing Cash Flows.    Net cash provided by consolidated financing activities increased $429 million in 2017 as compared to 2016. The increase was primarily due to borrowings associated with the Neuco acquisition and activity under the credit facilities and commercial paper program (including an increase in borrowings in the current year and the repayment of borrowings in the prior year). The prior period included proceeds in utility operations from the issuance of $300 million in senior notes and the repayment of $125 million in fixed-rate Industrial Development Revenue Bonds (“IDRBs”). Refer to Note 8 – Long-term Debt and Note 9 – Short-Term Debt. The Company also issued approximately $41 million during 2017 in stock under its Equity Shelf Program. See also Note 7 – Common Stock, and the discussion below. Cash outflows during 2017 included the $23 million purchase of the previous owners’ interest in Centuri. See also Note 17 – Construction Services Noncontrolling Interests for additional information. Dividends paid increased in 2017 as compared to 2016 as a result of an increase in the quarterly dividend rate and an increase in the number of shares outstanding.

Southwest Gas Holdings, Inc.	44

The Company issued approximately 103,000 additional shares of common stock collectively through the Restricted Stock/Unit Plan and the Management Incentive Plan.

Southwest Gas Corporation:

Operating Cash Flows.    Cash flows provided by operating activities decreased $200 million between 2017 and 2016. The decline in operating cash flows was primarily attributable to the change in deferred purchased gas costs as discussed above. Refer to Results of Natural Gas Operations and Rates and Regulatory Proceedings.

Investing Cash Flows.    Cash used in investing activities increased $124 million in 2017 as compared to 2016. The change was primarily due to additional construction expenditures, as indicated above.

Financing Cash Flows.    Net cash provided by financing activities increased $345 million in 2017 as compared to 2016. The increase was primarily due to activity under the credit facility and commercial paper program (an increase in borrowings in the current year and the repayment of borrowings in the prior year). The prior period included proceeds from the issuance of $300 million in senior notes as discussed above and the repayment of $125 million in IDRBs. The current period included the repayment of $25 million in medium-term notes, as well as inflows due to capital contributions from Southwest Gas Holdings, Inc.

The capital requirements and resources of the Company generally are determined independently for the natural gas operations and construction services segments. Each business activity is generally responsible for securing its own financing sources.

2017 Construction Expenditures

During the three-year period ended December 31, 2017, total gas plant in service increased from $5.6 billion to $6.6 billion, or at an average annual rate of 6%. Replacement, reinforcement, and franchise work was a substantial portion of the plant increase. To a lesser extent, customer growth impacted expenditures as Southwest set approximately 80,000 meters during the three-year period.

During 2017, construction expenditures for the natural gas operations segment were $560 million. The majority of these expenditures represented costs associated with scheduled and accelerated replacement of existing transmission, distribution, and general plant to fortify system integrity and reliability. Cash flows from operating activities of Southwest were $309 million and provided approximately 48% of construction expenditures and dividend requirements of the natural gas operations segment. Other necessary funding was provided by cash on hand, external financing activities, capital contributed by the Company, and, as needed, existing credit facilities.

2017 Financing Activity

In March 2017, the Company filed with the Securities Exchange Commission (“SEC”) an automatic shelf registration statement for the offer and sale of up to $150 million of common stock from time to time in at-the-market offerings under the prospectus included therein and in accordance with the Sales Agency Agreement, dated March 29, 2017, between the Company and BNY Mellon Capital Markets, LLC (the “Equity Shelf Program”). Sales of the shares will continue to be made at market prices prevailing at the time of sale. Net proceeds from the sale of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities Southwest serves. During the twelve months ended December 31, 2017, the Company sold, through the continuous equity offering program with BNY Mellon Capital Markets, LLC as agent, an

Southwest Gas Holdings, Inc.	45

aggregate of 505,707 shares of the Company’s common stock in the open market at a weighted average price of $82.61 per share, resulting in proceeds to the Company of $41,359,027, net of $417,768 in agent commissions. These net proceeds were contributed to Southwest by the Company. As of December 31, 2017, the Company had up to $108,223,205 of common stock available for sale under the program. See Note 7 – Common Stock for more information.

Three-Year Construction Expenditures, Debt Maturities, and Financing

Management estimates natural gas segment construction expenditures during the three-year period ending December 31, 2020 will be approximately $2 billion. Of this amount, approximately $670 million is expected to be incurred in 2018. Southwest plans to continue to request regulatory support to accelerate projects that improve system flexibility and reliability (including replacement of early vintage plastic and steel pipe). This includes the recent approval to complete accelerated replacement projects in Nevada of $57.3 million and $65.7 million in 2017 and 2018, respectively. It also incorporates programs included in the recently approved Arizona general rate case settlement (the continuation of the COYL program and implementation of a vintage steel pipe replacement program). Southwest may expand existing, or initiate new, programs. If efforts continue to be successful, significant replacement activities are expected to continue well beyond the next few years. See also Rates and Regulatory Proceedings for discussion of Nevada infrastructure, Arizona COYL, and an LNG facility. During the three-year period, cash flows from operating activities of Southwest are expected to provide approximately 50% to 60% of the funding for gas operations total construction expenditures and dividend requirements. Any additional cash requirements are expected to be provided by existing credit facilities, equity contributions from Southwest Gas Holdings, and/or other external financing sources. The timing, types, and amounts of any additional external financings will be dependent on a number of factors, including the cost of gas purchases, conditions in the capital markets, timing and amounts of rate relief, timing differences between U.S. federal taxes currently embedded in customer rates and amounts implemented under tax reform of the TCJA of 2017, as well as, growth levels in Southwest’s service areas, and earnings. External financings could include the issuance of debt securities, bank and other short-term borrowings, and other forms of financing. See additional discussion in the Notes to financial statements (specifically, Note 7 – Common Stock).

In December 2017, the Company and Southwest filed with the SEC a shelf registration statement which included a prospectus detailing the Company’s plans to offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement), guarantees of debt securities issued by Southwest Gas Corporation, depository shares, warrants to purchase common stock, preferred stock or depository shares issued by Southwest Gas Holdings, Inc. or debt securities issued by Southwest Gas Holdings, Inc. or Southwest Gas Corporation, units and rights. Additionally, Southwest Gas Corporation may offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement) and guarantees of debt securities issued by Southwest Gas Holdings, Inc. or by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement. The Company has not entered into a Sales Agency Agreement for the sale of any of these securities at this time.

Southwest Gas Holdings, Inc.	46

Liquidity

Liquidity refers to the ability of an enterprise to generate sufficient amounts of cash through its operating activities and external financing to meet its cash requirements. Several general factors (some of which are out of the control of the Company) that could significantly affect liquidity in future years include: variability of natural gas prices, changes in the ratemaking policies of regulatory commissions, regulatory lag, customer growth in the natural gas segment’s service territories, the ability to access and obtain capital from external sources, interest rates, changes in income tax laws, pension funding requirements, inflation, and the level of earnings. Natural gas prices and related gas cost recovery rates, as well as plant investment, have historically had the most significant impact on liquidity.

On an interim basis, Southwest defers over- or under-collections of gas costs to PGA balancing accounts. In addition, Southwest uses this mechanism to either refund amounts over-collected or recoup amounts under-collected as compared to the price paid for natural gas during the period since the last PGA rate change went into effect. During 2017, the combined balance in the PGA accounts totaled an under-collection of $7.7 million. See PGA Filings for more information.

In March 2017, Southwest Gas Holdings, Inc. entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022. The Company intends to utilize this facility for short-term financing needs. The maximum amount outstanding during 2017 occurred during the third quarter and was $28.5 million. At December 31, 2017, $23.5 million was outstanding on this facility. The maximum amount outstanding on the credit facility during each of the second and fourth quarters were $2.5 million and $27.5 million, respectively. There were no borrowings on the credit facility during the first quarter.

In March 2017, Southwest Gas Corporation amended its $300 million credit and commercial paper facility. The credit facility borrowing capacity increased from $300 million to $400 million and extended the term of the facility from March 2021 to March 2022. Southwest continues to designate $150 million of the $400 million facility for long-term borrowing needs and the remaining $250 million for working capital purposes. The maximum amount outstanding during 2017 occurred during the fourth quarter and was $348 million ($150 million outstanding on the long-term portion of the credit facility, including $50 million on the commercial paper program, in addition to $198 million outstanding on the short-term portion). At December 31, 2017, $150 million was outstanding on the long-term portion of the credit facility ($50 million of which was in commercial paper) and $191 million was outstanding on the short-term portion. The maximum amount outstanding on the long-term portion of the credit facility (including the commercial paper program) during each of the first, second, and third quarters was $70 million, $92 million, and $150 million, respectively. The credit facility can be used as necessary to meet liquidity requirements, including temporarily financing under-collected PGA balances, meeting the refund needs of over-collected balances, or temporarily funding capital expenditures. At December 31, 2017, the credit facility was deemed adequate for working capital needs outside of funds raised through operations and other types of external financing.

Southwest has a $50 million commercial paper program as noted above. Any issuance under the commercial paper program is supported by the revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program will be designated as long-term debt. Interest rates for the commercial paper program are calculated at the then current commercial paper rate. At December 31, 2017, $50 million was outstanding on the commercial paper program. There are no long-term debt maturities in 2018.

Southwest Gas Holdings, Inc.	47

In November 2017, in association with the acquisition of a construction services-related business (refer to Note 19), Centuri amended its secured revolving credit and term loan facility, increasing the borrowing capacity from $300 million to $450 million. The line of credit portion of the facility increased to $250 million; amounts borrowed and repaid under the revolving credit facility are available to be re-borrowed. The term loan facility portion has a limit of approximately $200 million, which was reached in November 2017 after refinancing of the original term loan noted above and additional borrowing that occurred under the amended facility. No further borrowing is permitted under the term loan facility. The $450 million secured revolving credit and term loan facility expires in November 2022. At December 31, 2017 $199.6 million was outstanding (after repayments) on the term facility. The maximum amount outstanding on the credit facility during 2017 was $287 million, which occurred in the fourth quarter, at which point $199.6 million was outstanding on the term loan facility. At December 31, 2017, $56.5 million was outstanding on the Centuri secured revolving credit facility. At December 31, 2017, there was approximately $177 million, net of letters of credit, available under the line of credit.

Credit Ratings

Credit ratings apply to debt securities such as bonds, notes, and other debt instruments and do not apply to equity securities such as common stock. Borrowing costs and the ability to raise funds are directly impacted by the credit ratings of the Company. Credit ratings issued by nationally recognized ratings agencies (Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“Standard & Poor’s”), and Fitch Ratings (“Fitch”)) provide a method for determining the credit worthiness of an issuer. Credit ratings are important because long-term debt constitutes a significant portion of total capitalization. These credit ratings are a factor considered by lenders when determining the cost of future debt for both Southwest and Southwest Gas Holdings, Inc. (i.e., generally the better the rating, the lower the cost to borrow funds). The current unsecured long-term debt ratings of both companies are all considered investment grade.

	Moody’s (1)	Standard & Poor’s (2)	Fitch (3)
Southwest Gas Holdings, Inc.:
Issuer rating	Baa1	BBB+	BBB+
Outlook	Stable	Stable	Stable
Last reaffirmed	January 2018	February 2018	December 2016
Southwest Gas Corporation:
Senior unsecured long-term debt	A3	BBB+	A
Outlook	Stable	Stable	Stable
Last reaffirmed	January 2018	February 2018	April 2017

(1)

Moody’s debt ratings range from Aaa (highest rating possible) to C (lowest quality, usually in default). Moody’s applies an A rating to obligations which are considered upper-medium grade obligations with low credit risk. A numerical modifier of 1 (high end of the category) through 3 (low end of the category) is included with the A to indicate the approximate rank of a company within the range.

(2)

Standard & Poor’s debt ratings range from AAA (highest rating possible) to D (obligation is in default). The Standard & Poor’s rating of BBB+ indicates the issuer of the debt is regarded as having an adequate capacity to pay interest and repay principal. The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus “+” or minus “-” sign to show relative standing within the major rating categories.

Southwest Gas Holdings, Inc.	48

(3)

Fitch debt ratings range from AAA (highest credit quality) to D (defaulted debt obligation). The Fitch rating of A indicates low default risk and a strong ability to pay financial commitments. The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.

A credit rating is not a recommendation to buy, sell, or hold a debt security, but is intended to provide an estimation of the relative level of credit risk of debt securities, and is subject to change or withdrawal at any time by the rating agency. The foregoing credit ratings are subject to change at any time in the discretion of the applicable ratings agency. Numerous factors, including many that are not within management’s control, are considered by the ratings agencies in connection with assigning credit ratings.

No debt instruments have credit triggers or other clauses that result in default if these bond ratings are lowered by rating agencies. Certain debt instruments contain securities ratings covenants that, if set in motion, would increase financing costs if debt ratings deteriorated. Certain debt instruments also have leverage ratio caps and minimum net worth requirements. At December 31, 2017, the Company is in compliance with all covenants. Under the most restrictive of the covenants, approximately $2.1 billion in additional debt could be issued and the leverage ratio requirement would still be met. At least $1 billion of cushion in equity relating to the minimum net worth requirement exists at December 31, 2017. No specific limitations as to dividends exist under the collective covenants.

At December 31, 2017, Southwest is also in compliance with all covenants. Under the most restrictive of the covenants, approximately $2 billion in additional debt could be issued and the leverage ratio requirement would still be met. At least $1 billion of cushion in equity relating to the minimum net worth requirement exists at December 31, 2017. No specific limitations as to dividends exist under the collective covenants.

Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2017, Centuri is in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $69 million in additional debt and meet the leverage ratio requirement. Centuri has at least $28 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the construction services segment. Centuri also has restrictions on how much it could give to Southwest Gas Holdings, Inc. in cash dividends which is limited to 50% of Centuri’s consolidated net income.

Bonus Depreciation

In December 2015, the Protecting Americans from Tax Hikes Act of 2015 (“PATH Act”) was enacted, extending the 50% bonus depreciation tax deduction for qualified property acquired or constructed and placed in-service during 2015 (and additional years as noted below) as well as other tax deductions, credits, and incentives. The bonus depreciation tax deduction was to be phased out over five years. The PATH Act provided for a 50% bonus depreciation tax deduction in 2015 through 2017, 40% in 2018, 30% in 2019, and no bonus deduction after 2019. In 2017, with the enactment of the Tax Cuts and Jobs Act, the bonus depreciation deduction percentage changed from 50% to 100% for “qualified property” placed in service after September 27, 2017 and before 2023. The bonus depreciation tax deduction phases out starting in 2023, by 20% for each of the five following years. Qualified property excludes public utility property. The Company estimates bonus depreciation will defer the payment of approximately $42 million (including $26 million associated with utility operations) of federal income taxes for 2017, resulting in a minimal amount of federal income tax being paid, and that bonus depreciation will defer the payment of approximately $15 million (none of which relates to utility operations) of federal income taxes for 2018.

Southwest Gas Holdings, Inc.	49

Inflation

Inflation can impact results of operations for Southwest and Centuri. Labor, employee benefits, natural gas, consulting, and construction costs are the categories most significantly impacted by inflation. Changes to the cost of gas are generally recovered through PGA mechanisms and do not significantly impact net earnings. Labor and employee benefits are components of the cost of service, and gas infrastructure costs are the primary component of utility rate base. In order to recover increased costs, and earn a fair return on rate base, general rate cases are filed by Southwest, when deemed necessary, for review and approval by regulatory authorities. Regulatory lag, that is, the time between the date increased costs are incurred and the time such increases are recovered through the ratemaking process, can impact earnings. See Rates and Regulatory Proceedings for a discussion of recent rate case proceedings.

Off-Balance Sheet Arrangements

All debt is recorded in the balance sheet. Long-term operating and capital leases are described in Note 2 – Utility Plant and Leases of the Notes to Consolidated Financial Statements, and included in the Contractual Obligations table below.

Contractual Obligations

The table below summarizes the Company’s contractual obligations at December 31, 2017 (millions of dollars):

	Payments due by period
Contractual Obligations	Total	2018	2019-2020	2021-2022	Thereafter
Operating leases (Note 2)	$41	$9	$14	$8	$10
Gas purchase obligations	132	81	47	1	3
Pipeline capacity/storage	828	132	180	136	380
Derivatives (Note 14)	6	5	1	—	—
Other commitments	19	12	7	—	—
Long-term debt, including current maturities (Note 8)	1,824	25	180	645	974
Interest on long-term debt	1,096	72	145	118	761
Capital leases (Note 2)	1	1	—	—	—

Total	$3,947	$337	$574	$908	$2,128

In the table above, operating leases represent multi-year obligations for office rent and certain equipment. Gas purchase obligations include fixed-price and variable-rate gas purchase contracts covering approximately 272 million dekatherms. The fixed-price contracts range in price from approximately $2.30 to approximately $3.40 per dekatherm. Variable-price contracts reflect minimum contractual obligations, with estimation in pricing.

Southwest has pipeline capacity/storage contracts for firm transportation service, both on a short- and long-term basis, with several companies for all of its service territories, some with terms extending to 2044. Southwest also has interruptible contracts in place that allow additional capacity to be acquired should an unforeseen need arise. Costs associated with these pipeline capacity contracts are a component of the cost of gas sold and are recovered from customers primarily through the PGA mechanisms. Included in the pipeline capacity payments shown in the above table, are payments associated with storage that Southwest has contracted for in southern California and Arizona. The terms of these contracts extend through 2024 and 2019, respectively.

Southwest Gas Holdings, Inc.	50

Debt obligations in the table above consist of scheduled principal and interest payments over the life of the debt. Capital leases represent multi-year obligations for equipment. Interest rates in effect at December 31, 2017 on variable rate long-term debt were assumed to remain in effect in the future periods disclosed in the table. In the table above, interest on long-term debt includes future interest payments of $1.05 billion for Southwest and $46 million for Centuri.

Pension:    Estimated funding for pension and other postretirement benefits during calendar year 2018 is $47 million and is not included in the table above.

Recently Issued Accounting Standards Updates

The Financial Accounting Standards Board (“FASB”) recently issued Accounting Standards Updates related to revenue recognition, recognition and measurement of financial instruments, leases, net periodic benefit cost, measurement of credit losses, classification of certain cash receipts and cash payments in the cash flow statement, accounting for income taxes relating to intra-entity asset transfers other than inventory, and simplifying the test for goodwill impairment. See Note 1 – Summary of Significant Accounting Policies for more information regarding these accounting standards updates and their potential impact on financial position, results of operations, and disclosures.

Application of Critical Accounting Policies

A critical accounting policy is one which is very important to the portrayal of the financial condition and results of a company, and requires the most difficult, subjective, or complex judgments of management. The need to make estimates about the effect of items that are uncertain is what makes these judgments difficult, subjective, and/or complex. Management makes subjective judgments about the accounting and regulatory treatment of many items and bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. While management may make many estimates and judgments, many would not be materially altered, or provide a material impact to the financial statements taken as a whole, if different estimates, or means of estimation were employed. The following are accounting policies that are deemed critical to the financial statements. For more information regarding significant accounting policies, see Note 1 – Summary of Significant Accounting Policies.

Regulatory Accounting

Natural gas operations are subject to the regulation of the Arizona Corporation Commission, the Public Utilities Commission of Nevada, the California Public Utilities Commission, and the Federal Energy Regulatory Commission. The accounting policies of the Company and Southwest conform to generally accepted accounting principles applicable to rate-regulated entities and reflect the effects of the ratemaking process. As such, the Company and Southwest are allowed to defer as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. Companies are also permitted to recognize, as regulatory assets, amounts associated with various revenue decoupling mechanisms, as long as the requirements of alternative revenue programs permitted under U.S. Generally Accepted Accounting Principles continue to be met. Management reviews the regulatory assets to assess their ultimate recoverability within the approved regulatory guidelines. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset (which would be recognized as current-period expense) is required. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be credited to customers through the ratemaking process. The timing and inclusion of costs in rates is often delayed (regulatory lag) and results in a reduction of current-period earnings. Refer to Note 5 – Regulatory Assets and Liabilities for a list of regulatory assets and liabilities.

Southwest Gas Holdings, Inc.	51

Accrued Utility Revenues

Revenues related to the sale and/or delivery of natural gas are generally recorded when natural gas is delivered to customers. However, the determination of natural gas sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, operating margin associated with natural gas service that has been provided but not yet billed is accrued. This accrued utility revenue is estimated each month based primarily on applicable rates, number of customers, rate structure, analyses reflecting significant historical trends, seasonality, and experience. The interplay of these assumptions can impact the variability of the accrued utility revenue estimates. All Southwest rate jurisdictions have decoupled rate structures, limiting variability due to extreme weather conditions.

Accounting for Income Taxes

The Company is subject to income taxes in the United States and Canada. Income tax calculations require estimates due to known future tax rate changes, book to tax differences, and uncertainty with respect to regulatory treatment of certain property items. The asset and liability method of accounting is utilized for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Regulatory tax assets and liabilities are recorded to the extent management believes they will be recoverable from or refunded to customers in future rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. With the enactment of the Tax Cuts and Jobs Act of 2017, management undertook processes to remeasure these balances. Management regularly assesses financial statement tax provisions to identify any change in the regulatory treatment or tax-related estimates, assumptions, or enacted tax rates that could have a material impact on cash flows, financial position, and/or results of operations. Refer to Note 1 – Summary of Significant Accounting Policies, Note 5 – Regulatory Assets and Liabilities, and Note 13 – Income Taxes.

Accounting for Pensions and Other Postretirement Benefits

Southwest has a noncontributory qualified retirement plan with defined benefits covering substantially all employees. In addition, there is a separate unfunded supplemental retirement plan which is limited to officers. Pension obligations and costs for these plans are affected by the amount and timing of cash contributions to the plans, the return on plan assets, discount rates, and by employee demographics, including age, compensation, and length of service. Changes made to the provisions of the plans may also impact current and future pension costs. Actuarial formulas are used in the determination of pension obligations and costs and are affected by actual plan experience and assumptions about future experience. Key actuarial assumptions include the expected return on plan assets, the discount rate used in determining the projected benefit obligation and pension costs, and the assumed rate of increase in employee compensation. Relatively small changes in these assumptions (particularly the discount rate) may significantly affect pension obligations and costs for these plans. For example, a change of 0.25% in the discount rate assumption would change the pension plan projected benefit obligation by approximately $41.6 million and future pension expense by $3.9 million. A change of 0.25% in the employee compensation assumption would change the pension obligation by approximately $7.5 million and expense by $1.6 million. A 0.25% change in the expected asset return assumption would change pension expense by approximately $2.0 million (but has no impact on the pension obligation).

Southwest Gas Holdings, Inc.	52

At December 31, 2017, the discount rate is 3.75%, lowered from the 4.50% rate used at December 31, 2016. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation escalation remains at 3.25%. The asset return assumption of 7.00% to be used for 2018 expense is consistent with the rate used for 2017. Pension expense for 2018 is estimated to increase approximately $7.8 million as compared to that experienced in 2017. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.

Goodwill

As indicated in Note 1 – Summary of Significant Accounting Policies, we assess our goodwill for impairment at least annually during the 4th calendar quarter, unless events or changes in circumstances indicate an impairment may have occurred before that time. As permitted under accounting guidance on testing goodwill for impairment, we perform either a qualitative assessment or a quantitative assessment of each of our reporting units based on management’s judgment. Adjustment of values would only occur if conditions of impairment were deemed to be permanent. With respect to our qualitative assessments, we consider events and circumstances specific to us, such as macroeconomic conditions, industry and market considerations, cost factors and overall financial performance, when evaluating whether it is more likely than not that the fair values of our reporting units are less than their respective carrying amounts. The assumptions we use in our analysis are subject to uncertainty, and declines in the future performance of our reporting units and changing business conditions could result in the recognition of impairment charges, which could be significant. The Company’s reporting units are the same as its segments (natural gas operations and construction services) for purposes of impairment evaluation. Almost all of the goodwill on the Company’s consolidated balance sheet pertains to our construction services segment.

Business Combinations

In accordance with U.S. GAAP, the assets acquired and liabilities assumed in an acquired business are recorded at their estimated fair values on the date of acquisition. The amount of goodwill initially recognized in a business combination is based on the excess of the purchase price of the acquired company over the fair value of the other assets acquired and liabilities assumed. The determination of these fair values requires management to make significant estimates and assumptions. For example, assumptions with respect to the timing and amount of future revenues and expenses associated with an asset are used to determine its fair value but the actual timing and amount may differ materially resulting in impairment of the asset’s recorded value. In some cases, the Company engages independent third-party valuation firms to assist in determining the fair values of acquired assets and liabilities assumed. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows of the acquired business, trademarks, customer relationships, technology obsolescence, and discount rates. In addition, uncertain tax positions and tax-related valuation allowances assumed in connection with a business combination are initially estimated at the acquisition date. These items are reevaluated quarterly, based upon facts and circumstances that existed at the acquisition date with any adjustments to the preliminary estimates being recorded to goodwill, provided that the Company is within the twelve-month measurement period allowed by authoritative guidance. Subsequent to the measurement period or the final determination of the estimated value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the Consolidated Statements of Income, and could have a material impact on the Company’s results of operations and financial position. Goodwill is evaluated for impairment no less frequently than annually. The fair value assigned to the intangible assets acquired and liabilities assumed, and the determination of goodwill associated with the current acquisition, are described in Note 19 – Acquisition of Construction Services Business.

Southwest Gas Holdings, Inc.	53

Certifications

The Securities and Exchange Commission (“SEC”) requires the filing of certifications of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of registrants regarding reporting accuracy, disclosure controls and procedures, and internal control over financial reporting as exhibits to periodic filings. The CEO and CFO certifications for the period ended December 31, 2017 are included as exhibits to the 2017 Annual Report on Form 10-K filed with the SEC.

Forward-Looking Statements

This annual report contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). All statements other than statements of historical fact included or incorporated by reference in this annual report are forward-looking statements, including, without limitation, statements regarding management’s plans, objectives, goals, intentions, projections, strategies, future events or performance, and underlying assumptions. The words “may,” “if,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “continue,” “forecast,” “intend,” “promote,” “seek,” and similar words and expressions are generally used and intended to identify forward-looking statements. For example, statements regarding operating margin patterns, customer growth, the composition of our customer base, price volatility, seasonal patterns, payment of debt, interest savings, the Company’s COLI strategy, replacement market and new construction market, the impacts of the Tax Cuts and Jobs Act legislation including disposition in regulatory proceedings, bonus depreciation tax deductions, the impact of recent PHMSA rulemaking, amount and timing for completion of estimated future construction expenditures, including the LNG facility in southern Arizona and the cost of the Paiute 2018 expansion project in northern Nevada and northern California, forecasted operating cash flows and results of operations, net earnings impacts from gas infrastructure replacement surcharges, funding sources of cash requirements, amounts generally expected to be reflected in 2018 or future period revenues from regulatory rate proceedings including amounts resulting from the settled Arizona general rate case, rates and surcharges, PGA, and other rate adjustments, sufficiency of working capital and current credit facilities, bank lending practices, the Company’s views regarding its liquidity position, ability to raise funds and receive external financing capacity and the intent and ability to issue common stock under the Equity Shelf Program, the intent and ability to issue various financing instruments and stock under the December 2017 shelf registration statement, future dividend increases and the Board’s current target dividend payout ratio, pension and post-retirement benefits, certain impacts of tax acts, the effect of any rate changes or regulatory proceedings, contract or construction change order negotiations, impacts of accounting standard updates, infrastructure replacement mechanisms and COYL programs, statements regarding future gas prices, gas purchase contracts and derivative financial instruments, recoverability of regulatory assets, the impact of certain legal proceedings, and the timing and results of future rate hearings and approvals are forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.

A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, customer growth rates, conditions in the housing market, the ability to recover costs through the PGA mechanisms or other regulatory assets, the effects of regulation/deregulation, the timing and amount of rate relief, the timing and methods determined by regulators to refund amounts to customers resulting from the TCJA, changes in rate design, variability in volume of gas or transportation service sold to customers, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, effects of pension expense forecasts, accounting changes and regulatory treatment related thereto,

Southwest Gas Holdings, Inc.	54

future liability claims, changes in pipeline capacity for the transportation of gas and related costs, results of Centuri bid work, Centuri’s projections about the acquired business’ earnings (including accretion within the first twelve months) and future acquisition-related costs, Centuri construction expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements, outcomes from contract and change order negotiations, ability to successfully procure new work, impacts from work awarded or failing to be awarded from significant customers, the mix of work awarded, the amount of work awarded to Centuri following the lifting of the work stoppage, acquisitions and management’s plans related thereto, competition, our ability to raise capital in external financings, our ability to continue to remain within the ratios and other limits subject to our debt covenants, and ongoing evaluations in regard to goodwill and other intangible assets. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing and operating expenses will continue in future periods. For additional information on the risks associated with the Company’s business, see Item 1A. Risk Factors and Item 7A. Quantitative and Qualitative Disclosures About Market Risk in the Annual Report on Form 10-K for the year ended December 31, 2017.

All forward-looking statements in this annual report are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. We caution you to not rely unduly on any forward-looking statement(s).

Common Stock Price and Dividend Information

	2017		2016		Dividends Declared
	High	Low	High	Low	2017	2016
First quarter	$86.65	$75.63	$67.29	$53.51	$0.495	$0.450
Second quarter	85.56	72.32	79.43	62.75	0.495	0.450
Third quarter	82.77	72.55	79.58	67.97	0.495	0.450
Fourth quarter	86.87	76.60	76.64	64.35	0.495	0.450

					$1.980	$1.800

The principal market on which the common stock of the Company is traded is the New York Stock Exchange. At February 15, 2018, there were 13,002 holders of record of common stock, and the market price of the common stock was $68.38.

Dividends are payable on the Company’s common stock at the discretion of the Board of Directors (“Board”). In setting the dividend rate, the Board considers, among other factors, current and expected future earnings levels, our ongoing capital expenditure plans and expected external funding needs, our payout ratio, and our ability to maintain strong credit ratings and liquidity. The quarterly common stock dividend declared was 40.5 cents per share throughout 2015, 45 cents per share throughout 2016, and 49.5 cents per share throughout 2017. The Company has paid dividends on its common stock since 1956 and has increased that dividend each year since 2007. In February 2018, the Board elected to increase the quarterly dividend from $0.495 to $0.52 per share, representing a 5% increase, effective with the June 2018 payment. The Board currently targets a payout ratio of 55% to 65% of consolidated earnings per share.

Southwest Gas Holdings, Inc.	55

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars, except par value)

December 31,	2017	2016
ASSETS
Utility plant:
Gas plant	$6,629,644	$6,193,760
Less: accumulated depreciation	(2,231,242)	(2,172,966)
Construction work in progress	125,248	111,177

Net utility plant (Note 2)	4,523,650	4,131,971

Other property and investments (Note 1)	428,180	342,343

Current assets:
Cash and cash equivalents	43,622	28,066
Accounts receivable, net of allowances (Note 4)	347,375	285,145
Accrued utility revenue (Note 3)	78,200	76,200
Income taxes receivable, net	7,960	4,455
Deferred purchased gas costs (Note 5)	14,581	2,608
Prepaids and other current assets (Notes 1, 5, and 14)	165,294	136,833

Total current assets	657,032	533,307

Noncurrent assets:
Goodwill (Notes 1 and 19)	179,314	139,983
Deferred income taxes (Note 13)	1,480	1,288
Deferred charges and other assets (Notes 2, 5, and 14)	447,410	432,234

Total noncurrent assets	628,204	573,505

Total assets	$6,237,066	$5,581,126

Southwest Gas Holdings, Inc.	56

December 31,	2017	2016
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $1 par (authorized – 60,000,000 shares; issued and outstanding – 48,090,470 and 47,482,068 shares) (Note 12)	$49,720	$49,112
Additional paid-in capital	955,332	903,123
Accumulated other comprehensive income (loss), net (Note 6)	(47,682)	(48,008)
Retained earnings	857,398	759,263

Total Southwest Gas Holdings, Inc. equity	1,814,768	1,663,490
Noncontrolling interest	(2,365)	(2,217)

Total equity	1,812,403	1,661,273
Redeemable noncontrolling interest (Note 17)	—	22,590
Long-term debt, less current maturities (Note 8)	1,798,576	1,549,983

Total capitalization	3,610,979	3,233,846

Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt (Note 8)	25,346	50,101
Short-term debt (Note 9)	214,500	—
Accounts payable	228,315	184,669
Customer deposits	69,781	72,296
Income taxes payable, net	5,946	1,909
Accrued general taxes	43,879	42,921
Accrued interest	17,870	17,939
Deferred purchased gas costs (Note 5)	6,841	90,476
Other current liabilities (Notes 2, 5, and 14)	203,403	168,064

Total current liabilities	815,881	628,375

Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net (Note 13)	476,960	840,653
Accumulated removal costs (Note 5)	315,000	308,000
Other deferred credits and other long-term liabilities (Notes 2, 5, 11, and 14)	1,018,246	570,252

Total deferred income taxes and other credits	1,810,206	1,718,905

Total capitalization and liabilities	$6,237,066	$5,581,126

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	57

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

Year Ended December 31,	2017	2016	2015
Operating revenues:
Gas operating revenues (Note 3)	$1,302,308	$1,321,412	$1,454,639
Construction revenues (Note 3)	1,246,484	1,139,078	1,008,986

Total operating revenues	2,548,792	2,460,490	2,463,625

Operating expenses:
Net cost of gas sold	355,045	397,121	563,809
Operations and maintenance	412,187	401,724	393,199
Depreciation and amortization	250,951	289,132	270,111
Taxes other than income taxes	57,946	52,376	49,393
Construction expenses	1,148,963	1,024,423	898,781

Total operating expenses	2,225,092	2,164,776	2,175,293

Operating income	323,700	295,714	288,332

Other income and (expenses):
Net interest deductions (Notes 8 and 9)	(78,064)	(73,660)	(71,879)
Other income (deductions)	13,394	9,469	2,879

Total other income and (expenses)	(64,670)	(64,191)	(69,000)

Income before income taxes	259,030	231,523	219,332
Income tax expense (Note 13)	65,088	78,468	79,902

Net income	193,942	153,055	139,430
Net income attributable to noncontrolling interests	101	1,014	1,113

Net income attributable to Southwest Gas Holdings, Inc.	$193,841	$152,041	$138,317

Basic earnings per share (Notes 1 and 16)	$4.04	$3.20	$2.94

Diluted earnings per share (Notes 1 and 16)	$4.04	$3.18	$2.92

Average number of common shares	47,965	47,469	46,992
Average shares (assuming dilution)	47,991	47,814	47,383

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	58

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Thousands of dollars)

Year Ended December 31,	2017	2016	2015
Net Income	$193,942	$153,055	$139,430

Other comprehensive income (loss), net of tax
Defined benefit pension plans (Notes 6 and 11):
Net actuarial gain (loss)	(32,701)	(14,118)	(18,922)
Amortization of prior service cost	828	828	828
Amortization of net actuarial loss	15,776	16,781	21,316
Regulatory adjustment	12,590	(3,462)	(3,500)

Net defined benefit pension plans	(3,507)	29	(278)

Forward-starting interest rate swaps:
Amounts reclassified into net income (Notes 6 and 14)	2,073	2,075	2,073

Net forward-starting interest rate swaps	2,073	2,075	2,073

Foreign currency translation adjustments	1,771	161	(1,954)

Total other comprehensive income (loss), net of tax	337	2,265	(159)

Comprehensive income	194,279	155,320	139,271
Comprehensive income attributable to noncontrolling interests	112	1,019	1,047

Comprehensive income attributable to Southwest Gas Holdings, Inc.	$194,167	$154,301	$138,224

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	59

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

Year Ended December 31,	2017	2016	2015
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$193,942	$153,055	$139,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	250,951	289,132	270,111
Deferred income taxes	63,389	68,732	48,785
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(40,947)	30,096	(39,850)
Accrued utility revenue	(2,000)	(1,500)	(800)
Deferred purchased gas costs	(95,608)	45,858	129,566
Accounts payable	19,961	21,695	(3,491)
Accrued taxes	2,112	26,340	(8,405)
Other current assets and liabilities	(8,203)	(27,432)	23,213
Gains on sale	(4,196)	(7,148)	(3,102)
Changes in undistributed stock compensation	10,888	5,456	2,914
AFUDC	(2,296)	(2,289)	(3,008)
Changes in other assets and deferred charges	(22,269)	16,960	(14,166)
Changes in other liabilities and deferred credits	4,231	(18,447)	10,863

Net cash provided by operating activities	369,955	600,508	552,060

Southwest Gas Holdings, Inc.	60

Year Ended December 31,	2017	2016	2015
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(623,649)	(529,531)	(488,000)
Acquisition of businesses, net of cash acquired	(94,204)	(17,000)	(9,261)
Restricted cash	—	—	785
Changes in customer advances	323	7,900	18,300
Miscellaneous inflows	16,645	13,039	8,354

Net cash used in investing activities	(700,885)	(525,592)	(469,822)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	41,155	472	35,396
Dividends paid	(92,130)	(83,317)	(74,248)
Centuri distribution to redeemable noncontrolling interest	(204)	(439)	(99)
Issuance of long-term debt, net	407,063	423,946	135,816
Retirement of long-term debt	(338,969)	(255,273)	(187,973)
Change in credit facility and commercial paper	145,000	(145,000)	—
Change in short-term debt	214,500	(18,000)	13,000
Principal payments on capital lease obligations	(980)	(1,354)	(1,420)
Redemption of Centuri shares from noncontrolling parties	(23,000)	—	—
Withholding remittance – share-based compensation	(3,176)	(2,119)	(4,913)
Other	(3,074)	(1,569)	41

Net cash provided by (used in) financing activities	346,185	(82,653)	(84,400)

Effects of currency translation on cash and cash equivalents	301	(194)	(1,407)

Change in cash and cash equivalents	15,556	(7,931)	(3,569)
Cash and cash equivalents at beginning of period	28,066	35,997	39,566

Cash and cash equivalents at end of period	$43,622	$28,066	$35,997

Supplemental information:
Interest paid, net of amounts capitalized	$71,943	$67,440	$66,623

Income taxes paid (received)	$5,673	$(19,032)	$43,225

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	61

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

AND REDEEMABLE NONCONTROLLING INTEREST

(In thousands, except per share amounts)

	Southwest Gas Holdings, Inc. Equity
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- controlling Interest	Total	Redeemable Noncontrolling Interest (Temporary Equity)
	Shares	Amount

DECEMBER 31, 2014	46,523	$48,153	$851,381	$(50,175)	$639,164	$(2,257)	$1,486,266	$20,042
Common stock issuances	854	854	39,290				40,144
Net income (loss)					138,317	174	138,491	939
Redemption value adjustments (Note 17)			5,777		(1,069)		4,708	(4,708)
Foreign currency exchange translation adj.				(1,888)			(1,888)	(66)
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax (Notes 6 and 11)				(278)			(278)
Amounts reclassified to net income, net of tax (Notes 6 and 14)				2,073			2,073
Centuri distribution to redeemable noncontrolling interest								(99)
Dividends declared
Common: $1.62 per share					(77,191)		(77,191)

DECEMBER 31, 2015	47,377	49,007	896,448	(50,268)	699,221	(2,083)	1,592,325	16,108
Common stock issuances	105	105	6,675				6,780
Net income (loss)					152,041	(134)	151,907	1,148
Redemption value adjustments (Note 17)					(5,768)		(5,768)	5,768
Foreign currency exchange translation adj.				156			156	5
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax (Notes 6 and 11)				29			29
Amounts reclassified to net income, net of tax (Notes 6 and 14)				2,075			2,075

Southwest Gas Holdings, Inc.	62

	Southwest Gas Holdings, Inc. Equity
	Common Stock			Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- controlling Interest	Total	Redeemable Noncontrolling Interest (Temporary Equity)
	Shares		Amount
Centuri distribution to redeemable noncontrolling interest									(439)
Dividends declared
Common: $1.80 per share						(86,231)		(86,231)

DECEMBER 31, 2016	47,482		49,112	903,123	(48,008)	759,263	(2,217)	1,661,273	22,590
Common stock issuances	608		608	52,209				52,817
Net income (loss)						193,841	(148)	193,693	248
Redemption value adjustments (Note 17)						(355)		(355)	355
Foreign currency exchange translation adj.					1,760			1,760	11
Redemption of Centuri shares from noncontrolling parties									(23,000)
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax (Notes 6 and 11)					(3,507)			(3,507)
Amounts reclassified to net income, net of tax (Notes 6 and 14)					2,073			2,073
Centuri distribution to redeemable noncontrolling interest									(204)
Dividends declared
Common: $1.98 per share						(95,351)		(95,351)

DECEMBER 31, 2017	48,090	*	$49,720	$955,332	$(47,682)	$857,398	$(2,365)	$1,812,403	$—

*

There are 4.7 million common shares registered and available for issuance under provisions of the various stock issuance plans. In March 2017, the Company registered for issuance common shares with an aggregate sales price of up to $150 million. These shares are not included in the 4.7 million common shares registered and available for issuance.

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	63

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

December 31,	2017	2016
ASSETS
Utility plant:
Gas plant	$6,629,644	$6,193,760
Less: accumulated depreciation	(2,231,242)	(2,172,966)
Construction work in progress	125,248	111,177

Net utility plant (Note 2)	4,523,650	4,131,971

Other property and investments (Note 1)	119,114	108,569

Current assets:
Cash and cash equivalents	37,946	19,024
Accounts receivable, net of allowances (Note 4)	119,748	111,845
Accrued utility revenue (Note 3)	78,200	76,200
Income taxes receivable, net	—	4,455
Deferred purchased gas costs (Note 5)	14,581	2,608
Prepaids and other current assets (Notes 1, 5, and 14)	153,771	126,363

Total current assets	404,246	340,495

Noncurrent assets:
Goodwill (Note 1)	10,095	10,095
Deferred charges and other assets (Notes 2, 5, and 14)	425,564	410,625
Discontinued operations – construction services – assets (Note 18)	—	579,371

Total noncurrent assets	435,659	1,000,091

Total assets	$5,482,669	$5,581,126

Southwest Gas Holdings, Inc.	64

CONSOLIDATED BALANCE SHEETS – Continued

December 31,	2017	2016
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock (Note 12)	$49,112	$49,112
Additional paid-in capital	948,767	897,346
Accumulated other comprehensive income (loss), net (Note 6)	(47,073)	(45,639)
Retained earnings	659,193	767,061

Total Southwest Gas Corporation equity	1,609,999	1,667,880
Discontinued operations – construction services non-owner equity	—	15,983
Long-term debt, less current maturities (Note 8)	1,521,031	1,375,080

Total capitalization	3,131,030	3,058,943

Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt (Note 8)	—	25,000
Short-term debt (Note 9)	191,000	—
Accounts payable	158,474	138,229
Customer deposits	69,781	72,296
Income taxes payable, net	4,971	—
Accrued general taxes	43,879	42,921
Accrued interest	17,171	17,395
Deferred purchased gas costs (Note 5)	6,841	90,476
Payable to parent	194	—
Other current liabilities (Notes 2, 5, and 14)	108,785	95,999

Total current liabilities	601,096	482,316

Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net (Note 13)	445,243	806,109
Accumulated removal costs (Note 5)	315,000	308,000
Other deferred credits and other long-term liabilities (Notes 2, 5, 11, and 14)	990,300	545,143
Discontinued operations – construction services – liabilities (Note 18)	—	380,615

Total deferred income taxes and other credits	1,750,543	2,039,867

Total capitalization and liabilities	$5,482,669	$5,581,126

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	65

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

Year Ended December 31,	2017	2016	2015
Continuing operations:
Gas operating revenues (Note 3)	$1,302,308	$1,321,412	$1,454,639

Operating expenses:
Net cost of gas sold	355,045	397,121	563,809
Operations and maintenance	410,745	401,724	393,199
Depreciation and amortization	201,922	233,463	213,455
Taxes other than income taxes	57,946	52,376	49,393

Total operating expenses	1,025,658	1,084,684	1,219,856

Operating income	276,650	236,728	234,783

Other income and (expenses):
Net interest deductions (Notes 8 and 9)	(69,733)	(66,997)	(64,095)
Other income (deductions)	13,036	8,276	2,292

Total other income and (expenses)	(56,697)	(58,721)	(61,803)

Income from continuing operations before income taxes	219,953	178,007	172,980
Income tax expense (Note 13)	63,135	58,584	61,355

Net income from continuing operations	156,818	119,423	111,625

Discontinued operations – construction services: (Note 18)
Income before income taxes	—	53,516	46,352
Income tax expense	—	19,884	18,547

Income	—	33,632	27,805
Noncontrolling interests	—	1,014	1,113

Income – discontinued operations	—	32,618	26,692

Net income	$156,818	$152,041	$138,317

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	66

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Thousands of dollars)

Year Ended December 31,	2017	2016	2015
Continuing operations:
Net Income from continuing operations	$156,818	$119,423	$111,625

Other comprehensive income (loss), net of tax
Defined benefit pension plans (Notes 6 and 11):
Net actuarial gain (loss)	(32,701)	(14,118)	(18,922)
Amortization of prior service cost	828	828	828
Amortization of net actuarial loss	15,776	16,781	21,316
Regulatory adjustment	12,590	(3,462)	(3,500)

Net defined benefit pension plans	(3,507)	29	(278)

Forward-starting interest rate swaps:
Amounts reclassified into net income (Notes 6 and 14)	2,073	2,075	2,073

Net forward-starting interest rate swaps	2,073	2,075	2,073

Total other comprehensive income (loss), net of tax from continuing operations	(1,434)	2,104	1,795

Comprehensive income from continuing operations	155,384	121,527	113,420

Discontinued operations – construction services:
Net income	—	32,618	26,692
Foreign currency translation adjustments	—	161	(1,954)

Comprehensive income	—	32,779	24,738
Comprehensive income (loss) attributable to noncontrolling interests	—	5	(66)

Comprehensive income attributable to discontinued operations – construction services	—	32,774	24,804

Comprehensive income	$155,384	$154,301	$138,224

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	67

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

	2017	2016	2015
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$156,818	$153,055	$139,430
Income (loss) from discontinued operations	—	33,632	27,805

Income from continuing operations	156,818	119,423	111,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201,922	233,463	213,455
Deferred income taxes	67,169	67,959	53,396
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(7,902)	40,731	(12,444)
Accrued utility revenue	(2,000)	(1,500)	(800)
Deferred purchased gas costs	(95,608)	45,858	129,566
Accounts payable	4,545	16,183	(8,751)
Accrued taxes	10,383	19,391	(1,626)
Other current assets and liabilities	(13,726)	(33,496)	21,736
Changes in undistributed stock compensation	9,288	5,456	2,914
AFUDC	(2,296)	(2,289)	(3,008)
Changes in other assets and deferred charges	(22,918)	16,611	(14,513)
Changes in other liabilities and deferred credits	3,541	(18,447)	10,863

Net cash provided by operating activities	309,216	509,343	502,413

CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(560,448)	(457,119)	(438,289)
Changes in customer advances	323	7,900	18,300
Miscellaneous inflows	2,741	2,982	3,262
Dividends received	—	12,461	2,801

Net cash used in investing activities	(557,384)	(433,776)	(413,926)

Southwest Gas Holdings, Inc.	68

CONSOLIDATED STATEMENTS OF CASH FLOWS – Continued

	2017	2016	2015
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	—	472	35,396
Contributions from parent	41,359	—	—
Dividends paid	(81,497)	(83,317)	(74,248)
Issuance of long-term debt, net	—	296,469	—
Retirement of long-term debt	(25,000)	(124,855)	(51,200)
Change in credit facility and commercial paper	145,000	(145,000)	—
Change in short-term debt	191,000	(18,000)	13,000
Withholding remittance – share-based compensation	(3,176)	(2,119)	(4,913)
Other	(596)	(1,569)	92

Net cash provided by (used in) financing activities	267,090	(77,919)	(81,873)

Net cash provided by discontinued operating activities	—	91,165	49,647
Net cash used in discontinued investing activities	—	(91,816)	(55,896)
Net cash provided by (used in) discontinued financing activities	—	(4,734)	(2,527)
Effects of currency translation on cash and cash equivalents	—	(194)	(1,407)

Change in cash and cash equivalents	18,922	(7,931)	(3,569)
Change in cash and cash equivalents of discontinued operations included in discontinued operations construction services assets	—	5,579	10,183

Change in cash and cash equivalents of continuing operations	18,922	(2,352)	6,614
Cash and cash equivalents at beginning of period	19,024	21,376	14,762

Cash and cash equivalents at end of period	$37,946	$19,024	$21,376

Supplemental information:
Interest paid, net of amounts capitalized	$64,790	$61,501	$59,161

Income taxes paid (received)	$(7,854)	$(31,011)	$13,544

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	69

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands, except per share amounts)

	Southwest Gas Corporation Equity
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
	Shares	Amount

DECEMBER 31, 2014	46,523	$48,153	$851,381	$(49,538)	$640,125	$1,490,121
Common stock issuances	854	854	39,290			40,144
Net income					138,317	138,317
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax (Notes 6 and 11)				(278)		(278)
Amounts reclassified to net income, net of tax (Notes 6 and 14)				2,073		2,073
Dividends declared
Common: $1.62 per share					(77,191)	(77,191)

DECEMBER 31, 2015	47,377	49,007	890,671	(47,743)	701,251	1,593,186
Common stock issuances	105	105	6,675			6,780
Net income					152,041	152,041
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax (Notes 6 and 11)				29		29
Amounts reclassified to net income, net of tax (Notes 6 and 14)				2,075		2,075
Dividends declared
Common: $1.80 per share					(86,231)	(86,231)

DECEMBER 31, 2016	47,482	49,112	897,346	(45,639)	767,061	1,667,880
Net income					156,818	156,818
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax (Notes 6 and 11)				(3,507)		(3,507)
Amounts reclassified to net income, net of tax (Notes 6 and 14)				2,073		2,073
Distribution to Southwest Gas Holdings, Inc. investment in discontinued operations (Note 18)					(182,773)	(182,773)
Stock-based compensation (a)			10,062		(784)	9,278
Dividends declared to Southwest Gas Holdings, Inc.					(81,129)	(81,129)
Contributions from Southwest Gas Holdings, Inc.			41,359			41,359

DECEMBER 31, 2017	47,482	$49,112	$948,767	$(47,073)	$659,193	$1,609,999

(a)	Stock-based compensation is based on stock awards of Southwest Gas Corporation to be issued in shares of Southwest Gas Holdings, Inc.

The accompanying notes are an integral part of these statements.

Southwest Gas Holdings, Inc.	70

Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Nature of Operations.    This is a combined annual report of Southwest Gas Holdings, Inc. and Southwest Gas Corporation. The Notes to the Consolidated Financial Statements apply to both entities. Southwest Gas Holdings, Inc. (the “Company”), is a holding company, owning all of the shares of common stock of Southwest Gas Corporation (“Southwest” or the “natural gas operations” segment) and all of the shares of common stock of Centuri Construction Group, Inc. (“Centuri” or the “construction services” segment). Prior to August 2017, only 96.6% of Centuri’s shares were owned. In August 2017, Southwest Gas Holdings, Inc. acquired the remaining 3.4% equity interest in Centuri Construction Group, Inc. that was held by the previous owners (and previously reflected as a redeemable noncontrolling interest). Refer to Note 17 – Construction Services Noncontrolling Interests for additional information.

In January 2017, a previously contemplated and approved reorganization under a holding company structure was made effective. The reorganization was designed to provide further separation between regulated and unregulated businesses, and to provide additional financing flexibility. Coincident with the effective date of the reorganization, existing shareholders of Southwest Gas Corporation became shareholders of Southwest Gas Holdings, Inc., on a one-for-one basis, with the same number of shares and same ownership percentage as they held immediately prior to the reorganization. At the same time, Southwest Gas Corporation and Centuri Construction Group, Inc. each became subsidiaries of the publicly traded holding company; whereas, historically, Centuri had been a direct subsidiary of Southwest.

Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Public utility rates, practices, facilities, and service territories of Southwest are subject to regulatory oversight. The timing and amount of rate relief can materially impact results of operations. Natural gas purchases and the timing of related recoveries can materially impact liquidity. Results for the natural gas operations segment are higher during winter periods due to the seasonality incorporated in its regulatory rate structures. Centuri is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy and industrial markets. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), Canyon Pipeline Construction, Inc. (“Canyon”), NPL Canada Ltd. (“NPL Canada”, formerly Link-Line Contractors Ltd.), W.S. Nicholls Construction, Inc. (“W.S. Nicholls”), and Brigadier Pipelines Inc. (“Brigadier”). Typically, Centuri revenues are lowest during the first quarter of the year due to unfavorable winter weather conditions. Operating revenues typically improve as more favorable weather conditions occur during the summer and fall months. Centuri acquired New England Utility Constructors, Inc. (“Neuco”) in November 2017, thereby expanding its core services in the Northeast region of the United States. See Note 19 – Acquisition of Construction Services Business for more information.

Basis of Presentation.    The Company follows U.S. GAAP in accounting for all of its businesses. Unless specified otherwise, all amounts are in U.S. dollars. Accounting for natural gas utility operations conforms with U.S. GAAP as applied to rate-regulated companies and as prescribed by federal agencies and commissions of the various states in which the utility operates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of

Southwest Gas Holdings, Inc.	71

revenues and expenses during the reporting period. Actual results could differ from those estimates. As indicated above, in connection with the holding company reorganization, Centuri ceased to be a subsidiary of Southwest and became a subsidiary of Southwest Gas Holdings, Inc. To give effect to this change, the separate consolidated financial statements related to Southwest Gas Corporation, which are included in this annual report, depict Centuri-related amounts for periods prior to January 2017 as discontinued operations. Because the transfer of Centuri from Southwest Gas Corporation to Southwest Gas Holdings, Inc. was effectuated as an equity transaction and not a sale, assets and liabilities subject to the discontinued operations presentation have been reflected as noncurrent on the Southwest Gas Corporation Consolidated Balance Sheet. Those assets and liabilities are detailed in Note 18 – Reorganization Impacts – Discontinued Operations Solely Related to Southwest Gas Corporation, and include both current and non-current amounts.

Prior to the August 2017 purchase of the residual 3.4% interest in Centuri, earnings associated with the 3.4% interest were attributable to the previous noncontrolling parties and therefore, not included in the earnings of the Company. Following the purchase date, 100% of Centuri earnings are attributable to the Company.

No substantive change has occurred with regard to the Company’s business segments on the whole as a result of the foregoing organizational changes. Centuri operations continue to be part of continuing operations and included in the consolidated financial statements of Southwest Gas Holdings, Inc. While Centuri has expanded its footprint with the Neuco acquisition, its core business has remained consistent. Southwest Gas Corporation consists of a single segment – natural gas operations.

Consolidation.    The accompanying financial statements are presented on a consolidated basis for Southwest Gas Holdings, Inc. and all subsidiaries and Southwest Gas Corporation and all subsidiaries as of December 31, 2017 (except those accounted for using the equity method as discussed further below). All significant intercompany balances and transactions have been eliminated with the exception of transactions between Southwest and Centuri in accordance with accounting treatment for rate-regulated entities.

Centuri, through its subsidiaries, holds a 65% interest in a venture to market natural gas engine-driven heating, ventilating, and air conditioning (“HVAC”) technology and products. Centuri consolidates the entity (IntelliChoice Energy, LLC).

Centuri, through its subsidiaries, holds a 50% interest in W.S. Nicholls Western Construction LTD. (“Western”), a Canadian construction services company that is a variable interest entity. Centuri determined that it is not the primary beneficiary of the entity due to a shared-power structure; therefore, Centuri does not consolidate the entity and has recorded its investment, and results related thereto, using the equity method. The investment in Western totaled $12.7 million and $10.8 million at December 31, 2017 and 2016, respectively. Both periods include the impacts of foreign currency exchange translation adjustments. No dividends were received from Western during 2017. Dividends of $500,000 were received from Western in 2016. In 2017, a management fee was paid by Western to its partners, including W.S. Nicholls, in accordance with underlying agreements. The equity method investment in Western is included in Other Property and Investments in the Consolidated Balance Sheets of the Company. Centuri’s maximum exposure to loss as a result of its involvement with Western is estimated at $49.3 million. The estimated maximum exposure to loss represents the maximum loss that would be absorbed by Centuri in the event that all of the assets of Western were deemed to be worthless. Centuri recorded earnings of $1.1 million from this investment in 2017, which is included in Other Income (deductions) in the Consolidated Statements of Income.

Southwest Gas Holdings, Inc.	72

Net Utility Plant.    Net utility plant includes gas plant at original cost, less the accumulated provision for depreciation and amortization, plus the unamortized balance of acquisition adjustments. Original cost includes contracted services, material, payroll and related costs such as taxes and benefits, general and administrative expenses, and an allowance for funds used during construction, less contributions in aid of construction.

Management determined that utility-related acquisition adjustments were immaterial to both the Company and Southwest as of December 31, 2017 and December 31, 2016, and therefore, combined related amounts with gas plant. Management has, therefore, reclassified the previous year comparative balance sheet presentation to be on the same basis as the most recently completed year-end period, resulting in $196,000 of acquisition adjustments being included in Gas plant for the period ended December 31, 2016.

Other Property and Investments. Other property and investments on the Southwest and Company Condensed Consolidated Balance Sheets includes (thousands of dollars):

Southwest Gas Corporation:	2017	2016
Net cash surrender value of COLI policies	$117,341	$106,744
Other property	1,773	1,825

Total Southwest Gas Corporation	119,114	108,569
Centuri property, equipment, and intangibles	554,730	451,114
Centuri accumulated provision for depreciation and amortization	(258,906)	(228,374)
Other property	13,242	11,034

Total Southwest Gas Holdings, Inc.	$428,180	$342,343

Deferred Purchased Gas Costs.    The various regulatory commissions have established procedures to enable Southwest to adjust its billing rates for changes in the cost of natural gas purchased. The difference between the current cost of gas purchased and the cost of gas recovered in billed rates is deferred. Generally, these deferred amounts are recovered or refunded within one year.

Prepaids and other current assets.    Prepaids and other current assets for Southwest and the Company include gas pipe materials and operating supplies of $33 million in 2017 and $30 million in 2016 (carried at weighted average cost), and also includes $40 million in 2017 and $953,000 in 2016 related to a regulatory asset associated with the Arizona decoupling mechanism (an alternative revenue program). In the recent Arizona general rate case decision, the decoupled rate design was approved to continue, excluding a winter-period adjustment to rates, making the mechanism fundamentally similar to that which exists in Nevada. This change from a combination of monthly winter-period adjustments to bills (coupled with an annual rate adjustment) to an annual rate adjustment resulted in an increase in the associated regulatory asset noted above.

Income Taxes.    The asset and liability method of accounting is utilized for the recognition of income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Refer to discussion below and to Note 13 – Income Taxes regarding recent tax changes enacted,

Southwest Gas Holdings, Inc.	73

including the remeasurement of deferred tax balances. For regulatory and financial reporting purposes, investment tax credits (“ITC”) related to gas utility operations are deferred and amortized over the life of related fixed assets. As of December 31, 2017, the Company had cumulative earnings of approximately $13 million of book earnings in its foreign jurisdiction. Management previously asserted and continues to assert that all the earnings of Centuri’s Canadian subsidiaries will be permanently reinvested in Canada. As a result, no U.S. deferred income taxes have been recorded related to cumulative foreign earnings.

On December 22, 2017, the legislation referred to as the Tax Cuts and Jobs Act (“TCJA”) was enacted. Substantially all of the provisions of the TCJA are effective for taxable years beginning after December 31, 2017. The TCJA includes extensive changes which significantly impact the taxation of business entities, including specific provisions related to regulated public utilities. The more significant changes that impact the Company include the reduction in the corporate federal income tax rate from 35% to 21%, and several technical provisions including, among others, limiting the utilization of net operating losses (“NOLs”) arising after December 31, 2017 to 80% of taxable income, with the ability to indefinitely carryforward unutilized NOLs to reduce future taxable income. For 2017, the Company benefited by the reduction in tax rates related to its construction services segment as a result of the required remeasurement of deferred tax balances based on the reduction in enacted rates, reducing income tax expense in the current year. The regulated operations of Southwest experienced other impacts due to its rate-regulation and the accounting treatment prescribed by U.S. GAAP to reflect the economics of the rate-regulation. Approximately $8 million favorably impacted tax expense for Southwest, while remaining reductions in accumulated deferred income tax balances to reflect the remeasurement were reclassified to regulatory liabilities in Other deferred credits on the balance sheets of Southwest and the Company. See Note 5 – Regulatory Assets and Liabilities and Note 13 – Income Taxes for further information.

Cash and Cash Equivalents.    For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and financial instruments with a purchase-date maturity of three months or less. In general, cash and cash equivalents fall within Level 1 (quoted prices for identical financial instruments) of the three-level fair value hierarchy that ranks the inputs used to measure fair value by their reliability. However, cash and cash equivalents for Southwest and the Company also includes money market fund investments totaling approximately $22.2 million and $5.3 million at December 31, 2017 and 2016, respectively, which fall within Level 2 (significant other observable inputs) of the fair value hierarchy, due to the asset valuation methods used by money market funds.

Significant non-cash investing activities for Southwest and the Company included the following: Upon contract expiration, customer advances of approximately $3.7 million, $6.5 million, and $3.1 million during 2017, 2016, and 2015, respectively, were applied as contributions toward utility construction activity and represent non-cash investing activity. In addition, approximately $15 million of capital expenditures were not paid for 2017 (a liability for these expenditures was included in accounts payable), which represents non-cash investing activity.

Adoption of Accounting Standards Update (“ASU”) No. 2016-09.    As of January 1, 2017, the Company adopted FASB ASU No. 2016-09 “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The adoption of this update is considered a change in accounting principle. Among other things, the update clarifies that all cash payments made to taxing authorities on the employees’ behalf for withheld shares should be presented as financing activities on the statement of cash flows. This change is required to be presented in the cash flow statement retrospectively. A new category, Withholding remittance – share-based compensation has been added to the Cash Flow from Financing Activities section of the Consolidated Statements of Cash Flows for both Southwest Gas Holdings, Inc. and Southwest Gas Corporation. The withheld taxes were

Southwest Gas Holdings, Inc.	74

included in the Other current assets and liabilities line item of the Consolidated Statements of Cash Flows in previous periods. Therefore, upon adoption, amounts presented as cash inflows from Other current assets and liabilities under the Cash Flow from Operating Activities section of the Southwest Gas Holdings, Inc. Consolidated Statements of Cash Flows were revised from $18.3 million to $23.2 million for the year ended December 31, 2015 and revised from cash outflows of $30 million to $27.4 million for the year ended December 31, 2016. The Southwest Gas Corporation Consolidated Statements of Cash Flows reflects application of the ASU for 2015, 2016, and 2017.

Under the new guidance, the Company can withhold any amount between the minimum and maximum individual statutory tax rates and still treat the entire award as equity. The Company intends to administer withholding such that awards under stock compensation programs will continue to be treated as equity awards.

In addition to the above, the update requires all income tax-related cash flows resulting from share-based payments (unrelated to employee withholding) be reported as operating activities on the statement of cash flows, a change from the previous requirement to present windfall tax benefits as an inflow from financing activities and an outflow from operating activities. This presentation requirement of the update was applied prospectively as permitted. Therefore, prior periods were not impacted in implementing this provision of the update.

Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value are required to be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. No previously unrecognized tax benefits existed as a result of these changes; therefore, no cumulative effect adjustment to the opening retained earnings was required.

Goodwill.    Goodwill is assessed for impairment annually, as required by U.S. GAAP, or otherwise, if circumstances indicate impairment to the carrying value of goodwill may have occurred. The goodwill impairment analysis is conducted as of October each year and may start with an assessment of qualitative factors (Step 0) to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the qualitative factors, management determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if management does not perform a qualitative assessment, a Step 1 impairment test will be performed. Management considered the qualitative factors and the evidence obtained and determined that it is not more likely than not that the fair value of our reporting units are less than their carrying amounts in either 2016 or 2017. Thus, no impairment was recorded in either year. The Neuco acquisition in 2017 (further discussion in Note 19 – Acquisition of Construction Services Business) was considered an asset purchase for tax purposes. As a result, goodwill associated with Neuco is expected to be deductible for those same purposes.

	Southwest	Construction Services	Total Company
(In thousands of dollars)
December 31, 2016	$10,095	$129,888	$139,983
Additional goodwill from New England Utility Constructors, Inc. acquisition	—	32,028	32,028
Foreign currency translation adjustment	—	7,303	7,303

December 31, 2017	$10,095	$169,219	$179,314

Southwest Gas Holdings, Inc.	75

Intangible Assets.    Intangible assets (other than goodwill) are amortized using the straight-line method to reflect the pattern of economic benefits consumed over the estimated periods benefited. The recoverability of intangible assets is evaluated when events or circumstances indicate that a revision of estimated useful lives is warranted or that an intangible asset may be impaired. Non-utility intangible assets are associated with construction services businesses acquired in 2014 and the Neuco acquisition in 2017. All have finite lives. Centuri has $80.7 million and $37.7 million of intangible assets at December 31, 2017 and 2016, respectively, as detailed in the following table (thousands of dollars):

December 31, 2017	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$76,254	$(6,743)	$69,511
Trade names and trademarks	13,754	(4,080)	9,674
Noncompete agreement	2,060	(543)	1,517

Total	$92,068	$(11,366)	$80,702

December 31, 2016
Customer relationships	$34,033	$(3,906)	$30,127
Trade names and trademarks	9,349	(2,565)	6,784
Customer contracts backlog	1,656	(1,656)	—
Noncompete agreement	1,029	(271)	758

Total	$46,067	$(8,398)	$37,669

The above intangible assets are included in Other property and investments in the Southwest Gas Holdings, Inc. Consolidated Balance Sheets. The estimated future amortization of the intangible assets for the next five years is as follows (in thousands):

2018	$6,835
2019	6,240
2020	6,114
2021	5,711
2022	5,626

See Note 2 – Utility Plant and Leases for additional information regarding natural gas operations intangible assets. Note 19 – Acquisition of Construction Services Business includes detailed information about intangible assets purchased in the Neuco acquisition.

Accumulated Removal Costs.    Approved regulatory practices allow Southwest to include in depreciation expense a component to recover removal costs associated with utility plant retirements. In accordance with the Securities and Exchange Commission (“SEC”) position on presentation of these amounts, management reclassifies estimated removal costs from accumulated depreciation to accumulated removal costs within the liabilities section of the Consolidated Balance Sheets. Amounts fluctuate between periods depending on the level of replacement work performed, the estimated cost of removal in rates and the actual cost of removal experienced.

Gas Operating Revenues.    Southwest recognizes revenue when it satisfies its performance by transferring gas to the customer. Natural gas is delivered and “consumed” by the customer simultaneously. Revenues are recorded

Southwest Gas Holdings, Inc.	76

when customers are billed. Customer billings are substantially based on monthly meter reads and include certain other charges assessed monthly, and are calculated in accordance with applicable tariffs and state and local laws, regulations, and related agreements. An estimate of the margin associated with natural gas service provided, but not yet billed, to residential and commercial customers from the latest meter read date to the end of the reporting period is also recognized as accrued utility revenue. Revenues also include the net impacts of margin tracker/decoupling accruals based on criteria in U.S. GAAP for rate-regulated entities associated with alternative revenue programs. All of Southwest’s service territories have decoupled rate structures, which are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of unusual weather variability and conservation on margin. See Note 3 – Revenue for additional information regarding natural gas operating revenues.

Southwest acts as an agent for state and local taxing authorities in the collection and remission of a variety of taxes, including sales and use taxes and surcharges. These taxes are not included in gas operating revenues. Management uses the net classification method to report taxes collected from customers to be remitted to governmental authorities.

Construction Revenues.    The majority of Centuri contracts are performed under unit-price contracts. Generally, these contracts state prices per unit of installation. Typical installations are accomplished in a few weeks or less. Revenues are recorded as installations are completed. Revenues are recorded for long-term fixed-price contracts in a pattern that reflects the transfer of control of promised goods and services to the customer over time. The amount of revenue recognized on fixed-price contracts is based on costs expended to date relative to anticipated final contract costs. Changes in job performance, job conditions, and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts. Revisions in estimates of costs and earnings during the course of work are reflected in the accounting period in which the facts requiring revision become known. If a loss on a contract becomes known or is anticipated, the entire amount of the estimated ultimate loss is recognized at that time in the financial statements. Some unit-price contracts contain caps that if encroached, trigger revenue and loss recognition similar to a fixed-price contract model. See Note 3 – Revenue for additional information regarding construction revenues.

Centuri is required to collect taxes imposed by various governmental agencies on the work performed by Centuri for its customers. These taxes are not included in construction revenues. Management uses the net classification method to report taxes collected from customers to be remitted to governmental authorities.

Construction Expenses.    The construction expenses classification in the income statement includes payroll expenses, office and equipment rental costs, subcontractor expenses, training, job-related materials, gains and losses on equipment sales, and professional fees of Centuri.

Net Cost of Gas Sold.    Components of net cost of gas sold include natural gas commodity costs (fixed-price and variable-rate), pipeline capacity/transportation costs, and actual settled costs of natural gas derivative instruments. Also included are the net impacts of purchased gas adjustment (“PGA”) deferrals and recoveries, which by their inclusion, result in net cost of gas sold overall that is comparable to amounts included in billed gas operating revenues. Differences between amounts incurred with suppliers, transmission pipelines, etc. and those already included in customer rates, are temporarily deferred in PGA accounts pending inclusion in customer rates.

Southwest Gas Holdings, Inc.	77

Operations and Maintenance Expense.    Operations and maintenance expense includes Southwest’s operating and maintenance costs associated with serving utility customers, uncollectible expense, administrative and general salaries and expense, employee benefits expense, and legal expense (including injuries and damages).

Depreciation and Amortization.    Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which compensate for removal costs (net of salvage value), and retirements, as approved by the appropriate regulatory agency. When plant is retired from service, the original cost of plant, including cost of removal, less salvage, is charged to the accumulated provision for depreciation. Other regulatory assets, including acquisition adjustments, are amortized when appropriate, over time periods authorized by regulators. Nonutility and construction services-related property and equipment are depreciated on a straight-line method based on the estimated useful lives of the related assets. During the third quarter of 2016, Centuri evaluated the estimated useful lives of its depreciable assets, and in so doing determined that certain equipment lives should be extended. This change in estimate reduced Centuri depreciation by approximately $10 million and $4 million, during 2017 and 2016, respectively. Costs and gains related to refunding utility debt and debt issuance expenses are deferred and amortized over the weighted-average lives of the new issues and become a component of interest expense. See also discussion regarding Accumulated Removal Costs above.

Allowance for Funds Used During Construction (“AFUDC”).    AFUDC represents the cost of both debt and equity funds used to finance utility construction. AFUDC is capitalized as part of the cost of utility plant. The debt portion of AFUDC is reported in the Company’s and Southwest’s Consolidated Statements of Income as an offset to net interest deductions and the equity portion is reported as other income. Utility plant construction costs, including AFUDC, are recovered in authorized rates through depreciation when completed projects are placed into operation, and general rate relief is requested and granted.

	2017	2016	2015
(In thousands)

AFUDC:
Debt portion	$1,666	$1,175	$1,666
Equity portion	2,296	2,289	3,008

AFUDC capitalized as part of utility plant	$3,962	$3,464	$4,674

AFUDC rate	5.95%	7.35%	7.32%

Southwest Gas Holdings, Inc.	78

Other Income (Deductions). The following table provides the composition of significant items included in Other income (deductions) on the consolidated statements of income (thousands of dollars):

	2017	2016	2015
Southwest Gas Corporation – natural gas operations segment:
Change in COLI policies	$10,300	$7,400	$(500)
Interest income	2,784	1,848	1,754
Equity AFUDC	2,296	2,289	3,008
Miscellaneous income and (expense)	(2,344)	(3,261)	(1,970)

Southwest Gas Corporation – total other income (deductions)	13,036	8,276	2,292

Construction services segment:
Interest income	3	1	419
Foreign transaction gain (loss)	(754)	(22)	(824)
Equity in earnings of unconsolidated investment – Western	1,052	69	310
Miscellaneous income and (expense)	44	1,145	682

Centuri – total other income (deductions)	345	1,193	587

Corporate and administrative	13	—	—

Consolidated Southwest Gas Holdings, Inc. – total other income (deductions)	$13,394	$9,469	$2,879

Included in the table above is the change in cash surrender values of company-owned life insurance (“COLI”) policies (including net death benefits recognized). These life insurance policies on members of management and other key employees are used by the Company and Southwest to indemnify against the loss of talent, expertise, and knowledge, as well as to provide indirect funding for certain nonqualified benefit plans. Current tax regulations provide for tax-free treatment of life insurance (death benefit) proceeds. Therefore, changes in the cash surrender value components of COLI policies, as they progress towards the ultimate death benefits, are also recorded without tax consequences.

Foreign Currency Translation.    Foreign currency-denominated assets and liabilities of consolidated subsidiaries are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of accumulated other comprehensive income within stockholders’ equity. Results of operations of foreign subsidiaries are translated using the monthly weighted-average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in other income (expense) of the Company. Gains and losses resulting from intercompany foreign currency transactions that are of a long-term investment nature are reported in other comprehensive income, if applicable.

Southwest Gas Holdings, Inc.	79

Earnings Per Share.    Basic earnings per share (“EPS”) in each period of this report were calculated by dividing net income attributable to Southwest Gas Holdings, Inc. by the weighted-average number of shares during those periods. Diluted EPS includes additional weighted-average common stock equivalents (stock options, performance shares, and restricted stock units). Unless otherwise noted, the term “Earnings Per Share” refers to Basic EPS. A reconciliation of the denominator used in the Basic and Diluted EPS calculations is shown in the following table.

	2017	2016	2015
(In thousands)

Average basic shares	47,965	47,469	46,992
Effect of dilutive securities:
Stock options	—	1	8
Management Incentive Plan shares	8	124	171
Restricted stock units (1)	18	220	212

Average diluted shares	47,991	47,814	47,383

(1)	The number of securities granted for 2017 includes 7,000 performance shares, the total of which was derived by assuming that target performance will be achieved during the relevant performance period.

Recently Issued Accounting Standards Updates.    In May 2014, the FASB issued the update “Revenue from Contracts with Customers (Topic 606).” The update replaces much of the current guidance regarding revenue recognition including most industry-specific guidance. In accordance with the update, an entity will be required to identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. In addition to the new revenue recognition requirements, entities will be required to disclose sufficient information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Southwest and the Company adopted the new guidance on January 1, 2018 under the modified retrospective transition method, as permissible. See also Note 3 – Revenue.

In January 2016, the FASB issued the update “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” in order to improve the recognition and measurement of financial instruments. The update makes targeted improvements to existing U.S. GAAP by: 1) requiring equity investments to be measured at fair value with changes in fair value recognized in net income; 2) requiring the use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes; 3) requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; 4) eliminating the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and 5) requiring a reporting entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in instrument-specific credit risk when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management believes this update will not have a material impact on its consolidated financial statements and disclosures.

Southwest Gas Holdings, Inc.	80

In February 2016, the FASB issued the update “Leases (Topic 842).” Under the update, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. Though companies have historically been required to make disclosures regarding leases and of associated contractual obligations, leases (with terms longer than a year) will no longer exist off-balance sheet. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. Early application is permitted. Management of Southwest and the Company currently plans to adopt the update at the required adoption date, which is for interim and annual reporting periods commencing January 1, 2019. Existing leases have been historically documented under traditional leasing arrangements by both segments. Management is in the process of evaluating other types of arrangements that have the potential to meet the definition of a lease under the new standard, and is also in the process of selecting software to efficiently implement the standard for its natural gas operations segment. In January 2018, the FASB issued guidance that allows the election of a practical expedient to not apply the new standard to existing easement contracts that were not previously accounted for as leases under historic guidance. However, companies would still be required to evaluate any new easements entered into after the effective date of the standard to determine if the arrangements should be accounted for as leases. Management is currently evaluating the new and proposed guidance in light of its customary leasing arrangements (and other arrangements in association with the new guidance) to determine the effect the new standard will have on its financial position, results of operations, cash flows, and business processes.

In June 2016, the FASB issued the update “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The update amends guidance on reporting credit losses for financial assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, the update eliminates the “probable” threshold for initial recognition of credit losses in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current U.S. GAAP, however the update will require that credit losses be presented as an allowance rather than as a write-down. This update affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The update affects loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is evaluating what impact, if any, this update might have on its consolidated financial statements and disclosures.

Southwest Gas Holdings, Inc.	81

In August 2016, the FASB issued the update “Classification of Certain Cash Receipts and Cash Payments.” This update addresses the following specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance (“COLI”) policies; distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows, including identification of the predominant nature in cases where cash receipts and payments have aspects of more than one class of cash flows. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management believes this update will not have a material impact on its consolidated cash flow statements and disclosures.

In October 2016, the FASB issued the update “Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory.” This update eliminates the current U.S. GAAP exception for all intra-entity sales of assets other than inventory. As a result, a reporting entity would recognize the tax expense from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. The update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The modified retrospective approach will be required for transition to the new guidance, with a cumulative-effect adjustment recorded in retained earnings as of the beginning of the period of adoption. Management believes this update will not have a material impact on its consolidated financial statements and disclosures.

In January 2017, the FASB issued the update “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The update eliminates Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The update also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendments should be applied on a prospective basis. The update is effective for fiscal and interim periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Management has determined that this update would have had no impact on the consolidated financial statements for the periods presented if it had been effective during those periods.

In March 2017, the FASB issued the update “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The update applies to all employers that offer employee benefits under defined benefit pension plans, other postretirement benefit plans, or other types of benefits accounted for under Topic 715, Compensation – Retirement Benefits. The update requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, and be appropriately described. The update also allows only the service cost

Southwest Gas Holdings, Inc.	82

component (and not the other components of periodic benefit costs) to be eligible for capitalization when applicable, making no exception for specialized industries, including rate-regulated industries.

Southwest is a rate-regulated utility offering pension and postretirement benefits to retired employees. It is anticipated that Southwest would continue to request recovery of the total costs of defined benefit plans in rate applications filed with its various regulatory bodies. Rate-regulated entities providing utility and transmission services have historically capitalized a portion of periodic benefit costs (including non-service cost components) in utility infrastructure (for instance, when productive labor is also charged to capital work orders). The portion capitalized has historically been a component of depreciation and related rate development through efforts of companies and their regulatory commissions. The Federal Energy Regulatory Commission (“FERC”) regulates interstate transmission pipelines and also establishes, via its Uniform System of Accounts, accounting practices of rate-regulated entities. Accounting guidelines by the FERC are typically also upheld by state commissions. Historically, those guidelines have been generally consistent with guidance in U.S. GAAP (including U.S. GAAP for rate-regulated entities). The FERC has issued guidance that states it will permit an election to either continue to capitalize non-service benefit costs for regulatory reporting purposes or to cease capitalizing such costs and implement the Topic 715 update capitalization provisions “as is,” for regulatory purposes. Southwest and the Company will adopt the provisions of Topic 715 for both SEC reporting and regulatory purposes effective January 2018. The estimated non-service costs capitalized as a component of gas plant were estimated to be approximately $3 million during both years ending December 31, 2017 and December 31, 2016. Total non-service costs were approximately $19 million and $20 million during those same periods then ending.

Subsequent Events.    Management monitors events occurring after the balance sheet date and prior to the issuance of the financial statements to determine the impacts, if any, of events on the financial statements to be issued or disclosures to be made, and has reflected them where appropriate.

Note 2 – Utility Plant and Leases

Net utility plant as of December 31, 2017 and 2016 was as follows (thousands of dollars):

December 31,	2017	2016
Gas plant:
Storage	$25,019	$24,614
Transmission	363,396	349,981
Distribution	5,600,769	5,198,531
General	396,252	382,084
Software and software-related intangibles	230,030	224,260
Other	14,178	14,290

	6,629,644	6,193,760
Less: accumulated depreciation	(2,231,242)	(2,172,966)
Construction work in progress	125,248	111,177

Net utility plant	$4,523,650	$4,131,971

Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which compensate for removal costs (net of salvage value), and retirements, based on the processes of regulatory proceedings and related regulatory commission approvals and/or mandates. In 2017, annual utility depreciation and amortization expense

Southwest Gas Holdings, Inc.	83

averaged 2.9% of the original cost of depreciable and amortizable property. Average rates in 2016 and 2015 approximated 3.6%. Transmission and Distribution plant (combined), associated with core natural gas delivery infrastructure, constitute the majority of gas plant. Annual utility depreciation expense averaged approximately 3.2% of original cost of depreciable transmission and distribution plant during the period 2015 through 2017.

Depreciation and amortization expense on gas plant, including intangibles, was as follows (thousands of dollars):

	2017	2016	2015
Depreciation and amortization expense	$187,075	$214,037	$201,233

Included in the figures above is amortization of utility intangibles of $14.3 million in 2017, $14.8 million in 2016, and $12.7 million in 2015.

Operating Leases and Rentals.    Certain office and construction equipment is leased. The majority of these leases are short-term and accounted for as operating leases. For the gas segment, these leases are also treated as operating leases for regulatory purposes. Centuri has various short-term operating leases of equipment and temporary office sites. The table below presents Southwest’s and Centuri’s rental and lease payments that are included in operating expenses (in thousands):

	2017	2016	2015
Southwest Gas Corporation	$4,926	$4,357	$4,186
Centuri	62,310	53,956	45,849

Consolidated rental payments/lease expense	$67,236	$58,313	$50,035

The following is a schedule of future minimum lease payments for operating leases (with initial or remaining terms in excess of one year) as of December 31, 2017 (thousands of dollars):

			Consolidated
	Southwest	Centuri	Total
2018	$1,538	$7,297	$8,835
2019	886	7,188	8,074
2020	714	5,157	5,871
2021	627	3,828	4,455
2022	299	3,364	3,663
Thereafter	116	9,530	9,646

Total minimum lease payments	$4,180	$36,364	$40,544

Capital Leases.    Centuri leases certain construction equipment under capital leases arrangements. The amounts associated with capital leases of equipment as of December 31, 2017 and 2016 are as follows (thousands of dollars):

December 31,	2017	2016
Capital leased assets, gross	$2,159	$3,189
Less: accumulated amortization	(1,000)	(1,172)

Capital leased assets, net	$1,159	$2,017

Southwest Gas Holdings, Inc.	84

The following is a schedule of future minimum lease payments for non-cancelable capital leases (with initial or remaining terms in excess of one year) as of December 31, 2017 (thousands of dollars):

Year Ending December 31,
2018	$709
2019	233
2020	191
2021	—
2022	—
Thereafter	—

1,133
Less: amount representing interest	(84)

Total minimum lease payments	$1,049

Note 3 – Revenue

In May 2014, the FASB issued the update “Revenue from Contracts with Customers (Topic 606).” The update replaces much of the current guidance regarding revenue recognition including most industry-specific guidance. The Company adopted the update on January 1, 2018 using the modified retrospective transition method. Management of both segments of the Company completed assessments of sources of revenue and the effects that adoption of the new guidance will have on the Company’s (and Southwest’s in the case of utility operations) financial position, results of operations, and cash flows. Based on these assessments, such impacts were not material overall. Presentation and disclosure requirements of the new guidance will have the most impact on the financial statements and note disclosures during the first quarter of 2018.

The following information about the Company’s revenues is presented by segment. Southwest consists of only one segment – natural gas operations. For more information regarding reportable segments, see Note 15 – Segment Information.

Natural Gas Operations Segment:

Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Public utility rates, practices, facilities, and service territories of Southwest are subject to regulatory oversight. Southwest generally has two types of sales to its customers: tariff sales and transportation–only service. Tariff sales encompass sales to many types of customers (residential customers primarily) under various rate schedules, subject to cost-of-service ratemaking, which is based on the rate-regulation of state commissions and the Federal Energy Regulatory Commission. Those commissions determine generally all important terms of service, which are memorialized in our tariffs, and in some cases, in state statutes. Those tariffs and statutes have been determined to effectively comprise customer contract terms from an accounting perspective. Southwest provides both the commodity and the related distribution thereof to nearly all of its approximate 2 million customers, and only several hundred customers (who are eligible to secure their own gas) subscribe to transportation-only service. Also, only a few hundred customers have contracts covered by stated periods. Therefore, most all can terminate at their election. Southwest recognizes revenue when it satisfies its performance requirement by transferring volumes of gas to the customer. Natural gas is delivered and consumed by the customer simultaneously. Recognition is appropriate in any given month for natural gas service both through the meter-read date and, to the extent a customer consumes gas or takes service after the meter-read date, through the end of the month (not yet billed).

Southwest Gas Holdings, Inc.	85

Similar to tariff sales (which include the provision of the commodity and transportation service), transportation-only service is governed by tariff rate provisions. Transportation-only service is generally only available to very large customers under requirements of Southwest’s various tariffs. With this service, customers secure their own gas supply and Southwest provides transportation services to move the customer commodity to the intended location.

Southwest occasionally enters into negotiated rate contracts for customers located in proximity to another pipeline, which, thereby pose a bypass threat. Southwest can also enter into such contracts for potential customers that may be able to otherwise satisfy their energy needs by means of alternative fuel to natural gas. Less than two dozen customers are party to contracts with rate components subject to negotiation. Many rate provisions and terms of service for these less common types of contracts are also subject to regulatory oversight and tariff provisions.

Revenues also include the net impacts of margin tracker/decoupling accruals. All of Southwest’s service territories have decoupled rate structures (also referred to as alternative revenue programs) that are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of unusual weather variability and conservation on margin. The primary alternative revenue programs involve permissible adjustments for differences between stated tariff benchmarks and amounts billable through revenue from contracts with customers via existing rates. Such adjustments are currently recognized by entries to revenue and the associated regulatory asset/liability. See Note 5 – Regulatory Assets and Liabilities.

Construction Services Segment:

Centuri derives revenue from the installation, replacement, repair, and maintenance of energy distribution systems, and in developing industrial construction solutions. Centuri has operations in the U.S. and Canada. The majority of Centuri’s revenues are related to construction contracts for natural gas pipeline replacement and installation work for natural gas utilities. In addition, Centuri performs certain industrial construction activities for various customers and industries. Centuri has two types of agreements with its customers: master services agreements (“MSA”) and bid contracts. Most of Centuri’s customers supply many of their own materials in order for Centuri to complete its work under the contracts

An MSA is an agreement that identifies most of the terms describing each party’s rights and obligations that will govern future work authorizations. An MSA is often effective for a period of two to seven years at a time. A work authorization is required to be issued by the customer in order for each party to fully know its rights and obligations. The work authorization will describe the location, timing and any additional information necessary to complete the work for the customer. Each work authorization references the terms and conditions included in the MSA. As such, the combination of the MSA and the work authorization is when a contract exists and revenue recognition may begin.

A bid contract is typically a one-time agreement for a specific project that has all necessary terms defining each party’s rights and obligations. Bid contracts have terms and conditions that vary from contract to contract. As such, each bid contract is evaluated for revenue recognition individually. Control of assets created under bid contracts generally passes to the customer over time and the customer either simultaneously receives and consumes the benefits provided by performance (i.e. when services are provided), or performance creates or enhances an asset the customer controls (i.e. when goods are provided).

Southwest Gas Holdings, Inc.	86

Centuri’s MSA and bid contracts are characterized as either fixed-price contracts or unit-price contracts for revenue recognition purposes.

Centuri categorizes work performed under MSAs and bid contracts into three primary service types: replacement gas construction, new gas construction, and other construction. Replacement gas construction includes work involving previously existing gas pipelines requiring replacement for any reason, including due to pipe defect, age or replacement with preferred materials. New gas construction involves the installation of new pipelines or service lines to areas that do not already have gas services. Other construction includes all other work and can include industrial construction, water infrastructure construction, electric infrastructure construction, etc.

Actual revenues and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors including unforeseen circumstances not originally contemplated (including at times events not covered by its contracts) preventing it from obtaining adequate compensation. These circumstances can include concealed or unknown environmental conditions; changes in the cost of equipment, commodities, materials or labor; unanticipated costs or claims due to customer-caused delays, customer failure to provide required materials or equipment, errors in engineering, specifications or designs, project modifications, or contract termination and Centuri’s inability to obtain reimbursement for such costs or recover claims; weather conditions; and quality issues requiring rework or replacement. These factors, along with other risks inherent in performing fixed-price contracts may cause actual revenues and gross profit for a project to differ from previous estimates and could result in reduced profitability or losses on projects. Changes in these factors may result in revisions to costs and earnings, the impacts for which are recognized in the period in which the changes are identified; once identified, these types of conditions continue to be evaluated for each project throughout the project term, and ongoing revisions in management’s estimates of contract value, contract cost, and contract profit are recognized as necessary in the period determined.

Contracts can have compensation/consideration that is variable. For MSAs, variable consideration is evaluated at the customer level as the terms creating variability in pricing are included within the MSA and are not specific to a work authorization. For multi-year MSAs, the variable consideration items are typically determined for each year of the contract and not for the full contract term. For bid contracts, variable consideration is evaluated at the individual contract level. The expected value method or most likely amount method is used based on the nature of the variable consideration. Types of variable consideration include liquidated damages, delay penalties (payable to or receivable from the customer), performance incentives, safety bonuses, payment discounts, and volume rebates. Centuri will typically estimate variable consideration and adjust financial information as necessary.

Change orders involve the modification in scope, price, or both to the current contract, requiring approval by both parties. The existing terms of the contract continue to be accounted until such time as a change order is approved. Once approved, the change order is either treated as a separate contract or as part of the existing contract as appropriate under the circumstances. When the scope is agreed upon in the change order but not the price, Centuri estimates the change to the transaction price.

Note 4 – Receivables and Related Allowances

Business activity with respect to gas utility operations is conducted with customers located within the three-state region of Arizona, Nevada, and California. The table below contains information about the gas utility customer accounts receivable balance (net of allowance) at December 31, 2017 and 2016, and the percentage of customers in each of the three states.

Southwest Gas Holdings, Inc.	87

	December 31, 2017	December 31, 2016
Gas utility customer accounts receivable balance (in thousands)	$119,444	$111,320

December 31, 2017
Percent of customers by state
Arizona	53%
Nevada	37%
California	10%

Although Southwest seeks to minimize its credit risk related to utility operations by requiring security deposits from new customers, imposing late fees, and actively pursuing collection on overdue accounts, some accounts are ultimately not collected. Customer accounts are subject to collection procedures that vary by jurisdiction (late fee assessment, noticing requirements for disconnection of service, and procedures for actual disconnection and/or reestablishment of service). After disconnection of service, accounts are generally written off approximately one month after inactivation. Dependent upon the jurisdiction, reestablishment of service requires both payment of previously unpaid balances and additional deposit requirements. Provisions for uncollectible accounts are recorded monthly based on experience, customer and rate composition, and write-off processes. They are included in the ratemaking process as a cost of service. The Nevada jurisdictions have a regulatory mechanism associated with the gas cost-related portion of uncollectible accounts. Such amounts are deferred and collected through a surcharge in the ratemaking process. Activity in the allowance account for uncollectibles is summarized as follows (thousands of dollars):

Allowance for Uncollectibles
Balance, December 31, 2014	$2,255
Additions charged to expense	4,113
Accounts written off, less recoveries	(4,098)

Balance, December 31, 2015	2,270
Additions charged to expense	3,264
Accounts written off, less recoveries	(3,010)

Balance, December 31, 2016	2,524
Additions charged to expense	2,310
Accounts written off, less recoveries	(2,723)

Balance, December 31, 2017	$2,111

At December 31, 2017, the construction services segment (Centuri) had $227.6 million in customer accounts receivable. Both the allowance for uncollectibles and write-offs related to Centuri customers have been insignificant and are not reflected in the table above.

Note 5 – Regulatory Assets and Liabilities

Southwest is subject to the regulation of the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), the California Public Utilities Commission (“CPUC”), and the Federal Energy Regulatory Commission (“FERC”). Accounting policies of Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. Accounting treatment for rate-regulated

Southwest Gas Holdings, Inc.	88

entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. If rate recovery is no longer probable, due to competition or the actions of regulators, Southwest is required to write-off the related regulatory asset. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be credited to customers through the ratemaking process.

The following table represents existing regulatory assets and liabilities (thousands of dollars):

December 31,	2017	2016
Regulatory assets:
Accrued pension and other postretirement benefit costs (1)	$391,403	$379,063
Unrealized net loss on non-trading derivatives (Swaps) (2)	5,780	—
Deferred purchased gas costs (3)	14,581	2,608
Accrued purchased gas costs (4)	17,000	37,100
Unamortized premium on reacquired debt (5)	20,913	21,975
Accrued absence time (10)	13,870	13,440
Other (6)	68,351	23,557

	531,898	477,743
Regulatory liabilities:
Deferred purchased gas costs (3)	(6,841)	(90,476)
Accumulated removal costs	(315,000)	(308,000)
Unrealized net gain on non-trading derivatives (Swaps) (2)	—	(4,377)
Unamortized gain on reacquired debt (7)	(9,253)	(9,789)
Regulatory excess deferred taxes and gross -up (8)	(433,908)	(6,593)
Other (9)	(33,184)	(18,066)

Net regulatory assets (liabilities)	$(266,288)	$40,442

(1)	Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovery period is greater than five years. (See Note 11 – Pension and Other Postretirement Benefits).
(2)

The following table details the regulatory assets/(liabilities) offsetting the derivatives (Swaps) at fair value in the Consolidated Balance Sheets (thousands of dollars). The actual amounts, when realized at settlement, become a component of purchased gas costs under Southwest’s purchased gas adjustment (“PGA”) mechanisms. (See Note 14 – Derivatives and Fair Value Measurements).

Instrument	Balance Sheet Location	2017	2016
Swaps	Deferred charges and other assets	$1,323	$—
Swaps	Prepaids and other current assets	4,457	—
Swaps	Other current liabilities	—	(3,532)
Swaps	Other deferred credits	—	(845)

(3)	Balance recovered or refunded on an ongoing basis with interest.
(4)	Included in Prepaids and other current assets on the Consolidated Balance Sheets. Balance recovered or refunded on an ongoing basis.
(5)	Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovered over life of debt instruments.

Southwest Gas Holdings, Inc.	89

(6)

The following table details the components of Other regulatory assets which are included in either Prepaids and other current assets or Deferred charges and other assets on the Consolidated Balance Sheets (as indicated). Recovery periods vary. Margin tracking/decoupling mechanisms are alternative revenue programs and revenue associated with under-collections (for the difference between authorized margin levels and amounts billed to customers through rates currently) are recognized as revenue so long as recovery is expected to take place within 24 months.

Other Regulatory Assets	2017	2016
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$4,832	$7,096
Margin and interest-tracking accounts (a) (e)	42,354	3,517
Infrastructure replacement programs and similar (b) (e)	9,627	6,976
Environmental compliance programs (c) (e)	9,702	4,329
Other (d)	1,836	1,639

	$68,351	$23,557

a)	Included in Prepaids and other current assets on the Consolidated Balance Sheets. See Prepaids and other current assets in Note 1 – Summary of Significant Accounting Policies.
b)	Included in Deferred charges and other assets on the Consolidated Balance Sheets.

c)

2017 included in Prepaids and other current assets on the Consolidated Balance Sheets ($9.2 million) and Deferred charges and other assets on the Consolidated Balance Sheets ($527,000); 2016 included in Prepaids and other current assets on the Consolidated Balance Sheets ($3.8 million) and Deferred charges and other assets on the Consolidated Balance Sheets ($500,000).

d)

2017 included in Prepaids and other current assets on the Consolidated Balance Sheets ($531,000) and Deferred charges and other assets on the Consolidated Balance Sheets ($1.3 million); 2016 included in Prepaids and other current assets on the Consolidated Balance Sheets ($622,000) and Deferred charges and other assets on the Consolidated Balance Sheets ($1 million).

e)	Balance recovered or refunded on an ongoing basis, generally with interest.
(7)	Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. Amortized over life of debt instruments.
(8)

The Tax Cuts and Jobs Act required a remeasurement and reduction of the net deferred income tax liability. The reduction (excess deferred taxes) became a regulatory liability with appropriate tax gross-up. The excess deferred taxes reduce rate base. The tax benefit will be returned to utility customers in accordance with regulatory requirements. Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.

(9)

The following table details the components of Other regulatory liabilities which are included in either Other current liabilities or Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets (as indicated).

Other Regulatory Liabilities	2017	2016
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$(10,213)	$(7,101)
Margin, interest- and property tax-tracking accounts (b) (e)	(9,505)	(3,668)
Environmental compliance programs (a) (e)	(8,574)	(4,469)
Regulatory accounts for differences related to pension funding (c)	(3,178)	(2,284)
Other (d) (e)	(1,714)	(544)

	$(33,184)	$(18,066)

Southwest Gas Holdings, Inc.	90

a)	Included in Other current liabilities on the Consolidated Balance Sheets.
b)

2017 included in Other current liabilities ($6.6 million) and Other deferred credits and other long-term liabilities ($2.9 million) on the Consolidated Balance Sheets; 2016 included in Other current liabilities on the Consolidated Balance Sheets.

c)	Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.
d)

2017 included in Other current liabilities on the Consolidated Balance Sheets ($1.7 million) and in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets ($9,000); 2016 included in Other current liabilities on the Consolidated Balance Sheets ($536,000) and in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets ($8,000).

e)	Balance recovered or refunded on an ongoing basis, generally with interest.

(10)	Regulatory recovery occurs on a one-year lag basis through the labor loading process.

Note 6 – Other Comprehensive Income and Accumulated Other Comprehensive Income (“AOCI”)

The following information provides insight into amounts impacting Other Comprehensive Income (Loss), both before and after-tax, within the Consolidated Statements of Comprehensive Income, which also impact Accumulated Other Comprehensive Income in the Consolidated Balance Sheets and Consolidated Statements of Equity of the Company and Southwest.

Related Tax Effects Allocated to Each Component of Other Comprehensive Income (Loss)

(Thousands of dollars)		2017			2016			2015
	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount
Defined benefit pension plans:
Net actuarial gain/(loss)	$(43,027)	$10,326	$(32,701)	$(22,770)	$8,652	$(14,118)	$(30,519)	$11,597	$(18,922)
Amortization of prior service cost	1,335	(507)	828	1,335	(507)	828	1,335	(507)	828
Amortization of net actuarial (gain)/loss	25,445	(9,669)	15,776	27,066	(10,285)	16,781	34,381	(13,065)	21,316
Regulatory adjustment	12,340	250	12,590	(5,584)	2,122	(3,462)	(5,646)	2,146	(3,500)

Pension plans other comprehensive income (loss)	(3,907)	400	(3,507)	47	(18)	29	(449)	171	(278)
Forward-starting interest rate swaps (“FSIRS”) (designated hedging activities):
Amounts reclassified into net income	3,344	(1,271)	2,073	3,345	(1,270)	2,075	3,344	(1,271)	2,073

FSIRS other comprehensive income (loss)	3,344	(1,271)	2,073	3,345	(1,270)	2,075	3,344	(1,271)	2,073

Total other comprehensive income (loss) – Southwest Gas Corporation	(563)	(871)	(1,434)	3,392	(1,288)	2,104	2,895	(1,100)	1,795

Foreign currency translation adjustments:
Translation adjustments	1,771	—	1,771	161	—	161	(1,954)	—	(1,954)

Foreign currency other comprehensive income (loss)	1,771	—	1,771	161	—	161	(1,954)	—	(1,954)

Total other comprehensive income (loss) – Southwest Gas Holdings, Inc.	$1,208	$(871)	$337	$3,553	$(1,288)	$2,265	$941	$(1,100)	$(159)

Southwest Gas Holdings, Inc.	91

(1)

Tax amounts related to existing before-tax balances accumulating prior to the enactment of the U.S. tax reform changes of the TCJA were estimated using a 38% effective rate. Tax amounts related to before-tax balances accumulating after the enactment date were estimated using a 24% effective rate. Management previously asserted and continues to assert that all of the earnings of Centuri’s Canadian subsidiaries will be permanently reinvested in Canada. As a result, no U.S. deferred income taxes have been recorded for foreign earnings. Therefore, foreign currency translation adjustments are reflected in other comprehensive income with no associated U.S. deferred income tax adjustment.

With regard to the table above, and the roll-forward tables below, management recognizes tax impacts (associated with underlying before-tax amounts in AOCI) in both AOCI and in Deferred income taxes and investment tax credits, net on its balance sheets. U.S. tax reform of the TCJA was enacted on December 22, 2017. U.S. GAAP requires that deferred tax assets and liabilities be adjusted to reflect the effects of a change in tax laws and rates, and also requires that the effect be included in income from continuing operations for the period of enactment. As a result, when deferred tax balances on the balance sheet for the period ending December 31, 2017 were remeasured as a result of the TCJA to reflect the change in enacted rates, those adjustments were also reflected in income tax expense on the Consolidated Statements of Income, as required.

The estimated amounts that will be amortized from accumulated other comprehensive income or regulatory assets into net periodic benefit cost over the next year are summarized below (in thousands):

Retirement plan net actuarial loss	$32,000
SERP net actuarial loss	1,500
PBOP prior service cost	1,300

Approximately $2.1 million of realized losses (net of tax) related to the FSIRS, included in AOCI at December 31, 2017, will be reclassified into interest expense within the next twelve months as the related interest payments on long-term debt occur.

Southwest Gas Holdings, Inc.	92

The following table represents a rollforward of AOCI, presented on the Company’s Consolidated Balance Sheets and its Consolidated Statements of Equity:

AOCI—Rollforward

(Thousands of dollars)

	Defined Benefit Plans (Note 11)			FSIRS (Note 14)			Foreign Currency Items
	Before-Tax	Tax (Expense) Benefit (4)	After-Tax	Before- Tax	Tax (Expense) Benefit (4)	After-Tax	Before- Tax	Tax (Expense) Benefit	After-Tax	AOCI
Beginning Balance AOCI December 31, 2016	$(57,613)	$21,893	$(35,720)	$(15,999)	$6,080	$(9,919)	$(2,369)	$—	$(2,369)	$(48,008)

Net actuarial gain/(loss)	(43,027)	10,326	(32,701)	—	—	—	—	—	—	(32,701)
Translation adjustments	—	—	—	—	—	—	1,771	—	1,771	1,771

Other comprehensive income before reclassifications	(43,027)	10,326	(32,701)	—	—	—	1,771	—	1,771	(30,930)
FSIRS amounts reclassified from AOCI (1)	—	—	—	3,344	(1,271)	2,073	—	—	—	2,073
Amortization of prior service cost (2)	1,335	(507)	828	—	—	—	—	—	—	828
Amortization of net actuarial loss (2)	25,445	(9,669)	15,776	—	—	—	—	—	—	15,776
Regulatory adjustment (3)	12,340	250	12,590	—	—	—	—	—	—	12,590

Net current period other comprehensive income (loss)	(3,907)	400	(3,507)	3,344	(1,271)	2,073	1,771	—	1,771	337
Less: Translation adjustment attributable to redeemable noncontrolling interest	—	—	—	—	—	—	11	—	11	11

Net current period other comprehensive income (loss) attributable to Southwest Gas Holdings, Inc.	(3,907)	400	(3,507)	3,344	(1,271)	2,073	1,760	—	1,760	326

Ending Balance AOCI December 31, 2017	$(61,520)	$22,293	$(39,227)	$(12,655)	$4,809	$(7,846)	$(609)	$—	$(609)	$(47,682)

(1)

The FSIRS reclassification amounts are included in the Net interest deductions line item on the Consolidated Statements of Income. Tax amounts related to FSIRS balances were estimated using a 38% effective rate. See also discussion above regarding the enactment of the TCJA.

(2)	These AOCI components are included in the computation of net periodic benefit cost (see Note 11 – Pension and Other Postretirement Benefits for additional details).
(3)

The regulatory adjustment represents the portion of the activity above that is expected to be recovered through rates in the future (the related regulatory asset is included in the Deferred charges and other assets line item on the Consolidated Balance Sheets).

(4)

Tax amounts related to existing before-tax balances accumulating prior to the enactment of the U.S. tax reform changes of the TCJA for both Defined Benefit Plans and FSIRS were estimated using a 38% effective rate. Tax amounts related to before-tax balances accumulated after the enactment date were estimated using a 24% effective rate.

Southwest Gas Holdings, Inc.	93

The following table represents a rollforward of AOCI, presented on Southwest’s Consolidated Balance Sheets:

AOCI—Rollforward

(Thousands of dollars)

	Defined Benefit Plans (Note 11)			FSIRS (Note 14)
	Before-Tax	Tax (Expense) Benefit (4)	After- Tax	Before- Tax	Tax (Expense) Benefit (8)	After-Tax	AOCI
Beginning Balance AOCI December 31, 2016	$(57,613)	$21,893	$(35,720)	$(15,999)	$6,080	$(9,919)	$(45,639)

Net actuarial gain/(loss)	(43,027)	10,326	(32,701)	—	—	—	(32,701)

Other comprehensive income before reclassifications	(43,027)	10,326	(32,701)	—	—	—	(32,701)
FSIRS amounts reclassified from AOCI (5)	—	—	—	3,344	(1,271)	2,073	2,073
Amortization of prior service cost (6)	1,335	(507)	828	—	—	—	828
Amortization of net actuarial loss (6)	25,445	(9,669)	15,776	—	—	—	15,776
Regulatory adjustment (7)	12,340	250	12,590	—	—	—	12,590

Net current period other comprehensive income (loss) attributable to Southwest Gas Corporation	(3,907)	400	(3,507)	3,344	(1,271)	2,073	(1,434)

Ending Balance AOCI December 31, 2017	$(61,520)	$22,293	$(39,227)	$(12,655)	$4,809	$(7,846)	$(47,073)

(5)

The FSIRS reclassification amounts are included in the Net interest deductions line item on the Consolidated Statements of Income. Tax amounts related to FSIRS balances were estimated using a 38% effective rate. See also discussion above regarding the enactment of the TCJA.

(6)	These AOCI components are included in the computation of net periodic benefit cost (see Note 11 – Pension and Other Postretirement Benefits for additional details).
(7)

The regulatory adjustment represents the portion of the activity above that is expected to be recovered through rates in the future (the related regulatory asset is included in the Deferred charges and other assets line item on the Consolidated Balance Sheets).

(8)

Tax amounts related to existing before-tax balances accumulating prior to the enactment of the U.S. tax reform changes of the TCJA for both Defined Benefit Plans and FSIRS were estimated using a 38% effective rate. Tax amounts related to before-tax balances accumulating after the enactment date were estimated using a 24% effective rate.

The following table represents amounts (before income tax impacts) included in Accumulated other comprehensive income (in the table above), that have not yet been recognized in net periodic benefit cost as of December 31, 2017 and 2016:

Amounts Recognized in AOCI (Before Tax)

(Thousands of dollars)

	2017	2016
Net actuarial (loss) gain	$(448,555)	$(430,973)
Prior service cost	(4,368)	(5,703)
Less: amount recognized in regulatory assets	391,403	379,063

Recognized in AOCI	$(61,520)	$(57,613)

See Note 11 – Pension and Other Postretirement Benefits for more information on the defined benefit pension plans and Note 14 – Derivatives and Fair Value Measurements for more information on the FSIRS.

Southwest Gas Holdings, Inc.	94

Note 7 – Common Stock

In January 2017, the holding company reorganization was made effective and each outstanding share of Southwest Gas Corporation common stock was converted into a share of common stock in Southwest Gas Holdings, Inc., on a one-for-one basis. The ticker symbol of the stock, “SWX,” remained unchanged, and Southwest Gas Corporation became a wholly owned subsidiary of Southwest Gas Holdings, Inc.

On March 29, 2017, the Company filed with the Securities and Exchange Commission (“SEC”) an automatic shelf registration statement on Form S-3 (File No. 333-217018), which became effective upon filing, for the offer and sale of up to $150 million of common stock from time to time in at-the-market offerings under the prospectus included therein and in accordance with the Sales Agency Agreement, dated March 29, 2017, between the Company and BNY Mellon Capital Markets, LLC (the “Equity Shelf Program”). During the quarter ended December 31, 2017, the Company sold, through the continuous equity offering program with BNY Mellon Capital Markets, LLC as agent, an aggregate of 358,630 shares of the Company’s common stock in the open market at a weighted average price of $83.65 per share, resulting in proceeds to the Company of $29,699,923, net of $299,999 in agent commissions. During the twelve months ended December 31, 2017, the Company sold, through the continuous equity offering program with BNY Mellon Capital Markets, LLC as agent, an aggregate of 505,707 shares of the Company’s common stock in the open market at a weighted average price of $82.61 per share, resulting in proceeds to the Company of $41,359,027, net of $417,768 in agent commissions. As of December 31, 2017, the Company had up to $108,223,205 of common stock available for sale under the program. Net proceeds from the sale of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities served by Southwest. Net proceeds during the twelve months ended December 31, 2017 were contributed to, and reflected in the records of, Southwest (as a capital contribution from the parent holding company).

During 2017, the Company issued approximately 103,000 shares of common stock through the Restricted Stock/Unit Plan, and Management Incentive Plan.

Note 8 – Long-Term Debt

Carrying amounts of long-term debt and related estimated fair values as of December 31, 2017 and December 31, 2016 are disclosed in the following table. Southwest’s revolving credit facility (including commercial paper) and the variable-rate Industrial Development Revenue Bonds (“IDRBs”) approximate their carrying values, as they are repaid quickly (in the case of credit facility borrowings) and have interest rates that reset frequently. These are categorized as Level 1 due to Southwest’s ability to access similar debt arrangements at measurement dates with comparable terms, including variable/market rates. The fair values of Southwest’s debentures, senior notes, and fixed-rate IDRBs were determined utilizing a market-based valuation approach, where fair values are determined based on evaluated pricing data, such as broker quotes and yields for similar securities adjusted for observable differences. Significant inputs used in the valuation generally include benchmark yield curves, credit ratings and issuer spreads. The external credit rating, coupon rate, and maturity of each security are considered in the valuation, as applicable. The fair values of debentures and fixed-rate IDRBs are categorized as Level 2 (observable market inputs based on market prices of similar securities). The Centuri secured revolving credit and term loan facility and Centuri other debt obligations (not actively traded) are categorized as Level 3, based on significant unobservable inputs to their fair values. Because Centuri’s debt is not publicly traded, fair values for the secured revolving credit and term loan facility and other debt obligations were based on a conventional discounted cash

Southwest Gas Holdings, Inc.	95

flow methodology and utilized current market pricing yield curves, across Centuri’s debt maturity spectrum, of other industrial bonds with an assumed credit rating comparable to the Company’s.

	December 31, 2017		December 31, 2016
	Carrying Amount	Market Value	Carrying Amount	Market Value
(Thousands of dollars)
Southwest Gas Corporation:
Debentures:
Notes, 4.45%, due 2020	$125,000	$129,273	$125,000	$129,703
Notes, 6.1%, due 2041	125,000	158,304	125,000	149,734
Notes, 3.875%, due 2022	250,000	256,163	250,000	254,900
Notes, 4.875%, due 2043	250,000	283,243	250,000	266,793
Notes, 3.8%, due 2046	300,000	302,970	300,000	283,029
8% Series, due 2026	75,000	96,063	75,000	94,691
Medium-term notes, 7.59% series, due 2017	—	—	25,000	25,040
Medium-term notes, 7.78% series, due 2022	25,000	28,714	25,000	29,290
Medium-term notes, 7.92% series, due 2027	25,000	31,542	25,000	31,905
Medium-term notes, 6.76% series, due 2027	7,500	8,882	7,500	8,769
Unamortized discount and debt issuance costs	(9,350)		(9,931)

	1,173,150		1,197,569

Revolving credit facility and commercial paper	150,000	150,000	5,000	5,000

Industrial development revenue bonds:
Variable-rate bonds:
Tax-exempt Series A, due 2028	50,000	50,000	50,000	50,000
2003 Series A, due 2038	50,000	50,000	50,000	50,000
2008 Series A, due 2038	50,000	50,000	50,000	50,000
2009 Series A, due 2039	50,000	50,000	50,000	50,000
Unamortized discount and debt issuance costs	(2,119)		(2,489)

	197,881		197,511

Less: current maturities	—		(25,000)

Long-term debt, less current maturities – Southwest Gas Corporation	$1,521,031		$1,375,080

Centuri:
Centuri term loan facility	199,578	207,588	$106,700	106,819
Unamortized debt issuance costs	(1,111)		(516)

	198,467		106,184
Centuri secured revolving credit facility	56,472	56,525	41,185	41,292
Centuri other debt obligations	47,952	48,183	52,635	52,840
Less: current maturities	(25,346)		(25,101)

Long-term debt, less current maturities – Centuri	$277,545		$174,903

Consolidated Southwest Gas Holdings, Inc.:
Southwest Gas Corporation long-term debt	$1,521,031		$1,400,080
Centuri long-term debt	302,891		200,004
Less: current maturities	(25,346)		(50,101)

Long-term debt, less current maturities – Southwest Gas Holdings, Inc.	$1,798,576		$1,549,983

Southwest Gas Holdings, Inc.	96

In March 2017, Southwest amended its credit facility, increasing the borrowing capacity from $300 million to $400 million. Also, the facility was previously scheduled to expire in March 2021, but was extended to March 2022. Southwest continues to designate $150 million of capacity related to the facility as long-term debt and has designated the remaining $250 million for working capital purposes. Interest rates for the credit facility are calculated at either the London Interbank Offered Rate (“LIBOR”) or an “alternate base rate,” plus in each case an applicable margin that is determined based on the Southwest’s senior unsecured debt rating. At December 31, 2017, the applicable margin is 1% for loans bearing interest with reference to LIBOR and 0% for loans bearing interest with reference to the alternative base rate. At December 31, 2017, $150 million was outstanding on the long-term portion of the credit facility, $50 million of which was in commercial paper (see commercial paper program discussion below). The effective interest rate on the long-term portion of the credit facility was 2.34% at December 31, 2017. Borrowings under the credit facility ranged from none at various times throughout 2017 to a high of $348 million during the fourth quarter of 2017. With regard to the short-term portion of the credit facility, there were $191 million outstanding at December 31, 2017 and no borrowings outstanding at December 31, 2016. (See Note 9 – Short-Term Debt).

Southwest has a $50 million commercial paper program. Any issuance under the commercial paper program is supported by Southwest’s current revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program will be designated as long-term debt. Interest rates for the program are calculated at the then current commercial paper rate. At December 31, 2017, and as noted above, $50 million was outstanding under the commercial paper program.

In January 2017, Southwest repaid at maturity the $25 million 7.59% medium-term notes, using available cash on hand.

In November 2017, in association with the acquisition of a construction services-related business (refer to Note 19 – Acquisition of Construction Services Business), Centuri amended and restated its senior secured revolving credit and term loan facility, increasing the borrowing capacity from $300 million to $450 million. The line of credit portion of the facility increased to $250 million; amounts borrowed and repaid under the revolving credit facility are available to be re-borrowed. The term loan facility portion, which originally had a $150 million limit, was increased to a limit of approximately $200 million. The limit on the term loan facility was reached in November 2017. No further borrowing is permitted under the term loan facility. The $450 million credit and term loan facility expires in November 2022. The updated $450 million revolving credit and term loan facility continues to be secured by substantially all of Centuri’s assets except those explicitly excluded under the terms of the agreement (including owned real estate and certain certificated vehicles). Centuri assets securing the facility at December 31, 2017 totaled $614 million.

Interest rates for Centuri’s $450 million secured revolving credit and term loan facility are calculated at LIBOR, the Canadian Dealer Offered Rate (“CDOR”), or an alternate base rate or Canadian base rate, plus in each case an applicable margin that is determined based on Centuri’s consolidated leverage ratio. The applicable margin ranges from 1.00% to 2.25% for loans bearing interest with reference to LIBOR or CDOR and from 0.00% to 1.25% for loans bearing interest with reference to the alternate base rate or Canadian base rate. Centuri is also required to pay a commitment fee on the unfunded portion of the commitments based on their consolidated leverage ratio. The commitment fee ranges from 0.15% to 0.35% per annum. Borrowings under the secured revolving credit facility ranged from a low of $51 million during March 2017 to a high of $104 million during July 2017. At December 31, 2017 $256 million in borrowings were outstanding under the combined secured revolving credit and term loan facility.

Southwest Gas Holdings, Inc.	97

All amounts outstanding are considered long-term borrowings. The effective interest rate on the secured revolving credit and term loan facility was 3.54% at December 31, 2017.

The effective interest rates on Southwest’s variable-rate IDRBs are included in the table below:

	December 31, 2017	December 31, 2016
2003 Series A	2.44%	1.47%
2008 Series A	2.59%	1.53%
2009 Series A	2.40%	1.43%
Tax-exempt Series A	2.56%	1.51%

In Nevada, interest fluctuations due to changing interest rates on Southwest’s 2003 Series A, 2008 Series A, and 2009 Series A variable-rate IDRBs are tracked and recovered from ratepayers through an interest balancing account.

None of the Company’s debt instruments have credit triggers or other clauses that result in default if bond ratings are lowered by rating agencies. Certain debt instruments contain securities ratings covenants that, if set in motion, would increase financing costs. Certain debt instruments also have leverage ratio caps and minimum net worth requirements. At December 31, 2017, the Company is in compliance with all of its covenants. Under the most restrictive of the covenants, approximately $2.1 billion in additional debt could be issued while still meeting the leverage ratio requirement. Relating to the minimum net worth requirement, as of December 31, 2017, there is at least $1 billion of cushion in equity. No specific dividend restrictions exist under the collective covenants.

At December 31, 2017, Southwest is in compliance with all of its covenants. Under the most restrictive of the covenants, approximately $2 billion in additional debt could be issued while still meeting the leverage ratio requirement. Relating to the minimum net worth requirement, as of December 31, 2017, there is at least $1 billion of cushion in equity. No specific dividend restrictions exist under the collective covenants.

Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2017, Centuri is in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $69 million in additional debt and meet the leverage ratio requirement. Centuri has at least $28 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the construction services segment. Centuri’s covenants limit its ability to provide cash dividends to Southwest Gas Holdings, Inc., its parent. The dividend restriction is equal to a maximum of 50% of its rolling twelve-month consolidated net income.

Estimated maturities of long-term debt for the next five years are (in thousands):

	Southwest	Centuri	Total
2018	$—	$25,346	$25,346
2019	—	26,707	26,707
2020	125,000	27,955	152,955
2021	—	25,140	25,140
2022	425,000	194,577	619,577

Note 9 – Short-Term Debt

In March 2017, Southwest Gas Holdings, Inc. entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022. The Company intends to utilize this facility for short-term financing needs. Interest rates for this facility are calculated at either LIBOR or the “alternate base rate,” plus in each case an applicable margin

Southwest Gas Holdings, Inc.	98

that is determined based on the Company’s senior unsecured debt rating. At December 31, 2017, the applicable margin is 1.125% for loans bearing interest with reference to LIBOR and 0.125% for loans bearing interest with reference to the alternative base rate. The effective interest rate on the credit facility was 3.2% at December 31, 2017. Borrowings under the credit facility ranged from none at various times throughout 2017 to a high of $28.5 million during the third quarter of 2017. At December 31, 2017, $23.5 million was outstanding under this facility.

As discussed in Note 8 – Long-Term Debt, Southwest has a $400 million credit facility that is scheduled to expire in March 2022, of which $250 million has been designated by management for working capital purposes. Southwest had $191 million of short-term borrowings outstanding at December 31, 2017 and no short-term borrowings outstanding at December 31, 2016.

Note 10 – Commitments and Contingencies

The Company is a defendant in miscellaneous legal proceedings. The Company is also a party to various regulatory proceedings. The ultimate dispositions of these proceedings are not presently determinable; however, it is the opinion of management that no litigation or regulatory proceeding to which the Company is currently subject will have a material adverse impact on its financial position, results of operations, or cash flows.

Southwest maintains liability insurance for various risks associated with the operation of its natural gas pipelines and facilities. In connection with these liability insurance policies, Southwest is responsible for an initial deductible or self-insured retention amount per incident, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year August 2017 to July 2018, these liability insurance policies require Southwest to be responsible for the first $1 million (self-insured retention) of each incident plus the first $4 million in aggregate claims above its self-insured retention in the policy year. Through an assessment process, Southwest may determine that certain costs are likely to be incurred in the future related to specific legal matters. In these circumstances and in accordance with accounting policies, Southwest will make an accrual, as necessary.

Note 11 – Pension and Other Postretirement Benefits

An Employees’ Investment Plan is offered to eligible employees of Southwest through deduction of a percentage of base compensation, subject to IRS limitations. The Employees’ Investment Plan provides for purchases of various mutual fund investments and Company common stock. One-half of amounts deferred by employees are matched, up to a maximum matching contribution of 3.5% of an employee’s annual compensation. The cost of the plan is disclosed below (in thousands):

	2017	2016	2015
Employee Investment Plan cost	$5,112	$4,976	$5,072

Centuri has a separate plan, the cost and liability of which are not significant.

A deferred compensation plan is offered to all officers of Southwest and a separate deferred compensation plan for members of the Company’s Board of Directors. The plans provide the opportunity to defer up to 100% of annual cash compensation. One-half of amounts deferred by officers are matched, up to a maximum matching contribution of 3.5% of an officer’s annual base salary. Upon retirement, payments of compensation deferred, plus interest, are made in equal monthly installments over 10, 15, or 20 years, as elected by the participant. Directors have an additional option to receive such payments over a five-year period. Deferred compensation earns interest at a rate determined each January. The interest rate equals 150% of Moody’s Seasoned Corporate Bond Rate Index.

Southwest Gas Holdings, Inc.	99

A noncontributory qualified retirement plan with defined benefits covering substantially all Southwest employees is available in addition to a separate unfunded supplemental executive retirement plan (“SERP”) which is limited to Southwest’s officers. Postretirement benefits other than pensions (“PBOP”) are provided to qualified retirees for health care, dental, and life insurance benefits.

The overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, are recognized in the Consolidated Balance Sheets. Any actuarial gains and losses, prior service costs and transition assets or obligations are recognized in Accumulated other comprehensive income under Stockholders’ equity, net of tax, until they are amortized as a component of net periodic benefit cost.

A regulatory asset has been established for the portion of the total amounts otherwise chargeable to accumulated other comprehensive income that are expected to be recovered through rates in future periods. Changes in actuarial gains and losses and prior service costs pertaining to the regulatory asset will be recognized as an adjustment to the regulatory asset account as these amounts are amortized and recognized as components of net periodic pension costs each year.

The qualified retirement plan invests the majority of its plan assets in common collective trusts which includes a well-diversified portfolio of domestic and international equity securities and fixed income securities, which are managed by a professional investment manager appointed by Southwest. The investment manager has full discretionary authority to direct the investment of plan assets held in trust within the specific guidelines prescribed by Southwest through the plan’s investment policy statement. In 2016, Southwest adopted a liability driven investment (“LDI”) strategy for part of the portfolio, a form of investing designed to better match the movement in pension plan assets with the impact of interest rate changes and inflation assumption changes on the pension plan liability. The implementation of the LDI strategy will be phased in over time by using a glide path. The glide path is designed to increase the allocation of the plan’s assets to fixed income securities, as the funded status of the plan increases, in order to more closely match the duration of the plan assets to that of the plan liability. Pension plan assets are held in a Master Trust. The pension plan funding policy is in compliance with the federal government’s funding requirements.

Pension costs for these plans are affected by the amount and timing of cash contributions to the plans, the return on plan assets, discount rates, and by employee demographics, including age, compensation, and length of service. Changes made to the provisions of the plans may also impact current and future pension costs. Actuarial formulas are used in the determination of pension costs and are affected by actual plan experience and assumptions about future experience. Key actuarial assumptions include the expected return on plan assets, the discount rate used in determining the projected benefit obligation and pension costs, and the assumed rate of increase in employee compensation. Relatively small changes in these assumptions, particularly the discount rate, may significantly affect pension costs and plan obligations for the qualified retirement plan. In determining the discount rate, management matches the plan’s projected cash flows to a spot-rate yield curve based on highly rated corporate bonds. Changes to the discount rate from year-to-year, if any, are generally made in increments of 25 basis points.

There was a 75 basis point reduction in the discount rate between years, as reflected below. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation increase remained the same (consistent with management’s expectations overall). The asset return assumption (which impacts the following year’s expense) remained unchanged. The rates are presented in the table below:

Southwest Gas Holdings, Inc.	100

	December 31, 2017	December 31, 2016
Discount rate	3.75%	4.50%
Weighted-average rate of compensation increase	3.25%	3.25%
Asset return assumption	7.00%	7.00%

Pension expense for 2018 is estimated to be greater than that experienced in 2017. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.

The following table sets forth the retirement plan, SERP, and PBOP funded statuses and amounts recognized on the Consolidated Balance Sheets and Consolidated Statements of Income.

	2017			2016
	Qualified Retirement Plan	SERP	PBOP	Qualified Retirement Plan	SERP	PBOP
(Thousands of dollars)
Change in benefit obligations
Benefit obligation for service rendered to date at beginning of year (PBO/PBO/APBO)	$1,048,353	$43,311	$73,865	$1,044,817	$42,720	$72,632
Service cost	23,392	309	1,468	22,833	331	1,499
Interest cost	46,083	1,883	3,232	46,027	1,859	3,180
Actuarial loss (gain)	133,017	3,334	(71)	8,550	1,347	(2,060)
Benefits paid	(47,361)	(3,110)	(3,172)	(73,874)	(2,946)	(1,386)

Benefit obligation at end of year (PBO/PBO/APBO)	1,203,484	45,727	75,322	1,048,353	43,311	73,865

Change in plan assets
Market value of plan assets at beginning of year	738,962	—	48,113	736,880	—	43,584
Actual return on plan assets	144,064	—	7,742	39,956	—	4,818
Employer contributions	36,000	3,110	—	36,000	2,946	—
Benefits paid	(47,361)	(3,110)	(1,247)	(73,874)	(2,946)	(289)

Market value of plan assets at end of year	871,665	—	54,608	738,962	—	48,113

Funded status at year end	$(331,819)	$(45,727)	$(20,714)	$(309,391)	$(43,311)	$(25,752)

Weighted-average assumptions (benefit obligation)
Discount rate	3.75%	3.75%	3.75%	4.50%	4.50%	4.50%
Weighted-average rate of compensation increase	3.25%	3.25%	N/A	3.25%	3.25%	N/A

Estimated funding for the plans above during calendar year 2018 is approximately $47 million, of which $44 million pertains to the retirement plan. Management monitors plan assets and liabilities and could, at its discretion,

Southwest Gas Holdings, Inc.	101

increase plan funding levels above the minimum in order to achieve a desired funded status and avoid or minimize potential benefit restrictions.

The accumulated benefit obligation for the retirement plan and the SERP is presented below (in thousands):

	December 31, 2017	December 31, 2016
Retirement plan	$1,088,203	$939,002
SERP	44,343	40,852

Benefits expected to be paid for pension, SERP, and PBOP over the next 10 years are as follows (in millions):

	2018	2019	2020	2021	2022	2023-2027
Pension	$51.0	$52.2	$53.6	$55.1	$56.6	$308.3
SERP	3.0	3.0	3.0	2.9	2.9	14.1
PBOP	4.1	4.2	4.3	4.3	4.2	19.6

No assurance can be made that actual funding and benefits paid will match these estimates.

For PBOP measurement purposes, the per capita cost of the covered health care benefits medical rate trend assumption is 6.5% declining to 4.5%. Fixed contributions are made for health care benefits of employees who retire after 1988, but Southwest pays all covered health care costs for employees who retired prior to 1989. The medical trend rate assumption noted above applies to the benefit obligations of pre-1989 retirees only.

Components of net periodic benefit cost

	Qualified Retirement Plan			SERP			PBOP
	2017	2016	2015	2017	2016	2015	2017	2016	2015
(Thousands of dollars)
Service cost	$23,392	$22,833	$25,123	$309	$331	$320	$1,468	$1,499	$1,641
Interest cost	46,083	46,027	44,229	1,883	1,859	1,695	3,232	3,180	2,999
Expected return on plan assets	(55,196)	(56,558)	(57,808)	—	—	—	(3,358)	(3,149)	(3,464)
Amortization of prior service cost	—	—	—	—	—	—	1,335	1,335	1,335
Amortization of net actuarial loss	24,004	25,266	32,743	1,441	1,383	1,293	—	417	345

Net periodic benefit cost	$38,283	$37,568	$44,287	$3,633	$3,573	$3,308	$2,677	$3,282	$2,856

Weighted-average assumptions (net benefit cost)
Discount rate	4.50%	4.50%	4.25%	4.50%	4.50%	4.25%	4.50%	4.50%	4.25%
Expected return on plan assets	7.00%	7.25%	7.75%	N/A	N/A	N/A	7.00%	7.25%	7.75%
Weighted-average rate of compensation increase	3.25%	3.25%	2.75%	3.25%	3.25%	2.75%	N/A	N/A	N/A

Southwest Gas Holdings, Inc.	102

Other Changes in Plan Assets and Benefit Obligations Recognized in Net Periodic Benefit Cost and Other Comprehensive Income

	2017				2016				2015
	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP
(Thousands of dollars)
Net actuarial loss (gain) (a)	$43,027	$44,149	$3,334	$(4,456)	$22,770	$25,153	$1,347	$(3,730)	$30,519	$26,949	$2,322	$1,248
Amortization of prior service cost (b)	(1,335)	—	—	(1,335)	(1,335)	—	—	(1,335)	(1,335)	—	—	(1,335)
Amortization of net actuarial loss (b)	(25,445)	(24,004)	(1,441)	—	(27,066)	(25,266)	(1,383)	(417)	(34,381)	(32,743)	(1,293)	(345)
Regulatory adjustment	(12,340)	(18,131)	—	5,791	5,584	102	—	5,482	5,646	5,214	—	432

Recognized in other comprehensive (income) loss	3,907	2,014	1,893	—	(47)	(11)	(36)	—	449	(580)	1,029	—
Net periodic benefit costs recognized in net income	44,593	38,283	3,633	2,677	44,423	37,568	3,573	3,282	50,451	44,287	3,308	2,856

Total of amount recognized in net periodic benefit cost and other comprehensive (income) loss	$48,500	$40,297	$5,526	$2,677	$44,376	$37,557	$3,537	$3,282	$50,900	$43,707	$4,337	$2,856

The table above discloses the net gain or loss and prior service cost recognized in other comprehensive income, separated into (a) amounts initially recognized in other comprehensive income, and (b) amounts subsequently recognized as adjustments to other comprehensive income as those amounts are amortized as components of net periodic benefit cost.

See also Note 6 – Other Comprehensive Income and Accumulated Other Comprehensive Income (“AOCI”).

U.S. GAAP states that a fair value measurement should be based on the assumptions that market participants would use in pricing the asset or liability and establishes a fair value hierarchy that ranks the inputs used to measure fair value by their reliability. The three levels of the fair value hierarchy are as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that a company has the ability to access at the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for similar assets or liabilities, either directly or indirectly.

Level 3 – unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Southwest Gas Holdings, Inc.	103

The following table sets forth, by level within the three-level fair value hierarchy, the fair values of the assets of the qualified pension plan and the PBOP as of December 31, 2017 and December 31, 2016. The SERP has no assets.

	December 31, 2017			December 31, 2016
	Qualified Retirement Plan	PBOP	Total	Qualified Retirement Plan	PBOP	Total
Assets at fair value (thousands of dollars):

Level 1 – Quoted prices in active markets for identical financial assets
Mutual funds	$—	$27,020	$27,020	$—	$24,922	$24,922

Total Level 1 Assets (1)	$—	$27,020	$27,020	$—	$24,922	$24,922

Level 2 – Significant other observable inputs
Private commingled equity funds (2)
International	$340,217	$10,577	$350,794	$290,668	$9,140	$299,808
Large and medium capitalization	136,982	4,258	141,240	121,434	3,819	125,253
Small capitalization	28,955	900	29,855	25,947	816	26,763
Emerging markets	56,259	1,749	58,008	45,309	1,424	46,733
Private commingled fixed income funds (3)
U.S. corporate bonds	157,460	4,895	162,355	161,086	5,066	166,152
U.S. debt market long duration	59,986	1,865	61,851	77,349	2,432	79,781
U.S. Treasury securities	83,771	2,604	86,375	8,665	272	8,937
Pooled funds and mutual funds	4,676	735	5,411	4,889	216	5,105
Government fixed income and mortgage backed securities	172	5	177	167	5	172

Total Level 2 assets (4)	$868,478	$27,588	$896,066	$735,514	$23,190	$758,704

Total Plan assets at fair value	$868,478	$54,608	$923,086	$735,514	$48,112	$783,626
Insurance company general account contracts (5)	3,187	—	3,187	3,448	—	3,448

Total Plan assets	$871,665	$54,608	$926,273	$738,962	$48,112	$787,074

(1)

The Mutual funds category above is an intermediate-term bond fund whose manager employs multiple concurrent strategies and takes only moderate risk in each, thereby reducing the risk of poor performance arising from any single source, and a balanced fund that invests in a diversified portfolio of common stocks, preferred stocks and fixed-income securities. Strategies utilized by the bond fund include duration management, yield curve or maturity structuring, sector rotation, and all bottom-up techniques including in-house credit and quantitative research. Strategies employed by the fund include pursuit of regular income, conservation of principal, and an opportunity for long-term growth of principal and income. Currently, this balanced fund is the only mutual fund in which the Plan invests.

(2)

The private commingled equity funds include common collective trusts that invest in a diversified portfolio of domestic and international securities regularly traded on securities exchanges. These funds are shown in the above table at net asset value (“NAV”), which is the value of securities in the fund less the amount of any liabilities outstanding. Investment strategies employed by the funds include:

•	Domestic equities
•	International developed countries equities
•	Emerging markets equities

Shares in the private equity commingled funds may be redeemed given one business day notice. While they are private equity funds and reported at NAV, due to the short redemption notice period, the lack of significant

Southwest Gas Holdings, Inc.	104

redemption fees, the fact that the underlying investments are exchange-traded, and that substantial liabilities do not exist subject to the NAV calculation, these investments are viewed as indirectly observable (level 2) and are also therefore, not excluded from the body of the fair value table as a reconciling item.

Two funds are classified as international funds. One invests in international financial markets, primarily those of developed economies in Europe and the Pacific Basin. The fund invests primarily in equity securities issued by foreign corporations, but may invest in other securities perceived as offering attractive investment return opportunities. The other provides diversified exposure to global equity markets. The fund seeks to provide long-term capital growth by investing primarily in securities listed on the major developed equity markets of the United States, Europe, and Asia, as well as within those listed on emerging country equity markets on a tactical basis.

The large and medium capitalization fund is designed to track the performance of the large and medium capitalization companies contained in the index, which represents approximately 90% of the market capitalization of the United States stock market.

The small capitalization fund is designed to provide maximum long-term appreciation through investments that are well diversified by industry.

The emerging markets fund was developed to invest in emerging market equities worldwide. The purposes of the fund’s operations, “emerging market countries” include every country in the world except the developed markets of the United States, Canada, Japan, Australia, New Zealand, Hong Kong and Singapore, and most countries located in Western Europe. Fund investments are made directly in each country or, where direct investment is inefficient or prohibited, through appropriate financial instruments or participation in commingled funds.

(3)

The private commingled fixed income funds include domestic fixed income securities. These funds are shown in the above table at NAV. Shares in the private commingled fixed equity funds may be redeemed given one business day notice. While they are private equity funds and reported at NAV, due to the short redemption notice period, the lack of significant redemption fees, the fact that the underlying investments are exchange-traded, and that substantial liabilities do not exist subject to the NAV calculation, these investments are viewed as indirectly observable (level 2) and are also therefore, not excluded from the body of the fair value table as a reconciling item.

The U.S. corporate bond fund seeks to provide high quality, mostly corporate bond-based exposure to fixed income securities which closely match those found in discount curves used to value United States pension liabilities.

The United States debt market long duration fund provides participation in the full spectrum of investment opportunities in primarily United States debt markets with longer maturities. The fund seeks to offer effective diversification against equities, take advantage of market trading opportunities, and provide a competitive rate of return on assets. The fund’s current duration is close to 14 years.

The United States Treasuries securities fund seeks to replicate the risk and return characteristics of the Barclays Treasury U.S. Separate Trading of Registered Interest and Principal of Securities (“STRIPS”) 28-29 Years Index with minimum tracking error.

Southwest Gas Holdings, Inc.	105

(4)

With the exception of items (2) and (3), which are discussed in detail above, the Level 2 assets consist mainly of pooled funds and mutual funds. These funds are collective short-term funds that invest in Treasury bills and money market funds and are used as a temporary cash repository.

(5)

The insurance company general account contracts are annuity insurance contracts used to pay the pensions of employees who retired prior to 1989. The balance of the account disclosed in the above table is the contract value, which is the result of deposits, withdrawals, and interest credits.

Note 12 – Stock-Based Compensation

At December 31, 2017, three stock-based compensation plans existed at Southwest: an omnibus incentive plan, a management incentive plan, and a restricted stock/unit plan. All previous grants under the stock option plan expired in 2016. The table below shows total stock-based plan compensation expense, including the cash award, which was recognized in the Consolidated Statements of Income (in thousands):

	2017	2016	2015
Stock-based compensation plan expense, net of related tax benefits	$6,751	$7,185	$7,278
Stock-based compensation plan related tax benefits	4,137	4,404	4,461

Under the option plan, options to purchase shares of common stock at a stated exercise price were previously granted to key employees and outside directors. The last option grants were in 2006 and no future grants are currently anticipated. Each option had an exercise price equal to the market price of the Company’s common stock on the date of grant and a maximum term of ten years. The final options were exercised in 2016.

The following tables summarize the stock option plan activity and related information (thousands of options):

	2017		2016		2015
	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price
Outstanding at the beginning of the year	—	N/A	17	$31.64	36	$28.97
Exercised during the year	—	—	(17)	31.64	(19)	26.69
Forfeited or expired during the year	—	—	—	—	—	—

Outstanding and exercisable at year end	—	N/A	—	N/A	17	$31.64

Southwest Gas Holdings, Inc.	106

The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The aggregate intrinsic value of outstanding and exercisable options, and options that were exercised, are presented in the table below (in thousands):

	2017	2016	2015
Outstanding and exercisable	$—	$—	$394
Exercised	—	554	590

	December 31, 2017	December 31, 2016	December 31, 2015
Market value of Company stock	$80.48	$76.62	$55.16

In 2017, the Board of Directors of the Company and shareholders approved the omnibus incentive plan. The purpose of the omnibus incentive plan is to promote the long-term growth and profitability of the Company by providing directors, employees and certain other individuals with incentives to increase shareholder value and otherwise contribute to the success of the Company. In addition, the plan will enable the Company to attract, retain, and reward the best available persons for positions of responsibility. Annual grants are expected to be made under the omnibus incentive plan for the first time in February 2018. The omnibus incentive plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other equity-based and cash awards. Employees, directors and consultants who provide services to the Company or any subsidiary may be eligible under this plan. One million shares are available for issuance under the omnibus incentive plan.

Under the management incentive plan, shares were issued to encourage key employees of Southwest to remain as employees and to achieve short-term and long-term performance goals. Plan participants were eligible to receive a cash bonus (i.e., short-term incentive) and shares (i.e., long-term incentive). The shares vest three years after grant and are then issued as common stock. No new grants will be made under the management incentive plan as all future incentive compensation will be granted under the omnibus incentive plan.

Restricted stock/units under the restricted stock/unit plan were issued to attract, motivate, retain, and reward key employees of Southwest with an incentive to attain high levels of individual performance and improved financial performance. The restricted stock/units vest 40% at the end of year one and 30% at the end of years two and three and are issued annually as common stock in accordance with the percentage vested. The restricted stock/unit plan was also established to attract, motivate, and retain experienced and knowledgeable independent directors. Vesting for grants of restricted stock/units to directors occurred immediately upon grant. The issuance of common stock for directors currently occurs when their service on the Board ends. No new grants will be made under the restricted stock/unit plan as all future incentive compensation will be granted under programs of the omnibus incentive plan.

Performance-based incentive opportunities under the restricted stock/unit plan were granted to all officers of Southwest in the form of performance shares and will be based on, depending on the officer, consolidated earnings per share, utility net income, and utility return on equity, with an adjustment based on relative total shareholder return, in each case, measured over a three-year performance period from January 1, 2017 to December 31, 2019. During 2017, Southwest recorded $1.2 million of estimated compensation expense associated with these shares.

Southwest Gas Holdings, Inc.	107

The following table summarizes the activity of the management incentive plan shares and restricted stock/units as of December 31, 2017 (thousands of shares):

	Management Incentive Plan Shares	Weighted- average grant date fair value	Restricted Stock/ Units (1)	Weighted- average grant date fair value
Nonvested/unissued at beginning of year	168	$55.62	262	$46.41
Granted	32	85.44	106	85.39
Dividends	3		7
Forfeited or expired	(1)	59.02	(1)	69.85
Vested and issued (2)	(75)	51.93	(69)	53.28

Nonvested/unissued at December 31, 2017	127	$63.98	305	$57.41

(1)	The number of securities granted includes 33,000 performance shares, which was derived by assuming that target performance will be achieved during the relevant performance period.
(2)	Includes shares for retiree payouts and those converted for taxes.

The weighted average grant date fair value of management incentive plan shares granted in 2016 and 2015 was $59.05 and $63.09, respectively. The weighted average grant date fair value of restricted stock/units granted in 2016 and 2015 was $60.39 and $63.09, respectively.

As of December 31, 2017, total compensation cost related to nonvested management incentive plan shares and restricted stock/units not yet recognized is $4.4 million.

Note 13 – Income Taxes

On December 22, 2017, legislation referred to as the “Tax Cuts and Jobs Act” (the “TCJA”) was enacted. The majority of the provisions of the TCJA are effective for taxable years beginning after December 31, 2017. The TCJA significantly changes the taxation of business entities with specific provisions for regulated public utilities, such as Southwest.

The following are the major provisions (not all-inclusive) of the TCJA impact the Company:

(1)	Reduction of the federal income tax rate from 35% to 21% effective January 1, 2018.
(2)	Bonus depreciation considerations for utility property placed-in-service after September 27, 2017.
(3)	100% bonus depreciation for most non-utility property placed-in-service after September 27, 2017.
(4)	Interest expense limitations for interest allocable to non-utility businesses. Interest expense allocable to utility businesses will have no limitation.

Changes from the TCJA had a material impact on the Company’s financial statements in 2017. Under U.S. GAAP, specifically Accounting Standards Codification Topic 740 Income Taxes (“ASC 740”), the tax effects of changes in tax laws must be recognized in the period in which the law is enacted. Therefore, the TCJA impacted the Company’s financial statements in the quarter ended December 31, 2017. ASC 740 also requires deferred tax assets and liabilities to be re-measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Thus, at the date of enactment, the Company’s deferred taxes were re-measured using the new federal income tax rate (21%). For regulated entities, the reduction in plant-related deferred tax liabilities is recorded as a regulatory liability to be refunded to customers. For unregulated operations, the change in deferred taxes is recorded as an adjustment to deferred tax expense.

Southwest Gas Holdings, Inc.	108

The staff of the SEC recognized the complexity of determining the impact of the TCJA, and on December 22, 2017 issued guidance in Staff Accounting Bulletin 118 (“SAB 118”). SAB 118 provides that to the extent the accounting for certain income tax effects of the TCJA is incomplete, but a company can determine a reasonable estimate for those effects, the company may include in its financial statements the reasonable estimate that it had determined. The reasonable estimate would be reported as a provisional amount in the company’s financial statements during a “measurement period”, not to exceed one year from the date of enactment of the TCJA.

Southwest and the Company have included provisional reasonable estimates for the measurement and accounting of the effects of the TCJA, which have been reflected in the financial statements as of December 31, 2017 and for the period then ended. The Company and Southwest will continue to analyze and refine the estimates and classification of all provisional items, during the measurement period, as additional accounting, regulatory, and U.S. Treasury guidance is provided.

Southwest Gas Holdings, Inc.

The following is a summary of income before taxes and noncontrolling interest for domestic and foreign operations (thousands of dollars):

Year ended December 31,	2017	2016	2015
U.S.	$246,131	$218,810	$221,660
Foreign	12,899	12,713	(2,328)

Total income before income taxes	$259,030	$231,523	$219,332

Income tax expense (benefit) consists of the following (thousands of dollars):

Year Ended December 31,	2017	2016	2015
Current:
Federal	$(1,316)	$541	$21,321
State	2,965	5,748	9,899
Foreign	5,203	4,298	650

	6,852	10,587	31,870

Deferred:
Federal	58,443	68,270	51,132
State	1,837	140	(2,574)
Foreign	(2,044)	(529)	(526)

	58,236	67,881	48,032

Total income tax expense	$65,088	$78,468	$79,902

Southwest Gas Holdings, Inc.	109

Deferred income tax expense (benefit) consists of the following significant components (thousands of dollars):

Year Ended December 31,	2017	2016	2015
Deferred federal and state:
Property-related items	$44,516	$76,217	$65,931
Purchased gas cost adjustments	8,500	361	(32,993)
Employee benefits	(2,517)	(1,327)	623
Regulatory Adjustments	14,401	6,322	1,545
All other deferred	(5,935)	(12,854)	13,787

Total deferred federal and state	58,965	68,719	48,893
Deferred ITC, net	(729)	(838)	(861)

Total deferred income tax expense	$58,236	$67,881	$48,032

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate for 2017, 2016, and 2015 (and the sources of these differences and the effect of each) are summarized as follows:

Year Ended December 31,	2017	2016	2015
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Net state taxes	1.1	1.4	1.8
Property-related items	—	—	0.1
Tax credits	(0.4)	(0.4)	(0.4)
Company owned life insurance	(1.6)	(1.2)	0.1
Change in U.S. Federal Income Tax Rate	(7.8)	—	—
All other differences	(1.2)	(0.9)	(0.2)

Consolidated effective income tax rate	25.1%	33.9%	36.4%

Southwest Gas Holdings, Inc.	110

Deferred tax assets and liabilities consist of the following (thousands of dollars):

December 31,	2017	2016
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$98,912	$1,094
Employee benefits	31,323	38,231
Alternative minimum tax credit	4,390	4,827
Net operating losses and credits	11,460	1,204
Interest rate swap	3,037	6,080
Other	13,870	18,415
Valuation allowance	(728)	(495)

	162,264	69,356

Deferred tax liabilities:
Property-related items, including accelerated depreciation	598,371	872,136
Regulatory balancing accounts	6,067	1,104
Unamortized ITC	981	1,710
Debt-related costs	3,380	5,712
Intangibles	7,656	8,803
Other	21,289	19,256

	637,744	908,721

Net noncurrent deferred tax liabilities	$475,480	$839,365

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (thousands of dollars):

	2017	2016
Unrecognized tax benefits at beginning of year	$1,231	$296
Gross increases – tax positions in prior period	100	897
Gross decreases – tax positions in prior period	—	—
Gross increases – current period tax positions	99	38
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—

Unrecognized tax benefits at end of year	$1,430	$1,231

Southwest Gas Corporation

The following is a summary of income before taxes for continuing and discontinued operations (refer to Note 1 – Summary of Significant Accounting Policies) (thousands of dollars):

Year ended December 31,	2017	2016	2015
Income from continuing operations before income taxes	$219,953	$178,007	$172,980
Income from discontinued operations before income taxes	—	53,516	46,352

Total income before income taxes	$219,953	$231,523	$219,332

Southwest Gas Holdings, Inc.	111

Income tax expense (benefit) consists of the following (thousands of dollars):

Year Ended December 31,	2017	2016	2015
Current:
Federal	$318	$(9,695)	$3,789
State	1,420	2,510	6,229

	1,738	(7,185)	10,018

Deferred:
Federal	60,662	66,037	53,657
State	735	(268)	(2,320)

	61,397	65,769	51,337

Total income tax expense from continuing operations	63,135	58,584	61,355
Discontinued operations	—	19,884	18,547

Total income tax expense	$63,135	$78,468	$79,902

Deferred income tax expense (benefit) consists of the following significant components (thousands of dollars):

Year Ended December 31,	2017	2016	2015
Deferred federal and state:
Property-related items	$49,129	$72,811	$68,105
Purchased gas cost adjustments	8,500	361	(32,993)
Employee benefits	(5,707)	(139)	(4,795)
Regulatory Adjustments	14,401	6,322	1,545
All other deferred	(4,197)	(12,748)	20,336

Total deferred federal and state	62,126	66,607	52,198
Deferred ITC, net	(729)	(838)	(861)

Total deferred income tax expense	$61,397	$65,769	$51,337

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate for 2017, 2016, and 2015 (and the sources of these differences and the effect of each) are summarized as follows:

Year Ended December 31,	2017	2016	2015
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Net state taxes	0.6	0.8	1.0
Property-related items	—	—	0.1
Tax credits	(0.4)	(0.5)	(0.5)
Company owned life insurance	(1.7)	(1.5)	—
Change in U.S. Federal Income Tax Rate	(3.6)	—	—
All other differences	(1.2)	(0.9)	(0.1)

Effective income tax rate from continuing operations	28.7%	32.9%	35.5%

Deferred tax assets and liabilities consist of the following (thousands of dollars):

Southwest Gas Holdings, Inc.	112

December 31,	2017	2016
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$98,912	$1,094
Employee benefits	18,707	22,426
Alternative minimum tax credit	4,390	4,827
Net operating losses and credits	10,070	—
Interest rate swap	3,037	6,080
Other	8,820	15,204
Valuation allowance	(58)	(223)

	143,878	49,408

Deferred tax liabilities:
Property-related items, including accelerated depreciation	561,493	830,758
Regulatory balancing accounts	6,067	1,104
Unamortized ITC	981	1,710
Debt-related costs	3,380	5,712
Other	17,200	16,233

	589,121	855,517

Net deferred tax liabilities before discontinued operations	445,243	806,109
Discontinued operations	—	33,256

Net deferred tax liabilities	$445,243	$839,365

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (thousands of dollars):

	2017	2016
Unrecognized tax benefits at beginning of year	$903	$—
Gross increases – tax positions in prior period	67	865
Gross decreases – tax positions in prior period	—	—
Gross increases – current period tax positions	99	38
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—

Unrecognized tax benefits at end of year	$1,069	$903

The Company’s regulated operations accounting for income taxes is impacted by the FASB’s ASC 980 – Regulated Operations. Reductions in accumulated deferred income tax balances due to the reduction in the corporate income tax rates to 21% under the provisions of the TCJA may result in a refund of excess deferred taxes to customers, generally through reductions in future rates. The TCJA includes provisions that stipulate how these excess deferred taxes are to be passed back to customers for certain accelerated tax depreciation benefits. Potential refunds of other deferred taxes will be determined in conjunction with appropriate regulatory commissions. The December 31, 2017 balance sheets of Southwest and the Company reflect the impact of the TCJA on regulatory asset and liability balances. Deferred tax liabilities were reduced by $450 million with an increase in regulatory liabilities of $430 million. These adjustments had no impact on 2017 cash flows.

Southwest Gas Holdings, Inc.	113

The Company and its subsidiaries file a consolidated federal income tax return in the United States and in various states, as well as in Canada. With few exceptions, the Company is no longer subject to United States federal, state and local, or Canadian income tax examinations for years before 2013.

The Company and each of its subsidiaries, including Southwest, participate in a tax sharing agreement to establish the method for allocating tax benefits and losses among members of the consolidated group. The consolidated federal income tax is apportioned among the subsidiaries using a separate return method.

At December 31, 2017, the Company has a federal net operating loss carryforward of $54.6 million which begins to expire in 2038. The Company also has general business credits of $329,000, which begin to expire in 2038. The Company has net capital loss carryforwards of $278,000, which begin to expire in 2018. At December 31, 2017, the Company has an income tax net operating loss carryforward related to Canadian operations of $5.2 million, which begins to expire in 2032.

Management intends to continue to permanently reinvest any future foreign earnings in Canada.

In assessing whether uncertain tax positions should be recognized in its financial statements, management first determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluations of whether a tax position has met the more-likely-than-not recognition threshold, management presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. For tax positions that meet the more-likely-than-not recognition threshold, management measures the amount of benefit recognized in the financial statements at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Unrecognized tax benefits are recognized in the first financial reporting period in which information becomes available indicating that such benefits will more-likely-than-not be realized. For each reporting period, management applies a consistent methodology to measure unrecognized tax benefits, and all unrecognized tax benefits are reviewed periodically and adjusted as circumstances warrant. Measurement of unrecognized tax benefits is based on management’s assessment of all relevant information, including prior audit experience, the status of audits, conclusions of tax audits, lapsing of applicable statutes of limitation, identification of new issues, and any administrative guidance or developments.

At December 31, 2017, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $1.1 million individually for both the Company and Southwest. No significant increases or decreases in unrecognized tax benefit are expected within the next 12 months.

The Company and Southwest recognize interest expense and income and penalties related to income tax matters in income tax expense. There was no tax-related interest income for 2017, 2016, and 2015.

Note 14 – Derivatives and Fair Value Measurements

Derivatives.    In managing its natural gas supply portfolios, Southwest has historically entered into fixed- and variable-price contracts, which qualify as derivatives. Additionally, Southwest utilizes fixed-for-floating swap contracts (“Swaps”) to supplement its fixed-price contracts. The fixed-price contracts, firm commitments to purchase a fixed amount of gas in the future at a fixed price, qualify for the normal purchases and normal sales

Southwest Gas Holdings, Inc.	114

exception that is allowed for contracts that are probable of delivery in the normal course of business, and are exempt from fair value reporting. The variable-price contracts have no significant market value. The Swaps are recorded at fair value.

The fixed-price contracts and Swaps are utilized by Southwest under its volatility mitigation programs to effectively fix the price on a portion (up to 25% in the Arizona and California jurisdictions) of its natural gas supply portfolios. The maturities of the Swaps highly correlate to forecasted purchases of natural gas, during time frames ranging from January 2018 through October 2019. Under such contracts, Southwest pays the counterparty a fixed rate and receives from the counterparty a floating rate per MMBtu (“dekatherm”) of natural gas. Only the net differential is actually paid or received. The differential is calculated based on the notional amounts under the contracts, which are detailed in the table below (thousands of dekatherms):

	December 31, 2017	December 31, 2016
Contract notional amounts	10,929	10,543

Southwest does not utilize derivative financial instruments for speculative purposes, nor does it have trading operations.

The following table sets forth the gains and (losses) recognized on Southwest’s Swaps (derivatives) for the years ended December 31, 2017, 2016, and 2015 and their location in the Consolidated Statements of Income:

Instrument	Location of Gain or (Loss) Recognized in Income on Derivative	2017		2016		2015
Swaps	Net cost of gas sold	$(11,572)		$5,006		$(7,598)
Swaps	Net cost of gas sold	11,572	*	(5,006	)*	7,598	*

Total		$—		$—		$—

* Represents the impact of regulatory deferral accounting treatment under U.S. GAAP for rate-regulated entities.

No gains (losses) were recognized in net income or other comprehensive income during the periods presented for derivatives designated as cash flow hedging instruments. Previously, Southwest entered into two forward-starting interest rate swaps (“FSIRS”), both of which were designated cash flow hedges, to partially hedge the risk of interest rate variability during the period leading up to the planned issuance of debt. The first FSIRS terminated in December 2010, and the second, in March 2012. Losses on both FSIRS are being amortized over ten-year periods from Accumulated other comprehensive income (loss) into interest expense.

Southwest Gas Holdings, Inc.	115

The following table sets forth the fair values of the Swaps and their location in the Consolidated Balance Sheets of Southwest and the Company (thousands of dollars):

Fair values of derivatives not designated as hedging instruments:

December 31, 2017 Instrument	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Net Total
Swaps	Other current liabilities	$11	$(4,468)	$(4,457)
Swaps	Other deferred credits	19	(1,342)	(1,323)

Total		$30	$(5,810)	$(5,780)

December 31, 2016 Instrument	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Net Total
Swaps	Deferred charges and other assets	$899	$(54)	$845
Swaps	Prepaids and other current assets	3,551	(19)	3,532

Total		$4,450	$(73)	$4,377

The estimated fair values of the natural gas derivatives were determined using future natural gas index prices (as more fully described below). Master netting arrangements exist with each counterparty that provide for the net settlement (in the settlement month) of all contracts through a single payment. As applicable, management has elected to reflect the net amounts in its balance sheets. No outstanding collateral associated with the Swaps existed during any period presented in the above table.

Pursuant to regulatory deferral accounting treatment for rate-regulated entities, unrealized gains and losses in fair value of the Swaps are recorded as a regulatory asset and/or liability. When the Swaps mature, any prior positions held are reversed and the settled position is recorded as an increase or decrease of purchased gas under the related purchased gas adjustment (“PGA”) mechanism in determining deferred PGA balances. Neither changes in fair value, nor settled amounts, of Swaps have a direct effect on earnings or other comprehensive income.

The following table presents the amounts paid to and received from counterparties for settlements of matured Swaps.

	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015
(Thousands of dollars)
Paid to counterparties	$3,100	$5,583	$7,537

Received from counterparties	$1,685	$726	$—

Southwest Gas Holdings, Inc.	116

The following table details the regulatory assets/(liabilities) offsetting the derivatives at fair value in the Consolidated Balance Sheets (thousands of dollars).

December 31, 2017 Instrument	Balance Sheet Location	Net Total
Swaps	Prepaids and other current assets	$4,457
Swaps	Deferred charges and other assets	1,323

December 31, 2016 Instrument	Balance Sheet Location	Net Total
Swaps	Other deferred credits	$(845)
Swaps	Other current liabilities	(3,532)

Fair Value Measurements.     The estimated fair values of Southwest’s Swaps were determined at December 31, 2017 and December 31, 2016 using futures settlement prices, published by the CME Group, for the delivery of natural gas at Henry Hub adjusted by the prices of basis future settlements, which reflect the difference between the price of natural gas at a given delivery basin and the Henry Hub pricing points. These Level 2 inputs (inputs, other than quoted prices, for similar assets or liabilities) are observable in the marketplace throughout the full term of the Swaps, but have been credit-risk adjusted with no significant impact to the overall fair value measurement.

The following table sets forth, by level within the three-level fair value hierarchy that ranks the inputs used to measure fair value by their reliability, financial assets and liabilities that were accounted for at fair value (see Note 11 – Pension and Other Post Retirement Benefits for definitions of the levels of the fair value hierarchy):

Level 2 – Significant other observable inputs

	December 31, 2017	December 31, 2016
(Thousands of dollars)
Assets at fair value:
Prepaids and other current assets – Swaps	$—	$3,532
Deferred charges and other assets – Swaps	—	845
Liabilities at fair value:
Other current liabilities – Swaps	(4,457)	—
Other deferred credits – Swaps	(1,323)	—

Net Assets (Liabilities)	$(5,780)	$4,377

No financial assets or liabilities associated with the Swaps, which were accounted for at fair value, fell within Level 1 or Level 3 of the fair value hierarchy.

With regard to the fair values of assets associated with pension and postretirement benefit plans, refer to Note 11 – Pension and Other Post Retirement Benefits.

Southwest Gas Holdings, Inc.	117

Note 15 – Segment Information

The Company’s operating segments are determined based on the nature of their activities. The natural gas operations segment is engaged in the business of purchasing, distributing, and transporting natural gas. Revenues are generated from the distribution and transportation of natural gas. The construction services segment is primarily engaged in the business of providing utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems, and providing industrial construction solutions. Over 99% of the total Company’s long-lived assets are in the United States.

The accounting policies of the reported segments are the same as those described within Note 1 – Summary of Significant Accounting Policies. Centuri accounts for the services provided to Southwest at contractual prices at contract inception. Accounts receivable for these services, which are not eliminated during consolidation, are presented in the table below (in thousands).

	December 31, 2017	December 31, 2016
Accounts receivable for Centuri services	$12,987	$10,585

The following table presents the amount of revenues for both segments by geographic area (thousands of dollars):

	December 31, 2017	December 31, 2016	December 31, 2015
Revenues (a)
United States	$2,345,134	$2,256,600	$2,289,133
Canada	203,658	203,890	174,492

Total	$2,548,792	$2,460,490	$2,463,625

(a)	Revenues are attributed to countries based on the location of customers.

Southwest Gas Holdings, Inc.	118

The Company has two reportable segments: natural gas operations and construction services. Southwest has a single reportable segment that is referred to herein as the natural gas operations segment of the Company. In order to reconcile to net income as disclosed in the Consolidated Statements of Income, an Other column is included associated with impacts related to corporate and administrative activities related to Southwest Gas Holdings, Inc. The financial information pertaining to the natural gas operations and construction services segments for each of the three years in the period ended December 31, 2017 is as follows (thousands of dollars):

2017	Gas Operations	Construction Services	Other	Total
Revenues from unaffiliated customers	$1,302,308	$1,149,325	$—	$2,451,633
Intersegment sales	—	97,159	—	97,159

Total	$1,302,308	$1,246,484	$—	$2,548,792

Interest revenue	$2,784	$3	$—	$2,787

Interest expense	$69,733	$7,986	$345	$78,064

Depreciation and amortization	$201,922	$49,029	$—	$250,951

Income tax expense	$63,135	$2,390	$(437)	$65,088

Segment net income	$156,818	$38,360	$(1,337)	$193,841

Segment assets	$5,482,669	$752,496	$1,901	$6,237,066

Capital expenditures	$560,448	$63,201	$—	$623,649

2016	Gas Operations	Construction Services	Other	Total
Revenues from unaffiliated customers	$1,321,412	$1,040,957	$—	$2,362,369
Intersegment sales	—	98,121	—	98,121

Total	$1,321,412	$1,139,078	$—	$2,460,490

Interest revenue	$1,848	$1	$—	$1,849

Interest expense	$66,997	$6,663	$—	$73,660

Depreciation and amortization	$233,463	$55,669	$—	$289,132

Income tax expense	$58,584	$19,884	$—	$78,468

Segment net income	$119,423	$32,618	$—	$152,041

Segment assets	$5,001,756	$579,370	$—	$5,581,126

Capital expenditures	$457,120	$72,411	$—	$529,531

2015	Gas Operations	Construction Services	Other	Total
Revenues from unaffiliated customers	$1,454,639	$904,870	$—	$2,359,509
Intersegment sales	—	104,116	—	104,116

Total	$1,454,639	$1,008,986	$—	$2,463,625

Interest revenue	$1,754	$419	$—	$2,173

Interest expense	$64,095	$7,784	$—	$71,879

Depreciation and amortization	$213,455	$56,656	$—	$270,111

Income tax expense	$61,355	$18,547	$—	$79,902

Segment net income	$111,625	$26,692	$—	$138,317

Segment assets	$4,822,845	$535,840	$—	$5,358,685

Capital expenditures	$438,289	$49,711	$—	$488,000

Southwest Gas Holdings, Inc.	119

Note 16 – Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
(Thousands of dollars, except per share amounts)
2017
Southwest Gas Holdings, Inc.:
Operating revenues	$654,737	$560,469	$593,153	$740,433
Operating income	119,492	43,408	30,132	130,668
Net income	69,005	18,121	10,420	96,396
Net income attributable to Southwest Gas Holdings, Inc.	69,308	17,864	10,204	96,465
Basic earnings per common share (1)	1.46	0.38	0.21	2.00
Diluted earnings per common share (1)	1.45	0.37	0.21	2.00
Southwest Gas Corporation:
Operating revenues	$462,602	$260,162	$213,059	$366,485
Operating income	131,067	27,489	5,065	113,029
Net income (loss)	76,938	9,522	(4,024)	74,382

2016
Southwest Gas Holdings, Inc.: (2)
Operating revenues	$731,248	$547,748	$539,969	$641,525
Operating income	134,096	28,116	15,539	117,963
Net income	75,355	9,099	2,907	65,694
Net income attributable to Southwest Gas Holdings, Inc.	75,446	8,943	2,472	65,180
Basic earnings per common share (1)	1.59	0.19	0.05	1.37
Diluted earnings per common share (1)	1.58	0.19	0.05	1.36
Southwest Gas Corporation: (2) (3)
Operating revenues
Continuing operations	$525,100	$255,648	$200,179	$340,485
Discontinued operations – construction services	206,148	292,100	339,790	301,040

Total	$731,248	$547,748	$539,969	$641,525

Operating income (loss)
Continuing operations	$135,945	$15,269	$(10,231)	$95,745
Discontinued operations – construction services	(1,849)	12,847	25,770	22,218

Total	$134,096	$28,116	$15,539	$117,963

Net income (loss)
Continuing operations	$77,583	$2,358	$(12,405)	$51,887
Discontinued operations – construction services	(2,137)	6,585	14,877	13,293

Total	$75,446	$8,943	$2,472	$65,180

Southwest Gas Holdings, Inc.	120

	Quarter Ended
	March 31	June 30	September 30	December 31
2015
Southwest Gas Holdings, Inc.: (2)
Operating revenues	$734,220	$538,604	$505,396	$685,405
Operating income	129,556	25,047	16,143	117,586
Net income (loss)	71,879	5,063	(4,210)	66,698
Net income attributable to Southwest Gas Holdings, Inc.	71,983	4,949	(4,734)	66,119
Basic earnings per common share (1)	1.54	0.11	(0.10)	1.40
Diluted earnings per common share (1)	1.53	0.10	(0.10)	1.38
Southwest Gas Corporation: (2) (3)
Operating revenues
Continuing operations	$553,115	$286,643	$219,420	$395,461
Discontinued operations – construction services	181,105	251,961	285,976	289,944

Total	$734,220	$538,604	$505,396	$685,405

Operating income (loss)
Continuing operations	$137,171	$12,958	$(9,274)	$93,928
Discontinued operations – construction services	(7,615)	12,089	25,417	23,658

Total	$129,556	$25,047	$16,143	$117,586

Net income (loss)
Continuing operations	$78,921	$(657)	$(18,939)	$52,300
Discontinued operations – construction services	(6,938)	5,606	14,205	13,819

Total	$71,983	$4,949	$(4,734)	$66,119

(1)	The sum of quarterly earnings (loss) per average common share may not equal the annual earnings (loss) per share due to the ongoing change in the weighted-average number of common shares.

(2)

Refer to Notes 1 and 18. Effective 2017, Southwest Gas Holdings, Inc. (“Company) is the successor equity issuer to Southwest Gas Corporation (“Southwest”). Both Southwest and Centuri became subsidiaries of the Company.

(3)	Periods prior to 2017 depict Centuri amounts as discontinued operations of Southwest.

The demand for natural gas is seasonal, and it is the opinion of management that comparisons of earnings for interim periods do not reliably reflect overall trends and changes in operations. Also, the timing of general rate relief can have a significant impact on earnings for interim periods.

Note 17 – Construction Services Noncontrolling Interests

In conjunction with the acquisition of the Canadian construction businesses in October 2014, the previous owners of the acquired companies retained a 3.4% equity interest in Centuri, which, subject to an eligibility timeline, would have been redeemable (in its entirety) at the election of the noncontrolling parties beginning in July 2022. In August 2017, in advance of when otherwise eligible, the parties agreed to a current redemption. Southwest Gas Holdings, Inc. paid $23 million to the previous owners, thereby acquiring the remaining 3.4% equity interest in Centuri. Accordingly, Centuri is now a wholly owned subsidiary of the Company.

Southwest Gas Holdings, Inc.	121

The following depicts changes to the balance of the redeemable noncontrolling interest between the indicated periods.

Redeemable Noncontrolling Interest
(Thousands of dollars):
Balance, December 31, 2016	$22,590
Net Income (loss) attributable to redeemable noncontrolling interest	248
Foreign currency exchange translation adjustment	11
Centuri distribution to redeemable noncontrolling interest	(204)
Adjustment to redemption value	355
Redemption of Centuri shares from noncontrolling parties	(23,000)

Balance, December 31, 2017	$—

Centuri also holds a 65% interest in a venture to market natural gas engine-driven heating, ventilating, and air conditioning (“HVAC”) technology and products. Centuri consolidates the entity (IntelliChoice Energy, LLC) as a majority-owned subsidiary. The interest is immaterial to the consolidated financial statements, but is identified as the Noncontrolling interest within Total equity on the Company’s Consolidated Balance Sheets.

Note 18 – Reorganization Impacts – Discontinued Operations Solely Related to Southwest Gas Corporation

In association with the January 2017 holding company reorganization, no substantive change occurred with regard to the Company’s business segments on the whole. Centuri operations remain part of continuing operations of the controlled group of companies, and financial information related to Centuri continues to be included in consolidated financial statements of Southwest Gas Holdings, Inc. While Centuri has since expanded its footprint with the Neuco acquisition (See Note 19 – Acquisition of Construction Services Business), its core business has remained consistent between 2016 and 2017.

As part of the holding company reorganization, however, Centuri is no longer a subsidiary of Southwest; whereas historically, Centuri had been a direct subsidiary of Southwest. To give effect to this change, the consolidated financial statements related to Southwest Gas Corporation, which are separately included in this report, depict Centuri-related amounts as discontinued operations for periods prior to January 2017.

Due to the discontinued operations accounting reflection, the following disclosures provide additional information regarding the assets, liabilities, equity, revenues, and expenses of Centuri which are shown as discontinued operations on the consolidated financial statements (as specifically referred to below) of Southwest Gas Corporation for periods prior to the beginning of 2017.

Southwest Gas Holdings, Inc.	122

The following table presents the major categories of assets and liabilities within the amounts reported as discontinued operations – construction services in the Consolidated Balance Sheet of Southwest Gas Corporation:

December 31, 2016
(Thousands of dollars)

Assets:
Other property and investments	$233,774
Cash and cash equivalents	9,042
Accounts receivable, net of allowances	173,300
Prepaids and other current assets	10,470
Goodwill	129,888
Other noncurrent assets	22,897

Discontinued operations – construction services – assets	$579,371

Liabilities:
Current maturities of long-term debt	$25,101
Accounts payable	46,440
Other current liabilities	74,518
Long-term debt, less current maturities	174,903
Deferred income taxes and other deferred credits	59,653

Discontinued operations – construction services – liabilities	$380,615

The following table presents the components of the Discontinued operations – construction services non-owner equity amount shown in the Southwest Gas Corporation Consolidated Balance Sheet:

December 31, 2016
(Thousands of dollars)

Construction services equity	$(4,390)
Construction services noncontrolling interest	(2,217)
Construction services redeemable noncontrolling interest	22,590

Discontinued operations – construction services non-owner equity	$15,983

Southwest Gas Holdings, Inc.	123

The following table presents the major income statement components of discontinued operations – construction services reported in the Consolidated Income Statements of Southwest Gas Corporation:

Results of Construction Services

	Year Ended December 31,
	2016	2015
(Thousands of dollars)
Construction revenues	$1,139,078	$1,008,986
Operating expenses:
Construction expenses	1,024,423	898,781
Depreciation and amortization	55,669	56,656

Operating income	58,986	53,549
Other income (deductions)	1,193	587
Net interest deductions	6,663	7,784

Income before income taxes	53,516	46,352
Income tax expense	19,884	18,547

Net income	33,632	27,805
Net income attributable to noncontrolling interests	1,014	1,113

Discontinued operations – construction services – net income	$32,618	$26,692

Note 19 – Acquisition of Construction Services Business

As indicated in Note 1 – Summary of Significant Accounting Policies, under Consolidation, In November 2017, the Company, through its subsidiaries, led principally by Centuri, completed the acquisition of a privately held construction business, New England Utility Constructors, Inc. (“Neuco”) for approximately $99 million, less assumed debt. Additional payments are required for excess net working capital and taxes related to the mutual 338(h)(10) election under United States Treasury regulations (deemed asset sale/purchase under those tax regulations). The acquisition will extend the construction services operations in the Northeastern region of the United States and provide additional opportunities for expansion. Funding for the acquisition was primarily provided by the $450 million secured revolving credit and term loan facility, as amended, described below and in Note 8 – Long-Term Debt.

The Company is currently performing a detailed valuation analysis of the assets and liabilities of the acquired company, which was substantially completed during the fourth quarter of 2017. Certain payments were estimated as of the acquisition date and will be adjusted when finally paid in the first half of 2018. The necessary analysis will consider acquired intangibles including customer relationships and trade names. Based on preliminary results, a substantial majority of the purchase price will be allocated to goodwill and other finite-lived and indefinite-lived intangibles.

Assets acquired and liabilities assumed in the transaction were recorded, generally, at their acquisition date fair values. Transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data (including market data, data regarding customers of the acquired businesses,

Southwest Gas Holdings, Inc.	124

terms of acquisition-related agreements, analysis of historical and projected results, and other types of data). The analysis included consideration of types of intangibles that were acquired, including non-competition agreements, customer relationships, trade names, and work backlog. The final purchase accounting has not yet been completed. Further refinement is expected to occur, including changes to income taxes and intangibles. However, no material changes are expected.

The preliminary estimated fair values of assets acquired and liabilities assumed as of November 1, 2017, are as follows (in millions of dollars):

Cash and cash equivalents	$0.8
Contracts receivable	18.3
Other receivables	5.4
Property, plant and equipment	15.1
Prepaid expenses and deposits	1.7
Intangible assets	44.8
Goodwill	32.0

Total assets acquired	118.1
Current liabilities	(18.5)
Other long-term liabilities	(0.3)

Net assets acquired	$99.3

Acquired contracts receivable and other receivables are expected to be collected.

The preliminary allocation of the purchase price of Neuco was accounted for in accordance with applicable accounting guidance. Goodwill, which is generally not deductible for tax purposes, consists of the value associated with the assembled workforce and consolidation of operations. However, as the business of Neuco was acquired via asset purchase for tax purposes, the $32 million of tax-basis goodwill is expected to be deductible for tax purposes. At December 31, 2017, other intangible assets totaled $44.8 million (after approximately $0.7 million of accumulated amortization). Intangible assets (as of December 2017) consist of $1 million in non-competition agreements (net of approximately $56,000 of accumulated amortization, with a 3-year weighted-average useful life), $40 million in customer relationships (net of approximately $502,000 accumulated amortization, with useful lives ranging from 13 to 14 years), and $3.8 million in trade names (net of approximately $63,000 accumulated amortization, with a 10-year useful life). The intangible assets other than goodwill are included in Other property and investments in the Company’s Consolidated Balance Sheets. The estimated future amortization of the intangible assets acquired in the acquisition for the next five years is as follows (in thousands):

2018	$3,641
2019	3,724
2020	3,669
2021	3,391
2022	3,391

Southwest Gas Holdings, Inc.	125

The unaudited pro forma consolidated financial information for fiscal 2017 and fiscal 2016 (assuming the acquisition of Neuco occurred as of the beginning fiscal 2016) is as follows (in thousands of dollars, except per share amounts):

	Year Ended December 31,
	2017	2016
Total operating revenues	$2,639,452	$2,556,124
Net income attributable to Southwest Gas Holdings, Inc.	$203,245	$156,108
Basic earnings per share	$4.24	$3.29
Diluted earnings per share	$4.24	$3.26

Acquisition costs of $2.6 million that were incurred during 2017, and included in construction expenses in the Consolidated Statements of Income, were excluded from the 2017 unaudited pro forma consolidated financial information shown above and included in the 2016 amounts. No material nonrecurring pro forma adjustments directly attributable to the business combination were included in the unaudited pro forma consolidated financial information.

The pro forma financial information includes assumptions and adjustments made to incorporate various items including, but not limited to, additional interest expense and depreciation and amortization expense, and tax effects, as appropriate. The pro forma financial information has been prepared for comparative purposes only, and is not intended to be indicative of what the Company’s results would have been had the acquisition occurred at the beginning of the periods presented or of the results which may occur in the future, for a number of reasons. These reasons include, but are not limited to, differences between the assumptions used to prepare the pro forma information, potential cost savings from operating efficiencies, and the impact of incremental costs incurred in integrating the businesses.

Actual results from Neuco operations, excluding deal costs incurred by Centuri, included in the Consolidated Statements of Income since the date of acquisition are as follows (in thousands of dollars):

Year ended December 31, 2017
Construction revenues	$17,182
Net income attributable to Neuco	2,772

To facilitate the acquisition, in November 2017, Centuri amended and restated its senior secured credit and term loan facility, increasing the borrowing capacity from $300 million to $450 million. The amended and restated facility expires in November 2022. See Note 8 – Long-Term Debt for information regarding the amended and restated credit and term loan facility.

Southwest Gas Holdings, Inc.	126

MANAGEMENT’S REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Southwest Gas Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined by Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. See Item 9A Controls and Procedures of the 2017 SEC Form 10-K for a discussion regarding the scope of management’s assessment due to the recent acquisition of New England Constructors, Inc. which is excluded from management’s report on internal control over financial reporting. The acquired business represents 2% of consolidated total assets and 1% of consolidated revenues for the year ended December 31, 2017 and is not significant to the Company’s consolidated financial statements. Under the supervision and with the participation of Southwest Gas Holdings, Inc. management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that the internal control over financial reporting was effective as of December 31, 2017. The effectiveness of internal control over financial reporting as of December 31, 2017 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Management of Southwest Gas Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Corporation management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that Southwest Gas Corporation’s internal control over financial reporting was effective as of December 31, 2017. This annual report does not include an attestation report of Southwest Gas Corporation’s registered public accounting firm regarding internal control over financial reporting pursuant to rules of the Securities and Exchange Commission that permit Southwest Gas Corporation to provide only this management’s report in this annual report.

February 28, 2018

Southwest Gas Holdings, Inc.	127

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Southwest Gas Holdings, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Southwest Gas Holdings, Inc. and its subsidiaries as of December 31, 2017 and December 31, 2016, and the related consolidated statements of income, comprehensive income, equity and redeemable noncontrolling interest, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Southwest Gas Holdings, Inc.	128

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded New England Utility Constructors, Inc. from its assessment of internal control over financial reporting as of December 31, 2017 because it was acquired by the Company in a purchase business combination during 2017. We have also excluded New England Utility Constructors, Inc. from our audit of internal control over financial reporting. New England Utility Constructors, Inc. is a wholly-owned subsidiary whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent 2% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2017.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP

Las Vegas, Nevada

February 28, 2018

We have served as the Company or its predecessor’s auditor since 2002.

Southwest Gas Holdings, Inc.	129

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Southwest Gas Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Southwest Gas Corporation and its subsidiaries as of December 31, 2017 and December 31, 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Las Vegas, Nevada

February 28, 2018

We have served as the Company’s auditor since 2002.

Southwest Gas Holdings, Inc.	130