Form 10-K, Exhibit 13
period 2018-12-31
Southwest Gas Holdings, Inc.; SOUTHWEST GAS CORP
filed 2019-02-28
CIK 1692115, 92416

Exhibit 13.01
Consolidated Selected Financial Data

Year Ended December 31,	2018	2017	2016	2015	2014
(Thousands of dollars, except per share amounts)
Operating revenues	$2,880,013	$2,548,792	$2,460,490	$2,463,625	$2,121,707
Operating expenses (1)	2,522,580	2,205,668	2,145,016	2,151,926	1,821,805
Operating income (1)	$357,433	$343,124	$315,474	$311,699	$299,902
Net income attributable to Southwest Gas Holdings, Inc.	$182,277	$193,841	$152,041	$138,317	$141,126
Total assets at year end	$7,357,729	$6,237,066	$5,581,126	$5,358,685	$5,208,297
Capitalization at year end
Total equity	$2,251,590	$1,812,403	$1,661,273	$1,592,325	$1,486,266
Redeemable noncontrolling interest	81,831	—	22,590	16,108	20,042
Long-term debt, excluding current maturities	2,107,258	1,798,576	1,549,983	1,551,204	1,631,374
	$4,440,679	$3,610,979	$3,233,846	$3,159,637	$3,137,682
Current maturities of long-term debt	$33,060	$25,346	$50,101	$19,475	$19,192
Common stock data
Common equity percentage of capitalization	50.7%	50.2%	51.4%	50.4%	47.4%
Return on average common equity	9.3%	11.2%	9.3%	8.9%	9.7%
Basic earnings per share	$3.69	$4.04	$3.20	$2.94	$3.04
Diluted earnings per share	$3.68	$4.04	$3.18	$2.92	$3.01
Dividends declared per share	$2.08	$1.98	$1.80	$1.62	$1.46
Payout ratio	56%	49%	56%	55%	48%
Book value per share at year end	$42.63	$37.74	$35.03	$33.65	$32.03
Market value per share at year end	$76.50	$80.48	$76.62	$55.16	$61.81
Market value to book value per share	180%	213%	219%	164%	193%
Common shares outstanding at year end (000)	53,026	48,090	47,482	47,378	46,523
Number of common shareholders at year end	12,541	13,077	13,619	14,153	14,749

(1)
Periods prior to 2018 depict revised Operating expenses and Operating income for the reclassification of non-service cost components of net periodic benefit costs in both the Company’s and Southwest’s Consolidated Statements of Income in the Annual Report to Shareholders due to the adoption of ASU 2017-07. Net income was not impacted. Refer to Note 11 - Pension and Other Postretirement Benefits in the notes to the Consolidated Financial Statements in this Annual Report to Shareholders for further information relating to the adoption of this update.

Natural Gas Operations

Year Ended December 31,	2018	2017	2016	2015	2014
(Thousands of dollars)
Operating revenue	$1,357,728	$1,302,308	$1,321,412	$1,454,639	$1,382,087
Net cost of gas sold	419,388	355,045	397,121	563,809	505,356
Operating margin	938,340	947,263	924,291	890,830	876,731
Expenses
Operations and maintenance (1)	404,813	391,321	381,964	369,832	368,313
Depreciation and amortization	191,816	201,922	233,463	213,455	204,144
Taxes other than income taxes	59,898	57,946	52,376	49,393	47,252
Operating income (1)	$281,813	$296,074	$256,488	$258,150	$257,022
Contribution to consolidated net income	$138,842	$156,818	$119,423	$111,625	$116,872
Total assets at year end	$6,141,584	$5,482,669	$5,001,756	$4,822,845	$4,652,307
Net gas plant at year end	$5,093,238	$4,523,650	$4,131,971	$3,891,085	$3,658,383
Construction expenditures and property additions	$682,869	$560,448	$457,120	$438,289	$350,025
Cash flow, net
From operating activities	$382,502	$309,216	$507,224	$497,500	$288,534
From (used in) investing activities	(669,392)	(557,384)	(446,238)	(416,727)	(328,645)
From (used in) financing activities	280,906	267,090	(63,339)	(74,159)	23,413
Net change in cash	$(5,984)	$18,922	$(2,353)	$6,614	$(16,698)
Total throughput (thousands of therms)
Residential	697,011	674,271	684,626	655,421	617,377
Small commercial	305,342	297,677	294,525	285,118	276,582
Large commercial	92,548	92,561	90,949	92,284	94,391
Industrial/Other	37,753	33,816	30,275	30,973	32,374
Transportation	1,050,551	974,407	970,561	1,035,707	906,691
Total throughput	2,183,205	2,072,732	2,070,936	2,099,503	1,927,415
Weighted average cost of gas purchased ($/therm)	$0.31	$0.44	$0.37	$0.44	$0.55
Customers at year end	2,047,000	2,015,000	1,984,000	1,956,000	1,930,000
Employees at year end	2,312	2,285	2,247	2,219	2,196
Customer to employee ratio	886	882	883	881	879
Degree days – actual	1,531	1,478	1,613	1,512	1,416
Degree days – ten-year average	1,694	1,733	1,771	1,792	1,816

(1)
Periods prior to 2018 depict revised Operations and maintenance expense and Operating income for the reclassification of non-service cost components of net periodic benefit costs in both the Company’s and Southwest’s Consolidated Statements of Income in the Annual Report to Shareholders due to the adoption of ASU 2017-07. Net income was not impacted. Refer to Note 11 - Pension and Other Postretirement Benefits in the notes to the Consolidated Financial Statements in this Annual Report to Shareholders for further information relating to the adoption of this update.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
About Southwest Gas Holdings, Inc.
Southwest Gas Holdings, Inc. is a holding company that owns all of the shares of common stock of Southwest Gas Corporation (“Southwest” or the “natural gas operations” segment), and all of the shares of common stock of Centuri Construction Group, Inc. (“Centuri” or the “utility infrastructure services” segment). Southwest Gas Holdings, Inc. and its subsidiaries are collectively referred to as the “Company.” Prior to August 2017, 96.6% of Centuri’s shares were owned by the Company. During August 2017, Southwest Gas Holdings, Inc. acquired the remaining 3.4% equity interest in Centuri that was held by the previous owners (which, prior to that date, was reflected as a redeemable noncontrolling interest).
As part of a holding company reorganization, effective January 2017, designed to provide further separation between regulated and unregulated businesses, Centuri and Southwest became subsidiaries of the Company; whereas historically, Centuri had been a direct subsidiary of Southwest. To give effect to this change, the separate consolidated financial statements of Southwest Gas Corporation depict Centuri-related amounts for periods prior to 2017 as discontinued operations of Southwest. Refer to Note 1 - Background, Organization, and Summary of Significant Accounting Policies and Note 18 - Reorganization Impacts - Discontinued Operations Solely Related to Southwest Gas Corporation of this 2018 Annual Report for additional details regarding the reorganization and the presentation of financial information. As referred to above, the Company has two business segments (natural gas operations and utility infrastructure services), which are discussed in more detail below.
Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Southwest is the largest distributor of natural gas in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor of natural gas in Nevada, serving the majority of southern Nevada, including the Las Vegas metropolitan area, and portions of northern Nevada. In addition, Southwest distributes and transports natural gas for customers in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.
As of December 31, 2018, Southwest had 2,047,000 residential, commercial, industrial, and other natural gas customers, of which 1,090,000 customers were located in Arizona, 761,000 in Nevada, and 196,000 in California. Residential and commercial customers represented over 99% of the total customer base. During 2018, 53% of operating margin (gas operating revenues less the net cost of gas sold) was earned in Arizona, 36% in Nevada, and 11% in California. During this same period, Southwest earned 85% of its operating margin from residential and small commercial customers, 3% from other sales customers, and 12% from transportation customers. These general patterns are expected to remain materially consistent for the foreseeable future.
Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Operating margin is a financial measure defined by management as gas operating revenues less the net cost of gas sold. However, operating margin is not specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”). Thus, operating margin is considered a non-GAAP measure. Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms. Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar basis, but do not impact operating margin or operating income. Therefore, management believes operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. The principal factors affecting changes in operating margin are general rate relief (including impacts of infrastructure trackers) and customer growth. Refer to the Summary Operating Results table for a reconciliation of revenues to operating margin.
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
Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions. Centuri operates in 26 major markets in the United States (“U.S.”), primarily as NPL, and in 2 major markets in Canada (as NPL Canada and W.S. Nicholls). In November 2017, Centuri expanded its operations in the Northeast region of the U.S. through the acquisition of New England Utility Constructors, Inc. (“Neuco”), and again in November 2018, in the Southeast region of the U.S. through the acquisition of an 80% interest in Linetec Services, LLC (“Linetec”). Both companies were privately owned utility infrastructure services businesses. Information surrounding these acquisitions can be found in Note 19 - Business Acquisitions in this annual report.

Utility infrastructure services activity can be significantly impacted by changes in weather, general and local economic conditions (including the housing market), interest rates, employment levels, job growth, infrastructure replacement programs of utilities, and local and federal regulation (including tax rates and incentives). During the past few years, utilities have implemented or modified system integrity management programs to enhance safety pursuant to federal and state mandates. These programs, coupled with historic bonus depreciation tax deduction incentives, have resulted in a significant increase in multi-year utility system replacement programs throughout the U.S. Generally, Centuri revenues are lowest during the first quarter of the year due to less favorable winter weather working conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. In certain circumstances, such as with large bid contracts (especially those of a longer duration), or unit-price contracts with revenue caps, results may be impacted by differences between costs incurred and those anticipated when the work was originally bid. Work awarded, or failing to be awarded, by individual large customers can impact operating results.

Executive Summary
The items discussed in this Executive Summary are intended to provide an overview of the results of the Company’s operations and are covered in greater detail in later sections of management’s discussion and analysis. As reflected in the table below, the natural gas operations segment accounted for an average of 79% of consolidated net income over the past three years.

Summary Operating Results

Year ended December 31,	2018	2017	2016
(In thousands, except per share amounts)
Contribution to net income:
Natural gas operations	$138,842	$156,818	$119,423
Utility infrastructure services	44,977	38,360	32,618
Corporate and administrative	(1,542)	(1,337)	—
Net income	$182,277	$193,841	$152,041
Average number of common shares	49,419	47,965	47,469
Consolidated basic earnings per share	$3.69	$4.04	$3.20
Natural Gas Operations
Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Gas operating revenues	$1,357,728	$1,302,308	$1,321,412
Less: Net cost of gas sold	419,388	355,045	397,121
Operating margin	$938,340	$947,263	$924,291
2018 Overview
Consolidated results for 2018 decreased compared to 2017. Basic earnings per share were $3.69 in 2018 compared to $4.04 in 2017.
Natural gas operations highlights include the following:

•	Added 32,000 net new customers (1.6% growth rate) in 2018

•	Operating margin decreased $9 million between years, as $20 million of tax savings were returned to Arizona customers

•	Rate relief and customer growth, combined, provided $17 million in incremental margin in 2018

•	Pension cost increased nearly $8 million between years

•	Company-Owned Life Insurance (“COLI”) cash surrender values declined $13.5 million between years

•	Issued $300 million in 3.70% senior notes in March 2018
Utility infrastructure services highlights include the following:

•	Record revenues of $1.5 billion were experienced in 2018, an increase of $276 million, or 22%, compared to 2017

•	Utility infrastructure services expenses increased $239 million, or 21%, compared to 2017

•	2018 results include a full year of Neuco, which was acquired in November 2017

•	Completed the acquisition of Linetec Services, LLC in November 2018
Southwest Gas Holdings highlights include the following:

•	Issued 3,565,000 shares of common stock in an underwritten public offering in November 2018

•	Jane Lewis-Raymond and Leslie T. Thornton joined the Board of Directors in January 2019

Results of Natural Gas Operations

Year Ended December 31,	2018	2017	2016
(Thousands of dollars)
Gas operating revenues	$1,357,728	$1,302,308	$1,321,412
Net cost of gas sold	419,388	355,045	397,121
Operating margin	938,340	947,263	924,291
Operations and maintenance expense	404,813	391,321	381,964
Depreciation and amortization	191,816	201,922	233,463
Taxes other than income taxes	59,898	57,946	52,376
Operating income	281,813	296,074	256,488
Other income (deductions)	(17,240)	(6,388)	(11,484)
Net interest deductions	81,740	69,733	66,997
Income before income taxes	182,833	219,953	178,007
Income tax expense	43,991	63,135	58,584
Contribution to consolidated net income	$138,842	$156,818	$119,423
2018 vs. 2017
Contribution to consolidated net income from natural gas operations decreased $18 million between 2018 and 2017. The decrease was primarily due to higher Operations and maintenance expense and Net interest deductions and higher Other deductions, partially offset by rate relief and lower Depreciation and amortization. The amounts above for Operations and maintenance expense and Other income (deductions) for the 2017 and 2016 periods reflect reclassifications of $19.4 million and $19.8 million, respectively, related to the non-service cost components of employee pensions and other post-retirement benefits, as a result of the adoption of the update to the Financial Accounting Standards Board (the “FASB”) Topic 715 (see Note 11 - Pension and Other Postretirement Benefits). The reclassification is intended to make the prior period comparable to the current period, but did not impact net income overall.

Operating margin decreased $9 million between years due to a $20 million decrease in customer rates to reflect the reduced cost of service during 2018 from U.S. tax reform. The decline in applicable U.S. income tax rates also significantly reduced income tax expense. Operating margin was favorably impacted by rate relief in the Arizona and California jurisdictions, which collectively provided $6 million in operating margin (see Rates and Regulatory Proceedings). Customer growth contributed $11 million in operating margin. The remaining decline of $6 million relates to the combined impacts of reduced surcharge recoveries including Nevada Conservation and Energy Efficiency (“CEE”) programs and a California Climate Credit returned to customers (offset in Depreciation and amortization below), as well as variability in other miscellaneous revenues, margin from gas infrastructure replacement programs and from customers outside the decoupling mechanisms.
Operations and maintenance expense increased $13.5 million, or 3%, between 2018 and 2017 primarily due to the impacts of an $8 million increase in pension cost and to other employee benefit costs. In addition, expenditures for pipeline integrity management and damage prevention programs were $3.5 million higher in 2018. Residual differences primarily relate to higher information technology related costs offset by lower claims experience for injuries and damages under insurance programs.
Depreciation and amortization expense decreased $10.1 million, or 5%, primarily due to reduced depreciation rates in Arizona, a result of the April 2017 Arizona general rate case decision, and the impacts of surcharge recoveries for regulatory mechanisms, as discussed above. Partially offsetting the decline was increased depreciation expense associated with a $466 million, or 7%, increase in average gas plant in service for the current year as compared to the prior year. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure.
Taxes other than income taxes increased $2 million, or 3%, between 2018 and 2017 primarily due to higher property taxes associated with plant additions.
Other income (deductions) declined $10.9 million between 2018 and 2017. The current year reflects a $3.2 million decrease in COLI policy cash surrender values net of recognized death benefits, while 2017 reflected $10.3 million of COLI-related income. The cash surrender values of these policies fluctuate based on the value of the underlying investments. Partially offsetting the decrease between periods was an increase in interest income of $3.2 million, including amounts related to the Gas Infrastructure Replacement (“GIR”) mechanism in Nevada (See the Rates and Regulatory Proceedings section for more information about the

GIR mechanism). Additionally, this category in both periods reflects the non-service-related components of employee pension and post-retirement benefit cost, resulting from the update to FASB Topic 715 noted above.
Net interest deductions increased $12 million between 2018 and 2017, primarily due to higher interest associated with credit facility borrowings and the issuance of $300 million of senior notes in March 2018.
Income tax fluctuations between 2018 and 2017 resulted primarily from the December 2017 enactment of U.S. tax reform, which among other things reduced the corporate federal income tax rate from 35% to 21%, in addition to the impact of fluctuations in pre-tax earnings between periods, as discussed above. Refer to Note 13 - Income Taxes in the notes to the consolidated financial statements.
2017 vs. 2016
The contribution to consolidated net income from natural gas operations increased $37.4 million between 2017 and 2016. The improvement was primarily due to an increase in operating margin, lower depreciation expense, and higher other income, partially offset by an increase in general taxes and operations and maintenance expenses. The amounts presented in Operations and maintenance expense and Other income (deductions) for the 2017 and 2016 periods reflect reclassifications of $19.4 million and $19.8 million, respectively, related to the non-service cost components of employee pensions and other post-retirement benefits, as a result of the adoption of the update to FASB Topic 715.
Operating margin increased $23 million between years. Combined rate relief in the Arizona and California jurisdictions provided $15 million in operating margin in 2017. Customer growth contributed $9 million in operating margin during the same period, while operating margin associated with recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues decreased $1 million.
Operations and maintenance expense increased $9 million, or 2%, between 2017 and 2016 as general cost increases were partially offset by a decline in self-insured employee medical costs. Higher expenses for pipeline integrity management and damage prevention programs accounted for $2.5 million of the increase. Both periods reflect the reclassification of non-service components of pension and other post-retirement benefit cost, as discussed above.
Depreciation and amortization expense decreased $31.5 million, or 14%, between comparative periods, primarily due to reduced depreciation rates in Arizona, resulting from the 2017 Arizona general rate case decision. Partially offsetting the decline was increased depreciation expense associated with a $338 million, or 6%, increase in average gas plant in service in 2017 as compared to 2016. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure.
Taxes other than income taxes increased $5.6 million, or 11%, between 2017 and 2016 primarily due to higher property taxes associated with net plant additions and increased property taxes in Arizona, including the impact of a property tax regulatory tracking mechanism.
Other income (deductions) improved $5.1 million between 2017 and 2016. The 2017 period reflects a $10.3 million increase in COLI policy cash surrender values, while 2016 reflected $7.4 million of combined COLI-related income and recognized death benefits. COLI amounts were greater than expected in both years. In addition, interest earned related to the GIR mechanism in Nevada was greater in 2017 due to a substantial increase in the amount of accelerated pipe replacement work under the program during 2017. Both periods reflect the reclassification of non-service pension cost in accordance with the update to FASB Topic 715 noted above.
Net interest deductions increased $2.7 million between 2017 and 2016, primarily due to the issuance of $300 million of senior notes in September 2016 and higher interest associated with credit facility borrowings during 2017. The increase was substantially offset by reductions in interest expense associated with PGA balances as compared to the prior year and various debt redemptions in the second half of 2016 and early 2017.
Income taxes were favorably impacted in 2017 by approximately $8 million due to the December 2017 enactment of U.S. tax reform. This reduction primarily related to the remeasurement of deferred tax liabilities not associated with utility plant depreciation timing differences.

Results of Utility Infrastructure Services

Year Ended December 31,	2018	2017	2016
(Thousands of dollars)
Utility infrastructure services revenues	$1,522,285	$1,246,484	$1,139,078
Operating expenses:
Utility infrastructure services expenses	1,387,689	1,148,963	1,024,423
Depreciation and amortization	57,396	49,029	55,669
Operating income	77,200	48,492	58,986
Other income (deductions)	(238)	345	1,193
Net interest deductions	14,190	7,986	6,663
Income before income taxes	62,772	40,851	53,516
Income tax expense	18,420	2,390	19,884
Net income	44,352	38,461	33,632
Net income (loss) attributable to noncontrolling interests	(625)	101	1,014
Contribution to consolidated net income attributable to Centuri	$44,977	$38,360	$32,618
In November 2018, Centuri acquired Linetec. Results for Linetec subsequent to the date of the acquisition have been included in the table above including $14.1 million of revenues. In November 2017, Centuri acquired Neuco. Line items in the table above reflect the results of Neuco subsequent to the acquisition date, including $147.9 million and $17.2 million in revenues during 2018 and 2017, respectively.
2018 vs. 2017
Contribution to consolidated net income from utility infrastructure services increased $6.6 million in 2018 compared to 2017. Results were positively impacted by a full year of activities from Neuco, which exceeded expectations, improved productivity on certain contracts compared to 2017, and from incremental non-routine projects with customers. These increases were partially offset by higher interest charges and increased amortization due to the Neuco and Linetec acquisitions. Additionally, net income in both years reflected benefits from U.S. tax reform; 2018 reflects lower tax rates on a higher level of pre-tax earnings and 2017 reflects the remeasurement of Centuri’s deferred tax liabilities following the enactment date.
Utility infrastructure services revenue increased $275.8 million, or 22%, between 2018 and 2017, attributable primarily to a full year of Neuco operations ($147.9 million in 2018 compared to $17.2 million in 2017) and revenues from Linetec ($14.1 million) in December 2018 following the acquisition date, and to continued growth with existing customers under existing master service and bid agreements. In addition, revenue was favorably impacted from certain non-routine projects (including customer-requested support during strike-related and emergency response situations), and from the settlement in 2018 of a previous contract dispute on a water pipe replacement project, discussed below. Revenues in 2017 were negatively impacted by a temporary work stoppage with a customer (also discussed below), which began in the first quarter of 2017, with work resuming during the second quarter of the same year. Utility infrastructure services revenue includes contracts with Southwest totaling $135.9 million in 2018 and $97 million in 2017. Centuri accounts for services provided to Southwest at contractual prices. Refer to Consolidation in Note 1 - Background, Organization, and Summary of Significant Accounting Policies to the consolidated financial statements. During the past several years, utility infrastructure services segment efforts have been focused on obtaining utility system replacement work under both blanket contracts and incremental bid projects. For both 2018 and 2017, revenues from replacement work were approximately 60% of total revenues. Governmental safety-related programs and U.S. tax incentives have resulted in many utilities undertaking multi-year infrastructure system replacement projects in recent years.
Utility infrastructure services expenses increased $238.7 million, or 21%, between 2018 and 2017 largely due to additional gas pipe replacement work and higher labor-related operating expenses to support business growth. Costs incurred overall during 2018 reflect changes that were implemented to align with the increased size and complexity of the business, while expenses in 2017 were negatively impacted by the water pipe replacement project noted above. Included in total Utility infrastructure services expense are general and administrative (“G&A”) costs, which increased $23.8 million in 2018 when compared to 2017, including $6.9 million (2018) and $2.6 million (2017) of deal costs from the acquisitions of Linetec and Neuco, respectively. Excluding deal costs, but including all other G&A components, there were a total of $133 million of expenses during 2018 related to Neuco ($120.3 million) and Linetec ($12.7 million), as compared to $14.4 million in 2017 from Neuco activity following the acquisition date. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $1.7 million and $4.2 million for 2018 and 2017, respectively.

Depreciation and amortization expense increased $8.4 million between 2018 and 2017 primarily due to $3.5 million of incremental amortization of finite-lived intangible assets related to the Neuco and Linetec acquisitions. Additional equipment purchased to support the growing volume of work being performed resulted in higher depreciation expense, partially offset by a $6.9 million reduction in depreciation with the extension of the estimated useful lives of certain depreciable equipment.
The increase in net interest deductions was due primarily to interest expense and amortization of debt issuance costs associated with incremental borrowings under the $590 million secured revolving credit and term loan facility (primarily related to the Neuco and Linetec acquisitions). See Note 8 - Long-Term Debt in the notes to the consolidated financial statements.
Income tax expense increased $16 million between 2018 and 2017 primarily due to the net benefit of $12 million from remeasurement of Centuri’s deferred tax liabilities related to enactment of U.S. tax reform in December 2017 and from an increase in taxable earnings in 2018. These increases were partially offset by lower U.S. income tax rates applied to taxable earnings in 2018.
2017 vs. 2016
Contribution to consolidated net income from utility infrastructure services increased $5.7 million in 2017 compared to 2016. Results were positively impacted by the remeasurement of Centuri’s deferred tax liabilities related to the enactment of U.S. tax reform noted above. Higher utility infrastructure services costs outpaced increased revenue, but were partially offset by lower depreciation.

Revenues increased $107.4 million, or 9%, between 2017 and 2016, primarily due to additional pipe replacement work for natural gas distribution customers. This was partially offset by the temporary work stoppage with a significant customer noted earlier, which was due to regulatory issues attributable to requalifying employees of all contractors working on the customer’s natural gas system. Operations resumed during the second quarter of 2017 following the requalification period. In addition, Centuri performed work on a multi-year water pipe replacement program, which began in late 2016, for a customer that contributed incremental revenues of $29.7 million during 2017. Utility infrastructure services revenues includes contracts with Southwest totaling $97 million in 2017 and $98 million in 2016.
Utility infrastructure services expenses increased by $124.5 million, or 12%, between 2017 and 2016. The increase in Utility infrastructure services expenses was disproportionate to the increase in revenues between these years due in part to logistics surrounding the timing and length of the temporary work stoppage noted above and higher labor costs incurred to complete work during inclement weather conditions in the first quarter of 2017. Expenses and results in 2017 were negatively impacted by costs related to the water pipe replacement project, a dispute for which was resolved in 2018. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $4.2 million and $7.1 million for 2017 and 2016, respectively.
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
The increase in net interest deductions was due primarily to interest expense and amortization of debt issuance costs associated with incremental borrowings under the then existing $450 million secured revolving credit and term loan facility.
Income tax expense decreased $17.5 million between 2017 and 2016 primarily due to the $12 million net benefit from remeasurement of deferred tax liabilities following the enactment of U.S. tax reform. Pre-tax income declined $12.6 million between 2017 and 2016.
Rates and Regulatory Proceedings
Southwest is subject to the regulation of the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), the California Public Utilities Commission (“CPUC”), and the Federal Energy Regulatory Commission (“FERC”).
General Rate Relief and Rate Design
Rates charged to customers vary according to customer class and rate jurisdiction and are set by the individual state and federal regulatory commissions that govern Southwest’s service territories. Southwest makes periodic filings for rate adjustments as the costs of providing service (including the cost of natural gas purchased) changes, and as additional investments in new or replacement pipeline and related facilities are made. Rates are intended to provide for recovery of all commission-approved costs and provide a reasonable return on investment. The mix of fixed and variable components in rates assigned to various customer classes (rate design) can significantly impact the operating margin actually realized by Southwest. Management has worked with its regulatory commissions in designing rate structures that strive to provide affordable and reliable service to its customers while mitigating the volatility in prices to customers and stabilizing returns to investors. Such rate structures were in place in all of Southwest’s operating areas during all periods for which results of natural gas operations are disclosed above.
Nevada Jurisdiction
Nevada General Rate Case.  Southwest filed its most recent general rate case with the PUCN in May 2018 and updated the request following the certification period ending in July 2018. The filing requested a statewide overall general rate increase of approximately $29.7 million to account for changes in the cost of service ($12.1 million) since the last general rate case, including those resulting from U.S. federal tax reform, and another $16.6 million associated with the inclusion in rate base of GIR mechanism projects previously approved by the PUCN under the ongoing program. Southwest also requested to adjust the GIR rate as part of the rate case process in lieu of filing a separate GIR rate application. That adjustment equates to an estimated incremental operating margin of $6 million.

The PUCN issued a rate case decision on December 24, 2018, which authorized a return on equity (“ROE”) of 9.25% relative to the Company’s proposed capital structure of 49.66% equity applicable to both southern and northern Nevada and provided for an overall general rate increase of $9.5 million in southern Nevada and a rate decrease in northern Nevada of $2 million. The impact of U.S. tax reform was considered on a go-forward basis, including commencing the process to return excess amounts from the remeasurement of previous deferred tax balances. The PUCN also approved Southwest’s proposal to maintain its existing rate structure, including the continuation of its decoupling mechanism, referred to as the General Revenues Adjustment (the “GRA”). Southwest also proposed and was authorized to include two new tariff schedules (1) compression service and (2) biogas and renewable natural gas service. New rates associated with the PUCN’s decision became effective in January 2019.

The rate relief is lower than the amounts requested due to several factors, including the 9.25% granted return on equity, vis-à-vis a requested 10.3%. Also contributing to the lower-than-expected result was the exclusion of costs of several software applications in rates at this time, albeit allowing the Company to reiterate its recovery request in its next general rate case filing. In response to the PUCN’s decision, management filed a Petition for Reconsideration (the “Petition”) of several rate case issues on January 9, 2019. The PUCN Staff also filed a Petition for Reconsideration requesting several technical clarifications on the rate case decision with respect to how to calculate the intended results of the decision. The PUCN, in turn, issued a decision regarding both petitions on February 15, 2019 that modified certain parts of the original order, but granted no further rate relief. The modified final decision results in a general rate increase of $9.5 million in southern Nevada and a rate decrease in northern Nevada of $2 million. The decision included a reduction in depreciation expense of $800,000 and results in a net increase in revenues of $7.1 million and an increase in operating income of $7.9 million. Management is currently evaluating additional administrative strategies, including pursuing judicial appeal of the PUCN’s rate order and/or accelerating its next general rate case filing.
General Revenues Adjustment.    As part of the Annual Rate Adjustment (“ARA”) filing in 2017, the PUCN authorized rate adjustments associated with the GRA. The rate adjustment returned $2.2 million to customers during 2018, a decrease in collections of $15.8 million as compared to 2017. In June 2018, Southwest filed to adjust the GRA surcharge, effective January 2019, which was approved by the PUCN during the fourth quarter of 2018. This rate adjustment is expected to result in collections from customers of $5.6 million. As indicated above, the continuation of the GRA was affirmed as part of the December 2018 rate case decision. While there is no impact to net income overall from this rate adjustment, operating cash flows will increase as the associated regulatory asset balance is recovered.
Infrastructure Replacement Mechanisms.    In 2014, the PUCN approved final rules for the GIR mechanism which defers and recovers certain costs associated with accelerated replacement of qualifying infrastructure that would not otherwise currently provide incremental revenues. Associated with the replacement of various types of pipe infrastructure under the mechanism (Early Vintage Plastic Pipe (“EVPP”), Customer-Owned Yard Line (“COYL”), and Vintage Steel Pipe (“VSP”)), each year Southwest files a GIR “Advance Application” in May and a “Rate Application,” generally in October. In May 2017, Southwest filed its Advance Application for projects totaling approximately $66 million to be completed during 2018, which the PUCN approved in September 2017. The $66 million in replacement work had an annualized revenue requirement estimated at $6 million. In June 2018, Southwest filed its Advance Application requesting authorization to replace qualifying infrastructure with projects totaling $228 million to be completed over a three-year period, with a total annualized revenue requirement (following the three-year replacement period) of approximately $21.7 million. Historically, Southwest has requested approval of projects on an annual basis; however, it requested to move to a multi-year approval process for projects to improve operational flexibility and enhance coordination with contractors and governmental agencies. The PUCN issued a decision limiting its approval to the 2019 projects, resulting in an annual approval of $34.3 million for projects to be completed in 2019 (EVPP $9.3 million, COYL $1.3 million, and VSP $23.7 million).

The Rate Application is generally filed each October to reset the GIR recovery surcharge related to previously approved and completed projects, with new rates becoming effective each January. In November 2017, for projects approved in 2016 and completed by July 2017, a deferred annualized revenue requirement of $8.7 million was approved to be recovered from customers through updated rates effective January 2018. Included as part of the 2018 general rate case filing (noted above), management proposed to adjust the GIR surcharge rate as part of the rate case in lieu of filing a separate application during the third quarter. The rate was approved to be implemented in January 2019 and is expected to result in incremental annual margin of approximately $6 million.
Conservation and Energy Efficiency(“CEE”).    In June 2015, Southwest requested recovery of energy efficiency and conservation development and implementation costs, including promotions and incentives for various programs, as originally approved for deferral by the PUCN effective November 2009. While recovery of initial program costs were approved effective in 2013, amounts incurred subsequent to May 2012 (the related certification period) continued to be deferred. The 2017 ARA filing approved in November 2017, modified rates effective January 2018, designed to result in annualized margin decreases of $8.2 million in southern Nevada and $1.4 million in northern Nevada to return over-collected balances. As part of the 2018 ARA filing, Southwest requested modified rates, effective January 2019, which would authorize an annualized margin decrease of $4.1 million in southern Nevada and a $58,000 decrease in northern Nevada, both of which were approved. There is, however, no anticipated impact to net income overall from these changes as amortization expense will be impacted by approximately the same amounts.
Expansion and Economic Development Legislation.    In January 2016, final regulations were approved by the PUCN associated with legislation (“SB 151”) previously introduced and signed into law in Nevada. The legislation authorized natural gas utilities to expand their infrastructure to provide service to unserved and underserved areas in Nevada.

In November 2017, Southwest filed for pre-approval of a project to extend service to Mesquite, Nevada, in accordance with the SB 151 regulations. Ultimately, the PUCN issued an order approving Southwest’s proposal to expand natural gas infrastructure to Mesquite. The order approved a capital investment of approximately $28 million and the construction of approximately 37 miles of distribution pipeline (including the approach main). The cost is expected to be recovered through volumetric rates from all southern Nevada customers (including new customers in Mesquite). The annual revenue requirement associated with the project is $2.8 million. Southwest conducted preliminary design work and began serving certain customers with an approved virtual pipeline network in February 2019, which will provide temporary natural gas supply using portions of the approved distribution system and compressed natural gas tanks. It is estimated that permitting and construction of the approach main to bring the permanent supply to Mesquite and construction of the remaining approved distribution system could take an additional two years to complete.
California Jurisdiction
California General Rate Case.    As part of the most recent Southwest general rate case application, with rates effective June 2014, the CPUC authorized an overall revenue increase of $7.1 million, a Post-Test Year (“PTY”) Ratemaking Mechanism, which allowed for annual attrition increases of 2.75% annually for 2015 to 2018, a depreciation reduction as requested, a limited COYL inspection program for schools, and an Infrastructure Reliability and Replacement Adjustment Mechanism (“IRRAM”) to recover the costs associated with the new limited COYL program. The CPUC decision also provided for a two-way pension balancing account to track differences between authorized and actual pension funding amounts.

In December 2016, Southwest filed to modify the most recent general rate case decision to extend the current rate case cycle by two years, including extension of the annual PTY attrition adjustments for 2019 and 2020. Without the rate case extension, Southwest would have otherwise been required to file its next general rate application by September 2017. Expedited consideration was requested and in June 2017, the CPUC approved the request, thereby extending the rate case filing deadline. Southwest believes this extension is in the public interest as it provides rate stability to customers for two additional years consistent with the current reasonable rates approved as part of the last general rate case. The 2.75% PTY annual attrition adjustments were authorized for the two additional years. Southwest expects to file a general rate case application in the third quarter of 2019.
Tax Reform.    In its 2017 decision approving Southwest’s request to extend the filing date of its next general rate case, the CPUC also directed Southwest to track income tax expenses resulting from mandatory or elective changes in tax law, procedure, or policy. The purpose is to identify differences between Southwest’s authorized income tax expenses and its actual incurred income tax expenses, the result of which would be reviewed in Southwest’s next general rate case. Excluding advance requested or required procedural changes, Southwest does not currently anticipate making an ad hoc filing in advance of the next general rate case filing to implement any changes resulting from U.S. tax reform. Refer to Note 1 - Background, Organization, and Summary of Significant Accounting Policies, Note 5 - Regulatory Assets and Liabilities, and Note 13 - Income Taxes.

Attrition Filing.    In November 2018, Southwest made its latest annual PTY attrition filing, requesting annual revenue increases of $2 million in southern California, $542,000 in northern California, and $271,000 for South Lake Tahoe. This filing was approved in December 2018 and rates were made effective in January 2019. At the same time, rates were updated to recover the regulatory asset associated with the revenue decoupling mechanism, or margin tracker.
Greenhouse Gas (“GHG”) Compliance.    California Assembly Bill Number 32 and the regulations promulgated by the California Air Resources Board, require Southwest, as a covered entity, to comply with all applicable requirements associated with California GHG emissions reporting and the California Cap and Trade Program. The CPUC issued a decision in March 2018 adopting an allocation methodology to distribute the net revenues or costs for years 2015-2017 beginning in the second quarter of 2018. Southwest began amortizing its then existing net cost balance over a 12-month period with recovery rates effective July 2018 for all applicable rate schedules. In addition, for years 2019-2020, the decision adopted an allocation methodology to distribute the revenue proceeds through a California Climate Credit to active residential customers in April of each year, following initial required credits in October 2018. GHG compliance costs recovered through rates (including transportation customer rates) have no impact on earnings.
Arizona Jurisdiction
Arizona General Rate Case.    Southwest filed a general rate application with the ACC in May 2016 requesting an increase in authorized annual operating revenues of approximately $32 million for its Arizona rate jurisdiction. A settlement was reached, with new rates effective April 2017. The ACC approved the settlement agreement in April 2017, which provided for an overall annual operating revenue increase of $16 million, the capital structure and cost of capital originally proposed by Southwest, and a return on common equity set at 9.50%. Annual depreciation expense was designed to be reduced by $44.7 million, as supported by a depreciation study included in the filing, for a combined net annual operating income increase of $60.7 million. Other key elements included approval of the continuation and expansion of the COYL program (adding the ability to seek out COYLs through a targeted approach and mobilization of work crews for replacement), implementation of a vintage steel pipe replacement program, and a continuation of the current decoupled rate design (excluding the previous winter-period adjustment to rates), which made the mechanism fundamentally similar to that which exists in Nevada. The settlement also included a property tax tracking mechanism to defer changes in property tax expense for recovery or return in the next general rate case.The settlement also included a three-year rate case moratorium prohibiting filing a new application to adjust base rates prior to May 2019. Southwest plans to file a new application in May 2019.

Delivery Charge Adjustment. The annual Delivery Charge Adjustment (“DCA”) rate adjustment is filed each April, which along with other reporting requirements, contemplates a rate to recover the over- or under-collected margin tracker amounts based on the balance at the end of the preceding calendar year. The DCA rate adjustment filed in April 2018, reflected the December 31, 2017 balance of approximately $40 million. Following a brief administrative delay, Southwest updated its request to instead include the balance at December 31, 2018 of $73 million. Southwest currently expects the updated rate to be approved and become effective during the first quarter of 2019. The existing rate continues to be collected from customers until such time as the updated rate becomes effective. While there is no impact to net income overall from this rate adjustment, operating cash flows will increase as the associated regulatory asset balance is collected.
Tax Reform.    In February 2018, the ACC directed all Arizona utilities to address tax savings from the enactment of U.S. tax reform beginning January 1, 2018 through a tax expense adjuster mechanism, a notice of intent to file a rate case, or through a separate application. In April 2018, Southwest filed an application with the ACC, requesting approval for a tax refund process or, in the alternative, the authority to file a general rate case to reflect tax reform. Ultimately, Southwest was instructed to refund customers a one-time credit to reflect the tax savings from January through July 2018, effective with Southwest’s August 2018 billing cycles and that, effective August 2018, surcredits be established on a per-therm basis until new cost-of-service rates become effective following the Company’s next general rate case, with the combined amounts intended to refund $20 million annually (as compared to rate levels established in the most recent general rate case effective April 2017). Other recommendations included supplemental compliance reports related to excess deferred income taxes and an annual true-up to account for differences between the actual tax savings and the amount authorized by the ACC. However, the ACC decision did not direct refunding to commence with regard to excess amounts from the remeasurement of deferred tax balances, which are recognized as a regulatory liability following the enactment of tax reform. Through December 2018, Southwest reflected the annualized $20 million as a reduction in revenue and is tracking monthly differences between amounts expected to be returned and amounts actually returned to customers, resulting in a liability balance of $1.8 million as of December 31, 2018.
Liquefied Natural Gas (“LNG”) Facility.    In January 2014, Southwest filed an application with the ACC seeking preapproval to construct, operate, and maintain a 233,000 dekatherm LNG facility in southern Arizona. This facility is intended to enhance service reliability and flexibility related to natural gas deliveries in the southern Arizona area by providing a local storage option, to be operated by Southwest and connected directly to its distribution system. In December 2014, Southwest received an order from the

ACC granting preapproval of the construction and deferral of costs, up to $50 million, which was later approved (December 2016) to be modified not to exceed $80 million, following land purchase and bid solicitation for the engineering, procurement, and construction of the facility. Construction began during the third quarter of 2017 and is expected to be substantially complete in the second quarter of 2019 with the facility available for use during the winter of 2019/2020. Through December 2018, Southwest has incurred approximately $60 million in capital expenditures toward the project (including land acquisition costs).
COYL Program.    Southwest received approval, in connection with its 2010 Arizona general rate case, to implement a program to conduct leak surveys, and if leaks were present, to replace and relocate service lines and meters for Arizona customers whose meters were set off from the customer’s home, representing a non-traditional configuration. “Phase II” of the COYL program included the replacement of non-leaking COYLs. The surcharge is revised annually as the program progresses. In the annual filing made in February 2018, Southwest requested to establish an annual surcharge to collect $4.2 million related to the revenue requirement associated with $18 million in capital projects completed under both phases during 2017. In September 2018, the ACC approved the proposed surcharge application, while modifying the surcharge revenue to $3.5 million to reflect the impact of tax reform on the revenue requirement calculation.
Vintage Steel Pipe Program.    Southwest received approval, in connection with its 2010 Arizona general rate case, to implement a VSP replacement program. Southwest currently has approximately 6,000 miles of pre-1970s vintage steel pipe in Arizona. Southwest proposed to start replacing the pipe on an accelerated basis and to recover the costs through an annual surcharge filing that is made in February of each year. The surcharge is designed to be revised annually as the program progresses. Southwest replaced approximately 119 miles of vintage steel pipe during 2018 totaling approximately $100 million, and is targeting replacement projects during 2019 of approximately $100 million. In the February 2018 VSP filing, Southwest requested to establish a surcharge to collect $3.1 million related to 2017 expenditures. In September 2018, the ACC approved the proposed surcharge application, while modifying the surcharge revenue to $2.4 million to reflect the impact of tax reform on the revenue requirement calculation. The annual VSP filing is expected to be made in the first quarter of 2019.
FERC Jurisdiction
General Rate Case.    Paiute Pipeline Company (“Paiute”), a wholly owned subsidiary of Southwest, filed its most recent general rate case with the FERC in February 2014, and following settlement proceedings, tariff changes were filed in March 2015. The settlement implied an 11.5% pre-tax rate of return, and as part of the agreement, Paiute agreed to file a rate case no later than May 2019. Refer to Note 1 - Background, Organization, and Summary of Significant Accounting Policies, Note 5 - Regulatory Assets and Liabilities and Liabilities, and Note 13 - Income Taxes.
2018 Expansion.    In response to growing demand in the Carson City and South Lake Tahoe areas of northern California and northern Nevada, Paiute evaluated shipper interest in acquiring additional transportation capacity; executed precedent agreements for incremental transportation capacity with Southwest during the third quarter of 2016; and initiated a pre-filing review process with the FERC in October 2016, at which time approval for an expansion was granted. Following this process, a certificate application was filed, including an applicant environmental assessment, and in May 2018, the FERC issued a Certificate of Public Convenience and Necessity authorizing Paiute to construct the $18 million project. Following receipt of contractor pricing for the project, Paiute updated the project costs to reflect approximately $22 million and requested to amend the certificate order to reflect the updated cost estimates. In October 2018, the FERC issued an order to reflect the updated costs of the project. Construction work began in July 2018 and consists of 8.5 miles of additional transmission pipeline infrastructure. The project was completed and placed in service in November 2018.
Tax Reform.  The FERC issued a Notice of Proposed Rulemaking (“NOPR”) on whether the federal income tax changes from U.S. tax reform cause pipeline rates to no longer be just and reasonable. The NOPR provided for pipelines to file a FERC Form No. 501‑G to evaluate the impact of tax reform on their revenue requirement. In addition to filing the form, pipelines would select one of the following four options: (1) make a limited “Section 4” filing to reduce rates by the percentage reduction in cost of service shown in its FERC Form No. 501-G; (2) commit to file either a prepackaged uncontested rate settlement or a general Section 4 rate case; (3) file a statement explaining why no change in rates was necessary; or (4) file the new FERC form without taking any other action. In July 2018, the FERC issued a final rule (Order No. 849), effective in September 2018, adopting procedures for determining which jurisdictional pipelines may be collecting unjust and unreasonable rates in light of tax reform. Paiute filed its Form No. 501-G in the fourth quarter of 2018. Two of Paiute’s shippers requested that FERC evaluate Paiute’s rates and/or take action to ensure that Paiute’s customers are afforded the relief contemplated in Order No. 849. The FERC has yet to act on these; however, in the absence of any action in advance, Paiute’s general rate case application, expected to be filed in May 2019, will further address tax reform. In November 2018, Southwest Gas Transmission Company (“SGTC”), also a FERC-regulated subsidiary of Southwest, filed an uncontested, prepackaged settlement in lieu of filing the FERC Form No. 501-G, with no material impacts overall. FERC issued an Order approving the settlement in December 2018, and new rates became effective in January 2019.

PGA Filings
The rate schedules in all of Southwest’s service territories contain provisions that permit adjustments to rates as the cost of purchased gas changes. These deferred energy provisions and purchased gas adjustment clauses are collectively referred to as “PGA” clauses. Differences between gas costs recovered from customers and amounts paid for gas by Southwest result in over- or under-collections. At December 31, 2018, over-collections in Arizona, southern Nevada, and California resulted in a liability of approximately $79.8 million and under-collections in northern Nevada resulted in an asset of $4.9 million on the Company’s and Southwest’s balance sheets. During the third quarter of 2018, a $49 million refund was received by Southwest from El Paso Natural Gas, LLC (“El Paso”) as part of a rate case settlement, the majority of which relates to Southwest’s transmission service into Arizona. Filings to change rates in accordance with PGA clauses are subject to audit by state regulatory commission staffs. PGA changes impact cash flows but have no direct impact on profit margin. However, gas cost deferrals and recoveries can impact comparisons between periods of individual Consolidated Statements of Income components. These include Gas operating revenues, Net cost of gas sold, Net interest deductions, and Other income (deductions). In October 2018, Southwest filed an application with the ACC requesting an alternate methodology for refunding the El Paso funds allocated to the Arizona rate jurisdiction customers, which would involve offsetting amounts currently receivable from Arizona customers under a different mechanism (the margin decoupling mechanism). Resolution of this issue is expected during the first quarter of 2019.
The following table presents Southwest’s outstanding PGA balances receivable/(payable) at the end of its two most recent fiscal years (thousands of dollars):

	2018	2017
Arizona	$(72,878)	$5,069
Northern Nevada	4,928	8,189
Southern Nevada	(5,951)	(6,841)
California	(933)	1,323
	$(74,834)	$7,740
Arizona PGA Filings.    In Arizona, Southwest calculates the change in the gas cost component of customer rates monthly (to allow for timely refunds to/recoveries from customers), utilizing a rolling twelve-month average. During 2018, the Gas Cost Balancing Account changed from a surcharge position (to address the then-under-collected balance) to a surcredit in order to refund the over-collected balance at year end.
California Gas Cost Filings.    In California, a monthly gas cost adjustment based on forecasted monthly prices is utilized. Monthly adjustments modeled in this fashion provide the timeliest recovery of gas costs in any Southwest jurisdiction.
Nevada ARA Application.    In November 2018, Southwest filed to adjust its quarterly Deferred Energy Account Adjustment rate, which is based upon a twelve-month rolling average, in addition to requesting adjusted Base Tariff Energy rates, both of which were approved effective January 2019. These new rates are intended to collect or refund the outstanding balances over a twelve-month period.

Gas Price Volatility Mitigation
Regulators in Southwest’s service territories have encouraged Southwest to take proactive steps to mitigate price volatility to its customers. To accomplish this, Southwest periodically enters into fixed-price term contracts and Swaps under its collective volatility mitigation programs for a portion (up to 25% in the Arizona and California jurisdictions) of its annual normal weather supply needs. For the 2018/2019 heating season, contracts contained in the fixed-price portion of the supply portfolio ranged from approximately $2.05 to approximately $4.15 per dekatherm. Southwest makes natural gas purchases, not covered by fixed-price contracts, under variable-price contracts with firm quantities, and on the spot market. The contract price for these contracts is determined at the beginning of each month to reflect that month’s published first-of-month index price. The contract price of commitments to purchase gas at daily market prices is based on a published daily price index. In either case, the index price is not published or known until the purchase period begins. Southwest does not currently enter into swaps or fixed-price purchases for its Nevada territories. See Note 14 - Derivatives.
Pipeline Safety Regulation
Congress passed the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“the Bill”), effective January 2012, which increased/strengthened previously existing safety requirements, including damage prevention programs, penalty provisions, and requirements related to automatic and remote-controlled shut-off valves, public awareness programs, incident notification, and maximum allowable operating pressure for certain facilities. The Bill required the Department of Transportation to conduct further study of existing programs and future requirements; these studies are nearing their completion and proposed regulation changes by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) are anticipated in 2019.
Southwest continues to monitor changing pipeline safety legislation and participates, to the extent possible, in developing associated mandates and reporting requirements. Additionally, it works with its state and federal commissions to develop customer rates that are responsive to incremental costs of compliance. However, due to the timing of when rates are implemented in response to new requirements, and as additional rules are developed, compliance requirements could impact expenses and the timing and amount of capital expenditures.
Capital Resources and Liquidity
Over the past three years, cash on hand and cash flows from operations have generally provided the majority of cash used in investing activities (primarily construction expenditures and property additions). Certain pipe replacement work of Southwest was accelerated during these years to take advantage of bonus depreciation tax incentives (prior to 2018) and to fortify system integrity and reliability, notably in association with new gas infrastructure replacement programs as discussed previously. During the same period, the Company was able to establish long-term cost savings from debt refinancing and strategic debt redemptions. The Company’s capitalization strategy is to maintain an appropriate balance of equity and debt to maintain strong investment-grade credit ratings, which should minimize interest costs.
Cash Flows
The enactment of U.S. tax reform will have an impact on future cash flows. The magnitude of the impact depends on the results of future regulatory proceedings surrounding the method and timing (which management cannot currently predict) of reflecting net tax benefits in customer rates. Due to the reduction in the applicable U.S. federal income tax rate from 35% to 21%, deferred tax assets and liabilities were remeasured. The reduction in plant-related deferred tax differences was reclassified to a regulatory liability. The period and timing of return are subject to Internal Revenue Code (“IRC”) provisions and regulatory actions in each jurisdiction. See the Rates and Regulatory Proceedings section, Note 5 - Regulatory Assets and Liabilities, and Note 13 - Income Taxes in the notes to consolidated financial statements for more information about potential developments regarding this topic.
Southwest Gas Holdings, Inc.:
Operating Cash Flows.    Cash flows provided by consolidated operating activities increased $159 million between 2018 and 2017. Changes in operating cash flows are typically influenced significantly by the change in purchased gas costs, including amounts incurred and deferred, as well as when amounts are incorporated in customer bills to recover or return the deferred balances. In the third quarter 2018, as ordered by the FERC, El Paso refunded to Southwest $49 million previously billed to Southwest for transmission services in association with El Paso’s 2010 rate case. This amount is included in cash flows provided by operating activities in 2018 and will be refunded to customers in the future.
Investing Cash Flows.    Cash used in consolidated investing activities increased $299 million in 2018 as compared to 2017. The change was primarily due to Centuri’s acquisition of its 80% interest in Linetec (see Note 19 - Business Acquisitions). In addition, increased construction expenditures in the natural gas operations segment, including scheduled and accelerated replacement activity, contributed to the increase.
Financing Cash Flows.    Net cash provided by consolidated financing activities increased $166 million in 2018 as compared to 2017. The increase included the issuance of $300 million of senior notes in March 2018 by Southwest. During 2018, $63 million in payments were made to pay down short-term borrowings under credit facilities; however, in 2017, proceeds from short-term borrowing collectively by Southwest and the Company in the amount of $215 million were received, in addition to $145 million under the long-term portion of Southwest’s facility. The prior year also included a payment of $23 million by Southwest Gas Holdings, Inc. associated with a noncontrolling interest in Centuri previously held by other parties, and repayment of $25 million in medium-term notes by Southwest. The current period reflects net proceeds from the issuance by the Company of approximately $84 million under its Equity Shelf Program ($41 million in 2017) and $260 million during 2018 in common stock in an underwritten public offering (primarily to facilitate the Linetec acquisition at Centuri). Refer to Note 7 - Common Stock. Dividends paid increased in 2018 as compared to 2017 as a result of an increase in the quarterly dividend rate and an increase in the number of shares outstanding.
During 2018, the Company issued approximately 143,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan (“DRSPP”), raising approximately $10.6 million.
Southwest Gas Corporation:
Operating Cash Flows.    Cash flows provided by operating activities increased $73 million between 2018 and 2017. The increase in operating cash flows was primarily attributable to the change in deferred purchased gas costs as discussed above, offset by other working capital changes such as the timing and sum of amounts related to Accounts receivable and associated net impacts of surcharge and surcredit activity associated with regulatory programs, which impact cash flows but not net income. Refer to Results of Natural Gas Operations and Rates and Regulatory Proceedings.
Investing Cash Flows.    Cash used in investing activities increased $112 million in 2018 as compared to 2017. The change was primarily due to increases in construction expenditures, as indicated above.
Financing Cash Flows.    Net cash provided by financing activities increased $14 million in 2018 as compared to 2017. The increase was primarily due to the issuance of $300 million in senior notes in March 2018 and higher capital contributions from Southwest Gas Holdings, Inc., offset by repayment of amounts outstanding under the short-term portion of Southwest’s credit facility. The prior period included $145 million in proceeds from borrowings under the long-term portion, and $191 million in borrowings under the short-term portion, of the Southwest credit facility and repayment of $25 million in medium-term notes.
The capital requirements and resources of the Company generally are determined independently for the natural gas operations and utility infrastructure services segments. Each business activity is generally responsible for securing its own financing sources. However, the holding company may raise funds through stock issuance or other external financing sources in support of each business segment, as discussed above and in Note 7 - Common Stock.
2018 Construction Expenditures
During the three-year period ended December 31, 2018, total gas plant in service increased from $5.9 billion to $7.1 billion, or at an average annual rate of 7%. Replacement, reinforcement, and franchise work was a substantial portion of the plant increase. To a lesser extent, customer growth impacted expenditures as Southwest set approximately 90,000 meters during the three-year period.
During 2018, construction expenditures for the natural gas operations segment were $683 million. The majority of these expenditures represented costs associated with scheduled and accelerated replacement of existing transmission, distribution, and general plant to fortify system integrity and reliability. Cash flows from operating activities of Southwest were $383 million and provided approximately 50% of construction expenditures and dividend requirements of the natural gas operations segment. Other necessary funding was provided by cash on hand, external financing activities, capital contributed by Southwest Gas Holdings, Inc., and, as needed, existing credit facilities.
2018 Financing Activity
Net proceeds under the Equity Shelf Program for 2018 were $84 million, comprised of an aggregate of 1,145,705 shares of Southwest Gas Holdings, Inc. common stock sold in the open market at a weighted average price of $74.32 per share, net of $851,500 in agent commissions. These net proceeds were contributed to Southwest by the holding company. As of December 31, 2018, the Company had up to $23 million of common stock available for sale under the program. See Note 7 - Common Stock for more information.
In November 2018, the Company sold an aggregate of 3,565,000 shares of common stock in an underwritten public offering under its effective universal shelf registration statement, at $75.50 per share, resulting in proceeds to the Company of $260 million, net of $9 million underwriters’ discount. The Company used the net proceeds from the offering to fund a portion of the purchase price of Linetec, to repay part of the Company’s credit facility, and used the remaining amounts for general corporate purposes. Refer to Note 19 - Business Acquisitions regarding the acquisition of Linetec, and Note 9 - Short-Term Debt for information on the Company’s credit facility.
Three-Year Construction Expenditures, Debt Maturities, and Financing
Management estimates natural gas segment construction expenditures during the three-year period ending December 31, 2021 will be approximately $2.1 billion. Of this amount, approximately $710 million is expected to be incurred in 2019. Southwest plans to continue to request regulatory support to accelerate projects that improve system flexibility and reliability (including replacement of early vintage plastic and steel pipe). This includes the recent approval to complete accelerated replacement projects in Nevada of $35.3 million in 2019. Southwest may expand existing, or initiate new, programs. Significant replacement activities are expected to continue well beyond the next few years. See also Rates and Regulatory Proceedings for discussion of Nevada infrastructure, Arizona COYL, and an LNG facility. During the three-year period, cash flows from operating activities of Southwest are expected to provide approximately 45% to 50% of the funding for gas operations total construction expenditures and dividend requirements. Any additional cash requirements are expected to be provided by existing credit facilities, equity contributions from the Company, and/or other external financing sources. The timing, types, and amounts of any additional external financings will be dependent on a number of factors, including the cost of gas purchases, conditions in the capital markets, timing and amounts of rate relief, timing differences remaining between U.S. federal taxes currently embedded in customer rates and amounts implemented under tax reform, as well as growth levels in Southwest’s service areas and earnings. External financings could include the issuance of debt securities, bank and other short-term borrowings, and other forms of financing.

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
On an interim basis, Southwest defers over- or under-collections of gas costs to PGA balancing accounts. In addition, Southwest uses this mechanism to either refund amounts over-collected or recoup amounts under-collected as compared to the price paid for natural gas during the period since the last PGA rate change went into effect. During 2018, the combined balance in the PGA accounts totaled an over-collection of $74.8 million. See PGA Filings for more information.
In March 2017, the Company entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022. The Company utilizes this facility for short-term financing needs. The maximum amount outstanding during 2018 occurred during the first quarter and was $23.5 million. At December 31, 2018, no borrowings were outstanding on this facility. The maximum amount outstanding on the credit facility during each of the second, third, and fourth quarters was $22.5 million.
Southwest has a $400 million credit and commercial paper facility which expires in March 2022. Southwest designates $150 million of the $400 million facility for long-term borrowing needs and the remaining $250 million for working capital purposes. The maximum amount outstanding during 2018 occurred during the first quarter and was $378 million ($150 million outstanding on the long-term portion of the credit facility, including $50 million on the commercial paper program, in addition to $228 million outstanding on the short-term portion). At December 31, 2018, $150 million was outstanding on the long-term portion of the credit facility ($50 million of which was in commercial paper), and $152 million was outstanding on the short-term portion. The maximum amount outstanding on the long-term portion of the credit facility (including the commercial paper program) during each of the second, third, and fourth quarters was $72 million, $159 million, and $302 million, respectively. The credit facility can be used as necessary to meet liquidity requirements, including temporarily financing under-collected PGA balances, meeting the refund needs of over-collected balances, or temporarily funding capital expenditures. At December 31, 2018, the credit facility was deemed adequate for working capital needs outside of funds raised through operations and other types of external financing.
In March 2018, Southwest issued $300 million in 3.70% senior notes at a discount of 0.185%. The notes will mature in March 2028. The net proceeds were used to temporarily pay down, in full, the amount outstanding under the revolving portion of the credit facility and the remainder was used to repay amounts outstanding under the commercial paper program under the credit facility.
Southwest has a $50 million commercial paper program as noted above. Any issuance under the commercial paper program is supported by the revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program will be designated as long-term debt. Interest rates for the commercial paper program are calculated at the then current commercial paper rate. At December 31, 2018, $50 million was outstanding on the commercial paper program. There were no long-term debt maturities in 2018.
In November 2018, in association with the acquisition of Linetec (refer to Note 19 - Business Acquisitions), Centuri amended its secured revolving credit and term loan facility, increasing the borrowing capacity from $450 million to $590 million. The line of credit portion of the facility increased to $325 million; amounts borrowed and repaid under the revolving credit facility are available to be re-borrowed. The term loan facility portion has a limit of $265 million, which was reached in November 2018 after refinancing of the existing term loan noted above and additional borrowing that occurred under the amended facility. No further borrowing is permitted under the term loan facility. The $590 million secured revolving credit and term loan facility expires in November 2023. At December 31, 2018, $256 million was outstanding (after repayments) on the term facility. The maximum amount outstanding on the credit facility during 2018 was $294 million, which occurred in the third quarter, at which point $191 million was outstanding on the term loan facility. As of December 31, 2018, there was no balance outstanding and approximately $306 million, net of outstanding letters of credit, was available to be borrowed on the Centuri secured revolving credit facility.
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

	Moody's (1)	Standard & Poor's (2)	Fitch (3)
Southwest Gas Holdings, Inc.:
Issuer rating	Baa1	BBB+	BBB+
Outlook	Stable	Negative	Stable
Last reaffirmed	January 2019	November 2018	November 2018
Southwest Gas Corporation:
Senior unsecured long-term debt	A3	BBB+	A
Outlook	Stable	Negative	Stable
Last reaffirmed	January 2019	November 2018	November 2018

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

(2)
Standard & Poor’s (“S&P”) debt ratings range from AAA (highest rating possible) to D (obligation is in default). The S&P rating of BBB+ indicates the issuer of the debt is regarded as having an adequate capacity to pay interest and repay principal. The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus “+” or minus “-” sign to show relative standing within the major rating categories. The S&P outlook of “negative” was updated in November 2018 in consideration of an assumed cash flow impact from U.S. tax reform and growth in the utility infrastructure services segment.

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
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if these bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% note due 2041 is also subject to a minimum net worth requirement. At December 31, 2018, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.1 billion in additional debt could be issued and the leverage ratio requirement would still be met. At least $1.2 billion of cushion in equity relating to the minimum net worth requirement exists at December 31, 2018. No specific limitations as to dividends exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
At December 31, 2018, Southwest Gas Holdings, Inc. was also in compliance with all of its credit facility covenants. Interest and fees on the credit facility are subject to adjustment depending on its bond ratings. The credit facility is subject to a leverage ratio cap. No specific limitations as to dividends exist under the collective covenants. The credit facility does not contain a material adverse change clause.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2018, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $101 million in additional debt and meet the leverage ratio requirement. Centuri has at least $78 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the utility infrastructure services segment. Centuri also has restrictions on how much it could give to the Company in cash dividends, which is limited to 60% of Centuri’s consolidated net income.

Bonus Depreciation
In 2017, with the enactment of U.S. tax reform, the bonus depreciation deduction percentage changed from 50% to 100% for “qualified property” placed in service after September 27, 2017 and before 2023. The bonus depreciation tax deduction phases out starting in 2023, by 20% for each of the five following years. Qualified property excludes public utility property; however, in August 2018 the Treasury Department and Internal Revenue Service issued proposed regulations clarifying the appropriate calculation of certain 2017 bonus depreciation. The Company estimates bonus depreciation will defer the payment of approximately $21 million (none of which relates to utility operations) of federal income taxes for 2019.
Inflation
Inflation can impact results of operations for Southwest and Centuri. Labor, employee benefits, natural gas, professional services, and construction costs are the categories most significantly impacted by inflation. Changes to the cost of gas are generally recovered through PGA mechanisms and do not significantly impact net earnings. Labor, employee benefits and professional services are components of the cost of service, and gas infrastructure costs are the primary component of utility rate base. In order to recover increased costs, and earn a fair return on rate base, general rate cases are filed by Southwest, when deemed necessary, for review and approval by regulatory authorities. Regulatory lag, that is, the time between the date increased costs are incurred and the time such increases are recovered through the ratemaking process, can impact earnings. See Rates and Regulatory Proceedings for a discussion of recent rate case proceedings.
Off-Balance Sheet Arrangements
All debt is recorded on the balance sheet. Long-term operating and capital leases are described in Note 2 - Utility Plant and Leases of the Notes to Consolidated Financial Statements, and included in the Contractual Obligations table below.
Contractual Obligations
The table below summarizes the Company’s contractual obligations at December 31, 2018 (millions of dollars):

	Payments due by period
Contractual Obligations	Total	2019	2020-2021	2022-2023	Thereafter
Operating leases	$45	$11	$14	$9	$11
Gas purchase obligations	128	89	35	1	3
Pipeline capacity/storage	642	100	149	107	286
Derivatives	3	3	—	—	—
Other commitments	24	13	11	—	—
Long-term debt, including current maturities	2,140	33	197	639	1,271
Interest on long-term debt	1,140	85	160	130	765
Total	$4,122	$334	$566	$886	$2,336
In the table above, operating leases represent multi-year obligations for office rent and certain equipment. Gas purchase obligations include fixed-price and variable-rate gas purchase contracts covering approximately 236 million dekatherms. The fixed-price contracts range in price from approximately $2.05 to approximately $4.15 per dekatherm. Variable-price contracts reflect minimum contractual obligations, with estimation in pricing. Excluded from the table is $75.6 million of purchase consideration related to the Linetec acquisition in the form of liabilities incurred that remained unpaid as of December 31, 2018. See Note 19 - Business Acquisitions.
Southwest has pipeline capacity/storage contracts for firm transportation service, both on a short- and long-term basis, with several companies for all of its service territories, some with terms extending to 2044. Southwest also has interruptible contracts in place that allow additional capacity to be acquired should an unforeseen need arise. Costs associated with these pipeline capacity contracts are a component of the cost of gas sold and are recovered from customers primarily through the PGA mechanisms. Included in the pipeline capacity payments shown in the above table, are payments associated with storage that Southwest has contracted for in Arizona and southern California. The terms of these contracts extend through 2019 and 2024, respectively.

Debt obligations in the table above consist of scheduled principal and interest payments over the life of the debt. Interest rates in effect at December 31, 2018 on variable rate long-term debt were assumed to remain in effect in the future periods disclosed in the table. In the table above, interest on long-term debt includes future interest payments of $1.09 billion for Southwest and $48 million for Centuri.

Pension:    Estimated funding for pension and other postretirement benefits during calendar year 2019 is $55 million and is not included in the table above.
Recently Issued Accounting Standards Updates
The FASB recently issued Accounting Standards Updates related to revenue recognition, leases, net periodic benefit cost, measurement of credit losses, reclassification of certain tax effects from Accumulated Other Comprehensive Income, accounting for implementation costs in a cloud computing arrangement, disclosure requirements for defined benefit plans and fair value measurement, and simplifying the test for goodwill impairment. See Note 1 - Background, Organization, and Summary of Significant Accounting Policies for more information regarding these Accounting Standards Updates and their potential impact on financial position, results of operations, and disclosures.
Application of Critical Accounting Policies
A critical accounting policy is one which is very important to the portrayal of the financial condition and results of a company, and requires the most difficult, subjective, or complex judgments of management. The need to make estimates about the effect of items that are uncertain is what makes these judgments difficult, subjective, and/or complex. Management makes subjective judgments about the accounting and regulatory treatment of many items and bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. While management may make many estimates and judgments, many would not be materially altered, or provide a material impact to the financial statements taken as a whole, if different estimates, or means of estimation were employed. The following are accounting policies that are deemed critical to the financial statements. For more information regarding significant accounting policies, see Note 1 - Background, Organization, and Summary of Significant Accounting Policies.
Regulatory Accounting
Natural gas operations are subject to the regulation of the ACC, the PUCN, the CPUC, and the FERC. The accounting policies of the Company and Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. As such, the Company and Southwest are allowed to defer, as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. Companies are also permitted to recognize, as regulatory assets, amounts associated with various revenue decoupling mechanisms, as long as the requirements of alternative revenue programs permitted under U.S. GAAP continue to be met. Management reviews the regulatory assets to assess their ultimate recoverability within the approved regulatory guidelines. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset (which would be recognized as current-period expense) is required. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be credited to customers through the ratemaking process. The timing and inclusion of costs in rates is often delayed (regulatory lag) and results in a reduction of current-period earnings. Refer to Note 5 - Regulatory Assets and Liabilities for a list of regulatory assets and liabilities.

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
Accounting for Income Taxes
The Company is subject to income taxes in the U.S. and Canada. Income tax calculations require estimates due to known future tax rate changes, book to tax differences, and uncertainty with respect to regulatory treatment of certain property items. The asset and liability method of accounting is utilized for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Regulatory tax assets and liabilities are recorded to the extent management believes they will be recoverable from or refunded to customers in future rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. With the enactment of U.S. tax reform, management undertook processes to remeasure these balances. Management regularly assesses financial statement tax provisions to identify any change in the regulatory treatment or tax-related estimates, assumptions, or enacted tax rates that could have a material impact on cash flows, financial position, and/

or results of operations. Refer to Note 1 - Background, Organization, and Summary of Significant Accounting Policies, Note 5 - Regulatory Assets and Liabilities, and Note 13 - Income Taxes.
Accounting for Pensions and Other Postretirement Benefits
Southwest has a noncontributory qualified retirement plan with defined benefits covering substantially all employees. In addition, there is a separate unfunded supplemental retirement plan which is limited to officers. Pension obligations and costs for these plans are affected by the amount and timing of cash contributions to the plans, the return on plan assets, discount rates, and by employee demographics, including age, compensation, and length of service. Changes made to the provisions of the plans may also impact current and future pension costs. Actuarial formulas are used in the determination of pension obligations and costs and are affected by actual plan experience and assumptions about future experience. Key actuarial assumptions include the expected return on plan assets, the discount rate used in determining the projected benefit obligation and pension costs, and the assumed rate of increase in employee compensation. Relatively small changes in these assumptions (particularly the discount rate) may significantly affect pension obligations and costs for these plans. For example, a change of 0.25% in the discount rate assumption would change the pension plan projected benefit obligation by approximately $40.9 million and future pension expense by $4.0 million. A change of 0.25% in the employee compensation assumption would change the pension obligation by approximately $7.6 million and expense by $1.6 million. A 0.25% change in the expected asset return assumption would change pension expense by approximately $2.2 million (but has no impact on the pension obligation).

At December 31, 2018, the discount rate is 4.50%, increased from the 3.75% rate used at December 31, 2017. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation escalation remains at 3.25%. The asset return assumption of 7.00% to be used for 2019 expense is consistent with the rate used for 2018. Pension costs for 2019 are estimated to decrease approximately $9.1 million as compared to that experienced in 2018. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
Goodwill
Goodwill is assessed for impairment annually as of October, or more frequently, if events or changes in circumstances indicate an impairment may have occurred before that time. As permitted under accounting guidance on testing goodwill for impairment, we perform either a qualitative assessment or a quantitative assessment of each of our reporting units based on management’s judgment. Adjustment of values would only occur if conditions of impairment were deemed to be permanent. With respect to our qualitative assessments, we consider events and circumstances specific to us, such as macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance, when evaluating whether it is more likely than not that the fair values of our reporting units are less than their respective carrying amounts. The assumptions we use in our analysis are subject to uncertainty, and declines in the future performance of our reporting units and changing business conditions could result in the recognition of impairment charges, which could be significant. The Company’s reporting units are the same as its segments (natural gas operations and utility infrastructure services) for purposes of impairment evaluation. Almost all of the goodwill on the Company’s consolidated balance sheet pertains to our utility infrastructure services segment.
Business Combinations
In accordance with U.S. GAAP, the assets acquired and liabilities assumed in an acquired business are recorded at their estimated fair values on the date of acquisition. The amount of goodwill initially recognized in a business combination is based on the excess of the purchase price of the acquired company over the fair value of the other assets acquired and liabilities assumed. The determination of these fair values requires management to make significant estimates and assumptions. For example, assumptions with respect to the timing and amount of future revenues and expenses associated with an asset are used to determine its fair value but the actual timing and amount may differ materially resulting in impairment of the asset’s recorded value. In some cases, the Company engages independent third-party valuation firms to assist in determining the fair values of acquired assets and liabilities assumed. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows of the acquired business, trademarks, customer relationships, technology obsolescence, and discount rates. In addition, uncertain tax positions and tax-related valuation allowances assumed in connection with a business combination are initially estimated at the acquisition date. These items are reevaluated quarterly, based upon facts and circumstances that existed at the acquisition date with any adjustments to the preliminary estimates being recorded to goodwill, provided that the Company is within the twelve-month measurement period allowed by authoritative guidance. Subsequent to the measurement period or the final determination of the estimated value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the Consolidated Statements of Income, and could have a material impact on the Company’s results of operations and financial position. Goodwill is evaluated for impairment no less frequently than annually. The fair value assigned to the intangible assets acquired and liabilities assumed, and the determination of goodwill associated with the current acquisition, are described in Note 19 - Business Acquisitions.

Certifications
The SEC requires the filing of certifications of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of registrants regarding reporting accuracy, disclosure controls and procedures, and internal control over financial reporting as exhibits to periodic filings. The CEO and CFO certifications for the period ended December 31, 2018 are included as exhibits to the 2018 Annual Report on Form 10-K filed with the SEC.
Forward-Looking Statements
This annual report contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). All statements other than statements of historical fact included or incorporated by reference in this annual report are forward-looking statements, including, without limitation, statements regarding management’s plans, objectives, goals, intentions, projections, strategies, future events or performance, and underlying assumptions. The words “may,” “if,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “continue,” “forecast,” “intend,” “promote,” “seek,” and similar words and expressions are generally used and intended to identify forward-looking statements. For example, statements regarding operating margin patterns, customer growth, the composition of our customer base, price volatility, seasonal patterns, payment of debt, interest savings, the Company’s COLI strategy, replacement market and new construction market, expectations for acquired businesses of the utility infrastructure services segment to be accretive to earnings during the first year following acquisition, expected impacts of valuation adjustments associated with the redeemable noncontrolling interest of Linetec, the impacts of U.S. tax reform including disposition in regulatory proceedings and bonus depreciation tax deductions, the impact of recent PHMSA rulemaking, the amounts and timing for completion of estimated future construction expenditures, including the LNG facility in southern Arizona and the final cost of the Paiute 2018 expansion project in northern Nevada and northern California, forecasted operating cash flows and results of operations, net earnings impacts from gas infrastructure replacement surcharges, funding sources of cash requirements, amounts generally expected to be reflected in 2018 or future period revenues from regulatory rate proceedings including amounts resulting from the settled Arizona rate case and the Nevada rate case including any administrative strategies related thereto, rates and surcharges, PGA, and other rate adjustments, sufficiency of working capital and current credit facilities, bank lending practices, the Company’s views regarding its liquidity position, ability to raise funds and receive external financing capacity and the intent and ability to issue common stock under the Equity Shelf Program and under our universal shelf registration statement, the intent and ability to issue various financing instruments and stock under the December 2017 shelf registration statement, future dividend increases and the Board’s current target dividend payout ratio, pension and post-retirement benefits, certain impacts of tax acts, the effect of any rate changes or regulatory proceedings, contract or construction change order negotiations, impacts of accounting standard updates, infrastructure replacement mechanisms and COYL programs, statements regarding future gas prices, gas purchase contracts and derivative financial instruments, recoverability of regulatory assets, the impact of certain legal proceedings, and the timing and results of future rate hearings and approvals are forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.
A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, customer growth rates, conditions in the housing market, the ability to recover costs through the PGA mechanisms or other regulatory assets, the effects of regulation/deregulation, governmental or regulatory policy regarding natural gas or alternative energy, the timing and amount of rate relief, the timing and methods determined by regulators to refund amounts to customers resulting from U.S. tax reform, changes in rate design, variability in volume of gas or transportation service sold to customers, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, effects of pension expense forecasts, accounting changes and regulatory treatment related thereto, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, results of Centuri bid work, Centuri’s projections about the acquired business’ earnings (including accretion within the first twelve months) and future acquisition-related costs, impacts of changes in value of the redeemable noncontrolling interest if at other than fair value, resolution of events subject to cash consideration held back associated with representations, warranties, and other estimates including working capital adjustments related to the Linetec acquisition, Centuri utility infrastructure expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements, outcomes from contract and change order negotiations, ability to successfully procure new work, impacts from work awarded or failing to be awarded from significant customers, the mix of work awarded, the amount of work awarded to Centuri following the lifting of work stoppages, acquisitions, and management’s plans related thereto, competition, our ability to raise capital in external financings, our ability to continue to remain within the ratios and other limits subject to our debt covenants, and ongoing evaluations in regard to goodwill and other intangible assets. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, revenues, and operating expenses will continue in future periods. For additional information on the risks associated with the Company’s and Southwest’s businesses, see Item 1A.
Risk Factors and Item 7A. Quantitative and Qualitative Disclosures About Market Risk in this Annual Report on Form
10-K for the year ended December 31, 2018.

All forward-looking statements in this annual report are made as of the date hereof, based on information available to the Company and Southwest as of the date hereof, and the Company and Southwest assume no obligation to update or revise any of their forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. We caution you to not rely unduly on any forward-looking statement(s).
Common Stock Price and Dividend Information
The principal market on which the common stock of the Company is traded is the New York Stock Exchange and the ticker symbol of the stock is “SWX.” At February 15, 2019, there were 12,497 holders of record of common stock, and the market price of the common stock was $80.63.
Dividends are payable on the Company’s common stock at the discretion of the Board of Directors (“Board”). In setting the dividend rate, the Board considers, among other factors, current and expected future earnings levels, our ongoing capital expenditure plans and expected external funding needs, our payout ratio, and our ability to maintain strong credit ratings and liquidity. The quarterly common stock dividend declared was 45 cents per share throughout 2016, 49.5 cents per share throughout 2017, and 52 cents per share throughout 2018. The Company has paid dividends on its common stock since 1956 and has increased that dividend each year since 2007. In February 2019, the Board elected to increase the quarterly dividend from $0.52 to $0.545 per share, representing a 4.8% increase, effective with the June 2019 payment. The Board currently targets a payout ratio of 55% to 65% of consolidated earnings per share.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except par value)

December 31,	2018	2017
ASSETS
Utility plant:
Gas plant	$7,134,239	$6,629,644
Less: accumulated depreciation	(2,234,029)	(2,231,242)
Construction work in progress	193,028	125,248
Net utility plant	5,093,238	4,523,650
Other property and investments	623,551	428,180
Current assets:
Cash and cash equivalents	85,361	43,622
Accounts receivable, net of allowances	413,926	347,375
Accrued utility revenue	77,200	78,200
Income taxes receivable, net	14,653	7,960
Deferred purchased gas costs	4,928	14,581
Prepaid and other current assets	243,701	165,294
Total current assets	839,769	657,032
Noncurrent assets:
Goodwill	359,045	179,314
Deferred income taxes	1,264	1,480
Deferred charges and other assets	440,862	447,410
Total noncurrent assets	801,171	628,204
Total assets	$7,357,729	$6,237,066

December 31,	2018	2017
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $1 par (authorized – 60,000,000 shares; issued and outstanding – 53,026,848 and 48,090,470 shares)	$54,656	$49,720
Additional paid-in capital	1,305,769	955,332
Accumulated other comprehensive income (loss), net	(52,668)	(47,682)
Retained earnings	944,285	857,398
Total Southwest Gas Holdings, Inc. equity	2,252,042	1,814,768
Noncontrolling interest	(452)	(2,365)
Total equity	2,251,590	1,812,403
Redeemable noncontrolling interest	81,831	—
Long-term debt, less current maturities	2,107,258	1,798,576
Total capitalization	4,440,679	3,610,979
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	33,060	25,346
Short-term debt	152,000	214,500
Accounts payable	248,993	228,315
Customer deposits	67,940	69,781
Income taxes payable, net	1,083	5,946
Accrued general taxes	43,560	43,879
Accrued interest	21,369	17,870
Deferred purchased gas costs	79,762	6,841
Other current liabilities	290,878	203,403
Total current liabilities	938,645	815,881
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	529,201	476,960
Accumulated removal costs	383,000	315,000
Other deferred credits and other long-term liabilities	1,066,204	1,018,246
Total deferred income taxes and other credits	1,978,405	1,810,206
Total capitalization and liabilities	$7,357,729	$6,237,066
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

Year Ended December 31,	2018	2017	2016
Operating revenues:
Gas operating revenues	$1,357,728	$1,302,308	$1,321,412
Utility infrastructure services revenues	1,522,285	1,246,484	1,139,078
Total operating revenues	2,880,013	2,548,792	2,460,490
Operating expenses:
Net cost of gas sold	419,388	355,045	397,121
Operations and maintenance	406,393	392,763	381,964
Depreciation and amortization	249,212	250,951	289,132
Taxes other than income taxes	59,898	57,946	52,376
Utility infrastructure services expenses	1,387,689	1,148,963	1,024,423
Total operating expenses	2,522,580	2,205,668	2,145,016
Operating income	357,433	343,124	315,474
Other income and (expenses):
Net interest deductions	(96,671)	(78,064)	(73,660)
Other income (deductions)	(17,426)	(6,030)	(10,291)
Total other income and (expenses)	(114,097)	(84,094)	(83,951)
Income before income taxes	243,336	259,030	231,523
Income tax expense	61,684	65,088	78,468
Net income	181,652	193,942	153,055
Net income (loss) attributable to noncontrolling interests	(625)	101	1,014
Net income attributable to Southwest Gas Holdings, Inc.	$182,277	$193,841	$152,041
Basic earnings per share	$3.69	$4.04	$3.20
Diluted earnings per share	$3.68	$4.04	$3.18
Average number of common shares	49,419	47,965	47,469
Average shares (assuming dilution)	49,476	47,991	47,814
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

Year Ended December 31,	2018	2017	2016
Net Income	$181,652	$193,942	$153,055
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial gain (loss)	(15,524)	(32,701)	(14,118)
Amortization of prior service cost	1,015	828	828
Amortization of net actuarial loss	25,549	15,776	16,781
Regulatory adjustment	(6,257)	12,590	(3,462)
Net defined benefit pension plans	4,783	(3,507)	29
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	2,541	2,073	2,075
Net forward-starting interest rate swaps	2,541	2,073	2,075
Foreign currency translation adjustments	(3,010)	1,771	161
Total other comprehensive income, net of tax	4,314	337	2,265
Comprehensive income	185,966	194,279	155,320
Comprehensive income (loss) attributable to noncontrolling interests	(625)	112	1,019
Comprehensive income attributable to Southwest Gas Holdings, Inc.	$186,591	$194,167	$154,301
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

Year Ended December 31,	2018	2017	2016
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$181,652	$193,942	$153,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249,212	250,951	289,132
Deferred income taxes	51,041	63,389	68,732
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(15,862)	(40,947)	30,096
Accrued utility revenue	1,000	(2,000)	(1,500)
Deferred purchased gas costs	82,574	(95,608)	45,858
Accounts payable	11,778	19,961	21,695
Accrued taxes	(11,955)	2,112	26,340
Other current assets and liabilities	(54,073)	(8,203)	(27,432)
Gains on sale	(1,703)	(4,196)	(7,148)
Changes in undistributed stock compensation	6,111	10,888	5,456
AFUDC	(3,627)	(2,296)	(2,289)
Changes in other assets and deferred charges	(5,738)	(22,269)	16,960
Changes in other liabilities and deferred credits	38,446	4,231	(18,447)
Net cash provided by operating activities	528,856	369,955	600,508

Year Ended December 31,	2018	2017	2016
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(765,914)	(623,649)	(529,531)
Acquisition of businesses, net of cash acquired	(251,373)	(94,204)	(17,000)
Changes in customer advances	13,463	323	7,900
Miscellaneous inflows	4,341	16,645	13,039
Net cash used in investing activities	(999,483)	(700,885)	(525,592)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	354,402	41,155	472
Dividends paid	(100,240)	(92,130)	(83,317)
Centuri distribution to redeemable noncontrolling interest	—	(204)	(439)
Issuance of long-term debt, net	565,172	407,063	423,946
Retirement of long-term debt	(237,758)	(338,969)	(255,273)
Change in credit facility and commercial paper	—	145,000	(145,000)
Change in short-term debt	(62,500)	214,500	(18,000)
Principal payments on capital lease obligations	(648)	(980)	(1,354)
Redemption of Centuri shares from noncontrolling parties	—	(23,000)	—
Withholding remittance – share-based compensation	(3,110)	(3,176)	(2,119)
Other	(2,744)	(3,074)	(1,569)
Net cash provided by (used in) financing activities	512,574	346,185	(82,653)
Effects of currency translation on cash and cash equivalents	(208)	301	(194)
Change in cash and cash equivalents	41,739	15,556	(7,931)
Cash and cash equivalents at beginning of period	43,622	28,066	35,997
Cash and cash equivalents at end of period	$85,361	$43,622	$28,066
Supplemental information:
Interest paid, net of amounts capitalized	$86,562	$71,943	$67,440
Income taxes paid (received)	$1,221	$5,673	$(19,032)
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
AND REDEEMABLE NONCONTROLLING INTEREST
(In thousands, except per share amounts)

	Southwest Gas Holdings, Inc. Equity
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- controlling Interest	Total	Redeemable Noncontrolling Interest (Temporary Equity)
	Shares	Amount
December 31, 2015	47,377	$49,007	$896,448	$(50,268)	$699,221	$(2,083)	$1,592,325	$16,108
Common stock issuances	105	105	6,675				6,780
Net income (loss)					152,041	(134)	151,907	1,148
Redemption value adjustments					(5,768)		(5,768)	5,768
Foreign currency exchange translation adjustment				156			156	5
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax				29			29
FSIRS amounts reclassified to net income, net of tax				2,075			2,075
Centuri distribution to redeemable noncontrolling interest								(439)
Dividends declared
Common: $1.80 per share					(86,231)		(86,231)
December 31, 2016	47,482	49,112	903,123	(48,008)	759,263	(2,217)	1,661,273	22,590
Common stock issuances	608	608	52,209				52,817
Net income (loss)					193,841	(148)	193,693	248
Redemption value adjustments					(355)		(355)	355
Foreign currency exchange translation adjustment				1,760			1,760	11
Redemption of Centuri shares from noncontrolling parties								(23,000)
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax				(3,507)			(3,507)
FSIRS amounts reclassified to net income, net of tax				2,073			2,073
Centuri distribution to redeemable noncontrolling interest								(204)

	Southwest Gas Holdings, Inc. Equity
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- controlling Interest	Total	Redeemable Noncontrolling Interest (Temporary Equity)
	Shares	Amount
Dividends declared
Common: $1.98 per share					(95,351)		(95,351)
December 31, 2017	48,090	49,720	955,332	(47,682)	857,398	(2,365)	1,812,403	—
Common stock issuances	4,936	4,936	353,147				358,083
Redeemable noncontrolling interest attributable to acquisition (a)								81,659
Net income (loss)					182,277	(797)	181,480	172
Foreign currency exchange translation adjustment				(3,010)			(3,010)
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax				4,783			4,783
FSIRS amounts reclassified to net income, net of tax				2,541			2,541
Reclassification of excess deferred taxes (b)				(9,300)	9,300		—
Change in ownership of noncontrolling interest (c)			(2,710)			2,710	—
Dividends declared
Common: $2.08 per share					(104,690)		(104,690)
December 31, 2018	53,026	$54,656	$1,305,769	$(52,668)	$944,285	$(452)	$2,251,590	$81,831

(a)	The Company, through its subsidiary, Centuri, completed the acquisition of a privately held utility infrastructure services business. Refer to Note 19 - Business Acquisitions.
(b)
Release of excess deferred taxes accumulated prior to December 22, 2017 (date of enactment of the TCJA), as a result of the adoption of ASU 2018-02, which permitted such release. See Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

(c)
Centuri, through its subsidiary, NPL, had historically held a 65% ownership interest in Intellichoice Energy, LLC (“ICE”). A residual interest of 35% has been held by a third party. During the second quarter of 2018, an additional $1 million of capital was contributed by NPL, thereby increasing NPL’s ownership interest to 95%. The carrying amount of the noncontrolling interest has been adjusted with a corresponding charge to Additional paid-in capital on the Company’s Consolidated Balance Sheet.

The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

December 31,	2018	2017
ASSETS
Utility plant:
Gas plant	$7,134,239	$6,629,644
Less: accumulated depreciation	(2,234,029)	(2,231,242)
Construction work in progress	193,028	125,248
Net utility plant	5,093,238	4,523,650
Other property and investments	116,146	119,114
Current assets:
Cash and cash equivalents	31,962	37,946
Accounts receivable, net of allowances	140,057	119,748
Accrued utility revenue	77,200	78,200
Income taxes receivable, net	13,444	—
Deferred purchased gas costs	4,928	14,581
Prepaid and other current assets	229,562	153,771
Total current assets	497,153	404,246
Noncurrent assets:
Goodwill	10,095	10,095
Deferred charges and other assets	424,952	425,564
Total noncurrent assets	435,047	435,659
Total assets	$6,141,584	$5,482,669

December 31,	2018	2017
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock	$49,112	$49,112
Additional paid-in capital	1,065,242	948,767
Accumulated other comprehensive income (loss), net	(49,049)	(47,073)
Retained earnings	717,155	659,193
Total equity	1,782,460	1,609,999
Long-term debt, less current maturities	1,818,669	1,521,031
Total capitalization	3,601,129	3,131,030
Commitments and contingencies (Note 10)
Current liabilities:
Short-term debt	152,000	191,000
Accounts payable	184,982	158,474
Customer deposits	67,940	69,781
Income taxes payable, net	—	4,971
Accrued general taxes	43,560	43,879
Accrued interest	20,243	17,171
Deferred purchased gas costs	79,762	6,841
Payable to parent	472	194
Other current liabilities	94,136	108,785
Total current liabilities	643,095	601,096
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	490,458	445,243
Accumulated removal costs	383,000	315,000
Other deferred credits and other long-term liabilities	1,023,902	990,300
Total deferred income taxes and other credits	1,897,360	1,750,543
Total capitalization and liabilities	$6,141,584	$5,482,669
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

Year Ended December 31,	2018	2017	2016
Continuing operations:
Gas operating revenues	$1,357,728	$1,302,308	$1,321,412
Operating expenses:
Net cost of gas sold	419,388	355,045	397,121
Operations and maintenance	404,813	391,321	381,964
Depreciation and amortization	191,816	201,922	233,463
Taxes other than income taxes	59,898	57,946	52,376
Total operating expenses	1,075,915	1,006,234	1,064,924
Operating income	281,813	296,074	256,488
Other income and (expenses):
Net interest deductions	(81,740)	(69,733)	(66,997)
Other income (deductions)	(17,240)	(6,388)	(11,484)
Total other income and (expenses)	(98,980)	(76,121)	(78,481)
Income from continuing operations before income taxes	182,833	219,953	178,007
Income tax expense	43,991	63,135	58,584
Net income from continuing operations	138,842	156,818	119,423
Discontinued operations – utility infrastructure services:
Income before income taxes	—	—	53,516
Income tax expense	—	—	19,884
Income	—	—	33,632
Noncontrolling interests	—	—	1,014
Income – discontinued operations	—	—	32,618
Net income	$138,842	$156,818	$152,041
The accompanying notes are an integral part of these statements.

 SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

Year Ended December 31,	2018	2017	2016
Continuing operations:
Net Income from continuing operations	$138,842	$156,818	$119,423
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial gain (loss)	(15,524)	(32,701)	(14,118)
Amortization of prior service cost	1,015	828	828
Amortization of net actuarial loss	25,549	15,776	16,781
Regulatory adjustment	(6,257)	12,590	(3,462)
Net defined benefit pension plans	4,783	(3,507)	29
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	2,541	2,073	2,075
Net forward-starting interest rate swaps	2,541	2,073	2,075
Total other comprehensive income (loss), net of tax from continuing operations	7,324	(1,434)	2,104
Comprehensive income from continuing operations	146,166	155,384	121,527
Discontinued operations – utility infrastructure services:
Net income	—	—	32,618
Foreign currency translation adjustments	—	—	161
Comprehensive income	—	—	32,779
Comprehensive income attributable to noncontrolling interests	—	—	5
Comprehensive income attributable to discontinued operations – utility infrastructure services	—	—	32,774
Comprehensive income	$146,166	$155,384	$154,301
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	2018	2017	2016
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$138,842	$156,818	$153,055
Income from discontinued operations	—	—	33,632
Income from continuing operations	138,842	156,818	119,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	191,816	201,922	233,463
Deferred income taxes	42,999	67,169	67,959
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(20,309)	(7,902)	40,731
Accrued utility revenue	1,000	(2,000)	(1,500)
Deferred purchased gas costs	82,574	(95,608)	45,858
Accounts payable	23,408	4,545	16,183
Accrued taxes	(18,732)	10,383	19,391
Other current assets and liabilities	(91,444)	(13,726)	(33,496)
Changes in undistributed stock compensation	5,355	9,288	5,456
AFUDC	(3,627)	(2,296)	(2,289)
Changes in other assets and deferred charges	(7,049)	(22,918)	16,611
Changes in other liabilities and deferred credits	37,669	3,541	(18,447)
Net cash provided by operating activities	382,502	309,216	509,343
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(682,869)	(560,448)	(457,119)
Changes in customer advances	13,463	323	7,900
Miscellaneous inflows	14	2,741	2,982
Dividends received	—	—	12,461
Net cash used in investing activities	(669,392)	(557,384)	(433,776)

36

	2018	2017	2016
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	—	—	472
Contributions from parent	113,549	41,359	—
Dividends paid	(87,000)	(81,497)	(83,317)
Issuance of long-term debt, net	297,495	—	296,469
Retirement of long-term debt	—	(25,000)	(124,855)
Change in credit facility and commercial paper	—	145,000	(145,000)
Change in short-term debt	(39,000)	191,000	(18,000)
Withholding remittance – share-based compensation	(3,110)	(3,176)	(2,119)
Other	(1,028)	(596)	(1,569)
Net cash provided by (used in) financing activities	280,906	267,090	(77,919)
Net cash provided by discontinued operating activities	—	—	91,165
Net cash used in discontinued investing activities	—	—	(91,816)
Net cash used in discontinued financing activities	—	—	(4,734)
Effects of currency translation on cash and cash equivalents	—	—	(194)
Change in cash and cash equivalents	(5,984)	18,922	(7,931)
Change in cash and cash equivalents included in discontinued operations utility infrastructure services assets	—	—	5,579
Change in cash and cash equivalents of continuing operations	(5,984)	18,922	(2,352)
Cash and cash equivalents at beginning of period	37,946	19,024	21,376
Cash and cash equivalents at end of period	$31,962	$37,946	$19,024
Supplemental information:
Interest paid, net of amounts capitalized	$73,805	$64,790	$61,501
Income taxes paid (received)	$(5,856)	$(7,854)	$(31,011)
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except per share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
	Shares	Amount
December 31, 2015	47,377	$49,007	$890,671	$(47,743)	$701,251	$1,593,186
Common stock issuances	105	105	6,675			6,780
Net income					152,041	152,041
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax				29		29
FSIRS amounts reclassified to net income, net of tax				2,075		2,075
Dividends declared
Common: $1.80 per share					(86,231)	(86,231)
December 31, 2016	47,482	49,112	897,346	(45,639)	767,061	1,667,880
Net income					156,818	156,818
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax				(3,507)		(3,507)
FSIRS amounts reclassified to net income, net of tax				2,073		2,073
Distribution to Southwest Gas Holdings, Inc. investment in discontinued operations					(182,773)	(182,773)
Stock-based compensation (a)			10,062		(784)	9,278
Dividends declared to Southwest Gas Holdings, Inc.					(81,129)	(81,129)
Contributions from Southwest Gas Holdings, Inc.			41,359			41,359
December 31, 2017	47,482	49,112	948,767	(47,073)	659,193	1,609,999
Net income					138,842	138,842
Net actuarial gain (loss) arising during the period, less amortization of unamortized benefit plan cost, net of tax				4,783		4,783
FSIRS amounts reclassified to net income, net of tax				2,541		2,541
Stock-based compensation (a)			2,926		(680)	2,246
Reclassification of excess deferred taxes (b)				(9,300)	9,300	—
Dividends declared to Southwest Gas Holdings, Inc.					(89,500)	(89,500)
Contributions from Southwest Gas Holdings, Inc.			113,549			113,549
December 31, 2018	47,482	$49,112	$1,065,242	$(49,049)	$717,155	$1,782,460

(a)	Stock-based compensation is based on stock awards of Southwest Gas Corporation to be issued in shares of Southwest Gas Holdings, Inc.
(b)	Release of excess deferred taxes accumulated prior to December 22, 2017 (date of enactment of the TCJA), as a result of the adoption of ASU 2018-02, which permitted such release.

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements
Note 1 - Background, Organization, and Summary of Significant Accounting Policies
Nature of Operations.    This is a combined annual report of Southwest Gas Holdings, Inc. and subsidiaries (the “Company”) and Southwest Gas Corporation and its subsidiaries (“Southwest” or the “natural gas operations segment”). The Notes to the Consolidated Financial Statements apply to both entities. Southwest Gas Holdings, Inc. is a holding company, owning all of the shares of common stock of Southwest and all of the shares of common stock of Centuri Construction Group, Inc. (“Centuri” or the “utility infrastructure services” segment). Prior to August 2017, 96.6% of Centuri’s shares were owned by the Company. During August 2017, the Company acquired the remaining 3.4% equity interest in Centuri that was held by the previous owners. Refer to Note 17 - Utility Infrastructure Services Noncontrolling Interests for additional information.
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
Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), Canyon Pipeline Construction, Inc. (“Canyon”), NPL Canada Ltd. (“NPL Canada”), W.S. Nicholls Construction, Inc. (“W.S. Nicholls”), and Canyon Special Projects, Inc. (“Special Projects,” formerly Brigadier Pipelines Inc.). Utility infrastructure services activity is seasonal in most of Centuri’s operating areas. Peak periods are the summer and fall months in colder climate areas, such as the northeastern and midwestern United States (“U.S.”) and in Canada. In warmer climate areas, such as the southwestern and southeastern U.S., utility infrastructure services activity continues year round. Centuri acquired New England Utility Constructors, Inc. (“Neuco”) in November 2017, thereby expanding its core services in the northeast region of the U.S. Additionally, in November 2018, Centuri expanded its operations in the southeast region of the U.S. through the acquisition of an 80% interest in a privately held utility infrastructure services business, Linetec Services, LLC (“Linetec”). See Note 19 - Business Acquisitions for more information.
Basis of Presentation.    The Company follows accounting principles generally accepted in the United States (“U.S. GAAP”) in accounting for all of its businesses. Unless specified otherwise, all amounts are in U.S. dollars. Accounting for natural gas utility operations conforms with U.S. GAAP as applied to rate-regulated companies and as prescribed by federal agencies and commissions of the various states in which the utility operates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In connection with a holding company reorganization in January 2017, Centuri ceased to be a subsidiary of Southwest and became a subsidiary of the Company. To give effect to this change, the separate consolidated financial statements related to Southwest, which are included in this annual report, depict Centuri-related amounts for periods prior to January 2017 as discontinued operations which are detailed in Note 18 - Reorganization Impacts - Discontinued Operations Solely Related to Southwest Gas Corporation.
Consolidation.    The accompanying financial statements are presented on a consolidated basis for Southwest Gas Holdings, Inc. and all subsidiaries and Southwest Gas Corporation and all subsidiaries as of December 31, 2018 (except those accounted for using the equity method as discussed further below). All significant intercompany balances and transactions have been eliminated with the exception of transactions between Southwest and Centuri in accordance with accounting treatment for rate-regulated entities.
Centuri, through its subsidiaries, historically held a 65% interest in a venture to market natural gas engine-driven heating, ventilating, and air conditioning technology and products. During the second quarter of 2018, an additional $1 million of capital was contributed, thereby increasing Centuri’s ownership to 95%. The carrying amount of the noncontrolling interest has been adjusted with a corresponding charge to Additional paid-in capital on the Company’s Consolidated Balance Sheet.

Centuri, through its subsidiaries, holds a 50% interest in W.S. Nicholls Western Construction LTD. (“Western”), a Canadian infrastructure services company that is a variable interest entity. Centuri determined that it is not the primary beneficiary of the entity due to a shared-power structure; therefore, Centuri does not consolidate the entity and has recorded its investment, and results related thereto, using the equity method. The investment in Western totaled $11.2 million and $12.7 million at December 31, 2018 and 2017, respectively. Both periods include the impacts of foreign currency exchange translation adjustments. Centuri received $1 million in dividends from Western for the year ended December 31, 2018 and no dividends for the year ended December 31, 2017.
The equity method investment in Western is included in Other property and investments in the Consolidated Balance Sheets of the Company. Centuri’s maximum exposure to loss as a result of its involvement with Western was estimated at $44.9 million as of December 31, 2018. The estimated maximum exposure to loss represents the maximum loss that would be absorbed by Centuri in the event that all of the assets of Western were deemed to be worthless. Centuri recorded earnings of approximately $500,000 from this investment in 2018, which is included in Other income (deductions) in the Consolidated Statements of Income.

Fair Value Measurements. Certain assets and liabilities are reported at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
U.S. GAAP states that a fair value measurement should be based on the assumptions that market participants would use in pricing the asset or liability and establishes a fair value hierarchy that ranks the inputs used to measure fair value by their reliability. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to fair values derived from unobservable inputs (Level 3 measurements). Financial assets and liabilities are categorized in their entirety based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:
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
The Company primarily used quoted market prices and other observable market pricing information in valuing cash and cash equivalents, derivatives, long-term debt outstanding, and assets of the qualified pension plan and the PBOP required to be disclosed at fair value.

Net Utility Plant.    Net utility plant includes gas plant at original cost, less the accumulated provision for depreciation and amortization, plus the unamortized balance of acquisition adjustments. Original cost includes contracted services, material, payroll, and related costs such as taxes and certain benefits, general and administrative expenses, and an allowance for funds used during construction, less contributions in aid of construction.
Other Property and Investments. Other property and investments on Southwest’s and the Company’s Consolidated Balance Sheets includes (thousands of dollars):

	2018	2017
Net cash surrender value of COLI policies	$114,405	$117,341
Other property	1,741	1,773
Total Southwest Gas Corporation	116,146	119,114
Centuri property, equipment, and intangibles	792,191	554,730
Centuri accumulated provision for depreciation and amortization	(298,939)	(258,906)
Other property	14,153	13,242
Total Southwest Gas Holdings, Inc.	$623,551	$428,180

Intangible Assets.    Intangible assets (other than goodwill) are amortized using the straight-line method to reflect the pattern of economic benefits consumed over the estimated periods benefited. The recoverability of intangible assets is evaluated when events or circumstances indicate that a revision of estimated useful lives is warranted or that an intangible asset may be impaired. Non-utility intangible assets are associated with utility infrastructure services businesses acquired through 2018, including the Linetec acquisition. All have finite lives. These intangible assets are included in Other property and investments on the Company’s Consolidated Balance Sheets. Centuri has $159.8 million and $80.7 million of intangible assets at December 31, 2018 and 2017, respectively, as detailed in the following table (thousands of dollars):

December 31, 2018	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$152,533	$(11,716)	$140,817
Trade names and trademarks	23,013	(5,234)	17,779
Customer contracts backlog	270	(3)	267
Noncompete agreements	2,022	(1,064)	958
Total	$177,838	$(18,017)	$159,821

December 31, 2017
Customer relationships	$76,254	$(6,743)	$69,511
Trade names and trademarks	13,754	(4,080)	9,674
Noncompete agreements	2,060	(543)	1,517
Total	$92,068	$(11,366)	$80,702

Amortization expense for the acquired intangible assets listed above for the years ended December 31, 2018, 2017, and 2016 was $7.6 million, $4.1 million, and $3.2 million, respectively.
The estimated future amortization of the intangible assets for the next five years and thereafter is as follows (in thousands):

2019	$10,622
2020	10,634
2021	10,214
2022	10,127
2023	10,127
Thereafter	108,097
Total	$159,821
See Note 2 - Utility Plant and Leases for additional information regarding natural gas operations intangible assets. Note 19 - Business Acquisitions includes detailed information about intangible assets purchased in the Linetec acquisition.
Cash and Cash Equivalents.    For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and financial instruments with maturities of three months or less. Such investments are carried at cost, which approximates market value. Cash and cash equivalents for Southwest and the Company also include money market fund investments totaling approximately $18 million and $59.9 million, respectively at December 31, 2018, and $20.8 million and $22.2 million, respectively, at December 31, 2017, which fall within Level 2 of the fair value hierarchy, due to the asset valuation methods used by money market funds.
Typical non-cash investing activities for Southwest include customer advances applied as contributions toward utility construction activity and capital expenditures that were not paid as of year end that are included in accounts payable. Amounts related to such activities were immaterial for the periods presented herein. Non-cash investing activities for Centuri included $75.6 million of purchase consideration related to the Linetec acquisition in the form of liabilities incurred that remained unpaid as of December 31, 2018; such amounts are included in Other current liabilities on the Consolidated Balance Sheets of the Company. See Note 19 - Business Acquisitions.
Income Taxes.    The asset and liability method of accounting is utilized for the recognition of income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. For regulatory and financial reporting purposes, investment tax credits (“ITC”) related to gas utility operations are deferred and amortized over the life of related fixed assets. As of December 31, 2018, the Company had cumulative book earnings of approximately $25 million in its foreign jurisdiction. Management previously asserted and continues to assert that all the earnings of Centuri’s Canadian subsidiaries will be permanently reinvested in Canada. As a result, no U.S. deferred income taxes have been recorded related to cumulative foreign earnings.
In 2017, the Tax Cuts and Jobs Act (the “TCJA”) was enacted. The TCJA had significant impacts on the taxation of business entities, including specific provisions related to regulated public utilities. The more significant changes that impacted the Company include the reduction in the corporate federal income tax rate from 35% to 21%, and limiting the utilization of net operating losses (“NOLs”) to 80% of taxable income, with the ability to indefinitely carryforward unutilized NOLs to reduce future taxable income.
The Financial Accounting Standards Board (the “FASB”) issued guidance to allow an accounting policy election of either (i) treating taxes attributable to future taxable income related to Global Intangible Low-Taxed Income (“GILTI”) as a current period expense when incurred or (ii) recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years. The Company has elected to treat GILTI as a current period cost when incurred and has considered the estimated 2018 GILTI impact in its 2018 tax expense.
Deferred Purchased Gas Costs.    The various regulatory commissions have established procedures to enable Southwest to adjust its billing rates for changes in the cost of natural gas purchased. The difference between the current cost of gas purchased and the cost of gas recovered in billed rates is deferred. Generally, these deferred amounts are recovered or refunded within one year.
Prepaid and other current assets.    Prepaid and other current assets for Southwest and the Company include gas pipe materials and operating supplies of $56 million in 2018 and $33 million in 2017 (carried at weighted average cost), and also include $74 million in 2018 and $40 million in 2017 related to a regulatory asset associated with the Arizona decoupling mechanism (an alternative revenue program). In the 2017 Arizona general rate case decision, the decoupled rate design was approved to continue, excluding a winter-period adjustment to rates, making the mechanism fundamentally similar to that which exists in Nevada. This change from a combination of monthly winter-period adjustments to bills (coupled with an annual rate adjustment) to an annual rate adjustment resulted in an increase in the associated regulatory asset noted above.
Goodwill.    As required by U.S. GAAP, goodwill is assessed for impairment annually, or more frequently, if circumstances indicate impairment to the carrying value of goodwill may have occurred. The goodwill impairment analysis is conducted as of October 1st each year and may start with an assessment of qualitative factors (commonly referred to as Step 0) to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the qualitative factors, management determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if management does not perform a qualitative assessment, a Step 1 impairment test will be performed. Management considered the qualitative factors and the evidence obtained and determined that it is not more likely than not that the fair value of the reporting units are less than their carrying amounts in either 2017 or 2018. Thus, no impairment was recorded in either year. The Linetec acquisition in 2018 (see further discussion in Note 19 - Business Acquisitions) was considered an asset purchase for tax purposes. As a result, goodwill associated with Linetec is expected to be deductible for those same purposes.

	Natural Gas Operations	Utility Infrastructure Services	Total Company
(In thousands of dollars)
Balance, December 31, 2016	$10,095	$129,888	$139,983
Goodwill from Neuco acquisition	—	32,028	32,028
Foreign currency translation adjustment	—	7,303	7,303
Balance, December 31, 2017	10,095	169,219	179,314
Additional goodwill from Neuco acquisition	—	182	182
Goodwill from Linetec acquisition	—	188,494	188,494
Foreign currency translation adjustment	—	(8,945)	(8,945)
Balance, December 31, 2018	$10,095	$348,950	$359,045

Other Current Liabilities. Management recognizes in its balance sheets various liabilities that are expected to be settled through future cash payment within the next twelve months, including certain regulatory liabilities (refer to Note 5 - Regulatory Assets and Liabilities), customary accrued expenses for employee compensation and benefits, and declared but unpaid dividends. As of December 31, 2018, this caption on the Company’s Consolidated Balance Sheet also included $75.6 million in unremitted amounts associated with the Linetec acquisition note above.

Accumulated Removal Costs.    Approved regulatory practices allow Southwest to include in depreciation expense a component intended to recover removal costs associated with utility plant retirements. In accordance with the Securities and Exchange Commission (“SEC”) position on presentation of these amounts, management reclassifies estimated removal costs from accumulated depreciation to accumulated removal costs within the liabilities section of the Consolidated Balance Sheets. Management regularly updates the estimated accumulated removal costs as amounts fluctuate between periods depending on the level of replacement work performed, the estimated cost of removal in rates, and the actual cost of removal experienced.
Gas Operating Revenues.    Southwest recognizes revenue when it satisfies its performance by transferring gas to the customer. Natural gas is delivered and “consumed” by the customer simultaneously. Revenues are recorded when customers are billed. Customer billings are substantially based on monthly meter reads and include certain other charges assessed monthly, and are calculated in accordance with applicable tariffs and state and local laws, regulations, and related agreements. An estimate of the margin associated with natural gas service provided, but not yet billed, to residential and commercial customers from the latest meter read date to the end of the reporting period is also recognized as accrued utility revenue. Revenues also include the net impacts of margin tracker/decoupling accruals based on criteria in U.S. GAAP for rate-regulated entities associated with alternative revenue programs. All of Southwest’s service territories have decoupled rate structures, which are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of unusual weather variability and conservation on margin. See Note 3 - Revenue for additional information regarding Gas operating revenues.
Utility Infrastructure Services Revenues.    The majority of Centuri contracts are performed under unit-price contracts. Generally, these contracts state prices per unit of installation. Typical installations are accomplished in a few weeks or less. Revenues are recorded as installations are completed. Revenues are recorded for long-term fixed-price contracts in a pattern that reflects the transfer of control of promised goods and services to the customer over time. The amount of revenue recognized on fixed-price contracts is based on costs expended to date relative to anticipated final contract costs. Changes in job performance, job conditions, and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts. Revisions in estimates of costs and earnings during the course of work are reflected in the accounting period in which the facts requiring revision become known. If a loss on a contract becomes known or is anticipated, the entire amount of the estimated ultimate loss is recognized at that time in the financial statements. Some unit-price contracts contain caps that if encroached, trigger revenue and loss recognition similar to a fixed-price contract model. See Note 3 - Revenue for additional information regarding Utility infrastructure services revenues.
Utility Infrastructure Services Expenses.    Utility infrastructure services expenses in the Statements of Income includes payroll expenses, office and equipment rental costs, subcontractor expenses, training, job-related materials, gains and losses on equipment sales, and professional fees of Centuri.
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
Operations and Maintenance Expense.    Operations and maintenance expense includes Southwest’s operating and maintenance costs associated with serving utility customers and maintaining its distribution and transmission systems, uncollectible expense, administrative and general salaries and expense, employee benefits expense excluding relevant non-service cost components (see Note 11 - Pension and Other Postretirement Benefits), and legal expense (including injuries and damages).
Depreciation and Amortization.    Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which compensate for removal costs (net of salvage value), and retirements, as approved by the appropriate regulatory agency. When plant is retired from service, the original cost of plant, including cost of removal, less salvage, is charged to the accumulated provision for depreciation. Other regulatory assets, including acquisition adjustments, are amortized when appropriate, over time periods authorized by regulators. See also discussion regarding Accumulated Removal Costs above. Non-utility and utility infrastructure services-related property and equipment are depreciated on a straight-line method based on the estimated useful lives of the related assets. Costs and gains related to refunding utility debt and debt issuance expenses are deferred and amortized over the weighted-average lives of the new issues and become a component of interest expense.
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

	2018	2017	2016
(In thousands)
AFUDC:
Debt portion	$3,264	$1,666	$1,175
Equity portion	3,627	2,296	2,289
AFUDC capitalized as part of utility plant	$6,891	$3,962	$3,464
AFUDC rate	5.85%	5.95%	7.35%

Other Income (Deductions). The following table provides the composition of significant items included in Other income (deductions) on the Consolidated Statements of Income (thousands of dollars):

	2018	2017	2016
Southwest Gas Corporation – natural gas operations segment:
Increase (decrease) in COLI policies	$(3,200)	$10,300	$7,400
Interest income	6,020	2,784	1,848
Equity AFUDC	3,627	2,296	2,289
Non-service post-retirement benefit cost	(21,059)	(19,424)	(19,760)
Miscellaneous income and (expense)	(2,628)	(2,344)	(3,261)
Southwest Gas Corporation – total other income (deductions)	(17,240)	(6,388)	(11,484)
Utility infrastructure services segment:
Interest income	88	3	1
Foreign transaction gain (loss)	(222)	(754)	(22)
Equity in earnings of unconsolidated investment – Western	531	1,052	69
Miscellaneous income and (expense)	(635)	44	1,145
Centuri – total other income (deductions)	(238)	345	1,193
Corporate and administrative	52	13	—
Consolidated Southwest Gas Holdings, Inc. - total other income (deductions)	$(17,426)	$(6,030)	$(10,291)
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

	2018	2017	2016
(In thousands)
Average basic shares	49,419	47,965	47,469
Effect of dilutive securities:
Stock options	—	—	1
Management Incentive Plan shares	25	8	124
Restricted stock units (1)	32	18	220
Average diluted shares	49,476	47,991	47,814

(1)
The number of securities granted for 2018 and 2017 includes 23,000 and 7,000 performance shares, respectively, the total of which was derived by assuming that target performance will be achieved during the relevant performance period.

Recent Accounting Standards Updates.
Accounting pronouncements adopted in 2018:
Effective January 2018, the Company and Southwest adopted the FASB update, Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers.” The update replaced much of the prior guidance regarding revenue recognition including most industry-specific guidance. See Note 3 - Revenue for more information regarding the adoption of the update.
In January 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-02 “Income Statement—Reporting Comprehensive Income (Topic 220)—Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.”  The update addressed issues resulting from the enactment of the TCJA. Stakeholders raised a narrow-scope financial reporting issue that arose as a consequence of the TCJA related to the fact that when deferred tax balances were remeasured in December 2017, those deferred tax balances were to be reduced, but related amounts historically accumulated in Accumulated Other Comprehensive Income (“AOCI”) prior to the enactment of the TCJA, were required to be recognized as income tax expense rather than being relieved from AOCI. The amendments in this update allowed a reclassification from AOCI to retained earnings for those otherwise “stranded” tax effects in AOCI following enactment of the TCJA. The Company and Southwest adopted this update effective January 2018. Accordingly, approximately $9.3 million of previously stranded tax effects resulting from the TCJA were reclassified to retained earnings from AOCI on the Consolidated Balance Sheets of Southwest and the Company during the first quarter of 2018.
In March 2017, the FASB issued ASU 2017-07 “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The new guidance related to the income statement presentation of net periodic benefit cost for an entity’s sponsored defined benefit pension and other postretirement plans. The Company and Southwest adopted this update effective January 2018. See Note 11 - Pension and Other Postretirement Benefits for additional information.
Accounting pronouncements that will be effective in 2019:
In February 2016, the FASB issued the update “Leases (Topic 842).” Under the update, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability for the obligation to make lease payments, measured on a discounted basis; and

•	A right-of-use asset for the right to use, or control the use of, a specified asset for the lease term.
Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, “Revenue from Contracts with Customers.” Though companies have historically been required to make disclosures regarding leases and associated contractual obligations, leases with terms longer than a year will no longer exist off-balance sheet. In July 2018, the FASB issued narrow-scope improvements to the standard, which include, among other things, guidance on lease classification reassessment and certain circumstances surrounding remeasurement. Also included was clarification that lessor-controlled options to terminate a lease are considered in the lease term.

Management expects to elect various practical expedients and accounting policies regarding the transition method used to implement Topic 842. The Company and Southwest plan to elect the new optional transition method included within the recent FASB update “Leases—Targeted Improvements”, also issued in July 2018, which allows for comparative periods not to be restated. In conjunction with this decision, management currently expects that no retained earnings adjustment will be necessary due to the adoption of Topic 842. At a minimum, management expects the following regarding Topic 842 practical expedients and accounting policy elections:

•
To elect to use the “package”, which is a set of three practical expedients that must be elected as a package and applied consistently to all of the Company’s and Southwest’s leases. These include: not reassessing whether any expired or existing contracts are or contain leases; not reassessing the lease classification for expired or existing leases (that is, existing operating and capital leases in accordance with current lease guidance will in each case be classified as operating and finance leases, respectively, under the updated guidance); and not reassessing initial direct costs for any existing leases.

•
To elect to adopt the practical expedient to exclude all easements in place prior to January 1, 2019 from treatment under Topic 842. However, the Company and Southwest will evaluate any new easements entered into after the effective date of the standard to determine if the arrangements should be accounted for as leases.

•	To make an accounting policy election by asset class to include both the lease and non-lease components (as defined in the guidance) as a single component.

•	To make an accounting policy election to not apply Topic 842 to short-term leases, as permitted.

•	To not elect to use hindsight in determining the lease term and in assessing impairment of right-of-use assets.
Southwest’s leases are comprised primarily of operating leases of buildings, land, and equipment. At this time, Southwest has no finance leases. Centuri leases buildings, land, fleet equipment, and other equipment. The majority of Centuri’s leases are operating leases. The Company and Southwest are currently not the lessor in any significant lease arrangements.
Management has implemented new software systems (one for Southwest and one for Centuri) to facilitate compliance with Topic 842. Management will adopt the update in the first quarter of 2019, as required. Management is finalizing its evaluation of the impact of the adoption on the consolidated financial statements and related disclosures.
Recently issued accounting pronouncements that will be effective after 2019:
In June 2016, the FASB issued ASU 2016-13 update “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The update requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The inputs currently used to estimate credit losses will still be used, however they may be adapted to reflect the full amount of expected losses. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All entities may adopt the amendments in this update earlier as of fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is evaluating what impact, if any, this update might have on the Company’s and Southwest’s consolidated financial statements and disclosures.
In January 2017, the FASB issued ASU 2017-04 “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” Currently, unless meeting the criteria for qualitative assessment only, an entity is required to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. Under the update, an entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The amount of any goodwill impairment calculated under the update could vary from the calculation under the existing guidance. The amendments should be applied on a prospective basis. The update is effective for fiscal and interim periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Management is evaluating the impacts this update might have on the Company’s and Southwest’s consolidated financial statements and disclosures.
In August 2018, the FASB issued ASU 2018-15 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The update generally aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement (that is a service contract) with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update also requires the entity to expense the capitalized implementation costs of such hosting arrangements over the term of the hosting arrangement, including reasonably certain renewal periods. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the amendments in this update is permitted for interim and related annual fiscal periods after December 15, 2018. Management is evaluating the impacts this update might have on the Company’s and Southwest’s consolidated financial statements and disclosures.
In August 2018, the FASB issued ASU 2018-14 “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans.” This update removes disclosures that are no longer considered cost-beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant. The update applies to all employers that sponsor defined benefit pension or other post-retirement plans. The update is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. Management is evaluating the impacts this update might have on its disclosures.
In August 2018, the FASB issued ASU 2018-13 “Fair Value Measurement: Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” The update is intended to improve the effectiveness of fair value measurement disclosures and removes the following disclosure requirements: the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements. The update also modifies or clarifies for investments in certain entities that calculate net asset value, a requirement to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse (in cases when the timing has been communicated or announced publicly). It also clarifies communication requirements about measurement uncertainty as of the reporting date. For certain unobservable inputs, an entity may disclose other quantitative information in lieu of the weighted average if it would be a more reasonable and rational method to reflect the distribution of inputs to the measurements. Management is evaluating the impacts this update might have on its disclosures.
Subsequent Events.    Management monitors events occurring after the balance sheet date and prior to the issuance of the financial statements to determine the impacts, if any, of events on the financial statements to be issued or disclosures to be made, and has reflected them where appropriate.
Note 2 - Utility Plant and Leases
Net utility plant as of December 31, 2018 and 2017 was as follows (thousands of dollars):

December 31,	2018	2017
Gas plant:
Storage	$26,825	$25,019
Transmission	386,159	363,396
Distribution	6,049,380	5,600,769
General	416,643	396,252
Software and software-related intangibles	241,158	230,030
Other	14,074	14,178
	7,134,239	6,629,644
Less: accumulated depreciation and amortization	(2,234,029)	(2,231,242)
Construction work in progress	193,028	125,248
Net utility plant	$5,093,238	$4,523,650
Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which are intended to compensate for removal costs (net of salvage value), and retirements, based on the processes of regulatory proceedings and related regulatory commission approvals and/or mandates. In 2018, annual utility depreciation and amortization expense averaged 2.7% of the original cost of depreciable and amortizable property. Average rates in 2017 and 2016 approximated 3.0%. Transmission and Distribution plant (combined), associated with core natural gas delivery infrastructure, constitute the majority of gas plant. Annual utility depreciation expense averaged approximately 3.0% of original cost of depreciable transmission and distribution plant during the period 2016 through 2018.
Depreciation and amortization expense on gas plant, including intangibles, was as follows (thousands of dollars):

47

	2018	2017	2016
Depreciation and amortization expense	$185,719	$187,075	$214,037
Included in the figures above is amortization of utility intangibles of $13.6 million in 2018, $14.3 million in 2017, and $14.8 million in 2016. Additionally, the amounts above exclude regulatory asset and liability amortization.
Operating Leases and Rentals.    Certain land, buildings, and construction equipment is leased. The majority of these leases are short-term and accounted for as operating leases. For the natural gas operations segment, these leases are also treated as operating leases for regulatory purposes. Centuri has various short-term operating leases of equipment and temporary office sites. The table below presents Southwest’s and Centuri’s rental and lease payments that are included in operating expenses (in thousands):

	2018	2017	2016
Southwest Gas Corporation	$4,556	$4,926	$4,357
Centuri	59,491	62,310	53,956
Consolidated rental payments/lease expense	$64,047	$67,236	$58,313

The following is a schedule of future minimum lease payments for operating leases (with initial or remaining terms in excess of one year) as of December 31, 2018 (thousands of dollars):

	Southwest	Centuri	Consolidated Total
2019	$898	$10,053	$10,951
2020	363	7,656	8,019
2021	299	5,760	6,059
2022	163	5,163	5,326
2023	79	3,681	3,760
Thereafter	177	10,511	10,688
Total minimum lease payments	$1,979	$42,824	$44,803

Capital Leases.    Centuri leases certain construction equipment under capital leases arrangements which are not significant.
Note 3 - Revenue
Effective January 2018, the Company and Southwest adopted the FASB’s Topic 606, “Revenue from Contracts with Customers”, using the modified retrospective transition method. Under the modified retrospective approach, the information for periods prior to the adoption date has not been restated and continues to be reported under the accounting standards in effect for those periods (Topic 605, “Revenue Recognition”). As permitted under the standard, the Company and Southwest have elected to apply the guidance retrospectively only to those contracts that were not completed at January 1, 2018. Management assessed the effects the new guidance has on the Company’s (and Southwest’s, in the case of natural gas operations) financial position, results of operations, and cash flows. Based on these assessments, the adoption of Topic 606 had no material impact on any of the financial statements of Southwest or the Company. Certain disclosures included within this note reflect information for 2017 and 2016, during which periods the Company and Southwest followed the guidance in Topic 605. As there were no material changes to the consolidated financial statements as a result of the adoption of Topic 606, as noted above, management elected to disclose information for 2017 and 2016, as the manner in which revenue is recorded has not changed and believes that including such disclosure provides useful information.
The following information about the Company’s revenues is presented by segment. Southwest encompasses one segment – natural gas operations.
Natural Gas Operations Segment:
Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Public utility rates, practices, facilities, and service territories of Southwest are subject to regulatory oversight. Southwest recognizes revenue when it satisfies its performance by transferring gas to the customer. Revenues also include the net impacts of margin tracker/decoupling accruals based on criteria in U.S. GAAP for rate-regulated entities associated with alternative revenue programs. Revenues from customer arrangements and from alternative revenue programs are described below.
Southwest acts as an agent for state and local taxing authorities in the collection and remittance of a variety of taxes, including sales and use taxes and surcharges. These taxes are not included in Gas operating revenues. Management uses the net classification method to report taxes collected from customers to be remitted to governmental authorities.
Southwest generally offers two types of services to its customers: tariff sales and transportation–only service. Tariff sales encompass sales to many types of customers (primarily residential) under various rate schedules, subject to cost-of-service ratemaking, which is based on the rate-regulation of state commissions and the Federal Energy Regulatory Commission (the “FERC”). Southwest provides both the commodity and the related distribution service to nearly all of its approximate 2 million customers, and only several hundred customers (who are eligible to secure their own gas) subscribe to transportation-only service. Also, only a few hundred customers have contracts with stated periods. Southwest recognizes revenue when it satisfies its performance requirement by transferring volumes of gas to the customer. Natural gas is delivered and consumed by the customer simultaneously. The provision of service is represented by the turn of the meter dial and is the primary representation of the satisfaction of performance obligations of Southwest. The amount billable via regulated rates (both volumetric and fixed monthly rates as part of rate design) corresponds to the value to the customer, and management believes that the amount billable under the “invoice practical expedient” (amount Southwest has the right to invoice) is appropriate to utilize for purposes of recognizing revenue. Estimated amounts remaining unbilled since the last meter read date are restricted from being billed due only to the passage of time and therefore are also recognized for service provided through the balance sheet date. While natural gas service is typically recurring, there is generally not a contract term for utility service. Therefore, the contract term is not generally viewed to extend beyond the service provided to date, and customers can generally terminate service at will.
Transportation-only service is also governed by tariff rate provisions. Transportation-only service is generally only available to very large customers under requirements of Southwest’s various tariffs. With this service, customers secure their own gas supply and Southwest provides transportation services to move the customer-supplied gas to the intended location. Southwest concluded that transportation/transmission service is suitable to an “over time” model. Rate structures under Southwest’s regulation for transportation customers include a combination of volumetric charges and monthly “fixed” charges (including charges commonly referred to as capacity charges, demand charges, or reservation charges) as part of the rate design of regulated jurisdictions. These types of fixed charges represent a separate performance obligation associated with standing ready over the period of the month to deliver quantities of gas, regardless of whether the customer takes delivery of any quantity of gas. The performance obligations under these circumstances are satisfied over the course of the month under an output measure of progress based on time, which correlates to the period for which the charges are eligible to be invoiced.
Under its regulation, Southwest enters into negotiated rate contracts for those customers located in proximity to another pipeline, which pose a threat of bypassing its distribution system. Southwest may also enter into similar contracts for customers otherwise able to satisfy their energy needs by means of alternative fuel to natural gas. Less than two dozen customers are party to contracts with rate components subject to negotiation. Many rate provisions and terms of service for these less common types of contracts are also subject to regulatory oversight and tariff provisions. The performance obligations for these customers are satisfied similarly to those for other customers by means of transporting/delivering natural gas to the customer. Many or most of the rate components, and structures, for these types of customers are the same as those for similar customers without negotiated rate components; and the negotiated rates are within the parameters of the tariff guidelines. Management determined that these arrangements qualify for the invoice practical expedient for recognizing revenue. Furthermore, while some of these contracts include contract periods extending over time, including multiple years, as amounts billable under the contract are based on rates in effect for the customer for service provided to date, no significant financing component is deemed to exist.
As indicated above, revenues also include the net impacts of margin tracker/decoupling accruals. All of Southwest’s service territories have decoupled rate structures (also referred to as alternative revenue programs) that are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of unusual weather variability and conservation on margin. The primary alternative revenue programs involve permissible adjustments for differences between stated tariff benchmarks and amounts billable through revenue from contracts with customers via existing rates. Such adjustments are recognized monthly in revenue and in the associated regulatory asset/liability accounts in advance of rate adjustments intended to collect or return amounts recognized. Revenues recognized for the adjustment to the benchmarks noted are required to be presented separately from revenues from contracts with customers, and as such, are provided below and identified as alternative revenue program revenue (which excludes recoveries from customers).

Gas operating revenues on the Consolidated Statements of Income of both the Company and Southwest include revenue from contracts with customers, which is shown below disaggregated by customer type, and various categories of revenue:

	December 31,
(Thousands of dollars)	2018	2017	2016
Residential	$887,220	$857,204	$895,330
Small commercial	255,083	243,513	251,092
Large commercial	53,192	52,379	53,582
Industrial/other	23,489	22,026	19,753
Transportation	86,990	87,759	87,106
Revenue from contracts with customers	1,305,974	1,262,881	1,306,863
Alternative revenue program revenues (deferrals)	45,979	35,347	12,530
Other revenues (a)	5,775	4,080	2,019
Total Gas operating revenues	$1,357,728	$1,302,308	$1,321,412

(a)
Includes various other revenues, and during the first six months of 2018, included $12.5 million as a reserve against revenue associated with a tax reform savings adjustment. During the third quarter of 2018, amounts previously recognized were reclassified to the various categories of revenue from contracts with customers when incorporated in tariff rates.

Utility Infrastructure Services Segment:
The majority of Centuri contracts are performed under unit-price contracts. Generally, these contracts state prices per unit of installation. Typical installations are accomplished in a few weeks or less. Revenues are recorded as installations are completed. Revenues are recorded for long-term fixed-price contracts in a pattern that reflects the transfer of control of promised goods and services to the customer over time. The amount of revenue recognized on fixed-price contracts is based on costs expended to date relative to anticipated final contract costs (a method of recognition based on inputs). Some unit-price contracts contain caps that if encroached, trigger revenue and loss recognition similar to a fixed-price contract model.
Centuri is required to collect taxes imposed by various governmental agencies on the work performed for its customers. These taxes are not included in Utility infrastructure services revenues. Management uses the net classification method to report taxes collected from customers to be remitted to governmental authorities.
Centuri derives revenue from the installation, replacement, repair, and maintenance of energy distribution systems, and in developing industrial construction solutions. Centuri has operations in the U.S. and Canada. The majority of Centuri’s revenues are related to contracts for natural gas pipeline replacement and installation work for natural gas utilities. In addition, Centuri performs certain industrial construction activities for various customers and industries. Centuri has two types of agreements with its customers: master services agreements (“MSAs”) and bid contracts. Most of Centuri’s customers supply many of their own materials in order for Centuri to complete its work under the contracts.
An MSA identifies most of the terms describing each party’s rights and obligations that will govern future work authorizations. An MSA is often effective for multiple years. A work authorization is issued by the customer to describe the location, timing, and any additional information necessary to complete the work for the customer. The combination of the MSA and the work authorization determines when a contract exists and revenue recognition may begin. Each work authorization is generally a single performance obligation as Centuri is performing a significant integration service. Centuri has elected to use the portfolio method practical expedient at the customer level as the terms and conditions of the work performed under MSAs are similar in nature with each customer but vary significantly between customers.
A bid contract is typically a one-time agreement for a specific project that has all necessary terms defining each party’s rights and obligations. Each bid contract is evaluated for revenue recognition individually. Control of assets created under bid contracts generally passes to the customer over time. Bid contracts often have a single performance obligation as Centuri is providing a significant integration service.
Centuri’s MSA and bid contracts are characterized as either fixed-price contracts or unit-price contracts for revenue recognition purposes. The cost-to-cost input method is used to measure progress towards the satisfaction of a performance obligation for fixed-price contracts. Input methods result in the recognition of revenue based on the entity’s expended effort to satisfy the performance obligation relative to the total expected effort to satisfy the performance obligation. For unit-price contracts, an output method is used to measure progress towards satisfaction of a performance obligation. Also with regard to unit-price contracts, the output measurement will be the completion of each unit that is required under the contract.

Actual revenues and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors, including unforeseen circumstances. These factors, along with other risks inherent in performing fixed-price contracts may cause actual revenues and gross profit for a project to differ from previous estimates and could result in reduced profitability or losses on projects. Changes in these factors may result in revisions to costs and earnings, the impacts for which are recognized in the period in which the changes are identified. Once identified, these types of conditions continue to be evaluated for each project throughout the project term and ongoing revisions in management’s estimates of contract value, contract cost, and contract profit are recognized as necessary in the period determined.
Centuri categorizes work performed under MSAs and bid contracts into three primary service types: gas construction, electrical construction, and other construction. Gas construction includes work involving previously existing gas pipelines and the installation of new pipelines or service lines. Electrical construction includes work involving installation and maintenance of transmission and distribution lines and storm restoration services. Other construction includes all other work and can include industrial and water utility services.
Contracts can have compensation/consideration that is variable. For MSAs, variable consideration is evaluated at the customer level as the terms creating variability in pricing are included within the MSA and are not specific to a work authorization. For multi-year MSAs, variable consideration items are typically determined for each year of the contract and not for the full contract term. For bid contracts, variable consideration is evaluated at the individual contract level. The expected value method or most likely amount method is used based on the nature of the variable consideration. Types of variable consideration include liquidated damages, delay penalties, performance incentives, safety bonuses, payment discounts, and volume rebates. Centuri will typically estimate variable consideration and adjust financial information, as necessary.
Change orders involve the modification in scope, price, or both to the current contract, requiring approval by both parties. The existing terms of the contract continue to be accounted for under the current contract until such time as a change order is approved. Once approved, the change order is either treated as a separate contract or as part of the existing contract, as appropriate, under the circumstances. When the scope is agreed upon in the change order but not the price, Centuri estimates the change to the transaction price.
The following tables display Centuri’s revenue from contracts with customers disaggregated by service type and contract type:

(Thousands of dollars)	December 31,
	2018	2017	2016
Service Types:
Gas infrastructure services	$1,123,682	$891,139	$914,970
Electric power infrastructure services	32,629	18,114	27,915
Other	365,974	337,231	196,193
Total Utility infrastructure services revenues	$1,522,285	$1,246,484	$1,139,078

(Thousands of dollars)	December 31,
	2018	2017	2016
Contract Types:
Master services agreement	$1,102,412	$885,513	$852,472
Bid contract	419,873	360,971	286,606
Total Utility infrastructure services revenues	$1,522,285	$1,246,484	$1,139,078

Unit priced contracts	$1,258,419	$968,856	$886,919
Fixed priced contracts	117,298	127,497	95,494
Time and materials contracts	146,568	150,131	156,665
Total Utility infrastructure services revenues	$1,522,285	$1,246,484	$1,139,078
The following table provides information about contracts receivable and revenue earned on contracts in progress in excess of billings (contract assets), both of which are included within Accounts receivable, net of allowances, and amounts billed in excess of revenue earned on contracts (contract liabilities), which are included in Other current liabilities as of December 31, 2018 and December 31, 2017 on the Company’s Consolidated Balance Sheets:

(Thousands of dollars)	December 31, 2018	December 31, 2017
Contracts receivable, net	$186,249	$221,859
Revenue earned on contracts in progress in excess of billings	87,520	5,768
Amounts billed in excess of revenue earned on contracts	4,211	9,602
The revenue earned on contracts in progress in excess of billings (contract asset) primarily relates to Centuri’s rights to consideration for work completed but not billed and/or approved at the reporting date. These contract assets are transferred to contracts receivable when the rights become unconditional. Upon adoption of Topic 606, the Company reclassified $50.6 million to revenue earned on contracts in progress in excess of billings, and during the year ended December 31, 2018, recognized an increase of $30 million, excluding the impact from the adoption, primarily related to normal operating and billing activities. The amounts billed in excess of revenue earned (contract liability) primarily relate to the advance consideration received from customers for which work has not yet been completed. The change in this contract liability balance from January 1, 2018 to December 31, 2018 is due to revenue recognized of $9.6 million that was included in this balance as of January 1, 2018, after which time it became earned and the balance was reduced, and to increases due to cash received, net of revenue recognized during the period related to contracts that commenced during the period.
Prior to the adoption of Topic 606, revenue earned on contracts in progress in excess of billings was only used to recognize contract assets related to fixed-price contracts under previous accounting guidance. This balance now includes any conditional contract assets for both fixed-price contracts and unit-price contracts. Centuri considers retention and unbilled amounts to be conditional contract assets, as payment is contingent on the occurrence of a future event. Contracts receivable, net, includes only amounts that are unconditional in nature, which means only the passage of time remains and Centuri has invoiced the customer. Similarly, amounts billed in excess of revenue earned on contracts was only used to recognize contract liabilities related to fixed-price contracts under previous accounting guidance. This line item now includes contract liabilities related to both fixed-price contracts and unit-price contracts. In the event a contract asset or contract liability is expected to be recognized for greater than one year from the financial statement date, Centuri classifies those amounts as long-term contract assets or contract liabilities, included in Deferred charges and other assets or Other deferred credits and other long-term liabilities on the Company’s Consolidated Balance Sheets.
For contracts that have an original duration of one year or less, Centuri uses the practical expedient applicable to such contracts and does not consider/compute an interest component based on the time value of money. Further, because of the short duration of these contracts, the Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize the revenue.
As of December 31, 2018, Centuri has fifteen contracts that had an original duration of more than one year. The aggregate amount of the transaction price allocated to the unsatisfied performance obligations of these contracts as of December 31, 2018 is $38.6 million. Centuri expects to recognize the remaining performance obligations over the next four years; however, the timing of that recognition is largely within the control of the customer, including when the necessary equipment and materials required to complete the work will be provided by the customer.
Utility infrastructure services contracts receivable consists of the following:

(Thousands of dollars)	December 31, 2018	December 31, 2017
Billed on completed contracts and contracts in progress	$184,100	$219,298
Other receivables	2,588	2,622
Contracts receivable, gross	186,688	221,920
Allowance for doubtful accounts	(439)	(61)
Contracts receivable, net	$186,249	$221,859

Note 4 - Receivables and Related Allowances
Business activity with respect to gas utility operations is conducted with customers located within the three-state region of Arizona, Nevada, and California. The table below contains information about the gas utility customer accounts receivable balance (net of allowance) at December 31, 2018 and 2017, and the percentage of customers in each of the three states, which was consistent with the prior year.

	December 31, 2018	December 31, 2017
Gas utility customer accounts receivable balance (in thousands)	$138,149	$119,444

December 31, 2018
Percent of customers by state
Arizona	53%
Nevada	37%
California	10%
Although Southwest seeks to minimize its credit risk related to utility operations by requiring security deposits from new customers, imposing late fees, and actively pursuing collection on overdue accounts, some accounts are ultimately not collected. Customer accounts are subject to collection procedures that vary by jurisdiction (late fee assessment, noticing requirements for disconnection of service, and procedures for actual disconnection and/or reestablishment of service). After disconnection of service, accounts are generally written off approximately two months after inactivation. Dependent upon the jurisdiction, reestablishment of service requires both payment of previously unpaid balances and additional deposit requirements. Provisions for uncollectible accounts are recorded monthly based on experience, customer and rate composition, and write-off processes. They are included in the ratemaking process as a cost of service. The Nevada jurisdictions have a regulatory mechanism associated with the gas cost-related portion of uncollectible accounts. Such amounts are deferred and collected through a surcharge in the ratemaking process. Activity in the allowance account for uncollectibles is summarized as follows (thousands of dollars):

Allowance for Uncollectibles
Balance, December 31, 2015	$2,270
Additions charged to expense	3,264
Accounts written off, less recoveries	(3,010)
Balance, December 31, 2016	2,524
Additions charged to expense	2,310
Accounts written off, less recoveries	(2,723)
Balance, December 31, 2017	2,111
Additions charged to expense	2,959
Accounts written off, less recoveries	(2,902)
Balance, December 31, 2018	$2,168

At December 31, 2018, the utility infrastructure services segment (Centuri) had $273.8 million in combined customer accounts and contracts receivable. Both the allowance for uncollectibles and write-offs related to Centuri customers have been insignificant and are not reflected in the table above.
Note 5 - Regulatory Assets and Liabilities
Southwest is subject to the regulation of the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), the California Public Utilities Commission (“CPUC”), and the FERC. Accounting policies of Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. Accounting treatment for rate-regulated entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. If rate recovery is no longer probable, due to competition or the actions of regulators, Southwest is required to write-off the related regulatory asset. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be credited to customers through the ratemaking process.

The following table represents existing regulatory assets and liabilities (thousands of dollars):

December 31,	2018	2017
Regulatory assets:
Accrued pension and other postretirement benefit costs (1)	$383,170	$391,403
Unrealized net loss on non-trading derivatives (Swaps) (2)	1,862	5,780
Deferred purchased gas costs (3)	4,928	14,581
Accrued purchased gas costs (4)	29,000	17,000
Unamortized premium on reacquired debt (5)	19,599	20,913
Accrued absence time (8)	14,126	13,870
Margin & interest-tracking (9)	88,290	42,354
Other (10)	32,616	25,997
	573,591	531,898
Regulatory liabilities:
Deferred purchased gas costs (3)	(79,762)	(6,841)
Accumulated removal costs	(383,000)	(315,000)
Unrealized net gain on non-trading derivatives (Swaps) (2)	(144)	—
Unamortized gain on reacquired debt (6)	(8,717)	(9,253)
Regulatory excess deferred taxes and gross-up (7)	(458,834)	(433,908)
Other (10)	(19,911)	(33,184)
Net regulatory liabilities	$(376,777)	$(266,288)

(1)	Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovery period is greater than five years. (See Note 11 - Pension and Other Postretirement Benefits).

(2)
Asset balance is included in Deferred charges and other assets and Prepaid and other assets on the Consolidated Balance Sheets. Liability balance is included in Other current liabilities and Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. The actual amounts, when realized at settlement, become a component of purchased gas costs under Southwest’s PGA mechanisms. (For specific details, see Note 14 - Derivatives).

(3)	Balance recovered or refunded on an ongoing basis with interest.

(4)	Included in Prepaid and other current assets on the Consolidated Balance Sheets. Balance recovered or refunded on an ongoing basis.

(5)	Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovered over life of debt instruments.

(6)	Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. Amortized over life of debt instruments.

(7)
The TCJA required a remeasurement and reduction of the net deferred income tax liability. The reduction (excess deferred taxes) became a regulatory liability with appropriate tax gross-up. The excess deferred taxes reduce rate base. The tax benefit will be returned to utility customers in accordance with regulatory requirements. Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. This amount also includes a $2.9 million gross-up related to contributions in aid of construction.

(8)	Regulatory recovery occurs on a one-year lag basis through the labor loading process. Included in Prepaid and other current assets on the Consolidated Balance Sheets.

(9)
Margin tracking/decoupling mechanisms are alternative revenue programs and revenue associated with under-collections (for the difference between authorized margin levels and amounts billed to customers through rates currently) are recognized as revenue so long as recovery is expected to take place within 24 months. Included in Prepaid and other current assets on the Consolidated Balance Sheets.

(10)
The following tables detail the components of Other regulatory assets and liabilities. Other regulatory assets are included in either Prepaid and other current assets or Deferred charges and other assets on the Consolidated Balance Sheets (as indicated). Recovery periods vary. Other regulatory liabilities are included in either Other current liabilities or Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets (as indicated).

Other Regulatory Assets	2018	2017
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$6,253	$4,832
Infrastructure replacement programs and similar (b) (e)	12,486	9,627
Environmental compliance programs (c) (e)	5,046	9,702
Other (d)	8,831	1,836
	$32,616	$25,997

a)
Included in Prepaid and other current assets on the Consolidated Balance Sheets. See Prepaid and other current assets in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

b)	Included in Deferred charges and other assets on the Consolidated Balance Sheets.

c)
In 2018, approximately $4.5 million included in Prepaid and other current assets and $596,000 included in Deferred charges and other assets on the Consolidated Balance Sheets. In2017, $9.2 million included in Prepaid and other current assets and $527,000 included in Deferred charges and other assets on the Consolidated Balance Sheets.

d)
In 2018, $197,000 included in Prepaid and other current assets and $8.6 million included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2017, $531,000 included in Prepaid and other current assets and $1.3 million included in Deferred charges and other assets on the Consolidated Balance Sheets. The balance in 2018 includes $6 million authorized as part of the recently concluded Nevada general rate case associated with self-insurance cost.

e)	Balance recovered or refunded on an ongoing basis, generally with interest.

Other Regulatory Liabilities	2018	2017
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$(8,598)	$(10,213)
Margin, interest- and property tax-tracking accounts (b) (e)	(7,273)	(9,505)
Environmental compliance programs (e) (f)	—	(8,574)
Regulatory accounts for differences related to pension funding (c)	(3,221)	(3,178)
Other (d) (e)	(819)	(1,714)
	$(19,911)	$(33,184)

a)	Included in Other current liabilities on the Consolidated Balance Sheets.

b)
In 2018, $(539,000) included in Other current liabilities and $(6.7) million included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. In 2017, $(6.6) million included in Other current liabilities and $(2.9) million included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.

c)	Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.

d)
In 2018, $(810,000) included in Other current liabilities and $(9,000) included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. In 2017, approximately $(1.7) million included in Other current liabilities and $(9,000) included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.

e)	Balance recovered or refunded on an ongoing basis, generally with interest.

f)	In 2018, included in Prepaid and other current assets on the Consolidated Balance Sheets. In 2017, included in Other current liabilities on the Consolidated Balance Sheets.
Note 6 - Other Comprehensive Income and Accumulated Other Comprehensive Income ("AOCI")

The following information provides insight into amounts impacting Other Comprehensive Income (Loss), both before and after-tax, within the Consolidated Statements of Comprehensive Income, which also impact Accumulated Other Comprehensive Income in the Consolidated Balance Sheets and Consolidated Statements of Equity of the Company and Southwest.

Related Tax Effects Allocated to Each Component of Other Comprehensive Income (Loss)

(Thousands of dollars)	2018			2017			2016
	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount
Defined benefit pension plans:
Net actuarial gain/(loss)	$(20,426)	$4,902	$(15,524)	$(43,027)	$10,326	$(32,701)	$(22,770)	$8,652	$(14,118)
Amortization of prior service cost	1,335	(320)	1,015	1,335	(507)	828	1,335	(507)	828
Amortization of net actuarial (gain)/loss	33,617	(8,068)	25,549	25,445	(9,669)	15,776	27,066	(10,285)	16,781
Regulatory adjustment	(8,233)	1,976	(6,257)	12,340	250	12,590	(5,584)	2,122	(3,462)
Pension plans other comprehensive income (loss)	6,293	(1,510)	4,783	(3,907)	400	(3,507)	47	(18)	29
FSIRS (designated hedging activities):
Amounts reclassified into net income	3,345	(804)	2,541	3,344	(1,271)	2,073	3,345	(1,270)	2,075
FSIRS other comprehensive income (loss)	3,345	(804)	2,541	3,344	(1,271)	2,073	3,345	(1,270)	2,075
Total other comprehensive income (loss) – Southwest Gas Corporation	9,638	(2,314)	7,324	(563)	(871)	(1,434)	3,392	(1,288)	2,104
Foreign currency translation adjustments:
Translation adjustments	(3,010)	—	(3,010)	1,771	—	1,771	161	—	161
Foreign currency other comprehensive income (loss)	(3,010)	—	(3,010)	1,771	—	1,771	161	—	161
Total other comprehensive income (loss) – Southwest Gas Holdings, Inc.	$6,628	$(2,314)	$4,314	$1,208	$(871)	$337	$3,553	$(1,288)	$2,265

(1) Tax amounts are calculated using a 24% rate following the December 22, 2017 enactment date of the TCJA. For periods prior to the enactment date, tax amounts were calculated using a 38% rate. At December 31, 2017, excess taxes related to pre-tax amounts which accumulated in AOCI prior to tax reform were required to remain in the account until the first quarter of 2018, when ASU 2018-02 was adopted, permitting previously stranded amounts to be released from AOCI and applied to Retained earnings (see table for Accumulated other comprehensive income (loss), including the balance, below). With regard to foreign currency translation adjustments, the Company has elected to indefinitely reinvest the earnings of Centuri’s Canadian subsidiaries in Canada, thus preventing deferred taxes on such earnings. As a result of this assertion, the Company is not recognizing any tax effect or presenting a tax expense or benefit for the currency translation adjustment amount reported in Other comprehensive income (loss), as repatriation of earnings is not anticipated.
With regard to the table above and the roll-forward tables below, management recognizes tax impacts (associated with underlying before-tax amounts in AOCI) in both AOCI and in Deferred income taxes and investment tax credits, net on its balance sheets. U.S. tax reform of the TCJA was enacted on December 22, 2017. U.S. GAAP requires that deferred tax assets and liabilities be adjusted to reflect the effects of a change in tax laws and rates, and also requires that the effect be included in income from continuing operations for the period of enactment. As a result, when deferred tax balances on the balance sheet for the period ending December 31, 2017 were remeasured as a result of the TCJA to reflect the change in enacted rates, those adjustments were also reflected in income tax expense on the Consolidated Statements of Income, as required. However, excess amounts were not able to be released from AOCI until the first quarter of 2018, when upon adoption of ASU 2018-02, previously stranded amounts were released and reflected in Retained earnings on Southwest’s and the Company’s Consolidated Balance Sheets, as required by the ASU.
The estimated amounts that will be amortized from accumulated other comprehensive income or regulatory assets into net periodic benefit cost over the next year are summarized below (in thousands):

Retirement plan net actuarial loss	$22,000
SERP net actuarial loss	1,000
PBOP prior service cost	1,300

Approximately $2.5 million of realized losses (net of tax) related to the FSIRS, included in AOCI at December 31, 2018, will be reclassified into interest expense within the next twelve months as the related interest payments on long-term debt occur. The following table represents a rollforward of AOCI, presented on the Company’s Consolidated Balance Sheets and its Consolidated Statements of Equity:
AOCI—Rollforward
(Thousands of dollars)

	Defined Benefit Plans			FSIRS			Foreign Currency Items
	Before-Tax	Tax (Expense) Benefit (5)	After-Tax	Before- Tax	Tax (Expense) Benefit (5)	After-Tax	Before- Tax	Tax (Expense) Benefit	After-Tax	Other	AOCI
Beginning Balance AOCI December 31, 2017	$(61,520)	$22,293	$(39,227)	$(12,655)	$4,809	$(7,846)	$(609)	$—	$(609)	$—	$(47,682)
Net actuarial gain/(loss)	(20,426)	4,902	(15,524)	—	—	—	—	—	—	—	(15,524)
Translation adjustments	—	—	—	—	—	—	(3,010)	—	(3,010)	—	(3,010)
Other comprehensive income before reclassifications	(20,426)	4,902	(15,524)	—	—	—	(3,010)	—	(3,010)	—	(18,534)
FSIRS amounts reclassified from AOCI (1)	—	—	—	3,345	(804)	2,541	—	—	—	—	2,541
Amortization of prior service cost (2)	1,335	(320)	1,015	—	—	—	—	—	—	—	1,015
Amortization of net actuarial loss (2)	33,617	(8,068)	25,549	—	—	—	—	—	—	—	25,549
Regulatory adjustment (3)	(8,233)	1,976	(6,257)	—	—	—	—	—	—	—	(6,257)
Net current period other comprehensive income (loss) attributable to Southwest Gas Holdings, Inc.	6,293	(1,510)	4,783	3,345	(804)	2,541	(3,010)	—	(3,010)	—	4,314
Reclassification of excess deferred taxes (4)	—	—	—	—	—	—	—	—	—	(9,300)	(9,300)
Ending Balance AOCI December 31, 2018	$(55,227)	$20,783	$(34,444)	$(9,310)	$4,005	$(5,305)	$(3,619)	$—	$(3,619)	$(9,300)	$(52,668)

(1)	The FSIRS reclassification amounts are included in the Net interest deductions line item on the Consolidated Statements of Income.

(2)	These AOCI components are included in the computation of net periodic benefit cost (see Note 11 - Pension and Other Postretirement Benefits for additional details).

(3)
The regulatory adjustment represents the portion of the activity above that is expected to be recovered through rates in the future (the related regulatory asset is included in the Deferred charges and other assets line item on the Consolidated Balance Sheets).

(4)
Release of excess deferred taxes accumulated prior to December 22, 2017 (date of enactment of the TCJA), as a result of the adoption of ASU 2018-02 during the first quarter of 2018, which permitted such release.

(5)
Tax amounts related to the before-tax balance are calculated using a 24% effective rate after the release of previously stranded excess deferred taxes existing as a result of the TCJA; amounts prior to the December 22, 2017 enactment of the TCJA were calculated using a 38% effective rate.

The following table represents a rollforward of AOCI, presented on Southwest’s Consolidated Balance Sheets:
AOCI—Rollforward
(Thousands of dollars)

	Defined Benefit Plans			FSIRS
	Before-Tax	Tax (Expense) Benefit (10)	After- Tax	Before- Tax	Tax (Expense) Benefit (10)	After- Tax	Other	AOCI
Beginning Balance AOCI December 31, 2017	$(61,520)	$22,293	$(39,227)	$(12,655)	$4,809	$(7,846)	$—	$(47,073)
Net actuarial gain/(loss)	(20,426)	4,902	(15,524)	—	—	—	—	(15,524)
Other comprehensive income before reclassifications	(20,426)	4,902	(15,524)	—	—	—	—	(15,524)
FSIRS amounts reclassified from AOCI (6)	—	—	—	3,345	(804)	2,541	—	2,541
Amortization of prior service cost (7)	1,335	(320)	1,015	—	—	—	—	1,015
Amortization of net actuarial loss (7)	33,617	(8,068)	25,549	—	—	—	—	25,549
Regulatory adjustment (8)	(8,233)	1,976	(6,257)	—	—	—	—	(6,257)
Net current period other comprehensive income (loss) attributable to Southwest Gas Corporation	6,293	(1,510)	4,783	3,345	(804)	2,541	—	7,324
Reclassification of excess deferred taxes (9)	—	—	—	—	—	—	(9,300)	(9,300)
Ending Balance AOCI December 31, 2018	$(55,227)	$20,783	$(34,444)	$(9,310)	$4,005	$(5,305)	$(9,300)	$(49,049)

(6)	The FSIRS reclassification amounts are included in the Net interest deductions line item on the Consolidated Statements of Income.

(7)	These AOCI components are included in the computation of net periodic benefit cost (see Note 11 - Pension and Other Postretirement Benefits for additional details).

(8)
The regulatory adjustment represents the portion of the activity above that is expected to be recovered through rates in the future (the related regulatory asset is included in the Deferred charges and other assets line item on the Consolidated Balance Sheets).

(9)
Release of excess deferred taxes accumulated prior to December 22, 2017 (date of enactment of the TCJA), as a result of the adoption of ASU 2018-02 during the first quarter of 2018, which permitted such release.

(10)
Tax amounts related to the before-tax balances are calculated using a 24% effective rate after the release of previously stranded excess deferred taxes existing as a result of the TCJA; amounts prior to the December 22, 2017 enactment of the TCJA were calculated using a 38% effective rate.

The following table represents amounts (before income tax impacts) included in Accumulated other comprehensive income (in the table above), that have not yet been recognized in net periodic benefit cost as of December 31, 2018 and 2017:
Amounts Recognized in AOCI (Before Tax)
(Thousands of dollars)

	2018	2017
Net actuarial (loss) gain	$(435,364)	$(448,555)
Prior service cost	(3,033)	(4,368)
Less: amount recognized in regulatory assets	383,170	391,403
Recognized in AOCI	$(55,227)	$(61,520)
See Note 11 - Pension and Other Postretirement Benefits for more information on the defined benefit pension plans and Note 14 - Derivatives for more information on the FSIRS.

Note 7 - Common Stock
On March 29, 2017, the Company filed with the SEC an automatic shelf registration statement on Form S-3 (File No. 333-217018), which became effective upon filing, for the offer and sale of up to $150 million of common stock from time to time in at-the-market offerings under the prospectus included therein and in accordance with the Sales Agency Agreement, dated March 29, 2017, between the Company and BNY Mellon Capital Markets, LLC (the “Equity Shelf Program”). The following table provides the activity in the Equity Shelf Program for the three and twelve months ended December 31, 2018:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gross proceeds	—	$29,999,922	$85,149,976	$41,776,795
Less: agent commissions	—	299,999	851,500	417,768
Net proceeds	—	$29,699,923	$84,298,476	$41,359,027

Number of shares sold	—	358,630	1,145,705	505,707
Weighted average price per share	—	$83.65	$74.32	$82.61
As of December 31, 2018, the Company had up to $23,073,229 of common stock available for sale under the program. Net proceeds from the sale of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension, or improvement of pipeline systems and facilities located in and around the communities served by Southwest. Net proceeds during the twelve months ended December 31, 2018 were contributed to, and reflected in the records of, Southwest (as a capital contribution from Southwest Gas Holdings, Inc.).
Aside from the automatic shelf registration, in December 2017, the Company and Southwest jointly filed with the SEC an automatic shelf registration statement (File No. 333-222047), which became effective upon filing and includes a prospectus detailing the Company’s ability to offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement), guarantees of debt securities issued by Southwest, depository shares, warrants to purchase common stock, preferred stock or depository shares issued by the Company or debt securities issued by the Company or Southwest, units and rights (the “Universal Shelf”). Additionally as part of the Universal Shelf, Southwest may offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement) and guarantees of debt securities issued by the Company or by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement.
In November 2018, the Company sold, through a prospectus supplement under the Universal Shelf, an aggregate of 3,565,000 shares of common stock, in an underwritten public offering, at $75.50 per share, resulting in proceeds to the Company of $260,073,524, net of $9,083,976 underwriters’ discount. The Company used a portion of the net proceeds from the offering to facilitate, in association with Centuri, the purchase of Linetec, to pay down outstanding borrowings under the Company’s credit facility, and used the remaining amounts for general corporate purposes. Refer to Note 19 - Business Acquisitions regarding the acquisition of Linetec and Note 9 - Short-Term Debt for information on the Company’s credit facility.
During 2018, the Company issued approximately 83,000 shares of common stock through the Restricted Stock/Unit Plan, and Management Incentive Plan.
Additionally during 2018, the Company issued 143,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan (“DRSPP”), raising proceeds of approximately $10.6 million.
As of December 31, 2018, there were 4.4 million common shares registered and available for issuance under the provisions of the various stock issuance plans, which does not include the amount of common stock available that is separately disclosed under the Equity Shelf Program above.
Note 8 - Long-Term Debt
Carrying amounts of long-term debt and related estimated fair values as of December 31, 2018 and December 31, 2017 are disclosed in the following table. Southwest’s revolving credit facility (including commercial paper) and the variable-rate Industrial Development Revenue Bonds (“IDRBs”) approximate their carrying values, as they are repaid quickly (in the case of credit facility borrowings) and have interest rates that reset frequently. These are categorized as Level 1 due to Southwest’s ability to access similar debt arrangements at measurement dates with comparable terms, including variable/market rates. The fair values of Southwest’s debentures, senior notes, and fixed-rate IDRBs were determined utilizing a market-based valuation approach, where fair values are determined based on evaluated pricing data, such as broker quotes and yields for similar securities adjusted for observable differences. Significant inputs used in the valuation generally include benchmark yield curves, credit ratings, and issuer spreads. The external credit rating, coupon rate, and maturity of each security are considered in the valuation, as applicable. The fair values of debentures and fixed-rate IDRBs are categorized as Level 2. The Centuri secured revolving credit and term loan facility and Centuri other debt obligations are categorized as Level 3, based on significant unobservable inputs to their fair values. Because Centuri’s debt is not publicly traded, fair values for the secured revolving credit and term loan facility and other debt obligations were based on a conventional discounted cash flow methodology and utilized current market pricing yield curves, across Centuri’s debt maturity spectrum, of other industrial bonds with an assumed credit rating comparable to the Company’s. The fair value hierarchy is described in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

	December 31, 2018		December 31, 2017
	Carrying Amount	Market Value	Carrying Amount	Market Value
(Thousands of dollars)
Southwest Gas Corporation:
Debentures:
Notes, 4.45%, due 2020	$125,000	$126,213	$125,000	$129,273
Notes, 6.1%, due 2041	125,000	150,728	125,000	158,304
Notes, 3.875%, due 2022	250,000	254,195	250,000	256,163
Notes, 4.875%, due 2043	250,000	268,985	250,000	283,243
Notes, 3.8%, due 2046	300,000	267,030	300,000	302,970
Notes, 3.7%, due 2028	300,000	298,926	—	—
8% Series, due 2026	75,000	93,827	75,000	96,063
Medium-term notes, 7.78% series, due 2022	25,000	27,497	25,000	28,714
Medium-term notes, 7.92% series, due 2027	25,000	30,016	25,000	31,542
Medium-term notes, 6.76% series, due 2027	7,500	8,651	7,500	8,882
Unamortized discount and debt issuance costs	(11,807)		(9,350)
	1,470,693		1,173,150
Revolving credit facility and commercial paper	150,000	150,000	150,000	150,000
Industrial development revenue bonds:
Variable-rate bonds:
Tax-exempt Series A, due 2028	50,000	50,000	50,000	50,000
2003 Series A, due 2038	50,000	50,000	50,000	50,000
2008 Series A, due 2038	50,000	50,000	50,000	50,000
2009 Series A, due 2039	50,000	50,000	50,000	50,000
Unamortized discount and debt issuance costs	(2,024)		(2,119)
	197,976		197,881
Less: current maturities	—		—
Long-term debt, less current maturities – Southwest Gas Corporation	$1,818,669		$1,521,031
Centuri:
Centuri term loan facility	$255,959	260,135	$199,578	207,588
Unamortized debt issuance costs	(1,414)		(1,111)
	254,545		198,467
Centuri secured revolving credit facility	—	—	56,472	56,525
Centuri other debt obligations	67,104	67,053	47,952	48,183
Less: current maturities	(33,060)		(25,346)
Long-term debt, less current maturities – Centuri	$288,589		$277,545
Consolidated Southwest Gas Holdings, Inc.:
Southwest Gas Corporation long-term debt	$1,818,669		$1,521,031
Centuri long-term debt	321,649		302,891
Less: current maturities	(33,060)		(25,346)
Long-term debt, less current maturities – Southwest Gas Holdings, Inc.	$2,107,258		$1,798,576

Southwest has a $400 million credit facility which expires in March 2022. Southwest designates $150 million of capacity related to the facility as long-term debt and has designated the remaining $250 million for working capital purposes. Interest rates for the credit facility are calculated at either the London Interbank Offered Rate (“LIBOR”) or an “alternate base rate,” plus in each case an applicable margin that is determined based on Southwest’s senior unsecured debt rating. At December 31, 2018, the applicable margin is 1% for loans bearing interest with reference to LIBOR and 0% for loans bearing interest with reference to the alternative base rate. Southwest is also required to pay a commitment fee, of 0.10% per annum, on the unfunded portion of the commitments, which was not significant for the year ended December 31, 2018. At December 31, 2018, $150 million was outstanding on the long-term portion of the credit facility, $50 million of which was in commercial paper (see commercial paper program discussion below). The effective interest rate on the long-term portion of the credit facility was 3.41% at December 31, 2018. Borrowings under the credit facility ranged from none at various times throughout 2018 to a high of $378 million during the first quarter of 2018. With regard to the short-term portion of the credit facility, there was $152 million outstanding at December 31, 2018 and $191 million in borrowings outstanding at December 31, 2017. (See Note 9 – Short-Term Debt).
Southwest has a $50 million commercial paper program. Any issuance under the commercial paper program is supported by Southwest’s current revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program will be designated as long-term debt. Interest rates for the program are calculated at the then current commercial paper rate. At December 31, 2018, and as noted above, $50 million was outstanding under the commercial paper program.
In March 2018, Southwest issued $300 million in 3.7% Senior Notes at a discount of 0.185%. The notes will mature in March 2028. The proceeds were used to temporarily pay down, in full, the amount then outstanding under the revolving portion of the credit facility and the remainder to repay amounts then outstanding under the commercial paper program.
In November 2018, Centuri, in association with the acquisition of Linetec (refer to Note 19 - Business Acquisitions), amended and restated its senior secured revolving credit and term loan facility, increasing the borrowing capacity from $450 million to $590 million. The line of credit portion of the facility increased to $325 million; amounts borrowed and repaid under the revolving credit facility are available to be re-borrowed. The term loan facility portion increased to $265 million. The $590 million credit and term loan facility expires in November 2023 and continues to be secured by substantially all of Centuri’s assets except those explicitly excluded under the terms of the agreement (including owned real estate and certain construction and transportation equipment). Centuri assets securing the facility at December 31, 2018 totaled $1.1 billion.
Interest rates for Centuri’s $590 million secured revolving credit and term loan facility are calculated at LIBOR, the Canadian Dealer Offered Rate (“CDOR”), or an alternate base rate or Canadian base rate, plus in each case an applicable margin that is determined based on Centuri’s consolidated leverage ratio. The applicable margin ranges from 0.875% to 2.25% for loans bearing interest with reference to LIBOR or CDOR and from 0.00% to 1.25% for loans bearing interest with reference to the alternate base rate or Canadian base rate. Centuri is also required to pay a commitment fee on the unfunded portion of the commitments based on their consolidated leverage ratio. The commitment fee ranges from 0.125% to 0.35% per annum. Borrowings under the secured revolving credit facility ranged from a low of zero during December 2018 to a high of $103 million during July 2018. At December 31, 2018 $256 million in borrowings were outstanding under the combined secured revolving credit and term loan facility.

All amounts outstanding are considered long-term borrowings. The effective interest rate on the secured revolving credit and term loan facility was 4.1% at December 31, 2018.
The effective interest rates on Southwest’s variable-rate IDRBs are included in the table below:

	December 31, 2018	December 31, 2017
2003 Series A	2.61%	2.44%
2008 Series A	2.52%	2.59%
2009 Series A	2.51%	2.40%
Tax-exempt Series A	2.53%	2.56%
In Nevada, interest fluctuations due to changing interest rates on Southwest’s 2003 Series A, 2008 Series A, and 2009 Series A variable-rate IDRBs are tracked and recovered from ratepayers through a variable interest expense recovery mechanism.
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% note due 2041 is also subject to a minimum net worth requirement. At December 31, 2018, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.1 billion in additional debt could be issued while still meeting the leverage ratio requirement. Relating to the minimum net worth requirement, as of December 31, 2018, there is at least $1.2 billion of cushion in equity. No specific dividend restrictions exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2018, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $101 million in additional debt and meet the leverage ratio requirement. Centuri has at least $78 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the utility infrastructure services segment. Centuri’s covenants limit its ability to provide cash dividends to Southwest Gas Holdings, Inc., its parent. The dividend restriction is equal to a maximum of 60% of its rolling twelve-month consolidated net income.
Estimated maturities of long-term debt for the next five years are (in thousands):

	Southwest	Centuri	Total
2019	$—	$33,060	$33,060
2020	125,000	38,296	163,296
2021	—	33,571	33,571
2022	425,000	35,515	460,515
2023	—	178,614	178,614
Note 9 - Short-Term Debt
In March 2017, Southwest Gas Holdings, Inc. entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022. The Company utilizes this facility for short-term financing needs. Interest rates for this facility are calculated at either LIBOR or the “alternate base rate,” plus in each case an applicable margin that is determined based on the Company’s senior unsecured debt rating. At December 31, 2018, the applicable margin is 1.125% for loans bearing interest with reference to LIBOR and 0.125% for loans bearing interest with reference to the alternative base rate. The Company is also required to pay a commitment fee, of 0.15% per annum, on the unfunded portion of the commitments, which was not significant for the period ended December 31, 2018. Borrowings under the credit facility ranged from none at various times throughout 2018 to a high of $23.5 million during the first quarter of 2018. At December 31, 2018 and 2017, there were no borrowings and $23.5 million outstanding under this facility, respectively, with a weighted average interest rate of 2.65% at December 31, 2017.
At December 31, 2018, Southwest Holdings, Inc. was in compliance with all of its credit facility covenants. Interest and fees on the credit facility are subject to adjustment depending on its bond ratings. The credit facility is subject to a leverage ratio cap. No specific dividend restrictions exist under the collective covenants. The credit facility does not contain a material adverse change clause.
As discussed in Note 8 - Long-Term Debt, Southwest has a $400 million credit facility that is scheduled to expire in March 2022, of which $250 million has been designated by management for working capital purposes. Southwest had $152 million of short-term borrowings outstanding at December 31, 2018 and $191 million short-term borrowings outstanding at December 31, 2017 with weighted average interest rates of 3.47% and 2.52%, respectively.
Note 10 - Commitments and Contingencies
The Company and Southwest are defendants in miscellaneous legal proceedings. The Company and Southwest are also parties to various regulatory proceedings. The ultimate dispositions of these proceedings are not presently determinable; however, it is the opinion of management that no litigation or regulatory proceeding to which the Company and Southwest are currently subject to will have a material adverse impact on their financial position, results of operations, or cash flows.
Southwest maintains liability insurance for various risks associated with the operation of its natural gas pipelines and facilities. In connection with these liability insurance policies, Southwest is responsible for an initial deductible or self-insured retention amount per incident, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year August 2018 to July 2019, these liability insurance policies require Southwest to be responsible for the first $1 million (self-insured retention) of each incident plus the first $4 million in aggregate claims above its self-insured retention in the policy year. Through an assessment process, Southwest may determine that certain costs are likely to be incurred in the future related to specific legal matters. In these circumstances and in accordance with accounting policies, Southwest will make an accrual, as necessary.

Centuri maintains liability insurance for various risks associated with its operations. In connection with these liability insurance policies, Centuri is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year April 2018 to March 2019, Centuri is responsible for the first $300,000 (self-insured retention) per occurrence under these liability insurance policies.
Note 11 - Pension and Other Postretirement Benefits
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

	2018	2017	2016
Employee Investment Plan cost	$5,530	$5,112	$4,976
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
There was a 75 basis points increase in the discount rate between years, as reflected below. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation increase remained the same (consistent with management’s expectations overall). The asset return assumption (which impacts the following year’s expense) remained unchanged. The rates are presented in the table below:

	December 31, 2018	December 31, 2017
Discount rate	4.50%	3.75%
Weighted-average rate of compensation increase	3.25%	3.25%
Asset return assumption	7.00%	7.00%
Pension expense for 2019 is estimated to be less than that experienced in 2018. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
The following table sets forth the retirement plan, SERP, and PBOP funded statuses and amounts recognized on the Consolidated Balance Sheets and Consolidated Statements of Income.

	2018			2017
	Qualified Retirement Plan	SERP	PBOP	Qualified Retirement Plan	SERP	PBOP
(Thousands of dollars)
Change in benefit obligations
Benefit obligation for service rendered to date at beginning of year (PBO/PBO/APBO)	$1,203,484	$45,727	$75,322	$1,048,353	$43,311	$73,865
Service cost	28,555	245	1,473	23,392	309	1,468
Interest cost	44,174	1,658	2,748	46,083	1,883	3,232
Actuarial loss (gain)	(102,919)	(3,940)	(6,020)	133,017	3,334	(71)
Benefits paid	(57,280)	(3,087)	(3,567)	(47,361)	(3,110)	(3,172)
Benefit obligation at end of year (PBO/PBO/APBO)	1,116,014	40,603	69,956	1,203,484	45,727	75,322
Change in plan assets
Market value of plan assets at beginning of year	871,665	—	54,608	738,962	—	48,113
Actual return on plan assets	(67,771)	—	(3,061)	144,064	—	7,742
Employer contributions	44,000	3,087	—	36,000	3,110	—
Benefits paid	(57,280)	(3,087)	(4,206)	(47,361)	(3,110)	(1,247)
Market value of plan assets at end of year	790,614	—	47,341	871,665	—	54,608
Funded status at year end	$(325,400)	$(40,603)	$(22,615)	$(331,819)	$(45,727)	$(20,714)
Weighted-average assumptions (benefit obligation)
Discount rate	4.50%	4.50%	4.50%	3.75%	3.75%	3.75%
Weighted-average rate of compensation increase	3.25%	3.25%	N/A	3.25%	3.25%	N/A
Estimated funding for the plans above during calendar year 2019 is approximately $55 million, of which $52 million pertains to the retirement plan. Management monitors plan assets and liabilities and could, at its discretion, increase plan funding levels above the minimum in order to achieve a desired funded status and avoid or minimize potential benefit restrictions.

The accumulated benefit obligation for the retirement plan and the SERP is presented below (in thousands):

	December 31, 2018	December 31, 2017
Retirement plan	$1,024,030	$1,088,203
SERP	38,793	44,343
Benefits expected to be paid for pension, SERP, and PBOP over the next 10 years are as follows (in millions):

	2019	2020	2021	2022	2023	2024-2028
Pension	$54.0	$55.0	$56.0	$58.0	$59.0	$319.0
SERP	3.0	2.9	2.9	2.9	2.8	13.6
PBOP	4.5	4.6	4.6	4.6	4.5	20.9
No assurance can be made that actual funding and benefits paid will match these estimates.
For PBOP measurement purposes, the per capita cost of the covered health care benefits medical rate trend assumption is 6.0%, declining to 4.5%. Fixed contributions are made for health care benefits of employees who retire after 1988, but Southwest pays all covered health care costs for employees who retired prior to 1989. The medical trend rate assumption noted above applies to the benefit obligations of pre-1989 retirees only.
As of January 1, 2018, the Company adopted “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The update requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations and be appropriately described. The update also allows only the service cost component (and not the other components of periodic benefit costs) to be eligible for capitalization when applicable, making no exception for specialized industries, including rate-regulated industries. This guidance is required to be applied on a retrospective basis for the presentation of the service cost and other components of net benefit cost, and on a prospective basis for the capitalization of only the service cost component of net benefit cost. Amounts capitalized as part of assets prior to the date of adoption were not adjusted through a cumulative effect adjustment. The guidance allows a practical expedient for the retrospective application that permits use of the amounts disclosed for the various components of net benefit cost in the pension and other postretirement benefit plans footnote as the basis for the retrospective application. This is in lieu of determining how much of the various components of net benefit cost were actually reflected in the income statement each period as a result of capitalization of certain costs into assets and their subsequent amortization. The Company and Southwest have elected to utilize the practical expedient.

Therefore, upon adoption of the update to Topic 715, amounts presented in the Company’s and Southwest’s Consolidated Statements of Income for the years ended 2017 and 2016 have been revised as required by the update, as follows (in thousands):

	December 31, 2017			December 31, 2016
	As Reported	Reclassification	Revised	As Reported	Reclassification	Revised
Southwest Gas Holdings, Inc.
Operations and maintenance	$412,187	$(19,424)	$392,763	$401,724	$(19,760)	$381,964
Other income (deductions)	13,394	(19,424)	(6,030)	9,469	(19,760)	(10,291)

Southwest Gas Corporation
Operations and maintenance	$410,745	$(19,424)	$391,321	$401,724	$(19,760)	$381,964
Other income (deductions)	13,036	(19,424)	(6,388)	8,276	(19,760)	(11,484)
Operating income increased by the same amounts that Operations and maintenance expense decreased as reflected in the table above; however, net income was not impacted by this reclassification for either the Company or Southwest.
The service cost component of net periodic benefit costs included in the table below is part of an overhead loading process associated with the cost of labor (refer to discussion above in association with the update to Topic 715). The overhead process ultimately results in allocation of that portion of overall net periodic benefit costs to the same accounts to which productive labor is charged. As a result, service costs become components of various accounts, primarily Operations and maintenance expense, Net utility plant, and Deferred charges and other assets for both the Company and Southwest. Refer to the discussion above regarding the practical expedient elected related to amounts capitalized as part of assets prior to the adoption date.
Components of net periodic benefit cost:

	Qualified Retirement Plan			SERP			PBOP
	2018	2017	2016	2018	2017	2016	2018	2017	2016
(Thousands of dollars)
Service cost	$28,555	$23,392	$22,833	$245	$309	$331	$1,473	$1,468	$1,499
Interest cost	44,174	46,083	46,027	1,658	1,883	1,859	2,748	3,232	3,180
Expected return on plan assets	(58,755)	(55,196)	(56,558)	—	—	—	(3,718)	(3,358)	(3,149)
Amortization of prior service cost	—	—	—	—	—	—	1,335	1,335	1,335
Amortization of net actuarial loss	32,115	24,004	25,266	1,502	1,441	1,383	—	—	417
Net periodic benefit cost	$46,089	$38,283	$37,568	$3,405	$3,633	$3,573	$1,838	$2,677	$3,282
Weighted-average assumptions (net benefit cost)
Discount rate	3.75%	4.50%	4.50%	3.75%	4.50%	4.50%	3.75%	4.50%	4.50%
Expected return on plan assets	7.00%	7.00%	7.25%	N/A	N/A	N/A	7.00%	7.00%	7.25%
Weighted-average rate of compensation increase	3.25%	3.25%	3.25%	3.25%	3.25%	3.25%	N/A	N/A	N/A

Other Changes in Plan Assets and Benefit Obligations Recognized in Net Periodic Benefit Cost and Other Comprehensive Income

	2018				2017				2016
	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP
(Thousands of dollars)
Net actuarial loss (gain) (a)	$20,426	$23,607	$(3,940)	$759	$43,027	$44,149	$3,334	$(4,456)	$22,770	$25,153	$1,347	$(3,730)
Amortization of prior service cost (b)	(1,335)	—	—	(1,335)	(1,335)	—	—	(1,335)	(1,335)	—	—	(1,335)
Amortization of net actuarial loss (b)	(33,617)	(32,115)	(1,502)	—	(25,445)	(24,004)	(1,441)	—	(27,066)	(25,266)	(1,383)	(417)
Regulatory adjustment	8,233	7,657	—	576	(12,340)	(18,131)	—	5,791	5,584	102	—	5,482
Recognized in other comprehensive (income) loss	(6,293)	(851)	(5,442)	—	3,907	2,014	1,893	—	(47)	(11)	(36)	—
Net periodic benefit costs recognized in net income	51,332	46,089	3,405	1,838	44,593	38,283	3,633	2,677	44,423	37,568	3,573	3,282
Total of amount recognized in net periodic benefit cost and other comprehensive (income) loss	$45,039	$45,238	$(2,037)	$1,838	$48,500	$40,297	$5,526	$2,677	$44,376	$37,557	$3,537	$3,282
The table above discloses the net gain or loss and prior service cost recognized in other comprehensive income, separated into (a) amounts initially recognized in other comprehensive income, and (b) amounts subsequently recognized as adjustments to other comprehensive income as those amounts are amortized as components of net periodic benefit cost.
See also Note 6 - Other Comprehensive Income and Accumulated Other Comprehensive Income ("AOCI").

The following table sets forth, by level within the three-level fair value hierarchy, the fair values of the assets of the qualified pension plan and the PBOP as of December 31, 2018 and December 31, 2017. The SERP has no assets.

	December 31, 2018			December 31, 2017
	Qualified Retirement Plan	PBOP	Total	Qualified Retirement Plan	PBOP	Total
Assets at fair value (thousands of dollars):
Level 1 – Quoted prices in active markets for identical financial assets
Mutual funds	$—	$25,299	$25,299	$—	$27,020	$27,020
Total Level 1 Assets (1)	$—	$25,299	$25,299	$—	$27,020	$27,020
Level 2 – Significant other observable inputs
Private commingled equity funds (2)
International	$309,745	$8,484	$318,229	$340,217	$10,577	$350,794
U.S. equity securities	147,693	4,045	151,738	165,937	5,158	171,095
Emerging markets	50,817	1,392	52,209	56,259	1,749	58,008
Private commingled fixed income funds (3)	274,062	7,506	281,568	301,217	9,364	310,581
Pooled funds and mutual funds	5,198	610	5,808	4,676	735	5,411
Government fixed income and mortgage backed securities	163	5	168	172	5	177
Total Level 2 assets (4)	$787,678	$22,042	$809,720	$868,478	$27,588	$896,066
Total Plan assets at fair value	$787,678	$47,341	$835,019	$868,478	$54,608	$923,086
Insurance company general account contracts (5)	2,936	—	2,936	3,187	—	3,187
Total Plan assets	$790,614	$47,341	$837,955	$871,665	$54,608	$926,273

(1)
The Mutual funds category above is a balanced fund that invests in a diversified portfolio of common stocks, preferred stocks, and fixed-income securities. The fund seeks regular income, conservation of principal, and an opportunity for long-term growth of principal and income.

(2)
The private commingled equity funds include common collective trusts that invest in a diversified portfolio of domestic and international securities regularly traded on securities exchanges. These funds are shown in the above table at net asset value (“NAV”), which is the value of securities in the fund less the amount of any liabilities outstanding. Strategies employed by the funds include investment in:

•	International developed countries equities

•	Domestic equities

•	Emerging markets equities

Shares in the private commingled equity funds may be redeemed given one business day notice. While they are private equity funds and reported at NAV, due to the short redemption notice period, the lack of redemption fees, the fact that the underlying investments are exchange-traded, and that substantial liabilities do not exist subject to the NAV calculation, these investments are viewed as indirectly observable (Level 2) and are therefore not excluded from the body of the fair value table as a reconciling item.

Two funds are classified as international funds. One invests in international financial markets, primarily those of developed economies in Europe and the Pacific Basin. The fund invests primarily in equity securities issued by foreign corporations, but may invest in other securities perceived as offering attractive investment return opportunities. The other fund provides diversified exposure to global equity markets. The fund seeks to provide long-term capital growth by investing primarily in securities listed on the major developed equity markets of the U.S., Europe, and Asia, as well as within those listed on emerging country equity markets on a tactical basis.

The domestic equities securities funds include a large and medium capitalization fund and a small capitalization fund. The large and medium capitalization fund is designed to track the performance of the large and medium capitalization companies contained in the index, which represents approximately 90% of the market capitalization of the U.S. stock market. The small capitalization fund is designed to provide maximum long-term appreciation through investments that are well diversified by industry.

The emerging markets fund was developed to invest in emerging market equities worldwide. The purposes of the fund’s operations, “emerging market countries,” include every country in the world except the developed markets of the U.S., Canada, Japan, Australia, New Zealand, Hong Kong, and Singapore, and most countries located in Western Europe. Fund investments are made directly in each country or, where direct investment is inefficient or prohibited, through appropriate financial instruments or participation in commingled funds.

(3)
The private commingled fixed income funds consist primarily of fixed income debt securities issued by the U.S. Treasury, government agencies, and fixed income debt securities issued by corporations. The fixed income fund investments may include the use of high yield, international fixed income securities and other instruments, including derivatives, to ensure prudent diversification over a broad spectrum of investments. The changes in the value of the fixed income funds are intended to offset the changes in the pension plan liabilities due to changes in the discount rate.

These funds are shown in the above table at NAV. Shares in the private commingled fixed equity funds may be redeemed given one business day notice. While they are private fixed income funds and reported at NAV, due to the short redemption notice period, the lack of redemption fees, the fact that the underlying investments are exchange-traded, and that substantial liabilities do not exist subject to the NAV calculation, these investments are viewed as indirectly observable (Level 2), and are also not excluded from the body of the fair value table as a reconciling item.

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

Note 12 - Share-Based Compensation
At December 31, 2018, three share-based compensation plans existed at Southwest: an omnibus incentive plan, a management incentive plan, and a restricted stock/unit plan. All previous grants under the stock option plan expired in 2016. The table below shows total share-based plan compensation expense which was recognized in the Consolidated Statements of Income (in thousands):

	2018	2017	2016
Share-based compensation plan expense, net of related tax benefits	$4,644	$6,751	$7,185
Share-based compensation plan related tax benefits	1,467	4,137	4,404
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
The following tables summarize the stock option plan activity and related information (thousands of options):

	2018		2017		2016
	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price	Number of options	Weighted- average exercise price
Outstanding at the beginning of the year	—	N/A	—	N/A	17	$31.64
Exercised during the year	—	—	—	—	(17)	31.64
Forfeited or expired during the year	—	—	—	—	—	—
Outstanding and exercisable at year end	—	N/A	—	N/A	—	N/A

The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The aggregate intrinsic value of outstanding and exercisable options, and options that were exercised, are presented in the table below (in thousands):

	2018	2017	2016
Outstanding and exercisable	$—	$—	$—
Exercised	—	—	554

	December 31, 2018	December 31, 2017	December 31, 2016
Market value of Company stock	$76.50	$80.48	$76.62
In 2017, the Board of Directors of the Company and shareholders approved the omnibus incentive plan. The purpose of the omnibus incentive plan is to promote the long-term growth and profitability of the Company by providing directors, employees, and certain other individuals with incentives to increase shareholder value and otherwise contribute to the success of the Company. In addition, the plan will enable the Company to attract, retain, and reward the best available persons for positions of responsibility. The omnibus incentive plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other equity-based and cash awards. Employees, directors, and consultants who provide services to the Company or any subsidiary may be eligible under this plan.
Under the management incentive plan, awards were historically granted to encourage key employees of Southwest to remain as employees and to achieve short-term and long-term performance goals. Plan participants were eligible to receive a cash bonus (i.e., short-term incentive) and shares (i.e., long-term incentive). The shares granted vest three years after grant and are then issued as common stock. No new share grants will be made under the management incentive plan as all future incentive share compensation will be granted under the omnibus incentive plan.
Restricted stock/units under the restricted stock/unit plan were issued to attract, motivate, retain, and reward key employees of Southwest with an incentive to attain high levels of individual performance and improved financial performance. The restricted stock/units vest 40% at the end of year one and 30% at the end of years two and three and are issued annually as common stock in accordance with the percentage vested. The restricted stock/unit plan was also established to attract, motivate, and retain experienced and knowledgeable independent directors. Vesting for grants of restricted stock/units to directors occurred immediately upon grant. The issuance of common stock for directors currently occurs when their service on the Board ends. No new grants will be made under the legacy restricted stock/unit plan as all future incentive compensation, including restricted stock, will be granted under programs of the omnibus incentive plan. For grants under the omnibus incentive plan, directors continue to immediately vest in the shares upon grant but are provided the option to defer receipt of equity compensation until they leave the Board of Directors. With regard to management, grants of time-lapse restricted stock vest based on the same percentages indicated above under the legacy program.
Performance-based incentive opportunities under the omnibus plan were granted to all officers of Southwest in the form of performance shares and will be based on, depending on the officer, consolidated earnings per share, utility net income, and utility return on equity, with an adjustment based on relative total shareholder return, in each case, measured over a three-year performance period from January 1, 2018 to December 31, 2020 for the performance shares granted in 2018, and from January 1, 2017 to December 31, 2019 for the performance shares granted in 2017. Southwest recorded $2.1 million and $1.2 million of estimated compensation expense associated with these shares during 2018 and 2017, respectively.
The following table summarizes the activity of the management incentive plan shares and restricted stock/units as of December 31, 2018 (thousands of shares):

	Management Incentive Plan Shares	Weighted- average grant date fair value	Restricted Stock/ Units (1)	Weighted- average grant date fair value
Nonvested/unissued at December 31, 2017	127	$63.98	305	$57.41
Granted	—		77	69.16
Dividends	2		7
Forfeited or expired	(1)	66.86	(1)	72.39
Vested and issued (2)	(63)	59.41	(65)	71.00
Nonvested/unissued at December 31, 2018	65	$66.51	323	$56.16

(1)	The number of securities granted includes 34,000 performance shares, which was derived by assuming that target performance will be achieved during the relevant performance period.

(2)	Includes shares for retiree payouts and those converted for taxes.
The weighted average grant date fair value of management incentive plan shares granted in 2017 and 2016 was $85.44 and $59.05, respectively. The weighted average grant date fair value of restricted stock/units granted in 2017 and 2016 was $85.39 and $60.39, respectively.
As of December 31, 2018, total compensation cost related to nonvested management incentive plan shares and restricted stock/units not yet recognized is $4.0 million, which is expected to be recognized over a weighted average period of 1.5 years.

Note 13 - Income Taxes
On December 22, 2017, the TCJA was enacted. The majority of the provisions of the TCJA are effective for taxable years beginning after December 31, 2017. The TCJA significantly changes the taxation of business entities with specific provisions for regulated public utilities, such as Southwest.
The following are the major provisions (not all-inclusive) of the TCJA’s impact on the Company and Southwest:

•	Reduction of the federal income tax rate from 35% to 21%, effective January 1, 2018.

•	Bonus depreciation considerations for utility property placed-in-service after September 27, 2017.

•	100% bonus depreciation for most non-utility property placed-in-service after September 27, 2017.

•	Interest expense limitations for interest allocable to non-utility businesses. Interest expense allocable to utility businesses will have no limitation.
Under U.S. GAAP, specifically ASC Topic 740 “Income Taxes” (“ASC 740”), the tax effects of changes in tax laws must be recognized in the period in which the law is enacted. Therefore, the TCJA impacted the Company’s and Southwest’s financial statements in the fourth quarter of 2017. ASC 740 also requires deferred tax assets and liabilities to be re-measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Thus, at the date of enactment, the Company’s deferred taxes were re-measured using the new federal income tax rate (21%). For regulated entities, the reduction in plant-related deferred tax liabilities is recorded as a regulatory liability to be refunded to customers. For unregulated operations, the change in deferred taxes is recorded as an adjustment to deferred tax expense.

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
Southwest and the Company included provisional reasonable estimates for the measurement and accounting of the effects of the TCJA, which were reflected in the consolidated financial statements as of and for the year ended December 31, 2017. The Company and Southwest continued to analyze and refine the estimate and classification of all provisional items, during the measurement period, as additional accounting, regulatory, and U.S. Treasury guidance was provided. Adjustments made to the provisional amounts allowed under SAB 118 were identified and recorded as discrete adjustments during the year ended December 31, 2018. The accounting was completed in the fourth quarter of 2018.
Southwest Gas Holdings, Inc.:
The following is a summary of income before taxes and noncontrolling interest for domestic and foreign operations (thousands of dollars):

Year ended December 31,	2018	2017	2016
U.S.	$235,120	$246,131	$218,810
Foreign	8,216	12,899	12,713
Total income before income taxes	$243,336	$259,030	$231,523

Income tax expense (benefit) consists of the following (thousands of dollars):

Year Ended December 31,	2018	2017	2016
Current:
Federal	$(13,476)	$(1,316)	$541
State	(3,219)	2,965	5,748
Foreign	2,563	5,203	4,298
	(14,132)	6,852	10,587
Deferred:
Federal	67,784	58,443	68,270
State	8,901	1,837	140
Foreign	(869)	(2,044)	(529)
	75,816	58,236	67,881
Total income tax expense	$61,684	$65,088	$78,468

Deferred income tax expense (benefit) consists of the following significant components (thousands of dollars):

Year Ended December 31,	2018	2017	2016
Deferred federal and state:
Property-related items	$94,899	$44,516	$76,217
Purchased gas cost adjustments	(3,507)	8,500	361
Employee benefits	(7,334)	(2,517)	(1,327)
Regulatory Adjustments	2,412	14,401	6,322
All other deferred	(10,041)	(5,935)	(12,854)
Total deferred federal and state	76,429	58,965	68,719
Deferred ITC, net	(613)	(729)	(838)
Total deferred income tax expense	$75,816	$58,236	$67,881
A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate for 2018, 2017, and 2016 (and the sources of these differences and the effect of each) are summarized as follows:

Year Ended December 31,	2018	2017	2016
U.S. federal statutory income tax rate	21.0%	35.0%	35.0%
Net state taxes	2.9	1.1	1.4
Tax credits	(0.3)	(0.4)	(0.4)
Company owned life insurance	0.1	(1.6)	(1.2)
Change in U.S. Federal Income Tax Rate	—	(7.8)	—
All other differences	1.6	(1.2)	(0.9)
Consolidated effective income tax rate	25.3%	25.1%	33.9%

Deferred tax assets and liabilities consist of the following (thousands of dollars):

December 31,	2018	2017
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$105,791	$98,912
Employee benefits	39,215	31,323
Alternative minimum tax credit	21,603	4,390
Net operating losses and credits	13,125	11,460
Interest rate swap	2,235	3,037
Other	17,215	13,870
Valuation allowance	(1,132)	(728)
	198,052	162,264
Deferred tax liabilities:
Property-related items, including accelerated depreciation	678,307	598,371
Regulatory balancing accounts	6,097	6,067
Unamortized ITC	368	981
Debt-related costs	3,110	3,380
Intangibles	7,807	7,656
Other	30,300	21,289
	725,989	637,744
Net noncurrent deferred tax liabilities	$527,937	$475,480

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (thousands of dollars):

	2018	2017
Unrecognized tax benefits at beginning of year	$1,430	$1,231
Gross increases – tax positions in prior period	—	100
Gross decreases – tax positions in prior period	459	—
Gross increases – current period tax positions	—	99
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$971	$1,430
Southwest Gas Corporation:
The following is a summary of income before taxes for continuing and discontinued operations (refer to Note 1 - Background, Organization, and Summary of Significant Accounting Policies) (thousands of dollars):

Year ended December 31,	2018	2017	2016
Income from continuing operations before income taxes	$182,833	$219,953	$178,007
Income from discontinued operations before income taxes	—	—	53,516
Total income before income taxes	$182,833	$219,953	$231,523

Income tax expense (benefit) consists of the following (thousands of dollars):

Year Ended December 31,	2018	2017	2016
Current:
Federal	$(17,584)	$318	$(9,695)
State	(6,783)	1,420	2,510
	(24,367)	1,738	(7,185)
Deferred:
Federal	58,136	60,662	66,037
State	10,222	735	(268)
	68,358	61,397	65,769
Total income tax expense from continuing operations	43,991	63,135	58,584
Discontinued operations	—	—	19,884
Total income tax expense	$43,991	$63,135	$78,468
Deferred income tax expense (benefit) consists of the following significant components (thousands of dollars):

Year Ended December 31,	2018	2017	2016
Deferred federal and state:
Property-related items	$67,576	$49,129	$72,811
Purchased gas cost adjustments	(3,507)	8,500	361
Employee benefits	2,156	(5,707)	(139)
Regulatory Adjustments	2,412	14,401	6,322
All other deferred	334	(4,197)	(12,748)
Total deferred federal and state	68,971	62,126	66,607
Deferred ITC, net	(613)	(729)	(838)
Total deferred income tax expense	$68,358	$61,397	$65,769
A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate for 2018, 2017, and 2016 (and the sources of these differences and the effect of each) are summarized as follows:

Year Ended December 31,	2018	2017	2016
U.S. federal statutory income tax rate	21.0%	35.0%	35.0%
Net state taxes	2.1	0.6	0.8
Tax credits	(0.4)	(0.4)	(0.5)
Company owned life insurance	0.3	(1.7)	(1.5)
Change in U.S. Federal Income Tax Rate	—	(3.6)	—
All other differences	1.1	(1.2)	(0.9)
Effective income tax rate from continuing operations	24.1%	28.7%	32.9%

Deferred tax assets and liabilities consist of the following (thousands of dollars):

December 31,	2018	2017
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$105,791	$98,912
Employee benefits	17,337	18,707
Alternative minimum tax credit	21,603	4,390
Net operating losses and credits	4,557	10,070
Interest rate swap	2,235	3,037
Other	9,386	8,820
Valuation allowance	(37)	(58)
	160,872	143,878
Deferred tax liabilities:
Property-related items, including accelerated depreciation	614,205	561,493
Regulatory balancing accounts	6,097	6,067
Unamortized ITC	368	981
Debt-related costs	3,110	3,380
Other	27,550	17,200
	651,330	589,121
Net deferred tax liabilities	$490,458	$445,243
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (thousands of dollars):

	2018	2017
Unrecognized tax benefits at beginning of year	$1,069	$903
Gross increases – tax positions in prior period	—	67
Gross decreases – tax positions in prior period	98	—
Gross increases – current period tax positions	—	99
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$971	$1,069
The Company’s regulated operations accounting for income taxes is impacted by the FASB’s ASC 980 – Regulated Operations. Reductions in accumulated deferred income tax balances due to the reduction in the corporate income tax rates to 21% under the provisions of the TCJA may result in a refund of excess deferred taxes to customers, generally through reductions in future rates. The TCJA includes provisions that stipulate how these excess deferred taxes may be passed back to customers for certain accelerated tax depreciation benefits. Potential refunds of other deferred taxes will be determined in conjunction with appropriate regulatory commissions. As part of the recently concluded Nevada general rate case, excess deferred taxes will begin being refunded to customers starting in January 2019. The December 31, 2018 balance sheets of Southwest and the Company reflect the impact of the TCJA with a recorded regulatory liability of $456 million.

The Company and its subsidiaries file a consolidated federal income tax return in the U.S. and in various states, as well as in Canada. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or Canadian income tax examinations for years before 2014.
The Company and each of its subsidiaries, including Southwest, participate in a tax sharing agreement to establish the method for allocating tax benefits and losses among members of the consolidated group. The consolidated federal income tax is apportioned among the subsidiaries using a separate return method.
At December 31, 2018, the Company has a federal net operating loss carryforward of $62.5 million which may be carried forward indefinitely. The Company also has general business credits of $3.5 million, which begin to expire in 2035. The Company has net capital loss carryforwards of $107,000, which will begin to expire in 2019. At December 31, 2018, the Company has an income tax net operating loss carryforward related to Canadian operations of $7.6 million, which begins to expire in 2034.
Management intends to continue to permanently reinvest any future foreign earnings in Canada.

In assessing whether uncertain tax positions should be recognized in its financial statements, management first determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluations of whether a tax position has met the more-likely-than-not recognition threshold, management presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. For tax positions that meet the more-likely-than-not recognition threshold, management measures the amount of benefit recognized in the financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Unrecognized tax benefits are recognized in the first financial reporting period in which information becomes available indicating that such benefits will more-likely-than-not be realized. For each reporting period, management applies a consistent methodology to measure unrecognized tax benefits, and all unrecognized tax benefits are reviewed periodically and adjusted as circumstances warrant. Measurement of unrecognized tax benefits is based on management’s assessment of all relevant information, including prior audit experience, the status of audits, conclusions of tax audits, lapsing of applicable statutes of limitation, identification of new issues, and any administrative guidance or developments.
At December 31, 2018, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $1 million individually for both the Company and Southwest. No significant increases or decreases in unrecognized tax benefit are expected within the next 12 months.
The Company and Southwest recognize interest expense and income and penalties related to income tax matters in income tax expense. There was no tax-related interest income for 2018, 2017, and 2016.
Note 14 - Derivatives
Derivatives.    In managing its natural gas supply portfolios, Southwest has historically entered into fixed- and variable-price contracts, which qualify as derivatives. Additionally, Southwest utilizes fixed-for-floating swap contracts (“Swaps”) to supplement its fixed-price contracts. The fixed-price contracts, firm commitments to purchase a fixed amount of gas in the future at a fixed price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business, and are exempt from fair value reporting. The variable-price contracts qualify as derivative instruments; however, because the contract price is the prevailing price at the future transaction date, the contract has no determinable fair value. The Swaps’ contract prices are determined at the beginning of each month to reflect that month’s published first of month index price and are recorded at fair value. Southwest does not utilize derivative financial instruments for speculative purposes, nor does it have trading operations.
The fixed-price contracts and Swaps are utilized by Southwest under its volatility mitigation programs to effectively fix the price on a portion (up to 25% in the Arizona and California jurisdictions) of its natural gas supply portfolios. The maturities of the Swaps highly correlate to forecasted purchases of natural gas, during time frames ranging from January 2019 through October 2020. Under such contracts, Southwest pays the counterparty a fixed rate and receives from the counterparty a floating rate per MMBtu (“dekatherm”) of natural gas. Only the net differential is actually paid or received. The differential is calculated based on the notional amounts under the contracts, which are detailed in the table below (thousands of dekatherms):

	December 31, 2018	December 31, 2017
Contract notional amounts	13,387	10,929
The following table sets forth the gains and (losses) recognized on Southwest’s Swaps (derivatives) for the years ended December 31, 2018, 2017, and 2016 and their location in the Consolidated Statements of Income:

Instrument	Location of Gain or (Loss) Recognized in Income on Derivative	2018		2017		2016
Swaps	Net cost of gas sold	$(2,113)		$(11,572)		$5,006
Swaps	Net cost of gas sold	2,113	*	11,572	*	(5,006)	*
Total		$—		$—		$—
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

The following table sets forth the fair values of the Swaps and their location in the Consolidated Balance Sheets of Southwest and the Company (thousands of dollars).
Fair values of derivatives not designated as hedging instruments:

December 31, 2018
Instrument	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Net Total
Swaps	Prepaid and other current assets	$243	$(99)	$144
Swaps	Other current liabilities	1,595	(3,347)	(1,752)
Swaps	Other deferred credits	141	(251)	(110)
Total		$1,979	$(3,697)	$(1,718)

December 31, 2017
Instrument	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Net Total
Swaps	Deferred charges and other assets	$11	$(4,468)	$(4,457)
Swaps	Prepaid and other current assets	19	(1,342)	(1,323)
Total		$30	$(5,810)	$(5,780)
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
Pursuant to regulatory deferral accounting treatment for rate-regulated entities, unrealized gains and losses in fair value of the Swaps are recorded as a regulatory asset and/or liability. When the Swaps mature, any prior positions held are reversed and the settled position is recorded as an increase or decrease of purchased gas under the related PGA mechanism in determining deferred PGA balances. Neither changes in fair value, nor settled amounts, of Swaps have a direct effect on earnings or other comprehensive income.
The following table presents the amounts paid to and received from counterparties for settlements of matured Swaps.

	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
(Thousands of dollars)
Paid to counterparties	$6,781	$3,100	$5,583
Received from counterparties	$606	$1,685	$726

 The following table details the regulatory assets/(liabilities) offsetting the derivatives at fair value in the Consolidated Balance Sheets (thousands of dollars).

December 31, 2018 Instrument	Balance Sheet Location	Net Total
Swaps	Other current liabilities	$(144)
Swaps	Prepaid and other current assets	1,752
Swaps	Deferred charges and other assets	110

December 31, 2017 Instrument	Balance Sheet Location	Net Total
Swaps	Prepaid and other current assets	$4,457
Swaps	Deferred charges and other assets	1,323
Fair Value Measurements.     The estimated fair values of Southwest’s Swaps were determined at December 31, 2018 and December 31, 2017 using futures settlement prices, published by the CME Group, for the delivery of natural gas at Henry Hub adjusted by the prices of basis future settlements, which reflect the difference between the price of natural gas at a given delivery basin and the Henry Hub pricing points. These Level 2 inputs are observable in the marketplace throughout the full term of the Swaps, but have been credit-risk adjusted with no significant impact to the overall fair value measurement.
The following table sets forth, by level within the three-level fair value hierarchy that ranks the inputs used to measure fair value by their reliability, financial assets and liabilities that were accounted for at fair value:
Level 2 – Significant other observable inputs

	December 31, 2018	December 31, 2017
(Thousands of dollars)
Assets at fair value:
Prepaid and other current assets – Swaps	$144	$—
Deferred charges and other assets – Swaps	—	—
Liabilities at fair value:
Other current liabilities – Swaps	(1,752)	(4,457)
Other deferred credits – Swaps	(110)	(1,323)
Net Assets (Liabilities)	$(1,718)	$(5,780)
No financial assets or liabilities associated with the Swaps, which were accounted for at fair value, fell within Level 1 or Level 3 of the fair value hierarchy.
Note 15 - Segment Information
The Company’s operating segments are determined based on the nature of their activities. The natural gas operations segment is engaged in the business of purchasing, distributing, and transporting natural gas. Revenues are generated from the distribution and transportation of natural gas. The utility infrastructure services segment is primarily engaged in the business of providing utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems, and providing industrial construction solutions. Although our utility infrastructure services operations are geographically dispersed, they are aggregated and reported as a single segment as each reporting unit has similar economic characteristics. Over 99% of the total Company’s long-lived assets are in the U.S.
The accounting policies of the reported segments are the same as those described within Note 1 - Background, Organization, and Summary of Significant Accounting Policies. Centuri accounts for the services provided to Southwest at contractual prices at contract inception. Accounts receivable for these services, which are not eliminated during consolidation, are presented in the table below (in thousands).

	December 31, 2018	December 31, 2017
Accounts receivable for Centuri services	$18,830	$12,987
The following table presents the amount of revenues for both segments by geographic area (thousands of dollars):

	December 31, 2018	December 31, 2017	December 31, 2016
Revenues (a)
United States	$2,664,670	$2,345,134	$2,256,600
Canada	215,343	203,658	203,890
Total	$2,880,013	$2,548,792	$2,460,490

(a)	Revenues are attributed to countries based on the location of customers.

The Company has two reportable segments: natural gas operations and utility infrastructure services. Southwest has a single reportable segment that is referred to herein as the natural gas operations segment of the Company. In order to reconcile to net income as disclosed in the Consolidated Statements of Income, an Other column is included associated with impacts related to corporate and administrative activities related to Southwest Gas Holdings, Inc. The financial information pertaining to the natural gas operations and utility infrastructure services segments for each of the three years in the period ended December 31, 2018 is as follows (thousands of dollars):

2018	Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from unaffiliated customers	$1,357,728	$1,386,371	$—	$2,744,099
Intersegment sales	—	135,914	—	135,914
Total	$1,357,728	$1,522,285	$—	$2,880,013
Interest revenue	$6,020	$88	$—	$6,108
Interest expense	$81,740	$14,190	$741	$96,671
Depreciation and amortization	$191,816	$57,396	$—	$249,212
Income tax expense	$43,991	$18,420	$(727)	$61,684
Segment net income	$138,842	$44,977	$(1,542)	$182,277
Segment assets	$6,141,584	$1,215,573	$572	$7,357,729
Capital expenditures	$682,869	$83,045	$—	$765,914

2017	Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from unaffiliated customers	$1,302,308	$1,149,325	$—	$2,451,633
Intersegment sales	—	97,159	—	97,159
Total	$1,302,308	$1,246,484	$—	$2,548,792
Interest revenue	$2,784	$3	$—	$2,787
Interest expense	$69,733	$7,986	$345	$78,064
Depreciation and amortization	$201,922	$49,029	$—	$250,951
Income tax expense	$63,135	$2,390	$(437)	$65,088
Segment net income	$156,818	$38,360	$(1,337)	$193,841
Segment assets	$5,482,669	$752,496	$1,901	$6,237,066
Capital expenditures	$560,448	$63,201	$—	$623,649

2016	Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from unaffiliated customers	$1,321,412	$1,040,957	$—	$2,362,369
Intersegment sales	—	98,121	—	98,121
Total	$1,321,412	$1,139,078	$—	$2,460,490
Interest revenue	$1,848	$1	$—	$1,849
Interest expense	$66,997	$6,663	$—	$73,660
Depreciation and amortization	$233,463	$55,669	$—	$289,132
Income tax expense	$58,584	$19,884	$—	$78,468
Segment net income	$119,423	$32,618	$—	$152,041
Segment assets	$5,001,756	$579,370	$—	$5,581,126
Capital expenditures	$457,120	$72,411	$—	$529,531

Note 16 - Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
(Thousands of dollars, except per share amounts)
2018
Southwest Gas Holdings, Inc.:
Operating revenues	$754,330	$670,883	$668,146	$786,654
Operating income (4)	129,560	53,338	39,681	134,854
Net income	78,294	21,551	12,331	131,160
Net income attributable to Southwest Gas Holdings, Inc.	79,091	21,551	12,331	69,304
Basic earnings per common share (1)	1.63	0.44	0.25	1.36
Diluted earnings per common share (1)	1.63	0.44	0.25	1.36

Southwest Gas Corporation:
Operating revenues	$494,313	$275,679	$217,523	$370,213
Operating income (4)	141,173	24,675	3	115,962
Net income (loss)	90,349	2,622	(13,670)	59,541

2017
Southwest Gas Holdings, Inc.:
Operating revenues	$654,737	$560,469	$593,153	$740,433
Operating income (4)	124,347	48,265	34,988	135,524
Net income	69,005	18,121	10,420	96,396
Net income attributable to Southwest Gas Holdings, Inc.	69,308	17,864	10,204	96,465
Basic earnings per common share (1)	1.46	0.38	0.21	2.00
Diluted earnings per common share (1)	1.45	0.37	0.21	2.00

Southwest Gas Corporation:
Operating revenues	$462,602	$260,162	$213,059	$366,485
Operating income (4)	135,922	32,346	9,921	117,885
Net income (loss)	76,938	9,522	(4,024)	74,382

	Quarter Ended
	March 31	June 30	September 30	December 31
2016
Southwest Gas Holdings, Inc.: (2)
Operating revenues	$731,248	$547,748	$539,969	$641,525
Operating income (4)	139,036	33,057	20,478	122,903
Net income (loss)	75,355	9,099	2,907	65,694
Net income attributable to Southwest Gas Holdings, Inc.	75,446	8,943	2,472	65,180
Basic earnings per common share (1)	1.59	0.19	0.05	1.37
Diluted earnings per common share (1)	1.58	0.19	0.05	1.36

Southwest Gas Corporation: (2) (3)
Operating revenues
Continuing operations	$525,100	$255,648	$200,179	$340,485
Discontinued operations – utility infrastructure services	206,148	292,100	339,790	301,040
Total	$731,248	$547,748	$539,969	$641,525
Operating income (loss) (4)
Continuing operations	$140,885	$20,210	$(5,292)	$100,685
Discontinued operations – utility infrastructure services	(1,849)	12,847	25,770	22,218
Total	$139,036	$33,057	$20,478	$122,903
Net income (loss)
Continuing operations	$77,583	$2,358	$(12,405)	$51,887
Discontinued operations – utility infrastructure services	(2,137)	6,585	14,877	13,293
Total	$75,446	$8,943	$2,472	$65,180

(1)	The sum of quarterly earnings (loss) per average common share may not equal the annual earnings (loss) per share due to the ongoing change in the weighted-average number of common shares.

(2)
Refer to Notes 1 and 18. Effective 2017, Southwest Gas Holdings, Inc. (“Company) is the successor equity issuer to Southwest Gas Corporation (“Southwest”). Both Southwest and Centuri became subsidiaries of the Company.

(3)	Periods prior to 2017 depict Centuri amounts as discontinued operations of Southwest.

(4)
Periods prior to 2018 depict revised operating income for the reclassification of non-service components of net periodic benefit costs, associated with pensions and other post-retirement benefits, out of the operations and maintenance line item of both the Company’s and Southwest’s Condensed Consolidated Statements of Income due to the adoption of ASU 2017-07. The resultant figures for Operating income, but not Net income, were increased accordingly to reflect reclassification. See Note 11 - Pension and Other Postretirement Benefits for further information relating to the adoption of this update.

The demand for natural gas is seasonal, and it is the opinion of management that comparisons of earnings for interim periods do not reliably reflect overall trends and changes in operations. Also, the timing of general rate relief can have a significant impact on earnings for interim periods.
Note 17 - Utility Infrastructure Services Noncontrolling Interests
In conjunction with the acquisition of the Canadian utility infrastructure services businesses in October 2014, the previous owners of the acquired companies retained a 3.4% equity interest in Centuri, which, subject to an eligibility timeline, would have been redeemable (in its entirety) at the election of the noncontrolling parties beginning in July 2022. In August 2017, in advance of when otherwise eligible, the parties agreed to a redemption. Southwest Gas Holdings, Inc. paid $23 million to the previous owners, thereby acquiring the remaining 3.4% equity interest in Centuri. Accordingly, Centuri is now a wholly owned subsidiary of the Company.
In connection with the acquisition of Linetec in November 2018, the previous owner retained a 20% equity interest in Linetec, subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2022, the Company has the right, but not the obligation, to purchase at fair value (subject to a floor) a portion of the interest held by the noncontrolling party, and in incremental amounts each year thereafter. The shares subject to the election cumulate (if earlier elections are not made) such that 100% of the interest retained by the noncontrolling party is subject to the election beginning in 2024. If the Company does not exercise its rights at each or any of the specified intervals, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring Centuri to purchase a similar portion of their interest up to the maximum cumulative amounts specified and at each interval discussed above. The outstanding noncontrolling interest is not subject to minimum purchase provisions and following the eligibility dates for the elections, they do not expire. The redemption price represents the greater of fair value of the ownership interest to be redeemed on the redemption date or a floor amount under the terms of the agreement.

The Company has determined that this noncontrolling interest is a redeemable noncontrolling interest and, in accordance with SEC guidance, is classified as mezzanine equity (temporary equity) in the Company’s Consolidated Balance Sheets. As of November 30, 2018, the redeemable noncontrolling interest was reported at its estimated fair value of $81.7 million. The fair value was estimated using a market approach that utilizes certain financial metrics from guideline public companies of similar industry and operating characteristics; however, no significant change in the fair value occurred through December 31, 2018. Changes in the value of the redeemable noncontrolling interest will be recognized as they occur and the carrying value will be adjusted accordingly at each quarterly reporting date. Generally, adjustments to the redemption value are expected to impact retained earnings, but not net income.

The following depicts changes to the balance of the redeemable noncontrolling interest between the indicated periods.

Redeemable Noncontrolling Interest
(Thousands of dollars):
Balance, December 31, 2016	$22,590
Net Income (loss) attributable to redeemable noncontrolling interest	248
Foreign currency exchange translation adjustment	11
Centuri distribution to redeemable noncontrolling interest	(204)
Adjustment to redemption value	355
Redemption of Centuri shares from noncontrolling parties	(23,000)
Balance, December 31, 2017	—
Redeemable noncontrolling interest acquired	81,659
Net income attributable to redeemable noncontrolling interest	172
Balance, December 31, 2018	$81,831

Centuri also holds a 95% interest in a venture to market natural gas engine-driven heating, ventilating, and air conditioning technology and products. Centuri consolidates the entity (IntelliChoice Energy, LLC) as a majority-owned subsidiary. The interest is immaterial to the consolidated financial statements, but is identified as the Noncontrolling interest within Total equity on the Company’s Consolidated Balance Sheets.
Note 18 - Reorganization Impacts - Discontinued Operations Solely Related to Southwest Gas Corporation
In association with the January 2017 holding company reorganization, no substantive change occurred with regard to the Company’s business segments on the whole. Centuri operations remain part of continuing operations of the controlled group of companies, and financial information related to Centuri continues to be included in the consolidated financial statements of the Company. While Centuri has since expanded its footprint with the Linetec and Neuco acquisitions (See Note 19 - Business Acquisitions), its core business has remained consistent.
As part of the holding company reorganization, however, Centuri is no longer a subsidiary of Southwest; whereas historically, Centuri had been a direct subsidiary of Southwest. To give effect to this change, the consolidated financial statements related to Southwest, which are separately included in this report, depict Centuri-related amounts as discontinued operations for periods prior to January 2017.

Due to the discontinued operations accounting reflection, the following table presents the major income statement components of discontinued operations – utility infrastructure services reported in the Consolidated Income Statements of Southwest for the period prior to the beginning of 2017:

Results of Utility Infrastructure Services

Year Ended December 31,
2016
(Thousands of dollars)
Utility infrastructure services revenues	$1,139,078
Operating expenses:
Utility infrastructure services expenses	1,024,423
Depreciation and amortization	55,669
Operating income	58,986
Other income (deductions)	1,193
Net interest deductions	6,663
Income before income taxes	53,516
Income tax expense	19,884
Net income	33,632
Net income attributable to noncontrolling interests	1,014
Discontinued operations – utility infrastructure services – net income	$32,618
Note 19 - Business Acquisitions
As indicated in Note 1 - Background, Organization, and Summary of Significant Accounting Policies, on November 30, 2018, the Company, through its subsidiaries, led principally by Centuri, completed the acquisition of an 80% interest in a privately held utility infrastructure services business, Linetec Services, LLC (“Linetec”) for approximately $326.6 million, with the remaining 20% retained by the seller. The above figure includes unremitted amounts as of the closing date as follows: $30 million associated with the subsequent collection of Linetec unbilled customer receivable balances recorded at their estimated realizable values as of the acquisition date, $29.6 million of seller liabilities related to future payments to certain Linetec employees, and $16.9 million representing consideration held back for estimated purchase price and working capital adjustments to be paid during 2019. Additionally, $24.1 million of consideration transferred related to future estimated tax payments related to a mutual 338(h)(10) election under U.S. Treasury regulations (deemed asset sale/purchase under those tax regulations). In December 2018, $25 million of the $29.6 million referred to above was paid to certain Linetec employees.
The acquisition will extend the utility services operations in the southeastern region of the U.S. and provide additional opportunities for expansion of the amount of work Centuri performs for electric utilities. Funding for the acquisition was provided by a portion of net proceeds from the Company’s equity offering in November 2018 and from Centuri’s $590 million secured revolving credit and term loan facility, as amended, described below and in Note 7 - Common Stock and Note 8 - Long-Term Debt.
The Company is currently performing a detailed valuation analysis of the assets and liabilities of the acquired company, which was substantially completed during the fourth quarter of 2018. Certain payments were estimated as of the acquisition date and will be adjusted when finally paid in 2019. The necessary analysis will consider acquired intangibles including customer relationships, trade names, and customer contracts. Based on preliminary results, a substantial majority of the purchase price will be allocated to goodwill and other finite-lived intangible assets.
Assets acquired and liabilities assumed in the transaction were recorded, generally, at their acquisition date fair values. Transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data (including market data, data regarding customers of the acquired businesses, terms of acquisition-related agreements, analysis of historical and projected results, and other types of data). The analysis included consideration of types of intangibles that were acquired, including customer relationships, trade names, and customer contracts. The final purchase accounting has not yet been completed. Further refinement is expected to occur, including potential changes to income taxes and intangibles, as well as additional consideration payments held back.

The preliminary estimated fair values of assets acquired and liabilities assumed as of November 30, 2018, are as follows (in millions of dollars):

Cash and cash equivalents	$3.9
Accounts receivable	32.8
Revenue earned on contracts in progress in excess of billings	21.6
Prepaid expenses and other current assets	1.1
Property and equipment	89.4
Intangible assets	89.3
Goodwill	188.5
Total assets acquired	426.6

Accounts payable	8.0
Accrued liabilities	6.9
Deferred compensation and related accrued taxes	3.4
Redeemable noncontrolling interest	81.7
Total liabilities assumed and noncontrolling interest	100.0
Net assets acquired	$326.6

Goodwill consists of the value associated with the assembled workforce, consolidation of operations, and the estimated economic value attributable to future opportunities related to the transaction. As the business of Linetec was deemed an asset purchase for tax purposes, the $188.5 million of tax-basis goodwill is expected to be deductible for tax purposes. As of the acquisition date, other intangible assets totaled $89.3 million which will be amortized over a weighted-average life of 19 years. Of the $89.3 million of intangible assets, $79 million is attributable to customer relationships with an assigned life of 20 years, $10 million is attributable to a trade name with a 15-year useful life, and $300,000 is attributable to customer contracts with a useful life of one year. The intangible assets other than goodwill are included in Other property and investments in the Company’s Consolidated Balance Sheets.
The unaudited pro forma consolidated financial information for fiscal 2018 and fiscal 2017 (assuming the acquisition of Linetec occurred as of the beginning fiscal 2017) is as follows (in thousands of dollars, except per share amounts):

	Year Ended December 31,
	2018	2017
Total operating revenues	$3,037,209	$2,626,721
Net income attributable to Southwest Gas Holdings, Inc.	$187,642	$192,368
Basic earnings per share	$3.80	$4.01
Diluted earnings per share	$3.79	$4.01
Acquisition costs of $6.9 million that were incurred during 2018, and included in Utility infrastructure expenses in the Consolidated Statements of Income, were excluded from the 2018 unaudited pro forma consolidated financial information shown above and included in the 2017 amounts. No material nonrecurring pro forma adjustments directly attributable to the business combination were included in the unaudited pro forma consolidated financial information.
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
Actual results from Linetec operations, excluding transaction costs incurred by Centuri, included in the Consolidated Statements of Income since the date of acquisition are as follows (in thousands of dollars):

Year ended December 31, 2018
Utility infrastructure services revenues	$14,119
Net income attributable to Southwest Gas Holdings, Inc.	690
In November 2017, the Company, through its subsidiaries, led principally by Centuri, completed the acquisition of Neuco, a privately held utility infrastructure services business, for approximately $99 million, less assumed debt. The acquisition extended the utility infrastructure services to the Northeastern region of the U.S., and provided additional opportunities for expansion. Funding for the acquisition was primarily provided by Centuri’s revolving credit and term loan facilities, described in Note 8 - Long-Term Debt.
Assets acquired and liabilities assumed in the transaction were recorded, generally, at their acquisition date fair values. Transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data (including market data, data regarding customers of the acquired businesses, terms of acquisition-related agreements, analysis of historical and projected results, and other types of data). The analysis included consideration of types of intangibles that were acquired, including non-competition agreements, customer relationships, trade names, and work backlog. The final purchase accounting has been completed.
The fair values of assets acquired and liabilities assumed as of November 1, 2017, the acquisition date, were as follows (in millions of dollars):

Cash and cash equivalents	$0.8
Contracts receivable	18.3
Other receivables	5.4
Property, plant and equipment	15.1
Prepaid expenses and deposits	1.6
Intangible assets	44.8
Goodwill	32.2
Total assets acquired	118.2
Current liabilities	(18.6)
Other long-term liabilities	(0.3)
Net assets acquired	$99.3

The allocation of the purchase price of Neuco was accounted for in accordance with applicable accounting guidance. Goodwill, which is generally not deductible for tax purposes, consists of the value associated with the assembled workforce and consolidation of operations. However, as the business of Neuco was acquired via asset purchase for tax purposes, the approximately $32 million of tax-basis goodwill is expected to be deductible for tax purposes. Following a one-year post-acquisition measurement period, the values were adjusted as reflected in the table above, with no significant overall impact to the Company’s consolidated balance sheets.
The unaudited pro forma consolidated financial information for fiscal 2017 is as follows (in thousands of dollars, except per share amounts):

Year Ended December 31,
2017
Total operating revenues	$2,639,452
Net income attributable to Southwest Gas Holdings, Inc.	$203,245
Basic earnings per share	$4.24
Diluted earnings per share	$4.24

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
The Company incurred and expensed acquisition costs of $2.6 million related to the acquisition. No acquisition-related costs were incurred during 2018.

MANAGEMENT’S REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Southwest Gas Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined by Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. See Item 9A Controls and Procedures of the 2018 Form 10-K for a discussion regarding the scope of management’s assessment due to the recent acquisition of Linetec Services, LLC, which is excluded from management’s report on internal control over financial reporting. Existing assets of the acquired business represents 2% of consolidated total assets and 1% of consolidated revenues for the year ended December 31, 2018 and is not significant to the Company’s consolidated financial statements. Under the supervision and with the participation of Southwest Gas Holdings, Inc. management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that the internal control over financial reporting was effective as of December 31, 2018. The effectiveness of internal control over financial reporting as of December 31, 2018 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report which is included herein.
Management of Southwest Gas Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Corporation management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that Southwest Gas Corporation’s internal control over financial reporting was effective as of December 31, 2018. This annual report does not include an attestation report of Southwest Gas Corporation’s registered public accounting firm regarding internal control over financial reporting pursuant to rules of the Securities and Exchange Commission that permit Southwest Gas Corporation to provide only this management’s report in this annual report.
February 28, 2019

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Southwest Gas Holdings, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2018 and December 31, 2017, and the related consolidated statements of income, comprehensive income, equity and redeemable noncontrolling interest, and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
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

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Linetec Services, LLC from its assessment of internal control over financial reporting as of December 31, 2018 because it was acquired by the Company in a purchase business combination during 2018. We have also excluded Linetec Services, LLC from our audit of internal control over financial reporting. Linetec Services, LLC is a majority-owned subsidiary whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent 2% and 1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2018.

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
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 28, 2019
We have served as the Company or its predecessor’s auditor since 2002.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Southwest Gas Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Southwest Gas Corporation and its subsidiaries (the “Company”) as of December 31, 2018 and December 31, 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
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
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 28, 2019
We have served as the Company’s auditor since 2002.

