Form 10-K, Exhibit 13
period 2019-12-31
Southwest Gas Holdings, Inc.; SOUTHWEST GAS CORP
filed 2020-03-02
CIK 1692115, 92416

Exhibit 13.01
Consolidated Selected Financial Data
Southwest Gas Holdings, Inc.

	Year Ended December 31,
(Thousands of dollars, except per share amounts)	2019	2018	2017	2016	2015
Operating revenues	$3,119,917	$2,880,013	$2,548,792	$2,460,490	$2,463,625
Operating expenses (1)	2,748,106	2,522,580	2,205,668	2,145,016	2,151,926
Operating income (1)	$371,811	$357,433	$343,124	$315,474	$311,699
Net income attributable to Southwest Gas Holdings, Inc.	$213,936	$182,277	$193,841	$152,041	$138,317
Total assets (2)	$8,170,048	$7,357,729	$6,237,066	$5,581,126	$5,358,685
Capitalization:
Total equity	$2,505,914	$2,251,590	$1,812,403	$1,661,273	$1,592,325
Redeemable noncontrolling interest	84,542	81,831	—	22,590	16,108
Long-term debt, excluding current maturities	2,300,482	2,107,258	1,798,576	1,549,983	1,551,204
	$4,890,938	$4,440,679	$3,610,979	$3,233,846	$3,159,637
Current maturities of long-term debt	$163,512	$33,060	$25,346	$50,101	$19,475
Common stock data:
Common equity percentage of capitalization	51.2%	50.7%	50.2%	51.4%	50.4%
Return on average common equity	9.0%	9.3%	11.2%	9.3%	8.9%
Basic earnings per share	$3.94	$3.69	$4.04	$3.20	$2.94
Diluted earnings per share	$3.94	$3.68	$4.04	$3.18	$2.92
Dividends declared per share	$2.18	$2.08	$1.98	$1.80	$1.62
Payout ratio	55%	56%	49%	56%	55%
Book value per share	$45.56	$42.63	$37.74	$35.03	$33.65
Market value per share	$75.97	$76.50	$80.48	$76.62	$55.16
Market value to book value per share	167%	180%	213%	219%	164%
Common shares outstanding (000)	55,007	53,026	48,090	47,482	47,378
Number of common stockholders	12,094	12,541	13,077	13,619	14,153
(1)Periods prior to 2018 depict revised Operating expenses and Operating income for the reclassification of non-service cost components of net periodic benefit costs in both the Company’s and Southwest’s Consolidated Statements of Income due to the adoption of ASU 2017-07. Net income overall was not impacted. Refer to Note 11 - Pension and Other Postretirement Benefits in the notes to the consolidated financial statements in this Annual Report to Stockholders for further information relating to the adoption of this update.
(2)In 2019, the Company adopted FASB Topic 842 resulting in the addition of right-of-use (“ROU”) assets in the Company’s Consolidated Balance Sheet. Refer to Note 2 - Utility Plant and Leases in the notes to the consolidated financial statements in this Annual Report to Stockholders for further information relating to the adoption of this update.

Natural Gas Operations

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017	2016	2015
Operating revenue	$1,368,939	$1,357,728	$1,302,308	$1,321,412	$1,454,639
Net cost of gas sold	385,164	419,388	355,045	397,121	563,809
Operating margin	983,775	938,340	947,263	924,291	890,830
Expenses
Operations and maintenance (1)	422,174	404,813	391,321	381,964	369,832
Depreciation and amortization	215,620	191,816	201,922	233,463	213,455
Taxes other than income taxes	62,328	59,898	57,946	52,376	49,393
Operating income (1)	$283,653	$281,813	$296,074	$256,488	$258,150
Contribution to consolidated net income	$163,171	$138,842	$156,818	$119,423	$111,625
Total assets	$6,798,746	$6,141,584	$5,482,669	$5,001,756	$4,822,845
Net utility plant	$5,685,197	$5,093,238	$4,523,650	$4,131,971	$3,891,085
Construction expenditures and property additions	$778,748	$682,869	$560,448	$457,120	$438,289
Cash flow, net from:
Operating activities	$367,794	$382,502	$309,216	$507,224	$497,500
Investing activities	(759,842)	(669,392)	(557,384)	(446,238)	(416,727)
Financing activities	400,575	280,906	267,090	(63,339)	(74,159)
Net change in cash	$8,527	$(5,984)	$18,922	$(2,353)	$6,614
Total throughput (thousands of therms):
Residential	818,390	697,011	674,271	684,626	655,421
Small commercial	333,221	305,342	297,677	294,525	285,118
Large commercial	99,326	92,548	92,561	90,949	92,284
Industrial/Other	42,551	37,753	33,816	30,275	30,973
Transportation	1,007,989	1,050,551	974,407	970,561	1,035,707
Total throughput	2,301,477	2,183,205	2,072,732	2,070,936	2,099,503
Weighted average cost of gas purchased ($/therm)	$0.36	$0.31	$0.44	$0.37	$0.44
Customers at year end	2,081,000	2,047,000	2,015,000	1,984,000	1,956,000
Employees at year end	2,295	2,312	2,285	2,247	2,219
Customer to employee ratio	907	886	882	883	881
Degree days – actual	1,917	1,531	1,478	1,613	1,512
Degree days – ten-year average	1,701	1,694	1,733	1,771	1,792
(1)    Periods prior to 2018 depict revised Operations and maintenance expense and Operating income for the reclassification of non-service cost components of net periodic benefit costs in Southwest’s Consolidated Statements of Income due to the adoption of ASU 2017-07. Net income overall was not impacted. Refer to Note 11 - Pension and Other Postretirement Benefits in the notes to the consolidated financial statements in this Annual Report to Stockholders for further information relating to the adoption of this update.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
About Southwest Gas Holdings, Inc.
Southwest Gas Holdings, Inc. is a holding company that owns all of the shares of common stock of Southwest Gas Corporation (“Southwest” or the “natural gas operations” segment), and all of the shares of common stock of Centuri Group, Inc. (“Centuri” or the “utility infrastructure services” segment). Southwest Gas Holdings, Inc. and its subsidiaries are collectively referred to as the “Company.” At the annual meeting of stockholders of Southwest Gas Holdings, Inc., held on May 2, 2019, stockholders voted to approve changing the state of incorporation of Southwest Gas Holdings, Inc. from California to Delaware. The reincorporation was effective in September 2019. Southwest continues to be incorporated in the state of California.
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
As of December 31, 2019, Southwest had 2,081,000 residential, commercial, industrial, and other natural gas customers, of which 1,109,000 customers were located in Arizona, 774,000 in Nevada, and 198,000 in California. Residential and commercial customers represented over 99% of the total customer base. During 2019, 53% of operating margin (gas operating revenues less the net cost of gas sold) was earned in Arizona, 36% in Nevada, and 11% in California. During this same period, Southwest earned 84% of its operating margin from residential and small commercial customers, 3% from other sales customers, and 13% from transportation customers. These general patterns are expected to remain materially consistent for the foreseeable future.
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
Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions. Centuri operates in 54 primary locations across 40 states and provinces in the United States (“U.S.”) and Canada. In November 2017, Centuri expanded its operations in the northeast region of the U.S. through the acquisition of New England Utility Constructors, Inc. (“Neuco”), and again in November 2018, in the southeast region of the U.S., through the acquisition of an 80% interest in Linetec Services, LLC (“Linetec”). Centuri operates in the U.S. primarily as NPL, Neuco, and Linetec, and in Canada primarily as NPL Canada. Information surrounding the Linetec acquisition can be found in Note 17 - Business Acquisitions in this annual report.
Utility infrastructure services activity can be significantly impacted by changes in weather, general and local economic conditions (including the housing market), interest rates, employment levels, job growth, infrastructure replacement programs of utilities, and local and federal regulation (including tax rates and incentives). During the past few years, utilities have implemented or modified system integrity management programs to enhance safety pursuant to federal and state mandates. These programs have resulted in a significant increase in multi-year utility system replacement programs throughout the U.S. Generally, Centuri revenues are lowest during the first quarter of the year due to less favorable winter weather working conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. In certain circumstances, such as with large bid contracts (especially those of a longer duration), or unit-price contracts with revenue caps, results may be impacted by differences between costs incurred and those anticipated when the work was originally bid. Work awarded, or failing to be awarded, by individual large customers can impact operating results.

Executive Summary
The items discussed in this Executive Summary are intended to provide an overview of the results of the Company’s operations and are covered in greater detail in later sections of management’s discussion and analysis. As reflected in the table below, the natural gas operations segment accounted for an average of 78% of consolidated net income over the past three years.
Summary Operating Results

	Year ended December 31,
(In thousands, except per share amounts)	2019	2018	2017
Contribution to net income
Natural gas operations	$163,171	$138,842	$156,818
Utility infrastructure services	52,404	44,977	38,360
Corporate and administrative	(1,639)	(1,542)	(1,337)
Net income	$213,936	$182,277	$193,841

Weighted average common shares	54,245	49,419	47,965
Basic earnings per share
Consolidated	$3.94	$3.69	$4.04
Natural Gas Operations
Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Gas operating revenues	$1,368,939	$1,357,728	$1,302,308
Less: Net cost of gas sold	385,164	419,388	355,045
Operating margin	$983,775	$938,340	$947,263
2019 Overview
Consolidated results for 2019 increased compared to 2018. Basic earnings per share were $3.94 in 2019 compared to $3.69 in 2018.
Natural gas operations highlights include the following:

•	Added 34,000 net new customers (1.7% growth rate) in 2019

•	Operating margin increased $45 million, or 4.8% between 2019 and 2018

•	Company-Owned Life Insurance (“COLI”) income increased $21 million between years

•	Filed general rate cases in Arizona, California, and with the FERC

•	Nevada general rate case filing anticipated in late February 2020

Utility infrastructure services highlights include the following:

•	Record revenues of $1.75 billion were experienced in 2019, an increase of $229 million, or 15%, compared to 2018

•	Utility infrastructure services expenses increased $186 million, or 13%, compared to 2018

•	2019 record results include a full year of Linetec, which was acquired in November 2018
Southwest Gas Holdings highlights include the following:

•	Completed reincorporation from California to Delaware

•	Increased the number of authorized shares of common stock available for issuance from 60,000,000 to 120,000,000

Results of Natural Gas Operations

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Gas operating revenues	$1,368,939	$1,357,728	$1,302,308
Net cost of gas sold	385,164	419,388	355,045
Operating margin	983,775	938,340	947,263
Operations and maintenance expense	422,174	404,813	391,321
Depreciation and amortization	215,620	191,816	201,922
Taxes other than income taxes	62,328	59,898	57,946
Operating income	283,653	281,813	296,074
Other income (deductions)	9,517	(17,240)	(6,388)
Net interest deductions	95,026	81,740	69,733
Income before income taxes	198,144	182,833	219,953
Income tax expense	34,973	43,991	63,135
Contribution to consolidated net income	$163,171	$138,842	$156,818
2019 vs. 2018
Contribution to consolidated net income from natural gas operations increased $24 million between 2019 and 2018. The increase was primarily due to higher operating margin and an improvement in Other income (deductions), as well as lower Income tax expense. The increase was offset by increases in Operations and maintenance expense, Depreciation and amortization, and Net interest deductions.
Operating margin increased $45 million between years. Customer growth provided $11 million, and combined rate relief, primarily in Nevada and California, provided $12 million of incremental operating margin. The remaining increase primarily resulted from the net recovery of regulatory program balances (with a $12.2 million partial offsetting impact in amortization expense), in addition to margin from customers outside the decoupling mechanisms and other miscellaneous revenues. The net increase in regulatory program recoveries included California public purpose and cap and trade programs (net of climate credits returned), as well as recoveries from Nevada renewable energy and infrastructure replacement programs, offset by the return of amounts for conservation and energy efficiency programs.
Operations and maintenance expense increased $17 million, or 4%, between 2019 and 2018 primarily due to general cost increases and higher legal claims experience. Higher expenditures for pipeline integrity management and damage prevention programs, as well as incremental information technology costs also contributed to the increase.
Depreciation and amortization expense increased $23.8 million, or 12%, between years. Amortization related to regulatory account recoveries, as noted above, increased $12.2 million between years. Depreciation and amortization of gas plant increased $11.6 million primarily due to a $586 million, or 9%, increase in average gas plant in service for the current year as compared to the prior year. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure.
Taxes other than income taxes increased $2 million, or 4%, between 2019 and 2018 primarily due to higher property taxes associated with net plant additions, and due to the Nevada Commerce Tax, as well as California franchise taxes.
Other income (deductions) improved $27 million between 2019 and 2018 primarily due to an increase in income from COLI policies. The current year reflects a $17.4 million increase in COLI policy cash surrender values and recognized death benefits, while 2018 reflected a $3.2 million COLI-related loss. The cash surrender values of these policies fluctuate based on the value of the underlying investments, which increased substantially during 2019, similar to the broader stock market. Additionally, non-service-related components of employee pension and postretirement benefit cost, included in this category, decreased $6 million between years.
Net interest deductions increased $13.3 million between 2019 and 2018, primarily due to higher interest from the issuance of $300 million of Senior Notes in May 2019. Higher interest rates and average outstanding balances under Southwest’s credit facility and increased carrying costs on PGA balances in Arizona also contributed to the increase.
The reduction in income taxes and effective tax rates between 2019 and 2018 was partially due to lower state income taxes (due to apportionment changes) and $2.3 million in amortization of excess deferred income taxes following U.S. tax reform. The significant amount of COLI earnings in 2019 (noted above), which are recognized without tax consequence, also favorably impacted the effective rate.

2018 vs. 2017
The contribution to consolidated net income from natural gas operations decreased $18 million between 2018 and 2017. The decrease was primarily due to higher Operations and maintenance expense and Net interest deductions and higher Other deductions, partially offset by rate relief and lower Depreciation and amortization.
Operating margin decreased $9 million due to a $20 million decrease in customer rates following the enactment of U.S. tax reform in December 2017. The decline in applicable U.S. income tax rates also significantly reduced income tax expense. Operating margin was favorably impacted by rate relief in the Arizona and California jurisdictions, which collectively provided $6 million in operating margin, and by customer growth, which contributed $11 million in operating margin. The remaining decline of $6 million relates to the combined impacts of reduced surcharge recoveries between periods (largely offset in Depreciation and amortization), including Nevada Conservation and Energy Efficiency (“CEE”) programs and a California Climate Credit returned to customers, and to the variability in other miscellaneous revenues, margin from gas infrastructure replacement programs, and customers outside the decoupling mechanisms.
Operations and maintenance expense increased $13.5 million, or 3%, between 2018 and 2017 primarily due to the impacts of an $8 million increase in pension and other employee benefit costs. In addition, expenditures for pipeline integrity management and damage prevention programs were $3.5 million higher in 2018. Residual differences primarily relate to higher costs associated with information technology and lower legal claims experience under insurance programs.
Depreciation and amortization expense decreased $10.1 million, or 5%, primarily due to reduced depreciation rates in Arizona, a result of the April 2017 Arizona general rate case decision, and the impacts of surcharge recoveries for regulatory mechanisms, as discussed above. Partially offsetting the decline was increased depreciation expense associated with a $466 million, or 7%, increase in average gas plant in service between 2018 and 2017. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure.
Taxes other than income taxes increased $2 million, or 3%, between 2018 and 2017 primarily due to higher property taxes associated with plant additions.
Other income (deductions) declined $10.9 million between 2018 and 2017. The 2018 period reflected a $3.2 million decrease in COLI policy cash surrender values net of recognized death benefits, while 2017 reflected $10.3 million of COLI-related income. Partially offsetting the decrease between periods was an increase in interest income of $3.2 million, including amounts related to the Gas Infrastructure Replacement (“GIR”) mechanism in Nevada. Additionally, the non-service-related components of employee pension and postretirement benefit costs were $1.6 million higher in 2018 than in 2017.
Net interest deductions increased $12 million between 2018 and 2017, primarily due to higher interest associated with credit facility borrowings and the issuance of $300 million of Senior Notes in March 2018.
Income tax fluctuations between 2018 and 2017 resulted primarily from the December 2017 enactment of U.S. tax reform noted earlier, which among other things, reduced the corporate federal income tax rate from 35% to 21%, and from the impact of fluctuations in pre-tax earnings between periods.

Results of Utility Infrastructure Services

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Utility infrastructure services revenues	$1,750,978	$1,522,285	$1,246,484
Operating expenses:
Utility infrastructure services expenses	1,573,227	1,387,689	1,148,963
Depreciation and amortization	87,617	57,396	49,029
Operating income	90,134	77,200	48,492
Other income (deductions)	466	(238)	345
Net interest deductions	14,086	14,190	7,986
Income before income taxes	76,514	62,772	40,851
Income tax expense	21,399	18,420	2,390
Net income	55,115	44,352	38,461
Net income (loss) attributable to noncontrolling interests	2,711	(625)	101
Contribution to consolidated net income attributable to Centuri	$52,404	$44,977	$38,360
Centuri acquired Linetec and Neuco in November 2018 and 2017, respectively. Results above reflect the inclusion of each of these entities following their respective acquisition dates.
2019 vs. 2018
Contribution to consolidated net income from utility infrastructure services increased $7.4 million in 2019 compared to 2018. Results were positively impacted by a full year of activities from Linetec and increased volume under certain blanket contracts, notably in Canada. These increases were partially offset by higher depreciation and amortization resulting from the Linetec acquisition.
Utility infrastructure services revenue increased $228.7 million, or 15%, primarily due to a full year of Linetec operations in 2019 ($236.1 million) compared to revenue recognized in the previous year following the November 2018 acquisition date ($14.1 million). Continued growth with customers under existing master service and bid agreements also contributed to the increase in revenue overall. Partially offsetting these increases were decreased revenues from certain non-routine projects, including customer-requested support in 2018 during an employment strike, and emergency response situations, in addition to a multi-year water pipe project replacement project that expired in July 2019 and was not renewed. The prior year also included the settlement of an earlier contract dispute related to that project ($9 million). Implementation of new regulatory requirements for operating locations within certain eastern states in the U.S. resulted in lower revenues during the year as Centuri works with customers to adopt the new requirements. During the past several years, utility infrastructure services segment efforts have been focused on obtaining utility system replacement work under both blanket contracts and incremental bid projects. For both 2019 and 2018, revenues from replacement work were approximately 60% of total revenues, as governmental safety-related programs have resulted in many utilities undertaking multi-year infrastructure replacement projects in recent years. Revenue for this segment includes contracts with Southwest totaling $158.7 million in 2019 and $135.9 million in 2018. Centuri accounts for services provided to Southwest at contractual prices.
Utility infrastructure services expenses increased $185.5 million, or 13%, between 2019 and 2018 largely due to incremental expenses related to Linetec of $172.1 million. Included in total Utility infrastructure services expenses were general and administrative (“G&A”) costs, which decreased $5.6 million in 2019 when compared to 2018, due primarily to the impact of deal costs from the acquisition of Linetec during 2018 ($6.9 million), which did not recur. The 2019 period includes higher operating costs overall, associated with growth of the business. The new regulatory requirements noted above for operating locations in certain states in the eastern U.S. also resulted in productivity inefficiencies during 2019. Furthermore, efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $8 million during the current year as a result of delays in commissioning the project. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $5.5 million and $1.7 million in 2019 and 2018, respectively.
Depreciation and amortization expense increased $30.2 million between 2019 and 2018, primarily due to $25 million of incremental depreciation and amortization of finite-lived tangible and intangible assets related to the Linetec acquisition. Additional equipment purchased to support the growing volume of work being performed also contributed to the overall increase.
The decrease in net interest deductions was due primarily to lower incremental borrowing rates associated with outstanding borrowings under the $590 million secured revolving credit and term loan facility. See Note 8 - Debt to the consolidated financial statements.

Income tax expense increased $3 million between 2019 and 2018, primarily due to an increase in pre-tax earnings.
2018 vs. 2017
Contribution to consolidated net income from utility infrastructure services increased $6.6 million in 2018 compared to 2017. Results were positively impacted by a full year of activities from Neuco in 2018 (following the acquisition in November 2017), and due to improved productivity on certain contracts compared to 2017, in addition to incremental non-routine projects with some customers. These increases were partially offset by higher interest charges and increased amortization due to the Neuco and Linetec acquisitions. Additionally, net income in both years reflected benefits from U.S. tax reform; 2018 reflects lower tax rates on a higher level of pre-tax earnings and 2017 reflects the remeasurement of Centuri’s deferred tax liabilities following the enactment date.
Utility infrastructure services revenue increased $275.8 million, or 22%, between 2018 and 2017, primarily attributable to a full year of Neuco operations (related revenue of $147.9 million in 2018 compared to $17.2 million in 2017) and revenues from Linetec ($14.1 million, as indicated earlier) following the November 2018 acquisition date, in addition to continued growth from existing customers under master service and bid agreements. Revenue was favorably impacted in 2018 from certain non-routine projects (including the strike-related support and emergency response situations indicated above), and from the settlement of the previous contract dispute on the water pipe replacement project. Revenues in 2017 were negatively impacted by a temporary work stoppage with a customer, which began in the first quarter of 2017, with work resuming during the second quarter of the same year. Similar to 2018, revenue from replacement work in 2017 approximated 60% of total revenue. Utility infrastructure services revenue from contracts with Southwest totaled $97 million in 2017 compared to the $135.9 million noted earlier during 2018.
Utility infrastructure services expenses increased $238.7 million, or 21%, between 2018 and 2017, including additional gas pipe replacement work and higher labor-related operating expenses to support business growth. There were a total of $133 million of expenses, exclusive of deal costs, during 2018 related to Neuco ($120.3 million) and Linetec ($12.7 million), as compared to $14.4 million in 2017 from Neuco activity following the acquisition date. Costs incurred overall during 2018 reflect changes that were implemented to align with the increased size and complexity of the business, while expenses in 2017 were negatively impacted by the water pipe replacement project noted above. Included in total Utility infrastructure services expense are G&A costs, which increased $23.8 million in 2018 when compared to 2017, including $6.9 million (2018) and $2.6 million (2017) of deal costs from the acquisitions of Linetec and Neuco, respectively. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $1.7 million and $4.2 million for 2018 and 2017, respectively.
Depreciation and amortization expense increased $8.4 million between 2018 and 2017, primarily due to $3.5 million of incremental amortization of finite-lived intangible assets related to the Neuco and Linetec acquisitions. Additional equipment purchased to support the growing volume of work being performed resulted in higher depreciation expense, partially offset by a $6.9 million reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment.
The increase in net interest deductions was due primarily to interest expense and amortization of debt issuance costs associated with incremental borrowings under the $590 million secured revolving credit and term loan facility (following the Neuco and Linetec acquisitions).
Income tax expense increased $16 million between 2018 and 2017, primarily due to the net benefit of $12 million recognized in 2017 from the remeasurement of Centuri’s deferred tax liabilities following the enactment of U.S. tax reform in December 2017 and due to an increase in taxable earnings during 2018. These increases were partially offset by lower U.S. income tax rates applied to taxable earnings in 2018.
Rates and Regulatory Proceedings
Southwest is subject to the regulation of the Arizona Corporation Commission (the “ACC”), the Public Utilities Commission of Nevada (the “PUCN”), the California Public Utilities Commission (the “CPUC”), and the Federal Energy Regulatory Commission (the “FERC”).
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

Arizona Jurisdiction
Arizona General Rate Case. On May 1, 2019, Southwest filed a general rate case application requesting to increase revenue by approximately $57 million to update the cost of service to reflect recent U.S. tax reform changes, including the return of excess deferred income taxes to customers, and to reflect capital investments of approximately $670 million, including certain post-test year additions, such as those related to the previously authorized southern Arizona LNG facility. At the time of the filing, Southwest estimated the return of approximately $20.6 million of excess deferred income taxes. Since then, the Company finalized its 2018 tax return, which allowed it to calculate the actual amortization amount of $5.7 million based on the prescribed methodology for calculating the excess amount to be returned to customers. The difference of $14.9 million would result in an increase in revenue and income tax expense, thereby having no impact to earnings. The requested increase included a proposed 10.3% return on equity (“ROE”) relative to a capital structure of 51.1% equity. It also includes the retention of a fully decoupled rate design, other previously approved regulatory mechanisms, and a new infrastructure tracking mechanism for specific plastic pipe. The request also includes a proposal for a renewable natural gas program that authorizes Southwest to purchase renewable natural gas for its customers and to recover the cost as part of its PGA mechanism. In October 2019, Southwest filed an amendment to its application, updating the actual amount of amortization for excess deferred income taxes, as well as additional post-test year plant to include an additional $124.5 million of investments associated with its COYL and VSP programs, both of which are discussed further below. The amendment increased the deficiency by $36 million, to $93 million. A hearing in this matter is scheduled for April 2020.
Delivery Charge Adjustment. The annual rate adjustment for the Delivery Charge Adjustment (“DCA”) mechanism is filed each April, which along with other reporting requirements, contemplates a rate to recover the over- or under-collected margin tracker amounts based on the balance at the end of the preceding calendar year. The DCA rate adjustment filed in April 2018 reflected the December 31, 2017 balance of approximately $40 million; in February 2019, Southwest updated its request to instead include the balance at December 31, 2018 of $73 million. The ACC approved a surcharge to recover approximately $69 million, the difference of which relates to a one-time modification to reflect benefits attributable to the impact of recent landmark U.S. tax reform on the balance existing at the enactment date of such reform. The updated rate became effective in May 2019.
Tax Reform. In February 2018, the ACC directed all Arizona utilities to address tax savings from the enactment of U.S. tax reform beginning January 1, 2018, through one of various means. In April 2018, Southwest filed an application with the ACC, requesting approval for a tax refund process or, in the alternative, the authority to file a general rate case to reflect the impacts of tax reform. Ultimately, Southwest was instructed to refund customers $20 million annually, as compared to rate levels established in the previously concluded general rate case, until cost-of-service rates are updated in association with the current general rate case. The current method to return this amount (in advance of the conclusion of the current general rate proceeding) is through a per-therm surcredit. Southwest has been tracking monthly differences between amounts expected to be returned and amounts actually returned to customers during 2018 and 2019, which resulted in an asset balance of $869,000 as of December 31, 2019. See related discussion above with regard to tax reform impacts on the DCA.
Liquefied Natural Gas (“LNG”) Facility. In January 2014, Southwest filed an application with the ACC seeking preapproval to construct, operate, and maintain a 233,000 dekatherm LNG facility in southern Arizona. This facility is intended to enhance service reliability and flexibility related to natural gas deliveries in the southern Arizona area by providing a local storage option, to be operated by Southwest and connected directly to its distribution system. A modified ACC order in December 2016, following land purchase and bid solicitation for the engineering, procurement, and construction of the facility, granted approval for construction and deferral of costs not to exceed $80 million. Construction began during the third quarter of 2017; final construction and operational testing has been completed and the facility was placed in service in December 2019. Southwest has incurred approximately $73 million in capital expenditures toward the project (including land acquisition costs).
Customer-Owned Yard Line (“COYL”) Program. Southwest received approval, in connection with its 2010 Arizona general rate case, to implement a program to conduct leak surveys, and if leaks were present, to replace and relocate service lines and meters for Arizona customers whose meters were set off from the customer’s home, representing a non-traditional configuration. “Phase II” of the COYL program included the replacement of non-leaking COYLs. The surcharge is designed to collect the annual revenue requirement as the program progresses. In the annual filing made in February 2019, Southwest requested to increase its surcharge to recover a revenue requirement of $6.7 million (an increase of $3.2 million) related to the revenue requirement associated with $26.6 million in capital projects completed in 2018. The ACC ultimately issued an Order in October 2019 authorizing Southwest to retain the existing annual surcharge of $3.5 million and indicating it would review the program as part of the pending general rate case. Southwest also proposed to have the ACC review an estimated $21.1 million of 2019 COYL capital projects, and if authorized, to also render a decision regarding cost recovery as part of the pending rate case.
Vintage Steel Pipe Program (“VSP”). Southwest received approval, in connection with its 2016 Arizona general rate case, to implement a VSP replacement program. Southwest currently has approximately 6,000 miles of pre-1970s vintage steel pipe in Arizona. As part of the program, Southwest proposed to start replacing the pipe on an accelerated basis and to recover the costs through an annual surcharge filing that is made in February of each year. The surcharge is designed to be revised annually as the program progresses to collect the annual revenue requirement associated with the capital expenditures. In the February 2019 VSP filing, Southwest requested to increase its surcharge revenue by $9.5 million (to $11.9 million) related to 2018 expenditures; Southwest replaced approximately 119 miles of vintage steel pipe during 2018 totaling approximately $100 million. The ACC issued an Order in October 2019 authorizing Southwest to retain the current annual surcharge of $2.4 million and indicating it would review the program as part of the pending rate general case. Southwest also proposed to have the ACC review an estimated $103.4 million of 2019 VSP capital projects, and if authorized, to also render a decision regarding cost recovery as part of the pending rate case.
Customer Data Modernization Initiative. Southwest is embarking on an initiative to replace its customer service system and its gas transaction system, each of which is utilized to support all Southwest service territories. Combined, these undertakings are referred to as the Customer Data Modernization Initiative (the “CDMI”). In March 2019, Southwest filed an application with the ACC seeking an accounting order which, if approved, would authorize Southwest to track and defer all costs associated with the CDMI to mitigate adverse financial impacts associated with this multi-year initiative. The total cost for the CDMI is estimated at $174 million, approximately $96 million of which would be allocable to the Arizona rate jurisdiction. The initiative is currently expected to be completed in the first half of 2021. A hearing in this matter is scheduled for April 2020.
California Jurisdiction
California General Rate Case. Southwest’s existing rates became effective June 2014 and included a Post-Test Year (“PTY”) Ratemaking Mechanism, which allowed for attrition increases of 2.75% annually for 2015 through 2018, after which new rates from a subsequent rate case cycle would have been expected to be in effect. In December 2016, Southwest filed to modify the earlier (2014) general rate case decision to extend the rate case cycle by two years, and received CPUC approval in June 2017, including extension of the annual 2.75% PTY attrition adjustments for 2019 and 2020.
On August 30, 2019, Southwest filed the previously deferred California general rate case, based on a test year of 2021, seeking authority to increase rates in its California rate jurisdictions. The proposed combined revenue increase of $12.8 million is net of a $10.9 million revenue reduction associated with changes from recent U.S. tax reform, which includes the amortization of $9.8 million (approximately $2 million annually over five years) associated with the difference in authorized income tax expense and actual incurred income tax expense for the years 2019 and 2020 (as discussed below), which when returned will impact cash flows but is not expected to have an impact on earnings overall. The overall revenue request also includes $1.6 million of excess accumulated deferred income taxes that are proposed to be returned to customers each year until the amount is reset as part of a future rate case. Southwest’s proposal includes a return on common equity of 10.5%, relative to a 53% equity ratio; continuation of the post-test year margin adjustments of 2.75%; implementation of various safety-related programs, including a targeted pipe replacement program and a meter protection program (which includes a combination of measures, such as snow sheds, excess flow valves, upgraded meter set piping, and upgraded Encoder Receiver Transmitter protocol); as well as an expansion of the COYL replacement program. The case will be processed throughout 2020, with rates requested to be effective in January 2021.
Tax Reform. In its 2017 decision approving Southwest’s request to extend the filing date of its next general rate case, the CPUC also directed Southwest to track income tax expense resulting from mandatory or elective changes in tax law, procedure, or policy. The purpose is to identify differences between Southwest’s authorized income tax expense and its actual incurred income tax expense, the result of which would be reviewed in Southwest’s next general rate case. Through the fourth quarter of 2019, Southwest reflected $4.9 million as a reserve for amounts attributable to the impact of U.S. tax reform on the ratemaking revenue requirement, and plans to reserve a similar amount in 2020, as discussed above.
Attrition Filing. In November 2019, Southwest made its latest annual PTY attrition filing, requesting annual revenue increases of $2.06 million in southern California, $556,000 in northern California, and $278,000 for South Lake Tahoe. This filing was approved in December 2019 and rates were made effective in January 2020. At the same time, rates were updated to recover the regulatory asset associated with the revenue decoupling mechanism, or margin tracker.
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
Renewable Natural Gas. In February 2019, Southwest filed an application that, among other provisions, seeks to formally allow the inclusion of renewable natural gas (or biomethane) as a potential component of Southwest’s gas supply portfolio through the Biomethane Gas Program (“BGP”). This proposal is designed to further the goals of the California Global Warming Solutions Act of 2006, the California Low Carbon Fuel Standard, Senate Bills 1383 and 1440, as well as current or future legislative or regulatory efforts to reduce greenhouse gas emissions. Implementation of the BGP addresses cost recovery as part of Southwest’s existing Gas Cost Incentive Mechanism related to the purchase or sale of biomethane. The CPUC’s decision related to this application is expected by the second quarter 2020.
Customer Data Modernization Initiative. On April 26, 2019, Southwest filed an application with the CPUC seeking authority to establish a two-way, interest bearing balancing account to record costs associated with the CDMI to mitigate adverse financial impacts associated with this multi-year project. Approximately $19 million of the total cost for the CDMI would be allocable to the California rate jurisdiction. Southwest filed a separate request to establish a memorandum account while the CPUC considers its application request to establish a two-way balancing account. Effective October 2019, the CPUC granted Southwest’s memorandum account request, which will allow Southwest to track costs, including operations and maintenance costs and capital-related costs, such as depreciation, taxes, and return associated with California’s portion of the CDMI. The balance tracked will be recorded in a two-way balancing account, if approved. In January 2020, Southwest and the Public Advocates Office reached a settlement agreement to adopt Southwest’s Application for Authority to Implement the CDMI. The proposed decision approving the settlement agreement is expected in the second quarter 2020.
Nevada Jurisdiction
Nevada General Rate Case.  Southwest plans to file a general rate case application with the PUCN by the end of February 2020. The filing will request a statewide overall general rate increase of approximately $38 million. The request will seek an ROE of 10% relative to a proposed capital structure of 50% equity and will provide for a $35 million revenue increase in southern Nevada and $3 million in northern Nevada. The request will also include the recovery of previously excluded costs attributable to several software applications and the continuation of the General Revenues Adjustment (“GRA”). Management anticipates a decision from this request in late 2020.
In December 2018, the PUCN issued a rate case decision in the previous general rate case application, which authorized an ROE of 9.25% relative to the Company’s proposed capital structure of 49.66% equity applicable to both southern and northern Nevada and provided for an overall revenue increase of $9.5 million in southern Nevada and a revenue decrease in northern Nevada of $2 million. New rates associated with the PUCN’s decision became effective in January 2019.
The rate relief was lower than the amounts requested due to several factors, including the 9.25% granted return on equity, as opposed to a requested 10.3%, and the exclusion from rates of costs attributable to several software applications, albeit allowing Southwest to request recovery in its next general rate case filing, which Southwest will be requesting in the February 2020 application. In response to the PUCN’s decision, management filed a Petition for Reconsideration of several rate case issues in January 2019. The PUCN Staff also filed a Petition for Reconsideration requesting several technical clarifications on the rate case decision with respect to how to calculate the intended results of the decision. The PUCN, in turn, issued a decision regarding both petitions in February 2019 that modified certain parts of the original order, but granted no further rate relief. The modified final decision resulted in a revenue increase of $9.2 million in southern Nevada and a revenue decrease in northern Nevada of $2.1 million. The decision included a reduction in depreciation expense of $800,000 and overall, resulted in a net increase in revenues of $7.1 million and an increase in operating income of $7.9 million. The modified rates became effective March 2019. Management decided to seek judicial review of the PUCN’s rate order, which was considered in January 2020. The District Court Judge deferred to the PUCN’s original findings. Management intends to file an appeal with the Nevada Supreme Court, the resolution of which would likely take 12-24 months. Southwest expects consideration of the appeal to occur concurrently with the proceedings of the 2020 general rate case that is expected to be filed in February 2020.
General Revenues Adjustment. As part of the Annual Rate Adjustment (“ARA”) filing in 2018, the PUCN authorized rate adjustments associated with the GRA, a margin decoupling mechanism, to recover $5.6 million from customers during 2019. The continuation of the GRA was affirmed as part of the December 2018 rate case decision, and is again being requested as part of Southwest’s general rate case application in February 2020. In June 2019, Southwest made its 2019 ARA filing in which it requested to update the GRA to reflect the current balances in both southern and northern Nevada. This most recent filing provided for a decrease of approximately $8 million for an over-collected balance in southern Nevada and an increase of approximately $2 million in northern Nevada. The proposed changes were approved, with rates effective January 2020. While there is no impact to net income overall from adjustments to recovery rates associated with the related regulatory balances, operating cash flows are impacted by such changes.
Infrastructure Replacement Mechanisms. In 2014, the PUCN approved final rules for the GIR mechanism which defers and recovers certain costs associated with accelerated replacement of qualifying infrastructure that would not otherwise currently provide incremental revenues. Associated with the replacement of various types of pipe infrastructure under the mechanism (Early Vintage Plastic Pipe, COYL, and VSP), the related regulations provide Southwest with the opportunity to file a GIR “Advance Application” annually, generally in May, to seek preapproval of qualifying replacement projects.
Furthermore, a GIR Rate Application is generally filed each October to reset the GIR recovery surcharge rate related to previously approved and completed projects, with new rates typically becoming effective each January. On October 1, 2019, Southwest filed a Rate Application to reset the recovery surcharge to include cumulative deferrals through August 31, 2019. This surcharge rate became effective in February 1, 2020 and is expected to result in a reduction in annual margin of approximately $5.3 million in southern Nevada and no incremental margin in northern Nevada.
Conservation and Energy Efficiency (“CEE”). The PUCN allows deferral (and later recovery) of approved conservation and energy efficiency costs, recovery rates for which are adjusted in association with ARA filings. As part of the 2018 ARA filing, Southwest requested and received modified rates, effective January 2019, designed to return $4.1 million in southern Nevada and $58,000 in northern Nevada. Changes in annualized margin from this mechanism are not impactful to net income overall, as such changes result in similar amounts recognized in amortization expense. In June 2019, Southwest made its 2019 ARA filing, which proposed annualized margin increases of $3.2 million and $880,000 in southern and northern Nevada, respectively. Southwest recently entered into a stipulation and agreement to modify these amounts to $6.2 million and $1.1 million in southern and northern Nevada, respectively, which reflects the recovery of a related but separate program balance to be rolled into customer rates with the same effective date. The modification was approved and related rates became effective January 2020.
Expansion and Economic Development Legislation. In January 2016, final regulations were approved by the PUCN associated with legislation (“SB 151”) previously introduced and signed into law in Nevada. The legislation authorized natural gas utilities to expand their infrastructure to provide service to unserved and underserved areas in Nevada.
In November 2017, Southwest filed for preapproval of a project to extend service to Mesquite, Nevada, in accordance with the SB 151 regulations. Ultimately, the PUCN issued an order approving Southwest’s proposal to expand natural gas infrastructure to Mesquite. The order approved a capital investment of approximately $28 million and the construction of approximately 37 miles of distribution pipeline (including the approach main). A volumetric rate was implemented October 1, 2019, to recover the cost and is applicable to all southern Nevada customers (including new customers in Mesquite). The annual revenue requirement associated with the project is $2.8 million. Following preliminary design, Southwest began serving certain customers with an approved virtual pipeline network in February 2019, providing temporary natural gas supply using portions of the approved distribution system and compressed natural gas. It is estimated that permitting and construction of the approach main to bring the permanent supply to Mesquite and construction of the remaining approved distribution system will be placed in service in the first quarter of 2021.
In June 2019, Southwest filed for preapproval to construct the infrastructure necessary to expand natural gas service to Spring Creek, Nevada, and to implement a cost recovery methodology to timely recover the associated revenue requirement consistent with the SB 151 regulations. Expansion to the Spring Creek area near Elko, Nevada, consists of a high-pressure approach main and associated regulator stations, an interior backbone, and the extension of the distribution system from the interior backbone system. This area has a population of approximately 16,500, with approximately 20% of the existing 5,000 potential customers expressing an intent to request natural gas service, if available. The total capital investment is estimated to be $61.9 million. A stipulation in this matter was reached with the parties and approved by the PUCN in December 2019. The stipulation largely accepted Southwest’s proposal with modifications reflected in the rate recovery allocations split amongst northern Nevada, Elko, and Spring Creek expansion customers.
Customer Data Modernization Initiative. In March 2019, Southwest filed a request seeking authority to establish a regulatory asset to defer the revenue requirement related to the CDMI to mitigate the financial attrition associated with this multi-year project. Of the total estimated cost of the CDMI, approximately $59 million would be allocable to the Nevada rate jurisdictions. A hearing on this matter was held in August 2019 and the PUCN issued its decision in September 2019, denying Southwest’s request for regulatory asset treatment, finding that a general rate case is the most appropriate venue to address such costs. In response to the PUCN’s decision, Southwest filed a Petition for Reconsideration in October 2019, which was denied. Southwest will begin to address operations and maintenance expense impacts pertaining to the CDMI in its planned general rate case filing in February 2020.The software itself is expected to be moved to production in 2021.
FERC Jurisdiction
General Rate Case. Paiute Pipeline Company (“Paiute”), a wholly owned subsidiary of Southwest, filed a general rate case with the FERC in May 2019. The filing fulfilled an obligation from the settlement agreement reached in the 2014 Paiute general rate case. The application requested an increase in operating revenues of approximately $7 million, and included the continuation of term-differentiated rates, which would compensate Paiute with a higher return if shippers desire to maintain shorter-lived contracts and, therefore, would incent shippers to sign longer term service agreements.
In January 2020, Paiute reached an agreement in principle with the FERC Staff and intervenors to settle its general rate case. In addition to continuing term-differentiated rates that encourage longer-term contracts with its shippers, the settlement, which is being drafted by the parties for filing with the FERC in March 2020, would result in a revenue reduction of approximately $700,000. The agreement-in-principle is based on a 9.90% pre-tax rate of return. Also, as part of this agreement, Paiute agreed not to file a rate case prior to January 1, 2022, but no later than May 31, 2025.

In January 2020, Paiute requested, and was granted, the authority to place the settlement rates into effect on an interim basis effective February 2020. These rates will remain in effect, subject to final FERC approval, which is expected in the second half of 2020. Should the proceeding not be resolved by the agreement in principle, or if the settlement proceeds as a contested settlement, Paiute is authorized to receive the difference between the interim settlement rates and the separately filed motion rates from affected customers, retroactive to February 2020.
PGA Filings
The rate schedules in all of Southwest’s service territories contain provisions that permit adjustments to rates as the cost of purchased gas changes. These deferred energy provisions and purchased gas adjustment clauses are collectively referred to as “PGA” clauses. Differences between gas costs recovered from customers and amounts paid for gas by Southwest result in over- or under-collections. As of December 31, 2019, over-collections in Arizona and California resulted in a liability of approximately $60.8 million and under-collections in both southern and northern Nevada resulted in an asset of $44.4 million on the Company’s and Southwest’s balance sheets. The balance in Arizona includes approximately $24 million remaining to be returned to Arizona customers that originated with a $49 million refund received by Southwest during the third quarter of 2018 related to a rate case settlement associated with El Paso Natural Gas, L.L.C. (“El Paso”). Effective May 2019, the ACC approved the return of the El Paso rate case settlement dollars as a special per-therm PGA credit. The rate case settlement dollars are expected to be fully returned to customers by the second quarter of 2020.
The following table presents Southwest’s outstanding PGA balances receivable/(payable) at the end of its two most recent fiscal years:

	December 31,
(Thousands of dollars)	2019	2018
Arizona	$(59,259)	$(72,878)
Northern Nevada	11,894	4,928
Southern Nevada	32,518	(5,951)
California	(1,496)	(933)
	$(16,343)	$(74,834)
Arizona PGA Filings. In Arizona, Southwest calculates the change in the gas cost component of customer rates monthly (to allow for timely refunds to/recoveries from customers), utilizing a rolling twelve-month average. During 2019, the Gas Cost Balancing Account remained a surcredit in order to refund the over-collected balance throughout the year.
California Gas Cost Filings. In California, a monthly gas cost adjustment based on forecasted monthly prices is utilized. Monthly adjustments modeled in this fashion provide the timeliest recovery of gas costs in any Southwest jurisdiction.
Nevada ARA Application. In November 2019, Southwest filed to adjust its quarterly Deferred Energy Account Adjustment rate, which is based upon a twelve-month rolling average, in addition to requesting adjusted Base Tariff Energy rates, both of which were approved effective January 2020. These new rates are intended to collect the outstanding balances over a twelve-month period.
Gas Price Volatility Mitigation
Regulators in Southwest’s service territories have historically encouraged Southwest to take proactive steps to mitigate price volatility to its customers. To accomplish this, Southwest has periodically entered into fixed-price term contracts and swaps under its collective volatility mitigation programs for a portion (up to 25% in the Arizona and California jurisdictions) of its annual normal weather supply needs. For the 2019/2020 heating season, contracts contained in the fixed-price portion of the supply portfolio ranged from approximately $1.15 to approximately $2.85 per dekatherm. For periods beyond October 2020, Southwest currently does not plan to make any fixed-price term purchases or enter into swap agreements for the Arizona jurisdiction; however, Southwest will continue to enter into fixed-price purchases for the California jurisdiction. Southwest does not currently enter into swaps or fixed-price purchases for its Nevada territories. Southwest makes natural gas purchases, not covered by fixed-price contracts, under variable-price contracts with firm quantities, and on the spot market. The contract price for these contracts is either determined at the beginning of each month to reflect that month’s published first-of-month index price or at daily market prices based on a published daily price index. In each case, the index price is not published or known until the purchase period begins. See also Note 13 - Derivatives.
Pipeline Safety Regulation
In October 2019, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued final rules that amend the federal pipeline safety regulations applicable to gas transmission pipelines (effective July 2020) and revise PHMSA’s authority to issue emergency orders (effective December 2019). These rules cover, among other requirements, procedures related to reconfirming maximum allowable operating pressure of gas transmission pipelines in certain circumstances, assessing pipeline integrity, and the authority of PHMSA to issue emergency orders to address imminent hazards caused by unsafe conditions or practices. These rules may require Southwest to incur additional costs of compliance.
Southwest continues to monitor changing pipeline safety legislation and participates, to the extent possible, in providing public comments and working with industry associations, such as the American Gas Association, in shaping regulatory language associated with these new mandates and reporting requirements. Additionally, Southwest works with its state and federal commissions to develop customer rates that are responsive to incremental costs of compliance. However, due to the timing of when rates are implemented in response to new requirements, and as additional rules are developed, compliance requirements could impact expenses and the timing and amount of capital expenditures.
Capital Resources and Liquidity
Over the past three years, cash on hand and cash flows from operations have provided a substantial portion of cash used in investing activities (primarily construction expenditures and property additions). In recent years, the Company has accelerated pipe replacement activities to fortify system integrity and reliability, notably in association with gas infrastructure replacement programs. This accelerated activity has necessitated the issuance of both debt and equity securities to supplement cash flows from operations. The Company’s capitalization strategy is to maintain an appropriate balance of equity and debt to maintain strong investment-grade credit ratings, which should minimize interest costs.
Cash Flows
Southwest Gas Holdings, Inc.:
Operating Cash Flows. Cash flows provided by consolidated operating activities decreased $28 million between 2019 and 2018. The decline in operating cash flows was attributable to impacts related to deferred purchased gas costs, including the special surcredit instituted to refund the El Paso rate case refund amounts noted above, offset by increases in net income, benefits from depreciation, and the impacts of working capital components overall, including the collection of nearly half of the $69 million in DCA recovery dollars from the surcharge set in place in May 2019, in addition to other regulatory surcharges.
Investing Cash Flows. Cash used in consolidated investing activities declined $48 million in 2019 as compared to 2018. The prior year included Centuri’s acquisition of its 80% interest in Linetec. Of the $303.4 million purchase price, $47.6 million was paid in 2019 (see Note 17 - Business Acquisitions). Offsetting the decline from the acquisition were increased construction expenditures in the natural gas operations segment, including scheduled and accelerated replacement activity, in addition to incremental equipment purchases at Centuri to support growth in its operations and the related volume of work.
Financing Cash Flows. Net cash provided by consolidated financing activities decreased $97 million in 2019 as compared to 2018. The prior year reflects net proceeds from the issuance by the Company of approximately $84 million under its Equity Shelf Program and $260 million in common stock in an underwritten public offering (primarily to facilitate the Linetec acquisition by Centuri), compared to current year issuances of common stock of approximately $158 million to support capital expenditures and provide funds for general corporate purposes. Refer to Note 7 - Common Stock. Additionally, in 2019, the Company and Southwest borrowed $17 million and $42 million, respectively, under their short-term credit facilities, compared to prior year payments of $63 million made to repay short-term borrowings under such credit facilities. Dividends paid increased in 2019 as compared to 2018 as a result of an increase in the quarterly dividend rate and an increase in the number of shares outstanding.
The Company received approximately $146 million in stock proceeds during 2019 under its Equity Shelf Programs and issued approximately 147,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan, from which it raised approximately $12 million.
Southwest Gas Corporation:
Operating Cash Flows. Cash flows provided by operating activities decreased $15 million between 2019 and 2018. The decrease in operating cash flows was attributable to impacts related to deferred purchased gas costs noted above, offset by an increase in net income, benefits from depreciation, and impacts of working capital components overall, including regulatory surcharge collections.
Investing Cash Flows. Cash used in investing activities increased $90 million in 2019 as compared to 2018. The change was primarily due to increases in construction expenditures.
Financing Cash Flows. Net cash provided by financing activities increased $120 million in 2019 as compared to 2018. The increase was primarily due to proceeds from short-term borrowings under Southwest’s revolving credit facility ($42 million) as compared to repayments of borrowings in the previous year ($39 million), in addition to an increase in capital contributions from Southwest Gas Holdings, Inc.

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
2019 Construction Expenditures
During the three-year period ended December 31, 2019, total gas plant in service increased from $6.2 billion to $7.8 billion, or at an average annual rate of 8%. Replacement, reinforcement, and franchise work was a substantial portion of the plant increase. To a lesser extent, customer growth impacted expenditures as Southwest set approximately 98,000 meters during the three-year period.
During 2019, construction expenditures for the natural gas operations segment were $779 million. The majority of these expenditures represented costs associated with scheduled and accelerated replacement of existing transmission, distribution, and general plant to fortify system integrity and reliability. Cash flows from operating activities of Southwest were $368 million and provided approximately 42% of construction expenditures and dividend requirements of the natural gas operations segment. Other funding was provided by cash on hand, external financing activities (including the $300 million notes issued in May 2019), capital contributed by Southwest Gas Holdings, Inc., and, as needed, existing credit facilities.
2019 Financing Activity
Net proceeds under the collective Equity Shelf Programs for 2019 were $146 million, comprised of an aggregate of 1,756,774 shares of Southwest Gas Holdings, Inc. common stock sold in the open market at a weighted average price of $83.91 per share, net of $1,474,103 in agent commissions. These net proceeds were contributed to Southwest by the holding company. As of December 31, 2019, the Company had up to $176 million of common stock available for sale under the still effective program. See Note 7 - Common Stock for more information.
Gas Segment Three-Year Construction Expenditures, Debt Maturities, and Financing
Management estimates natural gas segment construction expenditures during the three-year period ending December 31, 2022 will be approximately $2.1 billion. Of this amount, approximately $650 million to $700 million is expected to be incurred in 2020. Southwest plans to continue to request regulatory support to accelerate projects that improve system flexibility and reliability (including replacement of early vintage plastic and steel pipe) or to expand, where relevant, to unserved or underserved areas. Southwest may expand existing, or initiate new, programs. Significant replacement activities are expected to continue well beyond the next few years. During the three-year period, cash flows from operating activities of Southwest are expected to provide approximately 50% of the funding for gas operations total construction expenditures and dividend requirements. From a debt maturity perspective, Southwest has $125 million of 4.45% Notes due in December 2020. There were no debt maturities in 2019. Any additional cash requirements, including construction-related and any paydown or refinancing of debt, are expected to be provided by existing credit facilities, equity contributions from the Company, and/or other external financing sources. The timing, types, and amounts of any additional external financings will be dependent on a number of factors, including the cost of gas purchases, conditions in the capital markets, timing and amounts of rate relief, and amounts and timing related to excess accumulated deferred income taxes returned to customers, as well as growth levels in Southwest’s service areas and earnings. External financings could include the issuance of debt securities, bank and other short-term borrowings, and other forms of financing.
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
On an interim basis, Southwest defers over- or under-collections of gas costs to PGA balancing accounts. In addition, Southwest uses this mechanism to either refund amounts over-collected or recoup amounts under-collected as compared to the price paid for natural gas during the period since the last PGA rate change went into effect. At December 31, 2019, the combined balance in the PGA accounts totaled an over-collection of $16.3 million. See PGA Filings for more information.
In March 2017, the Company entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022. The Company utilizes this facility for short-term financing needs. The maximum amount outstanding during 2019 occurred during the fourth quarter and was $17 million, which was the same amount outstanding on this facility at December 31, 2019. There were no amounts outstanding on the credit facility during each of the first, second, and third quarters.
Southwest has a $400 million credit facility, which expires in March 2022. Southwest designates $150 million of the facility for long-term borrowing needs and the remaining $250 million for working capital purposes. The maximum amount outstanding during 2019 occurred during the second quarter and was $366 million ($150 million outstanding on the long-term portion of the credit facility, including $50 million on the commercial paper program, in addition to $216 million outstanding on the short-term portion). As of December 31, 2019, $150 million was outstanding on the long-term portion of the credit facility (including $50 million on the commercial paper program), and $194 million was outstanding on the short-term portion. The maximum amount outstanding on the long-term portion of the credit facility (including the commercial paper program) during each quarter end of 2019 was $150 million; the maximum outstanding on the short-term portion for each of the first, second, third, and fourth quarters was $188 million, $216 million, $30 million, and $195 million, respectively. The credit facility can be used as necessary to meet liquidity requirements, including temporarily financing under-collected PGA balances, if any, meeting the refund needs of over-collected balances, or temporarily funding capital expenditures. The credit facility has been adequate for Southwest’s working capital needs outside of funds raised through operations and other types of external financing.
Southwest has a $50 million commercial paper program as noted above. Any issuance under the commercial paper program is supported by the revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program is designated as long-term debt. Interest rates for the commercial paper program are calculated at the then current commercial paper rate. At December 31, 2019, $50 million was outstanding on the commercial paper program.
In May 2019, Southwest issued $300 million in 4.15% Senior Notes at a discount of 0.051%. The Notes will mature in June 2049. A portion of the proceeds were used to repay amounts then outstanding under Southwest’s credit facility and commercial paper program.
In May 2019, the Company filed with the SEC an automatic shelf registration statement for the offer and sale of up to $300 million of common stock from time to time in at-the-market offerings under the prospectus included therein in accordance with the Sales Agency Agreement, dated May 8, 2019, between the Company and BNY Mellon Capital Markets, LLC (the Equity Shelf Program discussed above). The Company issued $124 million under this multi-year program during the second, third, and fourth quarters of 2019. Net proceeds from the sales of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities served by Southwest.
In March 2017, the Company filed an automatic shelf registration statement with the SEC for the offer and sale of up to $150 million of common stock from time to time in at-the-market offerings under the related prospectus and sales agency agreement. The Company issued the full capacity of this equity program, concluding during the quarter ended March 31, 2019. See Note 7 - Common Stock.
In November 2018, in association with the acquisition of Linetec (refer to Note 17 - Business Acquisitions), Centuri amended its secured revolving credit and term loan facility, increasing the borrowing capacity from $450 million to $590 million. The line of credit portion of the facility increased to $325 million; amounts borrowed and repaid under the revolving credit facility are available to be re-borrowed. The term loan facility portion has a limit of $265 million, which was reached in November 2018 after the refinancing of the existing term loan noted above and additional borrowing that occurred under the amended facility. No further borrowing is permitted under the term loan facility. The $590 million secured revolving credit and term loan facility expires in November 2023. At December 31, 2019, $245 million was outstanding (after repayments) on the term facility. The maximum amount outstanding on the credit facility during 2019 was $352 million, which occurred in the third quarter, at which point $253 million was outstanding on the term loan facility. As of December 31, 2019, there was $60 million outstanding and approximately $244 million, net of outstanding letters of credit, was available to be borrowed on the Centuri secured revolving credit facility.
It is currently anticipated that LIBOR may be discontinued as a benchmark or reference rate after 2021. As of December 31, 2019, $17 million of borrowings outstanding for the holding company under its credit facility, $294 million of Southwest’s outstanding borrowings under its credit facility (other than from its commercial paper program), and $188 million of Centuri’s outstanding borrowings under its credit facility have interest rates with reference to LIBOR and maturity dates that extend beyond 2021. The outstanding amounts reflect approximately 13% of Southwest’s total debt and 19% of total debt (including current maturities) for the Company overall. In order to mitigate the impact of the discontinuation on the Company’s financial condition and results of operations, Southwest and Centuri will continue to monitor developments with respect to alternative rates and work with lenders to determine the appropriate alternative reference rate for variable rate indebtedness. However, at this time the Company and Southwest can provide no assurances as to the impact a LIBOR discontinuation will have on their financial condition or results of operations. Any alternative rate may be less predictable or less attractive than LIBOR.

Credit Ratings
Credit ratings apply to debt securities such as bonds, notes, and other debt instruments and do not apply to equity securities such as common stock. Borrowing costs and the ability to raise funds are directly impacted by the credit ratings of the Company. Credit ratings issued by nationally recognized ratings agencies (Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“Standard & Poor’s”), and Fitch Ratings (“Fitch”)) provide a method for determining the creditworthiness of an issuer. Credit ratings are important because long-term debt constitutes a significant portion of total capitalization. These credit ratings are a factor considered by lenders when determining the cost of current and future debt for both Southwest and Southwest Gas Holdings, Inc. (i.e., generally the better the rating, the lower the cost to borrow funds). The current unsecured long-term debt ratings of both companies are all considered investment grade.

	Moody's (1)	Standard & Poor's (2)	Fitch (3)
Southwest Gas Holdings, Inc.:
Issuer rating	Baa1	BBB+	BBB+
Outlook	Negative	Negative	Stable
Last reaffirmed	January 2020	November 2019	June 2019
Southwest Gas Corporation:
Senior unsecured long-term debt	A3	A-	A
Outlook	Negative	Negative	Stable
Last reaffirmed	January 2020	November 2019	June 2019
(1)Moody’s debt ratings range from Aaa (highest rating possible) to C (lowest quality, usually in default). Moody’s applies an A rating to obligations which are considered upper-medium grade obligations with low credit risk. A numerical modifier of 1 (high end of the category) through 3 (low end of the category) is included with the A to indicate the approximate rank of a company within the range. The Moody’s outlook of “negative” was updated in January 2020 for both Southwest and the Company in consideration of steadily increasing debt in relation to cash flow growth.
(2)Standard & Poor’s (“S&P”) debt ratings range from AAA (highest rating possible) to D (obligation is in default). The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus “+” or minus “-” sign to show relative standing within the major rating categories.
(3)Fitch debt ratings range from AAA (highest credit quality) to D (defaulted debt obligation). The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.
A credit rating is not a recommendation to buy, sell, or hold a debt security, but is intended to provide an estimation of the relative level of credit risk of debt securities, and is subject to change or withdrawal at any time by the rating agency. The foregoing credit ratings are subject to change at any time at the discretion of the applicable ratings agency. Numerous factors, including many that are not within management’s control, are considered by the ratings agencies in connection with the assigning of credit ratings.
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if these bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% Notes due 2041 are also subject to a minimum net worth requirement. At December 31, 2019, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.4 billion in additional debt could be issued and the leverage ratio requirement would still be met. At least $1.5 billion of cushion in equity relating to the minimum net worth requirement exists at December 31, 2019. No specific limitations as to dividends exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
At December 31, 2019, Southwest Gas Holdings, Inc. was also in compliance with all of its credit facility covenants. Interest and fees on the credit facility are subject to adjustment depending on its credit ratings. The credit facility is subject to a leverage ratio cap. No specific limitations as to dividends exist under the collective covenants. The credit facility does not contain a material adverse change clause.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2019, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $184 million in additional debt and meet the leverage ratio requirement. Centuri has at least $53 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the utility infrastructure services segment. Centuri also has restrictions on how much it could give to the Company in cash dividends, which is limited to 60% of its rolling twelve-month consolidated net income.

Bonus Depreciation
In 2017, with the enactment of U.S. tax reform, the bonus depreciation deduction percentage changed from 50% to 100% for “qualified property” placed in service after September 27, 2017 and before 2023. The bonus depreciation tax deduction phases out starting in 2023, by 20% for each of the five following years. Qualified property excludes public utility property. The Company estimates bonus depreciation will defer the payment of approximately $22 million (none of which relates to utility operations) of federal income taxes for 2020.
Inflation
Inflation can impact results of operations for Southwest and Centuri. Labor, employee benefits, natural gas, professional services, and construction costs are the categories most significantly impacted by inflation. Changes to the cost of gas are generally recovered through PGA mechanisms and do not significantly impact net earnings. Labor, employee benefits, and professional services are components of the cost of service, and gas infrastructure costs are the primary component of utility rate base. In order to recover increased costs, and earn a fair return on rate base, general rate cases are filed by Southwest, when deemed necessary, for review and approval by regulatory authorities. Regulatory lag, that is, the time between the date increased costs are incurred and the time such increases are recovered through the ratemaking process, can impact earnings. See Rates and Regulatory Proceedings for a discussion of recent rate case proceedings.
Off-Balance Sheet Arrangements
All debt is recorded on the balance sheet. Long-term operating and finance leases are described in Note 2 - Utility Plant and Leases and included in the Contractual Obligations table below.
Contractual Obligations
The table below summarizes the Company’s contractual obligations at December 31, 2019:

	Payments due by period
(Millions of dollars)	Total	2020	2021-2022	2023-2024	Thereafter
Contractual obligations:
Long-term debt, including current maturities	$2,464	$164	$495	$241	$1,564
Short-term debt	211	211	—	—	—
Interest on long-term debt	1,422	95	169	144	1,014
Pipeline capacity/storage	476	76	115	79	206
Gas purchase obligations	72	62	5	2	3
Operating leases	102	13	22	17	50
Finance leases	14	14	—	—	—
Other commitments	112	64	44	4	—
Derivatives	11	11	—	—	—
Total	$4,884	$710	$850	$487	$2,837
In the table above, operating leases represent multi-year obligations for buildings, land, equipment and vehicles. Not included in the table above are $5.1 million in lease payments for leases not yet commenced. Other commitments include obligations relating to the CDMI, as described in Rates and Regulatory Proceedings. Gas purchase obligations include fixed-price and variable-rate gas purchase contracts. Variable-rate contracts reflect minimum contractual obligations with estimation in pricing based on market price information. Actual future variable-rate purchase commitments may vary depending on market prices at the time of delivery and these values may change significantly from their estimated amounts. Certain other variable-rate contracts allow for variability in quantities for which associated demand charges are included in the gas purchase obligations line above, based on the maximum daily quantities available under the contracts. Excluded from the table are renewable natural gas purchase obligations in which the commencement dates are not specifically determinable and the volumes and contract prices are inestimable until certain contract provisions are met. Also excluded from the table is $4.7 million of purchase consideration related to the Linetec acquisition in the form of liabilities incurred that remained unpaid as of December 31, 2019.
Southwest has pipeline capacity/storage contracts for firm transportation service, both on a short- and long-term basis, with several companies for all of its service territories, some with terms extending to 2044. Southwest also has interruptible contracts in place that allow additional capacity to be acquired should an unforeseen need arise. Costs associated with these pipeline capacity contracts are a component of the cost of gas sold and are recovered from customers primarily through the PGA mechanisms. Included in the pipeline capacity payments shown in the above table, are payments associated with storage that Southwest has contracted for in southern California.

Debt obligations in the table above consist of scheduled principal and interest payments over the life of the debt. Interest rates in effect at December 31, 2019 on variable rate long-term debt were assumed to remain in effect in the future periods disclosed in the table. Interest on long-term debt includes future interest payments of $1.39 billion for Southwest and $35.7 million for Centuri.
Pension:  Estimated funding for pension and other postretirement benefits during calendar year 2020 is $105 million (including a supplemental discretionary contribution of $50 million) and is not included in the table above. As changes to the discount rate have a significant impact to the pension obligation and estimated future costs, and as the discount rate at the end of 2019 was at a low not experienced in many decades, Southwest, through a contribution from the Company, elected to make a discretionary supplemental contribution to the pension plan of $50 million in January 2020. This additional contribution was made to mitigate the expected increase in pension costs and provide for additional returns on the increased level of plan assets available for benefits. Fundings for future years beyond 2020 are not currently known.
Recently Issued Accounting Standards Updates
The FASB recently issued Accounting Standards Updates related to measurement of credit losses, accounting for implementation costs in a cloud computing arrangement, disclosure requirements for defined benefit plans and fair value measurement, simplifying the test for goodwill impairment, and accounting for income taxes. See Note 1 - Background, Organization, and Summary of Significant Accounting Policies for more information regarding these Accounting Standards Updates and their potential impact on financial position, results of operations, and disclosures.
Application of Critical Accounting Policies
A critical accounting policy is one which is very important to the portrayal of the financial condition and results of a company, and requires the most difficult, subjective, or complex judgments of management. The need to make estimates about the effect of items that are uncertain is what makes these judgments difficult, subjective, and/or complex. Management makes subjective judgments about the accounting and regulatory treatment of many items and bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. While management may make many estimates and judgments, many would not be materially altered, or provide a material impact to the financial statements taken as a whole, if different estimates, or means of estimation were employed. The following are accounting policies that are deemed critical to the financial statements. For more information regarding significant accounting policies, see notes to the consolidated financial statements.
Regulatory Accounting
Natural gas operations are subject to the regulation of the ACC, the PUCN, the CPUC, and the FERC. The accounting policies of the Company and Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. As such, the Company and Southwest are allowed to defer, as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. Companies are also permitted to recognize, as regulatory assets, amounts associated with various revenue decoupling mechanisms, as long as the requirements of alternative revenue programs permitted under U.S. GAAP continue to be met. Management reviews the regulatory assets to assess their ultimate recoverability within the approved regulatory guidelines. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset (which would be recognized as current-period expense) is required. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be credited to customers through the ratemaking process. The timing and inclusion of costs in rates is often delayed (regulatory lag) and results in a reduction of current-period earnings. Refer to Note 5 - Regulatory Assets and Liabilities.
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
Accounting for Income Taxes
The Company is subject to income taxes in the U.S. and Canada. Income tax calculations require estimates due to known future tax rate changes, book to tax differences, and uncertainty with respect to regulatory treatment of certain property items. The asset and liability method of accounting is utilized for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Regulatory tax assets and liabilities are recorded to the extent management believes they will be recoverable from or refunded to customers in future rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. With the enactment of recent U.S. tax reform, management undertook processes to remeasure these balances. Management regularly assesses financial statement tax provisions to identify any change in the regulatory treatment or tax-related estimates, assumptions, or enacted tax rates that could have a material impact on cash flows, financial position, and/or results of operations.
Accounting for Pensions and Other Postretirement Benefits
Southwest has a noncontributory qualified retirement plan with defined benefits covering substantially all employees. In addition, there is a separate unfunded supplemental retirement plan which is limited to officers. Pension obligations and costs for these plans are affected by the amount and timing of cash contributions to the plans, the return on plan assets, discount rates, and by employee demographics, including age, compensation, and length of service. Changes made to the provisions of the plans may also impact current and future pension costs. Actuarial formulas are used in the determination of pension obligations and costs and are affected by actual plan experience and assumptions about future experience. Key actuarial assumptions include the expected return on plan assets, the discount rate used in determining the projected benefit obligation and pension costs, and the assumed rate of increase in employee compensation. Relatively small changes in these assumptions (particularly the discount rate) may significantly affect pension obligations and costs for these plans. For example, a change of 0.25% in the discount rate assumption would change the pension plan projected benefit obligation by approximately $47 million and future pension expense by $4 million. A change of 0.25% in the employee compensation assumption would change the pension obligation by approximately $8 million and expense by $2 million. A 0.25% change in the expected asset return assumption would change pension expense by approximately $2 million (but has no impact on the pension obligation).
At December 31, 2019, the discount rate was 3.50%, a decrease from the 4.50% rate used at December 31, 2018. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation escalation remained at 3.25%. The asset return assumption of 6.75% to be used for 2020 expense was reduced from the 7.00% rate utilized for 2019. Pension costs for 2020 are estimated to increase approximately $13.6 million as compared to that experienced in 2019. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
Goodwill
Goodwill is assessed for impairment annually as of October, or more frequently, if events or changes in circumstances indicate an impairment may have occurred before that time. As permitted under accounting guidance on testing goodwill for impairment, we perform either a qualitative assessment or a quantitative assessment of each of our reporting units based on management’s judgment. Adjustment of values would only occur if conditions of impairment were deemed to be permanent. With respect to our qualitative assessments, we consider events and circumstances specific to us, such as macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance, when evaluating whether it is more likely than not that the fair values of our reporting units are less than their respective carrying amounts. The assumptions we use in our analysis are subject to uncertainty, and declines in the future performance of our reporting units and changing business conditions could result in the recognition of impairment charges, which could be significant. The Company’s reporting units are the same as its segments (natural gas operations and utility infrastructure services) for purposes of impairment evaluation. Almost all of the goodwill on the Company’s consolidated balance sheet pertains to the utility infrastructure services segment.
Business Combinations
In accordance with U.S. GAAP, the assets acquired and liabilities assumed in an acquired business are recorded at their estimated fair values on the date of acquisition. The amount of goodwill initially recognized in a business combination is based on the excess of the purchase price of the acquired company over the fair value of the other assets acquired and liabilities assumed. The determination of these fair values requires management to make significant estimates and assumptions. For example, assumptions with respect to the timing and amount of future revenues and expenses associated with an asset are used to determine its fair value but the actual timing and amount may differ materially resulting in impairment of the asset’s recorded value. In some cases, the Company engages independent third-party valuation firms to assist in determining the fair values of acquired assets and liabilities assumed. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows of the acquired business, trademarks, customer relationships, technology obsolescence, and discount rates. In addition, uncertain tax positions and tax-related valuation allowances assumed in connection with a business combination are initially estimated at the acquisition date. These items are reevaluated quarterly, based upon facts and circumstances that existed at the acquisition date with any adjustments to the preliminary estimates being recorded to goodwill, provided that the Company is within the twelve-month measurement period allowed by authoritative guidance. Subsequent to the measurement period or the final determination of the estimated value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the Consolidated Statements of Income, and could have a material impact on the Company’s results of operations and financial position. Goodwill is evaluated for impairment no less frequently than annually. The fair value assigned to the intangible assets acquired and liabilities assumed, and the determination of goodwill associated with the Linetec acquisition, are described in Note 17 - Business Acquisitions.
Certifications
The SEC requires the filing of certifications of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of registrants regarding reporting accuracy, disclosure controls and procedures, and internal control over financial reporting as exhibits to periodic filings. The CEO and CFO certifications for the period ended December 31, 2019 are included as exhibits to the 2019 Annual Report on Form 10-K filed with the SEC.
Forward-Looking Statements
This annual report contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). All statements other than statements of historical fact included or incorporated by reference in this annual report are forward-looking statements, including, without limitation, statements regarding management’s plans, objectives, goals, intentions, projections, strategies, future events or performance, and underlying assumptions. The words “may,” “if,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “continue,” “forecast,” “intend,”, “endeavor,” “promote,” “seek,” and similar words and expressions are generally used and intended to identify forward-looking statements. For example, statements regarding operating margin patterns, customer growth, the composition of our customer base, price volatility, seasonal patterns, payment of debt, interest savings, the Company’s COLI strategy, replacement market and new construction market, expected impacts of valuation adjustments associated with the redeemable noncontrolling interest in Linetec, the impact of recent PHMSA rulemaking, the amounts and timing for completion of estimated future construction expenditures, plans to pursue infrastructure programs or programs under SB151 legislation, forecasted operating cash flows and results of operations, net earnings impacts from gas infrastructure replacement surcharges, funding sources of cash requirements, amounts generally expected to be reflected in future period revenues from regulatory rate proceedings, the approved recovery of the Arizona DCA balance, the outcome of judicial review of the recently concluded Nevada rate case, rates and surcharges, PGA, and other rate adjustments, sufficiency of working capital and current credit facilities, bank lending practices, the Company’s views regarding its liquidity position, ability to raise funds and receive external financing capacity and the intent and ability to issue common stock under the Equity Shelf Program, the intent and ability to issue various financing instruments and stock under the universal shelf registration statement, future dividend increases and the Board’s current target dividend payout ratio, pension and postretirement benefits, certain impacts of tax acts, the effect of any rate changes or regulatory proceedings, contract or construction change order negotiations, impacts of accounting standard updates, infrastructure replacement mechanisms and COYL programs, statements regarding future gas prices, gas purchase contracts and derivative financial instruments, recoverability of regulatory assets, the impact of certain legal proceedings, and the timing and results of future rate hearings, including final resolution for recovery of the CDMI in all jurisdictions, and approvals, are forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.
A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, customer growth rates, conditions in the housing market, the ability to recover costs through the PGA mechanisms or other regulatory assets, the effects of regulation/deregulation, governmental or regulatory policy regarding natural gas or alternative energy, the regulatory support for ongoing infrastructure programs, the timing and amount of rate relief, the timing and methods determined by regulators to refund amounts to customers resulting from U.S. tax reform, changes in rate design, variability in volume of gas or transportation service sold to customers, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, the impact of of variable rate indebtedness associated with a discontinuance of LIBOR including in relation to amounts of indebtedness then outstanding, changes in construction expenditures and financing, changes in operations and maintenance expenses, effects of pension expense forecasts, accounting changes and regulatory treatment related thereto, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, results of Centuri bid work, the impact of weather on Centuri’s operations, impacts of changes in value of the redeemable noncontrolling interest if at other than fair value, Centuri utility infrastructure expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements, outcomes from contract and change order negotiations, ability to successfully procure new work, impacts from work awarded or failing to be awarded from significant customers, the mix of work awarded, the amount of work awarded to Centuri following the lifting of work stoppages or reduction, the result of productivity inefficiencies from regulatory requirements or otherwise, delays in commissioning individual projects, acquisitions, and management’s plans related thereto, competition, our ability to raise capital in external financings, our ability to continue to remain within the ratios and other limits subject to our debt covenants, and ongoing evaluations in regard to goodwill and other intangible assets. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing and operating expenses will continue or cease to continue in future periods. For additional information on the risks associated with the Company’s and Southwest’s businesses, see Item 1A. Risk Factors and Item 7A. Quantitative and Qualitative Disclosures About Market Risk in this Annual Report on Form 10-K for the year ended December 31, 2019.

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
Common Stock Price and Dividend Information
The principal market on which the common stock of the Company is traded is the New York Stock Exchange and the ticker symbol of the stock is “SWX.” At February 18, 2020, there were 12,032 holders of record of common stock, and the market price of the common stock was $79.45.
Dividends are payable on the Company’s common stock at the discretion of the Board of Directors (the “Board”). In setting the dividend rate, the Board considers, among other factors, current and expected future earnings levels, our ongoing capital expenditure plans and expected external funding needs, our payout ratio, and our ability to maintain strong credit ratings and liquidity. The quarterly common stock dividend declared was 49.5 cents per share throughout 2017, 52.0 cents per share throughout 2018, and 54.5 cents per share throughout 2019. The Company has paid dividends on its common stock since 1956 and has increased that dividend each year since 2007. In February 2020, the Board elected to increase the quarterly dividend from $0.545 to $0.570 per share, representing a 4.6% increase, effective with the June 2020 payment. The Board currently targets a payout ratio of 55% to 65% of consolidated earnings per share.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except par value)

	December 31,
	2019	2018
ASSETS
Utility plant:
Gas plant	$7,813,221	$7,134,239
Less: accumulated depreciation	(2,313,050)	(2,234,029)
Construction work in progress	185,026	193,028
Net utility plant	5,685,197	5,093,238
Other property and investments	784,173	623,551
Current assets:
Cash and cash equivalents	49,539	85,361
Accounts receivable, net of allowances	474,097	413,926
Accrued utility revenue	79,100	77,200
Income taxes receivable, net	31,751	14,653
Deferred purchased gas costs	44,412	4,928
Prepaid and other current assets	180,957	243,701
Total current assets	859,856	839,769
Noncurrent assets:
Goodwill	343,023	359,045
Deferred income taxes	856	1,264
Deferred charges and other assets	496,943	440,862
Total noncurrent assets	840,822	801,171
Total assets	$8,170,048	$7,357,729

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $1 par (authorized – 120,000,000 shares; issued and outstanding – 55,007,433 and 53,026,848 shares)	$56,637	$54,656
Additional paid-in capital	1,466,937	1,305,769
Accumulated other comprehensive loss, net	(56,732)	(52,668)
Retained earnings	1,039,072	944,285
Total Southwest Gas Holdings, Inc. equity	2,505,914	2,252,042
Noncontrolling interest	—	(452)
Total equity	2,505,914	2,251,590
Redeemable noncontrolling interest	84,542	81,831
Long-term debt, less current maturities	2,300,482	2,107,258
Total capitalization	4,890,938	4,440,679
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	163,512	33,060
Short-term debt	211,000	152,000
Accounts payable	238,921	248,993
Customer deposits	69,165	67,940
Income taxes payable, net	2,069	1,083
Accrued general taxes	48,160	43,560
Accrued interest	21,329	21,369
Deferred purchased gas costs	60,755	79,762
Other current liabilities	264,950	290,878
Total current liabilities	1,079,861	938,645
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	599,840	529,201
Accumulated removal costs	395,000	383,000
Other deferred credits and other long-term liabilities	1,204,409	1,066,204
Total deferred income taxes and other credits	2,199,249	1,978,405
Total capitalization and liabilities	$8,170,048	$7,357,729
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018	2017
Operating revenues:
Gas operating revenues	$1,368,939	$1,357,728	$1,302,308
Utility infrastructure services revenues	1,750,978	1,522,285	1,246,484
Total operating revenues	3,119,917	2,880,013	2,548,792
Operating expenses:
Net cost of gas sold	385,164	419,388	355,045
Operations and maintenance	424,150	406,393	392,763
Depreciation and amortization	303,237	249,212	250,951
Taxes other than income taxes	62,328	59,898	57,946
Utility infrastructure services expenses	1,573,227	1,387,689	1,148,963
Total operating expenses	2,748,106	2,522,580	2,205,668
Operating income	371,811	357,433	343,124
Other income and (expenses):
Net interest deductions	(109,226)	(96,671)	(78,064)
Other income (deductions)	10,085	(17,426)	(6,030)
Total other income and (expenses)	(99,141)	(114,097)	(84,094)
Income before income taxes	272,670	243,336	259,030
Income tax expense	56,023	61,684	65,088
Net income	216,647	181,652	193,942
Net income (loss) attributable to noncontrolling interests	2,711	(625)	101
Net income attributable to Southwest Gas Holdings, Inc.	$213,936	$182,277	$193,841
Earnings per share:
Basic	$3.94	$3.69	$4.04
Diluted	$3.94	$3.68	$4.04
Weighted average shares:
Basic	54,245	49,419	47,965
Diluted	54,312	49,476	47,991
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

	Year Ended December 31,
	2019	2018	2017
Net income	$216,647	$181,652	$193,942
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial loss	(54,026)	(15,524)	(32,701)
Amortization of prior service cost	966	1,015	828
Amortization of net actuarial loss	17,766	25,549	15,776
Prior service cost	(1,426)	—	—
Regulatory adjustment	28,077	(6,257)	12,590
Net defined benefit pension plans	(8,643)	4,783	(3,507)
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	2,541	2,541	2,073
Net forward-starting interest rate swaps	2,541	2,541	2,073
Foreign currency translation adjustments	2,038	(3,010)	1,771
Total other comprehensive income (loss), net of tax	(4,064)	4,314	337
Comprehensive income	212,583	185,966	194,279
Comprehensive income (loss) attributable to noncontrolling interests	2,711	(625)	112
Comprehensive income attributable to Southwest Gas Holdings, Inc.	$209,872	$186,591	$194,167
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended December 31,
	2019	2018	2017
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$216,647	$181,652	$193,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	303,237	249,212	250,951
Deferred income taxes	54,162	51,041	63,389
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(54,245)	(15,862)	(40,947)
Accrued utility revenue	(1,900)	1,000	(2,000)
Deferred purchased gas costs	(58,491)	82,574	(95,608)
Accounts payable	(1,865)	11,778	19,961
Accrued taxes	5,243	(11,955)	2,112
Other current assets and liabilities	74,137	(54,073)	(8,203)
Gains on sale of equipment	(5,473)	(1,703)	(4,196)
Changes in undistributed stock compensation	6,896	6,111	10,888
Equity AFUDC	(4,161)	(3,627)	(2,296)
Changes in deferred charges and other assets	(21,051)	(5,738)	(22,269)
Changes in other liabilities and deferred credits	(12,764)	38,446	4,231
Net cash provided by operating activities	500,372	528,856	369,955
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(938,148)	(765,914)	(623,649)
Acquisition of businesses, net of cash acquired	(47,638)	(251,373)	(94,204)
Changes in customer advances	19,001	13,463	323
Other inflows	15,153	4,341	16,645
Net cash used in investing activities	(951,632)	(999,483)	(700,885)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	157,946	354,402	41,155
Dividends paid	(116,127)	(100,240)	(92,130)
Centuri distribution to redeemable noncontrolling interest	—	—	(204)
Issuance of long-term debt, net	531,596	565,172	407,063
Retirement of long-term debt	(213,789)	(237,758)	(338,969)
Change in credit facility and commercial paper	—	—	145,000
Change in short-term debt	59,000	(62,500)	214,500
Principal payments on finance lease obligations	(212)	(648)	(980)
Redemption of Centuri shares from noncontrolling parties	—	—	(23,000)
Withholding remittance – share-based compensation	(1,858)	(3,110)	(3,176)
Other	(1,276)	(2,744)	(3,074)
Net cash provided by financing activities	415,280	512,574	346,185
Effects of currency translation on cash and cash equivalents	158	(208)	301
Change in cash and cash equivalents	(35,822)	41,739	15,556
Cash and cash equivalents at beginning of period	85,361	43,622	28,066
Cash and cash equivalents at end of period	$49,539	$85,361	$43,622
SUPPLEMENTAL INFORMATION:
Interest paid, net of amounts capitalized	$102,258	$86,562	$71,943
Income taxes paid (received), net	$2,752	$1,221	$5,673
 The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018	2017
Common stock shares
Beginning balances	53,026	48,090	47,482
Common stock issuances	1,981	4,936	608
Ending balances	55,007	53,026	48,090
Common stock amount
Beginning balances	$54,656	$49,720	$49,112
Common stock issuances	1,981	4,936	608
Ending balances	56,637	54,656	49,720
Additional paid-in capital
Beginning balances	1,305,769	955,332	903,123
Common stock issuances	161,620	353,147	52,209
Change in ownership of noncontrolling interest	(452)	(2,710)	—
Ending balances	1,466,937	1,305,769	955,332
Accumulated other comprehensive loss
Beginning balances	(52,668)	(47,682)	(48,008)
Foreign currency exchange translation adjustment	2,038	(3,010)	1,760
Net actuarial gain (loss) arising during period, less amortization of unamortized benefit plan cost, net of tax	(8,643)	4,783	(3,507)
FSIRS amounts reclassified to net income, net of tax	2,541	2,541	2,073
Reclassification of excess deferred taxes	—	(9,300)	—
Ending balances	(56,732)	(52,668)	(47,682)
Retained earnings
Beginning balances	944,285	857,398	759,263
Net income	213,936	182,277	193,841
Redemption value adjustments	—	—	(355)
Dividends declared	(119,149)	(104,690)	(95,351)
Reclassification of excess deferred taxes	—	9,300	—
Ending balances	1,039,072	944,285	857,398
Total Southwest Gas Holdings, Inc. equity ending balances	2,505,914	2,252,042	1,814,768
Noncontrolling interest
Beginning balances	(452)	(2,365)	(2,217)
Net loss	—	(797)	(148)
Change in ownership of noncontrolling interest	452	2,710	—
Ending balances	—	(452)	(2,365)
Total equity ending balances	$2,505,914	$2,251,590	$1,812,403
Dividends declared per common share	$2.18	$2.08	$1.98
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

	December 31,
	2019	2018
ASSETS
Utility plant:
Gas plant	$7,813,221	$7,134,239
Less: accumulated depreciation	(2,313,050)	(2,234,029)
Construction work in progress	185,026	193,028
Net utility plant	5,685,197	5,093,238
Other property and investments	133,787	116,146
Current assets:
Cash and cash equivalents	40,489	31,962
Accounts receivable, net of allowances	150,793	140,057
Accrued utility revenue	79,100	77,200
Income taxes receivable, net	25,901	13,444
Deferred purchased gas costs	44,412	4,928
Prepaid and other current assets	165,639	229,562
Total current assets	506,334	497,153
Noncurrent assets:
Goodwill	10,095	10,095
Deferred charges and other assets	463,333	424,952
Total noncurrent assets	473,428	435,047
Total assets	$6,798,746	$6,141,584

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock	$49,112	$49,112
Additional paid-in capital	1,229,083	1,065,242
Accumulated other comprehensive loss, net	(55,151)	(49,049)
Retained earnings	782,108	717,155
Total equity	2,005,152	1,782,460
Long-term debt, less current maturities	1,991,333	1,818,669
Total capitalization	3,996,485	3,601,129
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	125,000	—
Short-term debt	194,000	152,000
Accounts payable	149,368	184,982
Customer deposits	69,165	67,940
Accrued general taxes	48,160	43,560
Accrued interest	21,256	20,243
Deferred purchased gas costs	60,755	79,762
Payable to parent	844	472
Other current liabilities	126,573	94,136
Total current liabilities	795,121	643,095
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	539,050	490,458
Accumulated removal costs	395,000	383,000
Other deferred credits and other long-term liabilities	1,073,090	1,023,902
Total deferred income taxes and other credits	2,007,140	1,897,360
Total capitalization and liabilities	$6,798,746	$6,141,584
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of dollars)

	Year Ended December 31,
	2019	2018	2017
Gas operating revenues	$1,368,939	$1,357,728	$1,302,308
Operating expenses:
Net cost of gas sold	385,164	419,388	355,045
Operations and maintenance	422,174	404,813	391,321
Depreciation and amortization	215,620	191,816	201,922
Taxes other than income taxes	62,328	59,898	57,946
Total operating expenses	1,085,286	1,075,915	1,006,234
Operating income	283,653	281,813	296,074
Other income and (expenses):
Net interest deductions	(95,026)	(81,740)	(69,733)
Other income (deductions)	9,517	(17,240)	(6,388)
Total other income and (expenses)	(85,509)	(98,980)	(76,121)
Income before income taxes	198,144	182,833	219,953
Income tax expense	34,973	43,991	63,135
Net income	$163,171	$138,842	$156,818
The accompanying notes are an integral part of these statements.

 SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

	Year Ended December 31,
	2019	2018	2017
Net income	$163,171	$138,842	$156,818
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial loss	(54,026)	(15,524)	(32,701)
Amortization of prior service cost	966	1,015	828
Amortization of net actuarial loss	17,766	25,549	15,776
Prior service cost	(1,426)	—	—
Regulatory adjustment	28,077	(6,257)	12,590
Net defined benefit pension plans	(8,643)	4,783	(3,507)
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	2,541	2,541	2,073
Net forward-starting interest rate swaps	2,541	2,541	2,073
Total other comprehensive income (loss), net of tax	(6,102)	7,324	(1,434)
Comprehensive income	$157,069	$146,166	$155,384
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended December 31,
	2019	2018	2017
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$163,171	$138,842	$156,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	215,620	191,816	201,922
Deferred income taxes	33,681	42,999	67,169
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(10,737)	(20,309)	(7,902)
Accrued utility revenue	(1,900)	1,000	(2,000)
Deferred purchased gas costs	(58,491)	82,574	(95,608)
Accounts payable	(27,473)	23,408	4,545
Accrued taxes	8,895	(18,732)	10,383
Other current assets and liabilities	89,171	(91,444)	(13,726)
Changes in undistributed stock compensation	5,146	5,355	9,288
Equity AFUDC	(4,161)	(3,627)	(2,296)
Changes in deferred charges and other assets	(31,767)	(7,049)	(22,918)
Changes in other liabilities and deferred credits	(13,361)	37,669	3,541
Net cash provided by operating activities	367,794	382,502	309,216
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(778,748)	(682,869)	(560,448)
Changes in customer advances	19,001	13,463	323
Other inflows (outflows)	(95)	14	2,741
Net cash used in investing activities	(759,842)	(669,392)	(557,384)
CASH FLOW FROM FINANCING ACTIVITIES:
Contributions from parent	159,936	113,549	41,359
Dividends paid	(95,900)	(87,000)	(81,497)
Issuance of long-term debt, net	297,222	297,495	—
Retirement of long-term debt	—	—	(25,000)
Change in credit facility and commercial paper	—	—	145,000
Change in short-term debt	42,000	(39,000)	191,000
Withholding remittance – share-based compensation	(1,858)	(3,110)	(3,176)
Other	(825)	(1,028)	(596)
Net cash provided by financing activities	400,575	280,906	267,090
Change in cash and cash equivalents	8,527	(5,984)	18,922
Cash and cash equivalents at beginning of period	31,962	37,946	19,024
Cash and cash equivalents at end of period	$40,489	$31,962	$37,946
SUPPLEMENTAL INFORMATION:
Interest paid, net of amounts capitalized	$88,658	$73,805	$64,790
Income taxes paid (received), net	$678	$(5,856)	$(7,854)
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Year Ended December 31,
	2019	2018	2017
Common stock shares
Beginning and ending balances	47,482	47,482	47,482
Common stock amount
Beginning and ending balances	$49,112	$49,112	$49,112
Additional paid-in capital
Beginning balances	1,065,242	948,767	897,346
Share-based compensation	3,905	2,926	10,062
Contributions from Southwest Gas Holdings, Inc.	159,936	113,549	41,359
Ending balances	1,229,083	1,065,242	948,767
Accumulated other comprehensive loss
Beginning balances	(49,049)	(47,073)	(45,639)
Net actuarial gain (loss) arising during period, less amortization of unamortized benefit plan cost, net of tax	(8,643)	4,783	(3,507)
FSIRS amounts reclassified to net income, net of tax	2,541	2,541	2,073
Reclassification of excess deferred taxes	—	(9,300)	—
Ending balances	(55,151)	(49,049)	(47,073)
Retained earnings
Beginning balances	717,155	659,193	767,061
Net income	163,171	138,842	156,818
Distribution to Southwest Gas Holdings, Inc. investment in discontinued operations	—	—	(182,773)
Share-based compensation	(618)	(680)	(784)
Dividends declared to Southwest Gas Holdings, Inc.	(97,600)	(89,500)	(81,129)
Reclassification of excess deferred taxes	—	9,300	—
Ending balances	782,108	717,155	659,193
Total Southwest Gas Corporation equity ending balances	$2,005,152	$1,782,460	$1,609,999
The accompanying notes are an integral part of these statements.

Note 1 - Background, Organization, and Summary of Significant Accounting Policies
Nature of Operations. This is a combined annual report of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) and Southwest Gas Corporation and its subsidiaries (“Southwest” or the “natural gas operations” segment). The notes to the consolidated financial statements apply to both entities. Southwest Gas Holdings, Inc. is a holding company, owning all of the shares of common stock of Southwest and all of the shares of common stock of Centuri Group, Inc. (“Centuri” or the “utility infrastructure services” segment). At the annual meeting of stockholders of Southwest Gas Holdings, Inc., held on May 2, 2019, stockholders voted to approve changing the state of incorporation for Southwest Gas Holdings, Inc. from California to Delaware. The reincorporation became effective in September 2019.
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
Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), NPL Canada Ltd. (“NPL Canada”), New England Utility Constructors, Inc. (“Neuco”), and Linetec Services, LLC (“Linetec”). Utility infrastructure services activity is seasonal in most of Centuri’s operating areas. Peak periods are the summer and fall months in colder climate areas, such as the northeastern and midwestern United States (“U.S.”) and in Canada. In warmer climate areas, such as the southwestern and southeastern U.S., utility infrastructure services activity continues year round. In November 2018, Centuri acquired an 80% interest in Linetec, thereby expanding its operations in the southeast region of the U.S. See Note 17 - Business Acquisitions.
Basis of Presentation. The Company follows accounting principles generally accepted in the United States (“U.S. GAAP”) in accounting for all of its businesses. Unless specified otherwise, all amounts are in U.S. dollars. Accounting for natural gas utility operations conforms with U.S. GAAP as applied to rate-regulated companies and as prescribed by federal agencies and commissions of the various states in which the utility operates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. No substantive change has occurred with regard to the Company’s business segments on the whole, or in the primary businesses comprising those segments as a result of the foregoing acquisition of Linetec.
Consolidation. The accompanying financial statements are presented on a consolidated basis for Southwest Gas Holdings, Inc. and all subsidiaries and Southwest Gas Corporation and all subsidiaries as of December 31, 2019 (except those accounted for using the equity method as discussed below). All significant intercompany balances and transactions have been eliminated with the exception of transactions between Southwest and Centuri in accordance with accounting treatment for rate-regulated entities.
Centuri, through its subsidiaries, holds a 50% interest in W.S. Nicholls Western Construction Ltd. (“Western”), a Canadian infrastructure services company that is a variable interest entity. Centuri determined that it is not the primary beneficiary of the entity due to a shared-power structure; therefore, Centuri does not consolidate the entity and has recorded its investment, and results related thereto, using the equity method. The investment in Western, related earnings, and dividends received from Western in 2019 and 2018 were not significant. Centuri’s maximum exposure to loss as a result of its involvement with Western was estimated at $12.2 million as of December 31, 2019.
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
The Company primarily used quoted market prices and other observable market pricing information in valuing cash and cash equivalents, derivatives, long-term debt outstanding, and assets of the qualified pension plan and the PBOP required to be recorded and/or disclosed at fair value. The Company uses prices and inputs that are current as of the measurement date, and recognizes transfers between levels at either the actual date of an event or a change in circumstance that caused the transfer.
Net Utility Plant. Net utility plant includes gas plant at original cost, less the accumulated provision for depreciation and amortization, plus the unamortized balance of acquisition adjustments. Original cost generally includes contracted services, material, payroll, and related costs such as taxes and certain benefits, general and administrative expenses, and an allowance for funds used during construction, less contributions in aid of construction.
Other Property and Investments. Other property and investments on Southwest’s and the Company’s Consolidated Balance Sheets includes:

	December 31,
(Thousands of dollars)	2019	2018
Southwest Gas Corporation:
Net cash surrender value of COLI policies	$132,072	$114,405
Other property	1,715	1,741
Total Southwest Gas Corporation	133,787	116,146
Centuri property, equipment, and intangibles	983,905	792,191
Centuri accumulated provision for depreciation and amortization	(352,333)	(298,939)
Other property	18,814	14,153
Total Southwest Gas Holdings, Inc.	$784,173	$623,551

Included in the table above are the net cash surrender values of company-owned life insurance (“COLI”) policies. These life insurance policies on members of management and other key employees are used by Southwest to indemnify itself against the loss of talent, expertise, and knowledge, as well as to provide indirect funding for certain nonqualified benefit plans.
Intangible Assets. Intangible assets (other than goodwill) are amortized using the straight-line method to reflect the pattern of economic benefits consumed over the estimated periods benefited. The recoverability of intangible assets is evaluated when events or circumstances indicate that a revision of estimated useful lives is warranted or that an intangible asset may be impaired. The intangible assets associated with utility infrastructure services businesses previously acquired include those most recently added from the Linetec acquisition in 2018. All have finite lives. These intangible assets are included in Other property and investments on the Company’s Consolidated Balance Sheets. Centuri’s intangible assets, not including goodwill, at December 31, 2019 and 2018, respectively, were as follows:

	December 31, 2019
(Thousands of dollars)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$154,186	$(20,735)	$133,451
Trade names and trademarks	23,353	(6,754)	16,599
Customer contracts backlog	270	(252)	18
Noncompete agreements	2,045	(1,602)	443
Total	$179,854	$(29,343)	$150,511

	December 31, 2018
Customer relationships	$152,533	$(11,716)	$140,817
Trade names and trademarks	23,013	(5,234)	17,779
Customer contracts backlog	270	(3)	267
Noncompete agreements	2,022	(1,064)	958
Total	$177,838	$(18,017)	$159,821

Amortization expense for the acquired intangible assets listed above for the years ended December 31, 2019, 2018, and 2017 was $10.7 million, $7.6 million, and $4.1 million, respectively.
The estimated future amortization of the intangible assets for the next five years and thereafter is as follows:

(Thousands of dollars)
2020	$10,722
2021	10,303
2022	10,215
2023	10,215
2024	10,215
Thereafter	98,841
Total	$150,511

See Note 2 - Utility Plant and Leases for additional information regarding natural gas operations intangible assets. Note 17 - Business Acquisitions includes detailed information about intangible assets purchased in association with the Linetec acquisition.
Cash and Cash Equivalents. For purposes of reporting consolidated cash flows, cash and cash equivalents includes cash on hand and financial instruments with original maturities of three months or less. Such investments are carried at cost, which approximates market value. Cash and cash equivalents for Southwest and the Company also include money market fund investments totaling approximately $23.5 million and $26.7 million, respectively at December 31, 2019, and $18 million and $59.9 million, respectively, at December 31, 2018, which fall within Level 2 of the fair value hierarchy, due to the asset valuation methods used by money market funds.
Typical non-cash investing activities for Southwest include customer advances applied as contributions toward utility construction activity and capital expenditures that were not paid as of year end that are included in accounts payable. Amounts related to such activities were not significant for the periods presented herein. Also, see Note 2 - Utility Plant and Leases for information related to right-of-use assets obtained in exchange for lease liabilities, which are non-cash investing and financing activities. Right-of-use assets and lease liabilities are also subject to non-cash impacts as a result of other factors, such as lease terminations and modifications.
Income Taxes. The asset and liability method of accounting is utilized for the recognition of income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. For regulatory and financial reporting purposes, investment tax credits (“ITC”) related to gas utility operations are deferred and amortized over the life of related fixed assets. As of December 31, 2019, the Company had cumulative book earnings of approximately $32 million in its foreign jurisdiction. Management previously asserted and continues to assert that all the earnings of Centuri’s Canadian subsidiaries will be permanently reinvested in Canada. As a result, no U.S. deferred income taxes have been recorded related to cumulative foreign earnings.
The Financial Accounting Standards Board (the “FASB”) issued guidance to allow an accounting policy election of either (i) treating taxes attributable to future taxable income related to Global Intangible Low-Taxed Income (“GILTI”) as a current period expense when incurred or (ii) recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years. The Company has elected to treat GILTI as a current period cost when incurred and has considered the estimated 2019 GILTI impact in its 2019 tax expense, which was immaterial.
Deferred Purchased Gas Costs. The various regulatory commissions have established procedures to enable Southwest to adjust its billing rates for changes in the cost of natural gas purchased. The difference between the current cost of gas purchased and the cost of gas recovered in billed rates is deferred. Generally, these deferred amounts are recovered or refunded within one year.
Prepaid and other current assets. Prepaid and other current assets for Southwest and the Company include gas pipe materials and operating supplies of $57 million in 2019 and $56 million in 2018 (carried at weighted average cost), and also include $33 million in 2019 and $74 million in 2018 related to a regulatory asset associated with the Arizona decoupling mechanism (an alternative revenue program).

Goodwill. As required by U.S. GAAP, goodwill is assessed for impairment annually, or more frequently, if circumstances indicate impairment to the carrying value of goodwill may have occurred. The goodwill impairment analysis is conducted as of October 1st each year and may start with an assessment of qualitative factors (commonly referred to as Step 0) to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the qualitative factors, management determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if management does not perform a qualitative assessment, a Step 1 impairment test will be performed. Management of the Company and Southwest considered its reporting units and segments and determined that its segments and reporting units remain consistent between periods presented below, and that no change was necessary with regard to the level at which goodwill is assessed for impairment. The Company and Southwest determined that it is not more likely than not that the fair value of the reporting units was less than their carrying amounts in either 2019 or 2018. Thus, no impairment was recorded in either year. Goodwill on the Company’s Consolidated Balance Sheet includes:

(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Total Company
Balance, December 31, 2017	$10,095	$169,219	$179,314
Measurement-period adjustments - Neuco acquisition	—	182	182
Goodwill from Linetec acquisition	—	188,494	188,494
Foreign currency translation adjustment	—	(8,945)	(8,945)
Balance, December 31, 2018	10,095	348,950	359,045
Measurement-period adjustments - Linetec acquisition	—	(21,172)	(21,172)
Foreign currency translation adjustment	—	5,150	5,150
Balance, December 31, 2019	$10,095	$332,928	$343,023

Other Current Liabilities. Management recognizes in its balance sheets various liabilities that are expected to be settled through future cash payment within the next twelve months, including certain regulatory liabilities (refer to Note 5 - Regulatory Assets and Liabilities), customary accrued expenses for employee compensation and benefits, and declared but unpaid dividends. Amounts included in the Consolidated Balance Sheet of the Company as of December 31, 2018 reflect $75.6 million in unremitted amounts associated with the Linetec acquisition noted above.
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
Gas Operating Revenues. Southwest recognizes revenue when it satisfies its performance by transferring gas to the customer. Natural gas is delivered and “consumed” by the customer simultaneously. Revenues are recorded when customers are billed. Customer billings are substantially based on monthly meter reads and include certain other charges assessed monthly, and are calculated in accordance with applicable tariffs and state and local laws, regulations, and related agreements. An estimate of the margin associated with natural gas service provided, but not yet billed, to residential and commercial customers from the latest meter read date to the end of the reporting period is also recognized as accrued utility revenue. Revenues also include the net impacts of margin tracker/decoupling accruals based on criteria in U.S. GAAP for rate-regulated entities associated with alternative revenue programs. All of Southwest’s service territories have decoupled rate structures, which are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of unusual weather variability and conservation on margin. See Note 3 - Revenue.
Utility Infrastructure Services Revenues. The majority of Centuri contracts are performed under unit-price contracts. Generally, these contracts state prices per unit of installation. Typical installations are accomplished in a few weeks or less. Revenues are recorded as installations are completed. Revenues are recorded for long-term fixed-price contracts in a pattern that reflects the transfer of control of promised goods and services to the customer over time. The amount of revenue recognized on fixed-price contracts is based on costs expended to date relative to anticipated final contract costs. Changes in job performance, job conditions, and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts. Revisions in estimates of costs and earnings during the course of work are reflected in the accounting period in which the facts requiring revision become known. If a loss on a contract becomes known or is anticipated, the entire amount of the estimated ultimate loss is recognized at that time in the financial statements. Some unit-price contracts contain caps that if encroached, trigger revenue and loss recognition similar to a fixed-price contract model. See Note 3 - Revenue.

Utility Infrastructure Services Expenses. Centuri’s utility infrastructure services expenses in the Consolidated Statements of Income includes payroll expenses, office and equipment rental costs, subcontractor expenses, training, job-related materials, gains and losses on equipment sales, and professional fees.
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
Depreciation and Amortization. Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which compensate for removal costs (net of salvage value), and retirements, as approved by the appropriate regulatory agency. When plant is retired from service, the original cost of plant, including cost of removal, less salvage, is charged to the accumulated provision for depreciation. See also discussion regarding Accumulated Removal Costs above. Other regulatory assets, including acquisition adjustments, are amortized when appropriate, over time periods authorized by regulators. Non-utility and utility infrastructure services-related property and equipment are depreciated on a straight-line method based on the estimated useful lives of the related assets. Costs and gains related to refunding utility debt and debt issuance expenses are deferred and amortized over the weighted-average lives of the new issues and become a component of interest expense.
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

(Thousands of dollars)	2019	2018	2017
AFUDC:
Debt portion	$4,558	$3,264	$1,666
Equity portion	4,161	3,627	2,296
AFUDC capitalized as part of utility plant	$8,719	$6,891	$3,962
AFUDC rate	5.36%	5.85%	5.95%

Other Income (Deductions). The following table provides the composition of significant items included in Other income (deductions) on the Consolidated Statements of Income:

(Thousands of dollars)	2019	2018	2017
Southwest Gas Corporation – natural gas operations segment:
Change in COLI policies	$17,400	$(3,200)	$10,300
Interest income	6,356	6,020	2,784
Equity AFUDC	4,161	3,627	2,296
Other components of net periodic benefit cost	(15,059)	(21,059)	(19,424)
Miscellaneous income and (expense)	(3,341)	(2,628)	(2,344)
Southwest Gas Corporation – total other income (deductions)	9,517	(17,240)	(6,388)
Utility infrastructure services segment:
Interest income	—	88	3
Foreign transaction gain (loss)	546	(222)	(754)
Equity in earnings of unconsolidated investment – Western	439	531	1,052
Miscellaneous income and (expense)	(519)	(635)	44
Centuri – total other income (deductions)	466	(238)	345
Corporate and administrative	102	52	13
Consolidated Southwest Gas Holdings, Inc. - total other income (deductions)	$10,085	$(17,426)	$(6,030)

Included in the table above is the change in COLI policies (including net death benefits recognized). Current tax regulations provide for tax-free treatment of life insurance (death benefit) proceeds. Therefore, changes in the cash surrender value components of COLI policies, as they progress towards the ultimate death benefits, are also recorded without tax consequences.
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
Earnings Per Share. Basic earnings per share (“EPS”) in each period of this report were calculated by dividing net income attributable to Southwest Gas Holdings, Inc. by the weighted-average number of shares during those periods. Diluted EPS includes additional weighted-average common stock equivalents (performance shares and restricted stock units). Unless otherwise noted, the term “Earnings Per Share” refers to Basic EPS. A reconciliation of the denominator used in the Basic and Diluted EPS calculations is shown in the following table:

(In thousands)	2019	2018	2017
Average basic shares	54,245	49,419	47,965
Effect of dilutive securities:
Management Incentive Plan shares	12	25	8
Restricted stock units (1)	55	32	18
Average diluted shares	54,312	49,476	47,991
(1) The number of securities granted for 2019, 2018, and 2017 includes 46,000, 23,000, and 7,000 performance shares, respectively, the total of which was derived by assuming that target performance will be achieved during the relevant performance period.
Recent Accounting Standards Updates.
Accounting pronouncements adopted in 2019:
In February 2016, the FASB issued the update “Leases (Topic 842).” Under the update, lessees were required to recognize a lease liability for the obligation to make lease payments, measured on a discounted basis; and a right-of-use asset for the right to use, or control the use of, a specified asset for the lease term. The Company and Southwest adopted Topic 842 in the first quarter of 2019 through an optional transition method, which was elected, permitting the application of the provisions of the standard at the adoption date, rather than to earlier comparative periods. As a result, the Company and Southwest have not recast prior periods to reflect the adoption of this standard. See Note 2 - Utility Plant and Leases.

Recently issued accounting pronouncements that will be effective in 2020:
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The update requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The inputs currently used to estimate credit losses will still be utilized, however they may be adapted to reflect the full amount of expected losses, should there be a difference. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company and Southwest have completed their evaluation of this standard and will adopt the update as required. Management does not expect the impact to be material to the Company’s or Southwest’s consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04 “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” Under the update, an entity will apply a one-step quantitative test as opposed to a two-step test as currently required and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The amendments should be applied on a prospective basis and is effective for fiscal and interim periods beginning after December 15, 2019. The Company and Southwest will apply the update prospectively at the date of adoption during the first quarter of 2020. The amount of any future goodwill impairment calculated under the update could vary from the calculation under the existing guidance.
In August 2018, the FASB issued ASU 2018-15 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The update generally aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement (that is a service contract) with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software, with the exception that the FASB intends for implementation costs associated with hosted arrangements that are service contracts to be included in the same line item in the balance sheet that a prepayment of the fees associated with the arrangement would be presented. Once capitalized, the update also requires the entity to expense the amount capitalized over the term of the hosting arrangement, including reasonably certain renewal periods. The update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company and Southwest will apply the update prospectively at the date of adoption during the first quarter of 2020, and management does not expect the amendment to have a material impact on the Company’s or Southwest’s consolidated financial statements.
Recently issued accounting pronouncements that will be effective after 2020:
In August 2018, the FASB issued ASU 2018-14 “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans.” This update removes disclosures that are no longer considered cost-beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant. The update applies to all employers that sponsor defined benefit pension or other postretirement plans. The update is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. Management is evaluating the impacts this update might have on its disclosures.
In August 2018, the FASB issued ASU 2018-13 “Fair Value Measurement: Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” The update modifies the disclosure requirements on fair value measurements in Topic 820. The update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Upon adoption, the Company and Southwest will modify their disclosures to conform to the requirements of the update, as applicable.
In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The update simplifies the accounting for income taxes by removing certain exceptions to the general principles, as well as improving consistent application in Topic 740 by clarifying and amending existing guidance. The update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for periods for which financial statements have not yet been made available for issuance. Management is evaluating the impacts this update might have on the Company’s and Southwest’s consolidated financial statements and disclosures.
Subsequent Events. Management monitors events occurring after the balance sheet date and prior to the issuance of the financial statements to determine the impacts, if any, of events on the financial statements to be issued or disclosures to be made, and has reflected them where appropriate.

Note 2 - Utility Plant and Leases
Net Utility Plant
Net utility plant as of December 31, 2019 and 2018 was as follows:

	December 31,
(Thousands of dollars)	2019	2018
Gas plant:
Storage	$100,908	$26,825
Transmission	391,864	386,159
Distribution	6,581,043	6,049,380
General	467,274	416,643
Software and software-related intangibles	256,299	241,158
Other	15,833	14,074
	7,813,221	7,134,239
Less: accumulated depreciation and amortization	(2,313,050)	(2,234,029)
Construction work in progress	185,026	193,028
Net utility plant	$5,685,197	$5,093,238

Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which are intended to compensate for removal costs (net of salvage value), and retirements, based on the processes of regulatory proceedings and related regulatory commission approvals and/or mandates. In 2019, annual utility depreciation and amortization expense averaged 2.7% of the original cost of depreciable and amortizable property. Average rates in 2018 and 2017 approximated 2.7% and 3.0%. Transmission and Distribution plant are associated with the core natural gas delivery infrastructure, and combined, constitute the majority of gas plant. Annual utility depreciation expense averaged approximately 2.3% of the original cost of depreciable transmission and distribution plant during the period 2017 through 2019.
Depreciation and amortization expense on gas plant, including intangibles, was as follows:

(Thousands of dollars)	2019	2018	2017
Depreciation and amortization expense	$197,358	$185,719	$187,075

Included in the figures above is amortization of utility intangibles of $13.2 million, $13.6 million, and $14.3 million for the years ended December 31, 2019, 2018, and 2017, respectively. The amounts above exclude regulatory asset and liability amortization.
Leases
The Company and Southwest adopted FASB Topic 842 as of January 1, 2019. In association with the adoption, the Company recorded adjustments to its Consolidated Balance Sheet to record right-of-use (“ROU”) assets and lease liabilities of $58.4 million and $60.8 million, respectively. Included in those amounts, Southwest recorded $1.9 million related to both its ROU assets and lease liabilities. Neither the Company nor Southwest experienced a material impact to the Consolidated Statements of Income from the adoption and no cumulative-effect adjustment to the opening balance of retained earnings was recognized. Management elected to adopt the standard under the optional transition method (refer to Recent Accounting Standards Updates in Note 1 – Background, Organization, and Summary of Significant Accounting Policies), and elected the following Topic 842 practical expedients and accounting policy elections:

•
To use the “package”, which is a set of three practical expedients that must be elected as a package and applied consistently to all of Southwest’s and Centuri’s leases. These include: not reassessing whether any expired or existing contracts are or contain leases; not reassessing the lease classification for expired or existing leases (that is, existing operating and capital leases in accordance with current lease guidance will in each case be classified as operating and finance leases, respectively, under the updated guidance); and not reassessing initial direct costs for any existing leases.

•
To utilize the practical expedient to exclude all easements in place prior to January 1, 2019 from treatment under Topic 842. However, Southwest will evaluate new easements entered into after the effective date of the standard to determine if the arrangements should be accounted for as leases.

•	To make an accounting policy election by asset class to include both the lease and non-lease components (as defined in the guidance) as a single component.

•	To make an accounting policy election to not apply Topic 842 to short-term leases, as permitted.

•	To not elect to use hindsight in determining the lease term and in assessing impairment of ROU assets.

•	To utilize a portfolio approach to effectively account for the operating lease ROU assets and liabilities with regard to certain equipment leases at Centuri.
Southwest and Centuri determine if an arrangement is a lease at inception. ROU assets represent the right to use an underlying asset for the lease term; lease liabilities represent obligations to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of Southwest’s and Centuri’s leases do not provide an implicit interest rate, an incremental borrowing rate based on information available at commencement is used in determining the present value of lease payments; an implicit rate, if readily determinable, is used. Lease terms utilized in the computations may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised.
Southwest’s leases are comprised primarily of operating leases of buildings, land, and equipment. Southwest has no finance leases and no significant short-term leases. Southwest’s leases have a remaining term of up to 7 years, some of which include optional renewal periods. Southwest is currently not a lessor in any significant lease arrangements.
Centuri has operating and finance leases for corporate and field offices, construction equipment, and transportation vehicles. Centuri is currently not a lessor in any significant lease arrangements. Centuri’s leases have remaining lease terms of up to 18 years. Some of these include options to extend the leases, generally for optional terms of up to 5 years, and some include options to terminate the leases within 1 year. Centuri’s equipment leases may include variable payment terms in addition to the fixed lease payments if machinery is used in excess of the standard work periods. These variable payments are not probable of occurring under the current operating environment and have not been included in consideration of lease payments. Due to the seasonality of Centuri’s business, expense for short-term leases will fluctuate throughout the year with higher expense incurred during the warmer months. As of December 31, 2019, Centuri executed lease agreements that had not yet commenced. These lease agreements primarily relate to real estate leases that have terms ranging from January 2020 through March 2030. Total future lease payments over the lease terms are approximately $5.1 million. In the fourth quarter of 2019, Centuri management determined it was reasonably certain that purchase options related to specified rented equipment would be exercised. As a result, Centuri recorded a finance lease of approximately $13.8 million. The purchase of the equipment by Centuri is expected to occur in 2020.
The components of lease expense were as follows:

(Thousands of dollars)	Year Ended December 31, 2019
Southwest:
Operating lease cost	$1,531

Centuri:
Operating lease cost	$12,235

Finance lease cost:
Amortization of ROU assets	$137
Interest on lease liabilities	34
Total finance lease cost	171
Short-term lease cost	16,217
Total lease cost - Southwest Gas Holdings, Inc.	$30,154

Supplemental cash flow information related to leases for the year ended December 31, 2019 was as follows:

(Thousands of dollars)	Southwest	Centuri	Consolidated Total
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,278	$11,166	$12,444
Operating cash flows from finance leases	—	33	33
Financing cash flows from finance leases	—	212	212

ROU assets obtained in exchange for lease obligations:
Operating leases	$862	$23,825	$24,687
Finance leases	—	13,839	13,839

Supplemental information related to leases, including location in the Consolidated Balance Sheets, is as follows:

(Thousands of dollars)	December 31, 2019
Southwest:
Operating leases:
Net utility plant	$1,443

Other current liabilities	$723
Other deferred credits and other long-term liabilities	730
Total operating lease liabilities	$1,453

Weighted average remaining lease term (in years)	2.88
Weighted average discount rate	3.18%

Centuri:
Operating leases:
Other property and investments	$78,954

Other current liabilities	8,851
Other deferred credits and other long-term liabilities	73,323
Total operating lease liabilities	$82,174

Finance leases:
Other property and investments	$14,264

Other current liabilities	$13,769
Other deferred credits and other long-term liabilities	355
Total finance lease liabilities	$14,124

Weighted average remaining lease term (in years)
Operating leases	10.25
Finance leases	2.13

Weighted average discount rate
Operating leases	4.03%
Finance leases	6.10%

With regard to the finance lease balance as of December 31, 2019, there exist lease provisions for purchase options that meet the “reasonably certain” threshold related to exercise of such options. These amounts were not included in the calculations of the weighted average remaining lease term and discount rate for finance leases above.

The following are schedules of maturities of lease liabilities as of December 31, 2019:

(Thousands of dollars)	Operating Leases
Southwest:
2020	$756
2021	376
2022	188
2023	78
2024	56
Thereafter	74
Total lease payments	1,528
Less imputed interest	75
Total	$1,453

(Thousands of dollars)	Operating Leases	Finance Leases
Centuri:
2020	$12,225	$13,799
2021	11,235	143
2022	10,613	154
2023	8,823	87
2024	8,065	1
Thereafter	49,862	—
Total lease payments	100,823	14,184
Less imputed interest	18,649	60
Total	$82,174	$14,124

As the Company and Southwest adopted Topic 842 using the optional transition method referred to in Note 1 – Background, Organization, and Summary of Significant Accounting Policies, the recent annual disclosure of rental and lease payments as of December 31, 2018 in accordance with Topic 840 is presented in the table below:

(Thousands of dollars)	2018	2017
Southwest Gas Corporation	$4,556	$4,926
Centuri	59,491	62,310
Consolidated rental payments/lease expense	$64,047	$67,236
The following is a schedule of future minimum lease payments for operating leases (with initial or remaining terms in excess of one year) as of December 31, 2018:

(Thousands of dollars)	Southwest	Centuri	Consolidated Total
2019	$898	$10,053	$10,951
2020	363	7,656	8,019
2021	299	5,760	6,059
2022	163	5,163	5,326
2023	79	3,681	3,760
Thereafter	177	10,511	10,688
Total minimum lease payments	$1,979	$42,824	$44,803

As of December 31, 2018, Centuri leased certain construction equipment under capital leases arrangements which were not significant.
Note 3 - Revenue
The following information about the Company’s revenues is presented by segment. Southwest encompasses the natural gas operations segment and Centuri encompasses the utility infrastructure services segment.

Natural Gas Operations Segment:
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
Southwest generally offers two types of services to its customers: tariff sales and transportation–only service. Tariff sales encompass sales to many types of customers (primarily residential) under various rate schedules, subject to cost-of-service ratemaking, which is based on the rate-regulation of state commissions and the Federal Energy Regulatory Commission (the “FERC”). Southwest provides both the commodity and the related distribution service to nearly all of its approximate 2 million customers, and only several hundred customers (who are eligible to secure their own gas) subscribe to transportation-only service. Also, only a few hundred customers have contracts with stated periods. Natural gas is delivered and consumed by the customer simultaneously. The provision of service is represented by the turn of the meter dial and is the primary representation of the satisfaction of performance obligations of Southwest. The amount billable via regulated rates (both volumetric and fixed monthly rates as part of rate design) corresponds to the value to the customer, and management believes that the amount billable (amount Southwest has the right to invoice) is appropriate to utilize for purposes of recognizing revenue. Estimated amounts remaining unbilled since the last meter read date are restricted from being billed due only to the passage of time and therefore are also recognized for service provided through the balance sheet date. While natural gas service is typically recurring, there is generally not a contract term for utility service. Therefore, the contract term is not generally viewed to extend beyond the service provided to date, and customers can generally terminate service at will.
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

Gas operating revenues on the Consolidated Statements of Income of both the Company and Southwest include revenue from contracts with customers, which is shown below disaggregated by customer type, and various categories of revenue:

	December 31,
(Thousands of dollars)	2019	2018	2017
Residential	$972,788	$887,220	$857,204
Small commercial	249,117	255,083	243,513
Large commercial	48,935	53,192	52,379
Industrial/other	22,074	23,489	22,026
Transportation	92,380	86,990	87,759
Revenue from contracts with customers	1,385,294	1,305,974	1,262,881
Alternative revenue program revenues (deferrals)	(25,112)	45,979	35,347
Other revenues (a)	8,757	5,775	4,080
Total Gas operating revenues	$1,368,939	$1,357,728	$1,302,308
(a)     Comprised of various other revenue impacts, including $(4.9) million for 2019 and $(13.5) million for 2018 related to tax reform savings reserves/adjustments.
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
Centuri’s MSA and bid contracts are characterized as either fixed-price contracts or unit-price contracts for revenue recognition purposes. The cost-to-cost input method is used to measure progress towards the satisfaction of a performance obligation for fixed-price contracts. Input methods result in the recognition of revenue based on the entity’s expended effort toward satisfaction of the performance obligation relative to the total expected effort to satisfy it in full. For unit-price contracts, an output method is used to measure progress towards satisfaction of a performance obligation. Also with regard to unit-price contracts, the output measurement will be the completion of each unit that is required under the contract.
Actual revenues and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors, including unforeseen circumstances. These factors, along with other risks inherent in performing fixed-price contracts may cause actual revenues and gross profit for a project to differ from previous estimates and could result in reduced profitability or losses on projects. Changes in these factors may result in revisions to costs and earnings, the impacts for which are recognized in the period in which the changes are identified. Once identified, these types of conditions continue to be evaluated for each project throughout the project term and ongoing revisions in management’s estimates of contract value, cost, and profit are recognized as necessary in the period determined.
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
The following tables display Centuri’s revenue from contracts with customers disaggregated by service type and contract type:

	December 31,
(Thousands of dollars)	2019	2018	2017
Service Types:
Gas infrastructure services	$1,238,974	$1,123,682	$891,139
Electric power infrastructure services	247,717	32,629	18,114
Other	264,287	365,974	337,231
Total Utility infrastructure services revenues	$1,750,978	$1,522,285	$1,246,484

	December 31,
(Thousands of dollars)	2019	2018	2017
Contract Types:
Master services agreement	$1,383,377	$1,102,412	$885,513
Bid contract	367,601	419,873	360,971
Total Utility infrastructure services revenues	$1,750,978	$1,522,285	$1,246,484

Unit price contracts	$1,380,256	$1,258,419	$968,856
Fixed price contracts	112,924	117,298	127,497
Time and materials contracts	257,798	146,568	150,131
Total Utility infrastructure services revenues	$1,750,978	$1,522,285	$1,246,484

The following table provides information about contracts receivable and revenue earned on contracts in progress in excess of billings (contract assets), both of which are included within Accounts receivable, net of allowances, and provides information about amounts billed in excess of revenue earned on contracts (contract liabilities), which are included in Other current liabilities as of December 31, 2019 and 2018 on the Company’s Consolidated Balance Sheets:

	December 31,
(Thousands of dollars)	2019	2018
Contracts receivable, net	$223,904	$186,249
Revenue earned on contracts in progress in excess of billings	99,399	87,520
Amounts billed in excess of revenue earned on contracts	4,525	4,211

The revenue earned on contracts in progress in excess of billings (contract asset) primarily relates to Centuri’s rights to consideration for work completed but not billed and/or approved at the reporting date. These contract assets are transferred to contracts receivable when the rights become unconditional. These contract assets are recoverable from Centuri’s customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract. In addition, many of Centuri’s time and materials arrangements are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings. Due to the lag in invoicing associated with contractual provisions (or other economic or market conditions that may impact a customer’s business), Centuri’s ability to bill and subsequently collect amounts due may be impacted. These changes may result in the need to record an estimated valuation allowance to adjust contract asset balances to their net realizable value.
The amounts billed in excess of revenue earned (contract liability) primarily relate to the advance consideration received from customers for which work has not yet been completed. The change in this contract liability balance from December 31, 2018 to December 31, 2019 was due to revenue recognized of $4.2 million that was included in this balance as of January 1, 2019, after which time it became earned and the balance was reduced, and to increases due to cash received, net of revenue recognized during the period related to contracts that commenced during the period.
For contracts that have an original duration of one year or less, Centuri does not consider/compute an interest component based on the time value of money. Further, because of the short duration of these contracts, the Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize the revenue.
As of December 31, 2019, Centuri has 48 contracts with an original duration of more than one year. The aggregate amount of the transaction price allocated to the unsatisfied performance obligations of these contracts as of December 31, 2019 was $93.6 million. Centuri expects to recognize the remaining performance obligations over approximately the next two years; however, the timing of that recognition is largely within the control of the customer, including when the necessary equipment and materials required to complete the work will be provided by the customer.
Utility infrastructure services contracts receivable consists of the following:

	December 31,
(Thousands of dollars)	2019	2018
Billed on completed contracts and contracts in progress	$216,268	$184,100
Other receivables	8,456	2,588
Contracts receivable, gross	224,724	186,688
Allowance for doubtful accounts	(820)	(439)
Contracts receivable, net	$223,904	$186,249

Note 4 - Receivables and Related Allowances
Business activity with respect to gas utility operations is conducted with customers located within the three-state region of Arizona, Nevada, and California. The table below contains information about the gas utility customer accounts receivable balance (net of allowance) at December 31, 2019 and 2018, and the percentage of customers in each of the three states, which was consistent with the prior year.

	December 31,
(Thousands of dollars)	2019	2018
Gas utility customer accounts receivable balance	$148,173	$138,149

The following table represents customers by state at December 31, 2019:

Percent of customers by state:
Arizona	53%
Nevada	37%
California	10%

Although Southwest seeks to minimize its credit risk related to utility operations by requiring security deposits from new customers, imposing late fees, and actively pursuing collection on overdue accounts, some accounts are ultimately not collected. Customer accounts are subject to collection procedures that vary by jurisdiction (late fee assessment, noticing requirements for disconnection of service, and procedures for actual disconnection and/or reestablishment of service). After disconnection of service, accounts are generally written off approximately two months after inactivation. Dependent upon the jurisdiction, reestablishment of service requires both payment of previously unpaid balances and additional deposit requirements. Provisions for uncollectible accounts are recorded monthly based on experience, customer and rate composition, and write-off processes. They are included in the ratemaking process as a cost of service. The Nevada jurisdictions have a regulatory mechanism associated with the gas cost-related portion of uncollectible accounts. Such amounts are deferred and collected through a surcharge in the ratemaking process. Activity in the allowance account for uncollectibles is summarized as follows:

(Thousands of dollars)	Allowance for Uncollectibles
Balance, December 31, 2016	$2,524
Additions charged to expense	2,310
Accounts written off, less recoveries	(2,723)
Balance, December 31, 2017	2,111
Additions charged to expense	2,959
Accounts written off, less recoveries	(2,902)
Balance, December 31, 2018	2,168
Additions charged to expense	3,507
Accounts written off, less recoveries	(3,580)
Balance, December 31, 2019	$2,095

At December 31, 2019, the utility infrastructure services segment (Centuri) had $323.3 million in combined customer accounts and contracts receivable. Both the allowance for uncollectibles and write-offs related to Centuri customers have been insignificant and are not reflected in the table above.

Note 5 - Regulatory Assets and Liabilities
Southwest is subject to the regulation of the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), the California Public Utilities Commission (“CPUC”), and the FERC. Accounting policies of Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. Accounting treatment for rate-regulated entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. If rate recovery is no longer probable, due to competition or the actions of regulators, Southwest is required to write-off the related regulatory asset. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be credited to customers through the ratemaking process. Southwest management records regulatory assets and liabilities based on decisions of the commissions noted above, including the issuance of regulatory orders and precedents established by these commissions. Southwest has generally been successful in seeking recovery of regulatory assets, and regularly files rate cases in all jurisdictions in part to establish the basis for recovering regulatory assets reflected in accounting records.
The following table represents existing regulatory assets and liabilities:

	December 31,
(Thousands of dollars)	2019	2018
Regulatory assets:
Accrued pension and other postretirement benefit costs (1)	$420,114	$383,170
Unrealized net loss on non-trading derivatives (Swaps) (2)	10,951	1,862
Deferred purchased gas costs (3)	44,412	4,928
Accrued purchased gas costs (4)	8,000	29,000
Unamortized premium on reacquired debt (5)	18,249	19,599
Accrued absence time (8)	14,519	14,126
Margin, interest- and property tax-tracking (9)	33,380	88,290
Other (10)	33,134	32,616
	582,759	573,591
Regulatory liabilities:
Deferred purchased gas costs (3)	(60,755)	(79,762)
Accumulated removal costs	(395,000)	(383,000)
Unrealized net gain on non-trading derivatives (Swaps) (2)	—	(144)
Unamortized gain on reacquired debt (6)	(8,181)	(8,717)
Regulatory excess deferred taxes and gross-up (7)	(455,625)	(458,834)
Margin, interest- and property tax-tracking (9)	(22,650)	(7,273)
Other (10)	(4,438)	(12,638)
Net regulatory liabilities	$(363,890)	$(376,777)
(1)Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovery period is greater than five years. (See Note 11 - Pension and Other Postretirement Benefits).
(2)Asset balance is included in Deferred charges and other assets and Prepaid and other assets on the Consolidated Balance Sheets. Liability balance is included in Other current liabilities and Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. The actual amounts, when realized at settlement, become a component of purchased gas costs under Southwest’s PGA mechanisms. (For specific details, see Note 13 - Derivatives).
(3)Balance recovered or refunded on an ongoing basis with interest.
(4)Included in Prepaid and other current assets on the Consolidated Balance Sheets. Balance recovered or refunded on an ongoing basis.
(5)Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovered over life of debt instruments.
(6)Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. Amortized over life of debt instruments.
(7)U.S. tax reform enacted in December 2017 required a remeasurement and reduction of the net accumulated deferred income tax liability. The reduction (excess accumulated deferred taxes) became a regulatory liability with appropriate tax gross-up. The excess deferred taxes reduce rate base. The tax benefit will be returned to utility customers in accordance with IRS and regulatory requirements. Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets, except for $3 million which is in Other current liabilities. This amount also includes a $2.7 million gross-up related to contributions in aid of construction.
(8)Regulatory recovery occurs on a one-year lag basis through the labor loading process. Included in Prepaid and other current assets on the Consolidated Balance Sheets.
(9)Margin tracking/decoupling mechanisms are alternative revenue programs and revenue associated with under-collections (for the difference between authorized margin levels and amounts billed to customers through rates currently) are recognized as revenue so long as recovery is expected to take place within 24 months. Total category asset balances are included in Prepaid and other current assets on the

Consolidated Balance Sheets. Total category liability balances are included in Other current liabilities and Other deferred credits and other long-term liabilities.
(10)The following tables detail the components of Other regulatory assets and liabilities. Other regulatory assets are included in either Prepaid and other current assets or Deferred charges and other assets on the Consolidated Balance Sheets (as indicated). Recovery periods vary. Other regulatory liabilities are included in either Other current liabilities or Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets (as indicated).

	December 31,
(Thousands of dollars)	2019	2018
Other Regulatory Assets:
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$9,172	$6,253
Infrastructure replacement programs and similar (b) (e)	8,236	12,486
Environmental compliance programs (c) (e)	5,768	5,046
Other (d)	9,958	8,831
	$33,134	$32,616
a)Included in Prepaid and other current assets on the Consolidated Balance Sheets.
b)Included in Deferred charges and other assets on the Consolidated Balance Sheets.
c)In 2019, approximately $5.0 million included in Prepaid and other current assets and $782,000 included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2018, approximately $4.5 million included in Prepaid and other current assets and $596,000 included in Deferred charges and other assets on the Consolidated Balance Sheets.
d)In 2019, $1.6 million included in Prepaid and other current assets and $8.3 million included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2018, $197,000 included in Prepaid and other current assets and $8.6 million included in Deferred charges and other assets on the Consolidated Balance Sheets.
e)Balance recovered or refunded on an ongoing basis, generally with interest.

	December 31,
(Thousands of dollars)	2019	2018
Other Regulatory Liabilities:
State mandated public purpose programs (including low income and conservation programs) (a) (d)	$(308)	$(8,598)
Environmental compliance programs (d) (e)	(527)	—
Regulatory accounts for differences related to pension funding (b)	(2,476)	(3,221)
Other (c) (d)	(1,127)	(819)
	$(4,438)	$(12,638)
a)Included in Other current liabilities on the Consolidated Balance Sheets.
b)Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.
c)In 2019, $(1.1) million included in Other current liabilities and $(9,000) included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. In 2018, approximately $(810,000) included in Other current liabilities and $(9,000) included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.
d)Balance recovered or refunded on an ongoing basis, generally with interest.
e)In 2019, included in Other current liabilities on the Consolidated Balance Sheet.
Note 6 - Other Comprehensive Income and Accumulated Other Comprehensive Income ("AOCI")
The following information provides insight into amounts impacting the Company’s Other comprehensive income (loss), both before and after-tax impacts, within the Consolidated Statements of Comprehensive Income, which also impact Accumulated other comprehensive income (“AOCI”) in the Consolidated Balance Sheets and the Consolidated Statements of Equity.

Related Tax Effects Allocated to Each Component of Other Comprehensive Income (Loss)

	Year Ended December 31,
	2019			2018			2017
(Thousands of dollars)	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount
Defined benefit pension plans:
Net actuarial gain/(loss)	$(71,087)	$17,061	$(54,026)	$(20,426)	$4,902	$(15,524)	$(43,027)	$10,326	$(32,701)
Amortization of prior service cost	1,271	(305)	966	1,335	(320)	1,015	1,335	(507)	828
Amortization of net actuarial (gain)/loss	23,376	(5,610)	17,766	33,617	(8,068)	25,549	25,445	(9,669)	15,776
Prior service cost	(1,878)	452	(1,426)	—	—	—	—	—	—
Regulatory adjustment	36,944	(8,867)	28,077	(8,233)	1,976	(6,257)	12,340	250	12,590
Pension plans other comprehensive income (loss)	(11,374)	2,731	(8,643)	6,293	(1,510)	4,783	(3,907)	400	(3,507)
FSIRS (designated hedging activities):
Amounts reclassified into net income	3,344	(803)	2,541	3,345	(804)	2,541	3,344	(1,271)	2,073
FSIRS other comprehensive income (loss)	3,344	(803)	2,541	3,345	(804)	2,541	3,344	(1,271)	2,073
Total other comprehensive income (loss) –Southwest Gas Corporation	(8,030)	1,928	(6,102)	9,638	(2,314)	7,324	(563)	(871)	(1,434)
Foreign currency translation adjustments:
Translation adjustments	2,038	—	2,038	(3,010)	—	(3,010)	1,771	—	1,771
Foreign currency other comprehensive income (loss)	2,038	—	2,038	(3,010)	—	(3,010)	1,771	—	1,771
Total other comprehensive income (loss) – Southwest Gas Holdings, Inc.	$(5,992)	$1,928	$(4,064)	$6,628	$(2,314)	$4,314	$1,208	$(871)	$337
(1) Tax amounts are calculated using a 24% rate following the December 22, 2017 enactment date of U.S. tax reform. For periods prior to the enactment date, tax amounts were calculated using a 38% rate. At December 31, 2017, excess taxes related to pre-tax amounts accumulating in AOCI prior to tax reform were required to remain in the account until the first quarter of 2018, when ASU 2018-02 was adopted, permitting previously stranded amounts to be released from AOCI and applied to Retained earnings. With regard to foreign currency translation adjustments, the Company has elected to indefinitely reinvest the earnings of Centuri’s Canadian subsidiaries in Canada, thus preventing deferred taxes on such earnings. As a result of this assertion, and no repatriation of earnings anticipated, the Company is not recognizing a tax effect or presenting a tax expense or benefit for currency translation adjustments in Other comprehensive income (loss).
The estimated amounts that will be amortized from accumulated other comprehensive income or regulatory assets into net periodic benefit cost over the next year are summarized below:

(Thousands of dollars)
Retirement plan net actuarial loss	$36,000
SERP net actuarial loss	1,800
PBOP prior service cost	1,200

Approximately $2.5 million of realized losses (net of tax) related to the FSIRS, included in AOCI at December 31, 2019, will be reclassified into interest expense within the next twelve months as the related interest payments on long-term debt occur.

The following table represents a rollforward of AOCI, presented on the Company’s Consolidated Balance Sheets and its Consolidated Statements of Equity:

	Defined Benefit Plans			FSIRS			Foreign Currency Items
(Thousands of dollars)	Before-Tax	Tax (Expense) Benefit (4,5)	After-Tax (5)	Before- Tax	Tax (Expense) Benefit (4,5)	After-Tax (5)	Before- Tax	Tax (Expense) Benefit	After-Tax	AOCI
Beginning Balance AOCI December 31, 2018	$(55,227)	$13,254	$(41,973)	$(9,310)	$2,234	$(7,076)	$(3,619)	$—	$(3,619)	$(52,668)
Net actuarial gain/(loss)	(71,087)	17,061	(54,026)	—	—	—	—	—	—	(54,026)
Translation adjustments	—	—	—	—	—	—	2,038	—	2,038	2,038
Other comprehensive income before reclassifications	(71,087)	17,061	(54,026)	—	—	—	2,038	—	2,038	(51,988)
FSIRS amounts reclassified from AOCI (1)	—	—	—	3,344	(803)	2,541	—	—	—	2,541
Amortization of prior service cost (2)	1,271	(305)	966	—	—	—	—	—	—	966
Amortization of net actuarial loss (2)	23,376	(5,610)	17,766	—	—	—	—	—	—	17,766
Prior service cost	(1,878)	452	(1,426)	—	—	—	—	—	—	(1,426)
Regulatory adjustment (3)	36,944	(8,867)	28,077	—	—	—		—	—	28,077
Net current period other comprehensive income (loss) attributable to Southwest Gas Holdings, Inc.	(11,374)	2,731	(8,643)	3,344	(803)	2,541	2,038	—	2,038	(4,064)
Ending Balance AOCI December 31, 2019	$(66,601)	$15,985	$(50,616)	$(5,966)	$1,431	$(4,535)	$(1,581)	$—	$(1,581)	$(56,732)
(1)The FSIRS reclassification amounts are included in Net interest deductions on the Company’s Consolidated Statements of Income.
(2)These AOCI components are included in the computation of net periodic benefit cost (see Note 11 - Pension and Other Postretirement Benefits for additional details).
(3)The regulatory adjustment represents the portion of the activity above that is expected to be recovered through rates in the future (the related regulatory asset is included in Deferred charges and other assets on the Company’s Consolidated Balance Sheets).
(4)    Tax amounts are calculated using a 24% rate.
(5)    The beginning balances depict amounts attributable to the individual components of AOCI (Defined Benefit Plans and FSIRS) following the adoption of ASU No. 2018-02, with no impact to the total balance of AOCI resulting from the depiction.

The following table represents a rollforward of AOCI, presented on Southwest’s Consolidated Balance Sheets:

	Defined Benefit Plans			FSIRS
(Thousands of dollars)	Before-Tax	Tax (Expense) Benefit (9,10)	After- Tax (10)	Before- Tax	Tax (Expense) Benefit (9,10)	After- Tax (10)	AOCI
Beginning Balance AOCI December 31, 2018	$(55,227)	$13,254	$(41,973)	$(9,310)	$2,234	$(7,076)	$(49,049)
Net actuarial gain/(loss)	(71,087)	17,061	(54,026)	—	—	—	(54,026)
Other comprehensive loss before reclassifications	(71,087)	17,061	(54,026)	—	—	—	(54,026)
FSIRS amounts reclassified from AOCI (6)	—	—	—	3,344	(803)	2,541	2,541
Amortization of prior service cost (7)	1,271	(305)	966	—	—	—	966
Amortization of net actuarial loss (7)	23,376	(5,610)	17,766	—	—	—	17,766
Prior service cost	(1,878)	452	(1,426)	—	—	—	(1,426)
Regulatory adjustment (8)	36,944	(8,867)	28,077	—	—	—	28,077
Net current period other comprehensive income (loss) attributable to Southwest Gas Corporation	(11,374)	2,731	(8,643)	3,344	(803)	2,541	(6,102)
Ending Balance AOCI December 31, 2019	$(66,601)	$15,985	$(50,616)	$(5,966)	$1,431	$(4,535)	$(55,151)
(6)    The FSIRS reclassification amounts are included in Net interest deductions on Southwest’s Consolidated Statements of Income.
(7)    These AOCI components are included in the computation of net periodic benefit cost (see Note 11 - Pension and Other Postretirement Benefits for additional details).
(8)    The regulatory adjustment represents the portion of the activity above that is expected to be recovered through rates in the future (the related regulatory asset is included Deferred charges and other assets on Southwest’s Consolidated Balance Sheets).
(9)    Tax amounts are calculated using a 24% rate.
(10)    The beginning balances depict amounts attributable to the individual components of AOCI (defined benefit plans and FSIRS) following the adoption of ASU No. 2018-02, with no impact to the total balance of AOCI resulting from the depiction.

The following table represents amounts (before income tax impacts) included in AOCI (in the tables above), that have not yet been recognized in net periodic benefit cost:

	Year Ended December 31,
(Thousands of dollars)	2019	2018
Net actuarial loss	$(483,074)	$(435,364)
Prior service cost	(3,641)	(3,033)
Less: amount recognized in regulatory assets	420,114	383,170
Recognized in AOCI	$(66,601)	$(55,227)

See Note 11 - Pension and Other Postretirement Benefits for more information on the defined benefit pension plans and Note 13 - Derivatives for more information on the FSIRS.
Note 7 - Common Stock
Only shares of the Company’s common stock are publicly traded on the New York Stock Exchange, under the ticker symbol “SWX.” Share-based compensation related to Southwest and Centuri is based on awards to be issued in shares of Southwest Gas Holdings, Inc.
On May 8, 2019, the Company filed with the SEC an automatic shelf registration statement on Form S-3 (File No. 333-231297), which became effective upon filing, for the offer and sale of up to $300 million of common stock from time to time in at-the-market offerings under the prospectus included therein and in accordance with the Sales Agency Agreement, dated May 8, 2019, between the Company and BNY Mellon Capital Markets, LLC (the “Equity Shelf Program”). The following table provides the activity in the Equity Shelf Program for the three-month and life-to-date periods ended December 31, 2019:

	Three Months Ended	Life-To-Date Ended
	December 31, 2019
Gross proceeds	$24,999,876	$124,337,247
Less: agent commissions	(249,999)	(1,243,372)
Net proceeds	$24,749,877	$123,093,875
Number of shares sold	331,990	1,478,945
Weighted average price per share	$75.30	$84.07

As of December 31, 2019, the Company had up to $175,662,753 of common stock available for future sale under the program. Net proceeds from the sale of shares of common stock under the Equity Shelf Programs are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension, or improvement of pipeline systems and facilities located in and around the communities served by Southwest. Net proceeds during the twelve months ended December 31, 2019 were contributed to, and reflected in the records of, Southwest (as a capital contribution from Southwest Gas Holdings, Inc.).
During the quarter ended March 31, 2019, the Company sold approximately 278,000 shares of common stock under a previously effective Equity Shelf Program at a weighted average price per share of $83.05 for net proceeds of $22,842,417. Those issuances reflected the remaining shares available under that previous program.
Aside from the equity shelf registrations, in December 2017, the Company and Southwest jointly filed with the SEC an automatic shelf registration statement (File No. 333-222047), or a “Universal Shelf,” which became effective upon filing and includes a prospectus detailing the Company’s ability to offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement), guarantees of debt securities issued by Southwest, depository shares, warrants to purchase common stock, preferred stock or depository shares issued by the Company or debt securities issued by the Company or Southwest, units and rights. Additionally as part of the Universal Shelf, Southwest may offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement) and guarantees of debt securities issued by the Company or by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement.
During 2019, the Company issued approximately 77,000 shares of common stock through the Restricted Stock/Unit Plan, and Management Incentive Plan.

Additionally during 2019, the Company issued 147,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan (“DRSPP”), raising proceeds of approximately $12 million.
As of December 31, 2019, there were 4.2 million shares of common stock registered and available for issuance under the provisions of the various stock issuance plans, which does not include the amount of common stock available that is separately disclosed with respect to the Equity Shelf Program above.
On September 20, 2019, in connection with the reincorporation into Delaware, the Company increased the number of authorized shares of common stock available for issuance from 60,000,000 to 120,000,000.
Note 8 - Debt
Long-Term Debt
Long-term debt is recognized in the Company’s and Southwest’s Consolidated Balance Sheets generally at the carrying value of the obligations outstanding. However, details surrounding the fair value and individual carrying values of instruments are discussed below or provided in the table that follows.
The fair values of Southwest’s revolving credit facility (including commercial paper) and the variable-rate Industrial Development Revenue Bonds (“IDRBs”) approximate their carrying values. The fair values of the revolving credit facility and IDRBs are categorized as Level 1 based on the FASB’s fair value hierarchy, due to Southwest’s ability to access similar debt arrangements at measurement dates with comparable terms, including variable/market rates. Additionally, the borrowings by Southwest on the revolving credit facility are generally repaid quickly and the IDRBs have interest rates that reset frequently.
The fair values of Southwest’s debentures (which include senior and medium-term Notes) were determined utilizing a market-based valuation approach, where fair values are determined based on evaluated pricing data, such as broker quotes and yields for similar securities adjusted for observable differences. Significant inputs used in the valuation generally include benchmark yield curves, credit ratings, and issuer spreads. The external credit rating, coupon rate, and maturity of each security are considered in the valuation, as applicable. The fair values of debentures are categorized as Level 2 in the hierarchy.
The Centuri secured revolving credit and term loan facility and Centuri’s other debt obligations (not actively traded) are categorized as Level 3. Because Centuri’s debt is not publicly traded, fair values for the secured revolving credit and term loan facility and its other debt obligations were based on a conventional discounted cash flow methodology and utilizing current market pricing yield curves, across Centuri’s debt maturity spectrum, of other industrial bonds with an assumed credit rating comparable to the Company’s.
Carrying amounts of long-term debt and related estimated fair values as of December 31, 2019 and 2018 are disclosed in the following table. The fair value hierarchy is described in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

	December 31,
	2019		2018
	Carrying Amount	Market Value	Carrying Amount	Market Value
(Thousands of dollars)
Southwest Gas Corporation:
Debentures:
Notes, 4.45%, due 2020	$125,000	$126,673	$125,000	$126,213
Notes, 6.1%, due 2041	125,000	162,666	125,000	150,728
Notes, 3.875%, due 2022	250,000	258,550	250,000	254,195
Notes, 4.875%, due 2043	250,000	291,928	250,000	268,985
Notes, 3.8%, due 2046	300,000	308,307	300,000	267,030
Notes, 3.7%, due 2028	300,000	320,685	300,000	298,926
Notes, 4.15%, due 2049	300,000	330,138	—	—
8% Series, due 2026	75,000	96,905	75,000	93,827
Medium-term notes, 7.78% series, due 2022	25,000	27,500	25,000	27,497
Medium-term notes, 7.92% series, due 2027	25,000	32,543	25,000	30,016
Medium-term notes, 6.76% series, due 2027	7,500	9,156	7,500	8,651
Unamortized discount and debt issuance costs	(14,450)		(11,807)
	1,768,050		1,470,693
Revolving credit facility and commercial paper	150,000	150,000	150,000	150,000
Industrial development revenue bonds:
Variable-rate bonds:
Tax-exempt Series A, due 2028	50,000	50,000	50,000	50,000
2003 Series A, due 2038	50,000	50,000	50,000	50,000
2008 Series A, due 2038	50,000	50,000	50,000	50,000
2009 Series A, due 2039	50,000	50,000	50,000	50,000
Unamortized discount and debt issuance costs	(1,717)		(2,024)
	198,283		197,976
Less: current maturities	(125,000)		—
Long-term debt, less current maturities – Southwest Gas Corporation	$1,991,333		$1,818,669
Centuri:
Centuri term loan facility	$244,812	252,182	$255,959	260,135
Unamortized debt issuance costs	(1,101)		(1,414)
	243,711		254,545
Centuri secured revolving credit facility	60,021	60,057	—	—
Centuri other debt obligations	43,929	44,787	67,104	67,053
Less: current maturities	(38,512)		(33,060)
Long-term debt, less current maturities – Centuri	$309,149		$288,589
Consolidated Southwest Gas Holdings, Inc.:
Southwest Gas Corporation long-term debt	$2,116,333		$1,818,669
Centuri long-term debt	347,661		321,649
Less: current maturities	(163,512)		(33,060)
Long-term debt, less current maturities – Southwest Gas Holdings, Inc.	$2,300,482		$2,107,258

Southwest has a $400 million credit facility which expires in March 2022. Southwest designates $150 million of capacity related to the facility as long-term debt and has designated the remaining $250 million for working capital purposes. Interest rates for the credit facility are calculated at either the London Interbank Offered Rate (“LIBOR”) or an “alternate base rate,” plus in each case an applicable margin that is determined based on Southwest’s senior unsecured debt rating. At December 31, 2019, the applicable margin is 1% for loans bearing interest with reference to LIBOR and 0% for loans bearing interest with reference to the alternative base rate. Southwest is also required to pay a commitment fee, of 0.10% per annum, on the unfunded portion of the commitments, which was not significant for the year ended December 31, 2019. At December 31, 2019, $150 million was outstanding on the long-term portion (including $50 million under the commercial paper program discussed below). The effective interest rate on the long-term portion of the credit facility was 2.57% at December 31, 2019. Borrowings under the credit facility ranged from $44 million during the third quarter of 2019 to a high of $366 million during the second quarter of 2019.
Southwest has a $50 million commercial paper program. Any issuance under the commercial paper program is supported by Southwest’s current revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program will be designated as long-term debt. Interest rates for the program are calculated at the then current commercial paper rate. At December 31, 2019, and as noted above, $50 million was outstanding under the commercial paper program.
In May 2019, Southwest issued $300 million in 4.15% Senior Notes at a discount of 0.051%. The Notes will mature in June 2049. The proceeds were used to repay a portion of amounts then outstanding under its credit facility and commercial paper program.
In November 2018, Centuri, in association with the acquisition of Linetec (refer to Note 17 - Business Acquisitions), amended and restated its senior secured revolving credit and term loan facility, increasing the borrowing capacity from $450 million to $590 million; the amended facility is scheduled to expire in November 2023. This facility includes a revolving credit facility and a term loan facility. The line of credit portion of the facility is $325 million; amounts borrowed and repaid under the revolving line of credit facility are available to be re-borrowed. The term loan facility portion has a limit of approximately $265 million. The $590 million revolving credit and term loan facility is secured by substantially all of Centuri’s assets except those explicitly excluded under the terms of the agreement (including owned real estate and certain certificated vehicles). Centuri assets securing the facility at December 31, 2019 totaled $1.3 billion. At December 31, 2019, $305 million in borrowings were outstanding under Centuri’s combined secured revolving credit and term loan facility.
Interest rates for Centuri’s $590 million secured revolving credit and term loan facility are calculated at LIBOR, the Canadian Dealer Offered Rate (“CDOR”), or an alternate base rate or Canadian base rate, plus in each case an applicable margin that is determined based on Centuri’s consolidated leverage ratio. The applicable margin ranges from 0.875% to 2.25% for loans bearing interest with reference to LIBOR or CDOR and from 0.00% to 1.25% for loans bearing interest with reference to the alternate base rate or Canadian base rate. Centuri is also required to pay a commitment fee on the unfunded portion of the commitments based on their consolidated leverage ratio. The commitment fee ranges from 0.125% to 0.35% per annum. Borrowings under the secured revolving credit facility ranged from a low of $6 million during the first quarter of 2019 to a high of $99 million during the third quarter of 2019.
All amounts outstanding are considered long-term borrowings. The effective interest rate on the secured revolving credit and term loan facility was 3.2% at December 31, 2019.
It is currently anticipated that LIBOR may be discontinued as a benchmark or reference rate after 2021. As of December 31, 2019, $17 million of borrowings were outstanding for the holding company under its credit facility, $294 million of Southwest’s outstanding borrowings under its credit facility (other than from its commercial paper program), and $188 million of Centuri’s outstanding borrowings under its credit facility have interest rates with reference to LIBOR and maturity dates that extend beyond 2021. The outstanding amounts reflect approximately 13% of Southwest’s total debt and 19% of total debt (including current maturities) for the Company overall. In order to mitigate the impact of the discontinuation on the Company’s financial condition and results of operations, Southwest and Centuri will continue to monitor developments with respect to alternative rates and work with lenders to determine the appropriate alternative reference rate for variable rate indebtedness. However, at this time the Company and Southwest can provide no assurances as to the impact a LIBOR discontinuation will have on their financial condition or results of operations. Any alternative rate may be less predictable or less attractive than LIBOR.
The effective interest rates on Southwest’s variable-rate IDRBs are included in the table below:

	December 31,
	2019	2018
2003 Series A	2.51%	2.61%
2008 Series A	2.46%	2.52%
2009 Series A	2.37%	2.51%
Tax-exempt Series A	2.32%	2.53%

In Nevada, interest fluctuations due to changing interest rates on Southwest’s 2003 Series A, 2008 Series A, and 2009 Series A variable-rate IDRBs are tracked and recovered from customers through a variable interest expense recovery mechanism.

None of Southwest’s debt instruments have credit triggers or other clauses that result in default if bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% Notes due 2041 are also subject to a minimum net worth requirement. At December 31, 2019, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.4 billion in additional debt could be issued while still meeting the leverage ratio requirement. Relating to the minimum net worth requirement, as of December 31, 2019, there is at least $1.5 billion of cushion in equity. No specific dividend restrictions exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2019, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $184 million in additional debt and meet the leverage ratio requirement. Centuri has at least $53 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the utility infrastructure services segment. Centuri’s covenants limit its ability to provide cash dividends to Southwest Gas Holdings, Inc., its parent. The dividend restriction is equal to a maximum of 60% of its rolling twelve-month consolidated net income.
Estimated maturities of long-term debt for the next five years are:

(Thousands of dollars)	Southwest	Centuri	Total
2020	$125,000	$38,512	$163,512
2021	—	33,785	33,785
2022	425,000	35,783	460,783
2023	—	240,681	240,681
2024	—	—	—

Short-Term Debt
In March 2017, Southwest Gas Holdings, Inc. entered into a credit facility with a borrowing capacity of $100 million that expires in March 2022. The Company utilizes this facility for short-term financing needs. Interest rates for this facility are calculated at either LIBOR or the “alternate base rate,” plus in each case an applicable margin that is determined based on the Company’s senior unsecured debt rating. At December 31, 2019, the applicable margin is 1.125% for loans bearing interest with reference to LIBOR and 0.125% for loans bearing interest with reference to the alternative base rate. The Company is also required to pay a commitment fee, of 0.15% per annum, on the unfunded portion of the commitments, which was not significant for the period ended December 31, 2019. Borrowings under the credit facility ranged from none at various times throughout 2019 to a high of $17 million during the fourth quarter of 2019. At December 31, 2019, there was $17 million outstanding under this facility with a weighted average interest rate of 2.749%. There were no borrowings outstanding under this facility at December 31, 2018.
At December 31, 2019, Southwest Holdings, Inc. was in compliance with all of its credit facility covenants. Interest and fees on the credit facility are subject to adjustment depending on its bond ratings. The credit facility is subject to a leverage ratio cap. No specific dividend restrictions exist under the collective covenants. The credit facility does not contain a material adverse change clause.
As indicated above, Southwest has a $400 million credit facility that is scheduled to expire in March 2022, of which $250 million has been designated by management for working capital purposes. Southwest had $194 million and $152 million of short-term borrowings outstanding with weighted average interest rates of 2.61% and 3.47%, at December 31, 2019 and 2018, respectively.
Note 9 - Share-Based Compensation
At December 31, 2019, three share-based compensation plans existed at Southwest: an omnibus incentive plan, a restricted stock/unit plan, and a management incentive plan. The table below shows total share-based plan compensation expense which was recognized in the Consolidated Statements of Income:

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Share-based compensation plan expense, net of related tax benefits	$5,154	$4,644	$6,751
Share-based compensation plan related tax benefits	1,627	1,467	4,137

Omnibus Incentive Plan
The omnibus incentive plan is used to promote the long-term growth and profitability of the Company by providing directors, employees, and certain other individuals with incentives to increase stockholder value and otherwise contribute to the success of the Company. In addition, the plan enables the Company to attract, retain, and reward the best available persons for positions of responsibility. The omnibus incentive plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other equity-based and cash awards. Employees, directors, and consultants who provide services to the Company or any subsidiary may be eligible under this plan. For grants under the omnibus incentive plan, directors continue to immediately vest in the shares upon grant but are provided the option to defer receipt of equity compensation until they leave the Board of Directors.
Performance-based incentive opportunities under the omnibus plan were granted to all officers of Southwest in the form of performance shares and will be based on, depending on the officer, consolidated earnings per share, utility net income, and utility return on equity, with an adjustment based on relative total shareholder return, in each case, measured over a three-year performance period. Southwest recorded $2.3 million, $2.1 million, and $1.2 million of estimated compensation expense associated with these shares during 2019, 2018, and 2017, respectively.
Restricted Stock/Unit Plan
Restricted stock/units under the restricted stock/unit plan were issued to attract, motivate, retain, and reward key employees of Southwest with an incentive to attain high levels of individual performance and improved financial performance. The restricted stock/units vest 40% at the end of year one and 30% at the end of years two and three and were issued annually as common stock in accordance with the percentage vested. The restricted stock/unit plan was also established to attract, motivate, and retain experienced and knowledgeable independent directors. Vesting for grants of restricted stock/units to directors occurred immediately upon grant. The issuance of common stock for directors occurred when their service on the Board ended. No new grants are made under the legacy restricted stock/unit plan as all future incentive compensation, including restricted stock, is granted under programs of the omnibus incentive plan, which subject to advance election, provides that issuance to directors may occur upon grant. With regard to management, grants of time-lapse restricted stock vested based on the same percentages indicated above under the legacy program. Grants of restricted stock during 2019 occurred under the omnibus incentive plan.
Management Incentive Plan
Under the management incentive plan, awards were historically granted to encourage key employees of Southwest to remain as employees and to achieve short-term and long-term performance goals. Plan participants were eligible to receive a cash bonus (i.e., short-term incentive) and shares (i.e., long-term incentive). The shares granted vested three years after grant and were then issued as common stock. No new share grants are made under the management incentive plan as all future incentive share compensation is granted under the omnibus incentive plan. There have been no shares granted under the management incentive plan since 2017.
The following table summarizes the activity of the management incentive plan shares and restricted stock/units as of December 31, 2019 (thousands of shares):

	Management Incentive Plan Shares	Weighted- average grant date fair value	Restricted Stock/ Units (1)	Weighted- average grant date fair value
Nonvested/unissued at December 31, 2018	65	$66.51	323	$56.16
Granted	—		108	81.75
Dividends	1		7
Forfeited or expired	—	—	(9)	77.80
Vested and issued (2)	(37)	55.31	(64)	63.21
Nonvested/unissued at December 31, 2019	29	$79.16	365	$60.94
(1)The number of securities granted includes 57,500 performance shares, which was derived by assuming that target performance will be achieved during the relevant performance period.
(2)Includes shares for retiree payouts and those converted for taxes.
The weighted average grant date fair value shares in 2017 was $85.44. The weighted average grant date fair value of restricted stock/units granted in 2018 and 2017 was $69.16 and $85.39, respectively.
As of December 31, 2019, total compensation cost related to nonvested restricted stock/units not yet recognized is $3.6 million, which is expected to be recognized over a weighted average period of 1.7 years.

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
Southwest maintains liability insurance for various risks associated with the operation of its natural gas pipelines and facilities. In connection with these liability insurance policies, Southwest is responsible for an initial deductible or self-insured retention amount per incident, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year August 2019 to July 2020, these liability insurance policies require Southwest to be responsible for the first $1 million (self-insured retention) of each incident plus the first $4 million in aggregate claims above its self-insured retention in the policy year. Through an assessment process, Southwest may determine that certain costs are likely to be incurred in the future related to specific legal matters. In these circumstances and in accordance with accounting policies, Southwest will make an accrual, as necessary.
Centuri maintains liability insurance for various risks associated with its operations. In connection with these liability insurance policies, Centuri is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year April 2019 to March 2020, Centuri is responsible for the first $400,000 (self-insured retention) per occurrence under these liability insurance policies.
Note 11 - Pension and Other Postretirement Benefits
Southwest Gas Corporation
Employees’ Investment Plan
An Employees’ Investment Plan (“EIP”) is offered to eligible employees of Southwest through deduction of a percentage of base compensation, subject to IRS limitations. The EIP provides for purchases of various mutual fund investments and Company common stock. One-half of amounts deferred by employees are matched, up to a maximum matching contribution of 3.5% of an employee’s annual compensation. There are no employer matching contributions for officer deferrals into the EIP. The cost of the plan was $5.7 million, $5.5 million, and $5.1 million for 2019, 2018, and 2017, respectively.
Deferred Compensation Plan
A deferred compensation plan is offered to all officers of Southwest and a separate deferred compensation plan is offered to members of the Company’s Board of Directors. The plans provide the opportunity to defer up to 100% of annual cash compensation. One-half of amounts deferred by officers are matched, up to a maximum matching contribution of 3.5% of an officer’s annual base salary. Upon retirement, payments of compensation deferred, plus interest, are made in equal monthly installments over 10, 15, or 20 years, as elected by the participant. Directors have an additional option to receive such payments over a five-year period. Deferred compensation earns interest at a rate determined each January. The interest rate equals 150% of Moody’s Seasoned Corporate Bond Rate Index.
Pension and Postretirement Plans
A noncontributory qualified retirement plan with defined benefits covering substantially all Southwest employees is available in addition to a separate unfunded supplemental executive retirement plan (“SERP”), which is limited to Southwest’s officers. Postretirement benefits other than pensions (“PBOP”) are provided to qualified retirees for health care, dental, and life insurance benefits.
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
The qualified retirement plan invests the majority of its plan assets in common collective trusts which include a well-diversified portfolio of domestic and international equity securities and fixed income securities, which are managed by a professional investment manager appointed by Southwest. The investment manager has full discretionary authority to direct the investment of plan assets held in trust within the specific guidelines prescribed by Southwest through the plan’s investment policy statement. In 2016, Southwest adopted a liability driven investment (“LDI”) strategy for part of the portfolio, a form of investing designed to better match the movement in pension plan assets with the impact of interest rate changes and inflation assumption changes on the pension plan liability. The implementation of the LDI strategy will be phased in over time by using a glide path. The glide path is designed to increase the allocation of the plan’s assets to fixed income securities, as the funded status of the plan increases, in order to more closely match the duration of the plan assets to that of the plan liability. Pension plan assets are held in a Master Trust. The pension plan funding policy is in compliance with the federal government’s funding requirements.
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
Due to an historically low interest rate environment, there was a 100 basis points decrease in the discount rate between years, as reflected below. This resulted in a deterioration in the funded status of the qualified retirement plan as of December 31, 2019. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation increase remained the same (consistent with management’s expectations overall). The asset return assumption (which impacts the following year’s expense) was reduced by 25 basis points. The rates are presented in the table below:

	December 31,
	2019	2018
Discount rate	3.50%	4.50%
Weighted-average rate of compensation increase	3.25%	3.25%
Asset return assumption	6.75%	7.00%
Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
The following table sets forth the retirement plan, SERP, and PBOP funded statuses and amounts recognized on the Consolidated Balance Sheets and Consolidated Statements of Income.

	Year Ended December 31,
	2019			2018
(Thousands of dollars)	Qualified Retirement Plan	SERP	PBOP	Qualified Retirement Plan	SERP	PBOP
Change in benefit obligations:
Benefit obligation for service rendered to date at beginning of year (PBO/PBO/APBO)	$1,116,014	$40,603	$69,956	$1,203,484	$45,727	$75,322
Service cost	25,864	266	1,276	28,555	245	1,473
Interest cost	49,006	1,760	3,046	44,174	1,658	2,748
Plan amendments	—	—	1,878	—	—	—
Actuarial loss (gain)	192,416	7,974	3,156	(102,919)	(3,940)	(6,020)
Benefits paid	(53,723)	(3,206)	(3,201)	(57,280)	(3,087)	(3,567)
Benefit obligation at end of year (PBO/PBO/APBO)	1,329,577	47,397	76,111	1,116,014	40,603	69,956
Change in plan assets:
Market value of plan assets at beginning of year	790,614	—	47,341	871,665	—	54,608
Actual return on plan assets	186,102	—	9,757	(67,771)	—	(3,061)
Employer contributions	52,000	3,206	—	44,000	3,087	—
Benefits paid	(53,723)	(3,206)	(4,260)	(57,280)	(3,087)	(4,206)
Market value of plan assets at end of year	974,993	—	52,838	790,614	—	47,341
Funded status at year end	$(354,584)	$(47,397)	$(23,273)	$(325,400)	$(40,603)	$(22,615)
Weighted-average assumptions (benefit obligation):
Discount rate	3.50%	3.50%	3.50%	4.50%	4.50%	4.50%
Weighted-average rate of compensation increase	3.25%	3.25%	N/A	3.25%	3.25%	N/A

Estimated funding for the plans above during calendar year 2020 is approximately $105 million, of which $102 million pertains to the retirement plan, and which includes a supplemental discretionary contribution of $50 million in January 2020. Management monitors plan assets and liabilities and may, at its discretion, increase plan funding levels above the minimum in order to achieve a desired funded status and avoid or minimize potential benefit restrictions. As a result of the impact of the historically low discount rate at December 31, 2019, Southwest, through a capital contribution from Southwest Gas Holdings, Inc., made the discretionary supplemental contribution in January 2020. This additional contribution is intended to mitigate the impacts on the funded status and the increase in 2020 pension costs through the ability to provide returns on the increased level of plan investments.
The accumulated benefit obligation for the retirement plan and the SERP is presented below:

	December 31,
(Thousands of dollars)	2019	2018
Retirement plan	$1,219,989	$1,024,030
SERP	46,067	38,793

Benefits expected to be paid for pension, SERP, and PBOP over the next 10 years are as follows:

(Millions of dollars)	2020	2021	2022	2023	2024	2025-2029
Pension	$56.0	$58.0	$59.0	$60.0	$61.0	$331.0
SERP	3.1	3.1	3.1	3.1	3.1	14.8
PBOP	4.9	4.9	4.9	4.9	4.8	22.5

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
As of January 1, 2018, the Company adopted “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The update required that an employer report the service cost component of total net periodic benefit costs in the same line item(s) as other compensation costs arising from services rendered by the employees during the period, and required that the other components of net benefit cost be presented in the income statement separately from the service cost component and outside a subtotal of income from operations (and be appropriately described). The update also allowed only the service cost component (and not the other components of periodic benefit costs) to be eligible for capitalization when applicable. The guidance was applied on a retrospective basis, as required, for the presentation of the service cost and other components of net benefit cost, and on a prospective basis for the capitalization of only the service cost component.
Therefore, upon adoption of the update to Topic 715, amounts presented in the Company’s and Southwest’s Consolidated Statements of Income for the year ended 2017 were revised in financial information that presents 2017 as a comparative period, as follows:

	Year Ended December 31,
	2017
(Thousands of dollars)	Originally Reported	Reclassification	Revised
Southwest Gas Holdings, Inc.
Operations and maintenance	$412,187	$(19,424)	$392,763
Other income (deductions)	13,394	(19,424)	(6,030)

Southwest Gas Corporation
Operations and maintenance	$410,745	$(19,424)	$391,321
Other income (deductions)	13,036	(19,424)	(6,388)

Operating income increased by the same amounts that Operations and maintenance expense decreased, as reflected in the table above; however, net income was not impacted overall by this reclassification for either the Company or Southwest.
The service cost component of net periodic benefit costs included in the table below is part of an overhead loading process associated with the cost of labor. The overhead process ultimately results in allocation of that portion of overall net periodic benefit costs to the same accounts to which productive labor is charged. As a result, service costs become components of various accounts, primarily Operations and maintenance expense, Net utility plant, and Deferred charges and other assets for both the Company and Southwest. The other components of net periodic benefit cost are reflected in Other income (deductions) on the Condensed Consolidated Statements of Income of each entity. Refer to the discussion above regarding the practical expedient elected related to amounts capitalized as part of assets prior to the adoption date.
Components of net periodic benefit cost:

	Qualified Retirement Plan			SERP			PBOP
(Thousands of dollars)	2019	2018	2017	2019	2018	2017	2019	2018	2017
Service cost	$25,864	$28,555	$23,392	$266	$245	$309	$1,276	$1,473	$1,468
Interest cost	49,006	44,174	46,083	1,760	1,658	1,883	3,046	2,748	3,232
Expected return on plan assets	(60,244)	(58,755)	(55,196)	—	—	—	(3,156)	(3,718)	(3,358)
Amortization of prior service cost	—	—	—	—	—	—	1,271	1,335	1,335
Amortization of net actuarial loss	22,356	32,115	24,004	1,020	1,502	1,441	—	—	—
Net periodic benefit cost	$36,982	$46,089	$38,283	$3,046	$3,405	$3,633	$2,437	$1,838	$2,677
Weighted-average assumptions (net benefit cost)
Discount rate	4.50%	3.75%	4.50%	4.50%	3.75%	4.50%	4.50%	3.75%	4.50%
Expected return on plan assets	7.00%	7.00%	7.00%	N/A	N/A	N/A	7.00%	7.00%	7.00%
Weighted-average rate of compensation increase	3.25%	3.25%	3.25%	3.25%	3.25%	3.25%	N/A	N/A	N/A

Other Changes in Plan Assets and Benefit Obligations Recognized in Net Periodic Benefit Cost and Other Comprehensive Income

	Year Ended December 31,
	2019				2018				2017
(Thousands of dollars)	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP
Net actuarial loss (gain) (a)	$71,087	$66,557	$7,975	$(3,445)	$20,426	$23,607	$(3,940)	$759	$43,027	$44,149	$3,334	$(4,456)
Amortization of prior service cost (b)	(1,271)	—	—	(1,271)	(1,335)	—	—	(1,335)	(1,335)	—	—	(1,335)
Amortization of net actuarial loss (b)	(23,376)	(22,356)	(1,020)	—	(33,617)	(32,115)	(1,502)	—	(25,445)	(24,004)	(1,441)	—
Prior service cost	1,878	—	—	1,878	—	—	—	—	—	—	—	—
Regulatory adjustment	(36,944)	(39,782)	—	2,838	8,233	7,657	—	576	(12,340)	(18,131)	—	5,791
Recognized in other comprehensive (income) loss	11,374	4,419	6,955	—	(6,293)	(851)	(5,442)	—	3,907	2,014	1,893	—
Net periodic benefit costs recognized in net income	42,465	36,982	3,046	2,437	51,332	46,089	3,405	1,838	44,593	38,283	3,633	2,677
Total of amount recognized in net periodic benefit cost and other comprehensive (income) loss	$53,839	$41,401	$10,001	$2,437	$45,039	$45,238	$(2,037)	$1,838	$48,500	$40,297	$5,526	$2,677

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

The following table sets forth, by level within the three-level fair value hierarchy, the fair values of the assets of the qualified pension plan and the PBOP as of December 31, 2019 and 2018. The SERP has no assets.

	December 31,
	2019			2018
(Thousands of dollars)	Qualified Retirement Plan	PBOP	Total	Qualified Retirement Plan	PBOP	Total
Assets at fair value:
Level 1 – Quoted prices in active markets for identical financial assets
Mutual funds	$—	$29,188	$29,188	$—	$25,299	$25,299
Total Level 1 Assets (1)	$—	$29,188	$29,188	$—	$25,299	$25,299
Level 2 – Significant other observable inputs
Private commingled equity funds (2)
Global	$266,908	$6,338	$273,246	$215,280	$5,896	$221,176
International	117,086	2,780	119,866	94,465	2,588	97,053
U.S. equity securities	184,642	4,386	189,028	147,693	4,045	151,738
Emerging markets	62,943	1,494	64,437	50,817	1,392	52,209
Private commingled fixed income funds (3)	335,138	7,959	343,097	274,062	7,506	281,568
Pooled funds and mutual funds	5,359	689	6,048	5,198	610	5,808
Government fixed income and mortgage backed securities	181	4	185	163	5	168
Total Level 2 assets (4)	$972,257	$23,650	$995,907	$787,678	$22,042	$809,720
Total Plan assets at fair value	$972,257	$52,838	$1,025,095	$787,678	$47,341	$835,019
Insurance company general account contracts (5)	2,736	—	2,736	2,936	—	2,936
Total Plan assets	$974,993	$52,838	$1,027,831	$790,614	$47,341	$837,955
(1)The Mutual funds category above is a balanced fund that invests in a diversified portfolio of common stocks, preferred stocks, and fixed-income securities. Under normal circumstances the balanced fund will hold no more than 75%, and no less than 25%, of its total assets in equity securities. The fund seeks regular income, conservation of principal, and an opportunity for long-term growth of principal and income.
(2)The private commingled equity funds include common collective trusts that invest in a diversified portfolio of securities regularly traded on securities exchanges. These funds are shown in the above table at net asset value (“NAV”), which is the value of securities in the fund less the amount of any liabilities outstanding. Strategies employed by the funds include investment in:
▪Global equities, including domestic equities
▪International developed countries equities
▪Domestic equities
▪Emerging markets equities
Shares in the private commingled equity funds may be redeemed given one business day notice. While they are private equity funds and reported at NAV, due to the short redemption notice period, the lack of redemption fees, the fact that the underlying investments are exchange-traded, and that substantial liabilities do not exist subject to the NAV calculation, these investments are viewed as indirectly observable (Level 2) in the fair value hierarchy and are therefore not excluded from the body of the fair value table as a reconciling item.
The global fund provides diversified exposure to global equity markets. The fund seeks to provide long-term capital growth by investing primarily in securities listed on the major developed equity markets of the U.S., Europe, and Asia, as well as within those listed on emerging country equity markets on a tactical basis.
The international fund invests in international financial markets, primarily those of developed economies in Europe and the Pacific Basin. The fund invests primarily in equity securities issued by foreign corporations, but may invest in other securities perceived as offering attractive investment return opportunities.
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
(3)The private commingled fixed income funds consist primarily of fixed income debt securities issued by the U.S. Treasury, government agencies, and fixed income debt securities issued by corporations. The fixed income fund investments may include the use of high yield, international fixed income securities and other instruments, including derivatives, to ensure prudent diversification over a broad spectrum of investments. The changes in the value of the fixed income funds are intended to offset the changes in the pension plan liabilities due to changes in the discount rate.
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
(4)With the exception of items (2) and (3), which are discussed in detail above, the Level 2 assets consist mainly of pooled funds and mutual funds. These funds are collective short-term funds that invest in Treasury bills and money market funds and are used as a temporary cash repository.
(5)The insurance company general account contracts are annuity insurance contracts used to pay the pensions of employees who retired prior to 1989. The balance of the account disclosed in the above table is the contract value, which is the result of deposits, withdrawals, and interest credits.
Centuri
Defined Contribution Plans
Centuri offers defined contribution plans under Section 401(k) of the Internal Revenue Code to its eligible employees, whether covered or not under collective-bargaining agreements. Eligibility requirements vary, as does timing of participation, matching, vesting, and profit-sharing features of the plans. Contributions by Centuri to these plans for the years ended December 31, 2019, 2018, and 2017 were $8 million, $7 million, and $6.3 million, respectively.
Deferred Compensation Plan
Centuri sponsors a nonqualified deferred compensation plan that is offered to a select group of management and highly-compensated employees. The plan allows participants to defer up to 80% of base salary and provides a match of 100% of contributions up to 5% of a participant’s salary. The plan also allows Centuri, at its discretion, to credit participant accounts with discretionary contributions. Participants are 100% vested in salary deferrals, contributions, and all earnings. Participant accounts include a return based on the performance of the underlying investment options selected. Payments from the plan are designated at each annual enrollment period based on specified triggering events and are payable by lump sum or on an annual installment basis.
Multiemployer Pension Plans
Centuri makes defined contributions to several multiemployer defined benefit pension plans under the terms of collective bargaining agreements (“CBAs”) with various unions representing certain employees. Contribution rates are generally specified in the CBAs and are made to the plans on a “pay-as-you-go” basis. Such contributions correspond to the number of union employees and the particular plans in which they participate, and vary depending upon the location, number of ongoing projects, and the need for union resources in connection with those projects.
The risks of participating in these multiemployer plans are different from single-employer plans, including: (i) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (ii) if a participating employer stops contributing to the multiemployer plan, the unfunded obligations of the plan may become the obligation of the remaining participating employers; and (iii) if a participating employer chooses to stop participating in these multiemployer plans, the employer may be required to pay those plans an amount based on the underfunded status of the plan.
The Pension Protection Act of 2006 requires special funding and operational rules for multiemployer plans in the U.S., including classification of the plans (based on multiple factors, including the funded status of the plan), the most severe of which is “critical.” Depending upon the classification, plans may be required to adopt measures to improve their funded status through a funding improvement or rehabilitation plan, which may require additional contributions from employers (in the form of a surcharge on benefit contributions) and/or modification of retiree benefits. The amount of additional funds, if any, that Centuri may be obligated to contribute to these plans in the future cannot be estimated due to the uncertainty regarding future levels of work that may require the utilization of union employees covered by these plans, as well as uncertainty as to the future contribution levels and possible surcharges on contributions that may apply to these plans at that time.
Centuri contributed $41.3 million, $38.2 million, and $35.2 million collectively to the plans for the years ended December 31, 2019, 2018, and 2017, respectively. Substantially all of the contributions made by Centuri during these years were to U.S. plans that were not classified as critical, and for which no special surcharges were assessed. Only two plans were classified as critical and required special surcharges; however, the contributions overall related to these plans in all periods were insignificant.

Note 12 - Income Taxes
Southwest Gas Holdings, Inc.:
The following is a summary of income before taxes and noncontrolling interest for domestic and foreign operations:

	Year ended December 31,
(Thousands of dollars)	2019	2018	2017
U.S.	$261,525	$235,120	$246,131
Foreign	11,145	8,216	12,899
Total income before income taxes	$272,670	$243,336	$259,030

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Current:
Federal	$622	$(13,476)	$(1,316)
State	(1,510)	(3,219)	2,965
Foreign	5,013	2,563	5,203
	4,125	(14,132)	6,852
Deferred:
Federal	45,593	67,784	58,443
State	8,212	8,901	1,837
Foreign	(1,907)	(869)	(2,044)
	51,898	75,816	58,236
Total income tax expense	$56,023	$61,684	$65,088

Deferred income tax expense (benefit) consists of the following significant components:

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Deferred federal and state:
Property-related items	$60,449	$94,899	$44,516
Purchased gas cost adjustments	3,834	(3,507)	8,500
Employee benefits	7,680	(7,334)	(2,517)
Regulatory adjustments	(11,962)	2,412	14,401
All other deferred	(7,857)	(10,041)	(5,935)
Total deferred federal and state	52,144	76,429	58,965
Deferred ITC, net	(246)	(613)	(729)
Total deferred income tax expense	$51,898	$75,816	$58,236

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate (and the sources of these differences and the effect of each) are summarized as follows:

	Year Ended December 31,
	2019	2018	2017
U.S. federal statutory income tax rate	21.0%	21.0%	35.0%
Net state taxes	2.1	2.9	1.1
Tax credits	(0.3)	(0.3)	(0.4)
Company-owned life insurance	(1.5)	0.1	(1.6)
Change in U.S. Federal Income Tax Rate	—	—	(7.8)
Amortization of excess deferred taxes	(0.9)	—	—
All other differences	0.1	1.6	(1.2)
Consolidated effective income tax rate	20.5%	25.3%	25.1%

Deferred tax assets and liabilities consist of the following:

	December 31,
(Thousands of dollars)	2019	2018
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$105,077	$105,791
Employee benefits	37,439	39,215
Alternative minimum tax credit	4,409	21,603
Federal net operating losses	7,467	13,125
Interest rate swap	1,432	2,235
Lease-related item	21,226	—
Other	20,104	21,191
Valuation allowance	(25)	(1,132)
	197,129	202,028
Deferred tax liabilities:
Property-related items, including accelerated depreciation	732,798	678,307
Regulatory balancing accounts	9,931	6,097
Unamortized ITC	122	368
Debt-related costs	2,818	3,110
Intangibles	10,611	7,807
Lease-related item	20,386	—
Other	19,447	34,276
	796,113	729,965
Net noncurrent deferred tax liabilities	$598,984	$527,937

Net noncurrent deferred tax liabilities above at December 31, 2019 and 2018 are reflected net of $856,000 and $1.26 million of noncurrent deferred tax assets associated with the Company’s Canadian operations, which are shown separately on the Company’s Consolidated Balance Sheets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Thousands of dollars)	2019	2018
Unrecognized tax benefits at beginning of year	$971	$1,430
Gross increases – tax positions in prior period	85	—
Gross decreases – tax positions in prior period	—	459
Gross increases – current period tax positions	—	—
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$1,056	$971

Southwest Gas Corporation:
The following is a summary of income before taxes:

	Year ended December 31,
(Thousands of dollars)	2019	2018	2017
Total income before income taxes	$198,144	$182,833	$219,953

 Income tax expense (benefit) consists of the following:

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Current:
Federal	$4,109	$(17,584)	$318
State	250	(6,783)	1,420
	4,359	(24,367)	1,738
Deferred:
Federal	29,543	58,136	60,662
State	1,071	10,222	735
	30,614	68,358	61,397
Total income tax expense	$34,973	$43,991	$63,135

Deferred income tax expense (benefit) consists of the following significant components:

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Deferred federal and state:
Property-related items	$34,398	$67,576	$49,129
Purchased gas cost adjustments	3,834	(3,507)	8,500
Employee benefits	6,493	2,156	(5,707)
Regulatory Adjustments	(11,962)	2,412	14,401
All other deferred	(1,903)	334	(4,197)
Total deferred federal and state	30,860	68,971	62,126
Deferred ITC, net	(246)	(613)	(729)
Total deferred income tax expense	$30,614	$68,358	$61,397

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate (and the sources of these differences and the effect of each) are summarized as follows:

	Year Ended December 31,
	2019	2018	2017
U.S. federal statutory income tax rate	21.0%	21.0%	35.0%
Net state taxes	0.7	2.1	0.6
Tax credits	(0.4)	(0.4)	(0.4)
Company-owned life insurance	(1.9)	0.3	(1.7)
Change in U.S. Federal Income Tax Rate	—	—	(3.6)
Amortization of excess deferred taxes	(1.2)	—	—
All other differences	(0.5)	1.1	(1.2)
Effective income tax rate	17.7%	24.1%	28.7%

Deferred tax assets and liabilities consist of the following:

	December 31,
(Thousands of dollars)	2019	2018
Deferred income taxes for future amortization of ITC and excess deferred taxes	$105,077	$105,791
Employee benefits	13,574	17,337
Alternative minimum tax credit	4,409	21,603
Federal net operating losses	—	4,557
Interest rate swap	1,432	2,235
Other	10,761	13,362
Valuation allowance	(25)	(37)
	135,228	164,848
Deferred tax liabilities:
Property-related items, including accelerated depreciation	644,046	614,205
Regulatory balancing accounts	9,931	6,097
Unamortized ITC	122	368
Debt-related costs	2,818	3,110
Other	17,361	31,526
	674,278	655,306
Net deferred tax liabilities	$539,050	$490,458

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Thousands of dollars)	2019	2018
Unrecognized tax benefits at beginning of year	$971	$1,069
Gross increases – tax positions in prior period	85	—
Gross decreases – tax positions in prior period	—	98
Gross increases – current period tax positions	—	—
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$1,056	$971

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
At December 31, 2019, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $1 million individually for both the Company and Southwest. No significant increases or decreases in unrecognized tax benefit are expected within the next 12 months.
The Company and Southwest recognize interest expense and income and penalties related to income tax matters in income tax expense. There was no tax-related interest income for 2019, 2018, and 2017.
The Company’s regulated operations accounting for income taxes is impacted by the FASB’s ASC 980 – Regulated Operations. Reductions in accumulated deferred income tax balances due to the reduction in the corporate income tax rates to 21% under the provisions of the Tax Cuts and Jobs Act (“TCJA”), enacted in December 2017, may result in a refund of excess deferred taxes to customers, generally through reductions in future rates. The TCJA included provisions that stipulate how these excess deferred taxes may be passed back to customers for certain accelerated tax depreciation benefits. Potential refunds of other deferred taxes will be determined in conjunction with appropriate regulatory commissions. Southwest began refunding excess deferred taxes to Nevada customers starting in January 2019. The December 31, 2019 Consolidated Balance Sheets of Southwest and the Company reflect the impact of the TCJA with a balance of the regulatory liability for accumulated deferred income taxes of $453 million.
The Company and its subsidiaries file a consolidated federal income tax return in the U.S. and in various states, as well as separate returns in Canada. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or Canadian income tax examinations for years before 2015.
The Company and each of its subsidiaries, including Southwest, participate in a tax sharing agreement to establish the method for allocating tax benefits and losses among members of the consolidated group. The consolidated federal income tax is apportioned among the subsidiaries using a separate return method.
At December 31, 2019, the Company has a federal net operating loss carryforward of $36 million which may be carried forward indefinitely. The Company also has general business credits of $6.0 million, which begin to expire in 2035. The Company has net capital loss carryforwards of $107,000, which will begin to expire in 2020. At December 31, 2019, the Company has an income tax net operating loss carryforward related to Canadian operations of $5.6 million, which begins to expire in 2034.
Management intends to continue to permanently reinvest any future foreign earnings in Canada.
Note 13 - Derivatives
In managing its natural gas supply portfolios, Southwest has historically entered into fixed- and variable-price contracts, which qualify as derivatives. Additionally, Southwest has utilized fixed-for-floating swap contracts (“Swaps”) to supplement its fixed-price contracts. The fixed-price contracts, firm commitments to purchase a fixed amount of gas in the future at a fixed price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business, and are exempt from fair value reporting. The variable-price contracts qualify as derivative instruments; however, because the contract price is the prevailing price at the future transaction date, the contract has no determinable fair value. The Swaps’ contract prices are determined at the beginning of each month to reflect that month’s published first of month index price and are recorded at fair value. Southwest does not utilize derivative financial instruments for speculative purposes, nor does it have trading operations.
Southwest historically utilized fixed-price contracts and Swaps under its volatility mitigation programs to effectively fix the price on a portion of its natural gas supply portfolios. The maturities of the Swaps highly correlate to forecasted purchases of natural gas, with the longest maturity date of the Swaps being October 2020. Management does not currently anticipate entering into new Swaps in the near term. Regarding existing Swap arrangements, Southwest pays the counterparty a fixed rate and receives from the counterparty a floating rate per MMBtu (“dekatherm”) of natural gas. Only the net differential is paid or received. The differential is calculated based on the notional amounts under the contracts, which are detailed in the table below:

	December 31,
(Thousands of dekatherms)	2019	2018
Contract notional amounts	11,965	13,387

The following table presents the amounts paid to and received from counterparties for settlements of matured Swaps:

	Year Ended December 31,
(Thousands of dollars)	2019	2018	2017
Paid to counterparties	$10,438	$6,781	$3,100
Received from counterparties	$1,352	$606	$1,685

Pursuant to regulatory deferral accounting treatment for rate-regulated entities, unrealized gains and losses in fair value of the Swaps are recorded as a regulatory asset and/or liability. When the Swaps mature, any prior positions held are reversed and the settled position is recorded as an increase or decrease of purchased gas under the related purchase gas adjustment (“PGA”) mechanism in determining the deferred PGA balances. Neither changes in fair value nor settled amounts of Swaps have a direct effect on earnings or other comprehensive income, since following settlement, amounts are reflected in Net cost of gas sold at the same time they are included in Gas operating revenues through updates to the PGA component of rates.
Previously, Southwest entered into forward-starting interest rate swaps (“FSIRS”), the settled positions for which are immaterial and continue to be amortized from Accumulated other comprehensive income (loss) into interest expense.
The estimated fair value of Southwest’s Swaps was determined at December 31, 2019 and 2018 using futures settlement prices for the delivery of natural gas at Henry Hub adjusted by the price of future settlement bases, which reflect the difference between the price of natural gas at a given delivery basin and the Henry Hub pricing points. These Level 2 inputs are observable in the marketplace throughout the full term of the Swaps and have been credit-risk adjusted with no significant impact to the overall fair value measurement. The following table sets forth the fair value of the Swaps and their location in the Consolidated Balance Sheets for both the Company and Southwest. It also sets forth the location of regulatory assets or liabilities offsetting, dollar-for-dollar, the fair value of the Swaps (pursuant to Southwest’s rate-regulation).
Fair values of derivatives not designated as hedging instruments:

(Thousands of dollars)
December 31, 2019
Swap Position
Instrument	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Net Total	Offsetting Balance Sheet Location (Regulatory Asset/(Liability))
Swaps	Other current liabilities	$3	$(10,954)	$(10,951)	Prepaid and other current assets
Total		$3	$(10,954)	$(10,951)

December 31, 2018
Swap Position
Instrument	Balance Sheet Location	Asset Derivatives	Liability Derivatives	Net Total	Offsetting Balance Sheet Location (Regulatory Asset/(Liability))
Swaps	Prepaid and other current assets	$243	$(99)	$144	Other current liabilities
Swaps	Other current liabilities	1,595	(3,347)	(1,752)	Prepaid and other current assets
Swaps	Other deferred credits	141	(251)	(110)	Deferred charges and other assets
Total		$1,979	$(3,697)	$(1,718)

Master netting arrangements exist with each counterparty that provide for the net settlement (in the settlement month) of all contracts through a single payment. As applicable, management has elected to reflect the net amounts in the Consolidated Balance Sheets. No outstanding collateral associated with the Swaps existed during any period presented in the above table.
Note 14 - Segment Information
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

The accounting policies of the reported segments are the same as those described within Note 1 - Background, Organization, and Summary of Significant Accounting Policies. Centuri accounts for the services provided to Southwest at contractual prices at contract inception. Accounts receivable for these services, which are not eliminated during consolidation, are presented in the table below:

	December 31,
(Thousands of dollars)	2019	2018
Accounts receivable for Centuri services	$15,235	$18,830

The following table presents the amount of revenues for both segments by geographic area:

	December 31,
(Thousands of dollars)	2019	2018	2017
Revenues (a)
United States	$2,893,201	$2,664,670	$2,345,134
Canada	226,716	215,343	203,658
Total	$3,119,917	$2,880,013	$2,548,792

(a)	Revenues are attributed to countries based on the location of customers.
The Company has two reportable segments: natural gas operations and utility infrastructure services. Southwest has a single reportable segment that is referred to herein as the natural gas operations segment of the Company. In order to reconcile to net income as disclosed in the Consolidated Statements of Income, an Other column is included associated with impacts of corporate and administrative activities related to Southwest Gas Holdings, Inc. The financial information pertaining to the natural gas operations and utility infrastructure services segments for each of the three years in the period ended December 31, 2019 is as follows:

	Year Ended December 31, 2019
(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,368,939	$1,592,252	$—	$2,961,191
Intersegment sales	—	158,726	—	158,726
Total	$1,368,939	$1,750,978	$—	$3,119,917
Interest income	$6,356	$—	$—	$6,356
Interest expense	$95,026	$14,086	$114	$109,226
Depreciation and amortization	$215,620	$87,617	$—	$303,237
Income tax expense	$34,973	$21,399	$(349)	$56,023
Segment net income	$163,171	$52,404	$(1,639)	$213,936
Segment assets	$6,798,746	$1,365,194	$6,108	$8,170,048
Capital expenditures	$778,748	$159,400	$—	$938,148

	Year Ended December 31, 2018
(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,357,728	$1,386,371	$—	$2,744,099
Intersegment sales	—	135,914	—	135,914
Total	$1,357,728	$1,522,285	$—	$2,880,013
Interest income	$6,020	$88	$—	$6,108
Interest expense	$81,740	$14,190	$741	$96,671
Depreciation and amortization	$191,816	$57,396	$—	$249,212
Income tax expense	$43,991	$18,420	$(727)	$61,684
Segment net income	$138,842	$44,977	$(1,542)	$182,277
Segment assets	$6,141,584	$1,215,573	$572	$7,357,729
Capital expenditures	$682,869	$83,045	$—	$765,914

	Year Ended December 31, 2017
(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,302,308	$1,149,325	$—	$2,451,633
Intersegment sales	—	97,159	—	97,159
Total	$1,302,308	$1,246,484	$—	$2,548,792
Interest income	$2,784	$3	$—	$2,787
Interest expense	$69,733	$7,986	$345	$78,064
Depreciation and amortization	$201,922	$49,029	$—	$250,951
Income tax expense	$63,135	$2,390	$(437)	$65,088
Segment net income	$156,818	$38,360	$(1,337)	$193,841
Segment assets	$5,482,669	$752,496	$1,901	$6,237,066
Capital expenditures	$560,448	$63,201	$—	$623,649

Note 15 - Quarterly Financial Data (Unaudited)
The following table presents summarized quarterly financial data for 2019 and 2018:

	Quarter Ended
	March 31	June 30	September 30	December 31
(Thousands of dollars, except per share amounts)
2019
Southwest Gas Holdings, Inc.:
Operating revenues	$833,539	$713,011	$725,230	$848,137
Operating income	140,480	54,869	38,258	138,204
Net income	95,384	22,832	6,525	91,906
Net income attributable to Southwest Gas Holdings, Inc.	94,809	22,056	5,353	91,718
Basic earnings per common share (1)	1.78	0.41	0.10	1.67
Diluted earnings per common share (1)	1.77	0.41	0.10	1.67

Southwest Gas Corporation:
Operating revenues	$520,677	$258,711	$209,980	$379,571
Operating income (loss)	148,713	24,069	(1,807)	112,678
Net income (loss)	103,389	3,369	(20,012)	76,425

2018
Southwest Gas Holdings, Inc.:
Operating revenues	$754,330	$670,883	$668,146	$786,654
Operating income	129,560	53,338	39,681	134,854
Net income	78,294	21,551	12,331	69,476
Net income attributable to Southwest Gas Holdings, Inc.	79,091	21,551	12,331	69,304
Basic earnings per common share (1)	1.63	0.44	0.25	1.36
Diluted earnings per common share (1)	1.63	0.44	0.25	1.36

Southwest Gas Corporation:
Operating revenues	$494,313	$275,679	$217,523	$370,213
Operating income	141,173	24,675	3	115,962
Net income (loss)	90,349	2,622	(13,670)	59,541
(1)The sum of quarterly earnings (loss) per average common share may not equal the annual earnings (loss) per share due to the ongoing change in the weighted-average number of common shares.
The demand for natural gas is seasonal, and it is the opinion of management that comparisons of earnings for interim periods do not reliably reflect overall trends and changes in operations. Also, the timing of general rate relief can have a significant impact on earnings for interim periods.
Note 16 - Redeemable Noncontrolling Interest
In connection with the acquisition of Linetec in November 2018, the previous owner retained a 20% equity interest in Linetec, the reduction of which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2022, the Company has the right, but not the obligation, to purchase at fair value (subject to a floor) a portion of the interest held by the noncontrolling party, and in incremental amounts each year thereafter. The shares subject to the election accumulate (if earlier elections are not made) such that 100% of the interest retained by the noncontrolling party is subject to the election beginning in 2024. If the Company does not exercise its rights at each or any of the specified intervals, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring Centuri to purchase a similar portion of their interest up to the maximum cumulative amounts specified and at each interval discussed above. The outstanding noncontrolling interest is not subject to minimum purchase provisions and following the eligibility dates for the elections, they do not expire. The redemption price represents the greater of fair value of the ownership interest to be redeemed on the redemption date or a floor amount under the terms of the agreement. The Company has determined that this noncontrolling interest is a redeemable noncontrolling interest and, in accordance with SEC guidance, is classified as mezzanine equity (temporary equity) in the Company’s Consolidated Balance Sheets.
Significant changes in the value of the redeemable noncontrolling interest, above a floor established at the acquisition date, are recognized as they occur, and the carrying value is adjusted as necessary at each reporting date. The fair value is estimated using a market approach that utilizes certain financial metrics from guideline public companies of similar industry and operating characteristics. However, the carrying value of the redeemable noncontrolling interest was greater than its fair value as of December 31, 2019, and no previous upward redemption value adjustments were made following the acquisition date. SEC guidance indicates that a redemption value adjustment would not be made under these circumstances.
The following depicts changes to the balance of the redeemable noncontrolling interest:

Redeemable Noncontrolling Interest
(Thousands of dollars)
Balance, December 31, 2017	$—
Redeemable noncontrolling interest acquired	81,659
Net income attributable to redeemable noncontrolling interest	172
Balance, December 31, 2018	81,831
Net income attributable to redeemable noncontrolling interest	2,711
Balance, December 31, 2019	$84,542

Note 17 - Business Acquisitions
As indicated in Note 1 - Background, Organization, and Summary of Significant Accounting Policies, on November 30, 2018, the Company, through its subsidiaries, led principally by Centuri, completed the acquisition of an 80% interest in a privately held utility infrastructure services business, Linetec, for approximately $303.4 million, with the remaining 20% retained by the seller. Of the $303.4 million ultimate purchase price, $47.6 million was paid during the year ended December 31, 2019 and $4.7 million remained unpaid as of year end.
The acquisition extended the utility services operations in the southeastern region of the U.S. and provides additional opportunities for expansion of the amount of work Centuri performs for electric utilities. Funding for the acquisition was primarily provided by a portion of net proceeds from the Company’s equity offering in November 2018 and from Centuri’s $590 million secured revolving credit and term loan facility, as amended, described below and in Note 8 - Debt.
Assets acquired and liabilities assumed in the transaction were recorded, generally, at their estimated acquisition date fair values. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data (including market data, data regarding customers of the acquired business, terms of acquisition-related agreements, analysis of historical and projected results, and other types of data). The analysis included consideration of types of intangibles that were acquired, including customer relationships, trade names, and customer contracts. During a one-year post-acquisition measurement period, the values were adjusted by $23.2 million related to the combined effects of a mutual tax election under Internal Revenue Code Section 338(h), working capital adjustments, amounts associated with certain unbilled customer receivable balances, and other refinements, as reflected in the table below.

The final estimated fair values of assets acquired and liabilities assumed as of November 30, 2018, are as follows:

(Millions of dollars)	Acquisition Date	Measurement Period Adjustments	Revised Acquisition Date
Cash and cash equivalents	$3.9	$—	$3.9
Accounts receivable	32.8	(0.5)	32.3
Revenue earned on contracts in progress in excess of billings	21.6	0.9	22.5
Prepaid expenses and other current assets	1.1	0.1	1.2
Property and equipment	89.4	(1.0)	88.4
Intangible assets	89.3	—	89.3
Goodwill	188.5	(21.2)	167.3
Total assets acquired	426.6	(21.7)	404.9

Accounts payable	8.0	—	8.0
Accrued liabilities	6.9	1.5	8.4
Deferred compensation and related accrued taxes	3.4	—	3.4
Redeemable noncontrolling interest	81.7	—	81.7
Total liabilities assumed and noncontrolling interest	100.0	1.5	101.5
Net assets acquired	$326.6	$(23.2)	$303.4

Goodwill consists of the value associated with the assembled workforce, consolidation of operations, and the estimated economic value attributable to future opportunities related to the transaction. As the business of Linetec was deemed an asset purchase for tax purposes, the $167.3 million of tax-basis goodwill is expected to be deductible for tax purposes. As of the acquisition date, other intangible assets totaled $89.3 million which are being amortized over a weighted-average life of 19 years. Of the $89.3 million of intangible assets, $79 million was attributable to customer relationships with an assigned life of 20 years, $10 million was attributable to a trade name with a 15-year useful life, and $300,000 was attributable to customer contracts with a useful life of one year. The intangible assets other than goodwill are included in Other property and investments in the Company’s Consolidated Balance Sheets.
The unaudited pro forma consolidated financial information for fiscal 2018 and fiscal 2017 (assuming the acquisition of Linetec occurred as of the beginning fiscal 2017) was as follows:

	Year Ended December 31,
(In thousands of dollars, except per share amounts)	2018	2017
Total operating revenues	$3,037,209	$2,626,721
Net income attributable to Southwest Gas Holdings, Inc.	$187,642	$192,368
Basic earnings per share	$3.80	$4.01
Diluted earnings per share	$3.79	$4.01

Acquisition costs of $6.9 million that were incurred during 2018, and included in Utility infrastructure services expenses in the Consolidated Statements of Income, were excluded from the 2018 unaudited pro forma consolidated financial information shown above and included in the 2017 amounts. No material nonrecurring pro forma adjustments directly attributable to the business combination were included in the unaudited pro forma consolidated financial information.
The pro forma financial information includes assumptions and adjustments made to incorporate various items including, but not limited to, additional interest expense and depreciation and amortization expense, and tax effects, as appropriate. The pro forma financial information has been prepared for comparative purposes only, and is not intended to be indicative of what the Company’s results would have been had the acquisition occurred at the beginning of the periods presented nor indicative of results which may occur in the future, for a number of reasons. These reasons include, but are not limited to, differences between the assumptions used to prepare the pro forma information, potential cost savings from operating efficiencies, and the impact of incremental costs incurred in integrating the business.

Actual results from Linetec operations, excluding transaction costs incurred by Centuri, included in the Consolidated Statements of Income since the date of acquisition are as follows:

	Year Ended December 31,
(Thousands of dollars)	2019	2018
Utility infrastructure services revenues	$236,099	$14,119
Net income attributable to Southwest Gas Holdings, Inc.	10,844	690

MANAGEMENT’S REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Southwest Gas Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined by Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Holdings, Inc. management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that the internal control over financial reporting was effective as of December 31, 2019. The effectiveness of internal control over financial reporting as of December 31, 2019 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report which is included herein.
Management of Southwest Gas Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Corporation management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that Southwest Gas Corporation’s internal control over financial reporting was effective as of December 31, 2019. This annual report does not include a report of Southwest Gas Corporation’s registered public accounting firm regarding internal control over financial reporting pursuant to rules of the Securities and Exchange Commission that permit Southwest Gas Corporation to provide only this management’s report in this annual report.
March 2, 2020

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Southwest Gas Holdings, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.
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
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Regulatory Assets and Liabilities
As described in Note 5 to the consolidated financial statements, the Company’s net regulatory liabilities were $364 million as of December 31, 2019. The Company is subject to the regulation of the Arizona Corporation Commission, the Public Utilities Commission of Nevada, the California Public Utilities Commission and the Federal Energy Regulatory Commission. Accounting treatment for rate-regulated entities allows for deferral of costs as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. Management reviews the regulatory assets to assess their recoverability. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset as a current period expense would be recognized. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process.
The principal considerations for our determination that performing procedures relating to the Company’s accounting for regulatory assets and liabilities is a critical audit matter are there was a significant amount of judgment by management in the ongoing evaluation of regulatory assets and liabilities and in applying guidance contained in regulatory proceedings and other relevant evidence including the timing of recognition of regulatory assets and liabilities. This in turn resulted in significant auditor judgment, subjectivity and effort in performing audit procedures and evaluating audit evidence relating to management’s judgments about the probability of recovery of regulatory assets and estimates made to record regulatory liabilities.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s assessment of regulatory proceedings, including the probability of recovery of regulatory assets, refund of regulatory liabilities, and disclosure impacts. These procedures also included, among others, obtaining the Company’s correspondence with regulators, evaluating the reasonableness of management’s assessment regarding the probability of recovery of regulatory assets and refund of regulatory liabilities based on the status of regulatory proceedings and evaluating the related accounting and disclosure implications.
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 2, 2020
We have served as the Company or its predecessor’s auditor since 2002.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Southwest Gas Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Southwest Gas Corporation and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.
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
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 2, 2020
We have served as the Company’s auditor since 2002.

