Form 10-K, Exhibit 13
period 2020-12-31
Southwest Gas Holdings, Inc.; SOUTHWEST GAS CORP
filed 2021-02-25
CIK 1692115, 92416

Exhibit 13.01
Consolidated Selected Financial Data
Southwest Gas Holdings, Inc.

	Year Ended December 31,
(Thousands of dollars, except per share amounts)	2020	2019	2018	2017	2016
Operating revenues	$3,298,873	$3,119,917	$2,880,013	$2,548,792	$2,460,490
Operating expenses (1)	2,875,869	2,748,106	2,522,580	2,205,668	2,145,016
Operating income (1)	$423,004	$371,811	$357,433	$343,124	$315,474
Net income attributable to Southwest Gas Holdings, Inc.	$232,324	$213,936	$182,277	$193,841	$152,041
Total assets (2)	$8,735,853	$8,170,048	$7,357,729	$6,237,066	$5,581,126
Capitalization:
Total equity	$2,674,953	$2,505,914	$2,251,590	$1,812,403	$1,661,273
Redeemable noncontrolling interest	165,716	84,542	81,831	—	22,590
Long-term debt, excluding current maturities	2,732,200	2,300,482	2,107,258	1,798,576	1,549,983
	$5,572,869	$4,890,938	$4,440,679	$3,610,979	$3,233,846
Current maturities of long-term debt	$40,433	$163,512	$33,060	$25,346	$50,101
Common stock data:
Common equity percentage of capitalization	48.0%	51.2%	50.7%	50.2%	51.4%
Return on average common equity	9.0%	9.0%	9.3%	11.2%	9.3%
Basic earnings per share	$4.15	$3.94	$3.69	$4.04	$3.20
Diluted earnings per share	$4.14	$3.94	$3.68	$4.04	$3.18
Dividends declared per share	$2.28	$2.18	$2.08	$1.98	$1.80
Payout ratio	55%	55%	56%	49%	56%
Book value per share	$46.77	$45.56	$42.63	$37.74	$35.03
Market value per share	$60.75	$75.97	$76.50	$80.48	$76.62
Market value to book value per share	130%	167%	180%	213%	219%
Common shares outstanding (000)	57,193	55,007	53,026	48,090	47,482
Number of common stockholders	11,765	12,094	12,541	13,077	13,619
(1)Periods prior to 2018 depict revised Operating expenses and Operating income for the reclassification of non-service cost components of net periodic benefit costs in both the Company’s and Southwest’s Consolidated Statements of Income due to the adoption of ASU 2017-07. Net income overall was not impacted.
(2)In 2019, the Company adopted FASB Topic 842 resulting in the addition of right-of-use (“ROU”) assets in the Company’s Consolidated Balance Sheet. Refer to Note 2 - Utility Plant and Leases in the notes to the consolidated financial statements in this Annual Report to Stockholders.

Natural Gas Operations

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018	2017	2016
Operating revenue	$1,350,585	$1,368,939	$1,357,728	$1,302,308	$1,321,412
Net cost of gas sold	342,837	385,164	419,388	355,045	397,121
Operating margin	1,007,748	983,775	938,340	947,263	924,291
Expenses
Operations and maintenance (1)	406,382	422,174	404,813	391,321	381,964
Depreciation and amortization	235,295	215,620	191,816	201,922	233,463
Taxes other than income taxes	63,460	62,328	59,898	57,946	52,376
Operating income (1)	$302,611	$283,653	$281,813	$296,074	$256,488
Contribution to consolidated net income	$159,118	$163,171	$138,842	$156,818	$119,423
Total assets	$7,256,636	$6,798,746	$6,141,584	$5,482,669	$5,001,756
Net utility plant	$6,176,081	$5,685,197	$5,093,238	$4,523,650	$4,131,971
Construction expenditures and property additions	$692,216	$778,748	$682,869	$560,448	$457,120
Cash flow, net from:
Operating activities	$424,061	$367,794	$382,502	$309,216	$507,224
Investing activities	(677,412)	(759,842)	(669,392)	(557,384)	(446,238)
Financing activities	253,932	400,575	280,906	267,090	(63,339)
Net change in cash	$581	$8,527	$(5,984)	$18,922	$(2,353)
Total throughput (thousands of therms):
Residential	800,680	818,390	697,011	674,271	684,626
Small commercial	293,164	333,221	305,342	297,677	294,525
Large commercial	91,242	99,326	92,548	92,561	90,949
Industrial/Other	53,154	42,551	37,753	33,816	30,275
Transportation	983,275	1,007,989	1,050,551	974,407	970,561
Total throughput	2,221,515	2,301,477	2,183,205	2,072,732	2,070,936
Weighted average cost of gas purchased ($/therm)	$0.28	$0.36	$0.31	$0.44	$0.37
Customers at year end	2,123,000	2,081,000	2,047,000	2,015,000	1,984,000
Employees at year end	2,272	2,295	2,312	2,285	2,247
Customer to employee ratio	935	907	886	882	883
Degree days – actual	1,767	1,917	1,531	1,478	1,613
Degree days – ten-year average	1,676	1,701	1,694	1,733	1,771
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
As of December 31, 2020, Southwest had 2,123,000 residential, commercial, industrial, and other natural gas customers, of which 1,132,000 customers were located in Arizona, 790,000 in Nevada, and 201,000 in California. First-time meter sets were approximately 37,000 in 2020 compared to 35,000 in 2019. The remaining increase in active customer accounts compared to the December 31, 2019 total of 2,081,000 was primarily due to a management-initiated moratorium on disconnections as a result of the COVID-19 pandemic. As utility service is an essential service to the residents in the states in which Southwest operates, it implemented the moratorium in March 2020 and also ceased charging late fees until further notice. The duration of our moratorium is currently uncertain. Residential and commercial customers represented over 99% of the total customer base. During 2020, 52% of operating margin (gas operating revenues less the net cost of gas sold) was earned in Arizona, 36% in Nevada, and 12% in California. During this same period, Southwest earned 85% of its operating margin from residential and small commercial customers, 3% from other sales customers, and 12% from transportation customers. While these general patterns are expected to remain materially consistent for the foreseeable future, the continuing COVID-19 environment could impact these statistics and associated patterns in the short term.
Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Operating margin is a financial measure defined by management as gas operating revenues less the net cost of gas sold. However, operating margin is not specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”). Thus, operating margin is considered a non-GAAP measure. Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms. Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar basis, but do not impact operating margin or operating income. Therefore, management believes operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. The principal factors affecting changes in operating margin are general rate relief (including impacts of infrastructure trackers) and customer growth. Commission decisions on the amount and timing of such relief may impact our earnings, such as with the recently concluded Arizona general rate case, whereby hearings were deferred amidst the current pandemic, resulting in both a decision and new rate establishment occurring later than originally expected. Refer to the Summary Operating Results table for a reconciliation of revenues to operating margin, and Rates and Regulatory Proceedings in this Management’s Discussion and Analysis, for details of various rate proceedings.
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
Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue primarily from installation, replacement, repair, and maintenance of energy distribution systems. Centuri operates in 55 primary locations across 40 states and provinces in the United States (“U.S.”) and Canada. Centuri operates in the U.S. primarily as NPL, Neuco, and Linetec, and in Canada, primarily as NPL Canada.
Utility infrastructure services activity can be impacted by changes in infrastructure replacement programs of utilities, weather, and local and federal regulation (including tax rates and incentives). Utilities continue to implement or modify system integrity management programs to enhance safety pursuant to federal and state mandates. These programs have resulted in multi-year utility system replacement programs throughout the U.S. Generally, Centuri revenues are lowest during the first quarter of the year due to less favorable winter weather working conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. In cases of severe weather, such as following a regional storm, Centuri may be engaged to perform restoration activities related to above-ground utility infrastructure. In certain circumstances, such as with large bid contracts (especially those of a longer duration), or unit-price contracts with revenue caps, results may be impacted by differences between costs incurred and those anticipated when the work was originally bid. Work awarded, or failing to be awarded, by individual large customers can impact operating results.
COVID-19 Pandemic
In March 2020, the World Health Organization categorized the novel coronavirus (“COVID-19”) as a pandemic, and it was declared a national emergency in the U.S. The outbreak resulted in government officials implementing stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures, and other measures. In addition, governments and central banks in several parts of the world enacted fiscal and monetary stimulus measures to mitigate financial impacts of COVID-19 on individuals and businesses.
Our utility operations, as essential services, have been ongoing during this time and Southwest continues to provide services to meet the demand of its customers. Consistent with federal and state guidelines and protocols, Southwest has continued to operate across its territories. Similarly, the majority of Centuri’s largest clients issued essential service letters to Centuri businesses in keeping with the federal definition of “essential” set out by the Department of Homeland Security. This allowed Centuri to similarly continue nearly all operations from the outset of the pandemic in the U.S., and demand has not significantly diminished. For the duration of the pandemic, the ability to work may be impacted by individuals contracting or being exposed to COVID-19, governmental requirements to postpone certain non-essential services in some of the Company’s jurisdictions, or by management-imposed restrictions for safety precautions; to date, these factors have not had a significant impact on the Company’s ability to maintain operations. Employees at many offices (including corporate headquarters) continue to work from home on a temporary basis and travel restrictions largely continue. Both segments initially implemented business continuity plans, including the deployment of technology to conduct administrative and critical functions remotely, where possible, and employees and management teams have effectively communicated and responded quickly to changes. To date, there has not been a significant disruption in the Company’s supply chains, transportation network, or ability to serve customers.
As an essential service provider, Southwest implemented several important measures with regard to its customers. As noted above, it initiated a moratorium on natural gas disconnections for non-payment; it is working with customers who are experiencing financial hardship through flexible payment arrangements; it is coordinating with certain governmental and nonprofit entities for customer payment assistance; and it also ceased charging late fees until further notice. Management has increased the allowance for uncollectibles; however, neither this nor other measures associated with the moratorium have had a material impact on our financial position overall. See Note 4 - Receivables and Related Allowances. In the utility infrastructure services segment, a limited number of Centuri customers delayed some projects, notably during the second quarter of 2020, and primarily in response to local governmental restrictions. Project delays, whether due to governmental restrictions or reassessments of timing by Centuri’s customers, resulted in temporary reductions of workforce crews, primarily during that quarter. Some crew reductions are ongoing in specific areas and the associated revenue impacts have not been significant. Management continues to monitor the dynamic nature of these circumstances, the full future impacts of which are not currently known, such as the impact from business curtailments, weak market conditions, or governmental restrictions, including any restrictions which could limit the fulfillment by Centuri of its contractual obligations.
The Company has incurred additional expenses in connection with its response to these conditions, including costs of disinfecting work locations and equipment, costs related to enabling employees to support customers while working remotely, and impacts on earnings and cash flows from the moratorium on customer disconnection and late fee assessment. These additional costs were not material to the Company’s 2020 results overall, and were mitigated by reduced travel and in-person training costs; important training and business meetings were held virtually, rather than in person. Appropriate access to cash exists and certain of Southwest’s regulatory commissions implemented measures to further mitigate impacts of these conditions on Southwest. See Rates and Regulatory Proceedings for additional detail.
The extent to which COVID-19 may adversely impact the Company’s business depends on future developments, including the timing of the full resumption of commerce across our service territories, the magnitude of further spread of the virus, impacts of these conditions on our customers, the state of the North American economy, the availability and distribution of effective treatments and vaccines, and other unmitigated effects of the virus. Management does not currently expect the impact of these conditions to be material to the Company’s liquidity or financial position; however, continued uncertainty of economic and operational impacts means management cannot predict whether related financial impacts in future periods will be any different from impacts reflected for the period ended December 31, 2020. In anticipation of a redeployment of employees to their normal work locations, management has created a multi-phase reintegration plan to safeguard the well-being of our teams, including hygiene, sanitization, and social distancing practices, as well as the use of personal protective equipment for employees and visitors. Management will continue to monitor developments affecting employees, customers, and operations, and take additional steps as necessary to address impacts from the pandemic. Events and changes in circumstances arising after December 31, 2020, including those resulting from the impacts of COVID-19, will be reflected in management’s estimates for future periods.

Executive Summary
The items discussed in this Executive Summary are intended to provide an overview of the results of the Company’s operations and are covered in greater detail in later sections of management’s discussion and analysis. As reflected in the table below, the natural gas operations segment accounted for an average of 73% of consolidated net income over the past three years.
Summary Operating Results

	Year ended December 31,
(In thousands, except per share amounts)	2020	2019	2018
Contribution to net income
Natural gas operations	$159,118	$163,171	$138,842
Utility infrastructure services	74,862	52,404	44,977
Corporate and administrative	(1,656)	(1,639)	(1,542)
Net income	$232,324	$213,936	$182,277

Weighted average common shares	55,998	54,245	49,419
Basic earnings per share
Consolidated	$4.15	$3.94	$3.69
Natural Gas Operations
Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Gas operating revenues	$1,350,585	$1,368,939	$1,357,728
Less: Net cost of gas sold	342,837	385,164	419,388
Operating margin	$1,007,748	$983,775	$938,340
2020 Overview
Southwest Gas Holdings highlights include the following:
•Record net income of $232 million
•Record earnings per share of $4.15

Natural gas operations highlights include the following:
•37,000 first-time meters sets (1.8% growth rate) occurred over the past 12 months
•Operating margin increased $24 million, or 2.4% between 2020 and 2019
•Operations and maintenance expense decreased $16 million
•Issued $450 million in 2.2% 10-year Notes (a record low fixed rate for Southwest)
•Nevada general rate case finalized with rate relief effective October 2020
•Arizona general rate case finalized with rate relief effective January 2021
•California general rate case agreement reached, with margin tracking until rate effective date

Utility infrastructure services highlights include the following:
•Record revenues of $1.9 billion in 2020, an increase of $197 million, or 11%, compared to 2019
•Emergency restoration services provided $82 million of revenue in 2020 compared to $13 million in 2019
•Record net income of $74.9 million in 2020

Results of Natural Gas Operations

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Gas operating revenues	$1,350,585	$1,368,939	$1,357,728
Net cost of gas sold	342,837	385,164	419,388
Operating margin	1,007,748	983,775	938,340
Operations and maintenance expense	406,382	422,174	404,813
Depreciation and amortization	235,295	215,620	191,816
Taxes other than income taxes	63,460	62,328	59,898
Operating income	302,611	283,653	281,813
Other income (deductions)	(6,590)	9,517	(17,240)
Net interest deductions	101,148	95,026	81,740
Income before income taxes	194,873	198,144	182,833
Income tax expense	35,755	34,973	43,991
Contribution to consolidated net income	$159,118	$163,171	$138,842
2020 vs. 2019
Contribution to consolidated net income from natural gas operations decreased $4 million between 2020 and 2019. The decrease was primarily due to an increase in Depreciation and amortization and Net interest deductions and a decline in Other income (deductions), offset by higher operating margin and a decrease in Operations and maintenance expense.
Operating margin increased $24 million between years. Customer growth provided $14 million as 37,000 first-time meter sets were added in 2020, and combined rate relief, primarily in Nevada and California, provided $7 million of incremental operating margin during the current year. Additionally, an increase in regulatory asset recoveries (offset in amortization expense below) contributed to the increase. The prior-year included an approximate $5 million reduction in margin resulting from a one-time adjustment to reflect the impacts of U.S. tax reform on the Arizona decoupling mechanism. The remaining decrease includes the impacts from a temporary moratorium on late fees and connection/re-connection charges during the COVID-19 pandemic.
Operations and maintenance expense decreased $16 million, or 4%, between 2020 and 2019 primarily due to lower travel and in-person training costs due to the current COVID-19 environment, lower legal claims, as well as management cost saving initiatives. These were partially offset by incremental expenditures for pipeline damage prevention programs associated with a growing infrastructure and customer base.
Depreciation and amortization expense increased $19.7 million, or 9%, between years primarily due to a $668 million, or 9%, increase in average gas plant in service for the current year. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure. Amortization related to regulatory account recoveries, as referenced above, increased $1.4 million between years.
Other income decreased $16 million between 2020 and 2019. The current year reflects a $9.2 million increase in COLI policy cash surrender values and recognized death benefits, while 2019 reflected a $17.4 million increase. Non-service-related components of employee pension and postretirement benefit cost, included in this category, increased $5 million between years. Additionally, lower interest earned on regulatory balances contributed to the decrease between years.
Net interest deductions increased $6.1 million between 2020 and 2019, primarily due to interest associated with the issuance of $300 million of Senior Notes in May 2019 and $450 million of Senior Notes in June 2020, offset by a reduction in outstanding borrowings under the credit facility.
Income tax expense in both 2020 and 2019 reflects the fact that COLI results are recognized without tax consequence and therefore, impact the effective tax rate.

2019 vs. 2018
The contribution to consolidated net income from natural gas operations increased $24 million between 2019 and 2018. The increase was primarily due to higher operating margin and an improvement in Other income (deductions), as well as lower Income tax expense. The increase was offset by increases in Operations and maintenance expense, Depreciation and amortization, and Net interest deductions.
Operating margin increased $45 million between 2018 and 2019. Customer growth provided $11 million, and combined rate relief, primarily in Nevada and California, provided $12 million of incremental operating margin. The remaining increase primarily resulted from the net recovery of regulatory program balances (with a $12.2 million partial offsetting impact in amortization expense), in addition to margin from customers outside the decoupling mechanisms and other miscellaneous revenues. The net increase in regulatory program recoveries included California public purpose and cap and trade programs (net of climate credits returned), as well as recoveries from Nevada renewable energy and infrastructure replacement programs, offset by the return of amounts for conservation and energy efficiency programs.
Operations and maintenance expense increased $17 million, or 4%, between 2019 and 2018 primarily due to general cost increases and higher legal claims experience. Higher expenditures for pipeline integrity management and damage prevention programs, as well as incremental information technology costs also contributed to the increase.
Depreciation and amortization expense increased $23.8 million, or 12%, between years. Amortization related to regulatory account recoveries, as noted above, increased $12.2 million between 2018 and 2019. Depreciation and amortization of gas plant increased $11.6 million primarily due to a $586 million, or 9%, increase in average gas plant in service in 2019 as compared to 2018. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure.
Taxes other than income taxes increased $2 million, or 4%, between 2019 and 2018 primarily due to higher property taxes associated with net plant additions, and due to the Nevada Commerce Tax, as well as California franchise taxes.
Other income (deductions) improved $27 million between 2019 and 2018, primarily due to a $17.4 million increase in COLI policy cash surrender values and recognized death benefits during 2019, as compared to a $3.2 million COLI-related loss in 2018. The cash surrender values of these policies fluctuated based on the value of the underlying investments, which increased substantially during 2019, similar to the broader stock market during the same year. Additionally, non-service-related components of employee pension and postretirement benefit cost, included in this category, decreased $6 million between 2018 and 2019.
Net interest deductions increased $13.3 million between 2019 and 2018, primarily due to higher interest from the issuance of $300 million of Senior Notes in May 2019. Higher interest rates and average outstanding balances under Southwest’s credit facility and increased carrying costs on PGA balances in Arizona also contributed to the increase between comparative periods.
The reduction in income taxes and effective tax rates between 2019 and 2018 was partially due to lower state income taxes (due to apportionment changes) and $2.3 million in amortization of excess deferred income taxes during 2019, resulting from recent U.S. tax reform. The significant amount of COLI earnings in 2019 (noted above), which are recognized without tax consequence, also favorably impacted the effective rate during the same year.

Results of Utility Infrastructure Services

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Utility infrastructure services revenues	$1,948,288	$1,750,978	$1,522,285
Operating expenses:
Utility infrastructure services expenses	1,729,429	1,573,227	1,387,689
Depreciation and amortization	96,732	87,617	57,396
Operating income	122,127	90,134	77,200
Other income (deductions)	(207)	466	(238)
Net interest deductions	9,269	14,086	14,190
Income before income taxes	112,651	76,514	62,772
Income tax expense	31,128	21,399	18,420
Net income	81,523	55,115	44,352
Net income (loss) attributable to noncontrolling interest	6,661	2,711	(625)
Contribution to consolidated net income attributable to Centuri	$74,862	$52,404	$44,977
2020 vs. 2019
Contribution to consolidated net income from utility infrastructure services increased $22.5 million in 2020 compared to 2019. Results were positively impacted by emergency restoration services performed by Linetec and increased volume under certain blanket and bid contracts, both in the U.S. and Canada.
Utility infrastructure services revenues increased $197.3 million, or 11%, primarily due to incremental electric infrastructure revenues of $145.3 million from expansion of work with existing customers and securing work with new customers. Included in the incremental electric infrastructure revenues during 2020 is $81.5 million from emergency restoration services performed by Linetec, following hurricane and tornado damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., as compared to $13.2 million in similar services during 2019. Centuri’s revenues derived from storm-related services vary from period to period due to the unpredictable nature of weather-related events. Additionally, Centuri experienced continued growth with existing gas infrastructure customers under master service and bid agreements and benefited from generally favorable weather working conditions throughout the year. Centuri achieved increases in revenues despite a temporary shut-down of certain crews, primarily in the second quarter of 2020, in response to local government requirements to postpone non-essential business services, and precautions to ensure employee safety, during the COVID-19 outbreak. Revenues from replacement work composed approximately 54% and 60% of total revenues for 2020 and 2019, respectively, as governmental safety-related programs have resulted in many utilities undertaking multi-year infrastructure replacement projects in recent years. Centuri revenues from contracts with Southwest totaled $134.9 million in 2020 and $158.7 million in 2019. Centuri accounts for services provided to Southwest at contractual prices.
Utility infrastructure services expenses increased $156.2 million, or 10%, between 2020 and 2019 largely due to incremental expenses related to electric infrastructure services of $109.3 million, including costs associated with storm restoration work, as well as costs to complete additional gas and electric infrastructure work. These costs were mitigated by increased productivity and efficiencies on electrical infrastructure projects and lower fuel costs as a percentage of revenues. Storm restoration work typically generates a higher profit margin than core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. Additionally, during 2020, Centuri received $4.1 million in wage subsidies from the Canadian government associated with COVID-19 relief programs, recorded as a reduction to wage expense. Ongoing efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $3 million during 2020 compared to $8 million during 2019. Included in Utility infrastructure services expenses were general and administrative (“G&A”) costs, which increased $24.4 million in 2020 when compared to 2019, due to higher payroll and operating costs associated with continued growth of the business and higher profit-based incentive compensation. Offsetting these increases were lower insurance costs from favorable claims experience under Centuri’s self-insurance programs. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $1.8 million and $5.5 million in 2020 and 2019, respectively.
Depreciation and amortization expense increased $9.1 million between 2020 and 2019, primarily due to $5.8 million of incremental depreciation related to the continued growth of Linetec. Additional equipment purchased to support the growing volume of work being performed also contributed to the overall increase.
The decrease in net interest deductions was due primarily to lower incremental borrowing rates associated with outstanding borrowings under the $590 million secured revolving credit and term loan facility.

The income tax expense increase in 2020 reflects the increased level of pre-tax earnings.
2019 vs. 2018
Contribution to consolidated net income from utility infrastructure services increased $7.4 million in 2019 compared to 2018. Results in 2019 were positively impacted by a full year of activities from Linetec and increased volume under certain blanket contracts, notably in Canada. These increases were partially offset by higher depreciation and amortization resulting from the Linetec acquisition.
Utility infrastructure services revenue increased $228.7 million, or 15%, between comparative years, primarily due to a full year of Linetec operations in 2019 ($236.1 million) compared to revenue recognized in the previous year following the November 2018 acquisition date ($14.1 million). Continued growth with customers under existing master service and bid agreements also contributed to the increase in revenue overall. Partially offsetting these increases were decreased revenues from certain non-routine projects, including customer-requested support in 2018 during an employment strike, and emergency response situations, in addition to a multi-year water pipe replacement project that expired in July 2019 and was not renewed. Revenues in 2018 also included the settlement of an earlier contract dispute related to that project ($9 million). Implementation of new regulatory requirements for operating locations within certain eastern states in the U.S. resulted in lower revenues during 2019 as Centuri worked with customers to adopt the new requirements. During the past several years, utility infrastructure services segment efforts have been focused on obtaining utility system replacement work under both blanket contracts and incremental bid projects. For both 2019 and 2018, revenues from replacement work were approximately 60% of total revenues, as governmental safety-related programs have resulted in many utilities undertaking multi-year infrastructure replacement projects in recent years. Centuri revenues from contracts with Southwest totaled $158.7 million in 2019 and $135.9 million in 2018. As noted earlier, Centuri accounts for services provided to Southwest at contractual prices.
Utility infrastructure services expenses increased $185.5 million, or 13%, between 2019 and 2018 largely due to incremental expenses related to Linetec of $172.1 million in 2019. Included in total Utility infrastructure services expenses were G&A costs, which decreased $5.6 million in 2019 when compared to 2018, due primarily to the impact of deal costs from the acquisition of Linetec during 2018 ($6.9 million), which did not recur. The 2019 period includes higher operating costs overall, associated with growth of the business. The new regulatory requirements noted above for operating locations in certain states in the eastern U.S. also resulted in productivity inefficiencies during 2019. Furthermore, efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $8 million during 2019 as a result of delays in commissioning the project. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $5.5 million and $1.7 million in 2019 and 2018, respectively.
Depreciation and amortization expense increased $30.2 million between 2019 and 2018, primarily due to $25 million of incremental depreciation and amortization expenses in 2019 related to finite-lived tangible and intangible assets resulting from the Linetec acquisition. Additional equipment purchased to support the growing volume of work being performed also contributed to the overall increase.
The decrease in net interest deductions between comparative years was due primarily to lower borrowing rates in 2019 associated with outstanding amounts under the $590 million secured revolving credit and term loan facility.
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
General Rate Relief and Rate Design
Rates charged to customers vary according to customer class and rate jurisdiction and are set by the individual state and federal regulatory commissions that govern Southwest’s service territories. Southwest makes periodic filings for rate adjustments as the cost of providing service (including the cost of natural gas purchased) changes, and as additional investments in new or replacement pipeline and related facilities are made. Rates are intended to provide for recovery of all commission-approved costs and a reasonable return on investment. The mix of fixed and variable components in rates assigned to various customer classes (rate design) can significantly impact the operating margin actually realized by Southwest. Management has worked with its regulatory commissions in designing rate structures that strive to provide affordable and reliable service to its customers while mitigating volatility in prices to customers and stabilizing returns to investors. Such rate structures were in place in all of Southwest’s operating areas during all periods for which results of natural gas operations are disclosed above.

Arizona Jurisdiction
Arizona General Rate Case. On May 1, 2019, Southwest filed a general rate case application requesting to increase revenue by approximately $57 million to update the cost of service to reflect recent U.S. tax reform changes, including the return of excess deferred income taxes to customers, and to reflect capital investments of approximately $670 million, including certain post-test year additions, such as the southern Arizona LNG facility discussed below. The application also included a proposed 10.3% return on equity (“ROE”) relative to a capital structure of 51.1% equity. Southwest updated its request to reflect the actual amortization of excess accumulated deferred income taxes (“EADIT”) resulting from recent U.S. tax reform (the amortization is determined based on a prescribed methodology, which was known after the Company’s 2018 federal income tax return was filed in 2019), and to include additional post-test year plant in the amount of $124.5 million associated with its COYL and VSP programs, discussed further below. The amendment overall increased the deficiency by $36 million, to $93 million, which was further updated to $90.6 million based on certain aspects of its cost of service, including a revised proposed ROE of 10.15%. The request and amendments thereto included the retention of a fully decoupled rate design, other previously approved regulatory mechanisms, and a new infrastructure tracking mechanism for specific plastic pipe, in addition to a proposal for a renewable natural gas (“RNG”) program for the purchase of RNG for customers as part of its PGA mechanism. The original hearing date was postponed due to the COVID-19 pandemic and was convened in June and July of 2020. Prior to the start of the hearing, Southwest entered into a stipulation with the parties to the case, agreeing to continue the COYL program; to establish a Tax Expense Adjustor Mechanism to track annual changes in the amortization of EADIT, as well as any future changes in the federal tax rate; to include a 10-year amortization of EADIT associated with deemed “unprotected” plant; and to incorporate various tariff proposals. EADIT associated with “protected” plant relates to timing differences from using accelerated depreciation for tax purposes and another method for book purposes, and unprotected amounts relate to all other timing differences.
The Administrative Law Judge released his Recommended Opinion and Order (“ROO”) in November and the commission ultimately voted in December 2020 to approve an amended ROO, with new rates becoming effective in January 2021. The decision resulted in an overall revenue increase of $36.8 million; the continuation of full revenue decoupling; and continuation of the COYL program. An ROE of 9.1% was approved with a capital structure comprised of 48.9% long-term debt and 51.1% common equity. The overall increase reflects the final ROE and the inclusion of six months (as compared to eleven months originally contemplated by the ROO) of post-test year plant additions, including additions related to the LNG facility, COYL, and VSP. See additional discussion related to these programs below. The continuation of the property tax tracker was also supported in the final decision, as well as approval of a new income tax tracking mechanism (“Tax Expense Adjustor Mechanism”). While the RNG proposal was not approved as part of the final decision in the case, the commission agreed to conduct a workshop to further explore the role of RNG in Arizona.
Delivery Charge Adjustment. The annual Delivery Charge Adjustment (“DCA”) is filed each April, which along with other reporting requirements, contemplates a rate to recover the over- or under-collected margin tracker amounts based on the balance at the end of the preceding calendar year. In the process to address the 2019 activity, in April 2020, Southwest filed a request to adjust the existing rate to consider the 14-month period of January 1, 2019 through February 29, 2020, proposing a rate of $0.00655 per therm based on an ending balance of approximately $3.5 million. Although the commission staff concurred with Southwest’s proposed rate, the ACC ultimately elected to reduce the rate to zero in an effort to provide some measure of customer relief in light of current issues related to the COVID-19 pandemic, and at the time of both the April filing and the ACC decision, the balance was a liability (in an over-recovered status). Activity through the remainder of 2020 resulted in a slight under-collected balance at December 31, 2020, which is expected to be addressed in Southwest’s next annual filing.
Tax Reform. In February 2018, the ACC directed all Arizona utilities to address tax savings from the enactment of U.S. tax reform beginning January 1, 2018, through one of various means. In April 2018, Southwest filed an application with the ACC, requesting approval for a tax refund process or, in the alternative, the authority to file a general rate case to reflect the impacts of tax reform. Ultimately, Southwest was instructed to refund customers $20 million annually, as compared to rate levels established in the previously concluded general rate case. The per-therm surcredit customer refunds continued until the end of 2020, after which, rates associated with the most recent general rate case became effective, reflecting the effects of tax reform. Differences between the $20 million annually expected to be returned during the years 2018 - 2020, and actual amounts returned on a per-therm basis, resulted in an over-returned asset balance of $2.6 million as of December 31, 2020. The remaining balance is expected to be resolved through the Tax Expense Adjustor Mechanism implemented as part of the recent general rate case decision.
Liquefied Natural Gas (“LNG”) Facility. In 2014, Southwest sought ACC preapproval to construct, operate, and maintain a 233,000 dekatherm LNG facility in southern Arizona. This facility is intended to enhance service reliability and flexibility related to natural gas deliveries in the southern Arizona area by providing a local storage option, and to be connected directly to Southwest’s distribution system. Southwest was ultimately granted approval for construction and deferral of costs not to exceed $80 million. The facility was placed in service in December 2019 at a capital expenditure cost of approximately $75.3 million

(including land acquisition costs). The capital costs and the operating expenses associated with plant operation were approved and considered as part of Southwest’s recently resolved general rate case. Due to the timing of the operating costs incurred (following the in-service date), rates to recover the associated regulatory asset balance will be part of the next Arizona general rate case application.
Customer-Owned Yard Line (“COYL”) Program. Southwest received approval, in connection with its 2010 Arizona general rate case, to implement a program to conduct leak surveys, and if leaks were present, to replace and relocate service lines and meters for Arizona customers whose meters were set off from the customer’s home, representing a non-traditional configuration. In 2014, the ACC approved a “Phase II” of the COYL program, which included the replacement of non-leaking COYLs. The surcharge is designed to collect the annual revenue requirement as the program progresses. In the filing made in February 2019, Southwest requested to increase its surcharge to recover a revenue requirement of $6.7 million (an increase of $3.2 million) associated with $26.6 million in capital projects completed in 2018. The ACC ultimately issued an order in October 2019 authorizing Southwest to retain the existing annual surcharge in place, indicating it would review the program as part of the general rate case. Southwest also proposed to have the ACC review an estimated $21.1 million of 2019 COYL capital projects, and if authorized, to also render a decision regarding cost recovery as part of the rate case. Parties to the rate case stipulated to continue the COYL program and recommended recovery of this plant as part of Southwest’s filed post-test year plant adjustment, with inclusion of related amounts in base rates. Further consideration in the rate case decision limited the post-test year plant adjustment (inclusive of COYL plant) to six months, and limited future COYL activity to the replacement of leaking COYLs, or in cases when other replacement activity is taking place in the vicinity. A filing in the first quarter of 2021 will be made, proposing the recovery of the additional revenue requirement associated with the 2019 and 2020 cost of service activity and 2019 plant, which was placed in service following the six-month post-test year period includible in the concluded rate case.
Vintage Steel Pipe Program (“VSP”). Southwest received approval, in connection with its 2016 Arizona general rate case, to implement a VSP replacement program, due to having a substantial amount of pre-1970s vintage steel pipe in Arizona. As part of the program, Southwest proposed to start replacing the pipe on an accelerated basis and to recover the costs through an annual surcharge filing. Surcharges related thereto have been customarily designed to be revised annually as the program progressed, in order to collect the annual revenue requirement associated with the related capital expenditures. In the most recent VSP filing, in February 2019, Southwest requested to increase its surcharge revenue by $9.5 million (to $11.9 million) associated with the replacement of approximately $100 million in 2018 VSP capital projects. The ACC issued an order in October 2019 authorizing Southwest to retain the existing annual surcharge, and indicated it would review the program as part of the general rate case. Southwest also proposed to have the ACC review an estimated $103.4 million of 2019 VSP capital projects, and if authorized, to also render a decision regarding cost recovery as part of the rate case. The resolution of Southwest’s rate case allowed the inclusion of post-test year plant (inclusive of VSP) placed in service during the six months following the test year. However, the commission ultimately decided to discontinue the accelerated VSP program at this time. A filing in the first quarter of 2021 will be made, proposing the recovery of the additional revenue requirement associated with the 2019 and 2020 cost of service activity and 2019 and 2020 plant, which was placed in service following the six month post-test year period includible in the concluded rate case.
Customer Data Modernization Initiative. Southwest has embarked on an initiative to replace its customer service system and gas transaction systems, each of which is utilized to support all Southwest service territories. Combined, these undertakings are referred to as the Customer Data Modernization Initiative (the “CDMI”). In March 2019, Southwest filed an application with the ACC seeking an accounting order which, if approved, would have authorized Southwest to track and defer all costs associated with the CDMI to mitigate adverse financial implications associated with this multi-year initiative. The total cost for the CDMI was estimated at $174 million, approximately $96 million of which would be allocable to the Arizona rate jurisdiction. The project is expected to be moved to production in 2021. A hearing in this matter was held in June 2020, with a legal briefing completed in mid-September. A separate ROO from that associated with the general rate case was issued in February 2021, which did not support the implementation of an accounting order to track and defer such costs. The parties have an opportunity to file exceptions to the associated ROO, which are expected to be considered at a commission meeting in late March 2021.
California Jurisdiction
California General Rate Case. Southwest’s existing rates became effective June 2014 and included a Post-Test Year (“PTY”) Ratemaking Mechanism, which allowed for attrition increases of 2.75% annually for 2015 through 2018, after which time new rates from a subsequent rate case cycle would have been expected to be in effect. In December 2016, Southwest filed to modify the earlier (2014) general rate case decision to extend the rate case cycle by two years, and received CPUC approval in June 2017, including extension of the annual 2.75% PTY attrition adjustments for 2019 and 2020.
In August 2019, Southwest filed the previously deferred general rate case, based on a test year of 2021, seeking authority to increase rates in its California rate jurisdictions. The proposed combined revenue increase of $12.8 million was net of a

$10.9 million revenue reduction associated with changes from U.S. tax reform, which included the amortization of $9.8 million (approximately $2 million annually over five years) associated with the difference in authorized income tax expense and actual incurred income tax expense for years 2019 and 2020, which when returned will impact cash flows, but would not be expected to have an impact on earnings. Southwest has been tracking those amounts, as directed, and reserving them for return to customers. The overall revenue request also included $1.6 million of EADIT proposed to be returned to customers each year until the amount is reset as part of a future rate case. Southwest’s proposal included an ROE of 10.5%, relative to a 53% equity ratio; continuation of annual post-test year margin adjustments of 2.75%; implementation of various safety-related programs, including a targeted pipe replacement program and a meter protection program (with a combination of measures, such as snow sheds, excess flow valves, upgraded meter set piping and upgraded Encoder Receiver Transmitter protocol); as well as an expansion of the school COYL replacement program. Southwest reached an agreement in principle with the Public Advocate’s Office for settlement of the pending general rate case.
The agreement in principle includes a $6.4 million total combined revenue increase with a 10% ROE, relative to a 52% equity ratio. Approximately $4 million of the original proposed increase of $12.8 million is associated with a North Lake Tahoe project that will not be completed by the beginning of 2021; consequently, the parties agreed to remove it from the base rate increase and instead to provide for the recovery of the cost of the project through a future surcharge. The agreement also maintains Southwest’s existing 2.75% annual attrition adjustments, the continuation of the pension balancing account, and a proposed increase in the residential basic service charge from the existing $5.00 to $5.75 per month. The parties also agreed to a cumulative total of $119 million in capital projects over the five-year rate cycle to implement proposed risk-informed decision-making proposals, consisting of the school COYL replacement, meter protection, and pipe replacement programs. Southwest is authorized to implement a surcharge annually to recover the revenue requirement associated with these programs. The agreement in principle was filed in early August 2020, and originally expected to be considered for approval in late 2020, with new rates effective in January 2021. However, the proposed decision from the Administrative Law Judge is still pending. In light of the administrative delay, Southwest was granted authority to establish a general rate case memorandum account to track the margin/revenue shortfall related to the delay in rate relief. Final resolution of the general rate case is expected in the first quarter of 2021.
Attrition Filing. In November 2019, Southwest made its latest annual PTY attrition filing, requesting annual revenue increases of $2.06 million in southern California, $556,000 in northern California, and $278,000 for South Lake Tahoe. This filing was approved in December 2019 and rates were made effective in January 2020. At the same time, rates were also updated to recover the regulatory asset associated with the revenue decoupling mechanism, or margin tracker. Since Southwest’s general rate case test year is 2021, there is no attrition increase for 2021; however, the PTY attrition increases are included in the rate case agreement and expected to continue in 2022.
Greenhouse Gas (“GHG”) Compliance. California Assembly Bill Number 32 and regulations promulgated by the California Air Resources Board, require Southwest, as a covered entity, to comply with applicable requirements associated with California GHG emissions reporting and the California Cap and Trade Program. The CPUC issued a decision in 2018 adopting an allocation methodology to distribute the net revenues or costs. Southwest began amortizing its then existing net cost balance over a 12-month period with recovery rates effective July 2018 for all applicable rate schedules. In addition, for years 2019-2020, the decision adopted an allocation methodology to distribute the revenue proceeds through a California Climate Credit to active residential customers in April of each year, following initial required credits in October 2018. Amounts distributed in April 2019 and 2020 were comparable. GHG compliance costs recovered through rates have no impact on earnings.
Renewable Natural Gas. In February 2019, Southwest filed an application that, among other things, sought to formally allow the inclusion of renewable natural gas (or biomethane) as a potential component of Southwest’s gas supply portfolio through the Biomethane Gas Program (“BGP”). This proposal is designed to further the goals of the California Global Warming Solutions Act of 2006, the California Low Carbon Fuel Standard, Senate Bills 1383 and 1440, as well as current or future legislative or regulatory efforts to reduce greenhouse gas emissions. Implementation of the BGP addresses cost recovery as part of Southwest’s existing Gas Cost Incentive Mechanism related to the purchase or sale of biomethane. The CPUC issued a final decision approving the proposal in March 2020.
Customer Data Modernization Initiative. In April 2019, Southwest filed an application with the CPUC seeking authority to establish a two-way, interest bearing balancing account to record costs associated with the CDMI to mitigate adverse financial impacts associated with this multi-year project. Approximately $19 million of the estimated $174 million total for the CDMI would be allocable to the California rate jurisdiction. Southwest filed a separate request to establish a memorandum account while the CPUC considered its application request to establish the two-way balancing account. Effective October 2019, the CPUC granted Southwest’s memorandum account request, which would allow Southwest to track costs, including operations and maintenance costs and capital-related costs, such as depreciation, taxes, and return associated with California’s portion of the CDMI. The balance tracked in the memorandum account would be transferred to the two-way balancing account, if approved. In January 2020, Southwest and the Public Advocates Office reached a settlement agreement to adopt Southwest’s Application for Authority to Implement the CDMI. The CPUC issued a final decision approving the settlement agreement as filed in July 2020. A rate to begin recovering the balance accumulated through June 30 was established and made effective September 1, 2020. This rate was further updated in January 2021 and will be updated annually thereafter each January.
Emergency Relief Program Related to COVID-19. On March 25, 2020, Southwest filed an Advice Letter to establish a memorandum account to track costs related to customer protections under Emergency Relief regulations implemented in California in 2019 in the event of a state or federal declared emergency or disaster. The CPUC passed an emergency resolution on April 16, 2020 authorizing and directing utilities to implement customer protections and to establish memorandum accounts to track the financial impacts of complying with the resolution. On May 1, 2020, Southwest filed an Advice Letter to establish a COVID-19 Pandemic Protections Memorandum Account (“CPPMA”) to record all incremental costs and lost revenues incurred by Southwest associated with its implementation of the COVID-19 customer protections as outlined in the CPUC resolution. The customer protections were retroactively applied to March 4, 2020, the date Governor Gavin Newsom declared a state of emergency related to COVID-19. The CPPMA is effective March 4, 2020 through June 30, 2021. These customer protections focus on flexible payment plan options, additional protections for income-qualified customers, as well as the suspension of disconnections for non-payment and the waiver of deposit and late fee requirements. Tracked amounts will be considered by the CPUC for future recovery.
Nevada Jurisdiction
Nevada General Rate Case. Southwest filed a general rate case application with the PUCN in February 2020, which requested a statewide overall general rate increase of approximately $38.3 million. The request sought an ROE of 10% relative to a proposed capital structure of 50% equity and continuation of the General Revenues Adjustment (“GRA”) mechanism (full revenue decoupling). The request also proposed the recovery of previously excluded costs attributable to several software applications. In June 2020, Southwest submitted its certification filing to update certain balances through May 31, 2020, which increased its overall proposed rate increase to $38.5 million. Commission staff and the Bureau of Consumer Protection each filed testimony in July, recommending an overall increase of approximately $21.6 million and approximately $20 million, respectively. A hearing in this matter was held in August 2020, with the Commission issuing its final order on September 25, 2020, which provided for an authorized combined revenue increase of approximately $23 million for northern and southern Nevada and continuation of the existing authorized 9.25% ROE, with a capital structure of 49.26% equity and 50.74% debt. Southwest’s existing GRA (discussed further below) was authorized to continue without modification. Full cost recovery of the unamortized balance of excluded software projects from the previous general rate case was authorized in this case, along with the inclusion of all proposed Gas Infrastructure Replacement (“GIR”) and Mesquite Expansion projects in rate base, and full recovery of test year and certification period operations and maintenance expenses associated with the CDMI project. Rates became effective in October 2020.
The previous general rate case decision, in December 2018, authorized an ROE of 9.25% relative to Southwest’s proposed capital structure of 49.66% equity applicable to both southern and northern Nevada. Rates from this earlier proceeding originally became effective in January 2019. As part of that proceeding, management filed a request for reconsideration of several rate case issues during the same month of effective rates; however, the PUCN ultimately granted no further rate relief. A modified final decision, following certain technical clarifications to calculations of the decision, resulted in a final revenue increase of $9.2 million in southern Nevada and a revenue decrease in northern Nevada of $2.1 million. The modified rates became effective in March 2019. Management decided to seek judicial review of the PUCN’s rate order, which was considered in January 2020. The District Court Judge deferred to the PUCN’s original findings. In March 2020, Southwest filed an appeal with the Nevada Supreme Court, which remains active; the resolution will likely take 12-24 months from the appeal date.
General Revenues Adjustment (“GRA”). The continuation of the GRA was affirmed as part of Southwest’s recently concluded general rate case, effective October 2020. Southwest makes Annual Rate Adjustment (“ARA”) filings to update rates to recover or return amounts associated with various regulatory mechanisms, including the GRA. In June 2019, Southwest made its annual filing, which provided for a decrease of approximately $8 million for an over-collected balance in southern Nevada and an increase of approximately $2 million in northern Nevada. The proposed changes were approved, with rates effective January 2020. In May 2020, Southwest made its most recent ARA filing, which proposed an annualized margin decrease of $5.3 million in southern Nevada and an increase of $1.6 million in northern Nevada. The ARA filing was resolved through a settlement of the parties, in which the proposed changes associated with the GRA were approved, effective January 2021. While there is no impact to net income overall from adjustments to recovery rates associated with the related regulatory balances, operating cash flows are impacted by such changes.
Infrastructure Replacement Mechanism. In 2014, the PUCN approved final rules for the GIR mechanism, which defers and recovers certain costs associated with accelerated replacement of qualifying infrastructure that would not otherwise currently provide incremental revenues. Associated with the replacement of various types of pipe infrastructure under the mechanism

(Early Vintage Plastic Pipe, COYL, and VSP), the related regulations provide Southwest with the opportunity to file a GIR “Advance Application” annually, generally in May, to seek preapproval of qualifying replacement projects.
Furthermore, a GIR rate application is generally filed each October to reset the GIR recovery surcharge rate related to previously approved and completed projects, with new rates typically becoming effective each January. On October 1, 2019, Southwest filed a rate application to reset the recovery surcharge to include cumulative deferrals through August 31, 2019. This surcharge rate became effective in February 2020, designed to result in a reduction in annual revenue of approximately $5.3 million in southern Nevada and no incremental revenue in northern Nevada. On September 30, 2020, Southwest filed its latest rate application to reset the recovery surcharge to include cumulative deferrals through August 31, 2020. The surcharge rate is expected to result in a reduction in annual revenue of approximately $11.8 million, effective in January 2021.
Conservation and Energy Efficiency. The PUCN allows deferral (and later recovery) of approved conservation and energy efficiency costs, recovery rates for which are adjusted in association with ARA filings. In its June 2019 ARA filing, Southwest proposed annualized margin increases of $3.2 million and $880,000 in southern and northern Nevada, respectively. However, Southwest entered into a stipulation and agreement to modify these amounts to $6.2 million and $1.1 million in southern and northern Nevada, respectively, which reflected the recovery of a related but separate program balance to be rolled into customer rates with the same effective date. The modification was approved, and rates became effective January 2020. In its May 2020 ARA filing, Southwest proposed annualized margin decreases of $313,000 and $55,000 for southern and northern Nevada, respectively, which were approved and became effective January 2021.
Expansion and Economic Development Legislation. In January 2016, final regulations were approved by the PUCN associated with legislation (“SB 151”) previously introduced and signed into law in Nevada. The legislation authorized natural gas utilities to expand their infrastructure to provide service to unserved and underserved areas in Nevada.
In November 2017, Southwest filed for preapproval of a project to extend service to Mesquite, Nevada, in accordance with the SB 151 regulations. Ultimately, the PUCN issued an order approving Southwest’s proposal for the expansion. The order approved a capital investment of approximately $28 million and the construction of approximately 37 miles of distribution pipeline (including the approach main). The annual revenue requirement associated with the project is $2.8 million. A volumetric rate, applicable to all southern Nevada customers (including new customers in Mesquite), was implemented in October 2019 to recover the cost. Southwest’s May 2020 ARA filing, which proposed an annualized margin increase of $185,000, reflects the cumulative deferred revenue requirement associated with the Mesquite facilities that were placed in service through April 30, 2020. During 2020, Southwest continued serving certain customers in Mesquite from an approved “virtual” pipeline network, providing temporary natural gas supply using portions of the approved distribution system and compressed natural gas. Construction of the tap site, approach main, as well as distribution mains was completed and placed in service in December 2020.
In June 2019, Southwest filed for preapproval to construct the infrastructure necessary to expand natural gas service to Spring Creek, Nevada, and to implement a cost recovery methodology to timely recover the associated revenue requirement consistent with the SB 151 regulations. Expansion to the Spring Creek area near Elko, Nevada consists of a high-pressure approach main and associated regulator stations, an interior backbone, and the extension of the distribution system from the interior backbone system. The total capital investment is estimated to be $61.9 million. A stipulation in this matter was reached with the parties and approved by the PUCN in December 2019, which largely accepted Southwest’s proposal with modifications reflected in the rate recovery allocations split amongst northern Nevada, Elko, and Spring Creek expansion customers. Construction of the initial phase of the expansion began in the third quarter of 2020, and service commenced to the first Spring Creek customers in December 2020.
Customer Data Modernization Initiative. In March 2019, Southwest filed a request seeking authority to establish a regulatory asset to defer the revenue requirement related to the CDMI to mitigate the financial attrition associated with this multi-year project. Approximately $59 million of the estimated $174 million cost of the CDMI would be allocable to the Nevada rate jurisdictions. A hearing on this matter was held in August 2019 and the PUCN issued its decision in September 2019, denying Southwest’s request for regulatory asset treatment, finding a general rate case the most appropriate avenue to address such costs. In response to the PUCN’s decision, Southwest filed a Petition for Reconsideration in October 2019, which was denied. As part of Southwest’s recently concluded general rate case, Southwest was authorized to include CDMI operations and maintenance costs since the beginning of the test year as part of its revenue requirement in the case.
Regulatory Asset Related to COVID-19. The PUCN issued an order directing utilities within the state to establish regulatory asset accounts to track the financial impacts associated with maintaining service for customers affected by COVID-19, including those whose service would have been otherwise terminated/disconnected, effective March 12, 2020, the date that Governor Steve Sisolak declared a state of emergency related to COVID-19. These costs will be considered by the PUCN for future recovery.

FERC Jurisdiction
General Rate Case. Paiute Pipeline Company (“Paiute”), a wholly owned subsidiary of Southwest, filed a general rate case with the FERC in May 2019. The filing fulfilled an obligation from the settlement agreement reached in the 2014 Paiute general rate case. In January 2020, Paiute reached an agreement in principle with the FERC Staff and intervenors to settle its most recent general rate case. In addition to continuing the term-differentiated rate structures with its shippers, the agreement requires Paiute’s three largest transportation customers and all of its storage customers to extend their service agreements to have primary terms of at least five years. The settlement resulted in a revenue reduction of approximately $700,000 and is based on a 9.90% pre-tax rate of return. Also, as part of this agreement, Paiute agreed not to file a rate case prior to January 1, 2022, but no later than May 31, 2025.
In January 2020, Paiute requested, and was granted, the authority to place the settlement rates into effect on an interim basis, effective February 2020. On March 30, 2020, Paiute filed the proposed settlement agreement with the FERC for review and approval. On July 6, 2020, the FERC issued a letter order approving the settlement, and the order became final on August 5, 2020.
PGA Filings
The rate schedules in all of Southwest’s service territories contain provisions that permit adjustments to rates as the cost of purchased gas changes. These deferred energy provisions and purchased gas adjustment clauses are collectively referred to as “PGA” clauses. Differences between gas costs recovered from customers and amounts paid for gas by Southwest result in over- or under-collections. As of December 31, 2020, over-collections in Arizona and both southern and northern Nevada resulted in a liability of approximately $54.6 million and under-collections in California resulted in an asset of $2.1 million on the Company’s and Southwest’s Consolidated Balance Sheets.
The following table presents Southwest’s outstanding PGA balances receivable/(payable) at the end of its two most recent fiscal years:

	December 31,
(Thousands of dollars)	2020	2019
Arizona	$(3,901)	$(59,259)
Northern Nevada	(8,601)	11,894
Southern Nevada	(42,134)	32,518
California	2,053	(1,496)
	$(52,583)	$(16,343)
Arizona PGA Filings. In Arizona, Southwest calculates the change in the gas cost component of customer rates monthly (to allow for timely refunds to/recoveries from customers), utilizing a rolling twelve-month average. During 2020, the Gas Cost Balancing Account continued providing a surcredit in order to refund the over-collected balance throughout the year.
California Gas Cost Filings. In California, a monthly gas cost adjustment based on forecasted monthly prices is utilized. Monthly adjustments modeled in this fashion provide the timeliest recovery of gas costs in any Southwest jurisdiction.
Nevada ARA Application. In November 2019, Southwest filed to adjust its quarterly Deferred Energy Account Adjustment rate, which is based upon a twelve-month rolling average, in addition to requesting adjusted Base Tariff Energy rates, both of which were approved effective January 2020. These new rates are intended to address the outstanding balances over a twelve-month period.
Gas Price Volatility and Mitigation
To mitigate price volatility to its customers, Southwest has periodically entered into fixed-price term contracts and swaps under its collective volatility mitigation programs for a portion (up to 25% in the California jurisdiction and in the Arizona jurisdiction through October 2020) of its annual normal weather supply needs. For the 2020/2021 heating season, contracts contained in the fixed-price portion of the supply portfolio ranged from approximately $2.37 to approximately $2.97 per dekatherm. In consultation with its regulators, for periods beyond October 2020, Southwest currently does not plan to make any fixed-price term purchases broadly for the Arizona jurisdiction nor enter into swap agreements, nor does it do so for its Nevada territories; however, Southwest will continue to enter into fixed-price purchases for the California jurisdiction. Southwest’s natural gas purchases, not covered by fixed-price contracts, are under variable-price contracts with firm quantities, or on the spot market. The contract price for these contracts is either determined at the beginning of each month to reflect the published first-of-month index price, or at market prices based on a published daily price index. In each case, the index price is not published or known until the purchase period begins. See also Derivatives in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

In mid-February 2021, the central U.S. (from south Texas to North Dakota and the eastern Rocky Mountains) experienced extreme cold temperatures, which increased natural gas demand and caused temporary shortages due to wellhead freeze-off. These conditions caused daily natural gas prices to reach unprecedented levels. During this time, Southwest secured natural gas supplies, albeit at substantially higher prices, and was able to maintain service to its customers. The incremental costs for these natural gas supplies (estimated at $200 million to $300 million) are expected to be funded using existing cash on hand and short-term borrowings, including current credit facilities. It is anticipated that these incremental gas costs will be recoverable from customers through the PGA mechanisms in each jurisdiction.
Pipeline Safety Regulation
In October 2019, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued final rules that amend the federal pipeline safety regulations applicable to gas transmission pipelines (effective July 2020) and revise PHMSA’s authority to issue emergency orders (effective December 2019). These rules cover, among other requirements, procedures related to reconfirming maximum allowable operating pressure of gas transmission pipelines in certain circumstances, the introduction of moderate consequence areas (“MCAs”), expansion of pipeline integrity assessments including work in MCAs, requirements for gathering additional material information on in-service transmission pipelines, and the authority of PHMSA to issue emergency orders to address imminent hazards caused by unsafe conditions or practices. These rules may require Southwest to incur additional costs of compliance.
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
Capital Resources and Liquidity
Over the past three years, cash on hand and cash flows from operations have provided a substantial portion of cash used in investing activities (primarily construction expenditures and property additions). In recent years, Southwest has accelerated pipe replacement activities to fortify system integrity and reliability, notably in association with gas infrastructure replacement programs. This accelerated activity has necessitated the issuance of both debt and equity securities to supplement cash flows from operations. The Company’s capitalization strategy is to maintain an appropriate balance of equity and debt to preserve investment-grade credit ratings, which help minimize interest costs.
Cash Flows
Southwest Gas Holdings, Inc.:
Operating Cash Flows. Cash flows provided by consolidated operating activities increased $126 million between 2020 and 2019. The increase in operating cash flows primarily resulted from collections of amounts under PGA mechanisms ($36 million, compared to a return of $58 million in the prior year), an increase in recoveries ($11 million) related to the Arizona decoupling mechanism balance, as well as an increase in net income (and giving effect to depreciation and amortization). These impacts were partially offset by a $50 million supplemental contribution for pension funding made in January 2020 (included in Changes in other liabilities and deferred credits in the Consolidated Statement of Cash Flows of both the Company and Southwest). Other changes in operating cash flows resulted from changes in working capital components overall.
Investing Cash Flows. Cash used in consolidated investing activities decreased $150 million in 2020 as compared to 2019. The change was primarily due to a decrease in capital expenditures in both business segments. The prior-year included $47.6 million in outlays for the remittance of purchase consideration previously held back in association with the 2018 Linetec acquisition.
Financing Cash Flows. Net cash provided by consolidated financing activities decreased $206 million in 2020 as compared to 2019. The change was primarily due to a reduction in borrowings and outstanding amounts under the Company’s credit facility and Southwest’s long-term portion of its credit facility. Part of the net proceeds from the issuance of $450 million of 2.20% notes in June 2020 by Southwest was used to pay down its credit facility and redeem $125 million of 4.45% notes in September 2020. In the prior year, Southwest also used a portion of the net proceeds from the $300 million in notes issued in May 2019 to reduce amounts then outstanding under its credit facility and commercial paper program. Other changes include the combined impacts of repayment and borrowings by Centuri under its secured revolving credit and term loan facility, offset by $70 million in equipment loan proceeds. Additionally, the Company issued $18 million more in common stock under the Equity Shelf Program in 2019 compared to 2020. Dividend payments increased in 2020 as compared to 2019 as a result of an increase in the quarterly dividend rate and an increase in the number of shares outstanding. See Note 7 - Common Stock and Note 8 - Debt.

The Company received approximately $128 million in stock proceeds during 2020 under its Equity Shelf Program and issued approximately 172,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan, from which it raised approximately $11 million.
Southwest Gas Corporation:
Operating Cash Flows. Cash flows provided by operating activities increased $56 million between 2020 and 2019. The increase in operating cash flows was attributable to collections of deferred purchased gas costs and recoveries related to the Arizona decoupling mechanism, as well as other working capital components overall, partially offset by the supplemental contribution for pension funding in 2020, described earlier.
Investing Cash Flows. Cash used in investing activities decreased $82 million in 2020 as compared to 2019, primarily due to the decrease in construction expenditures.
Financing Cash Flows. Net cash provided by financing activities decreased $147 million in 2020 as compared to 2019. The decrease was primarily due to the combined effects of the repayment of previously accumulated outstanding balances under Southwest’s credit facility and the redemption of the $125 million in maturing notes after receiving proceeds upon issuance of the $450 million notes in the current period, compared to the $300 million in notes issued, and repayment activity associated with the credit facility and commercial paper program, in the prior period. See Note 8 - Debt. In addition, capital contributed from, and dividends paid to, the parent holding company were greater during 2020 as compared to 2019.
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
2020 Construction Expenditures
During the three-year period ended December 31, 2020, total gas plant in service increased from $6.6 billion to $8.4 billion, or at an average annual rate of 8%. Replacement, new business, and reinforcement work was a substantial portion of the plant increase. Customer growth impacted expenditures as Southwest set approximately 105,000 meters during the three-year period, which is reflected in new business.
During 2020, construction expenditures for the natural gas operations segment were $692 million. The majority of these expenditures represented costs associated with scheduled and accelerated replacement of existing transmission, distribution, and general plant to fortify system integrity and reliability. Cash flows from operating activities of Southwest were $424 million and provided approximately 53% of construction expenditures and dividend requirements of the natural gas operations segment. Other funding was provided by cash on hand, external financing activities (including the $450 million notes issued in June 2020), capital contributed by Southwest Gas Holdings, Inc., and, as needed, the existing credit facility.
2020 Financing Activity
Net proceeds under the Equity Shelf Program for 2020 were $128 million, comprised of an aggregate of 1,917,512 shares of Southwest Gas Holdings, Inc. common stock, sold in the open market at a weighted average price of $67.39 per share, net of $1.3 million in agent commissions. These net proceeds, in addition to another $50 million for working capital purposes, were contributed to Southwest by the holding company. As of December 31, 2020, the Company had up to $46 million of common stock available for sale under the this program. See Note 7 - Common Stock for more information.
Gas Segment Three-Year Construction Expenditures, Debt Maturities, and Financing
Management estimates natural gas segment construction expenditures during the three-year period ending December 31, 2023 will be approximately $2.1 billion. Of this amount, approximately $700 million is expected to be incurred in 2021. Southwest plans to continue to request regulatory support to undertake projects, or to accelerate projects as necessary, for the improvement of system flexibility and reliability, or to expand, where relevant, to unserved or underserved areas. Southwest may expand existing, or initiate new, programs. Significant replacement activities are expected to continue well beyond the next few years. During the three-year period, cash flows from operating activities of Southwest are expected to provide approximately 50% of the funding for gas operations total construction expenditures and dividend requirements. From a debt maturity standpoint, Southwest has $250 million 3.875% notes and $25 million 7.78% medium-term notes due in 2022. Any additional cash requirements, including construction-related and any paydown or refinancing of debt, are expected to be provided by existing credit facilities, equity contributions from the Company, and/or other external financing sources. The timing, types, and amounts of any additional external financings will be dependent on a number of factors, including the cost of gas purchases, conditions in the capital markets, timing and amounts of rate relief, timing and amounts of surcharge collections from, or amounts returned to, customers related to other regulatory mechanisms, as well as growth levels in Southwest’s service areas and earnings. External financings could include the issuance of debt securities, bank and other short-term borrowings, and other forms of financing.
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
On an interim basis, Southwest defers over- or under-collections of gas costs to PGA balancing accounts. In addition, Southwest uses this mechanism to either refund amounts over-collected or recoup amounts under-collected as compared to the price paid for natural gas during the period since the last PGA rate change went into effect. At December 31, 2020, the combined balance in the PGA accounts totaled an over-collection of $52.6 million. See PGA Filings for more information.
Southwest Gas Holdings, Inc. has a credit facility with a borrowing capacity of $100 million; in April 2020, the existing credit facility was amended to extend the maturity date to April 2025, while maintaining the borrowing capacity at $100 million. This facility is intended for short-term financing needs. The maximum amount outstanding during 2020 occurred during the first quarter and was $67 million. At December 31, 2020, $50 million was outstanding under this facility.
Southwest has a credit facility with a borrowing capacity of $400 million; in April 2020, Southwest amended the credit facility agreement which extended the maturity date to April 2025. The revolving borrowing capacity under the amended credit facility agreement remains at $400 million following that amendment. Southwest designates $150 million of the facility for long-term borrowing needs and the remaining $250 million for working capital purposes. The maximum amount outstanding during 2020 occurred during the first quarter and was $344 million ($150 million outstanding on the long-term portion of the credit facility, including $50 million under the commercial paper program, in addition to $194 million outstanding on the short-term portion). As of December 31, 2020, $150 million was outstanding on the long-term portion of the credit facility (including $50 million under the commercial paper program), and $57 million was outstanding on the short-term portion. The maximum amount outstanding on the long-term portion of the credit facility (including the commercial paper program) during each of the first, second, third, and fourth quarters of 2020, respectively, was $150 million, $150 million, $64 million and $150 million; the maximum outstanding balance on the short-term portion for each of the first, second, and fourth quarters was $194 million, $161 million, and $57 million, respectively, with none outstanding in the third quarter. The credit facility has been used as necessary to meet liquidity requirements, including temporarily financing under-collected PGA balances, meeting the refund needs of over-collected balances, or temporarily funding capital expenditures.
Southwest has a $50 million commercial paper program as noted above. Any issuance under the commercial paper program is supported by the revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program is designated as long-term debt. Interest rates for the commercial paper program are calculated at the then current commercial paper rate. At December 31, 2020, $50 million was outstanding on the commercial paper program.
In June 2020, Southwest issued $450 million aggregate principal amount of 2.20% Senior Notes with a maturity date in June 2030. See Note 8 - Debt for more information.
In May 2019, the Company filed with the SEC an automatic shelf registration statement for the offer and sale of up to $300 million of common stock from time to time in at-the-market offerings under the prospectus included therein in accordance with the Sales Agency Agreement, dated May 8, 2019, between the Company and BNY Mellon Capital Markets, LLC (the Equity Shelf Program discussed above). The Company issued $254 million under this multi-year program for the life-to-date period ended December 31, 2020. Net proceeds from the sales of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension or improvement of pipeline systems and facilities located in and around the communities served by Southwest. See Note 7 - Common Stock.
Centuri has a senior secured revolving credit and term loan facility with an initial borrowing capacity of $590 million. The line of credit portion comprises $325 million; associated amounts borrowed and repaid are available to be reborrowed. The term loan facility portion has a limit of approximately $265 million. The $590 million credit and term loan facility expires in November 2023. It is secured by substantially all of Centuri’s assets except those explicitly excluded under the terms of the agreement (including owned real estate and certain certificated vehicles). Centuri assets securing the facility at December 31, 2020 totaled $1.4 billion. At December 31, 2020, $227 million was outstanding (after repayments) on the term facility. The maximum amount outstanding on the credit facility during 2020 was $312 million, which occurred in the second quarter, at which point $235 million was outstanding on the term loan facility. As of December 31, 2020, there was $27 million outstanding and approximately $266 million, net of outstanding letters of credit, available to be borrowed on the Centuri secured revolving credit facility.
Interest rates for the amended credit facilities of the holding company and Southwest are calculated at either LIBOR or an “alternate base rate,” plus, in each case, an applicable margin determined based on each entities’ respective senior unsecured long-term debt rating. Upon the occurrence of certain events providing for a transition away from LIBOR, or if LIBOR is no longer a widely recognized benchmark rate, each entity may amend their respective credit facility with a replacement rate as set forth in the amended credit facility agreement. It is currently anticipated that LIBOR may be discontinued as a benchmark or reference rate after 2021. As of December 31, 2020, $50 million of borrowings outstanding for the holding company under its credit facility, $157 million of Southwest’s outstanding borrowings under its credit facility (other than from its commercial paper program), and $145 million of Centuri’s outstanding borrowings under its credit facility have interest rates with reference to LIBOR and maturity dates that extend beyond 2021. The outstanding amounts reflect approximately 6% of Southwest’s total debt and 12% of total debt (including current maturities) for the Company overall. In order to mitigate the impact of the discontinuation on the Company’s financial condition and results of operations, Southwest and Centuri will continue to monitor developments with respect to alternative rates and work with lenders to determine the appropriate alternative reference rate for variable rate indebtedness. However, at this time the Company and Southwest can provide no assurances as to the impact a LIBOR discontinuation will have on their financial condition or results of operations. Any alternative rate may be less predictable or less attractive than LIBOR. See Reference Rate Reform (ASU 2020-04) discussion under the recently issued accounting pronouncements that will be effective after 2021 in Note 1 - Background, Organization, Summary of Significant Accounting Policies.
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

	Moody's (1)	Standard & Poor's (2)	Fitch (3)
Southwest Gas Holdings, Inc.:
Issuer rating	Baa2	BBB+	BBB+
Outlook	Stable	Stable	Stable
Last reaffirmed	January 2021	September 2020	June 2020
Southwest Gas Corporation:
Senior unsecured long-term debt	Baa1	A-	A
Outlook	Stable	Stable	Stable
Last reaffirmed	January 2021	September 2020	June 2020
(1)Moody’s debt ratings range from Aaa (highest rating possible) to C (lowest quality, usually in default). A numerical modifier of 1 (high end of the category) through 3 (low end of the category) is included with the rating to indicate the approximate rank of a company within the range. The Moody’s outlook of “stable” was updated and the ratings were lowered in January 2021 for both Southwest and the Company, reflected herein. Moody’s cited regulatory lag, the impacts of tax reform, and borrowings to fund capital expenditures as the primary drivers.
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
A credit rating, including the foregoing, is not a recommendation to buy, sell, or hold a debt security, but is intended to provide an estimation of the relative level of credit risk of debt securities, and is subject to change or withdrawal at any time by the rating agency. Numerous factors, including many that are not within management’s control, are considered by the ratings agencies in connection with the assigning of credit ratings.
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if these bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% Notes due 2041 are also subject to a minimum net worth requirement. At December 31, 2020, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.7 billion in additional debt could be issued and the leverage ratio requirement would still be met. At least $1.7 billion of cushion in equity relating to the minimum net worth requirement exists at December 31, 2020. No specific limitations as to dividends exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
At December 31, 2020, Southwest Gas Holdings, Inc. was also in compliance with all of its credit facility covenants. Interest and fees on the credit facility are subject to adjustment depending on its credit ratings. The credit facility is subject to a leverage ratio cap. No specific limitations as to dividends exist under the collective covenants. The credit facility does not contain a material adverse change clause.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2020, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $318 million in additional debt and meet the leverage ratio requirement. Centuri has at least $115 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the utility infrastructure services segment. Centuri also has restrictions on how much it could give to the Company in cash dividends, which is limited to 60% of its rolling twelve-month consolidated net income.
Bonus Depreciation
In 2017, with the enactment of U.S. tax reform, the bonus depreciation deduction percentage changed from 50% to 100% for “qualified property” placed in service after September 27, 2017 and before 2023. The bonus depreciation tax deduction phases out starting in 2023, by 20% for each of the five following years. Qualified property excludes public utility property. The Company estimates bonus depreciation will defer the payment of approximately $26 million (none of which relates to utility operations) of federal income taxes for 2021.
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
Contractual Obligations
The table below summarizes the Company’s contractual obligations at December 31, 2020:

	Payments due by period
(Millions of dollars)	Total	2021	2022-2023	2024-2025	Thereafter
Contractual obligations:
Long-term debt, including current maturities	$2,773	$40	$540	$170	$2,023
Short-term debt	107	107	—	—	—
Interest on long-term debt	1,357	92	161	150	954
Pipeline capacity/storage	434	84	108	62	180
Gas purchase obligations	98	84	10	2	2
Leases	108	14	25	19	50
Other commitments	50	33	16	1	—
Total	$4,927	$454	$860	$404	$3,209
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
Debt-related obligations in the table above consist of scheduled principal and interest payments over the life of the debt. Interest rates in effect at December 31, 2020 on variable rate long-term debt were assumed to remain in effect in the future periods disclosed in the table. Interest on long-term debt includes future interest payments of $1.3 billion for Southwest and $15 million for Centuri.
Pension:  Estimated funding for pension and other postretirement benefits during calendar year 2021 is $105 million (including a supplemental discretionary contribution of $50 million) and is not included in the table above. As changes to the discount rate have a significant impact on the pension obligation and estimated future costs, and as the discount rate at the end of 2020 was at a low not experienced in many decades, Southwest elected to make a discretionary supplemental contribution to the pension plan of $50 million in January 2021. This additional contribution was made to mitigate the expected increase in pension costs and provide for additional returns on the increased level of plan assets available for benefits. Funding amounts for years beyond 2021 are not currently known.
Recently Issued Accounting Standards Updates
The FASB routinely issues Accounting Standards Updates. See Note 1 - Background, Organization, and Summary of Significant Accounting Policies for more information regarding these Accounting Standards Updates and their potential impact on the Company’s and Southwest’s financial position, results of operations, and disclosures.
Application of Critical Accounting Policies
A critical accounting policy is one that is very important to the portrayal of the financial condition and results of a company, and requires the most difficult, subjective, or complex judgments of management. The need to make estimates about the effect of items that are uncertain is what makes these judgments difficult, subjective, and/or complex. Management makes subjective judgments about the accounting and regulatory treatment of many items and bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. While management may make many estimates and judgments, many would not be materially altered, or provide a material impact to the financial statements taken as a whole, if different estimates, or means of estimation were employed. The following are accounting policies that are deemed critical to the financial statements. For more information regarding significant accounting policies, see notes to the consolidated financial statements.
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
Accounting for Income Taxes
The Company is subject to income taxes in the U.S. and Canada. Income tax calculations require estimates due to known future tax rate changes, book to tax differences, and uncertainty with respect to regulatory treatment of certain property items. The asset and liability method of accounting is utilized for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Regulatory tax assets and liabilities are recorded to the extent management believes they will be recoverable from, or refunded to, customers in future rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Management regularly assesses financial statement tax provisions to identify any change in the regulatory treatment or tax-related estimates, assumptions, or enacted tax rates that could have a material impact on cash flows, financial position, and/or results of operations.
Accounting for Pensions and Other Postretirement Benefits
Southwest has a noncontributory qualified retirement plan with defined benefits covering substantially all employees. In addition, there is a separate unfunded supplemental retirement plan which is limited to officers. Pension obligations and costs for these plans are affected by the amount and timing of cash contributions to the plans, the return on plan assets, discount rates, and by employee demographics, including age, compensation, and length of service. Changes made to the provisions of the plans may also impact current and future pension costs. Actuarial formulas are used in the determination of pension obligations and costs and are affected by actual plan experience and assumptions about future experience. Key actuarial assumptions include the expected return on plan assets, the discount rate used in determining the projected benefit obligation and pension costs, and the assumed rate of increase in employee compensation. Relatively small changes in these assumptions (particularly the discount rate) may significantly affect pension obligations and costs for these plans. For example, a change of 0.25% in the discount rate assumption would change the pension plan projected benefit obligation by approximately $57 million and future pension expense by $6 million. A change of 0.25% in the employee compensation assumption would change the pension obligation by approximately $15 million and expense by $3 million. A 0.25% change in the expected asset return assumption would change pension expense by approximately $3 million (but has no impact on the pension obligation).
At December 31, 2020, the discount rate was 2.75%, a decrease from the 3.50% rate used at December 31, 2019. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation escalation decreased to 3.00% at December 31, 2020 compared to the 3.25% rate used at December 31, 2019. The asset return assumption of 6.50% to be used for 2021 expense was reduced from the 6.75% rate utilized for 2020. Pension costs for 2021 are estimated to increase approximately $600,000 as compared to that experienced in 2020. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
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
Business Combinations
In accordance with U.S. GAAP, the assets acquired and liabilities assumed in an acquired business are recorded at their estimated fair values on the date of acquisition. The amount of goodwill initially recognized in a business combination is based on the excess of the purchase price of the acquired company over the fair value of the other assets acquired and liabilities assumed. The determination of these fair values requires management to make significant estimates and assumptions. For example, assumptions with respect to the timing and amount of future revenues and expenses associated with an asset are used to determine its fair value, but the actual timing and amount may differ materially, resulting in impairment of the asset’s recorded value. In some cases, the Company engages independent third-party valuation firms to assist in determining the fair values of acquired assets and liabilities assumed. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows of the acquired business, trademarks, customer relationships, technology obsolescence, and discount rates. In addition, uncertain tax positions and tax-related valuation allowances assumed in connection with a business combination are initially estimated at the acquisition date. These items are reevaluated quarterly, based upon facts and circumstances that existed at the acquisition date with any adjustments to the preliminary estimates being recorded to goodwill, provided that the Company is within the twelve-month measurement period allowed by authoritative guidance. Subsequent to the measurement period or the final determination of the estimated value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the Consolidated Statements of Income, and could have a material impact on the Company’s results of operations and financial position.
Certifications
The SEC requires the filing of certifications of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of registrants regarding reporting accuracy, disclosure controls and procedures, and internal control over financial reporting as exhibits to periodic filings. The CEO and CFO certifications for the period ended December 31, 2020 are included as exhibits to the 2020 Annual Report on Form 10-K filed with the SEC.
Forward-Looking Statements
This annual report contains contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). All statements other than statements of historical fact included or incorporated by reference in this annual report are forward-looking statements, including, without limitation, statements regarding the Company’s plans, objectives, goals, intentions, projections, strategies, future events or performance, negotiations, and underlying assumptions. The words “may,” “if,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “continue,” “forecast,” “intend,” “endeavor,” “promote,” “seek,” and similar words and expressions are generally used and intended to identify forward-looking statements. For example, statements regarding operating margin patterns, customer growth, the composition of our customer base, price volatility including that experienced related to gas prices in early 2021, seasonal patterns, payment of debt, the Company’s COLI strategy, replacement market and new construction market, impacts from the novel Coronavirus (COVID-19), including on our employees, customers, supply chain, transportation network, our financial position, revenue, earnings, cash flows, debt covenants, operations, regulatory recovery, work deployment or resumption and related uncertainties stemming from this pandemic, expected impacts of valuation adjustments associated with any redeemable noncontrolling interest, the impacts of U.S. tax reform including disposition in regulatory proceedings, including future proceedings, and bonus depreciation tax deductions, the impact of recent PHMSA rulemaking, the amounts and timing for completion of estimated future construction expenditures and other projects, plans to pursue infrastructure programs or programs under SB151 legislation, forecasted operating cash flows and results of operations, net earnings impacts or recovery of costs from gas infrastructure replacement and COYL programs and surcharges, including from pending proceedings, funding sources of cash requirements, amounts generally expected to be reflected in future period revenues from regulatory rate proceedings including amounts requested or preliminarily settled from recent and ongoing general rate cases, the outcome of judicial review of the previous Nevada rate case, rates and surcharges, PGA administration and recovery, and other rate adjustments, sufficiency of working capital and current credit facilities, bank lending practices, the Company’s views regarding its liquidity position, ability to raise funds and receive external financing capacity and the intent and ability to issue various financing instruments and stock under the Equity Shelf Program or otherwise, future dividend increases and the Board’s current target dividend payout ratio, pension and postretirement benefits, certain impacts of tax acts, the effect of any other rate changes or regulatory proceedings, contract or construction change order negotiations, impacts of accounting standard updates, statements regarding future gas prices, gas purchase contracts and derivative financial instruments, recoverability of regulatory assets, the impact of certain legal proceedings, and the timing and results of future rate hearings, the final resolution for recovery of the CDMI in all jurisdictions, and statements regarding pending procedures or approvals are forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.

A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, customer growth rates, conditions in the housing market, the impacts of COVID-19 including that which may result from a sustained restriction on commerce by government officials or otherwise, including impacts on employment in our territories, the health impacts to our customers and employees due to the persistence of the virus, the ability to collect on customer accounts due to the current or an extended moratorium on late fees or service disconnection, the ability to obtain regulatory recovery of all costs and financial impacts resulting from this pandemic, the ability of the infrastructure services business to resume work with all customers and the impact of a delay or termination of work as a result thereof, the impacts of future restrictions placed on our business by government regulation or otherwise (such as self-imposed restrictions for the safety of employees and customers), including related to personal distancing, investment in personal protective equipment and other protocols, the impact of a resurgence of the virus following the resumption of commerce in our territories, and decisions of Centuri customers as to whether to pursue capital projects due to economic impacts resulting from the pandemic or otherwise, the ability to recover costs through the PGA mechanisms or other regulatory assets, the effects of regulation/deregulation, governmental or regulatory policy regarding pipeline safety, natural gas or alternative energy, the regulatory support for ongoing infrastructure programs or expansions, the timing and amount of rate relief, the timing and methods determined by regulators to refund amounts to customers resulting from U.S. tax reform, changes in rate design, variability in volume of gas or transportation service sold to customers, changes in gas procurement practices, changes in capital requirements and funding, the impact of credit rating actions and conditions in the capital markets on financing costs, the impact of variable rate indebtedness associated with a discontinuance of LIBOR including in relation to amounts of indebtedness then outstanding, changes in construction expenditures and financing, changes in operations and maintenance expenses, effects of pension expense forecasts, accounting changes and regulatory treatment related thereto, currently unresolved and future liability claims, changes in pipeline capacity for the transportation of gas and related costs, results of Centuri bid work, the impact of weather on Centuri’s operations, future acquisition-related costs, impacts of changes in value of any redeemable noncontrolling interest if at other than fair value, Centuri utility infrastructure expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements, outcomes from contract and change order negotiations, ability to successfully procure new work, impacts from work awarded or failing to be awarded from significant customers, the mix of work awarded, the amount of work awarded to Centuri following the lifting of work stoppages or reduction, the result of productivity inefficiencies from regulatory requirements or otherwise, delays in commissioning individual projects, acquisitions, and management’s plans related thereto, competition, our ability to raise capital in external financings, our ability to continue to remain within the ratios and other limits subject to our debt covenants, and ongoing evaluations in regard to goodwill and other intangible assets. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing and operating expenses will continue or cease to continue in future periods. For additional information on the risks associated with the Company’s business, see Item 1A. Risk Factors and Item 7A. Quantitative and Qualitative Disclosures About Market Risk in this Annual Report on Form 10-K for the year ended December 31, 2020.
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
Common Stock Price and Dividend Information
The principal market on which the common stock of the Company is traded is the New York Stock Exchange and the ticker symbol of the stock is “SWX.” At February 16, 2021, there were 11,690 holders of record of common stock, and the market price of the common stock was $62.36.
Dividends are payable on the Company’s common stock at the discretion of the Board of Directors (the “Board”). In setting the dividend rate, the Board considers, among other factors, current and expected future earnings levels, our ongoing capital expenditure plans and expected external funding needs, our payout ratio, and our ability to maintain credit ratings and liquidity. The quarterly common stock dividend declared was 52.0 cents per share throughout 2018, 54.5 cents per share throughout 2019, and 57.0 cents per share throughout 2020. The Company has paid dividends on its common stock since 1956 and has increased that dividend each year since 2007. In February 2021, the Board elected to increase the quarterly dividend from $0.570 to $0.595 per share, representing a 4.4% increase, effective with the June 2021 payment. The Board currently targets a payout ratio of 55% to 65% of consolidated earnings per share.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except par value)

	December 31,
	2020	2019
ASSETS
Utility plant:
Gas plant	$8,384,000	$7,813,221
Less: accumulated depreciation	(2,419,348)	(2,313,050)
Construction work in progress	211,429	185,026
Net utility plant	6,176,081	5,685,197
Other property and investments	834,245	784,173
Current assets:
Cash and cash equivalents	83,352	49,539
Accounts receivable, net of allowances	522,172	474,097
Accrued utility revenue	82,400	79,100
Income taxes receivable, net	10,884	31,751
Deferred purchased gas costs	2,053	44,412
Prepaid and other current assets	170,152	180,957
Total current assets	871,013	859,856
Noncurrent assets:
Goodwill	345,184	343,023
Deferred income taxes	455	856
Deferred charges and other assets	508,875	496,943
Total noncurrent assets	854,514	840,822
Total assets	$8,735,853	$8,170,048

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $1 par (authorized – 120,000,000 shares; issued and outstanding – 57,192,925 and 55,007,433 shares)	$58,823	$56,637
Additional paid-in capital	1,609,155	1,466,937
Accumulated other comprehensive loss, net	(61,003)	(56,732)
Retained earnings	1,067,978	1,039,072
Total Southwest Gas Holdings, Inc. equity	2,674,953	2,505,914
Redeemable noncontrolling interest	165,716	84,542
Long-term debt, less current maturities	2,732,200	2,300,482
Total capitalization	5,572,869	4,890,938
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	40,433	163,512
Short-term debt	107,000	211,000
Accounts payable	231,301	238,921
Customer deposits	67,920	69,165
Income taxes payable, net	12,556	2,069
Accrued general taxes	48,640	48,160
Accrued interest	20,536	21,329
Deferred purchased gas costs	54,636	60,755
Other current liabilities	328,945	264,950
Total current liabilities	911,967	1,079,861
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	647,453	599,840
Accumulated removal costs	404,000	395,000
Other deferred credits and other long-term liabilities	1,199,564	1,204,409
Total deferred income taxes and other credits	2,251,017	2,199,249
Total capitalization and liabilities	$8,735,853	$8,170,048
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019	2018
Operating revenues:
Gas operating revenues	$1,350,585	$1,368,939	$1,357,728
Utility infrastructure services revenues	1,948,288	1,750,978	1,522,285
Total operating revenues	3,298,873	3,119,917	2,880,013
Operating expenses:
Net cost of gas sold	342,837	385,164	419,388
Operations and maintenance	408,116	424,150	406,393
Depreciation and amortization	332,027	303,237	249,212
Taxes other than income taxes	63,460	62,328	59,898
Utility infrastructure services expenses	1,729,429	1,573,227	1,387,689
Total operating expenses	2,875,869	2,748,106	2,522,580
Operating income	423,004	371,811	357,433
Other income and (expenses):
Net interest deductions	(111,477)	(109,226)	(96,671)
Other income (deductions)	(6,789)	10,085	(17,426)
Total other income and (expenses)	(118,266)	(99,141)	(114,097)
Income before income taxes	304,738	272,670	243,336
Income tax expense	65,753	56,023	61,684
Net income	238,985	216,647	181,652
Net income (loss) attributable to noncontrolling interest	6,661	2,711	(625)
Net income attributable to Southwest Gas Holdings, Inc.	$232,324	$213,936	$182,277
Earnings per share:
Basic	$4.15	$3.94	$3.69
Diluted	$4.14	$3.94	$3.68
Weighted average shares:
Basic	55,998	54,245	49,419
Diluted	56,076	54,312	49,476
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

	Year Ended December 31,
	2020	2019	2018
Net income	$238,985	$216,647	$181,652
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial loss	(43,730)	(54,026)	(15,524)
Amortization of prior service cost	878	966	1,015
Amortization of net actuarial loss	28,751	17,766	25,549
Prior service cost	—	(1,426)	—
Regulatory adjustment	5,650	28,077	(6,257)
Net defined benefit pension plans	(8,451)	(8,643)	4,783
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	2,467	2,541	2,541
Net forward-starting interest rate swaps	2,467	2,541	2,541
Foreign currency translation adjustments	1,713	2,038	(3,010)
Total other comprehensive income (loss), net of tax	(4,271)	(4,064)	4,314
Comprehensive income	234,714	212,583	185,966
Comprehensive income (loss) attributable to noncontrolling interest	6,661	2,711	(625)
Comprehensive income attributable to Southwest Gas Holdings, Inc.	$228,053	$209,872	$186,591
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended December 31,
	2020	2019	2018
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$238,985	$216,647	$181,652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	332,027	303,237	249,212
Deferred income taxes	50,717	54,162	51,041
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(48,772)	(54,245)	(15,862)
Accrued utility revenue	(3,300)	(1,900)	1,000
Deferred purchased gas costs	36,239	(58,491)	82,574
Accounts payable	(7,694)	(1,865)	11,778
Accrued taxes	15,171	5,243	(11,955)
Other current assets and liabilities	107,427	74,137	(54,073)
Gains on sale of equipment	(1,848)	(5,473)	(1,703)
Changes in undistributed stock compensation	7,114	6,896	6,111
Equity AFUDC	(4,724)	(4,161)	(3,627)
Changes in deferred charges and other assets	(32,591)	(21,051)	(5,738)
Changes in other liabilities and deferred credits	(62,671)	(12,764)	38,446
Net cash provided by operating activities	626,080	500,372	528,856
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(825,105)	(938,148)	(765,914)
Acquisition of businesses, net of cash acquired	—	(47,638)	(251,373)
Changes in customer advances	14,033	19,001	13,463
Other	9,003	15,153	4,341
Net cash used in investing activities	(802,069)	(951,632)	(999,483)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	139,245	157,946	354,402
Dividends paid	(125,504)	(116,127)	(100,240)
Issuance of long-term debt, net	662,377	531,596	565,172
Retirement of long-term debt	(356,406)	(213,789)	(237,758)
Change in short-term debt	(104,000)	59,000	(62,500)
Withholding remittance – share-based compensation	(2,736)	(1,858)	(3,110)
Other	(3,402)	(1,488)	(3,392)
Net cash provided by financing activities	209,574	415,280	512,574
Effects of currency translation on cash and cash equivalents	228	158	(208)
Change in cash and cash equivalents	33,813	(35,822)	41,739
Cash and cash equivalents at beginning of period	49,539	85,361	43,622
Cash and cash equivalents at end of period	$83,352	$49,539	$85,361
SUPPLEMENTAL INFORMATION:
Interest paid, net of amounts capitalized	$105,182	$102,258	$86,562
Income taxes paid (received), net	$(10,951)	$2,752	$1,221
 The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019	2018
Common stock shares
Beginning balances	55,007	53,026	48,090
Common stock issuances	2,186	1,981	4,936
Ending balances	57,193	55,007	53,026
Common stock amount
Beginning balances	$56,637	$54,656	$49,720
Common stock issuances	2,186	1,981	4,936
Ending balances	58,823	56,637	54,656
Additional paid-in capital
Beginning balances	1,466,937	1,305,769	955,332
Common stock issuances	142,218	161,620	353,147
Change in ownership of noncontrolling interest	—	(452)	(2,710)
Ending balances	1,609,155	1,466,937	1,305,769
Accumulated other comprehensive loss
Beginning balances	(56,732)	(52,668)	(47,682)
Foreign currency exchange translation adjustment	1,713	2,038	(3,010)
Net actuarial gain (loss) arising during period, less amortization of unamortized benefit plan cost, net of tax	(8,451)	(8,643)	4,783
FSIRS amounts reclassified to net income, net of tax	2,467	2,541	2,541
Reclassification of excess deferred taxes	—	—	(9,300)
Ending balances	(61,003)	(56,732)	(52,668)
Retained earnings
Beginning balances	1,039,072	944,285	857,398
Net income	232,324	213,936	182,277
Redemption value adjustments	(74,513)	—	—
Dividends declared	(128,905)	(119,149)	(104,690)
Reclassification of excess deferred taxes	—	—	9,300
Ending balances	1,067,978	1,039,072	944,285
Total Southwest Gas Holdings, Inc. equity ending balances	2,674,953	2,505,914	2,252,042
Noncontrolling interest
Beginning balances	—	(452)	(2,365)
Net loss	—	—	(797)
Change in ownership of noncontrolling interest	—	452	2,710
Ending balances	—	—	(452)
Total equity ending balances	$2,674,953	$2,505,914	$2,251,590
Dividends declared per common share	$2.28	$2.18	$2.08
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

	December 31,
	2020	2019
ASSETS
Utility plant:
Gas plant	$8,384,000	$7,813,221
Less: accumulated depreciation	(2,419,348)	(2,313,050)
Construction work in progress	211,429	185,026
Net utility plant	6,176,081	5,685,197
Other property and investments	143,611	133,787
Current assets:
Cash and cash equivalents	41,070	40,489
Accounts receivable, net of allowance	146,861	150,793
Accrued utility revenue	82,400	79,100
Income taxes receivable, net	11,155	25,901
Deferred purchased gas costs	2,053	44,412
Prepaid and other current assets	152,748	165,639
Total current assets	436,287	506,334
Noncurrent assets:
Goodwill	10,095	10,095
Deferred charges and other assets	490,562	463,333
Total noncurrent assets	500,657	473,428
Total assets	$7,256,636	$6,798,746

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock	$49,112	$49,112
Additional paid-in capital	1,410,345	1,229,083
Accumulated other comprehensive loss, net	(61,135)	(55,151)
Retained earnings	835,146	782,108
Total equity	2,233,468	2,005,152
Long-term debt, less current maturities	2,438,206	1,991,333
Total capitalization	4,671,674	3,996,485
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	—	125,000
Short-term debt	57,000	194,000
Accounts payable	161,646	149,368
Customer deposits	67,920	69,165
Accrued general taxes	48,640	48,160
Accrued interest	20,495	21,256
Deferred purchased gas costs	54,636	60,755
Payable to parent	142	844
Other current liabilities	146,046	126,573
Total current liabilities	556,525	795,121
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	581,100	539,050
Accumulated removal costs	404,000	395,000
Other deferred credits and other long-term liabilities	1,043,337	1,073,090
Total deferred income taxes and other credits	2,028,437	2,007,140
Total capitalization and liabilities	$7,256,636	$6,798,746
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of dollars)

	Year Ended December 31,
	2020	2019	2018
Gas operating revenues	$1,350,585	$1,368,939	$1,357,728
Operating expenses:
Net cost of gas sold	342,837	385,164	419,388
Operations and maintenance	406,382	422,174	404,813
Depreciation and amortization	235,295	215,620	191,816
Taxes other than income taxes	63,460	62,328	59,898
Total operating expenses	1,047,974	1,085,286	1,075,915
Operating income	302,611	283,653	281,813
Other income and (expenses):
Net interest deductions	(101,148)	(95,026)	(81,740)
Other income (deductions)	(6,590)	9,517	(17,240)
Total other income and (expenses)	(107,738)	(85,509)	(98,980)
Income before income taxes	194,873	198,144	182,833
Income tax expense	35,755	34,973	43,991
Net income	$159,118	$163,171	$138,842
The accompanying notes are an integral part of these statements.

 SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

	Year Ended December 31,
	2020	2019	2018
Net income	$159,118	$163,171	$138,842
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial loss	(43,730)	(54,026)	(15,524)
Amortization of prior service cost	878	966	1,015
Amortization of net actuarial loss	28,751	17,766	25,549
Prior service cost	—	(1,426)	—
Regulatory adjustment	5,650	28,077	(6,257)
Net defined benefit pension plans	(8,451)	(8,643)	4,783
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	2,467	2,541	2,541
Net forward-starting interest rate swaps	2,467	2,541	2,541
Total other comprehensive income (loss), net of tax	(5,984)	(6,102)	7,324
Comprehensive income	$153,134	$157,069	$146,166
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended December 31,
	2020	2019	2018
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$159,118	$163,171	$138,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	235,295	215,620	191,816
Deferred income taxes	44,997	33,681	42,999
Changes in current assets and liabilities:
Accounts receivable, net of allowances	3,933	(10,737)	(20,309)
Accrued utility revenue	(3,300)	(1,900)	1,000
Deferred purchased gas costs	36,239	(58,491)	82,574
Accounts payable	9,618	(27,473)	23,408
Accrued taxes	(1,527)	8,895	(18,732)
Other current assets and liabilities	48,545	89,171	(91,444)
Changes in undistributed stock compensation	5,294	5,146	5,355
Equity AFUDC	(4,724)	(4,161)	(3,627)
Changes in deferred charges and other assets	(44,291)	(31,767)	(7,049)
Changes in other liabilities and deferred credits	(65,136)	(13,361)	37,669
Net cash provided by operating activities	424,061	367,794	382,502
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(692,216)	(778,748)	(682,869)
Changes in customer advances	14,033	19,001	13,463
Other	771	(95)	14
Net cash used in investing activities	(677,412)	(759,842)	(669,392)
CASH FLOW FROM FINANCING ACTIVITIES:
Contributions from parent	177,922	159,936	113,549
Dividends paid	(104,500)	(95,900)	(87,000)
Issuance of long-term debt, net	446,508	297,222	297,495
Retirement of long-term debt	(125,000)	—	—
Change in short-term debt	(137,000)	42,000	(39,000)
Withholding remittance – share-based compensation	(2,736)	(1,858)	(3,110)
Other	(1,262)	(825)	(1,028)
Net cash provided by financing activities	253,932	400,575	280,906
Change in cash and cash equivalents	581	8,527	(5,984)
Cash and cash equivalents at beginning of period	40,489	31,962	37,946
Cash and cash equivalents at end of period	$41,070	$40,489	$31,962
SUPPLEMENTAL INFORMATION:
Interest paid, net of amounts capitalized	$96,726	$88,658	$73,805
Income taxes paid (received), net	$(19,603)	$678	$(5,856)
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Common stock shares
Beginning and ending balances	47,482	47,482	47,482
Common stock amount
Beginning and ending balances	$49,112	$49,112	$49,112
Additional paid-in capital
Beginning balances	1,229,083	1,065,242	948,767
Share-based compensation	3,340	3,905	2,926
Contributions from Southwest Gas Holdings, Inc.	177,922	159,936	113,549
Ending balances	1,410,345	1,229,083	1,065,242
Accumulated other comprehensive loss
Beginning balances	(55,151)	(49,049)	(47,073)
Net actuarial gain (loss) arising during period, less amortization of unamortized benefit plan cost, net of tax	(8,451)	(8,643)	4,783
FSIRS amounts reclassified to net income, net of tax	2,467	2,541	2,541
Reclassification of excess deferred taxes	—	—	(9,300)
Ending balances	(61,135)	(55,151)	(49,049)
Retained earnings
Beginning balances	782,108	717,155	659,193
Net income	159,118	163,171	138,842
Share-based compensation	(780)	(618)	(680)
Dividends declared to Southwest Gas Holdings, Inc.	(105,300)	(97,600)	(89,500)
Reclassification of excess deferred taxes	—	—	9,300
Ending balances	835,146	782,108	717,155
Total Southwest Gas Corporation equity ending balances	$2,233,468	$2,005,152	$1,782,460
The accompanying notes are an integral part of these statements.

Note 1 - Background, Organization, and Summary of Significant Accounting Policies
Nature of Operations. This is a combined annual report of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) and Southwest Gas Corporation and its subsidiaries (“Southwest” or the “natural gas operations” segment). The notes to the consolidated financial statements apply to both entities. Southwest Gas Holdings, Inc., a Delaware corporation, is a holding company, owning all of the shares of common stock of Southwest and all of the shares of common stock of Centuri Group, Inc. (“Centuri” or the “utility infrastructure services” segment).
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
Centuri is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenue primarily from installation, replacement, repair, and maintenance of energy distribution systems. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), NPL Canada Ltd. (“NPL Canada”), New England Utility Constructors, Inc. (“Neuco”), and Linetec Services, LLC (“Linetec”). Utility infrastructure services activity is seasonal in many of Centuri’s operating areas. Peak periods are the summer and fall months in colder climate areas, such as the northeastern and midwestern United States (“U.S.”) and in Canada. In warmer climate areas, such as the southwestern and southeastern U.S., utility infrastructure services activity continues year round.
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
Consolidation. The accompanying financial statements are presented on a consolidated basis for Southwest Gas Holdings, Inc. and all subsidiaries and Southwest Gas Corporation and all subsidiaries as of December 31, 2020 (except those accounted for using the equity method as discussed below). All significant intercompany balances and transactions have been eliminated with the exception of transactions between Southwest and Centuri in accordance with accounting treatment for rate-regulated entities.
Centuri, through its subsidiaries, holds a 50% interest in W.S. Nicholls Western Construction Ltd. (“Western”), a Canadian infrastructure services company that is a variable interest entity. Centuri determined that it is not the primary beneficiary of the entity due to a shared-power structure; therefore, Centuri does not consolidate the entity and has recorded its investment, and results related thereto, using the equity method. The investment in Western, related earnings, and dividends received from Western in 2020 and 2019 were not significant. Centuri’s maximum exposure to loss as a result of its involvement with Western was estimated at $12.2 million as of December 31, 2020.
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
The Company primarily used quoted market prices and other observable market pricing information in valuing cash and cash equivalents, derivatives, long-term debt outstanding, and assets of the qualified pension plan and the postretirement benefits other than pensions required to be recorded and/or disclosed at fair value. The Company uses prices and inputs that are current as of the measurement date, and recognizes transfers between levels at either the actual date of an event or a change in circumstance that caused the transfer.
Net Utility Plant. Net utility plant includes gas plant at original cost, less the accumulated provision for depreciation and amortization, plus any unamortized balance of acquisition adjustments. Original cost generally includes contracted services, material, payroll, and related costs such as taxes and certain benefits, general and administrative expenses, and an allowance for funds used during construction, less contributions in aid of construction. See also Depreciation and Amortization below.
Other Property and Investments. Other property and investments on Southwest’s and the Company’s Consolidated Balance Sheets includes:

	December 31,
(Thousands of dollars)	2020	2019
Southwest Gas Corporation:
Net cash surrender value of COLI policies	$140,874	$132,072
Other property	2,737	1,715
Total Southwest Gas Corporation	143,611	133,787
Centuri property, equipment, and intangibles	1,089,414	983,905
Centuri accumulated provision for depreciation and amortization	(422,741)	(352,333)
Other property	23,961	18,814
Total Southwest Gas Holdings, Inc.	$834,245	$784,173
Included in the table above are the net cash surrender values of company-owned life insurance (“COLI”) policies. These life insurance policies on members of management and other key employees are used by Southwest to indemnify itself against the loss of talent, expertise, and knowledge, as well as to provide indirect funding for certain nonqualified benefit plans.
Intangible Assets. Intangible assets (other than goodwill) are amortized using the straight-line method to reflect the pattern of economic benefits consumed over the estimated periods benefited. The recoverability of intangible assets is evaluated when events or circumstances indicate that a revision of estimated useful lives is warranted or that an intangible asset may be impaired. Non-utility intangible assets are associated with utility infrastructure services businesses previously acquired. All have finite lives. These intangible assets are included in Other property and investments on the Company’s Consolidated Balance Sheets. Centuri’s intangible assets, not including goodwill, at December 31, 2020 and 2019, respectively, were as follows:

	December 31, 2020
(Thousands of dollars)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$154,757	$(29,237)	$125,520
Trade names and trademarks	23,618	(8,954)	14,664
Customer contracts backlog	270	(270)	—
Noncompete agreements	1,931	(1,931)	—
Total	$180,576	$(40,392)	$140,184

	December 31, 2019
Customer relationships	$154,186	$(20,735)	$133,451
Trade names and trademarks	23,353	(6,754)	16,599
Customer contracts backlog	270	(252)	18
Noncompete agreements	2,045	(1,602)	443
Total	$179,854	$(29,343)	$150,511

Amortization expense for the acquired intangible assets listed above for the years ended December 31, 2020, 2019, and 2018 was $10.8 million, $10.7 million, and $7.6 million, respectively.
The estimated future amortization of the intangible assets for the next five years and thereafter is as follows:

(Thousands of dollars)
2021	$10,343
2022	10,255
2023	10,255
2024	10,255
2025	10,211
Thereafter	88,865
Total	$140,184
See Note 2 - Utility Plant and Leases for additional information regarding natural gas operations intangible assets.
Cash and Cash Equivalents. For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and financial instruments with original maturities of three months or less. Such investments are carried at cost, which approximates market value. Cash and cash equivalents for Southwest and the Company also include money market fund investments totaling approximately $40,000 for both entities at December 31, 2020, and $23.5 million and $26.7 million, for each, respectively, at December 31, 2019, which fall within Level 2 of the fair value hierarchy, due to the asset valuation methods used by money market funds.
Typical non-cash investing activities for Southwest include customer advances applied as contributions toward utility construction activity and capital expenditures that were not paid as of year end that are included in accounts payable. Amounts related to such activities were not significant for the periods presented herein. Also, see Note 2 - Utility Plant and Leases for information related to right-of-use (“ROU”) assets obtained in exchange for lease liabilities, which are non-cash investing and financing activities. ROU assets and lease liabilities are also subject to non-cash impacts as a result of other factors, such as lease terminations and modifications.
Income Taxes. The asset and liability method of accounting is utilized for the recognition of income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are anticipated to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. For regulatory and financial reporting purposes, investment tax credits (“ITC”) related to gas utility operations are deferred and amortized over the life of related fixed assets. As of December 31, 2020, the Company had cumulative book earnings of approximately $47 million in its foreign jurisdiction. Management previously asserted and continues to assert that all the earnings of Centuri’s Canadian subsidiaries will be permanently reinvested in Canada. As a result, no U.S. deferred income taxes have been recorded related to cumulative foreign earnings.
The Financial Accounting Standards Board (the “FASB”) issued guidance to allow an accounting policy election of either (i) treating taxes attributable to future taxable income related to Global Intangible Low-Taxed Income (“GILTI”) as a current period expense when incurred or (ii) recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years. The Company has elected to treat GILTI as a current period cost when incurred and has considered the estimated 2020 GILTI impact, which was immaterial, in its 2020 tax expense.
Deferred Purchased Gas Costs. The various regulatory commissions have established procedures to enable Southwest to adjust its billing rates for changes in the cost of natural gas purchased. The difference between the current cost of gas purchased and the cost of gas recovered in billed rates is deferred. Generally, these deferred amounts are recovered or refunded within one year.
In mid-February 2021, the central U.S. (from south Texas to North Dakota and the eastern Rocky Mountains) experienced extreme cold temperatures, which increased natural gas demand and caused temporary shortages due to wellhead freeze-off. These conditions caused daily natural gas prices to reach unprecedented levels. During this time, Southwest secured natural gas supplies, albeit at substantially higher prices, and was able to maintain service to its customers. The incremental costs for these natural gas supplies (estimated at $200 million to $300 million) are expected to be funded using existing cash on hand and short-term borrowings, including current credit facilities. It is anticipated that these incremental gas costs will be recoverable from customers through the purchased gas adjustment (“PGA”) mechanisms in each jurisdiction.

Prepaid and other current assets. Prepaid and other current assets for Southwest and the Company include, among other things, gas pipe materials and operating supplies of $50 million in 2020 and $57 million in 2019 (carried at weighted average cost), as well as $1 million in 2020 and $33 million in 2019 related to a regulatory asset associated with the Arizona decoupling mechanism (an alternative revenue program).
Goodwill. As required by U.S. GAAP, goodwill is assessed for impairment annually, or more frequently, if circumstances indicate impairment to the carrying value of goodwill may have occurred. The goodwill impairment analysis was conducted as of October 1st using a qualitative assessment, as permitted by U.S. GAAP. Management of the Company and Southwest considered its reporting units and segments and determined that its segments and reporting units remain consistent between periods presented below, and that no change was necessary with regard to the level at which goodwill is assessed for impairment. The Company and Southwest determined that it is not more likely than not that the fair value of the reporting units was less than their carrying amounts in either 2020 or 2019. Thus, no impairment was recorded in either year. Goodwill on Southwest’s and the Company’s Consolidated Balance Sheets includes:

(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Total Company
Balance, December 31, 2018	$10,095	$348,950	$359,045
Measurement-period adjustments - Linetec acquisition	—	(21,172)	(21,172)
Foreign currency translation adjustment	—	5,150	5,150
Balance, December 31, 2019	10,095	332,928	343,023
Foreign currency translation adjustment	—	2,161	2,161
Balance, December 31, 2020	$10,095	$335,089	$345,184
Other Current Liabilities. Management recognizes in its balance sheets various liabilities that are expected to be settled through future cash payment within the next twelve months, including certain regulatory liabilities (refer to Note 5 - Regulatory Assets and Liabilities), customary accrued expenses for employee compensation and benefits, and declared but unpaid dividends. Other current liabilities for the Company includes $32.6 million and $30 million of dividends declared as of December 31, 2020 and 2019, respectively.
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
Net Cost of Gas Sold. Components of net cost of gas sold include natural gas commodity costs (fixed-price and variable-rate), pipeline capacity/transportation costs, and actual settled costs of natural gas derivative instruments, where relevant. Also included are the net impacts of PGA deferrals and recoveries, which by their inclusion, result in net cost of gas sold overall that is comparable to amounts included in billed gas operating revenues. Differences between amounts incurred with suppliers, transmission pipelines, etc. and amounts already included in customer rates, are temporarily deferred in PGA accounts pending inclusion in customer rates.
Operations and Maintenance Expense. Operations and maintenance expense includes Southwest’s operating and maintenance costs associated with serving utility customers and maintaining its distribution and transmission systems, uncollectible expense, administrative and general salaries and expense, employee benefits expense excluding relevant non-service cost components, and legal expense (including injuries and damages).
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
Allowance for Funds Used During Construction (“AFUDC”). AFUDC represents the cost of both debt and equity funds used to finance utility construction. AFUDC is capitalized as part of the cost of utility plant. The debt portion of AFUDC is reported in the Company’s and Southwest’s Consolidated Statements of Income as an offset to Net interest deductions and the equity portion is reported as Other income. Utility plant construction costs, including AFUDC, are recovered in authorized rates through depreciation when completed projects are placed into operation, and general rate relief is requested and granted. AFUDC, disaggregated by type, included in the Company’s and Southwest’s Consolidated Statements of Income are presented in the table below:

(Thousands of dollars)	2020	2019	2018
AFUDC:
Debt portion	$3,202	$4,558	$3,264
Equity portion	4,724	4,161	3,627
AFUDC capitalized as part of utility plant	$7,926	$8,719	$6,891
AFUDC rate	5.51%	5.36%	5.85%

Other Income (Deductions). The following table provides the composition of significant items included in Other income (deductions) on the Consolidated Statements of Income:

(Thousands of dollars)	2020	2019	2018
Southwest Gas Corporation – natural gas operations segment:
Change in COLI policies	$9,200	$17,400	$(3,200)
Interest income	4,015	6,356	6,020
Equity AFUDC	4,724	4,161	3,627
Other components of net periodic benefit cost	(20,022)	(15,059)	(21,059)
Miscellaneous income and (expense)	(4,507)	(3,341)	(2,628)
Southwest Gas Corporation – total other income (deductions)	(6,590)	9,517	(17,240)
Utility infrastructure services segment:
Interest income	—	—	88
Foreign transaction gain (loss)	(16)	546	(222)
Equity in earnings of unconsolidated investment – Western	80	439	531
Miscellaneous income and (expense)	(271)	(519)	(635)
Centuri – total other income (deductions)	(207)	466	(238)
Corporate and administrative	8	102	52
Consolidated Southwest Gas Holdings, Inc. - total other income (deductions)	$(6,789)	$10,085	$(17,426)
Included in the table above is the change in COLI policies (including net death benefits recognized). Current tax regulations provide for tax-free treatment of life insurance (death benefit) proceeds. Therefore, changes in the cash surrender value components of COLI policies, as they progress towards the ultimate death benefits, are also recorded without tax consequences.
Derivatives. In managing its natural gas supply portfolios, Southwest has historically entered into fixed- and variable-price contracts, which qualify as derivatives. Additionally, Southwest has utilized fixed-for-floating swap contracts (“Swaps”) to supplement its fixed-price contracts. The fixed-price contracts, firm commitments to purchase a fixed amount of gas in the future at a fixed price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business, and are exempt from fair value reporting. The variable-price contracts qualify as derivative instruments; however, because the contract price is the prevailing price at the future transaction date, no fair value adjustment is required. In consultation with its regulators, management does not currently anticipate entering into new Swaps in the near term and the recently remaining Swaps matured in October 2020. Southwest does not utilize derivative financial instruments for speculative purposes, nor does it have trading operations.
Previously, Southwest entered into two forward-starting interest rate swaps (“FSIRS”). One of the FSIRS became fully amortized in the third quarter of 2020, with one FSIRS remaining to be amortized through 2022. The settled position for the remaining FSIRS is immaterial and will continue to be amortized from Accumulated other comprehensive income (loss) into interest expense.
Foreign Currency Translation. Foreign currency-denominated assets and liabilities of consolidated subsidiaries are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of accumulated other comprehensive income within stockholders’ equity. Results of operations of foreign subsidiaries are translated using the monthly weighted-average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in Other income and (expenses) of the Company. Gains and losses resulting from intercompany foreign currency transactions that are of a long-term investment nature are reported in Other comprehensive income, if applicable.

Earnings Per Share. Basic earnings per share (“EPS”) in each period of this report were calculated by dividing net income attributable to Southwest Gas Holdings, Inc. by the weighted-average number of shares during those periods. Diluted EPS includes additional weighted-average common stock equivalents (performance shares and restricted stock units). Unless otherwise noted, the term “Earnings Per Share” refers to Basic EPS. A reconciliation of the denominator used in Basic and Diluted EPS calculations is shown in the following table:

(In thousands)	2020	2019	2018
Weighted average basic shares	55,998	54,245	49,419
Effect of dilutive securities:
Management Incentive Plan shares	—	12	25
Restricted stock units (1)	78	55	32
Weighted average diluted shares	56,076	54,312	49,476
(1) The number of securities granted for 2020, 2019, and 2018 includes 69,000, 46,000, and 23,000 performance shares, respectively, the total of which was derived by assuming that target performance will be achieved during the relevant performance period.
Redeemable Noncontrolling Interest. In connection with acquisition of Linetec in November 2018, the previous owner retained a 20% equity interest, the reduction of which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. See Note 15 - Redeemable Noncontrolling Interest.
Recent Accounting Standards Updates.
Accounting pronouncements adopted in 2020:
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The update requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The Company and Southwest adopted the update in the first quarter of 2020, and concluded the impact was not material to the consolidated financial statements of the Company or Southwest. See Note 4 - Receivables and Related Allowances.
In January 2017, the FASB issued ASU 2017-04 “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” Under the update, an entity will apply a one-step quantitative test as opposed to a two-step test as previously required, and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The Company and Southwest adopted the update in the first quarter of 2020.
In August 2018, the FASB issued ASU 2018-14 “Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans.” This update removes disclosures that are no longer considered cost-beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant. The update applies to all employers that sponsor defined benefit pension or other postretirement plans. The Company and Southwest modified their disclosures to conform to the requirements, where applicable. See Note 11 - Pension and Other Postretirement Benefits.
In August 2018, the FASB issued ASU 2018-15 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The update generally aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement (that is a service contract) with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software, with the exception that such costs are to be included in the same line item in the balance sheet that a prepayment of the fees associated with the arrangement would be presented. Once capitalized, the update also requires the entity to expense the amount capitalized over the term of the hosting arrangement, including reasonably certain renewal periods. The Company and Southwest adopted the update in the first quarter of 2020 using the prospective transition method, which did not result in a material impact to the Company’s or Southwest’s consolidated financial statements.
Recently issued accounting pronouncements that will be effective in 2021:
In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The update simplifies the accounting for income taxes by removing certain exceptions to the general principles, as well as improving consistent application in Topic 740 by clarifying and amending existing guidance. The update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Management does not believe the update will have a material impact on the Company’s and Southwest’s consolidated financial statements and disclosures.

Recently issued accounting pronouncements that will be effective after 2021:
In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The update provides optional guidance for a limited time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting, including when modifying a contract (during the eligibility period covered by the update to the topic) to replace a reference rate affected by reference rate reform. The update applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The guidance was eligible to be applied upon issuance on March 12, 2020, and can generally be applied through December 31, 2022. Management will monitor the impacts this update might have on the Company’s and Southwest’s consolidated financial statements and disclosures, and will reflect such appropriately, in the event that the optional guidance is elected. See also LIBOR discussion in Note 8 - Debt.
In August 2020, the FASB issued ASU 2020-06 “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The update, amongst other amendments, improves the guidance related to the disclosures and earnings per share for convertible instruments and contracts in an entity’s own equity. The update is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years; early adoption is permitted. Management is evaluating the impacts this update might have on the Company’s consolidated financial statements and disclosures.
Subsequent Events. Management monitors events occurring after the balance sheet date and prior to the issuance of the financial statements to determine the impacts, if any, of events on the financial statements to be issued or disclosures to be made, and has reflected them where appropriate.

Note 2 - Utility Plant and Leases
Net Utility Plant
Net utility plant as of December 31, 2020 and 2019 was as follows:

	December 31,
(Thousands of dollars)	2020	2019
Gas plant:
Storage	$101,203	$100,908
Transmission	400,657	391,864
Distribution	7,078,656	6,581,043
General	515,879	467,274
Software and software-related intangibles	270,883	256,299
Other	16,722	15,833
	8,384,000	7,813,221
Less: accumulated depreciation and amortization	(2,419,348)	(2,313,050)
Construction work in progress	211,429	185,026
Net utility plant	$6,176,081	$5,685,197
Utility plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which are intended to compensate for removal costs (net of salvage value), and retirements, based on the processes of regulatory proceedings and related regulatory commission approvals and/or mandates. In 2020, 2019, and 2018, annual utility depreciation and amortization expense averaged 2.7% of the original cost of depreciable and amortizable property. Transmission and Distribution plant are associated with the core natural gas delivery infrastructure, and combined, constitute the majority of gas plant. Annual utility depreciation expense averaged approximately 2.3% of the original cost of depreciable transmission and distribution plant during the period 2018 through 2020.
Depreciation and amortization expense on gas plant, including intangibles, was as follows:

(Thousands of dollars)	2020	2019	2018
Depreciation and amortization expense	$215,636	$197,358	$185,719
Included in the figures above is amortization of utility intangibles of $13.7 million, $13.2 million, and $13.6 million for the years ended December 31, 2020, 2019, and 2018, respectively. The amounts above exclude regulatory asset and liability amortization.
Leases
Southwest and Centuri determine if an arrangement is a lease at inception. ROU assets represent the right to use an underlying asset for the lease term; lease liabilities represent obligations to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. When Southwest’s and Centuri’s leases do not provide an implicit interest rate, an incremental borrowing rate based on information available at commencement is used in determining the present value of lease payments; an implicit rate, if readily determinable, is used. Lease terms utilized in the computations may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. When lease agreements include non-lease components, they are included with the lease component and accounted for as a single component, for all asset classes.
Southwest’s leases are comprised primarily of operating leases of buildings, land, and equipment. Southwest has no finance leases and no significant short-term leases. Southwest’s leases have a remaining term of up to six years, some of which include optional renewal periods. Southwest is currently not a lessor in any significant lease arrangements.

Centuri has operating and finance leases for corporate and field offices, construction equipment, and transportation vehicles. Centuri is currently not a lessor in any significant lease arrangements. Centuri’s leases have remaining lease terms of up to 18 years. Some of these include options to extend the leases, generally for optional terms of up to 5 years, and some include options to terminate the leases within 1 year. Centuri’s equipment leases may include variable payment terms in addition to the fixed lease payments if machinery is used in excess of the standard work periods. These variable payments are not probable of occurring under the current operating environment and have not been included in consideration of lease payments. Due to the seasonality of Centuri’s business, expense for short-term leases will fluctuate throughout the year with higher expense incurred during the warmer months. As of December 31, 2020, Centuri executed lease agreements that had not yet commenced. These lease agreements primarily relate to real estate leases that have terms ranging from January 2021 through May 2025. Total future lease payments over the lease terms are approximately $1 million.
The components of lease expense were as follows:

(Thousands of dollars)	2020	2019
Southwest:
Operating lease cost	$1,251	$1,531

Centuri:
Operating lease cost	$14,294	$12,235

Finance lease cost:
Amortization of ROU assets	$140	$137
Interest on lease liabilities	37	34
Total finance lease cost	177	171
Short-term lease cost	19,806	16,217
Total lease cost - Southwest Gas Holdings, Inc.	$35,528	$30,154
Supplemental cash flow information related to leases for the years ended December 31, 2020 and 2019 was as follows:

	2020
(Thousands of dollars)	Southwest	Centuri	Total
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$766	$12,889	$13,655
Operating cash flows from finance leases	—	36	36
Financing cash flows from finance leases	—	199	199

ROU assets obtained in exchange for lease obligations:
Operating leases	$1,547	$19,372	$20,919
Finance leases	—	361	361

	2019
(Thousands of dollars)	Southwest	Centuri	Total
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,278	$11,166	$12,444
Operating cash flows from finance leases	—	33	33
Financing cash flows from finance leases	—	212	212

ROU assets obtained in exchange for lease obligations:
Operating leases	$862	$23,825	$24,687
Finance leases	—	13,839	13,839

Supplemental information related to leases, including location in the Consolidated Balance Sheets, is as follows:

(Thousands of dollars)	December 31,
	2020	2019
Southwest:
Operating leases:
Net utility plant	$2,195	$1,443

Other current liabilities	$656	$723
Other deferred credits and other long-term liabilities	1,586	730
Total operating lease liabilities	$2,242	$1,453

Weighted average remaining lease term (in years)	4.24	2.88
Weighted average discount rate	4.49%	3.18%

Centuri:
Operating leases:
Other property and investments	$81,010	$78,954

Other current liabilities	$10,032	$8,851
Other deferred credits and other long-term liabilities	75,247	73,323
Total operating lease liabilities	$85,279	$82,174

Finance leases:
Other property and investments	$752	$14,264

Other current liabilities	$202	$13,769
Other deferred credits and other long-term liabilities	490	355
Total finance lease liabilities	$692	$14,124

Weighted average remaining lease term (in years)
Operating leases	10.08	10.25
Finance leases	2.12	2.13

Weighted average discount rate
Operating leases	4.05%	4.03%
Finance leases	5.55%	6.10%
With regard to the finance lease balance as of December 31, 2020, there exist lease provisions for purchase options that meet the “reasonably certain” threshold related to exercise of such options. These amounts were not included in the calculations of the weighted average remaining lease term and discount rate for finance leases above.

The following are schedules of maturities of lease liabilities as of December 31, 2020:

(Thousands of dollars)	Operating Leases
Southwest:
2021	$735
2022	543
2023	426
2024	404
2025	330
Thereafter	36
Total lease payments	2,474
Less imputed interest	232
Total	$2,242

(Thousands of dollars)	Operating Leases	Finance Leases
Centuri:
2021	$13,144	$235
2022	12,153	241
2023	10,864	275
2024	9,904	1
2025	8,051	—
Thereafter	50,605	—
Total lease payments	104,721	752
Less imputed interest	19,442	60
Total	$85,279	$692
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

Transportation-only service is also governed by tariff rate provisions. Transportation-only service is generally only available to very large customers under requirements of Southwest’s various tariffs. With this service, customers secure their own gas supply and Southwest provides transportation services to move the customer-supplied gas to the intended location. Southwest concluded that transportation/transmission service is suitable to an “over time” recognition model. Rate structures under Southwest’s regulation for transportation customers include a combination of volumetric charges and monthly “fixed” charges (including charges commonly referred to as capacity charges, demand charges, or reservation charges) as part of the rate design of regulated jurisdictions. These types of fixed charges represent a separate performance obligation associated with standing ready over the period of the month to deliver quantities of gas, regardless of whether the customer takes delivery of any quantity of gas. The performance obligations under these circumstances are satisfied over the course of the month under an output measure of progress based on time, which correlates to the period for which the charges are eligible to be invoiced.
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
As indicated above, revenues also include the net impacts of margin tracker/decoupling accruals. All of Southwest’s service territories have decoupled rate structures (also referred to as alternative revenue programs) that are designed to eliminate the direct link between volumetric sales and revenue, thereby mitigating the impacts of unusual weather variability and conservation on margin. The primary alternative revenue programs involve permissible adjustments for differences between stated tariff benchmarks and amounts billed through revenue from contracts with customers via existing rates. Such adjustments are recognized monthly in revenue and in the associated regulatory asset/liability accounts in advance of rate adjustments intended to collect or return amounts recognized. Revenues recognized for the adjustment to the benchmarks noted are required to be presented separately from revenues from contracts with customers, and as such, are provided below and identified as related to alternative revenue programs (which excludes recoveries from customers).
Gas operating revenues on the Consolidated Statements of Income of both the Company and Southwest include revenue from contracts with customers, which is shown below disaggregated by customer type, and various categories of revenue:

	December 31,
(Thousands of dollars)	2020	2019	2018
Residential	$958,520	$972,788	$887,220
Small commercial	221,541	249,117	255,083
Large commercial	44,633	48,935	53,192
Industrial/other	26,242	22,074	23,489
Transportation	88,215	92,380	86,990
Revenue from contracts with customers	1,339,151	1,385,294	1,305,974
Alternative revenue program deferrals	12,140	(25,112)	45,979
Other revenues (a)	(706)	8,757	5,775
Total Gas operating revenues	$1,350,585	$1,368,939	$1,357,728
(a)     Comprised of late fees, certain regulatory mechanism impacts, such as cost-of-service components in current customer rates that are expected to be returned to customers in the future, and various other revenue impacts, including $(5) million, $(4.9) million, and $(13.5) million for 2020, 2019, and 2018, respectively, related to tax reform savings reserves/adjustments. In 2020, late fees and certain other fees were reduced due to a moratorium on late fees and disconnection for nonpayment during the COVID-19 pandemic.
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
Centuri derives revenue from the installation, replacement, repair, and maintenance of energy distribution systems. Centuri has operations in the U.S. and Canada. The majority of Centuri’s revenues are related to contracts for natural gas pipeline replacement and installation work for natural gas utilities. In addition, Centuri performs certain industrial construction activities for various customers and industries. Centuri has two types of agreements with its customers: master services agreements (“MSAs”) and bid contracts. Most of Centuri’s customers supply many of their own materials in order for Centuri to complete its work under the contracts.
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
Centuri’s MSA and bid contracts are characterized as either fixed-price contracts or unit-price contracts for revenue recognition purposes. The cost-to-cost input method is used to measure progress towards the satisfaction of a performance obligation for fixed-price contracts. Input methods result in the recognition of revenue based on the entity’s expended effort toward satisfaction of the performance obligation relative to the total expected effort to satisfy it in full. For unit-price contracts, an output method is used to measure progress towards satisfaction of a performance obligation (based on the completion of each unit that is required under the contract).
Actual revenues and project costs can vary, sometimes substantially, from previous estimates due to changes in a variety of factors, including unforeseen circumstances. These factors, along with other risks inherent in performing fixed-price contracts may cause actual revenues and gross profit for a project to differ from previous estimates, and could result in reduced profitability or losses on projects. Changes in these factors may result in revisions to costs and earnings, the impacts for which are recognized in the period in which the changes are identified. Once identified, these types of conditions continue to be evaluated for each project throughout the project term, and ongoing revisions in management’s estimates of contract value, cost, and profit are recognized as necessary in the period determined.
Centuri categorizes work performed under MSAs and bid contracts into three primary service types: gas construction, electrical construction, and other construction. Gas construction includes work involving previously existing gas pipelines and the installation of new pipelines or service lines. Electrical construction includes work involving installation and maintenance of transmission and distribution lines, including storm restoration services. Other construction includes all other work and can include industrial and water utility services.
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

The following tables display Centuri’s revenue from contracts with customers disaggregated by service type and contract type:

	December 31,
(Thousands of dollars)	2020	2019	2018
Service Types:
Gas infrastructure services	$1,261,160	$1,238,974	$1,123,682
Electric power infrastructure services	411,826	247,717	32,629
Other	275,302	264,287	365,974
Total Utility infrastructure services revenues	$1,948,288	$1,750,978	$1,522,285

	December 31,
(Thousands of dollars)	2020	2019	2018
Contract Types:
Master services agreement	$1,490,009	$1,383,377	$1,102,412
Bid contract	458,279	367,601	419,873
Total Utility infrastructure services revenues	$1,948,288	$1,750,978	$1,522,285

Unit price contracts	$1,356,640	$1,380,256	$1,258,419
Fixed price contracts	157,701	112,924	117,298
Time and materials contracts	433,947	257,798	146,568
Total Utility infrastructure services revenues	$1,948,288	$1,750,978	$1,522,285
The following table provides information about contracts receivable and revenue earned on contracts in progress in excess of billings (contract assets), both of which are included within Accounts receivable, net of allowances, and provides information about amounts billed in excess of revenue earned on contracts (contract liabilities), which are included in Other current liabilities as of December 31, 2020 and 2019 on the Company’s Consolidated Balance Sheets:

	December 31,
(Thousands of dollars)	2020	2019
Contracts receivable, net	$278,316	$223,904
Revenue earned on contracts in progress in excess of billings	96,996	99,399
Amounts billed in excess of revenue earned on contracts	4,507	4,525
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
The amounts billed in excess of revenue earned (contract liability) primarily relate to the advance consideration received from customers for which work has not yet been completed. The change in this contract liability balance from December 31, 2019 to December 31, 2020 was due to revenue recognized of $4.5 million that was included in this balance as of January 1, 2020, after which time it became earned and the balance was reduced, and to increases due to cash received, net of revenue recognized during the period related to contracts that commenced during the period.
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
As of December 31, 2020, Centuri has 16 contracts with an original duration of more than one year. The aggregate amount of the transaction price allocated to the unsatisfied performance obligations of these contracts as of December 31, 2020 was $76.4 million. Centuri expects to recognize the remaining performance obligations over approximately the next two years;

however, the timing of that recognition is largely within the control of the customer, including when the necessary equipment and materials required to complete the work will be provided by the customer.
Utility infrastructure services contracts receivable consists of the following:

	December 31,
(Thousands of dollars)	2020	2019
Billed on completed contracts and contracts in progress	$273,778	$216,268
Other receivables	6,692	8,456
Contracts receivable, gross	280,470	224,724
Allowance for doubtful accounts	(2,154)	(820)
Contracts receivable, net	$278,316	$223,904
Note 4 - Receivables and Related Allowances
Business activity with respect to natural gas utility operations is conducted with customers located within the three-state region of Arizona, Nevada, and California. Southwest’s accounts receivable are short-term in nature with no billing due dates customarily extending beyond one month, with customers’ credit worthiness assessed upon account creation by evaluation of other utility service and related payment history. Although Southwest seeks generally to minimize its credit risk related to utility operations by requiring security deposits from new customers, imposing late fees, and actively pursuing collection on overdue accounts, some accounts are ultimately not collected. Customer accounts are subject to collection procedures that vary by jurisdiction (late fee assessment, noticing requirements for disconnection of service, and procedures for actual disconnection and/or reestablishment of service). After disconnection of service, accounts are customarily written off approximately two months after inactivation. Dependent upon the jurisdiction, reestablishment of service requires both payment of previously unpaid balances and additional deposit requirements. Provisions for uncollectible accounts are recorded monthly based on experience, consideration of current and expected future conditions, customer and rate composition, and write-off processes. They are included in the ratemaking process as a cost of service. The Nevada jurisdictions have a regulatory mechanism associated with the gas-cost-related portion of uncollectible accounts. Such amounts are deferred and collected through a surcharge in the ratemaking process. Due to the ongoing COVID-19 pandemic, Southwest initiated a moratorium in March 2020 on disconnection of natural gas service for non-payment and also ceased charging late fees until further notice. While the moratorium continues to be in place, Southwest is actively working with customers experiencing financial hardship by means of flexible payment options and by coordinating with certain governmental and nonprofit entities for customer payment assistance. Management continues to monitor expected credit losses in light of the evolving financial impact of COVID-19. The allowance as of December 31, 2020 reflects the expected impact from the pandemic on balances as of that date, including consideration of customers’ ability to pay currently and once the moratorium is lifted.
Utility infrastructure services contracts receivable are recorded at face amounts less an allowance for doubtful accounts. Centuri’s customers are generally investment-grade gas and electric utility companies for which Centuri has historically recognized an insignificant amount of write-offs. Centuri’s trade accounts receivable balances carry standard payment terms of up to 60 days. Centuri maintains an allowance that is an estimate based on historical collection experience, current and estimated future economic and market conditions, and a review of the current status of each customer's trade accounts receivable balance. Account balances are monitored at least monthly, and are charged off against the allowance when management determines it is probable the balance will not be recovered. Centuri has not been significantly impacted, nor does it anticipate it will experience significant difficulty in collecting amounts due, given the nature of its customers, as a result of the current environment surrounding COVID-19.
The table below contains information about the gas utility customer accounts receivable balance (net of allowance) at December 31, 2020 and 2019, and the percentage of customers in each of the three states, which was consistent with the prior year.

	December 31,
(Thousands of dollars)	2020	2019
Gas utility customer accounts receivable balance	$145,108	$148,173

The following table represents customers by state at December 31, 2020:

Percent of customers by state:
Arizona	53%
Nevada	37%
California	10%
Activity in the allowance account for uncollectibles is summarized as follows:

(Thousands of dollars)	Allowance for Uncollectibles
Balance, December 31, 2017	$2,111
Additions charged to expense	2,959
Accounts written off, less recoveries	(2,902)
Balance, December 31, 2018	2,168
Additions charged to expense	3,507
Accounts written off, less recoveries	(3,580)
Balance, December 31, 2019	2,095
Additions charged to expense	4,693
Accounts written off, less recoveries	(2,454)
Balance, December 31, 2020	$4,334
At December 31, 2020, the utility infrastructure services segment (Centuri) had $375.3 million in combined customer accounts and contracts receivable. Both the allowance for uncollectibles and write-offs related to Centuri customers have been insignificant and are not reflected in the table above.

Note 5 - Regulatory Assets and Liabilities
Southwest is subject to the regulation of the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), the California Public Utilities Commission (“CPUC”), and the FERC. Accounting policies of Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. Accounting treatment for rate-regulated entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. If rate recovery is no longer probable, due to competition or the actions of regulators, Southwest is required to write-off the related regulatory asset. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process. Southwest management records regulatory assets and liabilities based on decisions of the commissions noted above, including the issuance of regulatory orders and precedents established by these commissions. Southwest has generally been successful in seeking recovery of regulatory assets, and regularly files rate cases in all jurisdictions, in part to establish the basis for recovering regulatory assets reflected in accounting records.
The following table represents existing regulatory assets and liabilities:

	December 31,
(Thousands of dollars)	2020	2019
Regulatory assets:
Accrued pension and other postretirement benefit costs (1)	$427,550	$420,114
Unrealized net loss on non-trading derivatives (Swaps) (2)	—	10,951
Deferred purchased gas costs (3)	2,053	44,412
Accrued purchased gas costs (4)	29,000	8,000
Unamortized premium on reacquired debt (5)	17,124	18,249
Accrued absence time (8)	15,565	14,519
Margin, interest- and property tax-tracking (9)	4,759	33,380
Other (10)	45,596	33,134
	541,647	582,759
Regulatory liabilities:
Deferred purchased gas costs (3)	(54,636)	(60,755)
Accumulated removal costs	(404,000)	(395,000)
Unamortized gain on reacquired debt (6)	(7,644)	(8,181)
Regulatory excess deferred/other taxes and gross-up (7)	(461,023)	(455,625)
Margin, interest- and property tax-tracking (9)	(17,132)	(22,650)
Other (10)	(3,503)	(4,438)
Net regulatory liabilities	$(406,291)	$(363,890)
(1)Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovery period is greater than five years. (See Note 11 - Pension and Other Postretirement Benefits).
(2)Included in Prepaid and other assets on the Consolidated Balance Sheets. The actual amounts, when realized at settlement, become a component of purchased gas costs under Southwest’s PGA mechanisms. (For specific details, see Derivatives in Note 1 - Background, Organization, and Summary of Significant Accounting Policies).
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
(7)Includes remeasurement/reduction of the net accumulated deferred income tax liability from U.S. tax reform. The reduction (excess accumulated deferred taxes, or “EADIT”) became a regulatory liability with tax gross-up. EADIT reduces rate base, and is expected to be returned to utility customers in accordance with IRS and regulatory requirements. Included generally, in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets, except for $15 million in 2020 which is in Other current liabilities. Amount also includes difference in current taxes required to be returned to customers and a separate $2.6 million gross-up related to contributions in aid of construction.
(8)Regulatory recovery occurs on a one-year lag basis through the labor loading process. Included in Prepaid and other current assets on the Consolidated Balance Sheets.
(9)Margin tracking/decoupling mechanisms are alternative revenue programs; revenue associated with under-collections (for the difference between authorized margin levels and amounts billed to customers through rates currently) is recognized as revenue so long as recovery is expected to take place within 24 months. Total category asset balances are included in Prepaid and other current assets and Deferred charges and other assets on the Consolidated Balance Sheets. Total category liability balances are included in Other current liabilities and Other deferred credits and other long-term liabilities.
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

	December 31,
(Thousands of dollars)	2020	2019
Other Regulatory Assets:
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$11,527	$9,172
Infrastructure replacement programs and similar (b) (e)	7,731	8,236
Environmental compliance programs (c) (e)	5,235	5,768
Pension tracking mechanism (b)	3,075	—
Other (d)	18,028	9,958
	$45,596	$33,134
a)Included in Prepaid and other current assets on the Consolidated Balance Sheets.
b)Included in Deferred charges and other assets on the Consolidated Balance Sheets.
c)In 2020, approximately $4.2 million of these balances included in Prepaid and other current assets and $998,000 included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2019, approximately $5.0 million included in Prepaid and other current assets and $782,000 included in Deferred charges and other assets on the Consolidated Balance Sheets.
d)In 2020, $3.6 million included in Prepaid and other current assets and $14.4 million included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2019, $1.6 million included in Prepaid and other current assets and $8.3 million included in Deferred charges and other assets on the Consolidated Balance Sheets.
e)Balance recovered or refunded on an ongoing basis, generally with interest.

	December 31,
(Thousands of dollars)	2020	2019
Other Regulatory Liabilities:
State mandated public purpose programs (including low income and conservation programs) (a) (c)	$(834)	$(308)
Environmental compliance programs (c) (d)	(405)	(527)
Pension tracking mechanism (b)	—	(2,476)
Other (b) (c)	(2,264)	(1,127)
	$(3,503)	$(4,438)
a)Included in Other current liabilities, except for $339,000 which is included in Other deferred credits and long-term liabilities on the Consolidated Balance Sheets.
b)Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets.
c)Balance typically recovered or refunded on an ongoing basis, generally with interest.
d)In 2020 and 2019, included in Other current liabilities on the Consolidated Balance Sheet.
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

Related Tax Effects Allocated to Each Component of Other Comprehensive Income (Loss)

	Year Ended December 31,
	2020			2019			2018
(Thousands of dollars)	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount
Defined benefit pension plans:
Net actuarial gain/(loss)	$(57,539)	$13,809	$(43,730)	$(71,087)	$17,061	$(54,026)	$(20,426)	$4,902	$(15,524)
Amortization of prior service cost	1,155	(277)	878	1,271	(305)	966	1,335	(320)	1,015
Amortization of net actuarial (gain)/loss	37,830	(9,079)	28,751	23,376	(5,610)	17,766	33,617	(8,068)	25,549
Prior service cost	—	—	—	(1,878)	452	(1,426)	—	—	—
Regulatory adjustment	7,435	(1,785)	5,650	36,944	(8,867)	28,077	(8,233)	1,976	(6,257)
Pension plans other comprehensive income (loss)	(11,119)	2,668	(8,451)	(11,374)	2,731	(8,643)	6,293	(1,510)	4,783
FSIRS (designated hedging activities):
Amounts reclassified into net income	3,247	(780)	2,467	3,344	(803)	2,541	3,345	(804)	2,541
FSIRS other comprehensive income (loss)	3,247	(780)	2,467	3,344	(803)	2,541	3,345	(804)	2,541
Total other comprehensive income (loss) –Southwest Gas Corporation	(7,872)	1,888	(5,984)	(8,030)	1,928	(6,102)	9,638	(2,314)	7,324
Foreign currency translation adjustments:
Translation adjustments	1,713	—	1,713	2,038	—	2,038	(3,010)	—	(3,010)
Foreign currency other comprehensive income (loss)	1,713	—	1,713	2,038	—	2,038	(3,010)	—	(3,010)
Total other comprehensive income (loss) – Southwest Gas Holdings, Inc.	$(6,159)	$1,888	$(4,271)	$(5,992)	$1,928	$(4,064)	$6,628	$(2,314)	$4,314
(1) Tax amounts are calculated using a 24% rate. With regard to foreign currency translation adjustments, the Company has elected to indefinitely reinvest the earnings of Centuri’s Canadian subsidiaries in Canada, thus preventing deferred taxes on such earnings. As a result of this assertion, and no repatriation of earnings anticipated, the Company is not recognizing a tax effect or presenting a tax expense or benefit for currency translation adjustments in Other comprehensive income (loss).
Approximately $1.7 million of realized losses (net of tax) related to the remaining balance of FSIRS, included in AOCI at December 31, 2020, will be reclassified into interest expense within the next twelve months as the related interest payments on long-term debt occur.

The following table represents a rollforward of AOCI, presented on the Company’s Consolidated Balance Sheets and its Consolidated Statements of Equity:

	Defined Benefit Plans			FSIRS			Foreign Currency Items
(Thousands of dollars)	Before-Tax	Tax (Expense) Benefit (4)	After-Tax	Before- Tax	Tax (Expense) Benefit (4)	After-Tax	Before- Tax	Tax (Expense) Benefit	After-Tax	AOCI
Beginning Balance AOCI December 31, 2019	$(66,601)	$15,985	$(50,616)	$(5,966)	$1,431	$(4,535)	$(1,581)	$—	$(1,581)	$(56,732)
Net actuarial gain/(loss)	(57,539)	13,809	(43,730)	—	—	—	—	—	—	(43,730)
Translation adjustments	—	—	—	—	—	—	1,713	—	1,713	1,713
Other comprehensive income before reclassifications	(57,539)	13,809	(43,730)	—	—	—	1,713	—	1,713	(42,017)
FSIRS amounts reclassified from AOCI (1)	—	—	—	3,247	(780)	2,467	—	—	—	2,467
Amortization of prior service cost (2)	1,155	(277)	878	—	—	—	—	—	—	878
Amortization of net actuarial loss (2)	37,830	(9,079)	28,751	—	—	—	—	—	—	28,751
Regulatory adjustment (3)	7,435	(1,785)	5,650	—	—	—		—	—	5,650
Net current period other comprehensive income (loss) attributable to Southwest Gas Holdings, Inc.	(11,119)	2,668	(8,451)	3,247	(780)	2,467	1,713	—	1,713	(4,271)
Ending Balance AOCI December 31, 2020	$(77,720)	$18,653	$(59,067)	$(2,719)	$651	$(2,068)	$132	$—	$132	$(61,003)
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
(4)    Tax amounts are calculated using a 24% rate.

The following table represents a rollforward of AOCI, presented on Southwest’s Consolidated Balance Sheets:

	Defined Benefit Plans			FSIRS
(Thousands of dollars)	Before-Tax	Tax (Expense) Benefit (9)	After- Tax	Before- Tax	Tax (Expense) Benefit (9)	After- Tax	AOCI
Beginning Balance AOCI December 31, 2019	$(66,601)	$15,985	$(50,616)	$(5,966)	$1,431	$(4,535)	$(55,151)
Net actuarial gain/(loss)	(57,539)	13,809	(43,730)	—	—	—	(43,730)
Other comprehensive loss before reclassifications	(57,539)	13,809	(43,730)	—	—	—	(43,730)
FSIRS amounts reclassified from AOCI (6)	—	—	—	3,247	(780)	2,467	2,467
Amortization of prior service cost (7)	1,155	(277)	878	—	—	—	878
Amortization of net actuarial loss (7)	37,830	(9,079)	28,751	—	—	—	28,751
Regulatory adjustment (8)	7,435	(1,785)	5,650	—	—	—	5,650
Net current period other comprehensive income (loss) attributable to Southwest Gas Corporation	(11,119)	2,668	(8,451)	3,247	(780)	2,467	(5,984)
Ending Balance AOCI December 31, 2020	$(77,720)	$18,653	$(59,067)	$(2,719)	$651	$(2,068)	$(61,135)
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
The following table represents amounts (before income tax impacts) included in AOCI (in the tables above), that have not yet been recognized in net periodic benefit cost:

	Year Ended December 31,
(Thousands of dollars)	2020	2019
Net actuarial loss	$(502,783)	$(483,074)
Prior service cost	(2,487)	(3,641)
Less: amount recognized in regulatory assets	427,550	420,114
Recognized in AOCI	$(77,720)	$(66,601)
See Note 11 - Pension and Other Postretirement Benefits for more information on the defined benefit pension plans and Note 1 - Background, Organization, and Summary of Significant Accounting Policies for more information on the FSIRS.

Note 7 - Common Stock
Only shares of the Company’s common stock are publicly traded on the New York Stock Exchange, under the ticker symbol “SWX.” Share-based compensation related to Southwest and Centuri is based on awards to be issued in shares of Southwest Gas Holdings, Inc.
In May 2019, the Company filed with the SEC an automatic shelf registration statement on Form S-3 (File No. 333-231297), which became effective upon filing, for the offer and sale of up to $300 million of common stock from time to time in at-the-market offerings under the prospectus included therein and in accordance with the Sales Agency Agreement, dated May 2019, between the Company and BNY Mellon Capital Markets, LLC (the “Equity Shelf Program”). The following table provides the activity in the Equity Shelf Program for the three-month and life-to-date periods ended December 31, 2020:

	Three Months Ended	Life-To-Date Ended
	December 31, 2020
Gross proceeds	$46,425,623	$253,551,490
Less: agent commissions	(464,256)	(2,535,515)
Net proceeds	$45,961,367	$251,015,975
Number of shares sold	691,081	3,396,457
Weighted average price per share	$67.18	$74.65
As of December 31, 2020, the Company had up to $46,448,510 of common stock available for future issuance under the program. Net proceeds from the sale of shares of common stock under the Equity Shelf Programs are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension, or improvement of pipeline systems and facilities located in and around the communities served by Southwest. Net proceeds during the twelve months ended December 31, 2020 were contributed to, and reflected in the records of, Southwest (as a capital contribution from Southwest Gas Holdings, Inc.).
Aside from the equity shelf registration, in December 2020, the Company and Southwest jointly filed with the SEC an automatic shelf registration statement (File No. 333-251074), or a “Universal Shelf,” which became effective upon filing and includes a prospectus detailing the Company’s ability to offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of common stock, preferred stock, debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement), guarantees of debt securities issued by Southwest, depository shares, warrants to purchase common stock, preferred stock or depository shares issued by the Company or debt securities issued by the Company or Southwest, units and rights. Additionally as part of the Universal Shelf, Southwest may offer and sell, from time to time in amounts at prices and on terms that will be determined at the time of such offering, any combination of debt securities (which may or may not be guaranteed by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement) and guarantees of debt securities issued by the Company or by one or more of its directly or indirectly wholly owned subsidiaries if indicated in the relevant prospectus supplement.
During 2020, the Company issued approximately 96,000 shares of common stock through the Restricted Stock/Unit Plan, Omnibus Incentive Plan, and Management Incentive Plan.
Additionally during 2020, the Company issued 172,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan, raising proceeds of approximately $11 million.
As of December 31, 2020, there were 4.5 million shares of common stock registered and available for issuance under the provisions of the various stock issuance plans, which does not include the amount of common stock available that is separately disclosed with respect to the Equity Shelf Program above.
Note 8 - Debt
Long-Term Debt
Long-term debt is recognized in the Company’s and Southwest’s Consolidated Balance Sheets generally at the carrying value of the obligations outstanding. However, details surrounding the fair value and individual carrying values of instruments are discussed below and provided in the table that follows.

The fair values of Southwest’s revolving credit facility (including commercial paper) and the variable-rate Industrial Development Revenue Bonds (“IDRBs”) approximate their carrying values. The fair values of the revolving credit facility and IDRBs are categorized as Level 1 based on the FASB’s fair value hierarchy, due to Southwest’s ability to access similar debt arrangements at measurement dates with comparable terms, including variable/market rates. Additionally, the borrowings by Southwest under the revolving credit facility are generally repaid quickly, and the IDRBs have interest rates that reset frequently.
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
Carrying amounts of long-term debt and related estimated fair values as of December 31, 2020 and 2019 are disclosed in the following table. The fair value hierarchy is described in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

	December 31,
	2020		2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
(Thousands of dollars)
Southwest Gas Corporation:
Debentures:
Notes, 4.45%, due 2020	$—	$—	$125,000	$126,673
Notes, 6.1%, due 2041	125,000	174,858	125,000	162,666
Notes, 3.875%, due 2022	250,000	258,825	250,000	258,550
Notes, 4.875%, due 2043	250,000	317,190	250,000	291,928
Notes, 3.8%, due 2046	300,000	347,046	300,000	308,307
Notes, 3.7%, due 2028	300,000	344,553	300,000	320,685
Notes, 4.15%, due 2049	300,000	370,278	300,000	330,138
Notes, 2.2%, due 2030	450,000	474,552	—	—
8% Series, due 2026	75,000	99,723	75,000	96,905
Medium-term notes, 7.78% series, due 2022	25,000	26,663	25,000	27,500
Medium-term notes, 7.92% series, due 2027	25,000	33,802	25,000	32,543
Medium-term notes, 6.76% series, due 2027	7,500	9,613	7,500	9,156
Unamortized discount and debt issuance costs	(17,822)		(14,450)
	2,089,678		1,768,050
Revolving credit facility and commercial paper	150,000	150,000	150,000	150,000
Industrial development revenue bonds:
Tax-exempt Series A, due 2028	50,000	50,000	50,000	50,000
2003 Series A, due 2038	50,000	50,000	50,000	50,000
2008 Series A, due 2038	50,000	50,000	50,000	50,000
2009 Series A, due 2039	50,000	50,000	50,000	50,000
Unamortized discount and debt issuance costs	(1,472)		(1,717)
	198,528		198,283
Less: current maturities	—		(125,000)
Long-term debt, less current maturities – Southwest Gas Corporation	$2,438,206		$1,991,333
Centuri:
Centuri term loan facility	$226,648	230,824	$244,812	252,182
Unamortized debt issuance costs	(820)		(1,101)
	225,828		243,711
Centuri secured revolving credit facility	26,626	26,645	60,021	60,057
Centuri other debt obligations	81,973	84,246	43,929	44,787
Less: current maturities	(40,433)		(38,512)
Long-term debt, less current maturities – Centuri	$293,994		$309,149
Consolidated Southwest Gas Holdings, Inc.:
Southwest Gas Corporation long-term debt	$2,438,206		$2,116,333
Centuri long-term debt	334,427		347,661
Less: current maturities	(40,433)		(163,512)
Long-term debt, less current maturities – Southwest Gas Holdings, Inc.	$2,732,200		$2,300,482

Southwest has a $400 million credit facility, for which it has designated $150 million of associated capacity as long-term debt and the remaining $250 million for working capital purposes. Interest rates for the credit facility are calculated at either LIBOR or an “alternate base rate,” plus in each case an applicable margin that is determined based on Southwest’s senior unsecured debt rating. At December 31, 2020, $150 million was outstanding on the long-term portion (including $50 million under the commercial paper program discussed below). The effective interest rate on the long-term portion of the credit facility was 0.92% at December 31, 2020. Borrowings under the credit facility ranged from none at various times throughout 2020 to a high of $344 million during the first quarter of 2020.
On April 10, 2020, Southwest amended its credit facility agreement; total borrowing capacity under the amended agreement remains at $400 million. The amended agreement extended the maturity date from March 2022 to April 2025. Under the amended agreement, the applicable margin ranges from 0.750% to 1.500% for loans bearing interest with reference to LIBOR and from 0.000% to 0.500% for loans bearing interest with reference to an alternate base rate. At December 31, 2020, the applicable margin is 1% for loans bearing interest with reference to LIBOR and 0% for loans bearing interest with reference to the alternative base rate. Upon the occurrence of certain events providing for a transition away from LIBOR, or if LIBOR is no longer a widely recognized benchmark rate, Southwest may further amend the credit facility with a replacement rate as set forth in the amended agreement. Southwest is also required to pay a commitment fee on the unfunded portion of the commitments based on its senior unsecured long-term debt rating. The commitment fee on the unfunded portion of the commitments ranges from 0.075% to 0.200% per annum, and was not significant for the year ended December 31, 2020. The amended agreement contains certain representations and warranties and affirmative and negative covenants similar to those contained in the previous agreement. In addition, the amended agreement contains a financial covenant requiring Southwest to maintain a ratio of funded debt to total capitalization not to exceed 0.70 to 1.00 as of the end of any quarter of any fiscal year.
Southwest has a $50 million commercial paper program. Issuances under the commercial paper program are supported by Southwest’s current revolving credit facility and, therefore, do not represent additional borrowing capacity. Borrowings under the commercial paper program are designated as long-term debt. Interest rates for the program are calculated at the then current commercial paper rate. At December 31, 2020, as noted above, $50 million of borrowings were outstanding under the commercial paper program.
In June 2020, Southwest issued $450 million aggregate principal amount of 2.20% Senior Notes at a discount of 0.126%. The notes will mature in June 2030. A portion of the net proceeds was used to reduce borrowings under Southwest’s credit facility and to redeem the 4.45% $125 million notes due in December 2020, which were redeemed in September 2020 after Southwest provided advance notice to the holders of its intention to redeem the notes in full at a redemption price of 100% plus accrued and unpaid interest.
Centuri has a $590 million senior secured revolving credit and term loan facility, scheduled to expire in November 2023. The capacity of the line of credit portion of the facility is $325 million; related amounts borrowed and repaid are available to be re-borrowed. The term loan portion of the facility has a limit of approximately $265 million; amounts borrowed and repaid under this portion of the facility are not able to be re-borrowed. It is secured by substantially all of Centuri’s assets except those explicitly excluded under the terms of the agreement (including owned real estate and certain certificated vehicles). Centuri’s assets securing the facility at December 31, 2020 totaled $1.4 billion. At December 31, 2020, $253 million in borrowings were outstanding under Centuri’s combined facility. During 2020, Centuri also received proceeds of $70 million in equipment loans.
Interest rates for Centuri’s $590 million secured revolving credit and term loan facility are calculated at LIBOR, the Canadian Dealer Offered Rate (“CDOR”), or an alternate base rate or Canadian base rate, plus in each case an applicable margin that is determined based on Centuri’s consolidated leverage ratio. The applicable margin ranges from 0.875% to 2.25% for loans bearing interest with reference to LIBOR or CDOR and from 0.00% to 1.25% for loans bearing interest with reference to the alternate base rate or Canadian base rate. Centuri is also required to pay a commitment fee on the unfunded portion of the commitments based on their consolidated leverage ratio. The commitment fee ranges from 0.125% to 0.35% per annum. Borrowings under the secured revolving credit portion of the facility ranged from a low of $27 million during the fourth quarter of 2020 to a high of $77 million during the third quarter of 2020.
All amounts outstanding are considered long-term borrowings. The effective interest rate on the secured revolving credit and term loan facility was 1.3% at December 31, 2020.
It is currently anticipated that LIBOR may be discontinued as a benchmark or reference rate after 2021. As of December 31, 2020, $50 million of outstanding borrowings for the holding company under its credit facility (see Short-term Debt below), $157 million of Southwest’s outstanding borrowings under its credit facility (other than from its commercial paper program), and $145 million of Centuri’s outstanding borrowings under its combined facility have interest rates with reference to LIBOR and maturity dates that extend beyond 2021. The outstanding amounts reflect approximately 6% of Southwest’s total debt and 12% of total debt (including current maturities) for the Company overall. Southwest and Southwest Gas Holdings, Inc., in accordance with the April 2020 amendments to their respective facilities, may make further amendments with replacement rates if LIBOR is discontinued. However, replacement rates are not currently determinable. In order to mitigate the impact of the discontinuance on the Company’s and Southwest’s financial condition and results of operations, management will continue to monitor developments and work with lenders to determine the appropriate replacement/alternative reference rate for variable rate debt. At this time the Company and Southwest can provide no assurances as to the impact a LIBOR discontinuance will have on their financial condition or results of operations. Any alternative rate may be less predictable or less attractive than LIBOR.
The effective interest rates on Southwest’s variable-rate IDRBs are included in the table below:

	December 31,
	2020	2019
2003 Series A	0.80%	2.51%
2008 Series A	0.83%	2.46%
2009 Series A	0.76%	2.37%
Tax-exempt Series A	0.87%	2.32%
In Nevada, interest fluctuations due to changing interest rates on Southwest’s 2003 Series A, 2008 Series A, and 2009 Series A variable-rate IDRBs are tracked and recovered from customers through a variable interest expense recovery mechanism.
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% Notes due 2041 are also subject to a minimum net worth requirement. At December 31, 2020, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.7 billion in additional debt could be issued while still meeting the leverage ratio requirement. Relating to the minimum net worth requirement, as of December 31, 2020, there is at least $1.7 billion of cushion in equity. No specific dividend restrictions exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2020, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $318 million in additional debt and meet the leverage ratio requirement. Centuri has at least $115 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s covenants limit its ability to provide cash dividends to Southwest Gas Holdings, Inc., its parent. The dividend restriction is equal to a maximum of 60% of its rolling twelve-month consolidated net income.
Estimated maturities of long-term debt for the next five years are:

(Thousands of dollars)	Southwest	Centuri	Total
2021	$—	$40,433	$40,433
2022	275,000	45,433	320,433
2023	—	219,638	219,638
2024	—	11,284	11,284
2025	150,000	9,076	159,076
Short-Term Debt
Southwest Gas Holdings, Inc. has a $100 million credit facility that is primarily used for short-term financing needs. Interest rates for this facility are calculated at either LIBOR or the “alternate base rate,” plus in each case an applicable margin that is determined based on the Company’s senior unsecured debt rating. Borrowings under the credit facility ranged from a low of $17 million during the first quarter of 2020 to a high of $67 million during the first quarter of 2020. There was $50 million and $17 million outstanding under this facility with a weighted average interest rate of 1.225% and 2.749% at December 31, 2020 and 2019, respectively.
Similar to Southwest amending its credit facility agreement, on April 10, 2020, Southwest Gas Holdings, Inc. also amended its existing credit facility, extending the maturity date to April 2025. The revolving borrowing capacity under the amended agreement remained at $100 million, the same as before the amendment. Interest rate benchmarks (LIBOR or an alternative) as well as related ranges, including with regard to the applicable margin, largely mirror those included in Southwest’s amended facility agreement noted above, determined in this case based on Southwest Gas Holdings, Inc.’s senior unsecured long-term debt rating. At December 31, 2020, the applicable margin is 1.125% for loans bearing interest with reference to LIBOR and 0.125% for loans bearing interest with reference to the alternative base rate. Similar to the Southwest facility amendment, upon the occurrence of certain events providing for a transition away from LIBOR, or if LIBOR is no longer a widely recognized benchmark rate, Southwest Gas Holdings, Inc. may amend its credit facility agreement with a replacement rate, as set forth in the amended agreement. The commitment fee rates, terms, and covenants, noted above for Southwest are also applicable to Southwest Gas Holdings, Inc. in its amended credit facility, including the noted ratio of funded debt to total capitalization as of the end of any quarter of any fiscal year. The commitment fee under this credit facility was not significant for the year ended December 31, 2020.
At December 31, 2020, Southwest Holdings, Inc. was in compliance with all of its credit facility covenants. Interest and fees on the credit facility are subject to adjustment depending on its bond ratings. The credit facility is subject to a leverage ratio cap. No specific dividend restrictions exist under the collective covenants. The credit facility does not contain a material adverse change clause.
As indicated above, under Southwest’s $400 million credit facility, of which $250 million has been designated by management for working capital purposes. Southwest had $57 million and $194 million of short-term borrowings outstanding with weighted average interest rates of 1.10% and 2.61%, at December 31, 2020 and 2019, respectively.
Note 9 - Share-Based Compensation
At December 31, 2020, the following share-based compensation plans existed at the Company: an omnibus incentive plan and a restricted stock/unit plan. All share grants in 2020, including time-lapse restricted stock units and performance shares, occurred under the omnibus incentive plan. The table below shows total share-based plan compensation expense which was recognized in the Consolidated Statements of Income:

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Share-based compensation plan expense, net of related tax benefits	$4,816	$5,154	$4,644
Share-based compensation plan related tax benefits	1,521	1,627	1,467
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
Performance-based incentive opportunities under the omnibus plan were granted to all officers of Southwest in the form of performance shares and are based, depending on the officer, on consolidated earnings per share, utility net income, and utility return on equity, with an adjustment based on relative total shareholder return, in each case, measured over a three-year performance period. Southwest recorded $2.8 million, $2.3 million, and $2.1 million of estimated compensation expense associated with these shares during 2020, 2019, and 2018, respectively.
Restricted Stock/Unit Plan
Restricted stock/units under the restricted stock/unit plan were granted to attract, motivate, retain, and reward key employees of the Company with an incentive to attain high levels of individual performance and improved financial performance. As noted above, grants of restricted stock during 2020 occurred under the omnibus incentive plan. The restricted stock/units vest 40% at the end of year one and 30% at the end of years two and three and are issued annually as common stock in accordance with the percentage vested. The restricted stock/unit plan was also established to attract, motivate, and retain experienced and knowledgeable independent directors. Vesting for grants of restricted stock/units to directors occurred immediately upon grant. The issuance of common stock for directors occurs when their service on the Board ends. No new grants are made under the legacy restricted stock/unit plan as all future incentive compensation, including restricted stock, is granted under programs of the omnibus incentive plan, which subject to advance election, provides that issuance to directors may occur upon grant. With regard to management, grants of time-lapse restricted stock under the omnibus plan vest based on the same percentages indicated above under the legacy program.

Management Incentive Plan
Under the management incentive plan, awards were historically granted to encourage key employees of the Company to remain as employees and to achieve short-term and long-term performance goals. Plan participants were eligible to receive a cash bonus (i.e., short-term incentive) and a portion in shares (i.e., long-term incentive). The share grants vested three years after grant and were then issued as common stock. No new share grants are made under the management incentive plan as all future incentive share compensation is granted under the omnibus incentive plan. The remaining shares vesting under the management incentive plan were issued during the first quarter of 2020.
The following table summarizes the activity of the management incentive plan shares and restricted stock/units as of December 31, 2020:

(thousands of shares)	Management Incentive Plan Shares	Weighted- average grant date fair value	Restricted Stock/ Units (1)	Weighted- average grant date fair value
Nonvested/unissued at December 31, 2019	29	$79.16	365	$60.94
Granted	—	—	129	76.85
Dividends	—		8
Forfeited or expired	—	—	—	—
Vested and issued (2)	(29)	79.16	(101)	71.06
Nonvested/unissued at December 31, 2020	—	$—	401	$62.23
(1)The number of performance shares includes 77,400 granted and 35,500 vested and issued, which was derived by assuming that target performance will be achieved during the relevant performance period.
(2)Includes shares for retiree payouts and those converted for taxes.
The weighted average grant date fair value of all restricted stock/units granted in 2019 and 2018 was $81.75 and $69.16, respectively.
As of December 31, 2020, total compensation cost related to all nonvested restricted stock/units not yet recognized is $4.5 million, which is expected to be recognized over a weighted average period of 1.7 years.
Note 10 - Commitments and Contingencies
The Company and Southwest are defendants in miscellaneous legal proceedings. The Company and Southwest are also parties to various regulatory proceedings. The ultimate dispositions of these proceedings are not presently determinable; however, it is the opinion of management that no litigation or regulatory proceeding to which the Company and Southwest are currently subject will have a material adverse impact on their financial position, results of operations, or cash flows.
Southwest maintains liability insurance for various risks associated with the operation of its natural gas pipelines and facilities. In connection with these liability insurance policies, Southwest is responsible for an initial deductible or self-insured retention amount per incident, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year August 2020 to July 2021, these liability insurance policies require Southwest to be responsible for the first $1 million (self-insured retention) of each incident plus the first $4 million in aggregate claims above its self-insured retention in the policy year.
Centuri maintains liability insurance for various risks associated with its operations. In connection with these liability insurance policies, Centuri is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year May 2020 to April 2021, Centuri is responsible for the first $750,000 (self-insured retention) per occurrence under these liability insurance policies.
Through an assessment process, the Company and Southwest may determine that certain costs are likely to be incurred in the future related to specific legal matters. In these circumstances and in accordance with accounting policies, the Company and Southwest will make an accrual, as necessary.
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

Contributions to the plan by Southwest were $5.9 million, $5.7 million, and $5.5 million for 2020, 2019, and 2018, respectively.
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
Pension and Postretirement Plans
A noncontributory qualified retirement plan with defined benefits covering substantially all Southwest employees is available, in addition to a separate unfunded supplemental executive retirement plan (“SERP”), which is limited to Southwest’s officers. Postretirement benefits other than pensions (“PBOP”) are provided to qualified retirees for health care, dental, and life insurance benefits.
The overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, are recognized in the Consolidated Balance Sheets. Any actuarial gains and losses, prior service costs, and transition assets or obligations are recognized in Accumulated other comprehensive income under Stockholders’ equity, net of tax, until they are amortized as a component of net periodic benefit cost.
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
The qualified retirement plan invests the majority of its plan assets in common collective trusts, which include a well-diversified portfolio of domestic and international equity securities and fixed income securities, and which are managed by a professional investment manager appointed by Southwest. The investment manager has full discretionary authority to direct the investment of plan assets held in trust within the specific guidelines prescribed by Southwest through the plan’s investment policy statement. In 2016, Southwest adopted a liability driven investment (“LDI”) strategy for part of the portfolio, a form of investing designed to better match the movement in pension plan assets with the impact of interest rate changes and inflation assumption changes on the pension plan liability. The implementation of the LDI strategy will be phased in over time by using a glide path. The glide path is designed to increase the allocation of the plan’s assets to fixed income securities, as the funded status of the plan increases, in order to more closely match the duration of the plan assets to that of the plan liability. Pension plan assets are held in a Master Trust. The pension plan funding policy is in compliance with the federal government’s funding requirements.
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
Due to an historically low interest rate environment, there was a 75 basis points decrease in the discount rate between years, as reflected below. This decrease in the discount rate was the most significant contributor to the actuarial loss for the qualified retirement plan, SERP, and PBOP benefit obligations as of December 31, 2020. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation increase was lowered from the prior year by 25 basis points. The asset return assumption (which impacts the following year’s expense) was also lowered by 25 basis points. The rates are presented in the table below:

	December 31,
	2020	2019
Discount rate	2.75%	3.50%
Weighted-average rate of compensation increase	3.00%	3.25%
Asset return assumption	6.50%	6.75%
Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
The following table sets forth the retirement plan, SERP, and PBOP funded statuses and amounts recognized on the Consolidated Balance Sheets and Consolidated Statements of Income.

	Year Ended December 31,
	2020			2019
(Thousands of dollars)	Qualified Retirement Plan	SERP	PBOP	Qualified Retirement Plan	SERP	PBOP
Change in benefit obligations:
Benefit obligation for service rendered to date at beginning of year (PBO/PBO/APBO)	$1,329,577	$47,397	$76,111	$1,116,014	$40,603	$69,956
Service cost	34,299	389	1,581	25,864	266	1,276
Interest cost	45,555	1,604	2,582	49,006	1,760	3,046
Plan amendments	—	—	—	—	—	1,878
Actuarial loss (gain)	145,440	7,240	6,547	192,416	7,974	3,156
Benefits paid	(55,632)	(2,999)	(4,616)	(53,723)	(3,206)	(3,201)
Benefit obligation at end of year (PBO/PBO/APBO)	1,499,239	53,631	82,205	1,329,577	47,397	76,111
Change in plan assets:
Market value of plan assets at beginning of year	974,993	—	52,838	790,614	—	47,341
Actual return on plan assets	165,072	—	5,320	186,102	—	9,757
Employer contributions	102,000	2,999	—	52,000	3,206	—
Benefits paid	(55,632)	(2,999)	(5,872)	(53,723)	(3,206)	(4,260)
Market value of plan assets at end of year	1,186,433	—	52,286	974,993	—	52,838
Funded status at year end	$(312,806)	$(53,631)	$(29,919)	$(354,584)	$(47,397)	$(23,273)
Weighted-average assumptions (benefit obligation):
Discount rate	2.75%	2.75%	2.75%	3.50%	3.50%	3.50%
Weighted-average rate of compensation increase	3.00%	3.00%	N/A	3.25%	3.25%	N/A
Estimated funding for the plans above during calendar year 2021 is approximately $105 million, of which $102 million pertains to the retirement plan, and which includes a supplemental discretionary contribution of $50 million in January 2021, similar to the supplemental discretionary contribution made in January 2020. Management monitors plan assets and liabilities and may, at its discretion, increase plan funding levels above the minimum in order to achieve a desired funded status and avoid or minimize potential benefit restrictions. As a result of the impact of the historically low discount rates at December 31, 2020 and December 31, 2019, Southwest made the discretionary supplemental contributions, which are intended to mitigate the impacts on the funded status and the increase in pension costs in both years, through the ability to provide returns on the increased level of plan investments.
The accumulated benefit obligation for the retirement plan and the SERP is presented below:

	December 31,
(Thousands of dollars)	2020	2019
Retirement plan	$1,367,179	$1,219,989
SERP	50,471	46,067

Benefits expected to be paid for pension, SERP, and PBOP over the next 10 years are as follows:

(Millions of dollars)	2021	2022	2023	2024	2025	2026-2030
Pension	$58.0	$60.0	$61.0	$62.0	$63.0	$339.0
SERP	3.2	3.2	3.2	3.2	3.1	15.1
PBOP	4.9	5.0	4.9	4.9	4.9	24.0
No assurance can be made that actual funding and benefits paid will match these estimates.
For PBOP measurement purposes, the per capita cost of the covered health care benefits medical rate trend assumption is 6.0%, declining to 4.5%. Specific contributions are made for health care benefits of employees who retire after 1988, but Southwest pays all covered health care costs for employees who retired prior to 1989. The medical trend rate assumption noted above applies to the benefit obligations of pre-1989 retirees only.
The service cost component of net periodic benefit costs included in the table below is part of an overhead loading process associated with the cost of labor. The overhead process ultimately results in allocation of that portion of overall net periodic benefit costs to the same accounts to which productive labor is charged. As a result, service costs become components of various accounts, primarily Operations and maintenance expense, Net utility plant, and Deferred charges and other assets for both the Company and Southwest. The non-service cost components of net periodic benefit cost are reflected in Other income (deductions) on the Consolidated Statements of Income of each entity, based on accounting guidance for the presentation of such costs.
Components of net periodic benefit cost:

	Qualified Retirement Plan			SERP			PBOP
(Thousands of dollars)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Service cost	$34,299	$25,864	$28,555	$389	$266	$245	$1,581	$1,276	$1,473
Interest cost	45,555	49,006	44,174	1,604	1,760	1,658	2,582	3,046	2,748
Expected return on plan assets	(65,296)	(60,244)	(58,755)	—	—	—	(3,408)	(3,156)	(3,718)
Amortization of prior service cost	—	—	—	—	—	—	1,155	1,271	1,335
Amortization of net actuarial loss	36,025	22,356	32,115	1,805	1,020	1,502	—	—	—
Net periodic benefit cost	$50,583	$36,982	$46,089	$3,798	$3,046	$3,405	$1,910	$2,437	$1,838
Weighted-average assumptions (net benefit cost)
Discount rate	3.50%	4.50%	3.75%	3.50%	4.50%	3.75%	3.50%	4.50%	3.75%
Expected return on plan assets	6.75%	7.00%	7.00%	N/A	N/A	N/A	6.75%	7.00%	7.00%
Weighted-average rate of compensation increase	3.25%	3.25%	3.25%	3.25%	3.25%	3.25%	N/A	N/A	N/A

Other Changes in Plan Assets and Benefit Obligations Recognized in Net Periodic Benefit Cost and Other Comprehensive Income

	Year Ended December 31,
	2020				2019				2018
(Thousands of dollars)	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP
Net actuarial loss (gain) (a)	$57,539	$45,665	$7,240	$4,634	$71,087	$66,557	$7,975	$(3,445)	$20,426	$23,607	$(3,940)	$759
Amortization of prior service cost (b)	(1,155)	—	—	(1,155)	(1,271)	—	—	(1,271)	(1,335)	—	—	(1,335)
Amortization of net actuarial loss (b)	(37,830)	(36,025)	(1,805)	—	(23,376)	(22,356)	(1,020)	—	(33,617)	(32,115)	(1,502)	—
Prior service cost	—	—	—	—	1,878	—	—	1,878	—	—	—	—
Regulatory adjustment	(7,435)	(3,956)	—	(3,479)	(36,944)	(39,782)	—	2,838	8,233	7,657	—	576
Recognized in other comprehensive (income) loss	11,119	5,684	5,435	—	11,374	4,419	6,955	—	(6,293)	(851)	(5,442)	—
Net periodic benefit costs recognized in net income	56,291	50,583	3,798	1,910	42,465	36,982	3,046	2,437	51,332	46,089	3,405	1,838
Total of amount recognized in net periodic benefit cost and other comprehensive (income) loss	$67,410	$56,267	$9,233	$1,910	$53,839	$41,401	$10,001	$2,437	$45,039	$45,238	$(2,037)	$1,838
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

The following table sets forth, by level within the three-level fair value hierarchy, the fair values of the assets of the qualified pension plan and the PBOP as of December 31, 2020 and 2019. The SERP has no assets.

	December 31,
	2020			2019
(Thousands of dollars)	Qualified Retirement Plan	PBOP	Total	Qualified Retirement Plan	PBOP	Total
Assets at fair value:
Level 1 – Quoted prices in active markets for identical financial assets
Mutual funds	$—	$30,358	$30,358	$—	$29,188	$29,188
Total Level 1 Assets (1)	—	30,358	30,358	—	29,188	29,188
Level 2 – Significant other observable inputs
Private commingled equity funds (2)
Global	324,084	5,878	329,962	266,908	6,338	273,246
International	141,290	2,563	143,853	117,086	2,780	119,866
U.S. equity securities	223,374	4,051	227,425	184,642	4,386	189,028
Emerging markets	76,679	1,391	78,070	62,943	1,494	64,437
Private commingled fixed income funds (3)	412,230	7,476	419,706	335,138	7,959	343,097
Pooled funds and mutual funds	5,990	565	6,555	5,359	689	6,048
Government fixed income and mortgage backed securities	201	4	205	181	4	185
Total Level 2 assets (4)	1,183,848	21,928	1,205,776	972,257	23,650	995,907
Total Plan assets at fair value	1,183,848	52,286	1,236,134	972,257	52,838	1,025,095
Insurance company general account contracts (5)	2,585	—	2,585	2,736	—	2,736
Total Plan assets	$1,186,433	$52,286	$1,238,719	$974,993	$52,838	$1,027,831
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
These funds are shown in the above table at NAV. Investments in the private commingled fixed equity funds may be redeemed given one business day notice. While they are private fixed income funds and reported at NAV, due to the short redemption notice period, the lack of redemption fees, the fact that the underlying investments are exchange-traded, and that substantial liabilities do not exist subject to the NAV calculation, these investments are viewed as indirectly observable (Level 2), and are also not excluded from the body of the fair value table as a reconciling item.
(4)With the exception of items (2) and (3), which are discussed above, the Level 2 assets consist mainly of pooled funds and mutual funds. These funds are collective short-term funds that invest in Treasury bills and money market funds and are used as a temporary cash repository.
(5)The insurance company general account contracts are annuity insurance contracts used to pay the pensions of employees who retired prior to 1989. The balance of the account disclosed in the above table is the contract value, which is the result of deposits, withdrawals, and interest credits.
Centuri
Defined Contribution Plans
Centuri offers defined contribution plans under Section 401(k) of the Internal Revenue Code to its eligible employees, regardless of whether they are covered under collective-bargaining agreements. Eligibility requirements vary, as does timing of participation, matching, vesting, and profit-sharing features of the plans. Contributions by Centuri to these plans for the years ended December 31, 2020, 2019, and 2018 were $9 million, $8 million, and $7 million, respectively.
Deferred Compensation Plan
Centuri sponsors a nonqualified deferred compensation plan that is offered to a select group of management and highly-compensated employees. The plan allows participants to defer up to 80% of base salary and provides a match of 100% of contributions up to 5% of a participant’s salary. The plan also allows Centuri, at its election, to credit participant accounts with discretionary contributions. Participants are 100% vested in salary deferrals, contributions, and all earnings. Participant accounts include a return based on the performance of the underlying investment options selected. Payments from the plan are designated at each annual enrollment period based on specified triggering events and are payable by lump sum or on an annual installment basis.
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
The risks of participating in multiemployer plans are different from single-employer plans, including: (i) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; (ii) if a participating employer stops contributing to the multiemployer plan, the unfunded obligations of the plan may become the obligation of the remaining participating employers; and (iii) if a participating employer chooses to stop participating in these multiemployer plans, the employer may be required to pay those plans an amount based on the underfunded status of the plan.
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
Centuri contributed $44.3 million, $41.3 million, and $38.2 million collectively to the plans for the years ended December 31, 2020, 2019, and 2018, respectively. Substantially all of the contributions made by Centuri during these years were to U.S. plans that were not classified as critical, and for which no special surcharges were assessed. Only three plans were classified as critical and required special surcharges; however, the contributions overall related to these plans in all periods were insignificant.

Note 12 - Income Taxes
Southwest Gas Holdings, Inc.:
The following is a summary of income before taxes and noncontrolling interest for domestic and foreign operations:

	Year ended December 31,
(Thousands of dollars)	2020	2019	2018
U.S.	$282,489	$261,525	$235,120
Foreign	22,249	11,145	8,216
Total income before income taxes	$304,738	$272,670	$243,336
Income tax expense (benefit) consists of the following:

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Current:
Federal	$6,287	$622	$(13,476)
State	8,617	(1,510)	(3,219)
Foreign	4,666	5,013	2,563
	19,570	4,125	(14,132)
Deferred:
Federal	44,547	45,593	67,784
State	414	8,212	8,901
Foreign	1,222	(1,907)	(869)
	46,183	51,898	75,816
Total income tax expense	$65,753	$56,023	$61,684
Deferred income tax expense (benefit) consists of the following significant components:

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Deferred federal and state:
Property-related items	$50,504	$60,449	$94,899
Purchased gas cost adjustments	(5,726)	3,834	(3,507)
Employee benefits	459	7,680	(7,334)
Regulatory adjustments	(9,885)	(11,962)	2,412
Deferred payroll taxes	(9,055)	—	—
Alternative minimum tax	4,409	441	849
All other deferred	15,529	(8,298)	(10,890)
Total deferred federal and state	46,235	52,144	76,429
Deferred ITC, net	(52)	(246)	(613)
Total deferred income tax expense	$46,183	$51,898	$75,816
References above and below to Deferred payroll taxes relate to the employer portion of Social Security tax, for which deferment of remittance was permissible under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate (and the sources of these differences and the effect of each) are summarized as follows:

	Year Ended December 31,
	2020	2019	2018
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Net state taxes	3.0	2.1	2.9
Tax credits	(0.5)	(0.3)	(0.3)
Company-owned life insurance	(0.8)	(1.5)	0.1
Amortization of excess deferred taxes	(0.8)	(0.9)	—
All other differences	(0.3)	0.1	1.6
Consolidated effective income tax rate	21.6%	20.5%	25.3%
Deferred tax assets and liabilities consist of the following:

	December 31,
(Thousands of dollars)	2020	2019
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$104,314	$105,077
Employee benefits	39,907	37,439
Alternative minimum tax credit	—	4,409
Federal net operating losses	4,118	7,467
Deferred payroll taxes	9,055	—
Lease-related item	20,890	21,226
Other	14,350	21,536
Valuation allowance	(22)	(25)
	192,612	197,129
Deferred tax liabilities:
Property-related items, including accelerated depreciation	785,734	732,798
Regulatory balancing accounts	4,205	9,931
Debt-related costs	2,585	2,818
Intangibles	13,511	10,611
Lease-related item	19,789	20,386
Other	13,786	19,569
	839,610	796,113
Net noncurrent deferred tax liabilities	$646,998	$598,984
Net noncurrent deferred tax liabilities above at December 31, 2020 and 2019 are reflected net of $455,000 and $856,000 of noncurrent deferred tax assets associated with the Company’s Canadian operations, which are shown separately on the Company’s Consolidated Balance Sheets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Thousands of dollars)	2020	2019
Unrecognized tax benefits at beginning of year	$1,056	$971
Gross increases – tax positions in prior period	641	85
Gross decreases – tax positions in prior period	—	—
Gross increases – current period tax positions	231	—
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$1,928	$1,056
Southwest Gas Corporation:
The following is a summary of income before taxes:

	Year ended December 31,
(Thousands of dollars)	2020	2019	2018
Total income before income taxes	$194,873	$198,144	$182,833
 Income tax expense (benefit) consists of the following:

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Current:
Federal	$(4,678)	$4,109	$(17,584)
State	(179)	250	(6,783)
	(4,857)	4,359	(24,367)
Deferred:
Federal	38,561	29,543	58,136
State	2,051	1,071	10,222
	40,612	30,614	68,358
Total income tax expense	$35,755	$34,973	$43,991
Deferred income tax expense (benefit) consists of the following significant components:

	Year Ended December 31,
(Thousands of dollars)	2020	2019	2018
Deferred federal and state:
Property-related items	$36,029	$34,398	$67,576
Purchased gas cost adjustments	(5,726)	3,834	(3,507)
Employee benefits	11,437	6,493	2,156
Regulatory adjustments	(9,885)	(11,962)	2,412
Deferred payroll taxes	(1,810)	—	—
Alternative minimum tax	4,409	441	849
All other deferred	6,210	(2,344)	(515)
Total deferred federal and state	40,664	30,860	68,971
Deferred ITC, net	(52)	(246)	(613)
Total deferred income tax expense	$40,612	$30,614	$68,358

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate (and the sources of these differences and the effect of each) are summarized as follows:

	Year Ended December 31,
	2020	2019	2018
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Net state taxes	1.7	0.7	2.1
Tax credits	(0.7)	(0.4)	(0.4)
Company-owned life insurance	(1.0)	(1.9)	0.3
Amortization of excess deferred taxes	(1.3)	(1.2)	—
All other differences	(1.4)	(0.5)	1.1
Effective income tax rate	18.3%	17.7%	24.1%
Deferred tax assets and liabilities consist of the following:

	December 31,
(Thousands of dollars)	2020	2019
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$104,314	$105,077
Employee benefits	4,806	13,574
Alternative minimum tax credit	—	4,409
Deferred payroll taxes	1,810	—
Other	7,790	12,193
Valuation allowance	(22)	(25)
	118,698	135,228
Deferred tax liabilities:
Property-related items, including accelerated depreciation	680,294	644,046
Regulatory balancing accounts	4,205	9,931
Debt-related costs	2,585	2,818
Other	12,714	17,483
	699,798	674,278
Net deferred tax liabilities	$581,100	$539,050
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Thousands of dollars)	2020	2019
Unrecognized tax benefits at beginning of year	$1,056	$971
Gross increases – tax positions in prior period	506	85
Gross decreases – tax positions in prior period	—	—
Gross increases – current period tax positions	231	—
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$1,793	$1,056
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
At December 31, 2020, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $1.9 million for the Company and $1.8 million for Southwest. No significant increases or decreases in unrecognized tax benefits are expected within the next 12 months.
The Company and Southwest recognize interest expense and income and penalties related to income tax matters in income tax expense. There was $523,000 of tax-related interest income for 2020, and none in 2019 or 2018.
The Company’s regulated operations accounting for income taxes is impacted by the FASB’s ASC 980 – Regulated Operations. Reductions in accumulated deferred income tax balances due to the reduction in the corporate income tax rates to 21% under the provisions of the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, may continue to result in a refund of excess deferred taxes to customers, generally through reductions in future rates. The TCJA included provisions that stipulate how these excess deferred taxes may be passed back to customers for certain accelerated tax depreciation benefits. Potential refunds of other deferred taxes will be determined in conjunction with appropriate regulatory commissions. Southwest began refunding excess deferred taxes to Nevada customers starting in January 2019 and to Arizona customers in January 2021. Refunding to California customers will begin with the effective date of new rates for the most recent general rate case. Paiute began refunding excess deferred taxes to its customers starting in December 2019. The December 31, 2020 Consolidated Balance Sheets of Southwest and the Company reflect the impact of the TCJA and the remaining unamortized balance of the regulatory liability (including a gross-up), barring further changes to income tax rates. See also Note 5 - Regulatory Assets and Liabilities.
The Company and its subsidiaries file a consolidated federal income tax return in the U.S. and in various states, as well as separate returns in Canada. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or Canadian income tax examinations for years before 2016.
The Company and each of its subsidiaries, including Southwest, participate in a tax sharing agreement to establish the method for allocating tax benefits and losses among members of the consolidated group. The consolidated federal income tax is apportioned among the subsidiaries using a separate return method.
At December 31, 2020, the Company has no U.S. federal net operating loss carryforward. The Company also has no general business credit carryforwards. The Company has a net capital loss carryforward of $97,000, which will begin to expire in 2021. At December 31, 2020, the Company has an income tax net operating loss carryforward related to Canadian operations of $12.7 million, which begins to expire in 2034. At December 31, 2020, the Company has $50.9 million of state net operating loss carryforwards, with a tax effect (net of federal benefit) of $3.2 million. Depending on the jurisdiction in which the state net operating loss was generated, the carryforwards will begin to expire in 2025.
Management intends to continue to permanently reinvest any future foreign earnings in Canada.
Note 13 - Segment Information
The Company’s operating segments are determined based on the nature of their activities. The natural gas operations segment is engaged in the business of purchasing, distributing, and transporting natural gas. Revenues are generated from the distribution and transportation of natural gas. The utility infrastructure services segment is primarily engaged in the business of providing utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems. Although our utility infrastructure services operations are geographically dispersed, they are aggregated and reported as a single segment as each reporting unit has similar economic characteristics. Over 99% of the total Company’s long-lived assets are in the U.S.
The accounting policies of the reported segments are the same as those described within Note 1 - Background, Organization, and Summary of Significant Accounting Policies. Centuri accounts for the services provided to Southwest at contractual prices at contract inception. Accounts receivable for these services, which are not eliminated during consolidation, are presented in the table below:

	December 31,
(Thousands of dollars)	2020	2019
Accounts receivable for Centuri services	$13,956	$15,235

The following table presents the amount of revenues for both segments by geographic area:

	December 31,
(Thousands of dollars)	2020	2019	2018
Revenues (a)
United States	$3,057,041	$2,893,201	$2,664,670
Canada	241,832	226,716	215,343
Total	$3,298,873	$3,119,917	$2,880,013
(a)Revenues are attributed to countries based on the location of customers.
The Company has two reportable segments: natural gas operations and utility infrastructure services. Southwest has a single reportable segment that is referred to herein as the natural gas operations segment of the Company. In order to reconcile to net income as disclosed in the Consolidated Statements of Income, an Other column is included associated with impacts of corporate and administrative activities related to Southwest Gas Holdings, Inc. The financial information pertaining to the natural gas operations and utility infrastructure services segments for each of the three years in the period ended December 31, 2020 is as follows:

	Year Ended December 31, 2020
(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,350,585	$1,813,429	$—	$3,164,014
Intersegment sales	—	134,859	—	134,859
Total	$1,350,585	$1,948,288	$—	$3,298,873
Interest income	$4,015	$—	$—	$4,015
Interest expense	$101,148	$9,269	$1,060	$111,477
Depreciation and amortization	$235,295	$96,732	$—	$332,027
Income tax expense	$35,755	$31,128	$(1,130)	$65,753
Segment net income	$159,118	$74,862	$(1,656)	$232,324
Segment assets	$7,256,636	$1,475,237	$3,980	$8,735,853
Capital expenditures	$692,216	$132,889	$—	$825,105

	Year Ended December 31, 2019
(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,368,939	$1,592,252	$—	$2,961,191
Intersegment sales	—	158,726	—	158,726
Total	$1,368,939	$1,750,978	$—	$3,119,917
Interest income	$6,356	$—	$—	$6,356
Interest expense	$95,026	$14,086	$114	$109,226
Depreciation and amortization	$215,620	$87,617	$—	$303,237
Income tax expense	$34,973	$21,399	$(349)	$56,023
Segment net income	$163,171	$52,404	$(1,639)	$213,936
Segment assets	$6,798,746	$1,365,194	$6,108	$8,170,048
Capital expenditures	$778,748	$159,400	$—	$938,148

	Year Ended December 31, 2018
(Thousands of dollars)	Natural Gas Operations	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,357,728	$1,386,371	$—	$2,744,099
Intersegment sales	—	135,914	—	135,914
Total	$1,357,728	$1,522,285	$—	$2,880,013
Interest income	$6,020	$88	$—	$6,108
Interest expense	$81,740	$14,190	$741	$96,671
Depreciation and amortization	$191,816	$57,396	$—	$249,212
Income tax expense	$43,991	$18,420	$(727)	$61,684
Segment net income	$138,842	$44,977	$(1,542)	$182,277
Segment assets	$6,141,584	$1,215,573	$572	$7,357,729
Capital expenditures	$682,869	$83,045	$—	$765,914

Note 14 - Quarterly Financial Data (Unaudited)
The following table presents summarized quarterly financial data for 2020 and 2019:

	Quarter Ended
	March 31	June 30	September 30	December 31
(Thousands of dollars, except per share amounts)
2020
Southwest Gas Holdings, Inc.:
Operating revenues	$836,320	$757,247	$791,226	$914,080
Operating income	148,373	67,572	54,264	152,795
Net income	73,005	39,881	21,063	105,036
Net income attributable to Southwest Gas Holdings, Inc.	72,542	37,965	18,273	103,544
Basic earnings per common share (1)	$1.31	$0.68	$0.32	$1.82
Diluted earnings per common share (1)	$1.31	$0.68	$0.32	$1.82

Southwest Gas Corporation:
Operating revenues	$502,827	$262,434	$210,834	$374,490
Operating income	157,815	27,101	1,625	116,070
Net income (loss)	83,599	11,942	(15,973)	79,550

2019
Southwest Gas Holdings, Inc.:
Operating revenues	$833,539	$713,011	$725,230	$848,137
Operating income	140,480	54,869	38,258	138,204
Net income	95,384	22,832	6,525	91,906
Net income attributable to Southwest Gas Holdings, Inc.	94,809	22,056	5,353	91,718
Basic earnings per common share (1)	$1.78	$0.41	$0.10	$1.67
Diluted earnings per common share (1)	$1.77	$0.41	$0.10	$1.67

Southwest Gas Corporation:
Operating revenues	$520,677	$258,711	$209,980	$379,571
Operating income (loss)	148,713	24,069	(1,807)	112,678
Net income (loss)	103,389	3,369	(20,012)	76,425
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
Note 15 - Redeemable Noncontrolling Interest
In connection with the acquisition of Linetec in November 2018, the previous owner retained a 20% equity interest in Linetec, the reduction of which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2022, the Company, by means of Centuri, has the right, but not the obligation, to purchase at fair value (subject to a floor) a portion of the interest held by the noncontrolling party, and in incremental amounts each year thereafter. The shares subject to the election accumulate (if earlier elections are not made) such that 100% of the interest retained by the noncontrolling party is subject to the election beginning in 2024. If the Company does not exercise its rights at each or any of the specified intervals, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring Centuri to purchase a similar portion of their interest up to the maximum cumulative amounts specified and at each interval discussed above. The outstanding noncontrolling interest is not subject to minimum purchase provisions and following the eligibility dates for the elections, they do not expire. The redemption price represents the greater of fair value of the ownership interest to be redeemed on the redemption date or a floor amount under the terms of the agreement. The Company has determined that this noncontrolling interest is a redeemable noncontrolling interest and, in accordance with SEC guidance, is classified as mezzanine equity (temporary equity) in the Company’s Consolidated Balance Sheets.
Significant changes in the value of the redeemable noncontrolling interest, above a floor established at the acquisition date, are recognized as they occur, and the carrying value is adjusted as necessary at each reporting date. The fair value is estimated using a market approach that utilizes certain financial metrics from guideline public companies of similar industry and operating characteristics. Based on the fair value model employed, the estimated redemption value of the redeemable noncontrolling interest increased by approximately $74.5 million during the year ended December 31, 2020. Adjustment to the redemption value also impacted retained earnings, as reflected in the Company’s Consolidated Statement of Equity, but did not impact net income.
The following depicts changes to the balance of the redeemable noncontrolling interest:

Redeemable Noncontrolling Interest
(Thousands of dollars)
Balance, December 31, 2018	$81,831
Net income attributable to redeemable noncontrolling interest	2,711
Balance, December 31, 2019	84,542
Net income attributable to redeemable noncontrolling interest	6,661
Redemption value adjustment	74,513
Balance, December 31, 2020	$165,716

MANAGEMENT’S REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Southwest Gas Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined by Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Holdings, Inc. management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that the internal control over financial reporting was effective as of December 31, 2020. The effectiveness of internal control over financial reporting as of December 31, 2020 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report which is included herein.
Management of Southwest Gas Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Corporation management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that Southwest Gas Corporation’s internal control over financial reporting was effective as of December 31, 2020. This annual report does not include a report of Southwest Gas Corporation’s registered public accounting firm regarding internal control over financial reporting pursuant to rules of the Securities and Exchange Commission that permit Southwest Gas Corporation to provide only this management’s report in this annual report.
February 25, 2021

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Southwest Gas Holdings, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Reports on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
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
Regulatory Assets and Liabilities
As described in Note 5 to the consolidated financial statements, the Company’s net regulatory liabilities were $406 million as of December 31, 2020. The Company is subject to the regulation of the Arizona Corporation Commission, the Public Utilities Commission of Nevada, the California Public Utilities Commission and the Federal Energy Regulatory Commission. Accounting treatment for rate-regulated entities allows for deferral of costs as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. As disclosed, management reviews the regulatory assets to assess their recoverability. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset as a current period expense would be recognized. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process.
The principal considerations for our determination that performing procedures relating to the Company’s accounting for regulatory assets and liabilities is a critical audit matter are the significant judgment by management in the ongoing evaluation of regulatory assets and liabilities and in applying guidance contained in regulatory proceedings and other relevant evidence including the timing of recognition of regulatory assets and liabilities; this in turn led to significant auditor judgment, subjectivity and effort in performing audit procedures and evaluating audit evidence relating to management’s judgments about the probability of recovery of regulatory assets and refund of regulatory liabilities.
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
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 25, 2021
We have served as the Company’s or its predecessor’s auditor since 2002.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Southwest Gas Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Southwest Gas Corporation and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
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
Regulatory Assets and Liabilities
As described in Note 5 to the consolidated financial statements, the Company’s net regulatory liabilities were $406 million as of December 31, 2020. The Company is subject to the regulation of the Arizona Corporation Commission, the Public Utilities Commission of Nevada, the California Public Utilities Commission and the Federal Energy Regulatory Commission. Accounting treatment for rate-regulated entities allows for deferral of costs as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. As disclosed, management reviews the regulatory assets to assess their recoverability. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset as a current period expense would be recognized. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process.
The principal considerations for our determination that performing procedures relating to the Company’s accounting for regulatory assets and liabilities is a critical audit matter are the significant judgment by management in the ongoing evaluation of regulatory assets and liabilities and in applying guidance contained in regulatory proceedings and other relevant evidence including the timing of recognition of regulatory assets and liabilities; this in turn led to significant auditor judgment, subjectivity and effort in performing audit procedures and evaluating audit evidence relating to management’s judgments about the probability of recovery of regulatory assets and refund of regulatory liabilities.
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
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 25, 2021
We have served as the Company’s auditor since 2002.

