Form 10-K, Exhibit 13
period 2021-12-31
Southwest Gas Holdings, Inc.; SOUTHWEST GAS CORP
filed 2022-03-01
CIK 1692115, 92416

Exhibit 13.01
Management’s Discussion and Analysis of Financial Condition and Results of Operations
About Southwest Gas Holdings, Inc.
Southwest Gas Holdings, Inc. is a holding company that owns all of the shares of common stock of Southwest Gas Corporation (“Southwest” or the “natural gas distribution” segment), all of the shares of common stock of Centuri Group, Inc. (“Centuri” or the “utility infrastructure services” segment), as well as all of the membership interests in the newly formed MountainWest Pipelines Holding Company, which owns all recently acquired membership interests in Dominion Energy Questar Pipeline, LLC and related entities (herein referred to interchangeably as “Questar Pipelines” or “MountainWest”). MountainWest is operated as a third operating segment and accordingly, management will refer to this segment as the “pipeline and storage” segment. Southwest was previously referred to as the natural gas operations segment. Southwest Gas Holdings, Inc. and its subsidiaries are collectively referred to as the “Company.”
On December 31, 2021, the Company completed the acquisition of Questar Pipelines. The operations acquired further diversify the Company’s business including an essential Rocky Mountain energy hub with over 2,000 miles of highly contracted, FERC-regulated interstate natural gas pipelines providing transportation and underground storage services in Utah, Wyoming, and Colorado. See Note 15 - Business Acquisitions for additional information. The total consideration for the acquisition was $1.576 billion, including certain post-closing payments, financed through a $1.6 billion draw under a 364-day term loan entered into in November 2021, which we intend to replace with permanent financing during the course of 2022. See Note 8 - Debt for more information.
In August 2021, the Company, facilitated through Centuri, acquired the parent company of Riggs Distler, Inc. (“Riggs Distler”), thereby expanding the footprint of the utility infrastructure services segment, which is further discussed in Note 15 - Business Acquisitions.
On October 10, 2021, our Board of Directors (the “Board”) authorized and declared a dividend of one preferred stock purchase right for each share of common stock outstanding to stockholders of record at the close of business on October 21, 2021. See Note 7 - Common Stock.
On March 1, 2022, the Company announced that its Board determined to separate Centuri from Southwest Gas Holdings, Inc. and has authorized management to complete the separation within the next nine to twelve months. Management intends to evaluate various alternatives to determine the optimal structure to maximize stockholder value. Depending on the form the separation takes, it will likely be subject to a number of conditions. There can be no assurances that the Company will be able to successfully separate Centuri on the anticipated timeline or at all.
Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Southwest is the largest distributor of natural gas in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor of natural gas in Nevada, serving the majority of southern Nevada, including the Las Vegas metropolitan area, and portions of northern Nevada. In addition, Southwest distributes and transports natural gas for customers in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County. Through its subsidiaries, Southwest operates two federally regulated interstate pipelines serving portions of the foregoing northern territories of Nevada and California.
As of December 31, 2021, Southwest had 2,159,000 residential, commercial, industrial, and other natural gas customers, of which 1,153,000 customers were located in Arizona, 803,000 in Nevada, and 203,000 in California. First-time meter sets were approximately 37,000 in 2021 and 2020. In comparison to the December 31, 2020 total of 2,123,000 customers, there was an offsetting decrease related to management’s lifting its moratorium on disconnection of service for non-payment, which it previously implemented in March 2020 (in addition to customer late payment relief), due to the impact of the COVID-19 pandemic on customers. Southwest recommenced assessing late fees in Nevada and Arizona in April 2021, and in California in August 2021. The moratorium on disconnections for non-payment was lifted in September 2021 for Arizona and Nevada, and in November 2021 for California. Residential and commercial customers represented over 99% of the total customer base. During 2021, 54% of operating margin (gas operating revenues less the net cost of gas sold) was earned in Arizona, 34% in Nevada, and 12% in California. During this same period, Southwest earned 85% of its operating margin from residential and small commercial customers, 4% from other sales customers, and 11% from transportation customers. These general patterns are expected to remain materially consistent for the foreseeable future.
Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Operating margin is a financial measure defined by management as gas operating revenues less the net cost of gas sold. However, operating margin is not specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”). Thus, operating margin is considered a non-GAAP measure. Management uses this financial measure because natural gas operating revenues include the net cost of gas sold, which is a tracked cost that is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms. Fluctuations in the net cost of gas sold impact revenues on a dollar-for-dollar basis, but do not impact operating margin or operating income. Therefore, management believes operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. The principal factors affecting changes in operating margin are general rate relief (including impacts of infrastructure trackers) and customer growth. Commission decisions on the amount and timing of such relief may impact our earnings. Refer to the Summary Operating Results table below for a reconciliation of Gross margin to operating margin, and refer to Rates and Regulatory Proceedings in this Management’s Discussion and Analysis for details of various rate proceedings.
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
Centuri is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States (“U.S.”) and Canada. With an unwavering commitment to serve as long-term partners to customers and communities, Centuri’s employees enable regulated utilities to safely and reliably deliver natural gas and electricity as well as achieve their goals for environmental sustainability. Centuri operates in 68 primary locations across 45 states and provinces in the U.S. and Canada. Centuri operates in the U.S. primarily as NPL, Neuco, Linetec, Riggs Distler, and in Canada, primarily as NPL Canada.
Utility infrastructure services activity can be impacted by changes in infrastructure replacement programs of utilities, weather, and local and federal regulation (including tax rates and incentives). Utilities continue to implement or modify system integrity management programs to enhance safety pursuant to federal and state mandates. These programs have resulted in multi-year utility system replacement programs throughout the U.S. Generally, Centuri revenues are lowest during the first quarter of the year due to less favorable winter weather working conditions. Revenues typically improve as more favorable weather conditions occur during the summer and fall months. In cases of severe weather, such as following a regional storm, Centuri may be engaged to perform restoration activities related to above-ground utility infrastructure, and related results impacts are not solely within the control of management. In addition, in certain circumstances, such as with large bid contracts (especially those of a longer duration), or unit-price contracts with revenue caps, results may be impacted by differences between costs incurred and those anticipated when the work was originally bid. Work awarded, or failing to be awarded, by individual large customers can impact operating results.
MountainWest is an interstate natural gas transmission pipeline company that provides transportation and underground storage services to customers in Utah, Wyoming, and Colorado. A substantial portion of its revenue results from reservation charges, but variable rates are also included as part of its primarily rate-regulated rate structures.
COVID-19 Pandemic
While the novel coronavirus (“COVID-19”) pandemic has been ongoing since the first quarter of 2020, management has remained focused on the impacts to local and U.S. economies. Our utility operations, as essential services, have been ongoing during this time and Southwest has continued to provide services to meet the demand of its customers. Similarly, Centuri has continued nearly all operations from the outset of the pandemic in the U.S., and demand has not significantly diminished. Employees at some offices (including corporate headquarters) continue to work from home on a temporary basis, while Centuri employees have resumed work in the office. Management is also focused on the need for adaptability in an environment of virus variants and governmental actions related thereto. All segments continue to facilitate administration, communication, and all critical functions, supported by deployed technology whenever employees are working remotely. To date, there has not been a significant disruption in the Company’s supply chains, transportation network, or ability to serve customers.
As noted earlier, management had a moratorium on natural gas disconnections for non-payment that was lifted in our Nevada and Arizona jurisdictions in the third quarter of 2021, and in California in the fourth quarter of 2021. Southwest continues to work with customers experiencing financial hardship through flexible payment arrangements. Management also continues to coordinate with certain governmental and nonprofit entities for customer payment assistance. In the utility infrastructure services segment, a limited number of Centuri customers at the outset of the pandemic delayed some projects, and crews were temporarily reduced; however, most work continued, while following appropriate government protocols.

The extent to which COVID-19 may adversely impact the Company’s business depends on future developments, however, management does not expect such to be material to the Company’s liquidity or financial position overall. Continued uncertainty of economic and operational impacts means management cannot predict whether the related financial impact in future periods will be different from impacts reflected for the period ended December 31, 2021. Management will continue to monitor developments by government officials, and those affecting employees, customers, and operations, and will take additional steps as necessary to address impacts from the pandemic. Events and circumstances arising after December 31, 2021, including those resulting from COVID-19, will be reflected in management’s estimates for future periods.

Executive Summary
The items discussed in this Executive Summary are intended to provide an overview of the results of the Company’s and Southwest’s operations and are covered in greater detail in later sections of management’s discussion and analysis.
Summary Operating Results

	Year ended December 31,
(In thousands, except per share amounts)	2021	2020	2019
Contribution to net income
Natural gas distribution	$187,135	$159,118	$163,171
Utility infrastructure services	40,420	74,862	52,404
Corporate and administrative	(26,776)	(1,656)	(1,639)
Net income	$200,779	$232,324	$213,936

Weighted average common shares	59,145	55,998	54,245
Basic earnings per share
Consolidated	$3.39	$4.15	$3.94

Natural Gas Distribution
Reconciliation of Gross Margin to Operating Margin (Non-GAAP measure)
Utility gross margin	$570,325	$528,730	$513,533
Plus:
Operations and maintenance (excluding Admin. & General) expense	267,160	243,723	254,622
Depreciation and amortization expense	253,398	235,295	215,620
Operating margin	$1,090,883	$1,007,748	$983,775
2021 Overview
Southwest Gas Holdings highlights include the following:
•Completed the acquisition of Questar Pipelines for total consideration of $1.576 billion
•$24 million of Questar Pipelines acquisition related deal and financing commitment costs, and other one-time costs associated with the acquisition
•Drew on a $1.6 billion 364-day term loan on December 31, 2021 to initially fund the Questar Pipelines acquisition
•Colleen Larkin Bell named President of MountainWest (formerly Questar Pipelines)
•Amended and restated credit facility increasing borrowing capacity to $200 million and extending maturity date to December 2026
•Authorized a stockholder rights plan

Natural gas distribution highlights include the following:
•37,000 first-time meters sets (1.7% growth rate) occurred over the past 12 months
•Operating margin increased $83 million, or 8.2%, between 2021 and 2020
•Issued $300 million in 3.18% 30-year Notes
•California general rate case finalized with rate relief effective April 2021
•Received approval to recover $74 million in Arizona COYL/VSP program revenue requirement
•Implemented modernized customer service information system in May 2021

Utility infrastructure services highlights include the following:
•Record revenues of $2.2 billion in 2021, an increase of $210 million, or 11%, compared to 2020
•Emergency restoration services provided $65 million of revenue in 2021 compared to $82 million in 2020
•Completed the acquisition of Riggs Distler for $822.2 million in August 2021
•$14 million of acquisition costs incurred
•Amended and restated credit agreement in connection with the Riggs Distler acquisition; $1.145 billion secured term loan facility and $400 million secured revolving credit facility

Results of Natural Gas Distribution

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Gas operating revenues	$1,521,790	$1,350,585	$1,368,939
Net cost of gas sold	430,907	342,837	385,164
Operating margin	1,090,883	1,007,748	983,775
Operations and maintenance expense	438,550	406,382	422,174
Depreciation and amortization	253,398	235,295	215,620
Taxes other than income taxes	80,343	63,460	62,328
Operating income	318,592	302,611	283,653
Other income (deductions)	(4,559)	(6,590)	9,517
Net interest deductions	97,560	101,148	95,026
Income before income taxes	216,473	194,873	198,144
Income tax expense	29,338	35,755	34,973
Contribution to consolidated net income	$187,135	$159,118	$163,171
2021 vs. 2020
Contribution to consolidated net income from natural gas distribution operations increased $28 million between 2021 and 2020. The increase was primarily due to increases in Operating margin and a decrease in Net interest deductions and Income tax expense, offset by increases in Operations and maintenance expense, Depreciation and amortization, and Taxes other than income taxes.
Operating margin increased $83 million between years. Customer growth provided $13 million as 37,000 first-time meter sets were added in 2021, and combined rate relief provided $61 million of incremental operating margin during the current year. Regulatory account balance returns and recoveries impacted both periods (offset in amortization expense below), in addition to margin from customers outside of decoupling mechanisms. Additionally, impacting the period was an increase in late fees due to the end of the pandemic-period moratorium on these fees that lasted from March 2020 to March 2021 for Arizona and Nevada and March 2020 to July 2021 in California.
Operations and maintenance expense increased $32 million, or 8%, between 2021 and 2020 primarily due to higher legal-claim related costs including a $5 million legal reserve (as described in Note 10 - Commitments and Contingencies), higher levels of service-related pension costs ($6.9 million), increases in customer service-related and information technology costs including staffing, training, and stabilization costs associated with a new customer information system implemented in May 2021 ($8.7 million), expenditures for pipeline damage prevention programs ($5.5 million) associated with a growing infrastructure and customer base, and higher reserves for customer accounts deemed uncollectible.
Depreciation and amortization expense increased $18 million, or 8%, between years primarily due to a $559 million, or 7%, increase in average gas plant in service for the current year. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure, as well as the implementation of the new customer information system, which was placed in production in the second quarter of 2021. Amortization related to regulatory account recoveries increased $3.5 million between years, which is offset by an increase in Operating margin above.
Taxes other than income taxes increased $16.9 million, or 27%, between 2021 and 2020 primarily due to an increase in property taxes in Arizona, and to a lesser extent, in Southwest’s California and Nevada jurisdictions.
Other income increased $2 million between 2021 and 2020. Non-service-related components of employee pension and postretirement benefit cost in this category decreased $6 million between years. The current year also includes a $1.1 million increase in interest income compared to the prior year. Offsetting these impacts were reductions ($4.7 million) in the equity portion of the allowance for funds used during construction (“AFUDC”) due to the impact short-term borrowings have on AFUDC. Both years experienced returns on Company Owned Life Insurance (“COLI”) policies that were significantly higher than expected ($8.8 million in 2021 and $9.2 million in 2020).
Net interest deductions decreased $3.6 million between 2021 and 2020, primarily due to the receivable position of the Purchased Gas Adjustment (“PGA”) in 2021, in addition to amortization of an interest-related regulatory balance in Arizona. These decreases were partially offset by the impacts of debt-related AFUDC in 2021.

The decrease in Income tax expense in 2021 compared to 2020 primarily reflects changes in Arizona and California state apportionment percentages and additional amortization of excess accumulated deferred income taxes (“EADIT”). Both years reflect that COLI-related earnings are recognized without tax consequences.
2020 vs. 2019
Contribution to consolidated net income from natural gas distribution decreased $4 million between 2020 and 2019. The decrease was primarily due to an increase in Depreciation and amortization and Net interest deductions and a decline in Other income (deductions), offset by higher operating margin and a decrease in Operations and maintenance expense.
Operating margin increased $24 million between years. Customer growth provided $14 million as 37,000 first-time meter sets were added in 2020 compared to 2019, and combined rate relief, primarily in Nevada and California, provided $7 million of incremental operating margin in 2020. Additionally, an increase in regulatory asset recoveries (offset in amortization expense below) contributed to the increase. During 2019, there was an approximate $5 million reduction in margin resulting from a one-time adjustment to reflect the impacts of U.S. tax reform on the Arizona decoupling mechanism. The remaining impacts included those from a temporary moratorium on late fees and connection/re-connection charges during the COVID-19 pandemic.
Operations and maintenance expense decreased $16 million, or 4%, between 2020 and 2019 primarily due to lower travel and in-person training costs due to the current COVID-19 environment, lower legal claims between related periods, as well as management cost saving initiatives. These were partially offset by incremental expenditures in 2020 for pipeline damage prevention programs associated with a growing infrastructure and customer base.
Depreciation and amortization expense increased $19.7 million, or 9%, between 2020 and 2019 primarily due to a $668 million, or 9%, increase in average gas plant in service in 2020. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled and accelerated pipe replacement activities, and new infrastructure. Amortization related to regulatory account recoveries, as referenced above, increased $1.4 million between years.
Other income decreased $16 million between 2020 and 2019. In 2020, there was a $9.2 million increase in COLI policy cash surrender values and recognized death benefits, compared to $17.4 million in 2019. Non-service-related components of employee pension and postretirement benefit cost, included in this category, increased $5 million between years. Additionally, lower interest earned on regulatory balances contributed to the decrease between years.
Net interest deductions increased $6.1 million between 2020 and 2019, primarily due to interest associated with the issuance of $300 million of Senior Notes in May 2019 and $450 million of Senior Notes in June 2020, offset by a reduction in outstanding borrowings under the credit facility between years.
Income tax expense in both 2020 and 2019 reflects the fact that COLI results are recognized without tax consequence and therefore, impact the effective tax rate.

Results of Utility Infrastructure Services

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Utility infrastructure services revenues	$2,158,661	$1,948,288	$1,750,978
Operating expenses:
Utility infrastructure services expenses	1,955,467	1,729,429	1,573,227
Depreciation and amortization	117,643	96,732	87,617
Operating income	85,551	122,127	90,134
Other income (deductions)	1,067	(207)	466
Net interest deductions	20,999	9,269	14,086
Income before income taxes	65,619	112,651	76,514
Income tax expense	18,776	31,128	21,399
Net income	46,843	81,523	55,115
Net income attributable to noncontrolling interest	6,423	6,661	2,711
Contribution to consolidated net income attributable to Centuri	$40,420	$74,862	$52,404
2021 vs. 2020
Contribution to consolidated net income from utility infrastructure services decreased $34.4 million in 2021 compared to 2020. Results reflect one-time professional fees related to the acquisition of Riggs Distler, incremental interest expense associated with the outstanding borrowings under Centuri’s $1.545 billion amended and restated secured revolving credit and term loan facility in conjunction with the acquisition, higher depreciation and amortization expense, and lower storm restoration work at Linetec in 2021 as compared to 2020.
Utility infrastructure services revenues increased $210.4 million, or 11%, including $163.8 million recorded by Riggs Distler subsequent to its acquisition on August 27, 2021. Revenues from electric infrastructure services increased $113.4 million in 2021 when compared to the prior year, of which $108 million was recorded by Riggs Distler. Included in electric infrastructure services revenues overall during 2021 was $65.3 million from emergency restoration services performed by Linetec and Riggs Distler following hurricane, tornado, and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., compared to $81.5 million in the prior year. Centuri’s revenues derived from storm-related services vary from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than core infrastructure services, due to improved operating efficiencies related to equipment utilization and absorption of fixed costs. The current year also includes approximately $118 million in incremental revenues, including $20 million recorded by Riggs Distler, from continued growth with gas infrastructure services customers under master service and bid agreements, partially offset by reduced work with two significant customers during 2021 (totaling $76.9 million), due to the mix of projects under each customer’s multi-year capital spending programs. Centuri revenues from contracts with Southwest totaled $102.3 million in 2021 and $134.9 million in 2020. Centuri accounts for services provided to Southwest at contractual prices.
Utility infrastructure services expenses increased $226 million (including $14 million of professional fees related to the acquisition of Riggs Distler), or 13%, between 2021 and 2020. The increase overall includes $144.9 million incurred by Riggs Distler subsequent to the acquisition, as well as incremental costs related to electric infrastructure services work and costs necessary for the completion of additional gas infrastructure work. Higher fuel costs, equipment rental expense, and subcontractor expenses were also incurred due to the mix of work and in support of growth in our electric infrastructure business. Expenses in relation to revenues, and therefore, profit margins, can be impacted by inefficiencies from equipment and facility utilization and under-absorption of other fixed costs, which occurred due to the reduced work from the two large customers noted above. Also included in total Utility infrastructure services expenses were general and administrative costs, which increased approximately $22.6 million between comparative periods, including $14 million of acquisition-related professional fees previously noted and $9.3 million of general and administrative costs incurred by Riggs Distler subsequent to the acquisition. Other administrative costs increased due to the growth in the business, but were offset by lower incentive compensation expense in 2021 as compared to 2020. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $6.9 million and $1.8 million in 2021 and 2020, respectively.
Depreciation and amortization expense increased $20.9 million between 2021 and 2020, of which $16.8 million was recorded by Riggs Distler subsequent to the acquisition. The remaining increase was attributable to equipment and computer systems purchased to support the growing volume of infrastructure work. Depreciation expense, relative to the revenues recorded, was generally consistent during 2021 compared to 2020.

Other income (deductions) increased $1.3 million in 2021 attributable to proceeds from life insurance policies of $1.8 million, partially offset by $0.7 million of unamortized loan fees that were expensed in connection with Centuri’s debt refinancing.
The increase in net interest deductions of $11.7 million is primarily due to incremental interest related to outstanding borrowings under Centuri’s $1.545 billion amended and restated secured revolving credit and term loan facility in conjunction with the acquisition of Riggs Distler.
Income tax expense decreased $12.4 million between 2021 and 2020, primarily due to reduced profitability in 2021. Certain costs related to the Riggs Distler acquisition were non-deductible for U.S. federal income tax purposes, which impacted the recorded income tax expense during 2021.
2020 vs. 2019
Contribution to consolidated net income from utility infrastructure services increased $22.5 million in 2020 compared to 2019. Results were positively impacted by emergency restoration services performed by Linetec in 2020 and increased volume under certain blanket and bid contracts, both in the U.S. and Canada.
Utility infrastructure services revenues increased $197.3 million, or 11%, in 2020 primarily due to incremental electric infrastructure revenues of $145.3 million from expansion of work with existing customers and securing work with new customers. Included in the incremental electric infrastructure revenues during 2020 was $81.5 million from emergency restoration services performed by Linetec, following hurricane and tornado damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., as compared to $13.2 million in similar services during 2019. Additionally, Centuri experienced continued growth with gas infrastructure customers under master service and bid agreements and benefited from generally favorable weather working conditions throughout 2020. Centuri achieved increases in revenues despite a temporary shut-down of certain crews, primarily in the second quarter of 2020, in response to local government requirements to postpone non-essential business services, and precautions to ensure employee safety during the COVID-19 outbreak. Centuri revenues from contracts with Southwest totaled $134.9 million in 2020 and $158.7 million in 2019.
Utility infrastructure services expenses increased $156.2 million, or 10%, between 2020 and 2019 largely due to incremental expenses related to electric infrastructure services of $109.3 million, including costs associated with storm restoration work, as well as costs to complete additional gas and electric infrastructure work. These costs were mitigated by increased productivity and efficiencies on electrical infrastructure projects and lower fuel costs as a percentage of revenues. Additionally, during 2020, Centuri received $4.1 million in wage subsidies from the Canadian government associated with COVID-19 relief programs, recorded as a reduction to wage expense. Ongoing efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $3 million during 2020 compared to $8 million during 2019. General and administrative costs increased $24.4 million in 2020 when compared to 2019, due to higher payroll and operating costs associated with continued growth of the business and higher profit-based incentive compensation. Offsetting these increases were lower insurance costs from favorable claims experience under Centuri’s self-insurance programs. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $1.8 million and $5.5 million in 2020 and 2019, respectively.
Depreciation and amortization expense increased $9.1 million between 2020 and 2019, primarily due to $5.8 million of incremental depreciation related to the continued growth of Linetec. Additional equipment purchased to support the growing volume of work being performed also contributed to the overall increase.
The decrease in net interest deductions was due primarily to lower incremental borrowing rates associated with outstanding borrowings under the then existing $590 million secured revolving credit and term loan facility.
The income tax expense increase in 2020 reflects the increased level of pre-tax earnings between years.
Rates and Regulatory Proceedings
Southwest is subject to the regulation of the Arizona Corporation Commission (the “ACC”), the Public Utilities Commission of Nevada (the “PUCN”), the California Public Utilities Commission (the “CPUC”), and the Federal Energy Regulatory Commission (the “FERC”).
General Rate Relief and Rate Design
Rates charged to customers vary according to customer class and rate jurisdiction and are set by the individual state and federal regulatory commissions that govern Southwest’s service territories. Southwest makes periodic filings for rate adjustments as the cost of providing service (including the cost of natural gas purchased) changes, and as additional investments in new or replacement pipeline and related facilities are made. Rates are intended to provide for recovery of all commission-approved costs and a reasonable return on investment. The mix of fixed and variable components in rates assigned to various customer classes (rate design) can significantly impact the operating margin actually realized by Southwest. Management has worked with its regulatory commissions in designing rate structures that strive to provide affordable and reliable service to its customers while mitigating volatility in prices to customers and stabilizing returns to investors. Such rate structures were in place in all of Southwest’s operating areas during all periods for which results of natural gas distribution operations are disclosed above.
Arizona Jurisdiction
Arizona General Rate Case. In December 2021, Southwest filed a general rate case application proposing a revenue increase of approximately $90.7 million. Although updated rates related to the previous rate case became effective in January 2021, the most significant driver for the new request is the necessity to reflect in rates the substantial capital investments that have been made since the end of the test year in the previous case, including the recently implemented customer information system. The current filing is based on a test year ended August 31, 2021 and proposes a return on common equity of 9.90% relative to a target equity ratio of 51%. Recovery of the approximate $12 million (over three years) related to the outstanding deferral balance associated with the LNG facility (see below) is included in the request, along with the approximate $2.5 million (also over three years) in late payment charges that were suppressed from customer accounts during the COVID-19 pandemic. A request to continue the Delivery Charge Adjustment (“DCA”), Southwest’s full-revenue decoupling mechanism, is included, while no changes to Southwest’s existing rate design are proposed. A decision is anticipated by the end of 2022, with new rates expected to be effective in January 2023.
Delivery Charge Adjustment. The annual DCA is filed each April, which along with other reporting requirements, contemplates a rate to recover the over- or under-collected margin tracker amounts based on the balance at the end of the preceding calendar year. In the process to address the 2019 activity, in April 2020, Southwest filed a request to adjust the existing rate to consider the 14-month period of January 1, 2019 through February 29, 2020, proposing a rate of $0.00655 per therm based on an ending balance of approximately $3.5 million. Although the commission staff concurred with Southwest’s proposed rate, the ACC ultimately elected to reduce the rate to zero in an effort to provide some measure of customer relief in light of current issues related to the COVID-19 pandemic, and at the time of both the April filing and the ACC decision, the balance was a liability (in an over-recovered status). With Southwest’s April 2021 annual filing, management requested to maintain the existing zero rate based on similar conditions existing at the time. As of December 31, 2021, however, an under-collected balance of approximately $3.3 million exists, and is expected to be addressed in a future annual filing.
Tax Reform. Previously, management addressed changes from 2017 U.S. tax reform with the ACC, including the tracking and return to customers of amounts related to a lower cost of service compared to amounts embedded in customer rates existing prior to tax reform. Also, as part of tax reform, deferred tax balances were remeasured, resulting in Excess Accumulated Deferred Income Taxes (“EADIT”). In the most recently concluded Arizona general rate proceeding, a Tax Expense Adjustor Mechanism (“TEAM”) was approved to timely recognize any future tax rate changes resulting from federal or state tax legislation. In addition, the TEAM tracks and returns/recovers the revenue requirement impact of changes in EADIT amortization compared to the amount authorized in the most recently concluded rate case. In December 2021, Southwest filed its inaugural TEAM rate application for the recovery of approximately $4.3 million associated with the tax reform credit over-refunded in 2019 and 2020. The commission staff is expected to issue its report on the filing in the first quarter of 2022 for ACC consideration at a subsequent open meeting.
Liquefied Natural Gas (“LNG”) Facility. In 2014, Southwest sought ACC preapproval to construct, operate, and maintain a 233,000 dekatherm LNG facility in southern Arizona. This facility is intended to enhance service reliability and flexibility related to natural gas deliveries in the southern Arizona area by providing a local storage option, and to be connected directly to Southwest’s distribution system. Southwest was ultimately granted approval for construction and deferral of costs. The facility was placed in service in December 2019. The capital costs and operating expenses associated with plant operation were approved and considered as part of Southwest’s previous general rate case. Approximately $12 million in costs, incurred following the in-service date of the facility and after the period considered as part of the previous general case, were deferred in the previously authorized regulatory asset and are included for consideration in the current general rate case application.
Customer-Owned Yard Line (“COYL”) Program. Southwest received approval, in connection with its 2010 Arizona general rate case, to implement a program to conduct leak surveys, and if leaks were present, to replace and relocate service lines and meters for Arizona customers whose meters were set off from the customer’s home, representing a non-traditional configuration. In 2014, the ACC approved a “Phase II” of the COYL program, which included the replacement of non-leaking COYLs. The surcharge was designed to collect the annual revenue requirement as the program progressed. In the filing made in February 2019, Southwest requested to increase its surcharge to recover a revenue requirement of $6.7 million (an increase of $3.2 million) associated with $26.6 million in capital projects completed in 2018. The ACC ultimately issued an order in October 2019 authorizing Southwest to retain the then existing annual surcharge in place, with a review of the program to be part of Southwest’s general rate case pending at the time, including with regard to an estimated $21.1 million of 2019 COYL capital projects. Parties to the case stipulated to continue the COYL program and recommended recovery of this plant as part of Southwest’s filed post-test year plant adjustment, with inclusion of related amounts in base rates. Further consideration in the ultimate rate case decision limited the post-test year plant adjustment (inclusive of COYL plant) to six months, and limited future COYL activity to the replacement of leaking COYLs, or in cases when other replacement activity is taking place in the vicinity. A filing in May 2021 proposed the recovery of the remaining 2019 and 2020 revenue requirement (collectively, $13.7 million) over a one-year period. In November 2021, the ACC approved full recovery within the proposed timeline, the rate for which was implemented the same month.
Vintage Steel Pipe Program (“VSP”). Southwest received approval, in connection with its 2016 Arizona general rate case, to implement a VSP replacement program, due to having a substantial amount of pre-1970s vintage steel pipe in Arizona. As part of the program, Southwest proposed to start replacing the pipe on an accelerated basis and to recover the costs through an annual surcharge filing. Surcharges related thereto were customarily designed to be revised annually as the program progressed, in order to collect the annual revenue requirement associated with the related capital expenditures. In the February 2019 VSP filing, Southwest requested to increase its surcharge revenue by $9.5 million (to $11.9 million) associated with the replacement of approximately $100 million in 2018 VSP capital projects. The ACC issued an order in October 2019 authorizing Southwest to retain the existing annual surcharge, and indicated it would review the program as part of the general rate case pending at the time. Southwest also proposed to have the ACC review an estimated $103.4 million of 2019 VSP capital projects as part of the same general rate case. The resolution of Southwest’s rate case (with rates effective January 2021) provided for the inclusion of post-test year plant (inclusive of VSP) placed in service during the six months following the test year. However, the ACC ultimately decided to discontinue the accelerated VSP program. A filing in May 2021 proposed the recovery of the remaining revenue requirement relating to investments during 2019 and 2020, approximately $60 million to be recovered over a three-year period. In November 2021, the ACC approved full recovery over the proposed three-year timeline, electing to permit the rate to be implemented in March 2022.
Graham County Utilities. In April 2021, Southwest and Graham County Utilities, Inc. (“GCU”) filed a joint application with the ACC for approval to transfer assets of GCU to Southwest and extend Southwest’s Certificate of Public Convenience and Necessity to serve the more than 5,000 associated customers, for a purchase price of $3.5 million. Approval of the application by the ACC was received in December 2021 with final transfer in mid-January 2022. Former GCU customers will continue to be served under existing GCU rates until such time as they are rolled into Southwest’s rates, which is proposed to take place in conjunction with the effective date of the rates resulting from the currently pending Arizona general rate case.
California Jurisdiction
California General Rate Case. In August 2019, Southwest filed a general rate case based on a 2021 test year, seeking authority to increase rates in its California rate jurisdictions, after being granted earlier permission to extend the rate case cycle by two years and continue its 2.75% previously approved Post-Test Year (“PTY”) attrition adjustments for 2019 and 2020. The proposed combined revenue increase of $12.8 million was net of a $10.9 million revenue reduction associated with changes from U.S. tax reform. The overall revenue request also included $1.6 million of EADIT proposed to be returned to customers each year until the amount is reset as part of a future rate case. Southwest’s proposal included a return on equity (“ROE”) of 10.5% relative to a 53% equity ratio; continuation of annual post-test year margin adjustments of 2.75%; implementation of various safety-related programs, including a targeted pipe replacement program and a meter protection program (with a combination of measures, such as snow sheds, excess flow valves, upgraded meter set piping and upgraded Encoder Receiver Transmitter protocol); as well as an expansion of the school COYL replacement program.
Southwest reached an agreement in principle with the Public Advocate’s Office, which was unanimously approved by the CPUC on March 25, 2021, including a $6.4 million total combined revenue increase with a 10% ROE, relative to a 52% equity ratio. Approximately $4 million of the original proposed increase was associated with a North Lake Tahoe project that would not ultimately be completed by the beginning of 2021; consequently, the parties agreed to provide for recovery of the cost of service impacts of the project through a future surcharge. The rate case decision maintains Southwest’s existing 2.75% annual attrition adjustments, the continuation of the pension balancing account, and a proposed increase in the residential basic service charge from the existing $5.00 to $5.75 per month. It also includes cumulative expenditures totaling $119 million over the five-year rate cycle to implement risk-informed proposals, consisting of the school COYL replacement, meter protection, and pipe replacement programs. Although new rates were originally anticipated to be in place by January 1, 2021, in light of an administrative delay, Southwest was granted authority to establish a general rate case memorandum account to track the impacts related to the delay in the implementation of new rates for purposes of later recovery. New rates were ultimately implemented April 1, 2021.
Attrition Filing. Following the 2021 implementation of new rates approved as part of the recently concluded general rate case, Southwest is also authorized to implement annual PTY attrition increases of 2.75% beginning in January 2022.
Greenhouse Gas (“GHG”) Compliance. California Assembly Bill Number 32 and regulations promulgated by the California Air Resources Board, require Southwest, as a covered entity, to comply with applicable requirements associated with California GHG emissions reporting and the California Cap and Trade Program. The CPUC issued a decision in 2018 adopting an allocation methodology to distribute the net revenues or costs. Southwest began amortizing its then existing net cost balance over a 12-month period with recovery rates effective July 2018 for all applicable rate schedules. For years 2019-2020, the decision adopted an allocation methodology to distribute the revenue proceeds through a California Climate Credit to active residential customers in April of each year, which has since continued. GHG compliance costs recovered through rates have no impact on earnings.
Customer Data Modernization Initiative (“CDMI”). In April 2019, Southwest filed an application with the CPUC seeking authority to establish a two-way, interest bearing balancing account to record costs associated with the CDMI to mitigate adverse financial impacts associated with the multi-year project. Approximately $19 million of the estimated $174 million total for the CDMI would be allocable to the California rate jurisdiction. Southwest filed a separate request to establish a memorandum account while the CPUC considered its application request to establish the two-way balancing account. Effective October 2019, the CPUC granted Southwest’s memorandum account request, allowing Southwest to track costs, including operations and maintenance costs and capital-related costs, such as depreciation, taxes, and return associated with California’s portion of the CDMI. The balance tracked in the memorandum account was transferred to the two-way balancing account in July 2020. A rate to begin recovering the balance accumulated through June 30, 2020, was established and made effective September 1, 2020, and updated in January 2021, August 2021, and January 2022. This rate is expected to be updated at least annually. The customer information system, the largest of the two systems associated with the CDMI, was placed in service in May 2021.
Emergency Relief Program Related to COVID-19. In March 2020, Southwest filed an Advice Letter to establish a memorandum account to track costs related to customer protections under Emergency Relief regulations implemented in California in 2019 in the event of a state or federal declared emergency or disaster. The CPUC passed an emergency resolution on April 16, 2020 authorizing and directing utilities to implement customer protections and to establish memorandum accounts to track the financial impacts of complying with the resolution. On May 1, 2020, Southwest filed an Advice Letter to establish a COVID-19 Pandemic Protections Memorandum Account (“CPPMA”) to record incremental costs and lost revenues incurred by Southwest associated with its implementation of the COVID-19 customer protections as outlined in the CPUC resolution. The customer protections were retroactively applied to March 4, 2020, the date Governor Gavin Newsom declared a state of emergency related to COVID-19. The CPPMA was originally effective March 4, 2020 through April 16, 2021, but was extended through September 30, 2021. These customer protections focused on flexible payment plan options, additional protections for income-qualified customers, as well as the suspension of disconnections for non-payment and waiver of deposit and late fee requirements. Tracked amounts will be considered by the CPUC for future recovery.
Nevada Jurisdiction
Nevada General Rate Case. On August 31, 2021, Southwest filed its most recent general rate case, which was further updated by a certification filing on December 17, 2021. The request proposed a combined revenue increase of approximately $28.7 million (as of certification), the most significant driver for the new request is the necessity to reflect in rates the substantial capital investments that have been made since the end of the test year in the previous case, including the recently implemented customer information system. The filing included a proposed return on common equity of 9.90% with a target equity ratio of 51%; recovery over two years of approximately $6.6 million in previously deferred late payment charges related to a regulatory asset associated with COVID-19; and continuation of full revenue decoupling under the General Revenues Adjustment (“GRA”) mechanism. The filing utilized a test year ended May 31, 2021 with certification-period adjustments through November 30, 2021. On February 8, 2022 the parties filed a stipulation with the PUCN, providing for a statewide revenue increase of $14.05 million. The stipulation will be considered by the PUCN and is anticipated that an order will be issued prior to the end of the first quarter 2022, with new rates effective April 2022.
Southwest’s previous general rate case concluded with a final order in September 2020, which provided for an authorized combined revenue increase of approximately $23 million for northern and southern Nevada and continuation of the previously authorized 9.25% ROE, with a capital structure of 49.26% equity and 50.74% debt. Southwest’s GRA (see below) was authorized to continue without modification. Full cost recovery of the unamortized balance of software projects excluded from its 2018 general rate proceeding was authorized in this case, along with the inclusion of all proposed Gas Infrastructure Replacement (“GIR”) and Mesquite Expansion projects in rate base, and full recovery of test year and certification operations and maintenance expenses associated with the CDMI. Rates became effective in October 2020.
In association with an earlier Nevada rate case decision in December 2018, management requested reconsideration of several issues in the case; however, the PUCN ultimately granted no further relief. Management decided to seek judicial review of the PUCN’s rate order, which was considered in January 2020; however, the District Court Judge deferred to the PUCN’s original findings. In March 2020, Southwest filed an appeal with the Nevada Supreme Court, for which management initially estimated could take up to 24 months from the date of the appeal to resolve. The Nevada Supreme Court issued a decision in February 2022 denying Southwest’s request as it pertained to the 2018 rate proceeding.

General Revenues Adjustment. As noted above, the continuation of the GRA was affirmed as part of Southwest’s most recently concluded general rate case, effective October 2020. Further continuation of the mechanism has again been requested in the current general rate case with a proposed expansion to include a large customer class (with monthly throughput requirements greater than 15,000 therms). Continuation of the mechanism and the expansion are included in the agreement in principle for consideration and approval by the commission. Southwest makes Annual Rate Adjustment (“ARA”) filings to update rates to recover or return amounts associated with various regulatory mechanisms, including the GRA. With timing changes approved in the previous ARA, Southwest made its most recent ARA filing in November 2021 related to balances as of September 30, 2021. New rates related to that filing will be effective July 1, 2022. While there is no impact to net income overall from adjustments to recovery rates associated with the related regulatory balances, operating cash flows are impacted by such changes.
Infrastructure Replacement Mechanism. In 2014, the PUCN approved final rules for the GIR mechanism, which provided for the deferral and recovery of certain costs associated with accelerated replacement of qualifying infrastructure that would not otherwise provide incremental revenues between general rate cases. Associated with the replacement of various types of pipe infrastructure under the mechanism (Early Vintage Plastic Pipe, COYL, and VSP), the related regulations provide Southwest with the opportunity to file a GIR “Advance Application” annually to seek preapproval of qualifying replacement projects.
In cases where preapproval of projects is requested and granted, a GIR rate application is separately filed to reset the GIR recovery surcharge rate related to previously approved and completed projects. On September 30, 2021, Southwest filed its latest rate application to reset the recovery surcharge to include cumulative deferrals through August 31, 2021. The updated surcharge rate is expected to result in a reduction in annual revenue of approximately $1.4 million in southern Nevada and an annual revenue increase of $66,000 in northern Nevada. The parties reached a stipulation that was approved by the commission and new rates became effective January 1, 2022.
Conservation and Energy Efficiency. The PUCN allows deferral (and later recovery) of approved conservation and energy efficiency costs, recovery rates for which are adjusted in association with ARA filings. In its May 2020 ARA filing, Southwest proposed annualized margin decreases of $313,000 and $55,000 for southern and northern Nevada, respectively, which were approved and became effective January 2021. In May 2021, Southwest filed its proposed Conservation and Energy Efficiency plan for the years 2022 – 2024, with a proposed annual budget amount of approximately $3 million. A PUCN decision received in the fourth quarter 2021 authorized the continuation of Southwest’s currently authorized programs and an annual budget of approximately $1.3 million.
Expansion and Economic Development Legislation. In January 2016, final regulations were approved by the PUCN associated with legislation (“SB 151”) previously introduced and signed into law in Nevada. The legislation authorized natural gas utilities to expand their infrastructure to provide service to unserved and underserved areas in Nevada.
In November 2017, Southwest filed for preapproval of a project to extend service to Mesquite, Nevada, in accordance with the SB 151 regulations. Ultimately, the PUCN issued an order approving Southwest’s proposal for the expansion, and Southwest provides periodic updates and adjusts the rates to recover the revenue requirement associated with the investments to serve customers as part of the ARA filings and rate case proceedings. As of December 2021, approximately 40 miles of natural gas infrastructure has been installed throughout the Mesquite expansion area.
In June 2019, Southwest filed for preapproval to construct the infrastructure necessary to expand natural gas service to Spring Creek, (near Elko, Nevada), and to implement a cost recovery methodology to recover the associated revenue requirement consistent with the SB 151 regulations. The expansion facilities consist of a high-pressure approach main and associated regulator stations, an interior backbone, and an extension of the distribution system from the interior backbone. The total capital investment was estimated to be $61.9 million. A stipulation was reached with the parties and approved by the PUCN in December 2019, including in regard to the rate recovery allocation amongst northern Nevada, Elko, and Spring Creek expansion customers. Construction began in the third quarter of 2020, and service commenced to the first Spring Creek customers in December 2020. As of December 31, 2021, approximately 23 miles of natural gas infrastructure has been installed throughout the Spring Creek expansion area, and is anticipated to be completed in 2026.
Regulatory Asset Related to COVID-19. The PUCN issued an order directing utilities within the state to establish regulatory asset accounts, effective March 12, 2020, the date that Governor Steve Sisolak declared a state of emergency related to COVID-19, to track the financial impacts associated with maintaining service for customers affected by COVID-19, including those whose service would have been otherwise terminated/disconnected. These amounts, totaling approximately $6.6 million, were included as part of Southwest’s recent general rate case request, proposed to be recovered over a two-year period. The agreement in principle settling the general rate case proposes a four-year amortization, subject to the commission’s final order.
Carbon Offset Program. In June 2021, Southwest filed an application to seek approval to offer a voluntary program to northern and southern Nevada customers to purchase carbon offsets in an effort to provide customers additional options to reduce their GHG emissions. A request to establish a regulatory asset to track program-related costs and revenues was included as part of the application. The PUCN issued a decision in December 2021 approving Southwest’s proposal. Implementation of the program is expected in the second quarter of 2022.
FERC Jurisdiction
General Rate Case. Great Basin Gas Transmission Company (“Great Basin”), formerly Paiute Pipeline Company, a wholly owned subsidiary of Southwest, filed a general rate case with the FERC in May 2019. The filing fulfilled an obligation from the settlement agreement reached in an earlier general rate case. In January 2020, an agreement in principle to settle the case was reached with the FERC Staff and intervenors, which would not significantly impact revenues overall. It provided that the three largest transportation customers and all storage customers would be required to have primary service agreement terms of at least five years, that term-differentiated rates would continue generally, and included a 9.90% pre-tax rate of return. Interim rates were made effective February 2020, and in August 2020 a FERC letter order approving the settlement became final. As part of the settlement, Great Basin will not file a rate case later than May 31, 2025.
PGA Filings
The rate schedules in all of Southwest’s service territories contain provisions that permit adjustments to rates as the cost of purchased gas changes. These deferred energy provisions and purchased gas adjustment clauses are collectively referred to as “PGA” clauses. Differences between gas costs recovered from customers and amounts paid for gas by Southwest result in over- or under-collections. As of December 31, 2021, under-collections in each of Southwest’s service territories resulted in an asset of approximately $291.1 million on the Company’s and Southwest’s Consolidated Balance Sheets. The significant change in the PGA balance during 2021 resulted from $800 million in commodity and transmission costs incurred during 2021, including incremental natural gas costs associated with an extreme weather event in the central U.S. in mid-February 2021 and higher commodity prices in the latter part of the year. See also Deferred Purchased Gas Costs in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.
The following table presents Southwest’s outstanding PGA balances receivable/(payable) at the end of its two most recent fiscal years:

	December 31,
(Thousands of dollars)	2021	2020
Arizona	$214,387	$(3,901)
Northern Nevada	12,632	(8,601)
Southern Nevada	55,967	(42,134)
California	8,159	2,053
	$291,145	$(52,583)
Not included in the PGA balances table above is a $5.7 million deferred purchased gas cost liability for Questar Pipelines.
Arizona PGA Filings. In Arizona, Southwest calculates the change in the gas cost component of customer rates monthly (to allow for timely refunds to/recoveries from customers), utilizing a rolling twelve-month average. During 2021, the Gas Cost Balancing Account continued providing a surcharge in order to recover the under-collected balance.
California Gas Cost Filings. In California, a monthly gas cost adjustment based on forecasted monthly prices is utilized. Monthly adjustments modeled in this fashion provide the timeliest recovery of gas costs in any Southwest jurisdiction.
Nevada ARA Application. In November 2021, Southwest filed to adjust its quarterly Deferred Energy Account Adjustment rate, which is based upon a twelve-month rolling average, in addition to requesting adjusted Base Tariff Energy rates, both of which were approved effective January 2022. These new rates are intended to address the outstanding balances over a twelve-month period.
Gas Price Volatility and Mitigation
To mitigate price volatility to its customers, Southwest has periodically entered into fixed-price term contracts and swaps under its volatility mitigation programs for up to 25% of the California jurisdictions’ annual normal weather supply needs. For the 2021/2022 heating season, contracts contained in the fixed-price portion of the supply portfolio ranged from approximately $3.90 to approximately $4.23 per dekatherm. In consultation with its regulators, for periods beyond October 2020, Southwest currently does not plan to make any fixed-price term purchases for the Arizona or Nevada jurisdictions, nor to enter into swap agreements; however, Southwest will continue to enter fixed-price purchases for the California jurisdiction. Southwest’s natural gas purchases, not covered by fixed-price contracts, are under variable-price contracts with firm quantities, or on the spot market. The contract price for these contracts is either determined at the beginning of each month to reflect the published first-of-month index price, or at market prices based on a published daily price index. In each case, the index price is not published or known until the purchase period begins.

In mid-February 2021, the central U.S. (from south Texas to North Dakota and the eastern Rocky Mountains) experienced extreme cold temperatures, which increased natural gas demand and caused temporary shortages due to wellhead freeze-offs, power outages, or other adverse operating conditions upstream of Southwest’s distribution systems. These conditions caused daily natural gas prices to reach unprecedented levels. During this time, Southwest secured natural gas supplies, albeit at substantially higher prices, maintaining service to its customers. The incremental cost for these supplies was approximately $250 million, funded using a 364-day $250 million Term Loan executed in March 2021. See Note 8 - Debt for additional information.
Pipeline Safety Regulation
In October 2019, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued final rules that amended the federal pipeline safety regulations applicable to gas transmission pipelines (effective July 2020). Southwest has integrated the requirements of this new rule into its operating procedures related to reconfirming maximum allowable operating pressure of gas transmission pipelines in certain circumstances and assessing pipeline integrity.
In addition, the bipartisan Protecting our Infrastructure of Pipelines and Enhancing Safety, or PIPES Act, of 2020 was signed by the President on December 27, 2020 as part of the broader federal spending and COVID-19 relief package. The final bill included a self-executing mandate for pipeline operators referenced as Section 114 – Leak Detection and Repair, amongst other recommendations, that primarily applied to the PHMSA. PHMSA published an advisory bulletin on the subject to all operators in June 2021 providing a reminder to update their inspection and maintenance plans to address eliminating hazardous leaks and minimizing releases of natural gas (including intentional venting during normal operations) from their pipeline facilities. Operators must also revise their plans to address the replacement or remediation of pipeline facilities that are known to leak based on their material, design, or past operating and maintenance history.
In July 2021, the PUCN issued an order revising its regulations to require annual leak surveys of all distribution pipelines transporting natural gas and/or liquefied petroleum, effective January 1, 2023. In conjunction with this change, the PUCN authorized the establishment of a regulatory asset account to track the incremental cost of compliance related to the new regulation, for consideration in a future general rate case filing.
Southwest continues to monitor changing pipeline safety legislation and participates, to the extent possible, in providing public comments and working with industry associations, such as the American Gas Association, in shaping regulatory language associated with these new mandates and reporting requirements. Additionally, management works with its state and federal commissions to develop customer rates that are responsive to incremental costs of compliance. However, due to the timing of when rates are implemented in response to new requirements, and as additional rules are developed, compliance requirements could impact expenses and the timing and amount of capital expenditures for Southwest and Questar Pipelines.
Capital Resources and Liquidity
Over the past three years, cash on hand and cash flows from operations have provided a substantial portion of cash used in investing activities (primarily construction expenditures and property additions). In recent years, Southwest has accelerated pipe replacement activities to fortify system integrity and reliability, notably in association with gas infrastructure replacement programs. This accelerated activity has necessitated the issuance of both debt and equity securities to supplement cash flows from operations. The Company, in executing on its interim plans to fund the Questar Pipelines acquisition, initially funded the transaction through short-term borrowings, which would be refinanced through a multi-pronged permanent financing plan by the 2nd quarter of 2022. In the interim, its working capital resources are necessarily low compared to its short-term obligations, which will be alleviated once management completes its execution on the remainder of its plan. The Company’s capitalization strategy is to maintain an appropriate balance of equity and debt to preserve investment-grade credit ratings, which help minimize interest costs. Investment-grade credit ratings have been maintained following the acquisition.
Cash Flows
Southwest Gas Holdings, Inc.:
Operating Cash Flows. Cash flows provided by consolidated operating activities decreased $515 million between 2021 and 2020. The decline in operating cash flows primarily resulted from amounts under purchased gas adjustment mechanisms ($344 million, compared to collections of $36 million in the prior year), including amounts resulting from the temporary escalation in gas commodity prices during the first quarter of 2021 associated with the extreme cold temperatures in the central U.S. and an increase in commodity pricing during the latter part of 2021 (see Note 1 - Background, Organization, and Summary of Significant Accounting Policies). Other impacts include a decrease ($45 million) in recoveries related to the Arizona decoupling mechanism balance between years, as well as a decrease in net income, and the impact of changes in components of working capital overall.

Corporate and administrative expenses/outflows of Southwest Gas Holdings, Inc. increased by $25.1 million between 2021 and 2020 primarily due to an increase in professional fees for the current year. The increase was primarily the result of professional fees incurred in relation to (i) the Company’s acquisition of Questar Pipelines (separately from $14 million in similar fees incurred directly by Centuri in association with the acquisition of Riggs), (ii) the Company’s successful defense against a lawsuit launched by certain funds affiliated with Carl Icahn and certain affiliates (collectively, “Icahn”) seeking to constrain the Company’s ability to raise permanent financing for the acquisition of Questar Pipelines, (iii) Icahn’s ongoing tender offer to purchase shares of the Company’s common stock, (iv) Icahn’s ongoing proxy contest with respect to the election of directors at the Company’s 2022 Annual Meeting of Stockholders and (v) the ongoing stockholder litigation related to the foregoing as described further in Note 10 - Commitments and Contingencies included in the Notes to Consolidated Financial Statements in this Annual Report on Form 10-K.
Investing Cash Flows. Cash used in consolidated investing activities increased $2.2 billion in 2021 as compared to 2020. The change was primarily due to the acquisitions of Riggs Distler by Centuri and Questar Pipelines, by Southwest Gas Holdings, Inc, (see Note 15 - Business Acquisitions). The overall outflows to execute on these strategic initiatives was modestly offset by a decrease in cash outlays for capital expenditures in the natural gas distribution segment. Certain additional expenditures for capital projects remained unpaid within accounts payable at the end of both 2020 and 2021 due to timing.
Financing Cash Flows. Net cash provided by consolidated financing activities increased $2.9 billion in 2021 as compared to 2020. The change was primarily due to financing the acquisitions of Questar Pipelines by Southwest Gas Holdings, Inc. and Riggs Distler, by Centuri. The Company entered into a 364-day $1.6 billion Term Loan Facility to temporarily fund the Questar Pipelines acquisition, until it deploys its permanent financing. Centuri entered into an amended and restated credit agreement providing for a $1.145 billion secured term loan facility and a $400 million secured revolving credit facility, which in addition to funding the Riggs Distler acquisition, refinanced its previous $590 million loan facility. Approximately $1.22 billion was outstanding under the combined Centuri facility as of December 31, 2021. Southwest entered into a 364-day Term Loan to fund the increased cost of natural gas supply during the extreme cold weather event of the 1st quarter of 2021, and borrowed otherwise under its credit facility. Separately, the Company issued $75 million more in common stock under the Equity Shelf Program in 2021 compared to 2020. Dividend payments increased in 2021 as compared to 2020 as a result of an increase in the quarterly dividend rate and an increase in the number of shares outstanding. See Note 7 - Common Stock and Note 8 - Debt.
Southwest Gas Corporation:
Operating Cash Flows. Cash flows provided by operating activities decreased $399 million between 2021 and 2020. The decrease in operating cash flows was primarily attributable to the impacts related to deferred purchased gas costs and the Arizona decoupling mechanism noted above, as well as changes in other working capital components overall.
Investing Cash Flows. Cash used in investing activities decreased $91 million in 2021 as compared to 2020, primarily due to the decrease in cash outlays for construction expenditures. See also 2021 Construction Expenditures below.
Financing Cash Flows. Net cash provided by financing activities increased $304 million in 2021 as compared to 2020. The increase was primarily due to Southwest’s $250 million Term Loan issued to fund the increased cost of natural gas supply during the winter weather event. Additionally, Southwest issued $300 million in notes 2021, compared to $450 million in notes issued and $125 million in notes redeemed in 2020. Net borrowings between periods under Southwest’s credit facility and capital contributions from Southwest Gas Holdings, Inc. largely comprised the remainder of the change. See Note 8 - Debt.
The capital requirements and resources of the Company generally are determined independently for the individual business segments. Each business activity is generally responsible for securing its own financing sources. However, the holding company may raise funds through stock issuance or other external financing sources in support of each business segment, as discussed above and in Note 7 - Common Stock.
2021 Construction Expenditures
During the three-year period ended December 31, 2021, total gas plant in service increased from $7.1 billion to $8.9 billion, or at an average annual rate of 8%. Replacement, new business, and reinforcement work was a substantial portion of the plant increase. Customer growth impacted expenditures as Southwest set approximately 109,000 meters during the three-year period, which is reflected in new business.
During 2021, construction expenditures (through cash outlays) for the natural gas distribution segment were $602 million. The majority of these expenditures represented costs associated with replacement of existing transmission, distribution, and general plant to fortify system integrity and reliability. Cash flows from operating activities of Southwest were $25 million, reduced due to the winter gas cost run-up. Other funding was provided by cash on hand, external financing activities (including the $250 million Term Loan issued in March 2021 and the $300 million notes issued in August 2021), in addition to capital contributed by Southwest Gas Holdings, Inc., and funds from the existing credit facility.

2021 Financing Activity
Net proceeds received under the preexisting and current Equity Shelf Programs in 2021 were $203 million, comprised of an aggregate of 3,008,364 shares of Southwest Gas Holdings, Inc. common stock, sold in the open market at a weighted average price of $68.02 per share, net of $2 million in agent commissions. These net proceeds were contributed to Southwest by the holding company. As of December 31, 2021, the Company had up to $342 million of common stock available for sale under the the current program. See Note 7 - Common Stock for more information.
Net proceeds received under the Dividend Reinvestment and Stock Purchase Plan during 2021 was approximately $12 million, from the issuance of approximately 173,000 shares of Southwest Gas Holdings, Inc. common stock.
Natural Gas Distribution Segment Three-Year Construction Expenditures, Debt Maturities, and Financing
Management estimates natural gas distribution segment construction expenditures during the three-year period ending December 31, 2024 will be approximately $2 billion. Of this amount, approximately $650 million to $700 million is expected to be incurred in 2022. Southwest plans to continue to request regulatory support to undertake projects, or to accelerate projects as necessary, for the improvement of system flexibility and reliability, or to expand, where relevant, to unserved or underserved areas. Southwest may expand existing, or initiate new, programs. Significant replacement activities are expected to continue well beyond the next few years. During the three-year period, cash flows from operating activities of Southwest are expected to provide approximately 69% of the funding for gas operations of Southwest and total construction expenditures and dividend requirements. From a debt maturity standpoint, Southwest has $250 million 3.875% notes, $25 million 7.78% medium-term notes, and a $250 million Term Loan due in 2022. Any additional cash requirements, including construction-related, and any paydown or refinancing of debt, are expected to be provided by existing credit facilities, equity contributions from the Company, and/or other external financing sources. The timing, types, and amounts of any additional external financings will be dependent on a number of factors, including the cost of gas purchases, conditions in the capital markets, timing and amounts of rate relief, timing and amounts of surcharge collections from, or amounts returned to, customers related to other regulatory mechanisms, as well as growth levels in Southwest’s service areas and earnings. External financings could include the issuance of debt securities, bank and other short-term borrowings, and other forms of financing.
Liquidity
Several general factors (some of which are out of the control of the Company) that could significantly affect liquidity in future years include: variability of natural gas prices, changes in the ratemaking policies of regulatory commissions, regulatory lag, customer growth in the natural gas distribution segment’s service territories, the ability to access and obtain capital from external sources, interest rates, changes in income tax laws, pension funding requirements, inflation, and the level of earnings. Natural gas prices and related gas cost recovery rates, as well as plant investment, have historically had the most significant impact on liquidity within the natural gas distribution segment.
On an interim basis, Southwest defers over- or under-collections of gas costs to PGA balancing accounts. In addition, Southwest uses this mechanism to either refund amounts over-collected or recoup amounts under-collected as compared to the price paid for natural gas during the period since the last PGA rate change went into effect. At December 31, 2021, the combined balance in the PGA accounts totaled an under-collection of $291.1 million. See PGA Filings for more information.
Southwest Gas Holdings, Inc. has a credit facility with a borrowing capacity of $200 million; in December 2021, the existing credit facility was amended to extend the maturity date to December 2026, increase the borrowing capacity from $100 million to $200 million, and increase the amount to which the total commitment may be increased from $200 million to $300 million. This facility is intended for short-term financing needs. At December 31, 2021, $59 million was outstanding under this facility, which was also the maximum amount outstanding during 2021.
Southwest has a credit facility with a borrowing capacity of $400 million; in December 2021, Southwest amended the credit facility agreement while maintaining the borrowing capacity at $400 million. Southwest designates $150 million of the facility for long-term borrowing needs and the remaining $250 million for working capital purposes. The maximum amount outstanding during 2021 occurred during the first quarter and was $275 million ($150 million outstanding on the long-term portion of the credit facility, including $50 million under the commercial paper program, in addition to $125 million outstanding on the short-term portion). As of December 31, 2021, $130 million was outstanding on the long-term portion of the credit facility (no borrowings were outstanding under the commercial paper program), and none was outstanding on the short-term portion. The maximum amount outstanding on the long-term portion of the credit facility (including the commercial paper program) during each quarter end of 2021 was $150 million; the maximum outstanding balance on the short-term portion for each of the first, second, third and fourth quarters was $125 million, $69 million, $85 million and $3 million, respectively. The credit facility has been used as necessary to meet liquidity requirements, including temporarily financing under-collected PGA balances, meeting the refund needs of over-collected balances, or temporarily funding capital expenditures.

Southwest has a $50 million commercial paper program as noted above. Any issuance under the commercial paper program is supported by the revolving credit facility and, therefore, does not represent additional borrowing capacity. Any borrowing under the commercial paper program is designated as long-term debt. Interest rates for the commercial paper program are calculated at the then current commercial paper rate. At December 31, 2021, there were no borrowings outstanding under this program.
In March 2021, Southwest issued a $250 million Term Loan that will mature in March 22, 2022, or 364 days after issuance. The proceeds were used to fund the increased cost of natural gas supply during the month of February 2021 caused by extreme weather conditions in the central U.S. Southwest is in discussions with the lenders with respect to this loan and expects to enter into an amendment to extend the maturity date.
In August 2021, Southwest issued $300 million aggregate principal amount of 3.18% Senior Notes at a discount of 0.019%. The notes will mature in August 2051. Southwest used the net proceeds from the offering to repay the outstanding balance then existing under its credit facility, with the remaining net proceeds used for general corporate purposes.
In November 2021, the Company entered into a $1.6 billion delayed-draw Term Loan Facility that was funded on December 31, 2021 in connection with the acquisition of Questar Pipelines. This term loan will mature on December 30, 2022, or 364 days after issuance. This contributed to a negative working capital position of $1.5 billion. As of March 1, 2022, the Company does not have sufficient liquidity or capital resources to repay this debt at maturity without issuing new debt or equity. Management intends to satisfy this obligation through (i) the issuance of equity and equity-linked instruments and (ii) the issuance of long-term debt. These compose the permanent refinancing of the Questar Pipelines acquisition (refer to Note 15 - Business Acquisitions). Management also plans to facilitate the issuance of approximately $600 million of bonds partially intended to refinance other existing obligations at Southwest and for other of its general corporate purposes. See Note 8 - Debt. However, management maintains the discretion to seek alternative sources to refinance its near-term maturities, and can provide no assurances as to its ability to refinance these maturities with the intended methods or on attractive terms. See Item 1A “Risk Factors - Financial, Economic, and Market Risks” in our Annual Report on Form 10-K for the year ended December 31, 2021.
In April 2021, the Company entered into a Sales Agency Agreement between it and BNY Mellon Capital Markets, LLC and J.P. Morgan Securities LLC (the “Equity Shelf Program”) for the offer and sale of up to $500 million of common stock from time to time in an at-the-market offering program. The Company issued $157 million under this multi-year program during 2021. Net proceeds from the sales of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension, or improvement of pipeline systems and facilities located in and around the communities served by Southwest, as well as for repayment or repurchase of indebtedness (including amounts outstanding from time to time under the credit facilities, senior notes, Term Loan or future credit facilities), and to provide for working capital. See Note 7 - Common Stock.
In May 2019, the Company filed an earlier automatic shelf registration statement with the SEC for the offer and sale of up to $300 million of common stock from time to time in at-the-market offerings under the related prospectus and sales agency agreement. The Company issued the remaining capacity ($46 million) of this equity program during the quarter ended March 31, 2021.
In December 2021, as part of the acquisition of Questar Pipelines, the Company assumed existing unsecured long-term debt, including $430 million aggregate principal related to two private placement senior notes and public senior notes. For the three combined, interest rates vary from 3.53% to 4.875%, with the earliest maturity date relating to $100 million total amount due (in 2028).
In August 2021, Centuri, in association with the acquisition of Riggs Distler (refer to Note 15 - Business Acquisitions), entered into an amended and restated credit agreement. The agreement provided for a $1.145 billion secured term loan facility, at a discount of 1.00%, and a $400 million secured revolving credit facility, which in addition to funding the Riggs Distler acquisition, refinanced the previous $590 million loan facility. This multi-currency facility allows the borrower to request loan advances in either Canadian dollars or U.S. dollars. Amounts borrowed and repaid under the revolving line of credit portion of the facility are available to be re-borrowed. The obligations under the credit agreement are secured by present and future ownership interests in substantially all direct and indirect subsidiaries of Centuri, substantially all of the tangible and intangible personal property of each borrower, and certain of their direct and indirect subsidiaries, and all products, profits, and proceeds of the foregoing. The term loan facility matures on August 27, 2028 and the revolving credit facility matures on August 27, 2026. Centuri assets securing the facility at December 31, 2021 totaled $2.5 billion. The maximum amount outstanding on the combined facility during 2021 was $1.261 billion, which occurred in the fourth quarter, at which point $1.145 billion was outstanding on the term loan facility. At December 31, 2021, $103 million was outstanding on the revolving credit facility, and $1.117 billion that was outstanding on the term loan portion of the facility. Also at December 31, 2021, there was approximately $244 million, net of letters of credit, available for borrowing under the line of credit.

Interest rates for the holding company’s Term Loan Facility, Southwest’s Term Loan, and Centuri’s secured term loan facility contain LIBOR-based rates. Certain LIBOR-based rates are scheduled to be discontinued as a benchmark or reference rate after 2021, while other LIBOR-based rates are scheduled to be discontinued after June 2023. As of December 31, 2021, Southwest had $250 million in outstanding borrowings under its Term Loan and $130 million outstanding under its credit facility. At the same time, the Company had $3.2 billion in aggregate outstanding borrowings under both Centuri’s combined facility, the Company’s Term Loan Facility, Southwest’s Term Loan, and credit facilities that have interest rates with reference to LIBOR and maturity dates that extend beyond 2021. The Southwest and Southwest Gas Holdings credit facilities were amended on December 28, 2021 to replace LIBOR interest rate benchmarks with SOFR interest rate benchmarks; however, amounts outstanding at December 31, 2021 under these credit facilities were referenced to LIBOR and subsequently repaid shortly after year end. In order to mitigate the impact of a discontinuance on the Company’s and Southwest’s financial condition and results of operations, management will monitor developments and work with lenders, where relevant, to determine the appropriate replacement/alternative reference rate for variable rate debt. At this time the Company and Southwest can provide no assurances as to the impact a LIBOR discontinuance will have on their financial condition or results of operations. Any alternative rate may be less predictable or less attractive than LIBOR.
Credit Ratings
Credit ratings apply to debt securities such as bonds, notes, and other debt instruments and do not apply to equity securities such as common stock. Borrowing costs and the ability to raise funds are directly impacted by the credit ratings of the Company. Credit ratings issued by nationally recognized ratings agencies (Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“Standard & Poor’s”), and Fitch Ratings (“Fitch”)) provide a method for determining the creditworthiness of an issuer. Credit ratings are important because long-term debt constitutes a significant portion of total capitalization. These credit ratings are a factor considered by lenders when determining the cost of current and future debt for each debt obligor (i.e., generally the better the rating, the lower the cost to borrow funds). The current unsecured long-term debt ratings of the companies are considered investment grade.

	Moody's (1)	Standard & Poor's (2)	Fitch (3)
Southwest Gas Holdings, Inc.:
Issuer rating	Baa2	BBB-	BBB+
Outlook	Stable	Negative	Rating Watch Negative
Last reaffirmed	October 2021	January 2022	October 2021
Southwest Gas Corporation:
Senior unsecured long-term debt	Baa1	BBB	A
Outlook	Stable	Negative	Negative
Last reaffirmed	January 2021	January 2022	October 2021
Centuri Group, Inc.:
Issuer rating	Ba2	BB-	N/A
Outlook	Stable	Stable	N/A
Last reaffirmed	August 2021	August 2021	N/A
Dominion Energy Questar Pipeline, LLC:
Issuer rating	A3	BBB-	N/A
Outlook	Stable	Negative	N/A
Last reaffirmed	February 2021	January 2022	N/A
(1)Moody’s debt ratings range from Aaa (highest rating possible) to C (lowest quality, usually in default). A numerical modifier of 1 (high end of the category) through 3 (low end of the category) is included with the rating to indicate the approximate rank of a company within the range.
(2)Standard & Poor’s (“S&P”) debt ratings range from AAA (highest rating possible) to D (obligation is in default). The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus “+” or minus “-” sign to show relative standing within the major rating categories. The S&P outlook of “negative” was updated and the ratings were reaffirmed in January 2022 for both Southwest and the Company, reflected herein. S&P cited the short-term funding of the Questar Pipelines transaction and the execution risk associated with future equity issuances to more permanently fund the transaction as the primary drivers.
(3)Fitch debt ratings range from AAA (highest credit quality) to D (defaulted debt obligation). The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories. The Fitch outlook of “rating watch negative” for the Company and “negative” for Southwest was updated in October 2021. Fitch cited higher consolidated leverage following the completion of the Questar Pipelines acquisition for the Company, which is expected to resolve when a permanent financing structure is put into place. Additionally, Fitch cited unfavorable regulatory rate case decisions for Southwest.

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
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if these bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% Notes due 2041 are also subject to a minimum net worth requirement. At December 31, 2021, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.9 billion in additional debt could be issued and the leverage ratio requirement would still be met. At least $2 billion of cushion in equity relating to the minimum net worth requirement exists at December 31, 2021. No specific limitations as to dividends exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
At December 31, 2021, Southwest Gas Holdings, Inc. was also in compliance with all of its credit facility and 364-day Term Loan covenants. Interest and fees on its credit facility and 364-day Term Loan are subject to adjustment depending on its senior debt ratings. The credit facility and 364-day Term Loan are subject to a leverage ratio cap. Under the most restrictive of the financial covenants, approximately $1 billion in additional debt could be issued while still meeting the leverage ratio requirement. No specific limitations as to dividends exist under the collective covenants. The credit facility and 364-day Term Loan do not contain material adverse change clauses.
Certain Centuri debt instruments have leverage ratio caps and interest coverage ratio requirements. At December 31, 2021, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue approximately $320 million in additional debt and meet the leverage ratio requirement. Centuri has approximately $181 million of cushion relating to the minimum interest coverage ratio requirement. Centuri’s revolving credit and term loan facility is secured by underlying assets of the utility infrastructure services segment. Centuri also has restrictions on how much it could give to the Company in cash dividends, which is limited to a calculated available amount, generally defined as 50% of its rolling twelve-month consolidated net income adjusted for certain items, such as parent contributions inflows, Linetec redeemable noncontrolling interest payments, or dividend payments, among other adjustments, as applicable.
Bonus Depreciation
In 2017, with the enactment of U.S. tax reform, the bonus depreciation deduction percentage changed from 50% to 100% for “qualified property” placed in service after September 27, 2017 and before 2023. The bonus depreciation tax deduction phases out starting in 2023, by 20% for each of the five following years. Qualified property excludes public regulated operations property. The Company estimates bonus depreciation will defer the payment of approximately $24 million (which relates to utility infrastructure services operations) of federal income taxes for 2022.
Inflation
Inflation can impact results of operations for each of the Company’s business segments, and it has increased substantially over the past year. Labor, employee benefits, natural gas, professional services, and construction costs are the categories most significantly impacted by inflation. Changes to the cost of gas are generally recovered through PGA mechanisms and do not significantly impact net earnings. Labor, employee benefits, and professional services are components of the cost of service, and gas infrastructure costs are the primary component of utility rate base. In order to recover increased costs, and earn a fair return on rate base, general rate cases or other procedural filings are made by our regulated operations, when deemed necessary, for review and approval by regulatory authorities. Regulatory lag, that is, the time between the date increased costs are incurred and the time such increases are recovered through the ratemaking process, can impact earnings. See Rates and Regulatory Proceedings for a discussion of recent rate case proceedings.

Contractual Obligations
Our largest contractual obligations as of December 31, 2021 consisted of:

•Debt-related obligations for scheduled principal payments, other borrowings, and interest payments over the life of the debt. Debt obligations are included in our consolidated balance sheets. See Note 8 - Debt for additional information.
•Operating and finance leases are included in our consolidated balance sheets and represent multi-year obligations for buildings, land, equipment, and vehicles. See Note 2 - Regulated Operations Plant and Leases for additional information.
•Southwest has gas purchase obligations that include fixed-price and variable-rate gas purchase contracts. Variable-rate contracts reflect minimum contractual obligations with estimation in pricing based on market information. Actual future variable-rate purchase commitments may vary depending on market prices at the time of delivery and values may change significantly from their estimated amounts. Certain other variable-rate contracts allow for variability in quantities for which associated demand charges are included in the gas purchase obligations based on the maximum daily quantities available under the contracts. Renewable natural gas purchase obligations in which the commencement dates are not specifically determinable and the volumes and contract prices are inestimable until certain contract provisions are met are excluded from gas purchase obligations. As of December 31, 2021 gas purchase obligations of $108.8 million are payable within the next 12 months.
•Southwest has pipeline capacity and storage contracts for firm transportation service, both on a short- and long-term basis with several companies in all of its service territories, some with terms extending to 2044. Southwest also has interruptible contracts in place that allow additional capacity to be acquired should an unforeseen need arise. Costs associated with these pipeline capacity contracts are a component of the cost of gas sold and are recovered from customers primarily through the PGA mechanisms. As of December 31, 2021 pipeline capacity and storage obligations of $83.6 million are payable within 12 months.
•Other commitments associated with noncancelable obligations consist primarily of software licensing, equipment, outsourced processing subscriptions, and operating and/or maintenance agreements, as applicable.
•Estimated funding for pension and other postretirement benefits during calendar year 2022 is $59 million. Funding amounts for years beyond 2022 are not currently known.
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
Regulatory Accounting
Natural gas distribution operations and pipeline and storage operations are subject to the specific regulation of the ACC, PUCN, CPUC, or the FERC, as applicable. The accounting policies of the Company and Southwest conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. As such, the Company and Southwest are allowed to defer, as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers (subject to our rate-regulated operations) will occur. Companies are also permitted to recognize, as regulatory assets, amounts associated with various revenue decoupling mechanisms, as long as the requirements of alternative revenue programs permitted under U.S. GAAP continue to be met. Management reviews the regulatory assets to assess their ultimate recoverability within the approved regulatory guidelines. If rate recovery is no longer probable, due to competition or the actions of regulators, write-off of the related regulatory asset (which would be recognized as current-period expense) is required. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process. The timing and inclusion of costs in rates is often delayed (regulatory lag) and results in a reduction of current-period earnings. Refer to Note 5 - Regulatory Assets and Liabilities.
Accrued Utility Revenues
Revenues related to the sale and/or delivery of natural gas are generally recorded when natural gas is delivered to customers. However, the determination of natural gas sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, operating margin associated with natural gas service that has been provided but not yet billed is accrued. This accrued utility revenue is estimated each month based primarily on applicable rates, number of customers, rate structure, analyses reflecting significant historical trends, seasonality, and experience. The interplay of these assumptions can impact the variability of the accrued utility revenue estimates. All Southwest rate jurisdictions have decoupled rate structures, limiting variability due to extreme weather conditions. A substantial amount of Questar Pipelines revenue is subject to fixed reservation charges.
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
Accounting for Pensions and Other Postretirement Benefits
Southwest has a noncontributory qualified retirement plan with defined benefits covering substantially all employees hired on or before December 31, 2021. In addition, there is a separate unfunded supplemental retirement plan which is limited to officers hired on or before December 31, 2021. Pension obligations and costs for these plans are affected by the amount and timing of cash contributions to the plans, the return on plan assets, discount rates, and by employee demographics, including age, compensation, and length of service. Changes made to the provisions of the plans may also impact current and future pension costs. Actuarial formulas are used in the determination of pension obligations and costs and are affected by actual plan experience and assumptions about future experience. Key actuarial assumptions include the expected return on plan assets, the discount rate used in determining the projected benefit obligation and pension costs, and the assumed rate of increase in employee compensation. Relatively small changes in these assumptions (particularly the discount rate) may significantly affect pension obligations and costs for these plans. For example, a change of 0.25% in the discount rate assumption would change the pension plan projected benefit obligation by approximately $57 million and future pension expense by $5 million. A change of 0.25% in the employee compensation assumption would change the pension obligation by approximately $11 million and expense by $3 million. A 0.25% change in the expected asset return assumption would change pension expense by approximately $3 million (but has no impact on the pension obligation).
At December 31, 2021, the discount rate was 3.00%, an increase from the 2.75% rate used at December 31, 2020. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation escalation increased to 3.25% at December 31, 2021 compared to the 3.00% rate used at December 31, 2020. The asset return assumption of 6.50% to be used for 2022 expense was the same rate utilized for 2021. Pension costs for 2022 are estimated to decrease approximately $9.5 million as compared to that experienced in 2021. Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
Goodwill
Goodwill is assessed for impairment annually as of October, or more frequently, if events or changes in circumstances indicate an impairment may have occurred before that time. As permitted under accounting guidance on testing goodwill for impairment, we perform either a qualitative assessment or a quantitative assessment of each of our reporting units based on management’s judgment. Adjustment of values would only occur if conditions of impairment were deemed to be permanent. With respect to our qualitative assessments, we consider events and circumstances specific to us, such as macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance, when evaluating whether it is more likely than not that the fair values of our reporting units are less than their respective carrying amounts. The assumptions we use in our analysis are subject to uncertainty, and declines in the future performance of our reporting units and changing business conditions could result in the recognition of impairment charges, which could be significant. The Company’s reporting units are the same as its segments for purposes of impairment evaluation.
Business Combinations
In accordance with U.S. GAAP, the assets acquired and liabilities assumed in an acquired business are recorded at their estimated fair values on the date of acquisition. The amount of goodwill initially recognized in a business combination is based on the excess of the purchase price of the acquired company over the fair value of the other assets acquired and liabilities assumed. The determination of these fair values requires management to make significant estimates and assumptions. For example, assumptions with respect to the timing and amount of future revenues and expenses associated with an asset are used to determine its fair value, but the actual timing and amount may differ materially, resulting in impairment of the asset’s recorded value. In some cases, the Company engages independent third-party valuation firms to assist in determining the fair values of acquired assets and liabilities assumed. Critical assumptions used to value the trade name and customer relationship intangibles include, but are not limited to, future expected cash flows of the acquired business, trademarks, trade names, customer relationships, technology obsolescence, attrition rates, royalty rates, and discount rates. In addition, uncertain tax positions and tax-related valuation allowances assumed in connection with a business combination are initially estimated at the acquisition date. These items are reevaluated quarterly, based upon facts and circumstances that existed at the acquisition date with any adjustments to the preliminary estimates being recorded to goodwill, provided that the Company is within the twelve-month measurement period allowed by authoritative guidance. Subsequent to the measurement period or the final determination of the estimated value of the tax allowance or contingency, whichever comes first, changes to these uncertain tax positions and tax-related valuation allowances will affect the provision for income taxes in the Consolidated Statements of Income, and could have a material impact on the Company’s results of operations and financial position. Refer to Note 15 - Business Acquisitions.
Certifications
The SEC requires the filing of certifications of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of registrants regarding reporting accuracy, disclosure controls and procedures, and internal control over financial reporting as exhibits to periodic filings. The CEO and CFO certifications for the period ended December 31, 2021 are included as exhibits to the 2021 Annual Report on Form 10-K filed with the SEC.
Forward-Looking Statements
This annual report contains contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). All statements other than statements of historical fact included or incorporated by reference in this annual report are forward-looking statements, including, without limitation, statements regarding the Company’s plans, objectives, goals, intentions, projections, strategies, future events or performance, negotiations, and underlying assumptions. The words “may,” “if,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “continue,” “forecast,” “intend,” “endeavor,” “promote,” “seek,” and similar words and expressions are generally used and intended to identify forward-looking statements. For example, statements regarding plans to refinance near-term maturities, to separate Centuri from the Company, those regarding operating margin patterns, customer growth, the composition of our customer base, price volatility including that experienced related to gas prices in early 2021, seasonal patterns, the ability to pay debt, the Company’s COLI strategy, replacement market and new construction market, impacts from the COVID-19 pandemic, including on our employees, customers, or otherwise, our financial position, revenue, earnings, cash flows, debt covenants, operations, regulatory recovery, work deployment or resumption and related uncertainties stemming from the pandemic or otherwise, expected impacts of valuation adjustments associated with any redeemable noncontrolling interests, the profitability of storm work, mix of work, or absorption of fixed costs by larger infrastructure services customers including Southwest, the impacts of U.S. tax reform including disposition in any regulatory proceeding and bonus depreciation tax deductions, the impact of recent PHMSA rulemaking, the amounts and timing for completion of estimated future construction expenditures, plans to pursue infrastructure programs or programs under SB151 legislation, forecasted operating cash flows and results of operations, net earnings impacts or recovery of costs from gas infrastructure replacement and COYL programs and surcharges, funding sources of cash requirements, amounts generally expected to be reflected in future period revenues from regulatory rate proceedings including amounts requested or settled from recent and ongoing general rate cases or other regulatory proceedings, the outcome of judicial review of the previous Nevada rate case, rates and surcharges, PGA administration and recovery, and other rate adjustments, sufficiency of working capital and current credit facilities or the ability to cure negative working capital balances, bank lending practices, the Company’s views regarding its liquidity position, ability to raise funds and receive external financing capacity and the intent and ability to issue various financing instruments and stock under the existing at-the-market equity program or otherwise, including with regard to the permanent refinancing of the Questar Pipelines acquisition, future dividend increases and the Board’s current target dividend payout ratio, pension and postretirement benefits, certain impacts of tax acts, the effect of any other rate changes or regulatory proceedings, contract or construction change order negotiations, impacts of accounting standard updates, statements regarding future gas prices, gas purchase contracts and pipeline imbalance charges or claims related thereto, recoverability of regulatory assets, the impact of certain legal proceedings or claims, and the timing and results of future rate hearings, including any ongoing or future general rate cases and other proceedings, and the final resolution for recovery of the CDMI-related amounts and balances in any jurisdiction and statements regarding pending approvals are forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.
A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, customer growth rates, conditions in the housing market, inflation, sufficiency of labor markets and ability to timely hire qualified employees or similar resources, the impacts of COVID-19 including that which may result from a continued or sustained restriction by government officials or otherwise, including impacts on employment in our territories, the health impacts to our customers and employees due to the persistence of the virus or virus variants or efficacy of vaccines, the ability to collect on customer accounts due to the suspension or lifted moratorium on late fees or service disconnection in any or all jurisdictions, the ability to obtain regulatory recovery of all costs and financial impacts resulting from the pandemic, the ability of the infrastructure services business to resume or continue work with all customers and the impact of a delay or termination of work as a result thereof, the impacts of future restrictions placed on our business by government regulation or otherwise (such as self-imposed restrictions for the safety of employees and customers), including related to personal distancing, investment in personal protective equipment and other protocols, the impact of a resurgence of the virus or its variants following the ongoing resumption of commerce in our territories, and decisions of Centuri customers (including Southwest) as to whether to pursue capital projects due to economic impacts resulting from the pandemic or otherwise, the ability to recover and timing thereof related to costs associated with the PGA mechanisms or other regulatory assets or programs, the effects of regulation/deregulation, governmental or regulatory policy regarding pipeline safety, greenhouse gas emissions, natural gas or alternative energy, the regulatory support for ongoing infrastructure programs or expansions, the timing and amount of rate relief, the timing and methods determined by regulators to refund amounts to customers resulting from U.S. tax reform, changes in rate design, variability in volume of gas or transportation and storage service sold to customers, changes in gas procurement practices, changes in capital requirements and funding, including our ability to refinancing for the Questar Pipelines acquisition based on our plans or at all, the impact of credit rating actions and conditions in the capital markets on financing costs, the impact of variable rate indebtedness associated with a discontinuance of LIBOR including in relation to amounts of indebtedness then outstanding, changes in construction expenditures and financing, levels of or changes in operations and maintenance expenses, effects of pension or other postretirement benefit expense forecasts or plan modifications, accounting changes and regulatory treatment related thereto, currently unresolved and future liability claims and disputes, changes in pipeline capacity for the transportation of gas and related costs, results of Centuri bid work, the impact of weather on Centuri’s operations, projections about acquired business’ earnings (including accretion to earnings in 2022) or those that may be planned, future acquisition-related costs, differences between actual experience and projections in costs to integrate or stand up portions of newly acquired business operations, impacts of changes in value of any redeemable noncontrolling interests if at other than fair value, Centuri utility infrastructure expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements, outcomes from contract and change order negotiations, ability to successfully procure new work and impacts from work awarded or failing to be awarded from significant customers (collectively, including from Southwest), the mix of work awarded, the amount of work awarded to Centuri following the lifting of work stoppages or reduction, the result of productivity inefficiencies from regulatory requirements or otherwise, delays in commissioning individual projects, acquisitions and management’s plans related thereto, the ability of management to successfully finance, close, and assimilate any acquired businesses, the timing and ability of management to successfully separate Centuri from the Company, the impact on our stock price or our credit ratings due to undertaking or failing to undertake acquisition or divestiture activities or other strategic endeavors, the impact on our stock price, costs, or businesses from the stock rights program, actions or disruptions or continuation thereof related to significant stockholders and their activism, competition, our ability to raise capital in external financings, our ability to continue to remain within the ratios and other limits subject to our debt covenants, and ongoing evaluations in regard to goodwill and other intangible assets. In addition, the Company can provide no assurance that its discussions regarding certain trends or plans relating to its financing and operating expenses will continue, proceed as planned, cease to continue, or fail to be alleviated, in future periods. For additional information on the risks associated with the Company’s business, see Item 1A. Risk Factors and Item 7A. Quantitative and Qualitative Disclosures About Market Risk in this Annual Report on Form 10-K for the year ended December 31, 2021.
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

Common Stock Price and Dividend Information
The principal market on which the common stock of the Company is traded is the New York Stock Exchange and the ticker symbol of the stock is “SWX.” At February 15, 2022, there were 11,159 holders of record of common stock, and the market price of the common stock was $65.22.
Dividends are payable on the Company’s common stock at the discretion of the Board of Directors (the “Board”). In setting the dividend rate, the Board considers, among other factors, current and expected future earnings levels, our ongoing capital expenditure plans and expected external funding needs, our payout ratio, and our ability to maintain credit ratings and liquidity. The quarterly common stock dividend declared was 54.5 cents per share throughout 2019, 57.0 cents per share throughout 2020, and 59.5 cents per share throughout 2021. The Company has paid dividends on its common stock since 1956 and has increased that dividend each year since 2007. In February 2022, the Board elected to increase the quarterly dividend from $0.595 to $0.62 per share, representing a 4.2% increase, effective with the June 2022 payment. The Board currently targets a payout ratio of 55% to 65% of consolidated earnings per share.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except par value)

	December 31,
	2021	2020
ASSETS
Regulated operations plant:
Gas plant	$10,789,690	$8,384,000
Less: accumulated depreciation	(3,397,736)	(2,419,348)
Construction work in progress	202,068	211,429
Net regulated operations plant	7,594,022	6,176,081
Other property and investments	1,316,479	834,245
Current assets:
Cash and cash equivalents	222,697	83,352
Accounts receivable, net of allowances	707,127	522,172
Accrued utility revenue	84,900	82,400
Income taxes receivable, net	16,816	10,884
Deferred purchased gas costs	291,145	2,053
Prepaid and other current assets	292,082	170,152
Total current assets	1,614,767	871,013
Noncurrent assets:
Goodwill	1,781,332	345,184
Deferred income taxes	121	455
Deferred charges and other assets	458,536	508,875
Total noncurrent assets	2,239,989	854,514
Total assets	$12,765,257	$8,735,853

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $1 par (authorized – 120,000,000 shares; issued and outstanding – 60,422,081 and 57,192,925 shares)	$62,052	$58,823
Additional paid-in capital	1,824,216	1,609,155
Accumulated other comprehensive loss, net	(46,761)	(61,003)
Retained earnings	1,114,313	1,067,978
Total Southwest Gas Holdings, Inc. equity	2,953,820	2,674,953
Redeemable noncontrolling interests	196,717	165,716
Long-term debt, less current maturities	4,115,684	2,732,200
Total capitalization	7,266,221	5,572,869
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	297,324	40,433
Short-term debt	1,909,000	107,000
Accounts payable	353,365	231,301
Customer deposits	59,327	67,920
Income taxes payable, net	6,734	12,556
Accrued general taxes	53,473	48,640
Accrued interest	30,964	20,536
Deferred purchased gas costs	5,736	54,636
Other current liabilities	396,126	328,945
Total current liabilities	3,112,049	911,967
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	768,868	647,453
Accumulated removal costs	480,583	404,000
Other deferred credits and other long-term liabilities	1,137,536	1,199,564
Total deferred income taxes and other credits	2,386,987	2,251,017
Total capitalization and liabilities	$12,765,257	$8,735,853
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2021	2020	2019
Operating revenues:
Gas operating revenues	$1,521,790	$1,350,585	$1,368,939
Utility infrastructure services revenues	2,158,661	1,948,288	1,750,978
Total operating revenues	3,680,451	3,298,873	3,119,917
Operating expenses:
Net cost of gas sold	430,907	342,837	385,164
Operations and maintenance	473,146	408,116	424,150
Depreciation and amortization	371,041	332,027	303,237
Taxes other than income taxes	80,343	63,460	62,328
Utility infrastructure services expenses	1,955,467	1,729,429	1,573,227
Total operating expenses	3,310,904	2,875,869	2,748,106
Operating income	369,547	423,004	371,811
Other income and (expenses):
Net interest deductions	(119,198)	(111,477)	(109,226)
Other income (deductions)	(3,499)	(6,789)	10,085
Total other income and (expenses)	(122,697)	(118,266)	(99,141)
Income before income taxes	246,850	304,738	272,670
Income tax expense	39,648	65,753	56,023
Net income	207,202	238,985	216,647
Net income attributable to noncontrolling interests	6,423	6,661	2,711
Net income attributable to Southwest Gas Holdings, Inc.	$200,779	$232,324	$213,936
Earnings per share:
Basic	$3.39	$4.15	$3.94
Diluted	$3.39	$4.14	$3.94
Weighted average shares:
Basic	59,145	55,998	54,245
Diluted	59,259	56,076	54,312
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

	Year Ended December 31,
	2021	2020	2019
Net income	$207,202	$238,985	$216,647
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial gain (loss)	44,974	(43,730)	(54,026)
Amortization of prior service cost	729	878	966
Amortization of net actuarial loss	33,894	28,751	17,766
Prior service cost	—	—	(1,426)
Regulatory adjustment	(67,027)	5,650	28,077
Net defined benefit pension plans	12,570	(8,451)	(8,643)
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	1,652	2,467	2,541
Net forward-starting interest rate swaps	1,652	2,467	2,541
Foreign currency translation adjustments	20	1,713	2,038
Total other comprehensive income (loss), net of tax	14,242	(4,271)	(4,064)
Comprehensive income	221,444	234,714	212,583
Comprehensive income attributable to noncontrolling interests	6,423	6,661	2,711
Comprehensive income attributable to Southwest Gas Holdings, Inc.	$215,021	$228,053	$209,872
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended December 31,
	2021	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$207,202	$238,985	$216,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	371,041	332,027	303,237
Deferred income taxes	61,212	50,717	54,162
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(51,554)	(48,772)	(54,245)
Accrued utility revenue	(2,500)	(3,300)	(1,900)
Deferred purchased gas costs	(343,728)	36,239	(58,491)
Accounts payable	50,426	(7,694)	(1,865)
Accrued taxes	(6,725)	15,171	5,243
Other current assets and liabilities	(89,209)	107,427	74,137
Gains on sale of equipment	(6,906)	(1,848)	(5,473)
Changes in undistributed stock compensation	9,294	7,114	6,896
Equity AFUDC	—	(4,724)	(4,161)
Changes in deferred charges and other assets	(13,541)	(32,591)	(21,051)
Changes in other liabilities and deferred credits	(73,629)	(62,671)	(12,764)
Net cash provided by operating activities	111,383	626,080	500,372
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(715,626)	(825,105)	(938,148)
Acquisition of businesses, net of cash acquired	(2,354,260)	—	(47,638)
Changes in customer advances	15,974	14,033	19,001
Other	18,256	9,003	15,153
Net cash used in investing activities	(3,035,656)	(802,069)	(951,632)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock, net	213,641	139,245	157,946
Dividends paid	(138,222)	(125,504)	(116,127)
Issuance of long-term debt, net	1,660,696	662,377	531,596
Retirement of long-term debt	(452,664)	(356,406)	(213,789)
Change in credit facility and commercial paper	(20,000)	—	—
Change in short-term portion of credit facilities	(48,000)	(104,000)	59,000
Issuance of short-term debt	1,850,000	—	—
Withholding remittance – share-based compensation	(1,264)	(2,736)	(1,858)
Other	(729)	(3,402)	(1,488)
Net cash provided by financing activities	3,063,458	209,574	415,280
Effects of currency translation on cash and cash equivalents	160	228	158
Change in cash and cash equivalents	139,345	33,813	(35,822)
Cash and cash equivalents at beginning of period	83,352	49,539	85,361
Cash and cash equivalents at end of period	$222,697	$83,352	$49,539
SUPPLEMENTAL INFORMATION:
Interest paid, net of amounts capitalized	$104,352	$105,182	$102,258
Income taxes paid (received), net	$4,208	$(10,951)	$2,752
 The accompanying notes are an integral part of these statements.

SOUTHWEST GAS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except per share amounts)

	Year Ended December 31,
	2021	2020	2019
Common stock shares
Beginning balances	57,193	55,007	53,026
Common stock issuances	3,229	2,186	1,981
Ending balances	60,422	57,193	55,007
Common stock amount
Beginning balances	$58,823	$56,637	$54,656
Common stock issuances	3,229	2,186	1,981
Ending balances	62,052	58,823	56,637
Additional paid-in capital
Beginning balances	1,609,155	1,466,937	1,305,769
Common stock issuances	219,298	142,218	161,620
Promissory notes in association with redeemable noncontrolling interest	(4,237)	—	—
Change in ownership of noncontrolling interest	—	—	(452)
Ending balances	1,824,216	1,609,155	1,466,937
Accumulated other comprehensive loss
Beginning balances	(61,003)	(56,732)	(52,668)
Foreign currency exchange translation adjustment	20	1,713	2,038
Net actuarial gain (loss) arising during period, less amortization of unamortized benefit plan cost, net of tax	12,570	(8,451)	(8,643)
FSIRS amounts reclassified to net income, net of tax	1,652	2,467	2,541
Ending balances	(46,761)	(61,003)	(56,732)
Retained earnings
Beginning balances	1,067,978	1,039,072	944,285
Net income	200,779	232,324	213,936
Redemption value adjustments	(12,016)	(74,513)	—
Dividends declared	(142,428)	(128,905)	(119,149)
Ending balances	1,114,313	1,067,978	1,039,072
Total Southwest Gas Holdings, Inc. equity ending balances	2,953,820	2,674,953	2,505,914
Noncontrolling interest
Beginning balances	—	—	(452)
Change in ownership of noncontrolling interest	—	—	452
Ending balances	—	—	—
Total equity ending balances	$2,953,820	$2,674,953	$2,505,914
Dividends declared per common share	$2.38	$2.28	$2.18
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

	December 31,
	2021	2020
ASSETS
Regulated operations plant:
Gas plant	$8,901,575	$8,384,000
Less: accumulated depreciation	(2,538,508)	(2,419,348)
Construction work in progress	183,485	211,429
Net regulated operations plant	6,546,552	6,176,081
Other property and investments	153,093	143,611
Current assets:
Cash and cash equivalents	38,691	41,070
Accounts receivable, net of allowance	169,666	146,861
Accrued utility revenue	84,900	82,400
Income taxes receivable, net	7,826	11,155
Deferred purchased gas costs	291,145	2,053
Receivable from parent	1,031	—
Prepaid and other current assets	242,243	152,748
Total current assets	835,502	436,287
Noncurrent assets:
Goodwill	10,095	10,095
Deferred charges and other assets	405,021	490,562
Total noncurrent assets	415,116	500,657
Total assets	$7,950,263	$7,256,636

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock	$49,112	$49,112
Additional paid-in capital	1,618,911	1,410,345
Accumulated other comprehensive loss, net	(46,913)	(61,135)
Retained earnings	906,827	835,146
Total equity	2,527,937	2,233,468
Long-term debt, less current maturities	2,440,603	2,438,206
Total capitalization	4,968,540	4,671,674
Commitments and contingencies (Note 10)
Current liabilities:
Current maturities of long-term debt	275,000	—
Short-term debt	250,000	57,000
Accounts payable	234,070	161,646
Customer deposits	56,127	67,920
Accrued general taxes	53,064	48,640
Accrued interest	22,926	20,495
Deferred purchased gas costs	—	54,636
Payable to parent	—	142
Other current liabilities	146,422	146,046
Total current liabilities	1,037,609	556,525
Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	638,828	581,100
Accumulated removal costs	424,000	404,000
Other deferred credits and other long-term liabilities	881,286	1,043,337
Total deferred income taxes and other credits	1,944,114	2,028,437
Total capitalization and liabilities	$7,950,263	$7,256,636
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of dollars)

	Year Ended December 31,
	2021	2020	2019
Gas operating revenues	$1,521,790	$1,350,585	$1,368,939
Operating expenses:
Net cost of gas sold	430,907	342,837	385,164
Operations and maintenance	438,550	406,382	422,174
Depreciation and amortization	253,398	235,295	215,620
Taxes other than income taxes	80,343	63,460	62,328
Total operating expenses	1,203,198	1,047,974	1,085,286
Operating income	318,592	302,611	283,653
Other income and (expenses):
Net interest deductions	(97,560)	(101,148)	(95,026)
Other income (deductions)	(4,559)	(6,590)	9,517
Total other income and (expenses)	(102,119)	(107,738)	(85,509)
Income before income taxes	216,473	194,873	198,144
Income tax expense	29,338	35,755	34,973
Net income	$187,135	$159,118	$163,171
The accompanying notes are an integral part of these statements.

 SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of dollars)

	Year Ended December 31,
	2021	2020	2019
Net income	$187,135	$159,118	$163,171
Other comprehensive income (loss), net of tax
Defined benefit pension plans:
Net actuarial gain (loss)	44,974	(43,730)	(54,026)
Amortization of prior service cost	729	878	966
Amortization of net actuarial loss	33,894	28,751	17,766
Prior service cost	—	—	(1,426)
Regulatory adjustment	(67,027)	5,650	28,077
Net defined benefit pension plans	12,570	(8,451)	(8,643)
Forward-starting interest rate swaps (“FSIRS”):
Amounts reclassified into net income	1,652	2,467	2,541
Net forward-starting interest rate swaps	1,652	2,467	2,541
Total other comprehensive income (loss), net of tax	14,222	(5,984)	(6,102)
Comprehensive income	$201,357	$153,134	$157,069
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended December 31,
	2021	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$187,135	$159,118	$163,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	253,398	235,295	215,620
Deferred income taxes	53,237	44,997	33,681
Changes in current assets and liabilities:
Accounts receivable, net of allowances	(22,806)	3,933	(10,737)
Accrued utility revenue	(2,500)	(3,300)	(1,900)
Deferred purchased gas costs	(343,728)	36,239	(58,491)
Accounts payable	57,764	9,618	(27,473)
Accrued taxes	7,753	(1,527)	8,895
Other current assets and liabilities	(70,271)	48,545	89,171
Changes in undistributed stock compensation	6,392	5,294	5,146
Equity AFUDC	—	(4,724)	(4,161)
Changes in deferred charges and other assets	(28,743)	(44,291)	(31,767)
Changes in other liabilities and deferred credits	(72,386)	(65,136)	(13,361)
Net cash provided by operating activities	25,245	424,061	367,794
CASH FLOW FROM INVESTING ACTIVITIES:
Construction expenditures and property additions	(601,983)	(692,216)	(778,748)
Changes in customer advances	15,973	14,033	19,001
Other	(32)	771	(95)
Net cash used in investing activities	(586,042)	(677,412)	(759,842)
CASH FLOW FROM FINANCING ACTIVITIES:
Contributions from parent	202,583	177,922	159,936
Dividends paid	(111,400)	(104,500)	(95,900)
Issuance of long-term debt, net	297,318	446,508	297,222
Retirement of long-term debt	—	(125,000)	—
Change in credit facility and commercial paper	(20,000)	—	—
Change in short-term debt	193,000	(137,000)	42,000
Withholding remittance – share-based compensation	(1,263)	(2,736)	(1,858)
Other	(1,820)	(1,262)	(825)
Net cash provided by financing activities	558,418	253,932	400,575
Change in cash and cash equivalents	(2,379)	581	8,527
Cash and cash equivalents at beginning of period	41,070	40,489	31,962
Cash and cash equivalents at end of period	$38,691	$41,070	$40,489
SUPPLEMENTAL INFORMATION:
Interest paid, net of amounts capitalized	$90,240	$96,726	$88,658
Income taxes paid (received), net	$(13,529)	$(19,603)	$678
The accompanying notes are an integral part of these statements.

SOUTHWEST GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Year Ended December 31,
	2021	2020	2019
Common stock shares
Beginning and ending balances	47,482	47,482	47,482
Common stock amount
Beginning and ending balances	$49,112	$49,112	$49,112
Additional paid-in capital
Beginning balances	1,410,345	1,229,083	1,065,242
Share-based compensation	5,983	3,340	3,905
Contributions from Southwest Gas Holdings, Inc.	202,583	177,922	159,936
Ending balances	1,618,911	1,410,345	1,229,083
Accumulated other comprehensive loss
Beginning balances	(61,135)	(55,151)	(49,049)
Net actuarial gain (loss) arising during period, less amortization of unamortized benefit plan cost, net of tax	12,570	(8,451)	(8,643)
FSIRS amounts reclassified to net income, net of tax	1,652	2,467	2,541
Ending balances	(46,913)	(61,135)	(55,151)
Retained earnings
Beginning balances	835,146	782,108	717,155
Net income	187,135	159,118	163,171
Share-based compensation	(854)	(780)	(618)
Dividends declared to Southwest Gas Holdings, Inc.	(114,600)	(105,300)	(97,600)
Ending balances	906,827	835,146	782,108
Total Southwest Gas Corporation equity ending balances	$2,527,937	$2,233,468	$2,005,152
The accompanying notes are an integral part of these statements.

Note 1 - Background, Organization, and Summary of Significant Accounting Policies
Nature of Operations. This is a combined annual report of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) and Southwest Gas Corporation and its subsidiaries (“Southwest” or the “natural gas distribution” segment). The notes to the consolidated financial statements apply to both entities. Southwest Gas Holdings, Inc., a Delaware corporation, is a holding company, owning all of the shares of common stock of Southwest, all of the shares of common stock of Centuri Group, Inc. (“Centuri” or the “utility infrastructure services” segment), and all of the membership interests in the newly acquired Dominion Energy Questar Pipeline, LLC and related entities through the newly formed entity, MountainWest Pipelines Holding Company (herein referred to interchangeably as “Questar Pipelines” or “MountainWest”). Questar Pipelines is a third segment, referred to as the “pipeline and storage” segment. Southwest was previously referred to as the natural gas operations segment; with the addition of the Questar Pipelines natural gas interstate transmission and storage services, Southwest, primarily consisting of intrastate natural gas service to customers, will be referred to as indicated above.
In October 2021, the Company entered into an agreement with Dominion Energy Questar Corporation, a wholly owned subsidiary of Dominion Energy, Inc., to acquire all equity interests in Questar Pipelines. On December 31, 2021, the Company completed the acquisition of Questar Pipelines. As a result of the acquisition closing on December 31, 2021, the Company’s Consolidated Statements of Income and Consolidated Statements of Cash Flows do not reflect results of operations or operating activities of Questar Pipelines otherwise occurring during 2021. Subsequent to the completion of the acquisition, and as noted above, the Company formed MountainWest, a wholly owned subsidiary, owning all of the membership interests in Questar Pipelines. Questar Pipelines, and the businesses underlying it, will be renamed under the MountainWest branding in the first half of 2022. See Note 15 - Business Acquisitions for additional information. The acquired operations further diversify the Company’s business in the midstream sector, with an expansion of interstate natural gas pipelines and underground storage services, primarily composed of regulated operations under the jurisdiction of the Federal Energy Regulatory Commission (the “FERC”), thereby expanding natural gas transportation services into Utah, Wyoming, and Colorado. The total consideration for the acquisition was $1.576 billion, including transaction costs paid on behalf of the seller and an estimated post-closing payment. The Company initially financed the purchase of this acquisition with a $1.6 billion draw under the 364-day term loan entered into in November 2021. See Note 8 - Debt for more information.
On March 1, 2022, the Company announced that its Board of Directors (the “Board”) determined to separate Centuri from Southwest Gas Holdings, Inc. and has authorized management to complete the separation within the next nine to twelve months. Management intends to evaluate various alternatives to determine the optimal structure to maximize stockholder value. Depending on the form the separation takes, it will likely be subject to a number of conditions.
Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Public utility rates, practices, facilities, and service territories of Southwest are subject to regulatory oversight. The timing and amount of rate relief can materially impact results of operations. Natural gas purchases and the timing of related recoveries can materially impact liquidity. Results for the natural gas distribution segment are higher during winter periods due to the seasonality incorporated in its regulatory rate structures.
Centuri is a strategic utility infrastructure services company dedicated to partnering with North America’s gas and electric providers to build and maintain the energy network that powers millions of homes across the United States (“U.S.”) and Canada. Centuri derives revenue primarily from installation, replacement, repair, and maintenance of energy networks. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), NPL Canada Ltd. (“NPL Canada”), New England Utility Constructors, Inc. (“Neuco”), Linetec Services, LLC (“Linetec”), and Riggs Distler & Company, Inc. (“Riggs Distler”). Utility infrastructure services activity is seasonal in many of Centuri’s operating areas. Peak periods are the summer and fall months in colder climate areas, such as the northeastern and midwestern U.S. and in Canada. In warmer climate areas, such as the southwestern and southeastern U.S., utility infrastructure services activity continues year round. Centuri completed the acquisition of Drum Parent LLC, formerly Drum Parent, Inc. (“Drum”), including Drum’s most significant operating subsidiary, Riggs Distler, in August 2021, thereby expanding Centuri’s electric infrastructure services footprint in the northeast and mid-Atlantic regions of the U.S. See Note 15 - Business Acquisitions for more information.
MountainWest includes Dominion Energy Questar Pipeline, LLC, along with its subsidiary, Dominion Energy Overthrust Pipeline, LLC, and an equity interest in White River Hub, LLC, which is not consolidated, along with non-regulated businesses providing analytical and measurement services, and natural gas gathering.
Basis of Presentation. The Company follows accounting principles generally accepted in the United States (“U.S. GAAP”) in accounting for all of its businesses. Unless specified otherwise, all amounts are in U.S. dollars. Accounting for regulated operations conforms with U.S. GAAP as applied to rate-regulated companies and as prescribed by federal agencies and commissions of the various states in which the rate-regulated companies operate. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Consolidation. The accompanying financial statements are presented on a consolidated basis for Southwest Gas Holdings, Inc. and all subsidiaries and Southwest Gas Corporation and all subsidiaries as of December 31, 2021 (except those accounted for using the equity method as discussed below). All significant intercompany balances and transactions have been eliminated with the exception of transactions between Southwest and Centuri in accordance with accounting treatment for rate-regulated entities.
Centuri, through its subsidiaries, holds a 50% interest in W.S. Nicholls Western Construction Ltd. (“Western”), a Canadian infrastructure services company that is a variable interest entity. Centuri determined that it is not the primary beneficiary of the entity due to a shared-power structure; therefore, Centuri does not consolidate the entity and has recorded its investment, and results related thereto, using the equity method. The investment in Western, related earnings, and dividends received from Western in 2021 and 2020 were not significant. Centuri’s maximum exposure to loss as a result of its involvement with Western was estimated at $12.6 million as of December 31, 2021.
MountainWest, through its subsidiaries, holds a 50% noncontrolling interest in White River Hub, LLC, a FERC-regulated transporter of natural gas with facilities that connect with six interstate pipeline systems and a major processing plant in Colorado. As noted above, Questar Pipelines does not consolidate the entity and has recorded its investment using the equity method. The investment in White River Hub is approximately $25.6 million, the related proportional earnings and dividends for which are not expected to be significant to the Company. The investment is included in Other property and investments on the Company’s Consolidated Balance Sheet at December 31, 2021.
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
The Company primarily used quoted market prices and other observable market pricing information (exclusive of purchase accounting adjustments as noted in Note 15 - Business Acquisitions) in valuing cash and cash equivalents, long-term debt outstanding, and assets of the qualified pension plan and the postretirement benefits other than pensions required to be recorded and/or disclosed at fair value. The Company uses prices and inputs that are current as of the measurement date, and recognizes transfers between levels at either the actual date of an event or a change in circumstance that caused the transfer.
Net Regulated Operations Plant. Net regulated operations plant includes gas plant at original cost, less the accumulated provision for depreciation and amortization, plus any unamortized balance of acquisition adjustments. Original cost generally includes contracted services, material, payroll, and related costs such as taxes and certain benefits, general and administrative expenses, and an allowance for funds used during construction, less contributions in aid of construction. See also Depreciation and Amortization below.

Other Property and Investments. Other property and investments on Southwest’s and the Company’s Consolidated Balance Sheets includes:

	December 31,
(Thousands of dollars)	2021	2020
Net cash surrender value of COLI policies	$149,947	$140,874
Other property	3,146	2,737
Total Southwest Gas Corporation	153,093	143,611
Non-regulated property, equipment, and intangibles	1,616,392	1,089,414
Non-regulated accumulated provision for depreciation and amortization	(512,343)	(422,741)
Other property and investments	59,337	23,961
Total Southwest Gas Holdings, Inc.	$1,316,479	$834,245
Included in the table above are the net cash surrender values of company-owned life insurance (“COLI”) policies. These life insurance policies on members of management and other key employees are used by Southwest to indemnify itself against the loss of talent, expertise, and knowledge, as well as to provide indirect funding for certain nonqualified benefit plans. The term non-regulated in regard to assets and related balances in the table above is in reference to the non-rate regulated operations of Centuri, and to a more limited extent, MountainWest.
Intangible Assets. Intangible assets (other than goodwill) are amortized using the straight-line method to reflect the pattern of economic benefits consumed over the estimated periods benefited. The recoverability of intangible assets is evaluated when events or circumstances indicate that a revision of estimated useful lives is warranted or that an intangible asset may be impaired. These intangible assets are included in Other property and investments on the Company’s Consolidated Balance Sheets. Centuri’s intangible assets (other than goodwill) have finite lives and are associated with businesses previously acquired (including Riggs Distler). The balances at December 31, 2021 and 2020, respectively, were as follows:

	December 31, 2021
(Thousands of dollars)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$393,834	$(42,886)	$350,948
Trade name and trademarks	79,650	(7,093)	72,557
Customer contracts backlog	4,500	(1,500)	3,000
Total	$477,984	$(51,479)	$426,505

	December 31, 2020
Customer relationships	$154,757	$(29,237)	$125,520
Trade name and trademarks	23,618	(8,954)	14,664
Customer contracts backlog	270	(270)	—
Noncompete agreements	1,931	(1,931)	—
Total	$180,576	$(40,392)	$140,184
Amortization expense for the acquired intangible assets listed above for the years ended December 31, 2021, 2020, and 2019 was $17.3 million, $10.8 million, and $10.7 million, respectively.
The estimated future amortization of the intangible assets for the next five years and thereafter is as follows:

(Thousands of dollars)
2022	$29,814
2023	26,814
2024	26,814
2025	26,769
2026	26,580
Thereafter	289,714
Total	$426,505

See Note 2 - Regulated Operations Plant and Leases for additional information regarding natural gas distribution intangible assets.
Cash and Cash Equivalents. For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and financial instruments with original maturities of three months or less. Such investments are carried at cost, which approximates market value. Cash and cash equivalents of the Company include $20 million of money market fund investments at December 31, 2021, and an insignificant amount at December 31, 2020. The money market fund investments for Southwest were insignificant at both balance sheet dates. These investments fall within Level 2 of the fair value hierarchy, due to the asset valuation methods used by money market funds.
Typical non-cash investing activities for the Company and Southwest include capital expenditures that were not paid as of year end that are included in accounts payable totaling approximately $19.4 million. Additionally for Southwest, non-cash investing activities include customer advances applied as contributions toward utility construction activity, such amounts were not significant for the periods presented herein. Also, see Note 2 - Regulated Operations Plant and Leases for information related to right-of-use (“ROU”) assets obtained in exchange for lease liabilities, which are non-cash investing and financing activities. ROU assets and lease liabilities are also subject to non-cash impacts as a result of other factors, such as lease terminations and modifications.
Income Taxes. The asset and liability method of accounting is utilized for the recognition of income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are anticipated to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. For regulatory and financial reporting purposes, investment tax credits (“ITC”) related to gas utility operations are deferred and amortized over the life of related fixed assets. As of December 31, 2021, the Company had cumulative book earnings of approximately $59 million in its foreign jurisdiction. Management previously asserted and continues to assert that all the earnings of Centuri’s Canadian subsidiaries will be permanently reinvested in Canada. As a result, no U.S. deferred income taxes have been recorded related to cumulative foreign earnings.
The Financial Accounting Standards Board (the “FASB”) issued guidance to allow an accounting policy election of either (i) treating taxes attributable to future taxable income related to Global Intangible Low-Taxed Income (“GILTI”) as a current period expense when incurred or (ii) recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years. The Company has elected to treat GILTI as a current period cost when incurred and has considered the estimated 2021 GILTI impact, which was immaterial, to its 2021 tax expense.
Deferred Purchased Gas Costs. The various regulatory commissions have established procedures to enable the rate-regulated companies to adjust billing rates for changes in the cost of natural gas purchased. The difference between the current cost of gas purchased and the cost of gas recovered in billed rates is deferred. Generally, these deferred amounts are recovered or refunded within one year.
In mid-February 2021, the central U.S. (from south Texas to North Dakota and the eastern Rocky Mountains) experienced extreme cold temperatures, which increased natural gas demand and caused supply issues due to wellhead freeze-offs, power outages, or other adverse operating conditions upstream of Southwest’s distribution systems. These conditions caused daily natural gas prices to reach unprecedented levels. During this time, Southwest secured natural gas supplies, albeit at substantially higher prices, maintaining service to its customers. The incremental cost for these supplies was approximately $250 million, funded using a 364-day $250 million term loan executed in March 2021 (see Note 8 - Debt). The incremental gas costs were included, for collection from customers, as part of the purchased gas adjustment (“PGA”) mechanisms.
Prepaid and other current assets. Prepaid and other current assets for Southwest and the Company include, among other things, accrued purchased gas costs of $52 million in 2021 and $29 million in 2020, and gas pipe materials and operating supplies of $62.9 million in 2021 and $50 million in 2020 (carried at weighted average cost). Additionally, at the Company, there was $4.5 million in gas pipe materials and operating supplies in 2021 relating to Questar Pipelines, for a total of $67.4 million.
In the third quarter of 2021, the Company and Southwest classified certain assets associated with its previous corporate headquarters as held for sale. As a result, the Company and Southwest reclassified approximately $31 million from Net regulated operations plant to Prepaid and other current assets on their respective Consolidated Balance Sheets during the third quarter of 2021; this was a non-cash item and therefore did not impact the Company’s or Southwest’s respective Consolidated Statements of Cash Flows.

Goodwill. As required by U.S. GAAP, goodwill is assessed for impairment annually, or more frequently, if circumstances indicate impairment to the carrying value of goodwill may have occurred. The goodwill impairment analysis was conducted as of October 1st using a qualitative assessment, as permitted by U.S. GAAP. Management of the Company and Southwest considered its reporting units and segments and determined that they remained consistent between periods presented below, and that no change was necessary with regard to the level at which goodwill is assessed for impairment. The Company and Southwest determined that it is not more likely than not that the fair values of the reporting units were less than their carrying amounts in either 2021 or 2020. Thus, no impairment was recorded in either year.
The Riggs Distler acquisition that was completed in August 2021 (see further discussion in Note 15 - Business Acquisitions) was deemed a stock purchase for tax purposes, and as a result, only pre-acquisition goodwill that was historically tax-deductible by Riggs Distler will continue to be deductible for tax purposes by the Company. The Questar Pipelines acquisition in December 2021 (also included in Note 15 - Business Acquisitions) was considered an asset purchase for tax purposes. As a result, goodwill associated with Questar Pipelines is expected to be tax deductible. Given the Company’s acquisition of Questar Pipelines occurred on December 31, 2021, the Company will assess related goodwill in association with the annual impairment assessment processes starting in 2022. Goodwill in Southwest’s natural gas distribution segment and in all of the Company’s operations, is reflected in their Consolidated Balance Sheets as follows (and as applicable):

(Thousands of dollars)	Natural Gas Distribution	Utility Infrastructure Services	Pipeline and Storage	Total Company
Balance, December 31, 2019	$10,095	$332,928	$—	$343,023
Foreign currency translation adjustment	—	2,161	—	2,161
Balance, December 31, 2020	10,095	335,089	—	345,184
Additional goodwill from Riggs Distler acquisition	—	449,501	—	449,501
Additional goodwill from Questar Pipelines acquisition	—	—	986,179	986,179
Foreign currency translation adjustment	—	468	—	468
Balance, December 31, 2021	$10,095	$785,058	$986,179	$1,781,332
Other Current Liabilities. Management recognizes in its balance sheets various liabilities that are expected to be settled through future cash payment within the next twelve months, including certain regulatory liabilities (refer to Note 5 - Regulatory Assets and Liabilities), customary accrued expenses for employee compensation and benefits, and declared but unpaid dividends.
Accumulated Removal Costs. Approved regulatory practices allow Southwest and Questar Pipelines to include in depreciation expense a component intended to recover removal costs associated with regulated operations plant retirements. In accordance with the Securities and Exchange Commission (“SEC”) position on presentation of these amounts, management reclassifies estimated removal costs from Accumulated depreciation to Accumulated removal costs within the liabilities section of the Consolidated Balance Sheets. Management regularly updates the estimated accumulated removal costs as amounts fluctuate between periods depending on the level of replacement work performed (and actual cost experience) compared to the estimated cost of removal in rates.
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
Intercompany Transactions. Centuri recognizes revenues generated from contracts with Southwest (see Note 13 - Segment Information). The accounts receivable balance, revenues, and associated profits are included in the consolidated financial statements of the Company and Southwest and were not eliminated during consolidation in accordance with accounting treatment for rate-regulated entities.
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
Operations and Maintenance Expense. Operations and maintenance expense includes Southwest’s operating and maintenance costs associated with serving utility customers and maintaining its distribution and transmission systems, uncollectible customer accounts expense, administrative and general salaries and expense, employee benefits expense excluding relevant non-service cost components, and legal expense (including injuries and damages).
Depreciation and Amortization. Regulated operations plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which compensate for removal costs (net of salvage value), and retirements, as approved by the appropriate regulatory agency. When plant is retired from service, the original cost of plant, including cost of removal, less salvage, is charged to the accumulated provision for depreciation. See also discussion regarding Accumulated Removal Costs above. Other regulatory assets, including acquisition adjustments, are amortized when appropriate, over time periods authorized by regulators. Non-regulated operations, including utility infrastructure services-related property and equipment are depreciated on a straight-line method based on the estimated useful lives of the related assets. Costs and gains related to refunding regulated operations debt and debt issuance expenses are deferred and amortized over the weighted-average lives of the new issues and become a component of interest expense.
Allowance for Funds Used During Construction (“AFUDC”). AFUDC represents the cost of both debt and equity funds used to finance regulated operations plant construction. AFUDC is capitalized as part of the cost of regulated operations plant. The debt portion of AFUDC is reported in the Company’s and Southwest’s Consolidated Statements of Income as an offset to Net interest deductions and the equity portion is reported as Other income. Regulated operations plant construction costs, including AFUDC, are recoverable as part of authorized rates through depreciation when completed projects are placed into operation, and general rate relief is requested and granted. AFUDC, disaggregated by type, included in the Company’s and Southwest’s Consolidated Statements of Income are presented in the table below:

(Thousands of dollars)	2021	2020	2019
AFUDC:
Debt portion	$1,046	$3,202	$4,558
Equity portion	—	4,724	4,161
AFUDC capitalized as part of regulated operations plant	$1,046	$7,926	$8,719
AFUDC rate	0.96%	5.51%	5.36%
Debt and equity AFUDC were impacted in 2021 by the amount of short-term debt outstanding based on the regulatory formula for each component.

Other Income (Deductions). The following table provides the composition of significant items included in Other income (deductions) on the Consolidated Statements of Income:

(Thousands of dollars)	2021	2020	2019
Southwest Gas Corporation – natural gas distribution segment:
Change in COLI policies	$8,800	$9,200	$17,400
Interest income	5,113	4,015	6,356
Equity AFUDC	—	4,724	4,161
Other components of net periodic benefit cost	(14,021)	(20,022)	(15,059)
Miscellaneous income and (expense)	(4,451)	(4,507)	(3,341)
Southwest Gas Corporation – total other income (deductions)	(4,559)	(6,590)	9,517
Utility infrastructure services segment:
Foreign transaction gain (loss)	(22)	(16)	546
Equity in earnings of unconsolidated investment – Western	226	80	439
Miscellaneous income and (expense)	863	(271)	(519)
Centuri – total other income (deductions)	1,067	(207)	466
Corporate and administrative	(7)	8	102
Consolidated Southwest Gas Holdings, Inc. - total other income (deductions)	$(3,499)	$(6,789)	$10,085
Included in the table above is the change in COLI policies (including net death benefits recognized). Current tax regulations provide for tax-free treatment of life insurance (death benefit) proceeds. Therefore, changes in the cash surrender value components of COLI policies, as they progress towards the ultimate death benefits, are also recorded without tax consequences.
Derivatives. In managing its natural gas supply portfolios, Southwest has historically entered into fixed- and variable-price contracts, which qualify as derivatives. Additionally, Southwest previously utilized fixed-for-floating swap contracts (“Swaps”) to supplement its fixed-price contracts. The fixed-price contracts, firm commitments to purchase a fixed amount of gas in the future at a fixed price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business, and are exempt from fair value reporting. The variable-price contracts qualify as derivative instruments; however, because the contract price is the prevailing price at the future transaction date, no fair value adjustment is required. In consultation with its regulators, management does not currently anticipate entering into new Swaps in the near term; the remaining Swaps matured in October 2020. Southwest does not utilize derivative financial instruments for speculative purposes, nor does it have trading operations.
Previously, Southwest entered into two forward-starting interest rate swaps (“FSIRS”). One of the FSIRS became fully amortized in the third quarter of 2020, with one FSIRS remaining to be amortized in 2022. The settled position for the remaining FSIRS is immaterial and will continue to be amortized from Accumulated other comprehensive income (loss) into interest expense.
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

(In thousands)	2021	2020	2019
Weighted average basic shares	59,145	55,998	54,245
Effect of dilutive securities:
Management Incentive Plan shares	—	—	12
Restricted stock units (1)	114	78	55
Weighted average diluted shares	59,259	56,076	54,312
(1) The number of securities granted for 2021, 2020, and 2019 includes 104,000, 69,000, and 46,000 performance shares, respectively, the total of which was derived by assuming that target performance will be achieved during the relevant performance period.
Redeemable Noncontrolling Interests. In connection with the acquisition of Linetec in November 2018, the previous owner retained a 20% equity interest in Linetec, the reduction of which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Additionally, in November 2021, certain members of Riggs Distler management acquired a 1.42% interest in Drum Parent LLC, formerly Drum Parent, Inc., which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. See Note 14 - Redeemable Noncontrolling Interests.
Recent Accounting Standards Updates.
Accounting pronouncements adopted in 2021:
In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The update simplifies the accounting for income taxes by removing certain exceptions to the general principles, as well as improving consistent application in Topic 740 by clarifying and amending existing guidance. The Company and Southwest adopted the update in the first quarter of 2021, the impact of which was not material to the consolidated financial statements of the Company or Southwest.
In October 2021, the FASB issued ASU 2021-08 “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” The update amongst other amendments, improves the guidance related to the recognition and measurement of contract assets and liabilities acquired during a business acquisition. The Company and Southwest adopted the update early on a retrospective basis as of January 1, 2021, as permitted, and concluded the impact was not material to the consolidated financial statements of the Company or Southwest. See Note 15 - Business Acquisitions.
Recently issued accounting pronouncements that will be effective in 2022:
In March 2020, the FASB issued ASU 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The update provides optional guidance for a limited time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting, including when modifying a contract (during the eligibility period covered by the update to the topic) to replace a reference rate affected by reference rate reform. The update applies only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The guidance was eligible to be applied upon issuance on March 12, 2020, and can generally be applied through December 31, 2022, but to date, no further updates have occurred that would extend the optional guidance to the full tenor of LIBOR expiration dates occurring after 2022. Management will monitor the impacts this update might have on the Company’s and Southwest’s consolidated financial statements and disclosures, and will reflect such appropriately, in the event that the optional guidance is elected. See also LIBOR discussion in Note 8 - Debt.
In August 2020, the FASB issued ASU 2020-06 “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The update, amongst other amendments, improves the guidance related to the disclosures and earnings per share for convertible instruments and contracts in an entity’s own equity. The update is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years; early adoption was permitted. Management is evaluating the impacts this update might have on the Company’s consolidated financial statements and disclosures.
Subsequent Events. Management monitors events occurring after the balance sheet date and prior to the issuance of the financial statements to determine the impacts, if any, of events on the financial statements to be issued or disclosures to be made, and has reflected them where appropriate.

Note 2 - Regulated Operations Plant and Leases
Net Regulated Operations Plant
Major classes of regulated operations plant and their respective balances as of December 31, 2021 and 2020 were as follows:

	December 31,		December 31,
(Thousands of dollars)	2021	2020	2021	2020
	Southwest Gas Holdings, Inc.*		Southwest Gas Corporation
Gas plant:
Storage	$437,793	$101,203	$103,874	$101,203
Transmission	1,917,529	400,657	397,590	400,657
Distribution	7,506,489	7,078,656	7,506,489	7,078,656
General	530,346	515,879	496,643	515,879
Software and software-related intangibles	380,372	270,883	380,372	270,883
Other	17,161	16,722	16,607	16,722
	10,789,690	8,384,000	8,901,575	8,384,000
Less: accumulated depreciation and amortization	(3,397,736)	(2,419,348)	(2,538,508)	(2,419,348)
Construction work in progress	202,068	211,429	183,485	211,429
Net regulated operations plant	$7,594,022	$6,176,081	$6,546,552	$6,176,081

*Southwest Gas Holdings, Inc. includes the regulated operations plant associated with the Questar Pipelines acquisition.
Regulated operations plant depreciation is computed on the straight-line remaining life method at composite rates considered sufficient to amortize costs over estimated service lives, including components which are intended to compensate for removal costs (net of salvage value), and retirements, based on the processes of regulatory proceedings and related regulatory commission approvals and/or mandates. In 2021, 2020, and 2019, annual regulated operations depreciation and amortization expense in regard to Southwest averaged 2.7% of the original cost of depreciable and amortizable property. Transmission and distribution plant are associated with the core natural gas delivery infrastructure, and combined, constitute the majority of gas plant. Annual regulated operations depreciation expense for Southwest averaged approximately 2.3% of the original cost of depreciable transmission and distribution plant during the period 2019 through 2021. Questar Pipelines plant was subject to the business acquisition on December 31, 2021.
Depreciation and amortization expense on gas plant, including intangibles, was as follows:

(Thousands of dollars)	2021	2020	2019
Depreciation and amortization expense	$230,245	$215,636	$197,358
Included in the figures above is amortization of regulated operations intangibles of $17.7 million, $13.7 million, and $13.2 million for the years ended December 31, 2021, 2020, and 2019, respectively. The amounts above exclude regulatory asset and liability amortization.
Leases
Determinations are made as to whether an arrangement is a lease at inception. ROU assets represent the right to use an underlying asset for the lease term; lease liabilities represent obligations to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. When leases do not provide an implicit interest rate, an incremental borrowing rate based on information available at commencement is used in determining the present value of lease payments; an implicit rate, if readily determinable, is used. Lease terms utilized in the computations may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. When lease agreements include non-lease components, they are included with the lease component and accounted for as a single component, for all asset classes.
Southwest’s leases are comprised primarily of operating leases of buildings, land, and equipment. Southwest has no finance leases and no significant short-term leases. Southwest’s leases have a remaining term of up to 5 years, some of which include optional renewal periods. Southwest is currently not a lessor in any significant lease arrangements.

Centuri has operating and finance leases for corporate and field offices, construction equipment, and transportation vehicles. Centuri is currently not a lessor in any significant lease arrangements. Centuri’s leases have remaining lease terms of up to 17 years. Some of these include options to extend the leases, generally for optional terms of up to 5 years, and some include options to terminate the leases within 1 year. Centuri’s equipment leases may include variable payment terms in addition to the fixed lease payments if machinery is used in excess of the standard work periods. These variable payments are not probable of occurring under the current operating environment and have not been included in consideration of lease payments. During 2021, the presentation of short-term lease cost changed to include all short-term costs associated with leases with a term of less than one month as compared to the historical presentation of only including short-term lease costs for leases with a duration of over one month and less than one year. The lease costs associated with leases with terms of less than one month were $66.4 million and $67 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2021, Centuri executed lease agreements that had not yet commenced. These lease agreements primarily relate to real estate leases that have terms ranging from January 2022 through December 2032. Total future lease payments over the lease terms are approximately $1.7 million.
There were no significant operating or finance leases acquired on December 31, 2021 as part of the Questar Pipelines acquisition.
The components of lease expense were as follows:

(Thousands of dollars)	2021	2020	2019
Southwest:
Operating lease cost	$1,021	$1,251	$1,531

Centuri:
Operating lease cost	15,279	14,294	12,235

Finance lease cost:
Amortization of ROU assets	2,138	140	137
Interest on lease liabilities	278	37	34
Total finance lease cost	2,416	177	171
Short-term lease cost	103,800	19,806	16,217
Total lease cost - Southwest Gas Holdings, Inc.	$122,516	$35,528	$30,154
Supplemental cash flow information related to leases for the years ended December 31, 2021, 2020 and 2019 was as follows:

	2021
(Thousands of dollars)	Southwest	Centuri	Total
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$744	$14,669	$15,413
Operating cash flows from finance leases	—	278	278
Financing cash flows from finance leases	—	3,547	3,547

ROU assets obtained in exchange for lease obligations:
Operating leases	$609	$11,597	$12,206
Finance leases	—	3,332	3,332

44

	2020
(Thousands of dollars)	Southwest	Centuri	Total
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$766	$12,889	$13,655
Operating cash flows from finance leases	—	36	36
Financing cash flows from finance leases	—	199	199

ROU assets obtained in exchange for lease obligations:
Operating leases	$1,547	$19,372	$20,919
Finance leases	—	361	361

	2019
(Thousands of dollars)	Southwest	Centuri	Total
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,278	$11,166	$12,444
Operating cash flows from finance leases	—	33	33
Financing cash flows from finance leases	—	212	212

ROU assets obtained in exchange for lease obligations:
Operating leases	$862	$23,825	$24,687
Finance leases	—	13,839	13,839

Supplemental information related to leases, including location in the Consolidated Balance Sheets, is as follows:

(Thousands of dollars)	December 31,
	2021	2020
Southwest:
Operating leases:
Net regulated operations plant	$2,072	$2,195

Other current liabilities	$607	$656
Other deferred credits and other long-term liabilities	1,500	1,586
Total operating lease liabilities	$2,107	$2,242

Weighted average remaining lease term (in years)	4.22	4.24
Weighted average discount rate	4.90%	4.49%

Centuri:
Operating leases:
Other property and investments	$80,638	$81,010

Other current liabilities	$12,185	$10,032
Other deferred credits and other long-term liabilities	72,930	75,247
Total operating lease liabilities	$85,115	$85,279

Finance leases:
Other property and investments	$30,705	$752

Other current liabilities	$8,858	$202
Other deferred credits and other long-term liabilities	20,585	490
Total finance lease liabilities	$29,443	$692

Weighted average remaining lease term (in years)
Operating leases	7.57	10.08
Finance leases	3.92	2.12

Weighted average discount rate
Operating leases	3.95%	4.05%
Finance leases	2.58%	5.55%

The following are schedules of maturities of lease liabilities as of December 31, 2021:

(Thousands of dollars)	Operating Leases
Southwest:
2022	$639
2023	522
2024	499
2025	483
2026	220
Thereafter	—
Total lease payments	2,363
Less imputed interest	256
Total	$2,107

(Thousands of dollars)	Operating Leases	Finance Leases
Centuri:
2022	$15,200	$9,494
2023	13,402	7,940
2024	11,321	6,476
2025	9,228	3,987
2026	7,878	2,108
Thereafter	45,529	1,008
Total lease payments	102,558	31,013
Less imputed interest	17,443	1,570
Total	$85,115	$29,443
Note 3 - Revenue
The following information about the Company’s revenues is presented by segment. Southwest encompasses the natural gas distribution segment and Centuri encompasses the utility infrastructure services segment. The pipeline and storage segment related to Questar Pipelines was acquired on the last day of 2021.
Natural Gas Distribution Segment:
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
Southwest generally offers two types of services to its customers: tariff sales and transportation–only service. Tariff sales encompass sales to many types of customers (primarily residential) under various rate schedules, subject to cost-of-service ratemaking, which is based on the rate-regulation of state commissions and the FERC. Southwest provides both the commodity and the related distribution service to nearly all of its approximate 2.2 million customers, and only several hundred customers (who are eligible to secure their own gas) subscribe to transportation-only service. Also, only a few hundred customers have contracts with stated periods. Natural gas is delivered and consumed by the customer simultaneously. The provision of service is represented by the turn of the meter dial and is the primary representation of the satisfaction of performance obligations of Southwest. The amount billable via regulated rates (both volumetric and fixed monthly rates as part of rate design) corresponds to the value to the customer, and management believes that the amount billable (amount Southwest has the right to invoice) is appropriate to utilize for purposes of recognizing revenue. Estimated amounts remaining unbilled since the last meter read date are restricted from being billed due only to the passage of time and therefore are also recognized for service provided through the balance sheet date. While natural gas service is typically recurring, there is generally not a contract term for utility service. Therefore, the contract term is not generally viewed to extend beyond the service provided to date, and customers can generally terminate service at will.

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
Gas operating revenues on the Consolidated Statements of Income of both the Company and Southwest include revenue from contracts with customers, which is shown below disaggregated by customer type, and various categories of revenue:

	December 31,
(Thousands of dollars)	2021	2020	2019
Residential	$1,035,612	$958,520	$972,788
Small commercial	270,214	221,541	249,117
Large commercial	57,371	44,633	48,935
Industrial/other	42,313	26,242	22,074
Transportation	92,240	88,215	92,380
Revenue from contracts with customers	1,497,750	1,339,151	1,385,294
Alternative revenue program deferrals	13,181	12,140	(25,112)
Other revenues (a)	10,859	(706)	8,757
Total Gas operating revenues	$1,521,790	$1,350,585	$1,368,939
(a) Amounts include late fees and other miscellaneous revenues, and may also include the impact of certain regulatory mechanisms, such as cost-of-service components in current customer rates that are expected to be returned to customers in future periods. Also includes the impacts of a temporary moratorium on late fees and disconnection for nonpayment during the COVID-19 pandemic and impacts between periods, once lifted; 2020 and 2019 include amounts related to tax reform savings reserves/adjustments.
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
Centuri derives revenue from the installation, replacement, repair, and maintenance of energy distribution systems. Centuri has operations in the U.S. and Canada. The primary focus of Centuri operations is replacement of natural gas distribution pipe and electric service lines, as well as new infrastructure installations. In addition, Centuri performs certain industrial construction activities for various customers and industries. Centuri has two types of agreements with its customers: master services agreements (“MSAs”) and bid contracts. Most of Centuri’s customers supply many of their own materials in order for Centuri to complete its work under the contracts.
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

The following tables display Centuri’s revenue from contracts with customers disaggregated by service type and contract type:

	December 31,
(Thousands of dollars)	2021	2020	2019
Service Types:
Gas infrastructure services	$1,302,340	$1,261,160	$1,238,974
Electric power infrastructure services	525,202	411,826	247,717
Other	331,119	275,302	264,287
Total Utility infrastructure services revenues	$2,158,661	$1,948,288	$1,750,978

	December 31,
(Thousands of dollars)	2021	2020	2019
Contract Types:
Master services agreement	$1,652,978	$1,490,009	$1,383,377
Bid contract	505,683	458,279	367,601
Total Utility infrastructure services revenues	$2,158,661	$1,948,288	$1,750,978

Unit price contracts	$1,369,082	$1,356,640	$1,380,256
Fixed price contracts	267,742	157,701	112,924
Time and materials contracts	521,837	433,947	257,798
Total Utility infrastructure services revenues	$2,158,661	$1,948,288	$1,750,978
The following table provides information about contracts receivable and revenue earned on contracts in progress in excess of billings (contract assets), both of which are included within Accounts receivable, net of allowances, and provides information about amounts billed in excess of revenue earned on contracts (contract liabilities), which are included in Other current liabilities as of December 31, 2021 and 2020 on the Company’s Consolidated Balance Sheets:

	December 31,
(Thousands of dollars)	2021	2020
Contracts receivable, net	$296,005	$278,316
Revenue earned on contracts in progress in excess of billings	214,774	96,996
Amounts billed in excess of revenue earned on contracts	11,860	4,507
The revenue earned on contracts in progress in excess of billings (contract asset) primarily relates to Centuri’s rights to consideration for work completed but not billed and/or approved at the reporting date. These contract assets are transferred to contracts receivable when the rights become unconditional. These contract assets are recoverable from Centuri’s customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract. In addition, many of Centuri’s time and materials arrangements are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings. Due to the lag in invoicing associated with contractual provisions (or other economic or market conditions that may impact a customer’s business), Centuri’s ability to bill and subsequently collect amounts due may be impacted. These changes may result in the need to record an estimated valuation allowance to adjust contract asset balances to their net realizable value. During 2021, in connection with the acquisition of Riggs Distler, Centuri recorded $47.5 million of contract assets.
The amounts billed in excess of revenue earned (contract liability) primarily relate to the advance consideration received from customers for which work has not yet been completed. This contract liability balance decreased subsequent to December 31, 2020 due to revenue recognized of approximately $4.5 million that was included in this balance as of January 1, 2021, after which time it became earned and the balance was reduced. This decrease was offset by increases due to cash received, net of revenue recognized during the period related to contracts that commenced during the period, as well as $12.7 million of contract liabilities assumed related to the acquisition of Riggs Distler. See Note 15 - Business Acquisitions for additional information.
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

As of December 31, 2021, Centuri has 26 contracts with an original duration of more than one year. The aggregate amount of the transaction price allocated to the unsatisfied performance obligations of these contracts as of December 31, 2021 was $105.3 million. Centuri expects to recognize the remaining performance obligations over approximately the next two years; however, the timing of that recognition is largely within the control of the customer, including when the necessary equipment and materials required to complete the work will be provided by the customer.
Utility infrastructure services contracts receivable consists of the following:

	December 31,
(Thousands of dollars)	2021	2020
Billed on completed contracts and contracts in progress	$292,770	$273,778
Other receivables	3,492	6,692
Contracts receivable, gross	296,262	280,470
Allowance for doubtful accounts	(257)	(2,154)
Contracts receivable, net	$296,005	$278,316
Note 4 - Receivables and Related Allowances
Business activity with respect to natural gas utility operations is conducted with customers located within the three-state region of Arizona, Nevada, and California. Southwest’s accounts receivable are short-term in nature, with billing due dates customarily not extending beyond one month, with customers’ credit worthiness assessed upon account creation by evaluation of other utility service or their credit file, and related payment history. Although Southwest seeks generally to minimize its credit risk related to utility operations by requiring security deposits from new customers, imposing late fees, and actively pursuing collection on overdue accounts, some accounts are ultimately not collected. Customer accounts are subject to collection procedures that vary by jurisdiction (late fee assessment, notice requirements for disconnection of service, and procedures for actual disconnection and/or reestablishment of service). After disconnection of service, accounts are customarily written off approximately two months after disconnection if the account remains inactive. Dependent upon the jurisdiction, reestablishment of service requires both payment of previously unpaid balances and additional deposit requirements. Provisions for uncollectible accounts are recorded monthly based on experience, consideration of current and expected future conditions, customer and rate composition, and write-off processes. They are included in the ratemaking process as a cost of service. The Nevada jurisdictions have a regulatory mechanism associated with the gas-cost-related portion of uncollectible accounts. Such amounts are deferred and collected through a surcharge in the ratemaking process. Southwest lifted the moratorium on disconnection of natural gas service for non-payment in Arizona and Nevada in September 2021, which was initiated (at the same time as a moratorium on late fees) in March 2020 in response to the COVID-19 pandemic. The moratorium on disconnection in California ended in November 2021. Southwest recommenced assessing late fees on past-due balances in Arizona and Nevada in April 2021, and in California in August 2021. Southwest is actively working with customers experiencing financial hardship by means of flexible payment options, partnering with assistance agencies and participating in state funded arrearage payment assistance programs. Management continues to monitor expected credit losses in light of the impact of COVID-19. The allowance as of December 31, 2021 reflects the expected impact from the pandemic on balances as of that date, including consideration of customers’ current and future ability to pay those amounts that are due.
MountainWest’s accounts receivable are also short-term with billing due dates customarily not extending beyond one month. Accounts receivable acquired in the Questar Pipelines acquisition were recorded at their estimated realizable value on December 31, 2021. See Note 15 - Business Acquisitions for additional information.
Utility infrastructure services accounts receivable are recorded at face amounts less an allowance for doubtful accounts. Centuri’s customers are generally investment-grade gas and electric utility companies for which Centuri has historically recognized an insignificant amount of write-offs. Centuri’s accounts receivable balances carry standard payment terms of up to 60 days. Centuri maintains an allowance that is estimated based on historical collection experience, current and estimated future economic and market conditions, and a review of the current status of each customer's accounts receivable balance. Account balances are monitored at least monthly, and are charged off against the allowance when management determines it is probable the balance will not be recovered. Centuri has not been significantly impacted, nor does it anticipate it will experience significant difficulty in collecting amounts due, given the nature of its customers, as a result of the current environment surrounding COVID-19.

The table below contains information about Southwest’s gas utility customer accounts receivable balance (net of allowance) at December 31, 2021 and 2020, and the percentage of customers in each of the three states, which was consistent with the prior year.

	December 31,
(Thousands of dollars)	2021	2020
Gas utility customer accounts receivable balance	$169,114	$145,108
The following table represents Southwest customers by state at December 31, 2021:

Percent of customers by state:
Arizona	53%
Nevada	37%
California	10%
Southwest activity in the allowance account for uncollectibles is summarized as follows:

(Thousands of dollars)	Allowance for Uncollectibles
Balance, December 31, 2018	$2,168
Additions charged to expense	3,507
Accounts written off, less recoveries	(3,580)
Balance, December 31, 2019	2,095
Additions charged to expense	4,693
Accounts written off, less recoveries	(2,454)
Balance, December 31, 2020	4,334
Additions charged to expense	5,415
Accounts written off, less recoveries	(6,490)
Balance, December 31, 2021	$3,259
At December 31, 2021, the utility infrastructure services segment (Centuri) had $510.8 million in combined customer accounts and contracts receivable. Both the allowance for uncollectibles and write-offs related to Centuri customers have been insignificant and are not reflected in the table above.

Note 5 - Regulatory Assets and Liabilities
Southwest is subject to the regulation of the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), the California Public Utilities Commission (“CPUC”), and the FERC. Questar Pipelines is subject to the regulation of the FERC. Accounting policies of both entities conform to U.S. GAAP applicable to rate-regulated entities and reflect the effects of the ratemaking process. Accounting treatment for rate-regulated entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. If rate recovery is no longer probable, due to competition or the actions of regulators, the related regulatory asset is required to be written off. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process. Management records regulatory assets and liabilities based on decisions of the commissions noted above, including the issuance of regulatory orders and precedents established by these commissions. The regulated operations have generally been successful in seeking recovery of regulatory assets, and regularly file rate cases or other administrative filings in the various jurisdictions, in some cases, to establish the basis for recovering regulatory assets reflected in accounting records.
The following table represents existing regulatory assets and liabilities:

	December 31,
	2021	2020	2021	2020
(Thousands of dollars)	Southwest Gas Holdings*		Southwest Gas Corporation
Regulatory assets:
Accrued pension and other postretirement benefit costs (1)	$339,356	$427,550	$339,356	$427,550
Deferred purchased gas costs (2)	291,145	2,053	291,145	2,053
Settled interest rate hedges (3)	31,278	—	—	—
Accrued purchased gas costs (4)	51,631	29,000	51,631	29,000
Unamortized premium on reacquired debt (5)	16,283	17,124	16,283	17,124
Accrued absence time (9)	16,975	15,565	16,975	15,565
Margin, interest- and tax-tracking (10)	22,709	4,759	22,709	4,759
Other (12)	62,233	45,596	60,798	45,596
	831,610	541,647	798,897	541,647
Regulatory liabilities:
Deferred purchased gas costs (2)	(5,736)	(54,636)	—	(54,636)
Accumulated removal costs (6)	(482,558)	(404,000)	(424,000)	(404,000)
Unamortized gain on reacquired debt (7)	(7,108)	(7,644)	(7,108)	(7,644)
Regulatory excess deferred/other taxes and gross-up (8)	(511,567)	(461,023)	(446,333)	(461,023)
Margin, interest- and property tax-tracking (10)	(8,523)	(17,132)	(8,523)	(17,132)
Unrecognized other postretirement benefit costs (11)	(17,815)	—	—	—
Other (12)	(10,321)	(3,503)	(8,573)	(3,503)
Net regulatory liabilities	$(212,018)	$(406,291)	$(95,640)	$(406,291)
*Southwest Gas Holdings, Inc. includes the regulatory assets and liabilities acquired as part of the Questar acquisition.
(1)Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovery period is greater than five years. (See Note 11 - Pension and Other Postretirement Benefits).
(2)Balance recovered or refunded on an ongoing basis with interest.
(3)Reflects Questar Pipelines interest rate cash flow hedges entered into in association with the issuance of the $180 million principal balance 4.875% unsecured senior notes due in 2041 that are amortized to interest expense over the life of this debt instrument. The current portion is included in Prepaid and other current assets and the long-term portion is included in Deferred charges and other assets on the Company's December 31, 2021 Consolidated Balance Sheet.
(4)Included in Prepaid and other current assets on the Consolidated Balance Sheets. Balance recovered or refunded on an ongoing basis.
(5)Included in Deferred charges and other assets on the Consolidated Balance Sheets. Recovered over life of debt instruments.
(6)Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. In 2021, substantially all incremental amounts relating to Questar Pipelines is also included in Other deferred credits and other long-term liabilities, except $2 million which is included in Other current liabilities on the Company’s Consolidated Balance Sheet.
(7)Included in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets. Amortized over life of debt instruments.

(8)Includes remeasurement/reduction of the net accumulated deferred income tax liability from U.S. tax reform. The reduction (excess accumulated deferred taxes, or “EADIT”) became a regulatory liability with tax gross-up. EADIT reduces rate base, and is expected to be returned to utility customers in accordance with IRS and regulatory requirements. Included generally, in Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets, except for $29 million in 2021 which is in Other current liabilities. Amount also includes difference in current taxes required to be returned to customers and a separate $2.6 million gross-up related to contributions in aid of construction.
(9)Regulatory recovery occurs on a one-year lag basis through the labor loading process. Included in Prepaid and other current assets on the Consolidated Balance Sheets.
(10)Margin tracking/decoupling mechanisms are alternative revenue programs; revenue associated with under-collections (for the difference between authorized margin levels and amounts billed to customers through rates currently) is recognized as revenue so long as recovery is expected to take place within 24 months. Total category asset balances are included in Prepaid and other current assets and Deferred charges and other assets on the Consolidated Balance Sheets. Total category liability balances are included in Other current liabilities and Other deferred credits and other long-term liabilities.
(11)Reflects a regulatory liability for Questar Pipelines for the collection of postretirement benefit costs allowed in rates in excess of expenses incurred. Included in Other deferred credits and other long-term liabilities on the Company’s December 31, 2021 Consolidated Balance Sheet.
(12)The following tables detail the components of Other regulatory assets and liabilities. Other regulatory assets are included in either Prepaid and other current assets or Deferred charges and other assets on the Consolidated Balance Sheets (as indicated). Recovery periods vary. Other regulatory liabilities are included in either Other current liabilities or Other deferred credits and other long-term liabilities on the Consolidated Balance Sheets (as indicated).

	December 31,
	2021	2020	2021	2020
(Thousands of dollars)	Southwest Gas Holdings		Southwest Gas Corporation
Other Regulatory Assets:
State mandated public purpose programs (including low income and conservation programs) (a) (e)	$15,239	$11,527	$15,239	$11,527
Infrastructure replacement programs and similar (b) (e)	6,545	7,731	6,545	7,731
Environmental compliance programs (c) (e)	6,807	5,235	6,807	5,235
Pension tracking mechanism (b)	10,281	3,075	10,281	3,075
Other (d)	23,361	18,028	21,926	18,028
	$62,233	$45,596	$60,798	$45,596
a)Included in Prepaid and other current assets on the Consolidated Balance Sheets.
b)Included in Deferred charges and other assets on the Consolidated Balance Sheets.
c)In 2021, approximately $5.8 million of these balances included in Prepaid and other current assets and $1 million included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2020, approximately $4.2 million included in Prepaid and other current assets and $998,000 included in Deferred charges and other assets on the Consolidated Balance Sheets.
d)In 2021, for Southwest Gas Corporation, $6.7 million included in Prepaid and other current assets and $15.2 million included in Deferred charges and other assets on the Consolidated Balance Sheets. For the Company in 2021, $7.7 million included in Prepaid and other current assets and $15.6 million included in Deferred charges and other assets on the Consolidated Balance Sheets. In 2020, $3.6 million included in Prepaid and other current assets and $14.4 million included in Deferred charges and other assets on the Consolidated Balance Sheets.
e)Balance recovered or refunded on an ongoing basis, generally with interest.

	December 31,
	2021	2020	2021	2020
(Thousands of dollars)	Southwest Gas Holdings		Southwest Gas Corporation
Other Regulatory Liabilities:
State mandated public purpose programs (including low income and conservation programs) (a) (c)	$(1,886)	$(834)	$(1,886)	$(834)
Environmental compliance programs (c) (d)	(4,182)	(405)	(4,182)	(405)
Other (b) (c)	(4,253)	(2,264)	(2,505)	(2,264)
	$(10,321)	$(3,503)	$(8,573)	$(3,503)
a)Included in Other current liabilities on the Consolidated Balance Sheets.
b)Included in Other deferred credits and other long-term liabilities, except $13,000 which is included included in Other current liabilities on the Consolidated Balance Sheets.
c)Balance typically recovered or refunded on an ongoing basis, generally with interest.

d)In 2021 and 2020, included in Other current liabilities on the Consolidated Balance Sheets.
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
Related Tax Effects Allocated to Each Component of Other Comprehensive Income (Loss)

	Year Ended December 31,
	2021			2020			2019
(Thousands of dollars)	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) or Benefit (1)	Net-of- Tax Amount
Defined benefit pension plans:
Net actuarial gain/(loss)	$59,176	$(14,202)	$44,974	$(57,539)	$13,809	$(43,730)	$(71,087)	$17,061	$(54,026)
Amortization of prior service cost	959	(230)	729	1,155	(277)	878	1,271	(305)	966
Amortization of net actuarial (gain)/loss	44,597	(10,703)	33,894	37,830	(9,079)	28,751	23,376	(5,610)	17,766
Prior service cost	—	—	—	—	—	—	(1,878)	452	(1,426)
Regulatory adjustment	(88,194)	21,167	(67,027)	7,435	(1,785)	5,650	36,944	(8,867)	28,077
Pension plans other comprehensive income (loss)	16,538	(3,968)	12,570	(11,119)	2,668	(8,451)	(11,374)	2,731	(8,643)
FSIRS (designated hedging activities):
Amounts reclassified into net income	2,174	(522)	1,652	3,247	(780)	2,467	3,344	(803)	2,541
FSIRS other comprehensive income (loss)	2,174	(522)	1,652	3,247	(780)	2,467	3,344	(803)	2,541
Total other comprehensive income (loss) –Southwest Gas Corporation	18,712	(4,490)	14,222	(7,872)	1,888	(5,984)	(8,030)	1,928	(6,102)
Foreign currency translation adjustments:
Translation adjustments	20	—	20	1,713	—	1,713	2,038	—	2,038
Foreign currency other comprehensive income (loss)	20	—	20	1,713	—	1,713	2,038	—	2,038
Total other comprehensive income (loss) – Southwest Gas Holdings, Inc.	$18,732	$(4,490)	$14,242	$(6,159)	$1,888	$(4,271)	$(5,992)	$1,928	$(4,064)
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
Approximately $416,000 of realized losses (net of tax) related to the remaining balance of Southwest’s previously settled FSIRS, included in AOCI at December 31, 2021, will be reclassified into interest expense within the next 3 months (the remainder of the amortization period for the balance) as the related interest payments on long-term debt occur.

The following table represents a rollforward of AOCI, presented on the Company’s Consolidated Balance Sheets and its Consolidated Statements of Equity:

	Defined Benefit Plans			FSIRS			Foreign Currency Items
(Thousands of dollars)	Before-Tax	Tax (Expense) Benefit (4)	After-Tax	Before- Tax	Tax (Expense) Benefit (4)	After-Tax	Before- Tax	Tax (Expense) Benefit	After-Tax	AOCI
Beginning Balance AOCI December 31, 2020	$(77,720)	$18,653	$(59,067)	$(2,719)	$651	$(2,068)	$132	$—	$132	$(61,003)
Net actuarial gain/(loss)	59,176	(14,202)	44,974	—	—	—	—	—	—	44,974
Translation adjustments	—	—	—	—	—	—	20	—	20	20
Other comprehensive income before reclassifications	59,176	(14,202)	44,974	—	—	—	20	—	20	44,994
FSIRS amount reclassified from AOCI (1)	—	—	—	2,174	(522)	1,652	—	—	—	1,652
Amortization of prior service cost (2)	959	(230)	729	—	—	—	—	—	—	729
Amortization of net actuarial loss (2)	44,597	(10,703)	33,894	—	—	—	—	—	—	33,894
Regulatory adjustment (3)	(88,194)	21,167	(67,027)	—	—	—		—	—	(67,027)
Net current period other comprehensive income (loss) attributable to Southwest Gas Holdings, Inc.	16,538	(3,968)	12,570	2,174	(522)	1,652	20	—	20	14,242
Ending Balance AOCI December 31, 2021	$(61,182)	$14,685	$(46,497)	$(545)	$129	$(416)	$152	$—	$152	$(46,761)
(1)The FSIRS reclassification amount is included in Net interest deductions on the Company’s Consolidated Statements of Income.
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
(4)    Tax amounts are calculated using a 24% rate.
The following table represents a rollforward of AOCI, presented on Southwest’s Consolidated Balance Sheets:

	Defined Benefit Plans			FSIRS
(Thousands of dollars)	Before-Tax	Tax (Expense) Benefit (9)	After- Tax	Before- Tax	Tax (Expense) Benefit (9)	After- Tax	AOCI
Beginning Balance AOCI December 31, 2020	$(77,720)	$18,653	$(59,067)	$(2,719)	$651	$(2,068)	$(61,135)
Net actuarial gain/(loss)	59,176	(14,202)	44,974	—	—	—	44,974
Other comprehensive loss before reclassifications	59,176	(14,202)	44,974	—	—	—	44,974
FSIRS amount reclassified from AOCI (6)	—	—	—	2,174	(522)	1,652	1,652
Amortization of prior service cost (7)	959	(230)	729	—	—	—	729
Amortization of net actuarial loss (7)	44,597	(10,703)	33,894	—	—	—	33,894
Regulatory adjustment (8)	(88,194)	21,167	(67,027)	—	—	—	(67,027)
Net current period other comprehensive income (loss) attributable to Southwest Gas Corporation	16,538	(3,968)	12,570	2,174	(522)	1,652	14,222
Ending Balance AOCI December 31, 2021	$(61,182)	$14,685	$(46,497)	$(545)	$129	$(416)	$(46,913)
(6)    The FSIRS reclassification amount is included in Net interest deductions on Southwest’s Consolidated Statements of Income.
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

The following table represents amounts (before income tax impacts) included in AOCI (in the tables above), that have not yet been recognized in net periodic benefit cost:

	Year Ended December 31,
(Thousands of dollars)	2021	2020
Net actuarial loss	$(399,010)	$(502,783)
Prior service cost	(1,528)	(2,487)
Less: amount recognized in regulatory assets	339,356	427,550
Recognized in AOCI	$(61,182)	$(77,720)
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
On April 8, 2021, the Company entered into a Sales Agency Agreement between the Company and BNY Mellon Capital Markets, LLC and J.P. Morgan Securities LLC (the “Equity Shelf Program”) for the offer and sale of up to $500 million of common stock from time to time in an at-the-market offering program. The shares are issued pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-251074). There was no activity in the program during the quarter ended December 31, 2021. The following table provides the life-to-date activity under the Equity Shelf Program for the period ended December 31, 2021:

Gross proceeds	$158,180,343
Less: agent commissions	(1,581,803)
Net proceeds	$156,598,540
Number of shares sold	2,302,407
Weighted average price per share	$68.70
As of December 31, 2021, the Company had up to $341,819,657 of common stock available for future issuance under the program. Net proceeds from the sale of shares of common stock under the Equity Shelf Program are intended for general corporate purposes, including the acquisition of property for the construction, completion, extension, or improvement of pipeline systems and facilities located in and around the communities served by Southwest. Net proceeds during the twelve months ended December 31, 2021 were contributed to, and reflected in the records of, Southwest (as a capital contribution from Southwest Gas Holdings, Inc.).
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
During the quarter ended March 31, 2021, the Company sold essentially all of the remaining common stock available for sale under a previously effective equity shelf program.
During 2021, the Company issued approximately 48,000 shares of common stock through the Restricted Stock/Unit Plan and Omnibus Incentive Plan.
Additionally during 2021, the Company issued 173,000 shares of common stock through the Dividend Reinvestment and Stock Purchase Plan, raising proceeds of approximately $11.8 million.

As of December 31, 2021, there were 4.3 million shares of common stock registered and available for issuance under the provisions of the various stock issuance plans, which does not include the amount of common stock available that is separately disclosed with respect to the Equity Shelf Program above.
On October 10, 2021, the Company’s Board authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock outstanding, $1 par value per share, of the Company to stockholders of record at the close of business on October 21, 2021. Each right entitles the registered holder to purchase from the Company one ten-thousandth (a “unit”) of a share of Series A Junior Participating Preferred Stock, no par value per share, of the Company at a purchase price of $321.70 per unit, subject to adjustment. Generally, the Rights become exercisable in the event any person or group of affiliated or associated persons acquires beneficial ownership of 10% (20% in the case of a passive institutional investor) or more of the Company’s common stock without the approval of the Board, and until such time, are inseparable from and trade with the Company’s common stock. The Rights have a de minimis fair value. The Rights were issued pursuant to the Rights Agreement dated October 10, 2021 (the “Rights Agreement”), between the Company and Equiniti Trust Company, as rights agent. The Rights expire at the close of business on October 9, 2022 or upon an earlier merger or other acquisition transaction involving the Company, redemption, or exchange as provided in the Rights Agreement.
Note 8 - Debt
Long-Term Debt
Long-term debt is recognized in the Company’s and Southwest’s Consolidated Balance Sheets generally at the carrying value of the obligations outstanding. However, details surrounding the fair value and individual carrying values of instruments are discussed below and provided in the table that follows.
Carrying amounts of long-term debt and related estimated fair values as of December 31, 2021 and 2020 are disclosed in the following table. The fair value hierarchy is described in Note 1 - Background, Organization, and Summary of Significant Accounting Policies.

	December 31,
	2021		2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
(Thousands of dollars)
Southwest Gas Corporation:
Debentures:
Notes, 6.1%, due 2041	$125,000	$166,380	$125,000	$174,858
Notes, 3.875%, due 2022	250,000	250,603	250,000	258,825
Notes, 4.875%, due 2043	250,000	307,538	250,000	317,190
Notes, 3.8%, due 2046	300,000	329,055	300,000	347,046
Notes, 3.7%, due 2028	300,000	325,191	300,000	344,553
Notes, 4.15%, due 2049	300,000	342,030	300,000	370,278
Notes, 2.2%, due 2030	450,000	440,838	450,000	474,552
Notes 3.18%, due 2051	300,000	292,116	—	—
8% Series, due 2026	75,000	92,623	75,000	99,723
Medium-term notes, 7.78% series, due 2022	25,000	25,122	25,000	26,663
Medium-term notes, 7.92% series, due 2027	25,000	31,555	25,000	33,802
Medium-term notes, 6.76% series, due 2027	7,500	8,949	7,500	9,613
Unamortized discount and debt issuance costs	(19,959)		(17,822)
	2,387,541		2,089,678
Revolving credit facility and commercial paper	130,000	130,000	150,000	150,000
Industrial development revenue bonds:
Tax-exempt Series A, due 2028	50,000	50,000	50,000	50,000
2003 Series A, due 2038	50,000	50,000	50,000	50,000
2008 Series A, due 2038	50,000	50,000	50,000	50,000
2009 Series A, due 2039	50,000	50,000	50,000	50,000
Unamortized discount and debt issuance costs	(1,938)		(1,472)
	198,062		198,528
Less: current maturities	(275,000)		—
Southwest Gas Corporation total long-term debt, less current maturities	$2,440,603		$2,438,206
Southwest Gas Holdings, Inc.:
Centuri secured term loan facility	$1,117,138	$1,117,841	$226,648	$230,824
Centuri secured revolving credit facility	103,329	103,749	26,626	26,645
MountainWest unsecured senior notes, 3.53%, due in 2028	102,078	102,078	—	—
MountainWest unsecured senior notes, 4.875%, due in 2041	199,926	199,926	—	—
MountainWest unsecured senior notes, 3.91%, due in 2038	147,735	147,735	—	—
Other debt obligations	51,665	50,003	81,973	84,246
Unamortized discount and debt issuance costs	(24,466)		(820)
Less: current maturities	(22,324)		(40,433)
Southwest Gas Holdings, Inc. total long-term debt, less current maturities	$4,115,684		$2,732,200

The fair values of Southwest's and the Company’s revolving credit facilities and Southwest’s Industrial Development Revenue Bonds (“IDRBs”) are categorized as Level 1 based on the FASB’s fair value hierarchy, due to the ability to access similar debt arrangements at measurement dates with comparable terms, including variable/market rates. Additionally, Southwest’s revolving credit facility and IDRBs have interest rates that reset frequently. The fair values of Southwest’s debentures (which include senior and medium-term notes) and the Company's term loan facility and unsecured senior notes as of December 31, 2021 were determined utilizing a market-based valuation approach, where fair values are determined based on evaluated pricing data, and as such are categorized as Level 2 in the hierarchy. Prior to amending its secured revolving credit and term loan facility in the third quarter 2021 (see below), the Company’s credit facility as it relates to Centuri was categorized as Level 3, as fair values were based on a conventional discounted cash flow methodology utilizing current market pricing yield curves.
Southwest has a $400 million credit facility that is scheduled to expire in April 2025. Southwest designates $150 million of associated capacity as long-term debt and the remaining $250 million for working capital purposes. Interest rates for the credit facility are calculated at either the Secured Overnight Financing Rate (“SOFR”) or an “alternate base rate” (as updated per its amended agreement below), plus in each case an applicable margin that is determined based on Southwest’s senior unsecured debt rating. At December 31, 2021, $130 million was outstanding on the long-term portion (no borrowings were outstanding under the commercial paper program discussed below). The effective interest rate on the long-term portion of the credit facility was 1.24% at December 31, 2021. Borrowings under the credit facility ranged from none at various times throughout 2021 to a high of $275 million during the first quarter of 2021.
On December 28, 2021, Southwest amended its credit facility agreement; total borrowing capacity under the amended agreement remained at $400 million. The amended agreement replaced the LIBOR interest rate benchmark with the SOFR interest rate benchmark. Under the amended agreement, the applicable margin ranges from 0.750% to 1.500% for loans bearing interest with reference to SOFR and from 0.000% to 0.500% for loans bearing interest with reference to an alternative base rate. At December 31, 2021, the applicable margin is 1.125% for loans with reference to SOFR and 0.125% for loans bearing interest with reference to the alternative base rate. Southwest is also required to pay a commitment fee on the unfunded portion of the commitments based on its senior unsecured long-term debt rating. The commitment fee on the unfunded portion of the commitments ranges from 0.075% to 0.200% per annum, and was not significant for the year ended December 31, 2021. The amended agreement contains certain representations and warranties and affirmative and negative covenants similar to those contained in the previous agreement. In addition, the amended agreement contains a financial covenant requiring Southwest to maintain a ratio of funded debt to total capitalization not to exceed 0.70 to 1.00 as of the end of any quarter of any fiscal year.
Southwest has a $50 million commercial paper program. Issuances under the commercial paper program are supported by Southwest’s current revolving credit facility and, therefore, do not represent additional borrowing capacity. Borrowings under the commercial paper program are designated as long-term debt. Interest rates for the program are calculated at the then current commercial paper rate. At December 31, 2021, as noted above, no borrowings were outstanding under the commercial paper program.
In August 2021, Southwest issued $300 million aggregate principal amount of 3.18% Senior Notes at a discount of 0.019%. The notes will mature in August 2051. Southwest used the net proceeds from the offering to repay the outstanding balance under its credit facility, with the remaining net proceeds used for general corporate purposes.
On August 27, 2021, Centuri, in association with the acquisition of Riggs Distler (see Note 15 - Business Acquisitions), entered into an amended and restated credit agreement. The agreement provided for a $1.145 billion secured term loan facility, at a discount of 1.00%, and a $400 million secured revolving credit facility; the combined facility, in addition to funding the Riggs Distler acquisition, refinanced the previous $590 million loan facility. This multi-currency facility allows the borrower to request loan advances in either Canadian dollars or U.S. dollars. Amounts borrowed and repaid under the revolving line of credit portion of the facility are available to be re-borrowed. The obligations under the credit agreement are secured by present and future ownership interests in substantially all direct and indirect subsidiaries of Centuri, substantially all of the tangible and intangible personal property of each borrower, certain of their direct and indirect subsidiaries, and all products, profits, and proceeds of the foregoing. The term loan facility matures on August 27, 2028 and the revolving credit facility matures on August 27, 2026.
Interest rates for the term loan facility and the revolving credit facility are based on either a “base rate” or LIBOR, plus an applicable margin in either case. The term loan facility is also subject to a LIBOR floor of 0.50%. Furthermore, Centuri Canada Division Inc. may borrow under the revolving credit facility with interest rates based on either a “base rate” or the Canadian Dealer Offered Rate (“CDOR”) plus the applicable margin, at the borrower’s option. The margin for the term loan facility will be 1.50% for base rate loans and 2.50% for LIBOR loans. The margin for the revolving credit facility ranges from 0.0% to 1.25% for base rate loans and from 1.00% to 2.25% for LIBOR loans, depending on Centuri’s net leverage ratio. Upon the occurrence of certain events providing for a transition away from LIBOR, or if LIBOR is no longer a widely recognized benchmark rate, Centuri may further amend the credit agreement with a replacement rate as set forth in the amended agreement. Centuri is also required to pay a commitment fee on the unused portion of the commitments. The commitment fee ranges from

0.150% to 0.35% per annum. The credit agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of default. There are no financial covenants related to the term loan facility. The revolving credit facility requires Centuri to maintain a maximum total net leverage ratio of 5.50 to 1.00 with a step-down to 4.75 to 1.0 on December 31, 2022, and a step-down to 4.00 to 1.00 on December 31, 2023; provided, however, Centuri may elect to increase the maximum total net leverage ratio up to 4.50 to 1.00 in connection with certain material acquisitions, with such increase being applicable for one year following such acquisition; and the agreement also requires Centuri to maintain a minimum interest coverage ratio of 2.50 to 1.00. Centuri’s assets securing the facility at December 31, 2021 totaled $2.5 billion. Borrowings under the secured revolving credit portion of the facility ranged from a low of $103 million to a high of $116 million both during the fourth quarter of 2021. At December 31, 2021, $1.220 billion in borrowings were outstanding under Centuri’s combined secured revolving credit and term loan facility after having, among other things, funded the acquisition of Riggs.
All amounts outstanding are considered long-term borrowings. The effective interest rate on the secured revolving credit and term loan facility was 3.0% at December 31, 2021.
On December 31, 2021, the Company assumed a total of $449.7 million (the fair value on the acquisition date of $430 million in aggregate principal related to the debt) consisting of two private placement unsecured senior notes and public unsecured senior notes upon completion of the Questar Pipelines acquisition. Interest rates on the notes range from 3.53% to 4.875%, as depicted in the table above. The Company recorded the assumed debt at fair value as part of the purchase price allocation. See Note 15 - Business Acquisitions for additional information.
The effective interest rates on Southwest’s variable-rate IDRBs are included in the table below:

	December 31,
	2021	2020
2003 Series A	0.91%	0.80%
2008 Series A	0.90%	0.83%
2009 Series A	0.88%	0.76%
Tax-exempt Series A	0.92%	0.87%
In Nevada, interest fluctuations due to changing interest rates on Southwest’s 2003 Series A, 2008 Series A, and 2009 Series A variable-rate IDRBs are tracked and recovered from customers through a variable interest expense recovery mechanism.
None of Southwest’s debt instruments have credit triggers or other clauses that result in default if bond ratings are lowered by rating agencies. Interest and fees on certain debt instruments are subject to adjustment depending on Southwest’s bond ratings. Certain debt instruments are subject to a leverage ratio cap and the 6.1% Notes due 2041 are also subject to a minimum net worth requirement. At December 31, 2021, Southwest was in compliance with all of its covenants. Under the most restrictive of the financial covenants, approximately $2.9 billion in additional debt could be issued while still meeting the leverage ratio requirement. Relating to the minimum net worth requirement, as of December 31, 2021, there is at least $2 billion of cushion in equity. No specific dividend restrictions exist under the collective covenants. None of the debt instruments contain material adverse change clauses.
Certain Centuri debt instruments have leverage ratio caps and fixed charge ratio coverage requirements. At December 31, 2021, Centuri was in compliance with all of its covenants. Under the most restrictive of the covenants, Centuri could issue over $320 million in additional debt and meet the leverage ratio requirement. Centuri has at least $181 million of cushion relating to the minimum fixed charge ratio coverage requirement. Centuri’s covenants limit its ability to provide cash dividends to Southwest Gas Holdings, Inc., its parent. The dividend restriction is equal to a calculated available amount generally defined as 50% of its rolling twelve-month consolidated net income adjusted for certain items, such as parent contribution inflows, Linetec redeemable noncontrolling interest payments, or dividend payments, among other adjustments, as applicable.

Estimated maturities of long-term debt for the next five years are:

(Thousands of dollars)	2022	2023	2024	2025	2026	Total
Southwest Gas Corporation:
Debentures	$275,000	$—	$—	$—	$75,000	$350,000
Revolving credit facility and commercial paper	—	—	—	130,000	—	130,000
Total	275,000	—	—	130,000	75,000	480,000
Southwest Gas Holdings, Inc.:
Centuri secured term loan facility	11,450	11,450	11,450	11,450	11,450	57,250
Centuri secured revolving credit facility	—	—	—	—	103,329	103,329
Other debt obligations	10,874	11,047	11,285	9,076	7,490	49,772
Total	$297,324	$22,497	$22,735	$150,526	$197,269	$690,351
Short-Term Debt
Southwest Gas Holdings, Inc. has a $200 million credit facility that is primarily used for short-term financing needs. Interest rates for this facility are calculated at either SOFR or the “alternate base rate” (as updated per its amended agreement below), plus in each case an applicable margin that is determined based on the Company’s senior unsecured debt rating. Borrowings under the credit facility ranged from a low of $22 million during the fourth quarter of 2021 to a high of $59 million during the fourth quarter of 2021. There was $59 million and $50 million outstanding under this facility with a weighted average interest rate of 1.323% and 1.225% at December 31, 2021 and 2020, respectively.
On December 28, 2021, Southwest Gas Holdings, Inc. amended its existing credit facility. The amendment extended the maturity date of the credit facility to December 28, 2026, increased the total commitment amount from $100 million to $200 million, increased the amount which the total commitment may be increased (from $200 million to $300 million), and replaced the LIBOR interest rate benchmark with the SOFR interest rate benchmark. Interest rate benchmarks (SOFR or an alternative) as well as related ranges, including with regard to the applicable margin, largely mirror those included in Southwest’s amended facility agreement noted above, determined in this case based on Southwest Gas Holdings, Inc.’s senior unsecured long-term debt rating. At December 31, 2021, the applicable margin is 1.250% for loans bearing interest with reference to SOFR and 0.250% for loans bearing interest with reference to the alternative base rate. The commitment fee rates, terms and covenants, noted above for Southwest are also applicable to Southwest Gas Holdings, Inc. in its amended credit facility, including the noted ratio of funded debt to total capitalization as of the end of any quarter of any fiscal year. The commitment fee under this credit facility was not significant for the year ended December 31, 2021.
In March 2021, Southwest entered into a $250 million Term Loan that matures March 22, 2022. The proceeds were used to fund the increased cost of natural gas supply during the month of February 2021, caused by extreme weather conditions in the central U.S. (see Deferred Purchased Gas Costs in Note 1 - Background, Organization, and Summary of Significant Accounting Policies). Interest rates for the term loan are calculated at either LIBOR or an “alternate base rate,” plus in each case an applicable margin that is determined based on Southwest’s senior unsecured long-term debt rating. The applicable margin ranges from 0.550% to 1.000% for loans bearing interest with reference to LIBOR and 0.000% for loans bearing interest with reference to an alternate base rate. The agreement contains a financial covenant requiring Southwest to maintain a ratio of funded debt to total capitalization not to exceed 0.70 to 1.00 as of the end of any quarter of any fiscal year. The weighted average interest rate at December 31, 2021 was 0.800%.
In November 2021, the Company entered into a term loan credit agreement (the “Credit Agreement”). The Credit Agreement provided for a $1.6 billion delayed-draw term loan (the “Term Loan Facility”) to fund and pay fees, commissions, and expenses related to the Term Loan Facility and the acquisition by the Company of the equity interests in Questar Pipelines (refer to Note 15 - Business Acquisitions). The Term Loan Facility was funded on December 31, 2021, and matures on December 30, 2022. The interest rate for the Term Loan Facility is based on either “base rate” or LIBOR, plus an applicable margin in either case. The applicable margin for the Term Loan Facility is 0% to 0.50% for base rate loans and 0.75% to 1.50% for LIBOR loans, depending on the applicable pricing level in effect. Each of the interest rate spreads will increase by 0.25% at certain time intervals after the funding date. The commitment fee ranges from 0.060% to 0.175% per calendar quarter commencing January 3, 2022, depending on the applicable pricing level in effect. The pricing levels are based on the Company’s senior debt ratings. The interest rate is subject to customary benchmark replacement provisions. The weighted average interest rate at December 31, 2021 was 1.354%.
The Credit Agreement contains representations and warranties, affirmative, negative, and financial covenants and events of default substantially similar to the Company’s existing credit facility. Subject to certain exceptions, after the funding date, the

Company must make a mandatory prepayment from 100% of the net cash proceeds received by the Company or any of its subsidiaries from any debt offerings or equity issuances and/or 100% of the committed amount under any specified acquisition financings.
At December 31, 2021, Southwest Holdings, Inc. was in compliance with all of its credit facility and 364-day Term Loan covenants. Interest and fees on the credit facility and 364-day Term Loan are subject to adjustment depending on its senior debt ratings. The credit facility and 364-day Term Loan are subject to a leverage ratio cap. Under the most restrictive of the financial covenants, approximately $1 billion in additional debt could be issued while still meeting the leverage ratio requirement. No specific dividend restrictions exist under the collective covenants. The credit facility and 364-day Term Loan do not contain material adverse change clauses.
As indicated above, under Southwest’s $400 million credit facility, $250 million has been designated by management for working capital purposes. Southwest had no short-term borrowings outstanding at December 31, 2021 and $57 million of short-term borrowings outstanding with weighted average interest rate of 1.10%, at December 31, 2020.
The Company’s borrowing of $1.6 billion under the 364-day Term Loan, noted above, to temporarily finance the acquisition of Questar Pipelines created a negative working capital condition of approximately $1.5 billion. At December 31, 2021, total short-term debt was $1.909 billion and current maturities of long-term debt were $297 million. As of March 1, 2022, the Company does not have sufficient liquidity or capital resources to repay this debt at maturity without issuing new debt or equity. Management intends to satisfy these obligations through (i) the issuance of $900 million to $1 billion of equity and equity-linked instruments, (ii) the issuance of approximately $600 million to $700 million of long-term debt to permanently refinance the remaining portion of the 364-day Term Loan, and (iii) the issuance of approximately $600 million of bonds to refinance other current maturities of long-term debt obligations, and for other purposes.
Management believes that its refinancing plan is probable based on the Company’s ability to generate consistent cash flows, its current credit ratings, its relationships with its lenders and its prior history of successfully raising debt and equity necessary to fund its acquisitions and operations. As such, management has concluded that the Company can satisfy its obligations for at least the next twelve months from the issuance date of these financial statements.
The Company’s ability to access the capital markets or to otherwise obtain sufficient financing may be affected by future conditions. If the Company is unable to execute its plan to issue equity or refinance debt obligations, the Company’s credit facility could be terminated and amounts due under its revolver and other borrowing arrangements could be declared immediately due and payable.
LIBOR
Certain rates established at LIBOR are scheduled to be discontinued as a benchmark or reference rate after 2021, while other LIBOR-based rates are scheduled to be discontinued after June 2023. As of December 31, 2021, Southwest had $250 million in outstanding borrowings under its Term Loan and $130 million outstanding under its credit facility. At the same time, the Company had $3.2 billion in aggregate outstanding borrowings under Centuri’s combined facility, the Company’s Term Loan Facility, Southwest’s Term Loan, and credit facilities that have interest rates with reference to LIBOR and maturity dates that extend beyond 2021. The Southwest and Southwest Gas Holdings credit facilities were amended on December 28, 2021 to replace LIBOR interest rate benchmarks with SOFR interest rate benchmarks; however, amounts outstanding at December 31, 2021 under these credit facilities were referenced to LIBOR and subsequently repaid shortly after year end. In order to mitigate the impact on financial condition and results of operations to the Company and Southwest, management will monitor developments and work with lenders to determine the appropriate replacement/alternative reference rate for variable rate debt. At this time the Company and Southwest can provide no assurances as to the impact a LIBOR discontinuance will have on their financial condition or results of operations. Any alternative rate may be less predictable or less attractive than LIBOR.
Note 9 - Share-Based Compensation
At December 31, 2021, the following share-based compensation plans existed at the Company: an omnibus incentive plan and a restricted stock/unit plan. All share grants in 2021, including time-lapse restricted stock units and performance shares, occurred under the omnibus incentive plan. The table below shows total share-based plan compensation expense which was recognized in the Consolidated Statements of Income:

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Share-based compensation plan expense, net of related tax benefits	$5,747	$4,816	$5,154
Share-based compensation plan related tax benefits	1,815	1,521	1,627

Omnibus Incentive Plan
The omnibus incentive plan is used to promote the long-term growth and profitability of the Company, including its subsidiaries, by providing directors, employees, and certain other individuals with incentives to increase stockholder value and otherwise contribute to the success of the Company. In addition, the plan enables the Company to attract, retain, and reward the best available persons for positions of responsibility. The omnibus incentive plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other equity-based and cash awards. Employees, directors, and consultants who provide services to the Company or any subsidiary may be eligible under this plan. For grants under the omnibus incentive plan, directors continue to immediately vest in the shares upon grant but are provided the option to defer receipt of equity compensation until they leave the Board of Directors.
Performance-based incentive opportunities under the omnibus plan were granted to all officers of Southwest in the form of performance shares and are based, depending on the officer, on consolidated earnings per share, utility net income, and utility return on equity, with an adjustment based on relative total shareholder return, in each case, measured over a three-year performance period. Like other restricted stock/unit programs, shares are restricted based on vesting, and in this case, further subject to future performance determinations against relevant benchmarks. Southwest recorded $3.4 million, $2.8 million, and $2.3 million of estimated compensation expense associated with these shares during 2021, 2020, and 2019, respectively.
Restricted Stock/Units
Restricted stock/units under the restricted stock/unit plan were previously granted to attract, motivate, retain, and reward key employees of the Company with an incentive to attain high levels of individual performance and improved financial performance. The legacy plan was also established to attract, motivate, and retain experienced and knowledgeable directors. As noted above, grants of restricted stock during 2021, were granted under the omnibus incentive plan. All remaining shares under the legacy restricted stock/unit plan (in regard to employees) were issued during 2021; remaining unissued legacy program shares relate solely to directors, and such shares were immediately vested at the time of grant, with distribution to occur when service on the Board ends. No new grants are made under the legacy plan, as all future stock-based incentive compensation, including with regard to restricted stock, is granted under programs of the omnibus incentive plan, which for directors, with advance election, issuance may occur upon grant. Conversely, with regard to management, grants under the omnibus plan are of time-lapse character, with graded vesting (and issuance in the form of common stock) occurring, 40% at the end of year one and 30% at the end of years two and three.
The following table summarizes the activity of the restricted stock/units programs as of December 31, 2021:

(Thousands of shares)	Restricted Stock/ Units (1)	Weighted- average grant date fair value
Nonvested/unissued at December 31, 2020	401	$62.23
Granted	188	65.38
Dividends	10
Forfeited or expired	(9)	70.09
Vested and issued (2)	(70)	69.87
Nonvested/unissued at December 31, 2021	520	$61.01
(1)The number of performance shares includes 120,400 granted and 31,400 vested and issued, which was derived by assuming that target performance will be achieved during the relevant performance period.
(2)Includes shares for retiree payouts and those converted for taxes.
The weighted average grant date fair value of all restricted stock/units granted in 2020 and 2019 was $62.23 and $81.75, respectively.
As of December 31, 2021, total compensation cost related to all nonvested omnibus shares not yet recognized is $5.2 million, which is expected to be recognized over a weighted average period of 1.7 years.
Note 10 - Commitments and Contingencies
The Company and Southwest are defendants in miscellaneous legal proceedings. They are also parties to various regulatory proceedings. The ultimate dispositions of these proceedings are not presently determinable; however, it is the opinion of management that no litigation or regulatory proceeding to which the Company and Southwest are currently subject will have a material adverse impact on their financial position, results of operations, or cash flows.
The Company maintains liability insurance that covers both Southwest and Questar Pipelines for various risks associated with the operation of the natural gas pipelines and facilities. In connection with these liability insurance policies, each entity is responsible for an initial deductible or self-insured retention amount per incident, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year August 2021 to July 2022, these liability insurance policies require Southwest or Questar Pipelines, as applicable, to be responsible for the first $1 million (self-insured retention) of each incident plus the first $4 million in aggregate claims above its self-insured retention in the policy year.
Centuri maintains liability insurance for various risks associated with its operations. In connection with these liability insurance policies, Centuri is responsible for an initial deductible or self-insured retention amount per occurrence, after which the insurance carriers would be responsible for amounts up to the policy limits. For the policy year May 2021 to April 2022, Centuri is responsible for the first $750,000 (self-insured retention) per occurrence under these liability insurance policies.
In August 2021, natural gas pipe operated by Southwest was involved in an explosion that injured four individuals and damaged property. The explosion was caused by a leak in the pipe, and is under investigation. One of the individuals and his family have formally filed a legal claim against Southwest and other parties. If Southwest is deemed fully or partially responsible, Southwest estimates its exposure could be as much as $5 million (the maximum noted above). For the year ended December 31, 2021, pursuant to Accounting Standards Codification 450, Contingencies, Southwest recorded a $5 million liability related to this incident reflecting the maximum noted above; an estimate of actual loss greater than this exposure (to be covered by insurance) cannot be estimated as of the date these financial statements are issued.
On November 29, 2021, Icahn Partners LP and Icahn Master Fund LP (collectively, “Icahn”) commenced an action in the Court of Chancery for the State of Delaware. The action is captioned Icahn Partners LP, et al. v. John P. Hester, et al., C.A. No. 2021-1031-KSJM (Del. Ch.). The complaint names the Company and the individual members of the Board as defendants. The complaint seeks to allege breach of fiduciary duty claims and, among other things, seeks declaratory and injunctive relief to (1) limit the scope and manner of certain equity issuances by the Company; (2) allow Icahn to proceed with a Special Meeting proposal at the Company’s 2022 Annual Meeting; and (3) require the Board to approve Icahn’s slate of nominees as “continuing directors” under certain of the Company’s debt instruments. After filing the complaint, Icahn sought a temporary restraining order to prohibit defendants from making certain equity issuances. On December 21, 2021, the Court denied Icahn’s request. On January 19, 2022, the defendants filed a motion to dismiss the claims that were subject to Icahn’s motion for a temporary restraining order. The same day, the defendants filed an answer, denying the remaining claims in Icahn’s complaint. A hearing on the claim regarding a proposal for a Special Meeting is set for March 15, 2022. The Company believes that the claims lack merit and intends to vigorously defend against them.
On November 18, 2021, the City Pension Fund for Firefighters and Police Officers in the City of Miami Beach commenced a putative class action lawsuit in the Court of Chancery for the State of Delaware on behalf of a putative class of persons who purchased the Company’s stock. The action is captioned City Pension Fund for Firefighters and Police Officers in the City of Miami Beach v. Robert L. Boughner, et al., C.A. No. 2021-0990-KSJM (Del. Ch.). The complaint was later amended on November 30, 2021. The amended complaint names the Company and the individual members of the Board as defendants. The complaint seeks to assert breach of fiduciary duty claims, alleging that the Board’s recommendation that stockholders reject Icahn’s tender offer to purchase shares of the Company’s common stock omitted material information about the Company’s financial analysis; and seeks to have the Board approve Icahn’s slate of nominees as “continuing directors” under certain of the Company’s debt instruments. The Company believes that the claims lack merit and intends to vigorously defend against them.
Through an assessment process of commitments and contingencies of any kind, the Company and Southwest may determine that certain costs are likely to be incurred in the future related to specific legal matters. In these circumstances and in accordance with accounting policies, the Company and Southwest will make an accrual, as necessary.
Note 11 - Pension and Other Postretirement Benefits
Southwest Gas Corporation
Employees’ Investment Plan
An Employees’ Investment Plan (“EIP”) is offered to eligible employees of Southwest through deduction of a percentage of base compensation, subject to IRS limitations. The EIP provides for purchases of various mutual fund investments and Company common stock. One-half of amounts deferred by existing employees as of December 31, 2021 are matched, up to a maximum matching contribution of 3.5% of an employee’s annual compensation. Employees hired on or after January 1, 2022, will be eligible for enhanced defined contributions as part of the EIP rather than participating in the defined benefit qualified retirement plan. The change is not applicable to employees hired on or before December 31, 2021. Enhanced EIP benefits for employees hired after 2021 will include employer contributions of 3% plus a matching contribution (dollar-for-dollar) up to 7% of eligible compensation. There are no employer matching contributions for officer deferrals into the EIP. Contributions to the plan by Southwest were $6.1 million, $5.9 million, and $5.7 million for 2021, 2020, and 2019, respectively.
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
Pension and Postretirement Plans
A noncontributory qualified retirement plan with defined benefits covering substantially all Southwest employees hired on or before December 31, 2021 is available, in addition to a separate unfunded supplemental executive retirement plan (“SERP”), which is limited to Southwest’s officers. Postretirement benefits other than pensions (“PBOP”) are provided to qualified retirees for health care, dental, and life insurance benefits. The defined benefit qualified retirement plan, SERP, and PBOP are not available to Southwest employees hired on or after January 1, 2022. As noted above, employees hired on or after that date, are eligible for enhanced contributions to the EIP.
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
The qualified retirement plan invests the majority of its plan assets in common collective trusts, which include a well-diversified portfolio of domestic and international equity securities and fixed income securities, and are managed by a professional investment manager appointed by Southwest. The investment manager has full discretionary authority to direct the investment of plan assets held in trust within the specific guidelines prescribed by Southwest through the plan’s investment policy statement. In 2016, Southwest adopted a liability driven investment (“LDI”) strategy for part of the portfolio, a form of investing designed to better match the movement in pension plan assets with the impact of interest rate changes and inflation assumption changes on the pension plan liability. The implementation of the LDI strategy will be phased in over time by using a glide path. The glide path is designed to increase the allocation of the plan’s assets to fixed income securities, as the funded status of the plan increases, in order to more closely match the duration of the plan assets to that of the plan liability. Pension plan assets are held in a Master Trust. The pension plan funding policy is in compliance with the federal government’s funding requirements.
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
While there continues to persist an historically low interest rate environment, there was a 25 basis point increase in the discount rate between years, as reflected below. The discount rate was a significant contributor to the actuarial losses for the qualified retirement plan, SERP, and PBOP plans in the previous year, when the discount rate, instead, dropped 75 basis points. The methodology utilized to determine the discount rate was consistent with prior years. The weighted-average rate of compensation increased from the prior year by 25 basis points. The asset return assumption (which impacts the following year’s expense) remained consistent with the prior year. The rates are presented in the table below:

	December 31,
	2021	2020
Discount rate	3.00%	2.75%
Weighted-average rate of compensation increase	3.25%	3.00%
Asset return assumption	6.50%	6.50%

Future years’ expense level movements (up or down) will continue to be greatly influenced by long-term interest rates, asset returns, and funding levels.
The following table sets forth the retirement plan, SERP, and PBOP funded statuses and amounts recognized on the Consolidated Balance Sheets and Consolidated Statements of Income.

	Year Ended December 31,
	2021			2020
(Thousands of dollars)	Qualified Retirement Plan	SERP	PBOP	Qualified Retirement Plan	SERP	PBOP
Change in benefit obligations:
Benefit obligation for service rendered to date at beginning of year (PBO/PBO/APBO)	$1,499,239	$53,631	$82,205	$1,329,577	$47,397	$76,111
Service cost	41,159	526	1,691	34,299	389	1,581
Interest cost	40,432	1,431	2,193	45,555	1,604	2,582
Actuarial loss (gain)	8,908	(3,244)	3,438	145,440	7,240	6,547
Benefits paid	(58,541)	(2,814)	(5,301)	(55,632)	(2,999)	(4,616)
Benefit obligation at end of year (PBO/PBO/APBO)	1,531,197	49,530	84,226	1,499,239	53,631	82,205
Change in plan assets:
Market value of plan assets at beginning of year	1,186,433	—	52,286	974,993	—	52,838
Actual return on plan assets	136,151	—	7,717	165,072	—	5,320
Employer contributions	102,000	2,814	—	102,000	2,999	—
Benefits paid	(58,541)	(2,814)	(7,835)	(55,632)	(2,999)	(5,872)
Market value of plan assets at end of year	1,366,043	—	52,168	1,186,433	—	52,286
Funded status at year end	$(165,154)	$(49,530)	$(32,058)	$(312,806)	$(53,631)	$(29,919)
Weighted-average assumptions (benefit obligation):
Discount rate	3.00%	3.00%	3.00%	2.75%	2.75%	2.75%
Weighted-average rate of compensation increase	3.25%	3.25%	N/A	3.00%	3.00%	N/A
Estimated funding for the plans above during calendar year 2022 is approximately $59 million, of which $56 million pertains to the retirement plan. Management monitors plan assets and liabilities and may, at its discretion, increase plan funding levels above the minimum in order to achieve a desired funded status and avoid or minimize potential benefit restrictions. As a result of the impact of the historically low discount rates at December 31, 2020, Southwest made a discretionary supplemental contribution of $50 million in January 2021, which was intended to mitigate the impacts on the funded status and the increase in pension costs in the prior year, through the ability to provide returns on the increased level of plan investments. As a result, total pension funding in 2021 was $102 million.
The accumulated benefit obligation for the retirement plan and the SERP is presented below:

	December 31,
(Thousands of dollars)	2021	2020
Retirement plan	$1,395,773	$1,367,179
SERP	46,885	50,471
Benefits expected to be paid for pension, SERP, and PBOP over the next 10 years are as follows:

(Millions of dollars)	2022	2023	2024	2025	2026	2027-2031
Pension	$62.0	$64.0	$65.0	$67.0	$68.0	$365.0
SERP	3.0	3.0	3.0	3.0	2.9	13.9
PBOP	5.0	5.2	5.2	5.2	5.3	27.3
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

The service cost component of net periodic benefit costs included in the table below is part of an overhead loading process associated with the cost of labor. The overhead process ultimately results in allocation of that portion of overall net periodic benefit costs to the same accounts to which productive labor is charged. As a result, service costs become components of various accounts, primarily Operations and maintenance expense, Net regulated operations plant, and Deferred charges and other assets for both the Company and Southwest. The non-service cost components of net periodic benefit cost are reflected in Other income (deductions) on the Consolidated Statements of Income of each entity, based on accounting guidance for the presentation of such costs.
Components of net periodic benefit cost:

	Qualified Retirement Plan			SERP			PBOP
(Thousands of dollars)	2021	2020	2019	2021	2020	2019	2021	2020	2019
Service cost	$41,159	$34,299	$25,864	$526	$389	$266	$1,691	$1,581	$1,276
Interest cost	40,432	45,555	49,006	1,431	1,604	1,760	2,193	2,582	3,046
Expected return on plan assets	(72,352)	(65,296)	(60,244)	—	—	—	(3,239)	(3,408)	(3,156)
Amortization of prior service cost	—	—	—	—	—	—	959	1,155	1,271
Amortization of net actuarial loss	41,955	36,025	22,356	2,642	1,805	1,020	—	—	—
Net periodic benefit cost	$51,194	$50,583	$36,982	$4,599	$3,798	$3,046	$1,604	$1,910	$2,437
Weighted-average assumptions (net benefit cost)
Discount rate	2.75%	3.50%	4.50%	2.75%	3.50%	4.50%	2.75%	3.50%	4.50%
Expected return on plan assets	6.50%	6.75%	7.00%	N/A	N/A	N/A	6.50%	6.75%	7.00%
Weighted-average rate of compensation increase	3.00%	3.25%	3.25%	3.00%	3.25%	3.25%	N/A	N/A	N/A
Other Changes in Plan Assets and Benefit Obligations Recognized in Net Periodic Benefit Cost and Other Comprehensive Income

	Year Ended December 31,
	2021				2020				2019
(Thousands of dollars)	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP	Total	Qualified Retirement Plan	SERP	PBOP
Net actuarial loss (gain) (a)	$(59,176)	$(54,892)	$(3,245)	$(1,039)	$57,539	$45,665	$7,240	$4,634	$71,087	$66,557	$7,975	$(3,445)
Amortization of prior service cost (b)	(959)	—	—	(959)	(1,155)	—	—	(1,155)	(1,271)	—	—	(1,271)
Amortization of net actuarial loss (b)	(44,597)	(41,955)	(2,642)	—	(37,830)	(36,025)	(1,805)	—	(23,376)	(22,356)	(1,020)	—
Prior service cost	—	—	—	—	—	—	—	—	1,878	—	—	1,878
Regulatory adjustment	88,194	86,196	—	1,998	(7,435)	(3,956)	—	(3,479)	(36,944)	(39,782)	—	2,838
Recognized in other comprehensive (income) loss	(16,538)	(10,651)	(5,887)	—	11,119	5,684	5,435	—	11,374	4,419	6,955	—
Net periodic benefit costs recognized in net income	57,397	51,194	4,599	1,604	56,291	50,583	3,798	1,910	42,465	36,982	3,046	2,437
Total of amount recognized in net periodic benefit cost and other comprehensive (income) loss	$40,859	$40,543	$(1,288)	$1,604	$67,410	$56,267	$9,233	$1,910	$53,839	$41,401	$10,001	$2,437
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

The following table sets forth, by level within the three-level fair value hierarchy, the fair values of the assets of the qualified pension plan and the PBOP as of December 31, 2021 and 2020. The SERP has no assets.

	December 31,
	2021			2020
(Thousands of dollars)	Qualified Retirement Plan	PBOP	Total	Qualified Retirement Plan	PBOP	Total
Assets at fair value:
Level 1 – Quoted prices in active markets for identical financial assets
Mutual funds	$—	$35,194	$35,194	$—	$30,358	$30,358
Total Level 1 Assets (1)	—	35,194	35,194	—	30,358	30,358
Level 2 – Significant other observable inputs
Private commingled equity funds (2)
Global	373,936	4,538	378,474	324,084	5,878	329,962
International	158,461	1,923	160,384	141,290	2,563	143,853
U.S. equity securities	279,062	3,386	282,448	223,374	4,051	227,425
Emerging markets	82,004	995	82,999	76,679	1,391	78,070
Private commingled fixed income funds (3)	463,942	5,630	469,572	412,230	7,476	419,706
Pooled funds and mutual funds	5,979	500	6,479	5,990	565	6,555
Government fixed income and mortgage backed securities	196	2	198	201	4	205
Total Level 2 assets (4)	1,363,580	16,974	1,380,554	1,183,848	21,928	1,205,776
Total Plan assets at fair value	1,363,580	52,168	1,415,748	1,183,848	52,286	1,236,134
Insurance company general account contracts (5)	2,463	—	2,463	2,585	—	2,585
Total Plan assets	$1,366,043	$52,168	$1,418,211	$1,186,433	$52,286	$1,238,719
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
Centuri
Defined Contribution Plans
Centuri offers defined contribution plans under Section 401(k) of the Internal Revenue Code to its eligible employees, regardless of whether they are covered under collective-bargaining agreements. Eligibility requirements vary, as does timing of participation, matching, vesting, and profit-sharing features of the plans. Contributions by Centuri to these plans for the years ended December 31, 2021, 2020, and 2019 were $9 million, $9 million, and $8 million, respectively.
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
Centuri contributed $57.4 million, $44.3 million, and $41.3 million collectively to the plans for the years ended December 31, 2021, 2020, and 2019, respectively. Substantially all of the contributions made by Centuri during these years were to U.S. plans that were not classified as critical, and for which no special surcharges were assessed. Only six plans were classified as critical and required special surcharges; however, the contributions overall related to these plans in all periods were insignificant.

Note 12 - Income Taxes
Southwest Gas Holdings, Inc.:
The following is a summary of income before taxes and noncontrolling interests for domestic and foreign operations:

	Year ended December 31,
(Thousands of dollars)	2021	2020	2019
U.S.	$221,507	$282,489	$261,525
Foreign	25,343	22,249	11,145
Total income before income taxes	$246,850	$304,738	$272,670
Income tax expense (benefit) consists of the following:

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Current:
Federal	$(2,872)	$6,287	$622
State	(11,516)	8,617	(1,510)
Foreign	6,524	4,666	5,013
	(7,864)	19,570	4,125
Deferred:
Federal	39,117	44,547	45,593
State	8,239	414	8,212
Foreign	156	1,222	(1,907)
	47,512	46,183	51,898
Total income tax expense	$39,648	$65,753	$56,023
Deferred income tax expense (benefit) consists of the following significant components:

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Deferred federal and state:
Property-related items	$35,072	$50,504	$60,449
Purchased gas cost adjustments	73,613	(5,726)	3,834
Employee benefits	(1,484)	459	7,680
Regulatory adjustments	(10,101)	(9,885)	(11,962)
Deferred payroll taxes	(6,344)	(9,055)	—
Deferred revenue	6,021	588	822
Net operating loss	(65,509)	3,349	5,658
Alternative minimum tax	—	4,409	441
All other deferred	16,296	11,592	(14,778)
Total deferred federal and state	47,564	46,235	52,144
Deferred ITC, net	(52)	(52)	(246)
Total deferred income tax expense	$47,512	$46,183	$51,898
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

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate (and the sources of these differences and the effect of each) are summarized as follows:

	Year Ended December 31,
	2021	2020	2019
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Net state taxes	1.0	3.0	2.1
Tax credits	(0.5)	(0.5)	(0.3)
Company-owned life insurance	(1.1)	(0.8)	(1.5)
Amortization of excess deferred taxes	(4.3)	(0.8)	(0.9)
All other differences	—	(0.3)	0.1
Consolidated effective income tax rate	16.1%	21.6%	20.5%
Deferred tax assets and liabilities consist of the following:

	December 31,
(Thousands of dollars)	2021	2020
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$116,496	$104,314
Employee benefits	39,181	39,907
Federal net operating losses	94,383	4,118
Deferred payroll taxes	6,344	9,055
Lease-related item	18,462	20,890
Other	15,739	14,350
Valuation allowance	(22)	(22)
	290,583	192,612
Deferred tax liabilities:
Property-related items, including accelerated depreciation	843,559	785,734
Regulatory balancing accounts	77,818	4,205
Debt-related costs	2,277	2,585
Intangibles	97,860	13,511
Lease-related item	17,254	19,789
Other	20,562	13,786
	1,059,330	839,610
Net noncurrent deferred tax liabilities	$768,747	$646,998
Net noncurrent deferred tax liabilities above at December 31, 2021 and 2020 are reflected net of $121,000 and $455,000 of noncurrent deferred tax assets associated with the Company’s Canadian operations, which are shown separately on the Company’s Consolidated Balance Sheets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Thousands of dollars)	2021	2020
Unrecognized tax benefits at beginning of year	$1,928	$1,056
Gross increases – tax positions in prior period	442	641
Gross decreases – tax positions in prior period	—	—
Gross increases – current period tax positions	259	231
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$2,629	$1,928
Southwest Gas Corporation:
The following is a summary of income before taxes:

	Year ended December 31,
(Thousands of dollars)	2021	2020	2019
Total income before income taxes	$216,473	$194,873	$198,144
 Income tax expense (benefit) consists of the following:

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Current:
Federal	$(3,643)	$(4,678)	$4,109
State	(6,556)	(179)	250
	(10,199)	(4,857)	4,359
Deferred:
Federal	36,842	38,561	29,543
State	2,695	2,051	1,071
	39,537	40,612	30,614
Total income tax expense	$29,338	$35,755	$34,973
Deferred income tax expense (benefit) consists of the following significant components:

	Year Ended December 31,
(Thousands of dollars)	2021	2020	2019
Deferred federal and state:
Property-related items	$23,077	$36,029	$34,398
Purchased gas cost adjustments	73,613	(5,726)	3,834
Employee benefits	5,508	11,437	6,493
Regulatory adjustments	(10,101)	(9,885)	(11,962)
Deferred payroll taxes	(892)	(1,810)	—
Alternative minimum tax	—	4,409	441
Net operating loss	(59,119)	—	—
All other deferred	7,503	6,210	(2,344)
Total deferred federal and state	39,589	40,664	30,860
Deferred ITC, net	(52)	(52)	(246)
Total deferred income tax expense	$39,537	$40,612	$30,614

A reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate (and the sources of these differences and the effect of each) are summarized as follows:

	Year Ended December 31,
	2021	2020	2019
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Net state taxes	0.3	1.7	0.7
Tax credits	(0.6)	(0.7)	(0.4)
Company-owned life insurance	(0.9)	(1.0)	(1.9)
Amortization of excess deferred taxes	(4.9)	(1.3)	(1.2)
All other differences	(1.3)	(1.4)	(0.5)
Effective income tax rate	13.6%	18.3%	17.7%
Deferred tax assets and liabilities consist of the following:

	December 31,
(Thousands of dollars)	2021	2020
Deferred tax assets:
Deferred income taxes for future amortization of ITC and excess deferred taxes	$101,133	$104,314
Employee benefits	(4,671)	4,806
Federal net operating losses	59,119	—
Deferred payroll taxes	892	1,810
Other	6,777	7,790
Valuation allowance	(22)	(22)
	163,228	118,698
Deferred tax liabilities:
Property-related items, including accelerated depreciation	703,374	680,294
Regulatory balancing accounts	77,818	4,205
Debt-related costs	2,277	2,585
Other	18,587	12,714
	802,056	699,798
Net deferred tax liabilities	$638,828	$581,100
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
(Thousands of dollars)	2021	2020
Unrecognized tax benefits at beginning of year	$1,793	$1,056
Gross increases – tax positions in prior period	310	506
Gross decreases – tax positions in prior period	—	—
Gross increases – current period tax positions	259	231
Gross decreases – current period tax positions	—	—
Settlements	—	—
Lapse in statute of limitations	—	—
Unrecognized tax benefits at end of year	$2,362	$1,793
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
At December 31, 2021, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $2.6 million for the Company and $2.4 million for Southwest. No significant increases or decreases in unrecognized tax benefits are expected within the next 12 months.
The Company and Southwest recognize interest expense and income and penalties related to income tax matters in income tax expense. There was $21,000 and $523,000 of tax-related interest income for 2021 and 2020, respectively, and none in 2019.
The Company’s regulated operations accounting for income taxes is impacted by the FASB’s Accounting Standards Codification (“ASC”) Topic 980 – Regulated Operations. Reductions in accumulated deferred income tax balances due to the reduction in the corporate income tax rates to 21% under the provisions of the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, may continue to result in a refund of excess deferred taxes to customers, generally through reductions in future rates. The TCJA included provisions that stipulate how these excess deferred taxes may be passed back to customers for certain accelerated tax depreciation benefits. The December 31, 2021 Consolidated Balance Sheets of Southwest and the Company reflect the impact of the TCJA and the remaining unamortized balance of the regulatory liability (including a gross-up), barring further changes to income tax rates. See also Note 5 - Regulatory Assets and Liabilities.
The Company and its subsidiaries file a consolidated federal income tax return in the U.S. and in various states, as well as separate returns in Canada. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or Canadian income tax examinations for years before 2017.
The Company and each of its subsidiaries, including Southwest, participate in a tax sharing agreement to establish the method for allocating tax benefits and losses among members of the consolidated group. The consolidated federal income tax is apportioned among the subsidiaries using a separate return method.
The acquisition of Questar Pipelines by the Company was a taxable transaction for U.S. federal and state income tax purposes. As a result, the Company obtained a step-up in the basis of the assets acquired (as determined for income tax purposes), without succeeding to the holding period, accounting methods, or historical income tax liabilities associated with Questar Pipelines. Accordingly, the deferred income taxes were redetermined on the date of acquisition, December 31, 2021.
At December 31, 2021, the Company has a U.S. federal net operating loss carryforward of $449 million. The Company has no general business credit carryforwards. The Company has a net capital loss carryforward of $97,000, which will begin to expire in 2022. At December 31, 2021, the Company has an income tax net operating loss carryforward related to Canadian operations of $28.5 million, which begins to expire in 2034. As of the same date, the Company has $197.6 million of state net operating loss carryforwards. Depending on the jurisdiction in which the state net operating loss was generated, the carryforwards will begin to expire in 2025.
Management intends to continue to permanently reinvest any future foreign earnings in Canada.
Note 13 - Segment Information
The Company’s operating segments are determined based on the nature of their activities. The natural gas distribution segment is engaged in the business of purchasing, distributing, and transporting natural gas. Revenues are generated from the distribution and transportation of natural gas. The utility infrastructure services segment is primarily engaged in the business of providing gas and electric providers installation, replacement, repair, and maintenance of energy networks. Although the utility infrastructure services operations are geographically dispersed, they are aggregated and reported as a single segment as each reporting unit has similar economic characteristics. Over 99% of the total Company’s long-lived assets are in the U.S.
As a result of the Questar Pipelines acquisition on December 31, 2021, management updated its segment reporting from the historical presentation of two reportable segments to three reportable segments, with Questar Pipelines presented as the pipeline and storage segment. Given that the acquisition occurred on the last day of the year, the Company will begin reporting pipeline and storage segment activity/elements of earnings in 2022, and has reflected the segment assets in the table below. Refer to Note 15 - Business Acquisitions for additional information for the assets acquired as part of the Questar Pipelines acquisition.

The accounting policies of the reported segments are the same as those described within Note 1 - Background, Organization, and Summary of Significant Accounting Policies. Centuri accounts for the services provided to Southwest at contractual prices at contract inception. Accounts receivable for these services, which are not eliminated during consolidation, are presented in the table below:

	December 31,
(Thousands of dollars)	2021	2020
Accounts receivable for Centuri services	$15,166	$13,956
The following table presents the amount of revenues for both the natural gas distribution and utility infrastructure services segments (legacy segments) by geographic area:

	December 31,
(Thousands of dollars)	2021	2020	2019
Revenues (a)
United States	$3,411,018	$3,057,041	$2,893,201
Canada	269,433	241,832	226,716
Total	$3,680,451	$3,298,873	$3,119,917
(a)Revenues are attributed to countries based on the location of customers.
The Company has three reportable segments in 2021: natural gas distribution, utility infrastructure services, and pipeline and storage. Southwest has a single reportable segment that is referred to herein as the natural gas distribution segment of the Company. In order to reconcile to net income as disclosed in the Consolidated Statements of Income, an Other column is included associated with impacts of corporate and administrative activities related to Southwest Gas Holdings, Inc. The financial information pertaining to each segment as of and for the three years ended December 31, 2021, 2020, and 2019 are as follows:

	Year Ended December 31, 2021
(Thousands of dollars)	Natural Gas Distribution	Utility Infrastructure Services	Pipeline and Storage	Other	Total
Revenues from external customers	$1,521,790	$2,056,315	$—	$—	$3,578,105
Intersegment sales	—	102,346	—	—	102,346
Total	$1,521,790	$2,158,661	$—	$—	$3,680,451
Interest income	$5,113	$—	$—	$—	$5,113
Interest expense	$97,560	$20,999	$—	$639	$119,198
Depreciation and amortization	$253,398	$117,643	$—	$—	$371,041
Income tax expense	$29,338	$18,776	$—	$(8,466)	$39,648
Segment net income	$187,135	$40,420	$—	$(26,776)	$200,779
Segment assets	$7,950,263	$2,579,748	$2,187,582	$47,664	$12,765,257
Capital expenditures	$601,983	$113,643	$—	$—	$715,626

	Year Ended December 31, 2020
(Thousands of dollars)	Natural Gas Distribution	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,350,585	$1,813,429	$—	$3,164,014
Intersegment sales	—	134,859	—	134,859
Total	$1,350,585	$1,948,288	$—	$3,298,873
Interest income	$4,015	$—	$—	$4,015
Interest expense	$101,148	$9,269	$1,060	$111,477
Depreciation and amortization	$235,295	$96,732	$—	$332,027
Income tax expense	$35,755	$31,128	$(1,130)	$65,753
Segment net income	$159,118	$74,862	$(1,656)	$232,324
Segment assets	$7,256,636	$1,475,237	$3,980	$8,735,853
Capital expenditures	$692,216	$132,889	$—	$825,105

	Year Ended December 31, 2019
(Thousands of dollars)	Natural Gas Distribution	Utility Infrastructure Services	Other	Total
Revenues from external customers	$1,368,939	$1,592,252	$—	$2,961,191
Intersegment sales	—	158,726	—	158,726
Total	$1,368,939	$1,750,978	$—	$3,119,917
Interest income	$6,356	$—	$—	$6,356
Interest expense	$95,026	$14,086	$114	$109,226
Depreciation and amortization	$215,620	$87,617	$—	$303,237
Income tax expense	$34,973	$21,399	$(349)	$56,023
Segment net income	$163,171	$52,404	$(1,639)	$213,936
Segment assets	$6,798,746	$1,365,194	$6,108	$8,170,048
Capital expenditures	$778,748	$159,400	$—	$938,148
The Corporate and administrative activities for Southwest Gas Holdings, Inc. in 2021 include expenses incurred to acquire Questar Pipelines as well as shareholder activism costs, collectively net of tax impacts.
Note 14 - Redeemable Noncontrolling Interests
In connection with the acquisition of Linetec in November 2018, the previous owner retained a 20% equity interest in Linetec, the reduction of which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2022, the Company, by means of Centuri, has the right, but not the obligation, to purchase at fair value (subject to a floor) a portion of the interest held by the noncontrolling party, and in incremental amounts each year thereafter. The shares subject to the election accumulate (if earlier elections are not made) such that 100% of the interest retained by the noncontrolling party is subject to the election beginning in 2024. If the Company does not exercise its rights at each or any of the specified intervals, the noncontrolling party has the ability, but not the obligation, to exit their investment retained, by requiring Centuri to purchase a similar portion of their interest up to the maximum cumulative amounts specified at each interval discussed above. The outstanding noncontrolling interest is not subject to minimum purchase provisions and, following the eligibility dates for the elections, they do not expire. The redemption price represents the greater of fair value of the ownership interest to be redeemed on the redemption date or a floor amount under the terms of the agreement. The Company has determined that this noncontrolling interest is a redeemable noncontrolling interest and, in accordance with SEC guidance, is classified as mezzanine equity (temporary equity) in the Company’s Consolidated Balance Sheets.
In November 2021, certain members of Riggs Distler management acquired a 1.42% interest in Drum, which is subject to certain rights based on the passage of time or upon the occurrence of certain triggering events. Effective January 2027 and each calendar year thereafter or upon the occurrence of certain trigger events, the Company, through Centuri, has the right, but not the obligation, to purchase all of the interest held by the noncontrolling party at fair value. If the Company does not exercise its rights in accordance with the timeline noted, or upon the occurrence of certain other triggering events, the noncontrolling party has the ability, but not the obligation, to exit their investment retained by requiring Centuri to purchase all of their outstanding interest. The outstanding noncontrolling interest is not subject to minimum purchase provisions and, following the eligibility date for the election, they do not expire. The redemption price represents the fair value of the ownership interest to be redeemed on the redemption date under the terms of the agreement. A portion of the redeemable noncontrolling interest acquired was funded through promissory notes made to noncontrolling interest holders bearing interest at the prime rate plus 2%. The promissory notes are payable by the noncontrolling interest holders upon certain triggering events including, but not limited to, termination of employment or the redemption of any interest under the agreement. The promissory notes are recognized as a reduction to the Company’s stockholders’ equity. Additionally, the Company has determined that this noncontrolling interest is a redeemable noncontrolling interest and, in accordance with SEC guidance, is classified as mezzanine equity (temporary equity) in the Company’s Consolidated Balance Sheets.
Significant changes in the value of the total redeemable noncontrolling interests, above a floor established at the acquisition date, are recognized as they occur, and the carrying value is adjusted as necessary at each reporting date. The fair value is estimated using a market approach that utilizes certain financial metrics from guideline public companies of similar industry and operating characteristics. Based on the fair value model employed, the estimated redemption value of the Linetec redeemable noncontrolling interest increased by approximately $12 million during the year ended December 31, 2021. Adjustment to the redemption value also impacted retained earnings, as reflected in the Company’s Consolidated Statement of Equity, but did not impact net income.
The following depicts changes to the balances of the redeemable noncontrolling interests:

	Linetec	Drum	Total
(Thousands of dollars)
Balance, December 31, 2019	$84,542	$—	$84,542
Net income attributable to redeemable noncontrolling interests	6,661	—	6,661
Redemption value adjustment	74,513	—	74,513
Balance, December 31, 2020	165,716	—	165,716
Redeemable noncontrolling interest acquired	—	12,562	12,562
Net income attributable to redeemable noncontrolling interests	6,416	7	6,423
Redemption value adjustment	12,016	—	12,016
Balance, December 31, 2021	$184,148	$12,569	$196,717
Note 15 - Business Acquisitions
On August 27, 2021, the Company, through its subsidiary, led principally by Centuri, completed the acquisition of a privately held regional infrastructure services business (and all of its equity interests), Drum and its primary subsidiary, Riggs Distler, for $822.2 million in cash consideration, net of $1.9 million cash acquired, and also assumed a long-term financing lease obligation. In November 2021, certain members of Riggs Distler management acquired a 1.42% interest in Drum, as discussed in Note 14 - Redeemable Noncontrolling Interests above. Drum is now a majority owned subsidiary of the company.
The acquisition extended the utility infrastructure services operations in the northeastern region of the U.S. and provides additional opportunities for expansion of the amount of work Centuri performs for electric and gas utilities. Funding for the acquisition was provided by proceeds from Centuri’s new term loan facility, as described in Note 8 - Debt.
Assets acquired and liabilities assumed in the transaction were recorded at their acquisition date fair values. Transaction costs associated with the acquisition were expensed as incurred. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represented management’s best estimate based on available data (including market data, data regarding customers of the acquired businesses, terms of acquisition-related agreements, analysis of historical and projected results, and other types of data). The analysis included consideration of types of intangibles that were acquired, including customer relationships, trade name, and backlog. The gross contractual receivable is $81 million, exclusive of $12 million representing specific customer accounts that were deemed uncollectible; the accounts receivable were further reduced by measurement period adjustments of $8.6 million. The customer relationships and trade name were valued utilizing a discounted cash flow method. Determining the fair values of these intangible assets is judgmental in nature and requires the use of significant estimates and assumptions, including the attrition rate and discount rate for the customer relationships intangible asset and the royalty rate and discount rate for the trade name intangible asset. Certain payments were estimated as of the acquisition date and were adjusted when amounts were finalized. Further adjustments may still occur. During the fourth quarter of 2021, Centuri recorded a reduction to the purchase price of $6.3 million related to working capital adjustments calculated 60 days post-acquisition, and recorded measurement period adjustments primarily related to valuation of intangible assets, deferred tax liability estimates, and other refinements, as reflected in the table below. Due to the estimations made, the final purchase accounting has not yet been completed, and further refinements may occur, including potential changes to income taxes.

The preliminary estimated fair values of assets acquired and liabilities assumed as of August 27, 2021, are as follows:

(Millions of dollars)	Acquisition Date	Measurement Period Adjustments	Revised Acquisition Date
Cash and cash equivalents	$1.9	$—	$1.9
Accounts receivable	69.1	(8.6)	60.5
Contract assets	40.1	7.4	47.5
Income taxes receivable, net	0.7	—	0.7
Right of use assets under operating leases	1.5	—	1.5
Prepaid expenses	5.2	—	5.2
Property and equipment	118.1	1.2	119.3
Intangible assets	335.0	(31.5)	303.5
Goodwill	446.8	2.7	449.5
Total assets acquired	1,018.4	(28.8)	989.6

Trade and other payables	46.2	—	46.2
Finance lease obligations	27.5	1.2	28.7
Contract liabilities	12.7	—	12.7
Operating lease obligations	1.5	—	1.5
Other liabilities	5.3	(0.3)	5.0
Deferred tax liabilities	94.8	(23.4)	71.4
Total liabilities assumed and noncontrolling interest	188.0	(22.5)	165.5
Net assets acquired	$830.4	$(6.3)	$824.1
The amounts allocated to major classes of intangibles are as follows:

(Thousands of dollars)	Estimated Fair Value	Estimated Weighted Average Useful Life in Years
Backlog	$4,500	1
Trade name	60,000	15
Customer relationships	239,000	19
	$303,500
The Company incurred and expensed acquisition costs of $14 million for the period ended December 31, 2021, which were included in Utility infrastructure services expenses on the Company’s Consolidated Statement of Income.
Goodwill consists of the value associated with the assembled workforce, consolidation of operations, and the estimated economic value attributable to future opportunities related to the transaction. As the business of Drum was deemed a stock purchase for tax purposes, only pre-acquisition goodwill of $76 million that was historically tax-deductible by Riggs Distler will continue to be deductible for tax purposes by the Company. The intangible assets other than goodwill are included in Other property and investments in the Company’s Consolidated Balance Sheets.
The unaudited pro forma financial information for the Riggs Distler acquisition is combined in a table below with the unaudited pro forma financial information related to the Questar Pipelines acquisition by Southwest Gas Holdings, Inc.
Actual results from operations for Riggs Distler, excluding transaction costs and interest expense on acquisition related debt incurred by Centuri, included in the Consolidated Statements of Income since the date of acquisition are as follows:

(Thousands of dollars)	December 31, 2021
Utility infrastructure services revenues	$163,830
Net income attributable to Southwest Gas Holdings, Inc.	$1,374

On December 31, 2021 Southwest Gas Holdings, Inc. completed the acquisition of Dominion Energy Questar Pipeline, LLC and related entities (“Questar Pipelines”), which resulted in Questar Pipelines becoming a wholly owned subsidiary of the Company. The total consideration of $1.576 billion consisted of a cash payment of $1.545 billion, transaction costs paid on behalf of the seller of $4.7 million, and preliminary post-closing adjustments of $25.9 million.
The acquisition further diversifies the Company’s business with an expansion of regulated interstate natural gas pipelines and underground storage services under FERC jurisdiction. The entities acquired expands the Company’s operations into the Rocky Mountain region including Utah, Wyoming, and western Colorado. The Company financed the purchase price of this acquisition with a $1.6 billion draw on December 31, 2021 under a 364-day delayed-draw term loan entered into in November 2021. See Note 8 - Debt for additional information.
The Company is currently performing a detailed valuation analysis of the assets and liabilities of the acquired entities. The assets acquired and liabilities assumed were measured at estimated fair value at the closing date. The Company’s allocation of the purchase price was based on an evaluation of the appropriate fair values and represents management’s best estimate based on available data. Transaction costs associated with the acquisition were expensed as incurred. The majority of the operations acquired are subject to FERC rate-regulation and therefore are accounted for pursuant to ASC 980, Regulated Operations. The fair values of Questar Pipelines’ assets and liabilities, subject to rate making and cost recovery provisions, provide revenues derived from costs of service, including a return on investment of assets and liabilities included in rate base. Accordingly, the carrying values of such assets and liabilities were deemed to approximate their fair values. The fair value of the Questar Pipelines assets and liabilities assumed that are not subject to the rate-regulation provisions discussed above include a 50% equity method investment, non-regulated property, plant and equipment, and long-term debt assumed; related fair values were determined using a market approach, income approach, or cost approach, as appropriate. The final purchase accounting has not yet been completed. Further refinement is expected to occur, including finalization of the post-closing payment amount and income taxes.
The preliminary estimated fair values of assets acquired and liabilities assumed as of December 31, 2021, are as follows (in millions of dollars):

Gas plant, net	$1,047.4
Other property and investments	51.3
Cash and cash equivalents	17.6
Accounts receivable, net of allowances	26.6
Prepaid and other current assets	27.4
Deferred charges and other assets	31.1
Goodwill	986.2
Deferred income taxes	15.4
Total assets acquired	2,203.0

Long-term debt	449.7
Accounts payable	7.0
Deferred purchased gas costs	5.7
Customer deposits	3.2
Accrued general taxes	0.4
Accrued interest	4.7
Other current liabilities	14.5
Accumulated removal costs	56.6
Other deferred credits	85.6
Total liabilities assumed	627.4
Net assets acquired	$1,575.6

The Company incurred acquisition costs of $18.5 million for the period ended December 31, 2021, which were included in Operations and maintenance expense on the Company’s Consolidated Statement of Income.
The excess of the purchase price over the estimated fair values of the identifiable assets acquired and liabilities assumed was recognized as goodwill at the closing date. The goodwill reflects the value associated with enhancing the Company’s regulated operations portfolio, the economic value attributable to future opportunities including opportunities through diversification and increased scale in customer growth, and strong regional demand for both natural and renewable natural gas in a stable regulatory environment. As the Questar Pipelines acquisition was treated as an asset acquisition for tax purposes, the $935.1 million tax-basis goodwill is expected to be deductible for tax purposes by the Company. Deferred taxes have been recorded for the difference between book and tax basis of goodwill.
The following unaudited pro forma financial information reflects the consolidated results of operations of the Company assuming the Riggs Distler and Questar Pipelines acquisitions had taken place on January 1, 2020. The most significant pro forma adjustments relate to: (i) reflecting approximately $48.7 million in transaction costs in the year ended December 31, 2020, and excluding such costs from the year ended December 31, 2021, and (ii) reflecting incremental interest expense of $48.4 million in 2021, and approximately $52.1 million in the comparable 2020 period. The pro forma financial information has been prepared for comparative purposes only, and is not intended to be indicative of what the Company’s results would have been had the acquisition occurred at the beginning of the periods presented or of the results which may occur in the future, for a number of reasons. The reasons include, but are not limited to, differences between the assumptions used to prepare the pro forma information, potential cost savings from operating efficiencies, nor the impact of incremental costs incurred in integrating the businesses. This information is preliminary in nature and subject to change based upon final purchase accounting adjustments.
Amounts below are in millions of dollars, except per share amounts.

	Unaudited
	Year Ended December 31,
	2021	2020
Total operating revenues	$4,236	$3,980
Net income attributable to Southwest Gas Holdings, Inc.	$278	$276
Basic earnings per share	$4.70	$4.93
Diluted earnings per share	$4.69	$4.93
No actual results from operations for Questar Pipelines are included in the Consolidated Statements of Income since the acquisition occurred on December 31, 2021.

MANAGEMENT’S REPORTS ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Southwest Gas Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined by Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. See Item 9A Controls and Procedures of the 2021 Form 10-K for a discussion regarding the scope of management’s assessment due to the recent acquisition of Drum Parent LLC, formerly Drum Parent, Inc., including its primary subsidiary, Riggs Distler & Company, Inc. (“Riggs”), as well as Dominion Energy Questar Pipeline, LLC and related entities (“Questar Pipelines”), each of which is excluded from management’s report on internal control over financial reporting. Existing assets of the Riggs and Questar Pipelines businesses, respectively, represent 2% and 9% of consolidated total assets and 4% and 0% of consolidated revenues for the year ended December 31, 2021, and are not significant to the Company’s consolidated financial statements. Under the supervision and with the participation of Southwest Gas Holdings, Inc. management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that internal control over financial reporting was effective as of December 31, 2021. The effectiveness of internal control over financial reporting as of December 31, 2021 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report which is included herein.
Management of Southwest Gas Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Under the supervision and with the participation of Southwest Gas Corporation management, including the principal executive officer and principal financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon management’s evaluation under such framework, management concluded that Southwest Gas Corporation’s internal control over financial reporting was effective as of December 31, 2021. This annual report does not include a report of Southwest Gas Corporation’s registered public accounting firm regarding internal control over financial reporting pursuant to rules of the Securities and Exchange Commission that permit Southwest Gas Corporation to provide only this management’s report in this annual report.
March 1, 2022

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Southwest Gas Holdings, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Southwest Gas Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.
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
As described in Management’s Reports on Internal Control over Financial Reporting, management has excluded Riggs Distler and Questar Pipelines from its assessment of internal control over financial reporting as of December 31, 2021, because they were acquired by the Company in purchase business combinations during 2021. We have also excluded Riggs Distler and Questar Pipelines from our audit of internal control over financial reporting. Riggs Distler and Questar Pipelines are wholly owned subsidiaries whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent approximately 2% and 9% of total assets, respectively and approximately 4% and no revenues of total revenues, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2021.
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
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Acquisition of Drum Parent, Inc. - Fair Value of Customer Relationships and Trade Name Intangible Assets
As described in Note 15 to the consolidated financial statements, Southwest Gas Holdings, Inc., through its subsidiary Centuri Group, Inc., completed the acquisition of Drum Parent, Inc. (Drum) on August 27, 2021 for $822.2 million in cash consideration, net of $1.9 million cash acquired, and also assumed a long-term financing lease obligation. This acquisition resulted in the recognition of $239 million of customer relationships intangible assets and $60 million of a trade name intangible asset. Assets acquired and liabilities assumed in the transaction were recorded at their acquisition date fair values. The customer relationships and trade name were valued utilizing a discounted cash flow method. Determining the fair values of these intangible assets is judgmental in nature and requires the use of significant estimates and assumptions, including the attrition rate and discount rate for the customer relationships intangible asset and the royalty rate and discount rate for the trade name intangible asset.
The principal considerations for our determination that performing procedures relating to the fair value of the customer relationships and trade name intangible assets acquired in the Drum acquisition is a critical audit matter are (i) the significant judgment by management when determining the fair value of the Drum customer relationships and trade name intangible assets acquired; (ii) the significant auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to management’s significant assumptions related to the attrition rate and discount rate for the customer relationships intangible asset and the royalty rate and discount rate for the trade name intangible asset (hereinafter collectively referred to as the ‘attrition rate, discount rates, and royalty rate’); and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s determination of the fair value of the customer relationships and trade name intangible assets acquired, as well as controls over the development of the significant assumptions, including the attrition rate, discount rates and royalty rate. These procedures also included, among others (i) reading the purchase agreement; (ii) testing management’s process for determining the fair values of the customer relationships and trade name intangible assets acquired; (iii) evaluating the appropriateness of the discounted cash flow methods; (iv) testing the completeness and accuracy of the underlying data used by management in the discounted cash flow methods; and (v) evaluating the reasonableness of significant assumptions used by management related to the attrition rate, discount rates and royalty rate. Professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the discounted cash flow methods and the reasonableness of the attrition rate, discount rates, and royalty rate significant assumptions.
Regulatory Assets and Liabilities
As described in Note 5 to the consolidated financial statements, the Company’s net regulatory liabilities were $212 million as of December 31, 2021. The Company is subject to the regulation of the Arizona Corporation Commission, the Public Utilities Commission of Nevada, the California Public Utilities Commission and the Federal Energy Regulatory Commission. Accounting treatment for rate-regulated entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. As disclosed by management, they review the regulatory assets to assess their recoverability. If rate recovery is no longer probable, due to competition or the actions of regulators, management is required to write-off the related regulatory asset. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process.
The principal considerations for our determination that performing procedures relating to regulatory assets and liabilities is a critical audit matter are (i) the significant judgment by management in the ongoing evaluation of regulatory assets and liabilities and in applying guidance contained in regulatory proceedings and other relevant evidence, including the timing of recognition of regulatory assets and liabilities; and (ii) the significant auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to management’s judgments about the probability of recovery of regulatory assets and refund of regulatory liabilities.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s assessment of regulatory proceedings, including the probability of recovery of regulatory assets, refund of regulatory liabilities, and disclosure impacts. These procedures also included, among others (i) obtaining the Company’s correspondence with regulators; (ii) evaluating the reasonableness of management’s assessment regarding the probability of recovery of regulatory assets and refund of regulatory liabilities based on the status of regulatory proceedings; and (iii) evaluating the related accounting and disclosure implications.
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 1, 2022
We have served as the Company’s or its predecessor’s auditor since 2002.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder of Southwest Gas Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Southwest Gas Corporation and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income, of comprehensive income, of equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
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
Critical Audit Matter
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
Regulatory Assets and Liabilities
As described in Note 5 to the consolidated financial statements, the Company’s net regulatory liabilities were $96 million as of December 31, 2021. The Company is subject to the regulation of the Arizona Corporation Commission, the Public Utilities Commission of Nevada, the California Public Utilities Commission and the Federal Energy Regulatory Commission. Accounting treatment for rate-regulated entities allows for deferral as regulatory assets, costs that otherwise would be expensed, if it is probable that future recovery from customers will occur. As disclosed by management, they review the regulatory assets to assess their recoverability. If rate recovery is no longer probable, due to competition or the actions of regulators, management is required to write-off the related regulatory asset. Regulatory liabilities are recorded if it is probable that revenues will be reduced for amounts that will be refunded to customers through the ratemaking process.
The principal considerations for our determination that performing procedures relating to regulatory assets and liabilities is a critical audit matter are (i) the significant judgment by management in the ongoing evaluation of regulatory assets and liabilities and in applying guidance contained in regulatory proceedings and other relevant evidence, including the timing of recognition of regulatory assets and liabilities; and (ii) the significant auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence relating to management’s judgments about the probability of recovery of regulatory assets and refund of regulatory liabilities.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s assessment of regulatory proceedings, including the probability of recovery of regulatory assets, refund of regulatory liabilities, and disclosure impacts. These procedures also included, among others (i) obtaining the Company’s correspondence with regulators; (ii) evaluating the reasonableness of management’s assessment regarding the probability of recovery of regulatory assets and refund of regulatory liabilities based on the status of regulatory proceedings; and (iii) evaluating the related accounting and disclosure implications.
/s/PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 1, 2022
We have served as the Company’s auditor since 2002.

